AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2002

                                                      Registration No. 333-96595
________________________________________________________________________________

                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
                       ________________________

                           AMENDMENT NO. 2

                                  TO
                               FORM S-4
                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933
                       ________________________
                          MONY HOLDINGS, LLC
        (Exact name of registrant as specified in its charter)

             DELAWARE                     5912                       13-3976138
(State of or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)

                            1740 Broadway
                      New York, New York  10019
                            (212) 708-2000
         (Address, including zip code, and telephone number,
  including area code, of registrant's principal executive offices)
                       ________________________

                           Richard Daddario
                          MONY Holdings, LLC
                            1740 Broadway
                       New York, New York 10019
                            (212) 708-2000

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ________________________

                              Copies to:
                      Jonathan L. Freedman, Esq.
                        Jeff S. Liebmann, Esq.
                         Dewey Ballantine LLP
                     1301 Avenue of the Americas
                       New York, New York 10019
                            (212) 259-8000

                       ________________________

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
________________________________________________________________________________

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following [_]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.[_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.[_]

                            ________________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
________________________________________________________________________________

Preliminary Prospectus          Subject to Completion          November 8, 2002
________________________________________________________________________________


                                  $300,000,000

                               MONY HOLDINGS, LLC

Offer to exchange Series B Floating Rate Insured Notes due January 21, 2017 which have been registered under the Securities Act of 1933 for outstanding unregistered Series A Floating Rate Insured Notes due January 21, 2017

                            ________________________

..(The exchange offer expires 12:00 midnight, New York City time, on          ,
2002, unless we extend the exchange offer.

..(We will exchange your properly submitted unregistered, insured Series A
 Floating Rate Insured Notes due January 21, 2017 (which we refer to as the old notes) for an equal principal amount of newly-issued, registered, insured Series B Floating Rate Insured Notes due January 21, 2017 (which we refer to as the exchange notes) with substantially identical terms.

..(The exchange notes are registered under the Securities Act of 1933 and, as a result, will generally not be subject to the transfer restrictions applicable to the old notes.

..(You may withdraw your old notes at any time before expiration of the exchange offer.

 (The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

..(We will not receive any proceeds from the exchange offer.

..(You may submit old notes for exchange notes only in denominations of $100,000 and integral multiples of $1,000 above that amount.

..(Affiliates of our company may not participate in the exchange offer.

..(As a result of our holding company structure, the exchange notes will be effectively subordinated to all creditors of MONY Life Insurance Company and its subsidiaries, including claims of their respective policyholders, but will at all times be senior, secured indebtedness of ours. The aggregate amount of liabilities to which the exchange notes are subordinate as of June 30, 2002 is $10,998.7 million, consisting of indebtedness of $386.0 million and liabilities to policyholders of $10,612.7 million. The indebtedness represents surplus notes issued by MONY Life to the MONY Group on March 8, 2000, as well as loans made by MONY Group to MONY Life and its wholly owned subsidiary MONY Life Insurance Company of America during the quarter ended June 30, 2002.

Please refer to "Risk Factors" beginning on page 17 of this document for certain important information


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            ________________________

                          Prospectus dated     , 2002.


The information in this preliminary prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to exchange these securities and is not soliciting offers to exchange these securities in any state where the exchange is not permitted.

                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                            ------------------------

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and you should read it in conjunction with the detailed information appearing elsewhere in this prospectus, including the appendices. That detailed information qualifies this summary in its entirety. Unless the context otherwise requires, as used in this prospectus, (i) "MONY Holdings," "we," "our" and "us" refers to MONY Holdings, LLC, a Delaware limited liability company, (ii) "MONY Life" refers to MONY Life Insurance Company, a New York stock life insurance company, and (iii) "MONY Group" refers to The MONY Group Inc., a Delaware stock corporation, the ultimate parent holding company of MONY Holdings and MONY Life. In addition, with respect to references to the consolidated financial information presented herein in accordance with Generally Accepted Accounting Principles, unless the context otherwise requires, "MONY Holdings", "we", "our", and "us" refers to MONY Holdings, LLC or MONY Life as the predecessor company of MONY Holdings. Industry data used throughout this prospectus were obtained from industry publications.

                                 MONY HOLDINGS

         The issuer of the exchange notes will be MONY Holdings, a Delaware limited liability company formed on February 27, 2002 for the purpose of issuing the old notes. We own all of the outstanding common stock of MONY Life. MONY Life, directly and through its subsidiaries, provides life insurance and annuities to individual and institutional clients. Its products are distributed through multiple distribution channels, including its career agency sales force. At December 31, 2001, MONY Life had statutory capital and surplus of $917.4 million. Our address is 1740 Broadway, New York, New York 10019 and our telephone number is (212) 708-2000.

         The exchange notes are limited recourse obligations of ours. Recourse with respect to our obligations under the exchange notes is limited, first to the collateral described below under "Description of the Notes--Security Interest" and, second, to us as senior unsecured debtor, but only to the extent of the fair market value of the Closed Block Business described below under the headings "Summary of the Terms of the Exchange Notes" and "Description of the Notes". Holders of the exchange notes will have no claim on the Closed Block assets, cash flows or assets from MONY Life's Ongoing Businesses described below under the headings "Summary of the Terms of the Exchange Notes" and "Description of the Notes". Neither MONY Group nor MONY Life nor any other affiliate of ours is an obligor or guarantor on the exchange notes.

         On April 2, 2002, Moody's announced that it had downgraded the rating of MONY Group's senior unsecured debt and its bank facility from "Baa1" to "Baa2". At the same time, it confirmed the financial strength rating of MONY Life and MONY Life Insurance Company of America of "A2". Moody's ratings for insurer financial strength range from "Aaa" to "C". The MONY Life and the MONY Life Insurance Company of America financial strength rating of "A2" is the 3rd highest level of Moody's 9 rating levels. Moody's ratings for debt range from "Aaa" to "C." MONY Group's rating of "Baa2" discussed above is the 4th highest level of Moody's 9 rating levels.

         On September 6, 2002, Moody's announced that it revised its outlook on MONY Group, MONY Life and MONY Life Insurance Company of America to "Negative" from "Stable".

         On November 9, 2001, Fitch Ratings placed the "AA"- insurer financial strength ratings of MONY Life and MONY Life Insurance Company of America on "Negative Outlook".

         On April 30, 2002, Fitch Ratings announced that it had downgraded the senior debt rating and long-term issuer rating of MONY Group from "A-" to "BBB+", but that no action was taken, or is contemplated, with respect to the "AA-" insurer financial strength ratings of MONY Life and MONY Life Insurance Company of America, which, as described above, are on Negative Outlook. MONY Group's rating of "BBB+" is the 4th highest of Fitch's 8 rating categories.

         On September 19, 2002 Fitch Ratings downgraded the financial strength ratings of MONY Life and MONY Life Insurance Company of America from "AA-" to "A+". The "A" rating is the 3rd highest of 12 rating levels and is regarded as strong.

         On July 30, 2002, Standard & Poor's revised its outlook on MONY Life's "AA-"insurer financial strength rating to "Negative" from "Stable".

         On October 16, 2002, Standard & Poor's lowered its counterparty credit and senior debt ratings of MONY Group to "BBB+" from "A-", and affirmed its "A-2" commercial paper rating. The "BBB+" rating is the 4th highest level of 12 rating levels. At the same time, Standard and Poor's lowered its counterparty credit and financial strength ratings of MONY Life and its subsidiary MONY Life Insurance Company of America, to "A+" from "AA-". MONY Life's "A+" rating discussed above is the 3rd highest of the 10 rating levels assigned by Standard & Poor's.

         We cannot assure you that rating agencies will maintain MONY Group's or MONY Life's or any of their respective subsidiaries' ratings at their current levels.

                               THE EXCHANGE OFFER

         On April 30, 2002, we issued $300,000,000 aggregate principal amount of our Series A Floating Rate Insured Notes due January 21, 2017 in a private offering. We originally sold the old notes in the private offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended to the following qualified institutional buyers: Goldman, Sachs & Co., Credit Suisse First Boston, Advest, Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and Fleet Securities Inc. The initial purchasers of the old notes then resold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Ambac Assurance Corporation insures, by a financial guaranty insurance policy, the timely payment of scheduled principal and interest on those old notes.

         The proceeds from the issuance of the $300 million aggregate principal amount of the old notes were used as follows: (1) $60 million of the gross proceeds was deposited into the Debt Service Coverage Account--Subaccount Ongoing Businesses described below under the headings "Summary of the Terms of the Exchange Notes" and "Description of the Notes", (2) $7.7 million was used to pay transaction expenses, and (3) $232.3 million was used to pay a one-time dividend to MONY Group to be used for general corporate purposes.

         We and MONY Life entered into an exchange and registration rights agreement in connection with the private offering in which we agreed, among other things, to make an offer to exchange notes that have been registered under the Securities Act for your unregistered old notes. The exchange notes are otherwise substantially identical to the old notes. You should read the discussion under the headings "Summary of Terms of the Exchange Notes" and "Description of the Notes" for further information regarding the exchange notes.

         You will be able to freely resell exchange notes issued in the exchange offer, subject to limited conditions and exceptions. In particular, broker-dealers participating in the exchange offer will be required to deliver a prospectus in connection with resales by them of exchange notes received in exchange for old notes acquired as a result of market-making or other trading activities. Following the exchange offer, any old notes that are not exchanged in the exchange offer will continue to be subject to the existing restrictions on transfer on the old notes. You should read the discussions under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and the resale of old notes.

                                                   SUMMARY OF THE EXCHANGE OFFER
Issuer...........................      MONY Holdings, LLC
The Exchange Offer...............      We previously issued $300 million aggregate principal amount of our Series A
                                       Floating Rate Insured Notes due January 21, 2017 in a private offering.
                                       These securities were not registered under the Securities Act.  At the time we issued the old notes, we entered into an exchange and registration rights agreement in which we agreed to offer to exchange your unregistered old notes for exchange notes which have been registered under the Securities Act.  This exchange offer is intended to satisfy that obligation.
Required Representations.........      In order to participate in this exchange offer, you will be required to make representations to us in a letter of transmittal, including representations that:
                                          . the person acquiring the exchange notes is acquiring them in the ordinary course of its business;
                                          . neither you nor any other person acquiring exchange notes on your behalf is participating in a distribution of the exchange notes; and
                                          . neither you nor any other person
                                            acquiring exchange notes on your
                                            behalf is an affiliate of our
                                            company.
Resale of Exchange Notes.........      The notes issued in the exchange offer may be freely traded by you, provided that:
                                          . you are acquiring the exchange notes in the ordinary course of your business;
                                          . you are not participating in a distribution of the exchange notes;
                                            and
                                          . you are not an "affiliate" of our company.
                                       Each broker-dealer receiving notes in the exchange offer for its own account in exchange for old notes which were acquired by it as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of those exchange notes. We have agreed to keep the registration statement relating to this prospectus effective until the earlier of 180 days after the exchange offer has been completed or such time that the broker-dealers no longer own any unregistered notes.
Expiration Date..................      The exchange offer is scheduled to expire at 12:00 midnight, New York City time, on, 2002.  If we extend the exchange offer, the expiration date will be the latest date and time to which we extend the exchange offer.
Conditions to the Exchange             The exchange offer is subject to customary conditions. These conditions may be
 Offer...........................      waived by us in our discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being submitted for exchange.

Procedures for Tendering Old           To submit your old notes for exchange, you must send to Bank One Trust
   Notes.........................      Company, N.A., the exchange agent, on or before the expiration date, either:

                                          . a completed letter of transmittal, together with your old notes and any other required documentation; or

                                          . a transmittal through The Depository Trust Company's Automated Tender Offer
                                            Program system under which you agree to be bound by the terms of the letter of transmittal.

                                       If you wish to participate in the exchange offer and cannot comply with either of these procedures on a timely basis, then you can comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will be making the representations to us described under "The Exchange
                                       Offer-Procedures for Tendering."

Special Procedures for Beneficial      If you are a beneficial owner whose old notes are registered in the name of a
   Owners........................      broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

                                       The transfer of registered ownership may take considerable time. You may not be able to complete this transfer before the expiration date.

Guaranteed Delivery Procedures...      If you wish to tender your old notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you can participate in the exchange offer by following the guaranteed delivery procedures described under "The Exchange
                                       Offer--Guaranteed Delivery Procedures."

Acceptance of Old Notes and            Subject to the conditions described under "The Exchange Offer--Conditions to
   Delivery of Exchange Notes....      the Exchange Offer", we will accept for exchange all old notes which are properly submitted in the exchange offer and not withdrawn, prior to 12:00 midnight, New
                                       York City time, on the expiration date.

Withdrawal Rights................      You may withdraw the tender of your old notes at any time prior to 12:00 midnight, New York City time, on the expiration date, by complying with the procedures for withdrawal described under the heading "The Exchange
                                       Offer--Withdrawal of Tenders."

Federal Income Tax Considerations      Your exchange of old notes for exchange notes in the exchange offer will not result in any income, gain or loss to you for United States federal income tax purposes. See "Taxation--Material United States Federal Tax Considerations."

Exchange Agent...................      Bank One Trust Company, N.A., the trustee under the indenture governing the old notes, is the exchange agent for the exchange offer.  The address, telephone number and facsimile number of the exchange agent are listed under the heading "The Exchange Offer--Exchange Agent."

Consequences of Failure to             If you do not exchange your old notes in the exchange offer, your notes will
   Exchange Old Notes............      continue to be subject to the restrictions on transfer relating to the old notes. In general, the unregistered old notes may not be offered or sold, unless they are registered under the Securities Act or are offered and sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register the old notes under the
                                       Securities Act on behalf of any holder of old notes that is eligible to participate in the exchange offer. We expect that the trading market for the old notes will be significantly less liquid than the trading market for the new notes.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

         The exchange notes will be substantially identical to the outstanding old notes, except that (i) the exchange notes will be registered under the Securities Act and, therefore, generally will not be subject to transfer restrictions and (ii) holders of the exchange notes will not be entitled to any of the registration rights of the holders of old notes under the exchange and registration rights agreement. The exchange notes will evidence the same debt as the outstanding old notes which they replace, and both the outstanding old notes and the exchange notes will be governed by the same indenture. We sometimes refer to the old notes and the exchange notes collectively in this prospectus as the notes. The following is a brief summary of the principal terms of the exchange notes. Some of the terms and conditions described are subject to important limitations and exceptions. For a more complete description of the terms and conditions of the exchange notes, you should see the section of this prospectus entitled "Description of the Notes."

Securities Offered ..............      We are offering $300,000,000 aggregate principal amount of our Series B
                                       Floating Rate Insured Notes due January 21, 2017.

Maturity Dates ..................      The exchange notes will mature on January 21, 2017.  Annual scheduled amortization payments will begin on January 21, 2008.

Interest Rates ..................      The exchange notes will accrue interest at an annual rate equal to three-month London InterBank Offered Rate plus 0.55%.

Interest Payment Dates ..........      Interest on the exchange notes will accrue from ________.  Interest on the exchange notes will be payable quarterly in arrears on each January 21, April
                                       21, July 21 and October 21.  If any scheduled payment date is not a Business
                                       Day or a London Business Day (each as described below), the interest period that would otherwise end on that date will instead end on the following
                                       Business Day (which is also a London Business Day).  However, if the following Business Day falls in a new calendar month, then the interest period will end on the Business Day (which is also a London Business Day)
                                       preceding that scheduled payment date.  In any case, the final interest period for the exchange notes will end on the scheduled maturity date, regardless of whether that date is a Business Day or a London Business Day.

Ranking .........................      The exchange notes will at all times be senior, secured indebtedness of MONY
                                       Holdings.  Your recourse will be limited to the collateral as described below under "--Security Interest", except in the limited circumstances described below for Deficiency Claims.

Minimum Denomination ............      $100,000, and integral multiples of $1,000 above that amount.

Closed Block ....................      Prior to its demutualization in 1998, MONY Life issued participating individual life insurance policies. Under these participating individual life insurance policies, policyholders are eligible to receive policyholder dividends as declared by the board of directors of MONY Life. Under the New York
                                       Demutualization statute, a plan of reorganization of a mutual insurer must provide for the reasonable dividend expectations of owners of participating individual life insurance policies on which the company expects to pay experience-based dividends by the creation of a regulatory mechanism known as a
                                       "Closed Block." The plan of demutualization of MONY Life complied with this requirement. The Closed Block was established for the purpose of providing, over time, for the reasonable dividend expectations of the holders of the Closed Block policies by allocating to the Closed Block assets to be used exclusively for the payment of the Closed Block liabilities. The Closed Block assets consist of those assets allocated to the Closed Block by MONY Life as of December 31, 1997, cash flows from those assets, assets resulting from the

                                       reinvestment of those cash flows, net cash flows from the Closed Block policies including due premiums on the Closed Block policies and payment on policy loans, assets resulting from the investment of those cash flows, and accrued interest on any of the above assets. MONY Life cannot use the Closed Block assets for any purpose other than the payment of benefits on Closed Block policies (including policy dividends), certain taxes and assessments, without the prior approval of the Superintendent of Insurance of the State of New York. The Closed Block assets are assets of MONY Life and are subject to the same liabilities and the same priority of claims as MONY Life's general account assets in the event of MONY
                                       Life's rehabilitation or liquidation. The Closed Block is one component of the
                                       Closed Block Business.

Closed Block Business ...........      In addition to the Closed Block assets and Closed Block liabilities, which are within MONY Life and together comprise the statutory Closed Block, there are additional assets and liabilities held outside of the Closed Block that also support the policies included in the Closed Block.  Those additional assets and liabilities consist of the following and, together with the Closed
                                       Block assets and Closed Block liabilities, constitute the Closed Block
                                       Business:

                                          . Within MONY Life: the Surplus and Related Assets, corresponding adjustments, such as deferred policy acquisition costs and deferred taxes in accordance with Generally Accepted Accounting Principles, any funds in the Additional
                                            Reserve Account, and other assets and liabilities of MONY Life attributable to the Closed Block Business;

                                          . Within MONY Holdings: the outstanding principal amount of the notes and related unamortized debt issuance costs, the insurance policies guaranteeing payment of principal and interest on the notes and the interest rate swaps, the Debt Service Coverage Account-Subaccount Closed Block Business,
                                            obligations and rights under the Insurance Agreement, obligations and rights under the tax agreement related to the Closed Block Business, the interest rate swaps relating to the notes, and other assets and liabilities of MONY
                                            Holdings attributable to the Closed Block Business; and

                                          . Such other of our and MONY Life's assets and liabilities as may be reflected in the Closed Block Business, consistent with the pro forma information regarding the establishment of the Closed Block Business as described in this prospectus.

Surplus and Related Assets ......      The Surplus and Related Assets are those assets of MONY Life held outside the
                                       Closed Block to meet initial capital requirements related to the Closed Block
                                       Business within MONY Life as well as those assets that initially represent the difference between the assets of the Closed Block and the sum of liabilities of the Closed Block as designated by MONY Life on or prior to the initial date of issuance of the old notes.  The Surplus and Related Assets equal approximately $1,723.0 million on a statutory book value basis as of
                                       March 31, 2002.  The Closed Block is designed so that the cash flows and assets from the Surplus and Related Assets should not be necessary to fund payments of Closed Block liabilities, including payment of dividends based on the experience of the Closed Block.  MONY Life is not required to support the payment of dividends on Closed Block policies from its general funds, including the Surplus and Related Assets.  However, MONY Life could choose to provide such support, subject to its fiduciary duties to shareholders and its obligations to non-Closed Block policyholders, but would do so only for competitive purposes.  The Surplus and Related Assets are not further funded.  The earnings on, and distribution of, the Surplus and Related Assets over time will be a source of payment of the principal, interest and other amounts with respect to the notes.  The use of Surplus and Related Assets or earnings on them to pay Closed Block liabilities would reduce funds available for payment of principal, interest and other amounts with respect to the notes.  Those payments, however, would constitute an event of default under the notes.  The Closed Block assets will not be available to pay principal, interest or other amounts with respect to the notes.

Source of Payment ...............      Without taking into account payments, if any, required to be made by Ambac
                                       Assurance Corporation (which we refer to as Ambac) under the financial guaranty insurance policy in respect of the notes, as more fully described below under "Bond Insurance," the cash and cash flows available to pay principal, interest and other amounts on the notes will be:

                                          . The earnings on and release of the Surplus and Related Assets (after
                                            Administrative Payments (as defined below) and payment of investment management fees relating to the management of assets in the Closed Block and the Surplus and Related Assets, which fees, with specified exceptions, will not exceed 35 basis points in any year based on the average market value of the assets of the Closed Block and the Surplus and Related Assets
                                            during that year. The assets of the Closed Block will not be available to pay any principal, interest and other amounts on the notes);

                                          . The earnings on and the principal of funds deposited in the Debt Service
                                            Coverage Account--Subaccount Closed Block Business consisting of:

                                             .   the component of dividends paid by MONY Life to us attributable to MONY
                                                 Life's Closed Block Business, but not the component of dividends paid by MONY Life which is attributable to the Ongoing Businesses, which component will not be deposited in the Debt Service Coverage Account-
                                                 Subaccount Ongoing Businesses or the Debt Service Coverage Account-
                                                 Subaccount Ongoing Businesses (Deposit) and (like the assets of the
                                                 Ongoing Businesses) will not be available to pay Debt Service on the notes, as further described under "--Dividend Allocation" below,

                                             .   any net tax payments payable to us by or on behalf of MONY Group pursuant to the tax agreement with respect to the Closed Block Business described under "Summary of Certain Documents-Tax Agreements", and

                                             .   any net payments made to us by the counterparty to the interest rate swaps relating to the notes or its credit support provider, if any, as described below under "--Interest Rate Hedge" and under "Summary of
                                                 Certain Documents--Swap Agreements,"

                                            in each case, net of any Debt Service payments and the other payments to be made from the Debt Service Coverage Account as described below. The Debt
                                            Service Coverage Account - Subaccount Closed Block Business, like the Debt
                                            Service Coverage Account Subaccount - Ongoing Businesses and the Debt
                                            Service Coverage Account - Subaccount Ongoing Businesses (Deposit), will include all earnings on amounts contained in that subaccount. The assets in the Debt Service Coverage Account will be

                                            invested only in assets as described under "Summary of Certain Documents--
                                            Investment Policy for the Debt Service Coverage Account of MONY Holdings"
                                            below. The Debt Service Coverage Account will be pledged to the trustee for the benefit of the noteholders and Ambac and Ambac Financial Services as described under "--Security Interest" below;

                                          . Any amounts (including investment income from those amounts) held in the
                                            Debt Service Coverage Account-Subaccount Ongoing Businesses consisting of, in addition to $60 million that was deposited on the date of issuance of the old notes, 20% of the gross proceeds of the issuance of any additional notes on the date of issuance of each series of additional notes, and any amounts
                                            (including investment income from those amounts) held in the Debt Service
                                            Coverage Account-Subaccount Ongoing Businesses (Deposit). See "Description
                                            of the Notes--Subaccount Ongoing Businesses Deposits" for a more complete discussion of how the Debt Service Coverage Account-Subaccount Ongoing
                                            Businesses (Deposit) is funded; and

                                          . Any net payments received from the swap counterparty or its credit support providers, if any, pursuant to the interest rate swaps relating to the notes, as described under "Description of the Notes-Interest Rate Hedge."

                                       All of these sources of cash flow are subject to restrictions and limitations as described below.

Bond Insurer ....................      Ambac has issued a financial guaranty insurance policy guaranteeing the timely payment of scheduled principal and interest on the notes (which we sometimes refer to herein as the insurance policy), excluding any redemption premium.  However, under the insurance policy, Ambac will not guarantee the payment of any redemption premium, the early repayment of principal on the notes as a result of acceleration or early redemption, taxes, payment of liquidated damages under the registration rights agreement or shortfalls for withholding taxes.  In addition, Ambac has issued a financial guaranty insurance policy guaranteeing certain of our obligations under the interest rate swaps relating to the notes (which we sometimes refer to herein as the swap policy), excluding any termination payments.  Ambac will have the discretion to accelerate the notes if it makes payments under either policy.

Optional Redemption .............      We may, at our option, at any scheduled payment date, redeem all or a portion of the notes for a redemption price payable in cash.

                                       We will redeem the notes for a redemption price of 103.5% of the outstanding principal amount of the notes to be redeemed, if we redeem those notes on or before April 21, 2003, declining ratably to 100% on April 21, 2012 and remaining constant at 100% thereafter, together with interest and liquidated damages, if any, accrued to--but not including-the date of redemption.

                                       In all cases, the redemption price of each note or portion of note to be redeemed will not be less than 100% of the outstanding principal amount to be redeemed.

Regulatory Redemption ...........      We may also, at our option upon the occurrence of a regulatory event described below, redeem all or a portion of the notes at any scheduled payment date.

                                       We will redeem the notes at a redemption price equal to 100% of the outstanding principal amount of the notes to be redeemed, together with interest and liquidated damages, if any, accrued to--but not including--the date of redemption.

                                       In all cases, the redemption price of each note or portion of note to be redeemed will not be less than 100% of the outstanding principal amount to be redeemed.

                                       A regulatory event that would trigger our right to redeem the notes as described above would be a change in New York law or regulation (other than with respect to taxes) that changes MONY Life's ability to declare shareholder dividends without regulatory approval in a manner that materially adversely affects the cash and cash flows available to pay principal of, and interest on, the notes, without taking into account payments under the insurance policy.

Partial Redemption ..............      Whenever we redeem only a portion of the notes, the amount to be redeemed will be allocated pro rata as determined by outstanding principal amount among all of the notes outstanding.

Bond Insurer Redemption .........      So long as no Ambac default (as described below under "--Control of Waivers and Remedies by Ambac") has occurred and is continuing, Ambac will have the option to require us to redeem all of the notes if:

                                          . a regulatory event occurs that would trigger our right to redeem the notes as described above;

                                          . there is a change in New York law or regulation (other than with respect to taxes) that materially adversely affects the transferability of the collateral securing the notes; or

                                          . there is a change of control (as defined under "Description of the Notes-
                                            Redemption--Change of Control Redemption").

                                       If Ambac exercises its option under either of the first two circumstances above, we will redeem, not later than 120 days from the time we receive written notice from Ambac that it is exercising its option, the notes using the same formulas for redemption prices that would be applicable in the case of a regulatory event triggering our right to redeem the notes as described above and under
                                       "Description of the Notes--Redemption--Redemption at the Option of Ambac."

                                       If Ambac exercises its option under the third circumstance above, we will redeem, not later than 60 days from the time we receive written notice from Ambac that it is exercising its option, the notes using the same formulas for redemption prices that would be applicable in the case of an optional redemption by us as described above and under "Description of the Notes--Redemption-Change of Control
                                       Redemption."

                                       In all cases, the redemption price of each note or portion of note to be redeemed will not be less than 100% of the outstanding principal amount to be redeemed.

Redemption upon the Sale of the        Upon the sale of all or substantially all the assets of the Closed Block
   Closed Block Business ........

                                       Business, we will be required to redeem all of the notes.

                                       We will redeem the notes using the same formulas for redemption prices that would be applicable in the case of an optional redemption by us as described above and under "Description of the Notes--Redemption--Sale of the Closed Block
                                       Business."

                                       In all cases, the redemption price of each note or portion of note to be redeemed will not be less than 100% of the outstanding principal amount to be redeemed.

Significant Covenants ...........      We will be subject to certain restrictive covenants, including:

                                          . requirements that we maintain our existence and own 100% of the shares of MONY Life free of liens;

                                          . limitations on other indebtedness except under specified conditions;

                                          . limitations governing transfers between the Closed Block Business and the Ongoing Businesses and pledges of assets of the Closed Block
                                            Business, except pursuant to specified exceptions;

                                          . a requirement that our business be limited to owning the equity of
                                            MONY Life, issuing the notes and related activities;

                                          . a commitment to cause MONY Life to limit its business to issuing, marketing and selling products that are similar to those life insurance products that
                                            MONY Life was issuing, marketing and selling on April 30, 2002, and activities reasonably related or ancillary activities;

                                          . limitations on further investments by MONY Life in subsidiaries and on the total amount of premiums with respect to specified types of policies, deposits and similar amounts collected by MONY Life in respect of the
                                            Ongoing Businesses in any calendar year, in the event that MONY Life's
                                            Total Adjusted Capital is below 200% of its Company Action Level Risk-Based
                                            Capital;

                                          . limitations on merger agreements by MONY Life that would reduce its financial strength ratings below specified levels;

                                          . limitations on any reinsurance arrangements by MONY Life based on their effect on MONY Life's ratio of Total Adjusted Capital to its Company Action
                                            Level Risk-Based Capital;

                                          . limitations related to the investment management of the assets that are intended to secure (in one case) and fund (in another case) payments of principal, interest and other amounts on the notes;

                                          . a commitment to cause MONY Life to seek to maintain a shareholder dividend policy that is sufficient to pay

                                            principal, interest and other amounts on the notes;

                                          . a commitment to cause MONY Life not to seek regulatory approval for any action with adverse consequences for the cash flow available to pay principal of and interest on the notes;

                                          . corporate separateness and other "bankruptcy-remoteness" covenants;

                                          . a commitment that, except as consented to by Ambac as long as no Ambac default is continuing, we shall not enter into agreements with our affiliates, or agreements with third parties that in the aggregate would be material, if those agreements do not contain the provision that those affiliates or third parties, in their respective capacities as counterparties under the agreements, will not seek to initiate bankruptcy or insolvency proceedings in respect of us; and

                                          . a commitment to reimburse, indemnify and hold harmless Ambac and the trustee from and against any costs from the exercise of remedies.

                                       See "Description of the Notes--Significant Covenants" for a more complete discussion of these covenants.

Security Interest ...............      The trustee, for the benefit of you and Ambac and the swap counterparty,
                                       Ambac Financial Services, L.P. (which we refer to as Ambac Financial
                                       Services), an affiliate of Ambac, will have a perfected security interest in the following collateral:

                                          . the Debt Service Coverage Account (which is described below under
                                            "Description of the Notes--Sources of Funds for Debt Service--Debt Service
                                            Coverage Account");

                                          . our rights to receive net payments from MONY Group under the tax agreement relating to the Closed Block Business corresponding to any net tax benefits with respect to our Closed Block Business; and

                                          . the net amounts due to us under the interest rate swaps relating to the notes and related rights.

                                       Collectively, these assets are referred to as the collateral. The notes are our senior, secured indebtedness, but you will have recourse only to the collateral except in the limited circumstances described below with respect to a Deficiency
                                       Claim.

Deficiency Claim ................      Any principal of and interest on the notes that remains unpaid following transfer of the collateral to Ambac or to you and the other noteholders
                                       (depending on the circumstances) will continue to be full recourse, senior, unsecured indebtedness of ours, but only to the extent of the fair market value of the Closed Block Business.  The fair market value will be determined by an appraisal jointly conducted by two nationally recognized investment banks respectively selected by MONY Group and by Ambac or, if an Ambac default has occurred and is continuing, by holders of not less than 50.1% in remaining principal amount of the notes.  The selected investment banks will jointly obtain the services of a nationally recognized actuarial appraisal firm in order to determine projected cash flows.  If these selected investment banks cannot reach agreement within 60 days after they have been selected, they will designate as a third appraiser, within 30 days of their determination that they cannot agree, a nationally recognized investment bank, whose appraisal will be determinative.

Control of Waivers and Remedies
   by Ambac .....................      So long as Ambac is not in default of its obligations to make any payment to noteholders under the insurance policy and is not subject to insolvency or other delinquency proceedings (which we refer to as an Ambac default), Ambac will be entitled to exercise all rights and remedies with respect to the notes under the indenture, except as described in "Description of the
                                       Notes-Modifications and Waiver."  As a consequence, under these conditions,
                                       Ambac will be able to determine the outcome of all votes taken by noteholders, including in respect of the exercise of waivers and remedies by noteholders.  See "Description of the Notes--Modification and Waiver."

Modification of the Terms of the
   Notes ........................      Clarifications and other specified amendments to the terms of the indenture under which the notes are issued and to the notes themselves will not require your consent.  These changes will require the consent of Ambac or Ambac
                                       Financial Services, which generally may not unreasonably withhold its consent.  See "Description of the Notes--Modification and Waiver--Consent of
                                       Ambac."  Changes to specified material terms of the notes and the indenture will require the consent of Ambac and you, if you are affected.  All other changes will require the consent of Ambac, but will not require your consent.

Events of Default and
   Foreclosure ..................      So long as no Ambac default has occurred and is continuing, Ambac will control any election to accelerate the notes and foreclose on the collateral.  However, Ambac is not required to accelerate its own payments under the insurance policy if it elects to accelerate payment on the notes from us.  Ambac may direct the trustee to foreclose on the collateral if any of the following occurs, subject to any applicable grace periods:

                                          . Ambac makes any payment under the insurance policy or the swap policy;

                                          . MONY Life transfers any Surplus and Related Assets to the Closed Block other than a transfer to the Closed Block of funds previously transferred to the
                                            Surplus and Related Assets from the Ongoing Businesses within MONY Life in connection with the Closed Block tax sharing procedure;

                                          . Either we, MONY Group or MONY Life becomes subject to bankruptcy, insolvency, reorganization, liquidation, conservation, rehabilitation or other delinquency proceedings;

                                          . We fail to make any scheduled interest or principal payment or redemption price payment on the notes or a payment under the swap agreement in full when due and the failure remains unremedied for three Business Days;

                                          . We fail to make deposits into the Debt Service Coverage Account-Subaccount
                                            Ongoing Businesses (Deposit) when required, as described under "Description of the Notes--Sources of Funds for Debt Service--Debt Service Coverage
                                            Account--Subaccount Ongoing Businesses Deposits," and the payment is not made within a specified period;

                                          . The security interest in the collateral ceases to be perfected (other than because of actions or omissions of Ambac);

                                          . MONY Group fails to make or cause to be made net payments to us pursuant to the tax agreement between MONY Group and us relating to

                                            the Closed Block Business and the failure remains unremedied for a specified period;

                                          . We fail to pay any insurance premium to Ambac when due and the failure remains unremedied for a specified period; or

                                          . Either we or MONY Group breaches any other covenant and the breach remains unremedied for specified periods.

                                       Upon foreclosure, the proceeds from the liquidation of the collateral will be allocated pro rata, based upon the then outstanding principal amounts, to the noteholders or to Ambac. Except in the limited circumstances described above with respect to a Deficiency Claim, you will look solely to Ambac for further payment on the notes, and all of your claims against us will be extinguished.

Trigger Events with respect to
   the Notes ....................      Upon (i) the occurrence of a downgrade of the senior debt rating of MONY
                                       Group to BB+ or below by Standard & Poor's Rating Services or Ba2 or below by
                                       Moody's Investors Service, Inc., or (ii) the occurrence of an event of default under the indenture that is not waived by the noteholders or Ambac, as the case may be, then either or both of the following may occur, at the option of Ambac, so long as no Ambac default has occurred and is continuing:

                                          . All future insurance policy premiums will become due and payable; and

                                          . Subject to the payment priorities set forth in "Description of the
                                            Notes-Sources of Funds for Debt Service--Debt Service Coverage
                                            Account--Payment Priorities and Inter--Business Loans," all amounts in the Debt Service Coverage Account, other than an amount sufficient to pay Estimated Debt Service on the next scheduled payment date, may be applied to prepay, with no redemption premium, all or a portion of the principal of the notes or to pay interest due on the notes, in each case pro rata, each according to the amount of principal outstanding or interest due and payable at such time, as applicable.

Use of Proceeds .................      We will not receive any proceeds from the exchange offer.

Form of Exchange Notes...........      In the case of old notes properly tended in the exchange offer that are represented by one or more global notes, the exchange notes issued in the exchange offer will also be represented by one or more global notes, in fully registered form, deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. Beneficial interests in these exchange notes will be shown on, and transfers of these exchange notes will be effected through, records maintained in book-entry form by The Depository Trust Company and its participants.

                                       In the case of old notes properly tendered in the exchange offer that are represented at the time of tender by certificated (non-global) notes, the exchange notes issued in the exchange offer will also be represented by certificated notes registered in the appropriate names and principal amounts that correspond to the tendered notes.

Ratings .........................      The notes are rated "Aaa" by Moody's, "AAA" by Standard & Poor's, "AAA" by
                                       Fitch Ratings and "aaa" by A.M. Best Company.  See "Ratings" for a discussion of the meaning of each of these ratings.

Listing .........................      We do not intend to list the notes in any trading system or on any securities exchange.

U.S. Federal Income Tax                For the purposes of U.S. federal income tax law, the notes should be
   Considerations ...............      classified as debt.  See "Taxation" for a discussion of U.S. federal income tax considerations.

Governing Law ...................      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

            STATUTORY FINANCIAL INFORMATION PRESENTED IN PROSPECTUS

         Dividends from MONY Life are the principal source of cash inflow which will enable us to meet our obligations under the notes. See "Summary of Terms of the Exchange Notes - Source of Payment" for further information regarding the source of our cash inflows to pay our obligations under the notes. The ability of MONY Life to declare and pay us a dividend is governed by the Insurance Law of the State of New York. The Insurance Law of the State of New York permits a stock life insurance company to pay dividends each calendar year, without the prior approval of the superintendent of the insurance department, in an amount equal to the lesser of ten percent of its policyholders' surplus as of the end of the preceding calendar year or the company's net gain from operations for the preceding calendar year (not including realized capital gains), as determined in accordance with Statutory Accounting Practices prescribed or permitted by the Insurance Department of the State of New York. The law also provides that, if the company desires to distribute dividends to its shareholders in excess of the amount described in the preceding sentence, it may make such distribution only upon giving notice of its intention to declare such dividend, and the amount thereof, to the New York Superintendent no less than thirty days in advance of such distribution. The New York Superintendent may disapprove such distribution by giving written notice to such company within thirty days after such filing if he finds that the financial condition of the company does not warrant such distribution.

Accordingly, to assist prospective investors in evaluating MONY Life's ability to pay dividends to us, we have presented herein:

                  (i) certain historical and pro forma condensed statutory financial information of MONY Life,

                  (ii) audited statutory financial statements of MONY Life as of and for the years ended December 31, 2001 and 2000,

                  (iii) unaudited statutory financial statements as of and for the six month periods ended June 30, 2002 and 2001, and

                  (iv) management's discussion and analysis of the statutory financial condition and results of operations of MONY Life as of and for the six month period ended June 30, 2002 as compared to the six month period ended June 30, 2001, as well as for the year ended December 31, 2001 as compared to the year ended December 31, 2000.

         In addition, pursuant to the indenture, dividends to us from MONY Life are required to be allocated between the Ongoing Businesses and the Closed Block Business (as defined herein). The amount of the dividend attributable to the Closed Block Business is required to be deposited in Debt Service Coverage Account - Closed Block Business. As described in the indenture, the amount of the dividend deposited in the Debt Service Coverage Account - Closed Block Business generally is not available for dividend to the MONY Group until all our obligations to pay principal, interest and other amounts on the notes are fully extinguished. Under limited circumstances, if the fair value of the Debt Service Coverage Account exceeds amounts set forth in the indenture, such excess can become available for dividend to the MONY Group. The amount of such dividend attributable to the Ongoing Businesses will generally be available to us to pay dividends to the MONY Group. Accordingly, where applicable, financial information presented herein has been segregated between amounts attributable to the Ongoing Businesses and to the Closed Block Business to assist prospective investors in evaluating the relative contributions to MONY Life's dividend from the Ongoing Businesses and the Closed Block Business, respectively.

     PRO FORMA FINANCIAL INFORMATION PREPARED IN ACCORDANCE WITH GENERALLY
           ACCEPTED ACCOUNTING PRINCIPLES PRESENTED IN THE PROSPECTUS

         In addition to the statutory pro forma financial information presented in the prospectus as discussed above - See "Statutory Financial Information Presented in Prospectus", we have also provided in the prospectus certain pro forma financial information prepared in accordance with Generally Accepted Accounting Principles to assist investors in evaluating the effect of issuing the notes and related actions on our consolidated and separate company financial results for the six-month period ended June 30, 2002 and the year ended December 31, 2001.

         We have provided this information because the objectives of Statutory Accounting Practices differ from Generally Accepted Accounting Principles. Statutory Accounting Practices are designed to address the concerns of regulators. Generally Accepted Accounting Principles are designed to meet the varying needs of different users of financial statements. Statutory Accounting Principles are generally considered to be more conservative than Generally Accepted Accounting Principles and attempt to determine at the financial statement date an insurer's ability to pay claims in the future. Generally Accepted Accounting Principles, on the other hand, stress measurement of earnings of a business from period to period, by matching revenues and expenses.

                                  RISK FACTORS

         You should carefully consider the following information, together with the other information contained in this prospectus, before tendering old notes in the exchange offer. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in and the expected return on the notes.

         Because Ambac unconditionally and irrevocably guarantees to you the timely payment of scheduled principal and interest on the notes (but not the payment of any redemption premium or accelerated principal), you would be exposed to the following risks only if Ambac were to default on its obligations under the insurance policy.

The experience of the Closed Block may vary adversely from our expectations, and, as a consequence, we may not be able to meet our obligations to you under the notes.

         MONY Life's Closed Block was established in connection with its demutualization in 1998. We expect the earnings on and release of the Surplus and Related Assets within the Closed Block Business of MONY Life, to the extent MONY Life is able to dividend these funds, to be the primary source of funds for payment of the notes. The experience of the Closed Block, however, may adversely affect the amounts available.

         MONY Life established and operates the Closed Block to provide for the reasonable dividend expectations of policyholders who own participating individual life insurance policies and annuities (that is, policies and annuities under which the holder has a right to participate in the divisible surplus of the insurance company to the extent dividends are apportioned on that surplus) included in the Closed Block. We expect the Closed Block assets, together with revenues generated by these assets and by the Closed Block policies, to be reasonably sufficient to support the obligations and liabilities relating to these policies and to provide for continuation of the policyholder dividend scales that are now in effect, if the experience underlying those scales continues. We describe recent dividend actions in "Business--The Closed Block--Recent Policyholder Dividend History."

         However, there are numerous factors that may adversely affect the experience of the Closed Block and the cash flows generated by the Closed Block. These factors include:

         . mortality (that is, the death rate of policyholders) and the amounts of insurance involved,

         . lapse rates (that is, the rate at which policies terminate because of surrender, failure to pay a premium or lack of sufficient cash value to maintain the policy in force),

         .  interest rates, and

         .  the investment environment.

         Since assumptions and estimates as to experience are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual experience is different from the assumptions and estimates as to experience. Also, market fluctuations and general economic and political conditions may negatively affect the results of the Closed Block. This could happen, for example, if:

        . the return on the assets included in the Closed Block is negatively affected,

        . third parties that owe money, securities or other assets to MONY Life default in their obligations, or

        .  changes in interest rates negatively affect performance.

         Under any of these circumstances, MONY Life may use the Surplus and Related Assets to satisfy the Closed Block liabilities, which would reduce the assets and cash flow available for MONY Life to dividend to us for payment on the notes. Those payments, however, would constitute an event of default under the notes.

The Closed Block assets may not be sufficient to permit us to provide for the guaranteed benefits under the Closed Block policies.

         We cannot assure you that the initial Closed Block assets, and revenues generated by these assets and by the Closed Block policies, will be sufficient to provide for the guaranteed benefits payable under the Closed Block policies, dividends declared with respect to the Closed Block policies and other Closed Block liabilities.

         In instances where those assets and revenues are not sufficient, MONY Life may use the Surplus and Related Assets to satisfy the Closed Block liabilities, which would reduce the assets and cash flows available for MONY Life to dividend to us for payment on the notes. Those payments, however, would constitute an event of default under the notes.

The absence of legal separation of the Closed Block Business and the Ongoing Businesses may allow other creditors of MONY Life to have access to the Surplus and Related Assets ahead of you in the event of the insolvency of MONY Life, thereby impeding our ability to make payments due to you on the notes.

         Because the separation of the Ongoing Businesses and the Closed Block Business does not create actual separate legal entities, the claims of creditors of the Closed Block Business and of the Ongoing Businesses of MONY Life (including in the event of a bankruptcy or insolvency or a levy of judicial, creditor or other liens) will be against MONY Life's total assets. Neither the terms of the Closed Block nor the separation of the businesses will affect the rights of policyholders (both Closed Block policyholders and non-Closed Block policyholders) and other creditors of MONY Life to have their claims satisfied out of MONY Life's total assets, including the Surplus and Related Assets, which would impede our ability to make payments due to you on the notes.

Policyholder dividends are in the discretion of MONY Life, and the failure of MONY Life to reflect experience in the determination of policyholder dividends may reduce funds available to us for payment of amounts due to you under the notes.

         MONY Life established the Closed Block to provide for the reasonable dividend expectations of holders of Closed Block policies. The dividends to be distributed to holders of Closed Block policies are intended to reflect the actual experience of the Closed Block, and we have covenanted to use reasonable efforts to ensure that cash flows from the Surplus and Related Assets will not be necessary to fund the cash flows required by the Closed Block liabilities, including policyholder dividends. However, MONY Life retains the discretion to pay higher policyholder dividends than is supported by experience and to use Surplus and Related Assets to pay declared policyholder dividends. These payments would reduce the cash flows available to us for payment of the notes. The payments, however, would constitute an event of default under the notes.

         Furthermore, the modeling of possible dividend actions does not constitute a promise, covenant or other legally binding assurance on the part of MONY Life that it will pay dividends consistent with those projections. The board of directors of MONY Life retains full discretion to establish dividend scales as it determines appropriate.

Unfavorable performance of the Ongoing Businesses within MONY Life and its subsidiaries may impair MONY Life's ability to pay shareholder dividends, which could impair our ability to meet our obligations under the notes.

         Our ability to meet our obligations under the notes depends largely on the ability of MONY Life to dividend sufficient funds to us. Dividends declared by MONY Life on its common stock will be divided into two separate dividend components. One component is attributable to the Closed Block Business. The other component is attributable to the Ongoing Businesses. The component attributable to the Ongoing Businesses will not be deposited in the Debt Service Coverage Account-Subaccount Ongoing Businesses or the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) and (like the assets of the Ongoing Businesses) will not be available for payment of the notes. See "Description of the Notes--Sources of Funds for Debt Service--Dividend Allocation" for a more complete discussion of the allocation of dividends from MONY Life.

         The performance of the Ongoing Businesses within MONY Life will affect the amount of permissible shareholder dividend distributions from MONY Life to us. Under applicable insurance laws, the total allowable amount of shareholder dividends payable by MONY Life without regulatory approval is based, in part, on the amount of MONY Life's policyholder surplus and, in part, on gains from operations. Poor performance by the Ongoing Businesses within MONY Life may cause the total allowable dividend amount to be reduced, potentially reducing the amount of the component of the dividend related to the performance of MONY Life's Closed Block Business and consequently the amount of funds available to us to be used for payment of the notes. Similarly, the performance of the Ongoing Businesses of the subsidiaries of MONY Life, including the insurance company subsidiaries of MONY Life, will affect the amount of dividends those subsidiaries pay to MONY Life. The majority of the Ongoing Businesses are conducted in the subsidiaries of MONY Life, as opposed to MONY Life itself.

Unfavorable performance of the Ongoing Businesses within MONY Life could result in downgrades or ratings outlook revisions of MONY Life's or MONY Group's claims-paying or credit ratings similar to those discussed below which we have recently experienced, which could further depress performance and the ability to pay shareholder dividends, thereby affecting the funds available to us for payment of the notes.

         Unfavorable results for MONY Life's Ongoing Businesses or that of its subsidiaries may also adversely affect the ratings of MONY Life or that of its subsidiaries. A downgrade by the rating agencies in the claims-paying or credit ratings of MONY Life or that of its subsidiaries could negatively impact MONY Life or the applicable subsidiary, and their ability to dividend sufficient funds to us or its parent, as applicable, in a number of ways, including:

         .  limiting their ability to market products,

         .  increasing the number or value of policies being surrendered, and

         . hurting their relationships with creditors or trading counterparties.

         Claims-paying ratings, which are intended to measure the financial ability of an insurance company to meet policyholder obligations under insurance policies, are also an important factor affecting public confidence in most products of MONY Life and its subsidiaries and, as a result, their competitiveness. In addition, a downgrading of credit ratings of MONY Life or its subsidiaries, which are intended to measure the ability of a company to repay its indebtedness, would increase the cost of borrowings and reduce their profitability. We cannot assure you that rating agencies will maintain ratings of MONY Life or its subsidiaries at their current levels.

         On April 2, 2002, Moody's announced that it had downgraded the rating of MONY Group's senior unsecured debt and its bank facility from "Baa1" to "Baa2". At the same time, it confirmed the financial strength rating of MONY Life and MONY Life Insurance Company of America of "A2". Moody's ratings for insurer financial strength range from "Aaa" to "C". The MONY Life and the MONY Life Insurance Company of America financial strength rating of "A2" is the 3rd highest level of Moody's 9 rating levels. Moody's ratings for debt range from "Aaa" to "C." MONY Group's rating of "Baa2" discussed above is the 4th highest level of Moody's 9 rating levels.

         On September 6, 2002, Moody's announced that it revised its outlook on MONY Group, MONY Life and MONY Life Insurance Company of America to "Negative" from "Stable".

         On November 9, 2001, Fitch Ratings placed the "AA"- insurer financial strength ratings of MONY Life and MONY Life Insurance Company of America on "Negative Outlook".

         On April 30, 2002, Fitch Ratings announced that it had downgraded the senior debt rating and long-term issuer rating of MONY Group from "A-" to "BBB+", but that no action was taken, or is contemplated, with respect to the "AA-" insurer financial strength ratings of MONY Life and MONY Life Insurance Company of America, which, as described above, are on Negative Outlook. MONY Group's rating of "BBB+" is the 4th highest of Fitch's 8 rating categories.

         On September 19, 2002 Fitch Ratings downgraded the financial strength ratings of MONY Life and MONY Life Insurance Company of America from "AA-" to "A+". The "A" rating is the 3rd highest of 12 rating levels and is regarded as strong.

         On July 30, 2002, Standard & Poor's revised its outlook on MONY Life's "AA-"insurer financial strength rating to "Negative" from "Stable".

         On October 16, 2002, Standard & Poor's lowered its counterparty credit and senior debt ratings of MONY Group to "BBB+" from "A-", and affirmed its "A-2" commercial paper rating. The "BBB+" rating is the 4th highest level of 12 rating levels. At the same time, Standard and Poor's lowered its counterparty credit and financial strength ratings of MONY Life and its subsidiary MONY Life Insurance Company of America, to "A+" from "AA-". MONY Life's "A+" rating discussed above is the 3rd highest of the 10 rating levels assigned by Standard & Poor's.

         We cannot assure you that rating agencies will maintain MONY Group's or MONY Life's or any of their respective subsidiaries' ratings at their current levels.

Changes in our assumptions which underlie the amortization of our deferred policy acquisition costs or actual results that differ significantly from our estimates, particularly with respect to our annuity business, may materially affect our financial position and operating results and the ability of MONY Life to dividend funds to us.

         In accordance with Generally Accepted Accounting Principles, the amortization of deferred policy acquisition costs requires us to make assumptions about:

                  .    future investment yields,

                  .    contract charges,

                  .    interest crediting rates,

                  .    mortality rates,

                  .    lapse rates,

                  .    expense levels,

                  .    policyholder dividends, and

                  .    policy duration.

         In addition, Generally Accepted Accounting Principles require that we must periodically evaluate the recoverability of deferred policy acquisition costs based on historical and projected future results. For many of our products, amortization of deferred policy acquisition costs varies with profit margins of the policies and contracts supporting the deferred policy acquisition costs balances. Changes in our assumptions or actual results that differ significantly from our estimates may materially affect our financial position and operating results and the ability of MONY Life to dividend funds to us.

         At June 30, 2002 the carrying value of our deferred policy acquisition costs was approximately $1.2 billion. Approximately $160.0 million of this amount pertains to our annuity in force business. The profit margins from this business, over which the related deferred policy acquisition costs are amortized, are particularly sensitive to changes in assumed investment returns and asset valuations. There can be no assurance that a continuing deterioration in the securities markets (whether with regard to investment returns or asset valuations) will not require us to revise our estimate of the ultimate profitability of this business. This could result in accelerated amortization or a charge to earnings to reflect the amount of deferred policy acquisition costs which may not be recoverable from the future profits from this business. Such an event, should it occur, may materially affect our financial position and operating results and the ability of MONY Life to dividend funds to us.

Changes in our assumptions which underlie the provision of loss reserves on annuity products or actual results that differ significantly from our assumptions regarding the profitability of such business, may materially affect our financial position and operating results and the ability of MONY Life to dividend funds to us.

         As with deferred policy acquisition costs, the provision of loss reserves on annuity products requires us to make assumptions regarding the ultimate profitability of such business. The factors affecting the ultimate profitability that will be realized from such business include:

                  .        the yield from investments supporting the business,

                  .        mortality rates,

                  .        lapse rates,

                  .        expense levels,

                  .        policyholder dividends, and

                  .        policy duration

         To the extent that circumstances lead us to conclude that the business will not ultimately be profitable, we would be required to record our best estimate of such loss in the period such determination was made. A sustained deterioration in the securities markets will significantly impact such determination and, as a result, there can be no assurance that our business will be profitable and such a determination may materially affect our financial position and operating results and the ability of MONY Life to dividend funds to us.

The required establishment of additional reserves for the payment of any guaranteed minimum death benefits claims, such as in the event of a sustained or continued deterioration in the securities markets, may materially affect our results of operations and financial condition and the ability of MONY Life to dividend funds to us.

         Certain of our annuity products contain contractual provisions that guarantee minimum death benefits. These provisions require us to pay the estate of a contract holder any excess of the guaranteed minimum benefit over the cash value of the annuity contract. It is our practice to establish reserves for the payment of any guaranteed minimum death benefit claims based on our estimates of annuity contractholders' mortality and the cash values of annuity contracts. At June 30, 2002, we carried a reserve of approximately $5.0 million with respect to such claims. There can be no assurance that additional reserves for such claims may not need to be established, particularly if there is a sustained or continuing deterioration in the securities markets. In addition, the American Institute of Certified Public Accountants is deliberating the issuance of guidance concerning the establishment of such reserves. This guidance may require us to change the methodology we apply in determining the amount of reserves that should be established for such claims. There can be no assurance that we will not have to establish additional reserves upon the adoption of any new guidance issued.

A continuing or sustained deterioration in the securities markets can adversely affect our revenues which may materially affect our results of operations and financial condition and the ability of MONY Life to dividend funds to us.

         Revenues from our separate account and mutual fund products depend, in large part, upon the amount of our assets under management. Accordingly, a continuing or sustained deterioration in the securities markets can adversely affect our revenues and there can be no assurance that such affect will not be material to our results of operations and financial condition and the ability of MONY Life to dividend funds to us.

Reclassification of certain real estate assets as "held for investment" may be required and such reclassification may require us to recognize a loss which may be material to our results of operations and may affect the ability of MONY Life to dividend funds to us.

         We have a portfolio of real estate invested assets which are classified as "to be disposed of". While we are actively engaged in trying to sell these properties, circumstances may require the reclassification of certain real estate assets as "held for investment" by year end. In the event that we are required to reclassify these assets, we may be required to recognize a loss and the amount of the loss may be material to our results of operations and may affect the ability of MONY Life to dividend funds to us.

Our venture capital investments could be adversely affected when market valuations deteriorate and this affect could materially affect our results of operations and financial position and may affect the ability of MONY Life to dividend funds to us.

         We make investments in partnerships specializing in venture capital investing. Our investments are in the form of limited partnership interests. Historically, venture capital investments that we own have significantly impacted our earnings. Our future earnings from our venture capital investments could be adversely affected when market valuations deteriorate and this affect could materially affect our results of operations and financial position and may affect the ability of MONY Life to dividend funds to us.

If we adopt Financial Accounting Standards Board Statement No. 123, the adoption may result in additional expense recognition and the amount may be material to our results of operations and may affect the ability of MONY Life to dividend funds to us.

         Presently there is a significant debate within industry, the accounting profession and among securities analysts and regulators as to the propriety of the current generally accepted accounting practice provided in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees
(which we refer to as Opinion No. 25), which provides for the application of the intrinsic value based method of accounting. For certain stock based compensation plans (including certain stock option plans), the guidance provided in Opinion No. 25 does not require companies to recognize compensation expense. Recently, many companies, in response to this debate, have announced their intention to adopt the generally accepted accounting guidance prescribed under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, which provides for the application of the fair value based method of accounting. In accordance with this method, all forms of employee stock-based compensation are measured at fair value at the date of grant and expensed over the requisite service or vesting period. If we adopt Financial Accounting Standards Board Statement No. 123, the adoption may result in additional expense recognition and the amount may be material to our results of operations and may affect the ability of MONY Life to dividend funds to us.

If we are not paid amounts owed to us under the tax agreement relating to the Closed Block Business or are not paid the net amounts owed to us by counterparties under interest rate swap transactions relating to the notes, the amount of funds available to pay the notes may be reduced.

         An additional source of funds for payment of the notes will be the amounts that we are entitled to receive from or on behalf of MONY Group under the tax agreement relating to the Closed Block Business. If MONY Group does not pay amounts it owes us under this tax agreement, the amount of funds available to us to pay the notes may not be sufficient. In addition, any failure of counterparties to pay the net amounts due us under swap transactions entered into to hedge interest rate exposure on the notes would reduce the amounts available to pay the notes.

Poor investment performance of the Surplus and Related Assets, the Debt Service Coverage Account and the Closed Block assets may affect our ability to pay the notes.

         The sufficiency of the Surplus and Related Assets and the funds held in the Debt Service Coverage Account to meet our obligations on the notes also depends on the investment performance of the Closed Block assets, the Surplus and Related Assets and the assets held in the Debt Service Coverage Account. Poor investment performance of the Closed Block assets may require the use of Surplus and Related Assets to meet Closed Block liabilities, reducing the funds available for MONY Life to dividend to us to make payments on the notes. Such payments would constitute an event of default under the notes. Poor investment performance of the Surplus and Related Assets and of the assets held in the Debt Service Coverage Account could also result in insufficient funds to make payments on the notes. The returns from investment on all these assets could decline for a number of reasons, including:

         . a market downturn, increased market volatility or other adverse market conditions,

         .        a decline in market interest rates available on investment,

         . the failure of third parties to perform on their obligations under the investments, including defaults by issuers or borrowers whose securities or loans are held for investment purposes, trading counterparties and counterparties under swaps and other derivative contracts,

         .        conditions affecting specific investments, and

         . stock, real estate and other market fluctuations and general economic, market and political conditions.

         These investment-related risks could reduce the cash flows available to us below the level that would be required to pay the notes.

Because your recourse against us is limited to the collateral and the Deficiency Claim, if we fail to pay principal, interest and other amounts due to you under the notes and the sale of the collateral and the Deficiency Claim are not sufficient to cover these amounts due to you under the notes, you will risk losing all or part of your investment.

         Your recourse to us is limited to the collateral and Deficiency Claim. The value of the Debt Service Coverage Account which constitutes a part of the collateral as of June 30, 2002 was $59.8 million. Due to the nature of the remaining portion of the collateral, we are unable to provide a recent value of such portion. Following full foreclosure on the collateral, we will be released fully from all obligations to the holders of the notes (except to the extent of the Deficiency Claim), although Ambac would remain obligated to make scheduled payments under the Notes in such event. However, in the event of an Ambac default, you risk losing all or part of your investment if the sale of the collateral following foreclosure does not generate sufficient value to cover the amounts due to the noteholders at the time of foreclosure.


If we fail to pay principal, interest and other amounts due to you, none of our affiliates is an obligor on or guarantor of the notes.

         Neither MONY Group nor MONY Life nor any of our other affiliates is an obligor on or guarantor of our obligations on the notes. Therefore, you risk losing all or part of your investment if we default and the sale of the collateral following foreclosure does not generate sufficient value to cover the amounts due to the noteholders at the time of foreclosure.

Because Ambac will control the rights and remedies available to all of the noteholders under the indenture, it may exercise such rights and remedies in a manner that is not necessarily consistent with your best interests.

         So long as no Ambac default has occurred and is continuing, Ambac will control the outcome of all votes by the noteholders under the indenture that governs the issuance of the notes, including the exercise of waivers and remedies available to noteholders. As a consequence, Ambac will exercise the remedies under the indenture in the manner most favorable to itself, which may not be consistent with your interests as a noteholder.

If Ambac becomes insolvent or defaults on its obligations under the insurance policy, the notes will not be paid in full if the collateral and Deficiency Claim are insufficient.

         Under the insurance policy, Ambac guarantees timely payment of scheduled principal and interest on the notes. If Ambac defaults on its obligations under the insurance policy, you will lose the protection of the insurance policy and may not receive amounts due on the notes to the extent the collateral and any amounts you recover under a Deficiency Claim are insufficient to cover these amounts.

If we are unable to make in full any required early repayment of principal on the notes as a result of acceleration or early redemption, you will risk losing any applicable redemption premium because Ambac does not guarantee payment of redemption premiums under the insurance policy.

         The insurance policy only requires Ambac to guarantee the timely payment of scheduled principal and interest on the notes, excluding any redemption premium. Therefore, if the notes are accelerated or become subject to early redemption and we are unable to make in full any required early repayment of principal, you will not have available the proceeds of the insurance policy with respect to loss of any applicable redemption premium.

Any claim you have as a noteholder is effectively subordinated to all policyholder claims and other obligations of MONY Life and its subsidiaries.

         As a result of our holding company structure and our dependence on shareholder dividends from MONY Life, you will be effectively subordinated to all creditors of MONY Life and its subsidiaries, including claims of policyholders, except to the extent that we are ourselves recognized as a creditor of MONY Life or its subsidiaries. In that case, our claims would still be subordinated to any security interest in the assets of MONY Life and its subsidiaries and any indebtedness of MONY Life and its subsidiaries senior to that held by us, including any policyholder claims. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of MONY Life or any of its subsidiaries, as applicable, we will not receive funds from MONY Life or the applicable subsidiary to pay to you until after the payment in full of the claims of the creditors, including policyholders, of MONY Life or the applicable subsidiary. In this event, the remaining assets of MONY Life or the applicable subsidiary available to us may not be sufficient to fund payments due to you on the notes.

Our sole member and the boards of directors of MONY Group and MONY Life may make operational and financial decisions that affect the Ongoing Businesses and the Closed Block Business differently, which may include decisions favoring the Ongoing Businesses at the expense of the Closed Block Business, the primary source of cash flows for servicing payments due to you under the notes.

         Sources of funds for payments on the notes are principally limited to the funds generated by our component of the Closed Block Business and the MONY Life component of the Closed Block Business. Given that there is no legal separation between the Closed Block Business and the Ongoing Businesses within any legal entity, however, our sole member, MONY Group, and the boards of directors of MONY Group and MONY Life will make operational and financial decisions and implement policies for their respective companies that affect the results of the Ongoing Businesses and the Closed Block Business differently. Decisions of these boards of directors or the sole member may favor either the Ongoing Businesses or the Closed Block Business at the expense of the other. Examples include:

         . any transfers of funds between the Ongoing Businesses and the Closed Block Business as discussed below,

         . the manner of accounting for any transfers of funds between the Ongoing Businesses and the Closed Block Business,

         .        allocation of funds for capital expenditures,

         . other transactions between the Ongoing Businesses and the Closed Block Business, and

         . the allocation of business opportunities, resources and personnel.

Because we are a holding company with no operating assets, our ability to pay amounts due to you under the notes is dependent on the success of MONY Life and its subsidiaries and their ability to dividend sufficient funds to us.

         We are a holding company that conducts all of our business through MONY Life. We do not expect that we will have substantial assets other than 100% of the shares of stock of MONY Life and the funds in the Debt Service Coverage Account. Our ability to service our obligations under the notes is largely contingent on MONY Life's paying sufficient dividends to us.

         Similarly, MONY Life's Ongoing Businesses are principally within subsidiaries of MONY Life rather than within MONY Life itself. MONY Life's ability to pay shareholder dividends to us thus depends largely on the ability of MONY Life's subsidiaries to pay dividends to MONY Life.

         For a further discussion of the limitations on the ability of MONY Life to pay shareholder dividends to us, refer to the immediately following risk factor.

Our ability to make payments on the notes may be affected by limitations on the ability of MONY Life and its insurance subsidiaries to pay shareholder dividends, including regulatory limitations.

         Our payments on the notes are intended to be funded primarily from the dividends that MONY Life pays to us relating to the Closed Block Business. Neither the dividends that MONY Life pays to us with respect to the Ongoing Businesses nor the assets of the Ongoing Businesses will be available for payments on the notes.

         The availability of funds for our payments on the notes depends on the ability of MONY Life as a separate legal entity to declare shareholder dividends. In turn, the ability of MONY Life to declare shareholder dividends depends, in part, upon the ability of MONY Life's insurance subsidiaries to declare and pay shareholder dividends to MONY Life. In each of these cases, that ability, and the amount of shareholder dividends payable to us, will be subject to regulatory limitations on the payment of dividends as well as to covenants with respect to dividends.

         The payment of dividends by MONY Life is regulated under state insurance law. Under the New York Insurance Law, MONY Life may pay a stockholder dividend to us without approval of the New York Superintendent of Insurance when the aggregate amount of these dividends in any calendar year does not exceed the lesser of:

         . ten percent of MONY Life's surplus to policyholders as of the immediately preceding calendar year, or

         . MONY Life's gains from operations for the immediately preceding calendar year, not including realized capital gains.

Therefore, if MONY Life suffers a loss from operations in any calendar year, or if its gains from operations in any calendar year are minimal, the amount of dividends that it will be able to declare to us will be very small or non-existent. Except for dividend distributions described in the second sentence of this paragraph, MONY Life may pay a dividend to us only if it files notice of its intention to declare a dividend and the amount of the dividend with the New York Superintendent of Insurance no less than 30 days in advance of such dividend. The New York Superintendent may prevent the payment of a dividend. We cannot assure you that MONY Life will be able to pay dividends to us in an amount sufficient to fund our payments of the notes. The maximum allowable dividend from MONY Life to us in 2002 without regulatory approval is $91.7 million.

         MONY Life's insurance subsidiaries are subject to similar restrictions on the payment of shareholder dividends under the laws of their jurisdictions of domicile. Since their inception, none of the principal operating subsidiaries of MONY Life has declared dividends to MONY Life. In addition, MONY Life has made total capital contributions to its subsidiaries of $122.7 million and $81.9 million in 2001 and 2000, respectively.

         From time to time, the National Association of Insurance Commissioners and various state insurance regulators have considered, and may in the future consider and adopt, proposals to further restrict the making of dividend payments by an insurer without regulatory approval. MONY Life's ability to pay dividends to us will be further restricted if these types of proposals are enacted. In this event, we may elect early redemption of the notes or Ambac may require early redemption of the notes.

Because the businesses of MONY Life and its subsidiaries are heavily regulated, changes in regulation or legal actions commenced against MONY Life or its subsidiaries under existing or future regulations may reduce shareholder distributions from MONY Life and its subsidiaries, thereby affecting our ability to pay you principal, interest and other amounts on the notes.

         Insurance operations are subject to state insurance laws regulating all aspects of the business and are regulated and supervised principally by state insurance departments in the fifty states, the District of Columbia and the U.S. territories and possessions. The principal insurance regulatory authorities for MONY Life are the New York State Insurance Department and the state insurance authorities in other states where its insurance subsidiaries are organized. The purpose of the state regulation of insurance is to protect policyholders and not shareholders or the holders of the notes.

         Moreover, regulatory and governmental bodies have the authority to review the products offered by MONY Life and its insurance subsidiaries and their business practices and those of their agents and employees. These bodies may bring regulatory or other legal actions against MONY Life and its insurance subsidiaries if, in their view, their practices, or those of their agents or employees, are improper. These actions can result in substantial fines, penalties or prohibitions or restrictions on the business activities of MONY Life and its insurance subsidiaries and could have a material adverse effect on their business, results of operations or financial condition. Such an outcome could adversely affect the amount of funds available to service the notes or the value of the collateral.

The decline and expiration of payments and income related to MONY Life's group pension business transferred to Aegon may reduce MONY Life's profits.

         On December 31, 1993, MONY Life entered into an agreement with AEGON USA, Inc. Under the agreement, MONY Life transferred a substantial portion of its group pension business to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. The transaction was legally structured as a sale. However, while for statutory accounting purposes this transaction was treated as a sale, for Generally Accepted Accounting Principles accounting purposes, MONY Life continues to record the assets and liabilities comprising the transferred business, and the related profits from the transferred business, in its financial statements because, pursuant to the terms of the agreement with AEGON, MONY Life retained substantially all the risks and rewards of the transferred business.

         On December 31, 1993, MONY Life also made a $200.0 million capital investment in AEGON by purchasing $150.0 million face amount of Series A Notes and $50.0 million face amount of Series B Notes. Both the Series A and Series B Notes mature on December 31, 2002. Repayment of the Series A Notes is subject to a contingency based on the performance of the transferred business.

         Pursuant to the AEGON agreement, MONY Life receives from AUSA:

         1. payments on an annual basis through December 31, 2002 equal to all of the earnings from the deposits on contracts in force and transferred to AEGON on December 31, 1993;

         2. a final payment at December 31, 2002 based on the remaining fair value of the deposits on contracts in force and transferred to AEGON on December 31, 1993 (in connection with which MONY Life expects to record income in the fourth quarter of 2002 of approximately $55.0 million on a Generally Accepted Accounting Principles basis); and

         3. a contingent payment at December 31, 2002 based on new business growth subsequent to December 31, 1993. However, MONY Life does not currently expect to receive this payment because of the high level of new business growth necessary in order to receive it.

         Earnings from the aforementioned annual payments have in the past represented a significant portion of MONY Life's income. MONY Life expects that the annual payment for the year ending December 31, 2002 will decline from that recorded in the prior year consistent with the continuing run-off of the underlying business. For the six-month period ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999 MONY Life reported earnings in accordance with Generally Accepted Accounting Principles from the aforementioned annual payments of $15.2 million, $30.7 million, $37.1 million, and $63.0 million, respectively. In accordance with Statutory Accounting Practices, earnings from the annual payments were $14.0 million, $27.4 million, $26.9 million, and 35.7 million for the six-month period ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999. We estimate that the balance of the annual payment to be earned during the third and fourth quarters of 2002 will approximate $14.0 million. In addition, MONY Life also expects to receive a final payment on or about December 31, 2002 (and with respect thereto, report earnings of $55 million in accordance with Generally Accepted Accounting Principles and $65 million on a statutory basis), although there can be no assurance in this regard, however, MONY Life does not expect to receive a contingent payment. MONY Life's results of operations could be adversely affected unless it takes actions which will increase its revenue and net income subsequent to December 31, 2002 to replace the group pension profits. Also, MONY Life's dividend capacity could be adversely affected if it does not receive its expected annual and final payments or if the Series A Notes are not fully repaid at maturity. See Note 11 to MONY Life's Consolidated Financial Statements and Note 16 to MONY Life's Statutory Financial Statements.

Early Redemption of the Notes May Reduce Your Return on the Notes.

         The total amount of interest that you receive on the notes will be reduced in the event of early redemption of the notes. If you are relying on the notes remaining outstanding until their maturity, you may be disadvantaged by redemption of the notes prior to the expected maturity date. As explained in detail below, the notes may be redeemed in the following circumstances:

         . on any scheduled payment date, we may, at our option, redeem all or a portion of the notes in cash;

         . upon the occurrence of changes in applicable regulations, we may, at our option, redeem all or a portion of the notes or Ambac may require redemption of all the notes;

         . if cash flow supporting the notes or the transferability of the collateral is adversely affected by a change in regulation, Ambac may, at its option, require us to redeem all of the notes;

         . upon a change of control affecting MONY Group, Ambac may, at its option, require us to redeem all of the notes; and

         . if all or substantially all of the assets of the Closed Block Business are sold, we will be required to redeem all of the notes.

While the scenarios of possible future experience of the Closed Block illustrated in the annexed Report on the Closed Block of Milliman USA cover a range of possible future experience, there may be other scenarios of future experience under which the Closed Block may not have sufficient assets to pay all guaranteed benefits and declared policyholder dividends related to the Closed Block.

         The analyses with respect to the Closed Block performed by Milliman USA and described under "Business--Sensitivity Analysis of the Closed Block" below and in Appendix C show that, under a specified range of scenarios of future experience and assuming certain dividend actions, the Closed Block can be managed to offset changes in experience over the 30-year projection period. Under those circumstances, the Closed Block has sufficient assets to pay all guaranteed benefits and remain on a path consistent with the "glidepath" for the Closed Block at the end of the 30-year projection period. The glidepath used to manage dividend scales is described below in "Business--The Closed Block--Policyholder Dividend Philosophy." However, there may be other scenarios of future experience under which the Closed Block may not have sufficient assets to pay all guaranteed benefits and declared dividends. The analyses run for thirty years from December 31, 1997, the date on which the initial funding of the Closed Block was determined by Mutual of New York, and do not reflect the actual experience of the Closed

Block subsequent to December 31, 1997 and do not reflect any change in MONY Life's dividend scale since December 31, 1997.

         Moreover, although the selected scenarios assume changes in dividend actions to manage the experience of the Closed Block, the declaration of policyholder dividends remains within the discretion of MONY Life and we cannot assure you that MONY Life will take the dividend actions assumed by the modeling.

         The analyses performed by Milliman USA deal exclusively with the Closed Block. Milliman USA did not develop any analysis of the Surplus and Related Assets or of any other aspects of the Closed Block Business. Milliman USA did not analyze how the performance of the Closed Block would affect the timing or amount of payments under the notes. Conclusions stated in the report of Milliman USA relate to analyses performed on the Closed Block and do not provide any assurance as to the timing or amount of payments available to the holders of the notes. Projections that illustrate that the Closed Block will have sufficient assets to pay Closed Block guaranteed benefits and policyholder dividends under certain scenarios and given projected dividend actions do not provide any assurance as to the timing or amount of payments available to the holders of the notes.

         The data and methodology described in this prospectus under "Business-Sensitivity Analysis of the Closed Block" below and in Appendix C, and the analyses, estimates and services provided, are provided "as is" without warranty or guaranty of any kind. These analyses, estimates and services are provided for illustrative purposes only. They are not intended to provide, nor should they be interpreted as providing, any assurance as to the timing or amount of payments on the notes.

         Milliman USA does not sponsor, endorse, offer or promote the notes. It does not make any representation or warranty, express or implied, regarding the advisability of investing in the notes. Milliman USA is not responsible for and has not participated in the determination of the structure or pricing of the notes. Furthermore, Milliman USA has no obligation or liability in connection with the administration or trading, if any, of the notes. Milliman USA makes no representation or warranty, express or implied, as to the accuracy or completeness of the information set forth in this prospectus.

         You must possess significant expertise in areas relevant to the analyses, estimates and services provided in the Milliman USA report and the summary of the report to appreciate the significance of the assumptions made and the impact of these assumptions on the illustrated results. You should consult with professionals competent in the area of projections of the type included in the report, so as to properly understand the projection results.

Changes in federal income tax law could make some products of MONY Life and its subsidiaries less attractive to consumers and increase the tax costs associated with MONY Life's Ongoing Businesses.

         In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 was enacted. Key provisions of this Act include:

         . a significant lowering, over time, of individual tax rates, which will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products;

         . the elimination, over time, of the estate, gift and generation-skipping taxes; and

         . the partial elimination of the step-up in basis rule applicable to property held in a decedent's estate.

         Some of these changes might adversely affect the demand for insurance products issued by MONY Life and its subsidiaries and result in the increased surrender of those insurance products. MONY Life cannot predict the overall effect on the sales of its products of the new tax law changes.

         Congress has, from time to time, also considered other tax legislation that could make products of MONY Life and its subsidiaries less attractive to consumers. This has included legislation that would reduce or eliminate the benefit of the current federal income tax rule under which tax on the build-up of value of annuities and life insurance products can generally be deferred until payments are actually made to the policyholder or other beneficiary and excluded when paid as a death benefit under a life insurance contract.

         Congress, as well as foreign, state and local governments, also consider from time to time legislation that could increase the tax costs associated with MONY Life's Ongoing Businesses.

         We cannot assure you as to whether any legislation will be enacted, what the specific terms of any legislation will be or how, if at all, it might affect sales of insurance products by MONY Life and its subsidiaries and, indirectly, your interests as a noteholder.

You may not be able to readily liquidate your investment in the notes or use the notes as collateral for loans because of the absence of an established trading market for the notes and other restrictions on their transfer.

         The old notes have not been registered under the Securities Act and are subject to restrictions on transfer. There is no established trading market for either the old notes or the exchange notes. The initial purchasers with respect to the offering of the old notes are under no obligation to make a market in the notes. To the extent that market-making is commenced, it may be discontinued at any time. Consequently, even following exchange of the old notes for exchange notes, we cannot assure you that a secondary market will develop or, if it does develop, that it will provide you as a holder of the notes with liquidity of investment or that it will continue until the outstanding principal amount of the notes is paid.

         Given the risks associated with an investment in the notes, you may have difficulty finding willing buyers for the notes. Consequently, you may not be able to liquidate your investment readily, and the notes may not be readily accepted as collateral for loans. Therefore, you should assume that you may have to bear the economic risk of an investment in the notes until maturity.

If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time.

         If you do not exchange your old notes in the exchange offer, your notes will continue to be subject to the restrictions on transfer relating to the old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from, or in a transaction not subject to, these requirements. We have no obligation to register the old notes under the Securities Act, except in very limited circumstances where holders would be ineligible to receive freely transferable exchange notes in the exchange offer. Consequently, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the liquidity of any trading market for the untendered old notes will be adversely affected depending on the extent to which old securities are submitted and accepted in the exchange offer. Following consummation of the exchange offer, holders of unregistered old notes who sell those unregistered old notes may realize a lower price than the prevailing market price of the registered exchange notes.

You may not receive new notes in the exchange offer if the exchange offer procedures are not properly followed.

         We will issue the exchange notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to allow timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. Old notes that may be tendered in the exchange offer but that are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to the old notes.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements included in this prospectus are forward-looking statements. Forward-looking statements use forward-looking words such as "believes," "expects," "intends," "estimates," "assumes," "anticipates," "would," "may," "seeks," "possibly," "plans," "project" or similar expressions. MONY Holdings, LLC has based these forward-looking statements on its current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about MONY Holdings, LLC and its operations that are subject to change based on various important factors. Although MONY Holdings, LLC cannot list all of the factors that may cause actual results to differ from its forward-looking statements, those factors include:

         . the perceived prospects of its business and the business of MONY Life Insurance Company and the insurance industry generally;

         . differences between its actual financial results and the actual operating results of MONY Life Insurance Company, on the one hand, and expectations based on the pro forma or historical information included in this prospectus, on the other hand;

         .        changes in the rating of the notes;

         . changes in applicable insurance regulations, especially regulations governing the amount of shareholder dividends MONY Life Insurance Company and its insurance subsidiaries may pay;

         . changes in tax law or other applicable laws or regulations which may make the insurance and annuity products of MONY Life Insurance Company and its insurance subsidiaries less attractive to clients;

         .        the experience of the Closed Block varying from expectations;

         . downgrades or revised outlooks of the claims-paying or credit ratings of MONY Life Insurance Company;

         .        changes in general economic and market conditions; and

         . broad market fluctuations, including changes adversely affecting MONY Life Insurance Company investment portfolio or the investment of the assets in the Debt Service Coverage Account.

         Forward-looking statements are based upon good faith assumptions of MONY Holdings, LLC relating to the financial, market, regulatory and other relevant factors that will exist and affect its business and operations in the future. MONY Holdings, LLC cannot assure that the assumptions upon which it based its forward-looking statements are correct, or that other factors will not substantially affect its business and operations.

         MONY Holdings, LLC undertakes no obligation to update or revise any forward-looking statement in this prospectus to reflect any new events or any change in conditions or circumstances. All of its forward-looking statements are expressly qualified by these cautionary statements.

                               REPORTS TO HOLDERS

         MONY Holdings, LLC will provide noteholders with the information referred to under "Description of the Notes--Financial Reporting."

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

         We originally sold the old notes in a private offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended to the following qualified institutional buyers: Goldman, Sachs & Co., Credit Suisse First Boston, Advest, Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and Fleet Securities Inc. The initial purchasers of the old notes then resold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended.. In connection with the private offering of the old notes, we entered into an exchange and registration rights agreement in which we agreed to:

         . file a registration statement no later than 90 days after the date of original issuance of the old notes;

         . use reasonable best efforts to cause the registration statement to become effective no later than 180 days after the date of original issuance of the old notes; and

         . promptly upon the effectiveness of the registration statement, commence the exchange offer for the exchange notes.

         The exchange notes will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act, except as described below. We have agreed in the exchange and registration rights agreement to use reasonable best efforts to complete the exchange offer and issue the exchange notes no later than 45 days after the registration statement is declared effective. This exchange offer is intended to satisfy our exchange offer obligations under the exchange and registration rights agreement.

         For each old note surrendered to us in the exchange offer, the holder of that old note will receive an exchange note having a principal amount equal to that of the surrendered old note. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by The Depository Trust Company and who desires to deliver those old notes by book-entry transfer through The Depository Trust Company.

         Under existing interpretations of the staff of the SEC, contained in several no-action letters to third parties, the exchange notes would in general be freely transferable by their holders after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is either an "affiliate" of our company within the meaning of Rule 405 of the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

         . will not be able to tender its old notes in the exchange offer;

         . will not be able to rely on the interpretations of the staff of the SEC; and

         . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes, unless that sale or transfer qualifies for an exemption from these requirements.

         Each holder that wishes to exchange its old notes for exchange notes will be required to represent in a letter of transmittal that:

         . any exchange notes received by it will be acquired in the ordinary course of its business;

         . it has no arrangement or understanding with any person to participate in a distribution of the exchange notes in violation of the Securities Act;

         .        it is not an affiliate of ours;

         . if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

         . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that are acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of those exchange notes.

         The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the exchange notes with the prospectus contained in the registration statement. We have agreed in the exchange and registration rights agreement that we will make available a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers for use in connection with any resale of exchange notes. We will keep the registration statement effective through the 180th day after the exchange offer has been completed, or until the participating broker-dealers no longer own any unregistered notes, whichever period is shorter, in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

         The SEC interpretations referred to above may be subject to change. If those interpretations are changed prior to completion of this exchange offer, holders of old notes may not be able to receive exchange notes in the exchange offer. Rather, as described below, we may be required to register the old notes under a shelf registration statement in connection with resales by holders of the old notes. Holders of old notes may be required to deliver a prospectus to purchasers and may be subject to civil liability provisions under the Securities Act in connection with those resales.

         If:

         . SEC interpretations are changed on or before the exchange offer is completed such that the exchange notes received by each holder, except for certain restricted holders, are not or would not be transferable without restriction;

         . the exchange offer has not been completed within 225 days after the date of issuance of the old notes; or

         . the exchange offer is not available to any holder of old notes, except for certain restricted holders,

then, in each case, we will file and use reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the old notes for resale by holders to become effective and to remain effective for two years following the effective date of the shelf registration statement or, if earlier, when all securities covered by the shelf registration statement have either been exchanged for a registered note in an exchange offer, sold or otherwise transferred under the shelf registration statement, have been sold under Rule 144 under circumstances in which any legend on the securities relating to restrictions on transferability has been removed, are eligible for resale under Rule 144(k) of the Securities Act or cease to be outstanding.

         We will, in the event of a shelf registration relating to old notes:

         . provide to the holders of the applicable old notes copies of the prospectus that is a part of the shelf registration statement;

         . notify each holder when the shelf registration statement for the applicable old notes has become effective; and

         . take other actions in order to permit unrestricted resales of the old notes.

         A holder that sells its old notes under a shelf registration relating to the old notes generally:

         . will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser;

         . will be subject to civil liability provisions under the Securities Act in connection with those sales; and

         . will be bound by the provisions of the exchange and registration rights agreement that are applicable to the holder, including indemnification obligations.

         The exchange and registration rights agreement provides, among other things, that if:

         . we do not file a registration statement with the SEC on or before the date on which we are required to file it pursuant to the exchange and registration rights agreement;

         . a registration statement we are required under the agreement to file has not become effective or been declared effective by the SEC on or before the applicable deadline in the agreement;

         . if the agreement requires us to make the exchange offer, we do not complete the exchange offer within 60 days after the initial effective date of the related registration statement; or

         . any registration statement required by the agreement is filed and declared effective but we later withdraw it or the SEC issues an effective stop order pursuant to Section 8(d) of the Securities Act suspending its effectiveness (except as specifically permitted in the agreement) without being succeeded immediately by an additional registration statement filed and declared effective, then we will be in registration default and, in addition to the interest we normally pay on the notes, we will pay liquidated damages on the applicable old notes.

         Liquidated damages will accrue at a per annum rate of 0.25% of the outstanding principal amount of the notes for the first 90 days of the registration default period, and 0.50% of the outstanding principal amount of the notes thereafter until we cure the registration default. These liquidated damages will not be covered by the insurance policy issued by Ambac that guarantees timely payment of principal and interest on the notes.

         The above summary highlights the material provisions of the exchange and registration rights agreement, but does not restate that agreement in its entirety. We urge you to review all of the provisions of the exchange and registration rights agreement, because it, and not this description, defines your rights as holders to exchange your old notes for registered exchange notes. We have previously filed with the SEC a copy of the exchange and registration rights agreement, and it is incorporated by reference in the registration statement of which this prospectus forms a part.

         Following the consummation of the exchange offer, holders of old notes who were eligible to participate in the exchange offer but who did not tender their old notes will not have any further registration rights, and the old notes will continue to be subject to specified restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected. See "Risk Factors - If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time."

Terms of the Exchange Offer

         This prospectus and the accompanying letter of transmittal contain the terms and conditions for the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes which are properly tendered and not withdrawn on or prior to 12:00 midnight, New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver exchange notes having a principal amount equal to the corresponding principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes in the exchange offer in denominations of $100,000 and integral multiples of $1,000 above that amount.

         The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that:

         . the offering of the exchange notes has been registered under the Securities Act; and

         . the exchange notes generally will not be subject to transfer restrictions and will not be entitled to registration rights.

         The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture. We will issue the exchange notes promptly after the expiration date.

         As of the date of this prospectus, $300,000,000 aggregate principal amount of the old notes is outstanding. In connection with the issuance of the old notes, arrangements were made for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through The Depository Trust Company.

         This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the old notes as of the close of business on [insert date of mailing]. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. However, our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described under "--Conditions to the Exchange Offer" below.

         We will accept properly tendered old notes by giving oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving tenders and delivering exchange notes to holders.

         If any tendered old notes are not accepted for exchange because of an improper tender or for any other reason, certificates for the unaccepted old notes will be returned, at our cost, to the tendering holder promptly after the expiration date.

         Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Solicitation of Tenders; Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

         By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "--Procedures for Tendering" below.

Expiration Date; Extensions; Amendments

         . The term "expiration date" means 12:00 midnight, New York City time, on [insert expiration date of exchange offer], unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended. We will announce any extension of the exchange offer by press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

         . We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, which would delay acceptance of any old notes, by giving oral or written notice of the extension to the exchange agent and notice of the extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

         .        We expressly reserve the right to amend the exchange offer.

         . We expressly reserve the right to terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions set forth under "Conditions to the Exchange Offer" have occurred and have not been waived by us, if we are permitted to waive those conditions. Following a termination of the exchange offer, we may, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

         . If we extend, amend or terminate the exchange offer, we will promptly file a post-effective amendment to the registration statement filed on Form S-4 under the Securities Act of which this prospectus is a part with respect to the exchange notes.

         . We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable by press release or other public announcement. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment, including but not limited to the issuance of a press release or other public announcement, and we will extend the exchange offer to the extent required by law.

         . Without limiting the manner in which we may choose to make public announcements of any extension, amendment, termination or non-acceptance of the exchange offer, and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement relating to the exchange offer other than by issuing a timely release to the Dow Jones News Service.

         . We expressly reserve the right, in our sole discretion, to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date.

Interest on the Exchange Notes

         Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in the exchange offer or, if no interest has been paid on the old notes, from April 30, 2002. Interest on the notes is payable quarterly in arrears on each January 21, April 21, July 21 and October 21.

Procedures for Tendering

What to submit and how

         Each holder of old notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions specified in this prospectus and the letter of transmittal. Each holder should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the old notes to be exchanged and any other required documentation, to Bank One Trust Company, N.A., as exchange agent, at the address set forth below under "--Exchange Agent" on or prior to the expiration date. A holder may also tender old notes using the procedures for book-entry transfer described in this prospectus and in the letter of transmittal. By executing the letter of transmittal, a holder will be representing to us that, among other things:

         . the exchange notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

         . that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes; and

         . that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company.

         Any financial institution that is a participant in The Depository Trust Company's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing The Depository Trust Company to transfer those old notes into the exchange agent's account in accordance with The Depository Trust Company's procedure for transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, the letter of transmittal, or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address specified in this prospectus under "Exchange Agent" prior to 12:00 midnight, New York City time, on the expiration date. Delivery of documents to The Depository Trust Company in accordance with its procedures does not constitute delivery to the exchange agent.

         Only a holder may tender its old notes in the exchange offer. To tender in the exchange offer, a holder must:

         . complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

         . have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

         . unless the tender is being effected by book-entry transfer, mail or otherwise deliver the letter of transmittal or facsimile, together with the old notes and other required documents, to the exchange agent, prior to 12:00 midnight, New York City time, on the expiration date.

         The tender by a holder will constitute an agreement among the holder, the exchange agent and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

         The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration date. No letter of transmittal or old notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for them, in each case as set forth in this prospectus and in the letter of transmittal.

         Any beneficial owner whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If that beneficial owner wishes to tender on his own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Required representations in letter of transmittal

         The letter of transmittal will include representations to us that, among other things:

         . the exchange notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;

         . neither the holder nor any such other person is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes;

         . neither the holder nor any such other person is an "affiliate, " as defined in Rule 405 under the Securities Act, of ours; and

         . if the tendering holder is a broker or dealer as defined in the Exchange Act, then

                  . it acquired the old notes for its own account as a result of market-making activities or other trading activities; and

                  . it has not entered into any arrangement or understanding with our company or any "affiliate" of our company within the meaning of Rule 405 under the Securities Act to distribute the exchange notes to be received in the exchange offer.

         In the case of a broker-dealer that receives exchange notes for its own account in exchange for old notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgement that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received in the exchange offer; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

How to sign your letter of transmittal and other documents

         Except as provided in the next paragraph, signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by one of the following entities:

         . a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc.;

         . a commercial bank or trust company having an office or correspondent in the United States; or

         . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

         Signatures on the letter of transmittal do not need to be guaranteed, however, if old notes are tendered:

         . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instruction" of the letter of transmittal; or

         .        for the account of:

                  . a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc.;

                  . a commercial bank or trust company having an office or correspondent in the United States; or

                  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

         If the letter of transmittal is signed by a person other than the registered holder of old notes, the old notes must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Important rules concerning the exchange offer

         You should note that:

         . All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding;

         . We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in our judgment or the judgment of our counsel, be unlawful;

         . We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine;

         . Although we intend to notify holders of defects or irregularities with respect to any tender of old notes, neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to tenders of old notes, nor will any of them incur any liability for failure to give that notification; and

         . Tenders of old notes will not be deemed to have been made until those irregularities have been cured or waived. Any old notes received by the exchange agent that we determine are not properly tendered or the tender of which we otherwise reject and as to which the defects or irregularities have not been cured or we have not waived will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

         The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer. Any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of old notes by causing The Depository Trust Company to transfer those old notes into the exchange agent's account with respect to the old notes in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for that transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant that is tendering old notes that the participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

         Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

         If you are a registered holder of old notes and you wish to tender your old notes but your initial notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

         .        the tender is made through:

                  . a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc.;

                  . a commercial bank or trust company having an office or correspondent in the United States; or

                  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act;

         . prior to the expiration date, the exchange agent receives from:

                  . a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc.;

                  . a commercial bank or trust company having an office or correspondent in the United States; or

                  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act;

         a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

                  . stating the name and address of the holder, the certificate number or numbers of the holder's old notes and the principal amount of old notes tendered;

                  . stating that the tender is being made in accordance with the guaranteed delivery procedures; and

                  . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of the letter of transmittal, together with the certificate(s) representing the old notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at The Depository Trust Company of old notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         . the properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, together with the certificate(s) representing all tendered old notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at The Depository Trust Company of old notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

         Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 12:00 midnight, New York City time, on the expiration date. A facsimile transmission notice of withdrawal that is received prior to receipt of a tender of old notes sent by mail and postmarked prior to the date of the facsimile transmission of withdrawal will be treated as a withdrawn tender. Any notice of withdrawal must:

         . specify the name of the person who deposited the old notes to be withdrawn,

         . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of those old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

         . be signed by the depositor in the same manner as the original signature on the letter of transmittal by which those old notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the old notes to register the transfer of those old notes into the name of the depositor withdrawing the tender, and

         . specify the name in which the old notes are to be registered, if different from that of the depositor.

         Please note that we will make the determination concerning all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions to the Exchange Offer

         Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes, and may terminate the exchange offer before the acceptance of those old notes if, in our company's judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

         . the exchange offer, or the making of any exchange by a holder, violates applicable interpretations of the staff of the SEC;

         . any action or proceeding will have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

         . there has been proposed, adopted or enacted any law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

         If we decide to terminate the exchange offer for any of the reasons set forth above, we may:

         . refuse to accept any old notes and return any old notes that have been tendered to their original holders;

         . extend the exchange offer and retain all old notes tendered prior to the expiration date of the exchange offer, subject to the rights of holders of tendered old notes to withdraw their tendered old notes; or

         . waive the termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

         If a waiver would constitute a material change in the exchange offer, we will disclose this change by means of a supplement to this prospectus that will be distributed to each registered holder, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during this period.

         The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition. Our failure at any time to exercise any of the foregoing rights will not be deemed to be a waiver by us of that right and each right will be deemed an ongoing right which may be asserted by us at any time and from time to time.

Exchange Agent

         Bank One Trust Company, N.A., the trustee under the indenture, is the exchange agent for the exchange offer. All executed letters of transmittal should be delivered to the exchange agent at one of the addresses set forth below. In its capacity as exchange agent, Bank One Trust Company, N.A. has no fiduciary duties and will be acting solely on the basis of our directions. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Registered or Certified Mail,                    Bank One Trust Company, N.A.
Hand or Courier:                                    1111 Polaris Parkway
                                                    Suite N1-OH1-0184
                                                    Columbus, Ohio 43240
                                                    Attention: Exchanges

Facsimile for Eligible Institutions:                (614) 248-9987
To Confirm by Telephone:                            (800) 346-5153

         Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

         We will pay all expenses of soliciting tenders under the exchange offer. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of our company and our affiliates in person, by telegraph, telephone or telecopier.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the exchange agent for specified losses and claims incurred by it as a result of the exchange offer.

         We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred by us in connection with the exchange offer, including fees and expenses of the trustee, including in its capacity as exchange agent, and our accounting and legal fees and printing costs, will be paid by us.

         We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. If, however, certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if the transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer, then the amount of any of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed by us directly to the tendering holder.

Accounting Treatment

         The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes.

Consequences of Failure to Exchange

         As a result of the making of, and upon acceptance for exchange of all validly tendered old notes under the terms of, this exchange offer, we will have fulfilled our obligations to make the exchange offer as contemplated by the exchange and registration rights agreement. Holders of the old notes who do not tender their old notes in the exchange offer will continue to hold their old notes, which will remain outstanding and entitled to the benefits of the indenture. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes. Accordingly, these old notes may be resold only:

         .        to us;

         . under a registration statement which has been declared effective under the Securities Act;

         . in the United States to qualified institutional buyers within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A;

         . in the United States to institutional "accredited investors", as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act, in transactions exempt from the registration requirements of the Securities Act;

         . outside the United States in transactions complying with the provisions of Regulation S under the Securities Act; or

         . under any other available exemption from the registration requirements under the Securities Act provided by Rule 144.

         To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes will likely be adversely affected. See "Risk Factors - If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time."

                           USE OF PROCEEDS

          The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the exchange offer.

                                    RATINGS

          The notes are rated "Aaa" by Moody's, "AAA" by Standard & Poor's, "AAA" by Fitch Ratings and "aaa" by A.M. Best due to the following:

          . the existence of the insurance policy issued by Ambac; and . the claims-paying ratings or credit quality of Ambac.

          Moody's ratings for debt currently range from "Aaa" to "C." Debt rated "Aaa", the highest of 9 rating levels, is judged to be of the best quality. Moody's has stated that, with respect to financial strength ratings, an "Aaa" rating carries the smallest degree of investment risk and is generally referred to as "gilt edged." "Aaa" interest payments are protected by a large or by an exceptionally stable margin and principal is secure. Moody's uses various features when rating credit quality; intrinsic financial strength, default frequency, loss severity, and rating transition risk are factors in Moody's evaluation.

          An obligation rated "AAA" has the highest of 12 rating levels assigned by Standard & Poor's. Standard & Poor's has stated that an "AAA" rating means an obligor's capacity to meet its financial commitment on the obligation is extremely strong. The rating "N.R." indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor's does not rate a particular obligation as a matter of policy. The credit ratings of the notes are based, in varying degrees, on the following considerations: (1) likelihood of payment-capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation; (2) nature of and provisions of the obligation; (3) protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

          Fitch Ratings has stated that it provides an opinion on the ability of an entity or of a securities issue to meet financial commitments, such as interest, preferred dividends, or repayment of principal, on a timely basis. "AAA" is the highest credit quality of 12 rating levels. "AAA" ratings denote the lowest expectation of credit risk. They are assigned only in case of exceptionally strong capacity for timely payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.
When a rating of the notes is assigned, Fitch Ratings considers the historical and prospective financial condition, quality of management, and operating performance of the issuer and of any guarantor, any special features of a specific issue or guarantee, the issue's relationship to other obligations of the issuer, as well as developments in the economic and political environment that might affect the issuer's financial strength and credit quality.

          A.M. Best has stated that its debt rating is an opinion of the capacity and willingness of an obligor to pay interest and principal in accordance with the terms of the obligation. A.M. Best's ratings for debt currently range from "aaa" to "d," with ratings "aaa," "aa," "a," and "bbb" all investment grade; while "bb," "b," "ccc" and "d" are all non -investment grade. A.M. Best publications indicate that "aaa" ratings, the highest of 8 rating levels, are "exceptional," and possess the least credit risk and are assigned to obligations of issuers with an exceptionally strong capacity and willingness to meet the terms of the obligations. Fundamental factors in rating the notes are determination of the financial strength, risk profile and the credit quality of the issuing organization (or of any guarantor).

          The ratings address the likelihood that, and the extent to which, you will receive repayment of principal on the notes on the final maturity date and interest on the notes on scheduled payment dates. The ratings also address the possible extent of any payment shortfall. Each of these ratings reflects only the view of the applicable rating agency at the time the rating was issued. Any explanation of the significance of a rating may be obtained only from the rating agency. Each rating should be evaluated independently of any other rating. A credit rating is not a recommendation to buy, sell or hold securities. There is no assurance that a credit rating will remain in effect for any given period of time. There is no assurance that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if in the rating agency's judgment, circumstances so warrant.

                                 CAPITALIZATION

          The indenture contemplates the issuance of up to $450 million aggregate principal amount of notes. We previously issued $300 million aggregate principal amount of notes in a private offering and are reserving the balance of the capacity referred to in the prior sentence for issuance in the future when, in our judgment, circumstances warrant the issuance of the additional debt.

          The following table presents our consolidated capitalization on the basis of Generally Accepted Accounting Principles as of June 30, 2002. In addition, presented in the table below is our debt and equity segregated between that attributable to the Closed Block Business and that attributable to business other than the Closed Block Business (which we refer to as the Ongoing Businesses) as of June 30, 2002.

                                                  Attributed to    Attributed to
                                                     Ongoing       Closed Block
                                  Historical        Businesses        Business
                                 -------------   ---------------   -------------
                                                 ($ in millions)
Long-term Debt:
   Total long-term debt......     $    516.9        $    216.9       $   300.0

Equity:
   Accumulated other comprehensive
      income.................           84.1              84.1            --
   Other equity..............        1,638.7             894.4           744.3
                                  ----------        ----------       ---------
      Total equity...........        1,722.8             978.5           744.3

Total Capitalization.........     $  2,239.7        $  1,195.4       $ 1,044.3
                                  ==========        ==========       =========

                       RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                                      Six Months
                                                                        Ended
                                             Year Ended December 31,   June 30,
                                        ----------------------------- ----------
                                        1997  1998  1999   2000  2001    2002
                                        ----  ----  ----   ----  ----    ----

Ratio of earning to fixed charges(b)...  2.1   2.7   3.3    4.0  (a.)     1.2

---------------------
(a) Our earnings were inadequate to cover fixed charges for the year ended December 31, 2001 due to reorganization and other charges recorded by us, which aggregated $144.4 million on a pre-tax basis. See "Reorganization and Other Charges" in our "Management's Discussion and Analysis of Financial Condition and Results of Operations of MONY Holdings (Generally Accepted Accounting Principles)" for further information. Excluding such charges the ratio of earnings to fixed charges for 2001 would have been 1.6.

(b) For purposes of calculating the ratios, fixed charges consist of interest on debt, interest credited to policyholder account balances, accretion of discount on debt and the interest portion of rental expenses on operating leases.

                                  MONY HOLDINGS

          We are a recently formed insurance holding company, formed as a limited liability company under the laws of the State of Delaware. MONY Group is our sole member. MONY Group is a public company whose shares are listed on the New York Stock Exchange under the trading symbol "MNY." We are the direct parent and sole stockholder of MONY Life. We have no independent operating business of our own other than our ownership of MONY Life.

The Notes

          The notes will at all times be senior, secured indebtedness of MONY Holdings, with limited recourse as described under "Description of the Notes--Security Interest" and "Description of the Notes--Limited Recourse." Our ability to meet our obligations under the notes will be dependent upon the results of the Closed Block Business and the ability of MONY Life to dividend sufficient funds to us.

          Neither MONY Group, MONY Life nor any of our affiliates is an obligor or guarantor on the notes.

The Closed Block Business and the Ongoing Businesses

The Closed Block

          Prior to its demutualization in 1998, MONY Life issued participating individual life insurance policies. Under these participating individual life insurance policies, policyholders are eligible to receive policyholder dividends as declared by the board of directors of MONY Life.

          Under the New York Demutualization statute, a plan of reorganization of a mutual insurer must provide for the reasonable dividend expectations of owners of participating individual life insurance policies on which the company expects to pay experience-based dividends by the creation of a regulatory mechanism known as a "closed block." The plan of demutualization of MONY Life complied with this requirement.

          The Closed Block was established for the purpose of providing, over time, for the reasonable dividend expectations of the holders of the Closed Block policies by allocating to the Closed Block assets to be used exclusively for the payment of the Closed Block liabilities. See "Business-The Closed Block" for further discussion of the Closed Block.

Surplus and Related Assets

          The Surplus and Related Assets are those assets of MONY Life held outside the Closed Block to meet initial capital requirements related to the Closed Block Business within MONY Life as well as those assets that initially represent the difference between the assets of the Closed Block and the sum of liabilities of the Closed Block as designated by MONY Life on or prior to the initial date of issuance of the old notes. The Surplus and Related Assets equal approximately $1,723.0 million on a statutory book value basis as of March 31, 2002. Together, the Closed Block assets, Closed Block liabilities, Surplus and Related Assets, corresponding adjustments, such as deferred policy acquisition costs and deferred taxes in accordance with Generally Accepted Accounting Principles, any funds in the Additional Reserve Account (as described under "Description of the Notes--Sources of Funds for Debt Service--Additional Reserve Account"), and other assets and liabilities of MONY Life attributable to the Closed Block Business, as specified in the Closed Block Memorandum, which was a part of the plan of reorganization (which we refer to as the Plan of Reorganization) of The Mutual Life Insurance Company of New York (which we refer to as Mutual of New York) in respect of its demutualization, a copy of which is attached hereto as Appendix B, constitute the principal components of the Closed Block Business within MONY Life.

          The Closed Block is designed so that the cash flows and assets from the Surplus and Related Assets should not be necessary to fund payments of Closed Block liabilities, including payment of dividends based on the experience of the Closed Block. MONY Life is not required to support the payment of dividends on Closed Block policies from its general funds, including the Surplus and Related Assets. However, MONY Life could choose to provide such support, subject to its fiduciary duties to shareholders and its obligations to non-Closed Block policyholders, but would do so only for competitive purposes. The Surplus and Related Assets are not further funded. The earnings on, and distribution of, the Surplus and Related Assets over time will be a source of payment of the principal, interest and other amounts of the notes. The use of Surplus and Related Assets or earnings thereon to pay Closed Block liabilities would reduce funds available for payment of principal, interest and other amounts on the notes. Those payments, however, would constitute an event of default under the notes. The Closed Block assets will not be available to pay principal, interest or other amounts on the notes.

          Surplus and Related Assets will conform to the Investment Policy for the Surplus and Related Assets Portfolio described under "Summary of Certain Documents--Investment Policy for the Surplus and Related Assets Portfolio" below.

Allocation of Assets and Liabilities

          In connection with the issuance of the old notes, MONY Life's and our assets and liabilities have been allocated between the Ongoing Businesses and the Closed Block Business, so that the principal assets and liabilities of the Closed Block Business consist of the following:

          . within MONY Life: the Closed Block assets, Closed Block liabilities,
            Surplus and Related Assets, corresponding adjustments, such as deferred policy acquisition costs and deferred taxes in accordance with Generally Accepted Accounting Principles, any funds in the Additional Reserve Account, and other assets and liabilities of MONY Life attributable to the Closed Block Business, as set forth in the Closed Block Memorandum;

          . within MONY Holdings: the outstanding principal amount of the notes and related unamortized debt issuance costs, the insurance policies guaranteeing payment of principal and interest on the notes and the interest rate swaps, the Debt Service Coverage Account-Subaccount Closed Block Business, obligations and rights under the Insurance Agreement, obligations and rights under the tax agreement related to the Closed Block Business, the interest rate swaps relating to the notes, and other incidental assets and liabilities of MONY Holdings attributable to the Closed Block Business; and

          . such other of our and MONY Life's assets and liabilities as may be reflected in the Closed Block Business, consistent with the pro forma information regarding the establishment of the Closed Block Business as described in this prospectus.

          All remaining assets and liabilities of MONY Group and its subsidiaries, including MONY Life and us, constitute the Ongoing Businesses.

          Following this allocation, the Closed Block Business has its own "notional" balance sheet and income statement reflecting its own assets and liabilities and profits and losses, accounting for them as if it were a legally separate company. The allocation of assets and liabilities does not require the transfer by us, MONY Group, MONY Life or any of our or their respective subsidiaries or the Closed Block, of any specific assets or liabilities to a separate legal entity. However, the Closed Block Business and its related cash flows will be separately identified in MONY Life's and our operating systems.

          The establishment of the Closed Block Business will not affect the cash flows of the Closed Block assets or the operation of the Closed Block as described in the plan of reorganization. Transfers of assets between the Ongoing Businesses (including those MONY Life assets used in the Ongoing Businesses) and the Closed Block Business will not be permitted other than as described below under "-Inter-Business Transfer and Allocation Policies Relating to the Ongoing Businesses and the Closed Block Business" and subject to the covenants set forth under "Description of the Notes-Significant Covenants" below.

          Because the separation of the Ongoing Businesses and the Closed Block Business described above does not create actual separate legal entities, the claims of creditors relating to the Closed Block Business, except for claims of the noteholders, or the Ongoing Businesses (including if there is a bankruptcy or insolvency or by levy of judicial, creditor or other liens) will be against MONY Life's or MONY Holdings' total assets. However, unless MONY Life or we are in bankruptcy, insolvency, rehabilitation or other delinquency proceedings, each will ensure that all liabilities of its Ongoing Businesses are satisfied out of assets of its Ongoing Businesses other than, in our case, the Debt Service Coverage Account-Subaccount Ongoing Businesses and the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit). Neither the terms of the Closed Block nor the separation of the businesses, as described above, will affect the rights of Closed Block policyholders, non-Closed Block policyholders, nor any other creditors of MONY Life to have their claims satisfied out of MONY Life's total assets.

          The following table sets forth the assets and liabilities comprising the Closed Block Business on a consolidated basis in accordance with Generally Accepted Accounting Principles as of June 30, 2002 and indicates the legal entity in which such assets and liabilities are reported on a stand-alone basis.

                                                         Assets    Liabilities
                                                        --------  -------------
                                                            ($ in millions)
MONY Life:
   Closed Block invested assets and cash and
      cash equivalents................................  $ 5,795.3   $      --
   Surplus and Related Assets.........................    1,769.0          --
   Deferred policy acquisition costs..................      471.3          --
   Other assets.......................................      235.2          --
   Closed Block liabilities...........................       --         7,215.0
                                                        ----------  -----------
                                                          8,270.8       7,215.0

MONY Holdings:
   Notes..............................................       --           300.0
   Debt Service Coverage Account--Subaccount
      Closed Block Business/(1)/......................       --            --
   Unamortized debt issuance and other related
      costs...........................................        7.6          --
   Other liabilities..................................       --            19.1
                                                              7.6         319.1
Closed Block Business.................................  $ 8,278.4   $   7,534.1
                                                        ==========  ===========

-------------------
/(1)/  See "Debt Service Coverage Account."

Inter-Business Transfer and Allocation Policies Relating to the Ongoing Businesses and the Closed Block Business

          Inter-Business Transactions and Transfers (Excluding Taxation)

          The transactions described below will be permitted between the Closed Block Business and the Ongoing Businesses.

          (a) Ongoing Businesses in MONY Holdings may lend to the Closed Block Business within MONY Holdings on a basis subordinated to the notes. The Ongoing Businesses within MONY Life may not lend funds to the Closed Block Business within MONY Holdings.

          (b) Lending is permitted pursuant to any Inter-Business Loan that may be established to reflect usage of the funds held in the Debt Service Coverage Account-Subaccount Ongoing Businesses and the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) as described below under "Description of the Notes--Sources of Funds for Debt Service--Debt Service Coverage Account--Payment Priorities and Inter-Business Loans."

          (c) MONY Life is permitted to make loans from the Surplus and Related Assets to the Ongoing Businesses of MONY Life for cash management purposes of MONY Life only.

          (d) Administrative Payments from the Surplus and Related Assets to the Ongoing Businesses will be made to properly allocate dividends paid by MONY Life on its common stock in accordance with the indenture and to facilitate the operation of the Additional Reserve Account.

          (e) Cash payments for investment management fees from the Closed Block Business, but not the Closed Block, will be paid from the Surplus and Related Assets to the Ongoing Businesses within MONY Life.

          Tax Allocations/Tax Treatment

          For financial reporting purposes, the Closed Block Business within each of MONY Holdings and MONY Life will be treated as if it were a consolidated subsidiary under the consolidated federal income tax sharing agreement of MONY Group and its affiliates.

          Policies with Respect to Inter-Business Transactions and Transfers Regarding Taxation

          If the Closed Block Business has taxable income attributable to tax periods, or portions of periods, after the date of issuance of the old notes, it will pay its share of federal income tax in cash to the Ongoing Businesses. If the Closed Block Business has losses or credits attributable to tax periods, or portions of periods, after the date of issuance of the old notes, including from the characterization of the notes as debt for tax purposes, it will receive its federal income tax benefit in cash from the Ongoing Businesses.

          The Closed Block Business will also pay or receive its appropriate share of tax and related interest resulting from adjustments attributable to the settlement or other resolution of tax controversies or the filing of amended tax returns to the extent that such amounts relate to controversies or amended returns arising with respect to the Closed Block Business and attributable to tax periods, or portions of periods, after the date of issuance of the old notes. However, to the extent that such tax is directly attributable to the characterization of the notes as other than debt for tax purposes, the tax will be borne solely by the Ongoing Businesses. If a change of law after the date of issuance of the old notes, including any change in the interpretation of any law, results in the recharacterization of all or part of the notes as other than debt for tax purposes or a significant reduction in the income tax benefit associated with the interest expense on all or part of the notes, the Ongoing Businesses will continue to pay the forgone income tax benefit to the Closed Block Business within MONY Holdings for as long as we remain obligated on the notes or any amounts are owed to Ambac as if such recharacterization or reduction of actual benefit has not occurred. The Ongoing Businesses will bear all tax liabilities not properly attributable to the Closed Block Business. Any settlement involving the Closed Block Business will be made in good faith and with due regard to the merits of the position taken by the Closed Block Business.

          Charges for premium taxes, guaranty fund payments as well as state and local income taxes and franchise taxes will be allocated between the Closed Block Business and the Ongoing Businesses in the manner in which they are allocated between the Closed Block and the remainder of MONY Life, in accordance with the Plan of Reorganization. For purposes of calculating the state and local income tax for the Closed Block Business within MONY Life, the actual MONY Life state and local income taxes paid will be used. For purposes of calculating the state and local income tax on the Closed Block Business in MONY Holdings (including the state and local income tax benefits related to the interest payable on the notes) a fixed rate of 0% will be used. For purposes of calculating the federal income tax for the Closed Block Business in MONY Holdings, the highest marginal tax rate applicable to corporations will be used.

            MONY HOLDINGS SELECTED HISTORICAL FINANCIAL INFORMATION
                   (Generally Accepted Accounting Principles)

          The following table sets forth selected consolidated financial information for MONY Holdings prepared on the basis of Generally Accepted Accounting Principles. The selected consolidated financial information as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 has been derived from audited financial statements included in this prospectus. The selected consolidated financial information as of December 31, 1999, 1998, and 1997 and for the years ended December 31, 1998 and 1997 has been derived from audited financial statements not included in this prospectus. The selected consolidated financial information as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 has been derived from unaudited interim condensed consolidated financial statements included herein. In our opinion, all unaudited interim condensed consolidated financial information presented in the table below reflects all adjustments necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year. You should read the selected consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MONY Holdings (Generally Accepted Accounting Principles)", our consolidated financial statements and the notes thereto and the other financial information prepared in accordance with Generally Accepted Accounting Principles included elsewhere in this prospectus.

                                                As of and
                                            For the Six Months                        As of and For the
                                               Ended June 30,                      Year Ended December 31,
                                          ------------------------ ----------------------------------------------------------------
                                              2002         2001      2001/(5)/      2000         1999         1998         1997
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
                                                                               ($ in millions)
CONSOLIDATED INCOME STATEMENT
     DATA/(1)/(2)/(6)/:
Revenues:
     Premiums...........................  $     334.3   $   338.5   $    695.3   $    700.5   $    717.1   $    721.8   $    838.6
     Universal Life and investment-type
       product policy fees..............        101.5       102.0        207.2        205.8        196.3        151.6        127.3
     Net investment income..............        364.0       365.1        676.9        970.9        900.0        734.9        733.0
     Net realized (losses)/gains on             (27.9)        5.5        (12.3)        37.5        125.1        171.1         72.1
     investments........................
     Group Pension Profits/(3)/.........         15.2        19.2         30.7         37.1         63.0         56.8         60.0
     Other income.......................         86.4        94.8        189.1        223.3        197.2        163.2        145.4
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
         Total revenues.................        873.5       925.1      1,786.9      2,175.1      2,198.7      1,999.4      1,976.4
         Total benefits and expenses....        861.3       860.4      1,840.0      1,776.3      1,819.8      1,706.0      1,788.7
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes                12.2        64.7        (53.1)       398.8        378.9        293.4        187.7
   and extraordinary item...............
Income tax expense (benefit) /(4)/......          0.2        20.7        (19.1)       134.8        131.4        102.7         57.3
Income (loss) before extraordinary item.         12.0        44.0        (34.0)       264.0        247.5        190.7        130.4
Extraordinary item--net..................        --          --           --           37.7         --           27.2         13.3
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
         Net income (loss)..............  $      12.0   $    44.0   $    (34.0)  $    226.3   $    247.5   $    163.5   $    117.1
                                          ============  ==========  ===========  ===========  ===========  ===========  ===========
CONSOLIDATED BALANCE SHEET
     DATA/(1)/(2)/(3)/(6)/:
Total assets............................  $  23,202.2               $ 23,386.3   $ 24,202.3   $ 24,720.1   $ 24,897.1   $ 23,611.3
Total debt..............................        686.0                    216.9        269.3        298.8        375.4        423.6
Total liabilities.......................     21,479.4                 21,483.7     22,175.8     22,927.3     23,170.0     22,290.7
Member's equity.........................      1,722.8                  1,902.6      2,026.5      1,792.8      1,727.1      1,320.6

--------------------
/(1)/ On February 27, 2002, MONY Group formed a downstream holdin g company, MONY Holdings, LLC (which we refer to as MONY Holdings). MONY Holdings was formed for the purpose of issuing debt tied to the Closed Block Business within MONY Life. Pursuant to this transaction, MONY Group transferred its ownership interest in MONY Life to MONY Holdings. MONY Holdings commenced operations on April 30, 2002 concurrent with the issuance of $300.0 million of floating rate insured debt securities (which we refer to as the old notes) in a private placement and the aforementioned transfer of MONY Group's ownership interest in MONY Life. Other than activities related to servicing the old notes in accordance with the indenture and its ownership interest in MONY Life, MONY Holdings has no operations and engages in no other activities. The historical financial information presented above represents that of MONY Life and its subsidiaries consolidated and includes MONY Holdings from the period from its commencement of operations.
/(2)/ On January 1, 2001, MONY Life adopted the provisions of the American Institute of Certified Public Accountants Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies for Certain Long-Duration Participating Contracts". Statement of Position 00-3 provides guidance with respect to accounting for demutualizations and requires, among other things, that (i) Closed Block assets, liabilities, revenues and expenses be displayed in financial statements combined with all other assets, liabilities, revenues and expenses outside the Closed Block, and (ii) demutualization expenses be classified as a single line item within income from continuing operations. The Consolidated Financial Statements of MONY Holdings for years prior to 2001 have been restated as necessary to conform to the requirements of Statement of Position 00-3.
/(3)/ See Note 11 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, included herein.
/(4)/ Prior to its demutualization on November 18, 1998, Mutual of New York, as a mutual insurance company, was subject to the surplus tax imposed on mutual life insurance companies under the Internal Revenue Code. Income tax expense for 1998 and 1997 includes $0.0 million and $5.8 million of surplus tax, respectively.
/(5)/ MONY Holdings' results of operations for the year ended December 31, 2001 include charges aggregating $144.4 million before taxes. See Note 19 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, included herein.
/(6)/ See Notes 2 and 18 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, included herein.

         MONY LIFE SELECTED HISTORICAL STATUTORY FINANCIAL INFORMATION

          The historical financial information of MONY Life included in this section of the prospectus was prepared on the basis of Statutory Accounting Practices, which are those accounting principles or practices prescribed or permitted by an insurer's domiciliary state. Statutory Accounting Practices are set forth in the insurance laws, regulations and administrative rulings of each state, publications of the National Association of Insurance Commissioners and other documents. The objectives of Statutory Accounting Practices differ from Generally Accepted Accounting Principles. Statutory Accounting Practices are designed to address the concerns of regulators. Generally Accepted Accounting Principles are designed to meet the varying needs of different users of financial statements. Statutory Accounting Practices are generally considered to be more conservative than Generally Accepted Accounting Principles and attempt to determine at the financial statement date an insurer's ability to pay claims in the future. Generally Accepted Accounting Principles, on the other hand, stress measurement of earnings of a business from period to period, by matching revenues and expenses.

          The following table sets forth selected financial information for MONY Life. The selected statutory financial information appearing below as of and for the years ended December 31, 2001 and 2000 are derived from MONY Life's audited statutory financial statements included elsewhere in this prospectus. The selected statutory financial information appearing below as of and for the years ended December 31, 1999, 1998, and 1997 are derived from audited statutory financial statements not included in this prospectus. The selected statutory financial information as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 has been derived from unaudited financial statements included herein. In the opinion of management of MONY Life, all unaudited financial information presented in the table below reflects all adjustments necessary for a fair presentation of MONY Life's financial position and results of operations for such periods in accordance with Statutory Accounting Practices. The results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results to be expected for a full year.

          You should read the selected financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MONY Life (Statutory Accounting Practices)", MONY Life's statutory-basis financial statements, as well as other financial information included elsewhere herein.

                                             As of and for the
                                              Six Months Ended
                                                  June 30,                        For the Year Ended December 31,
                                          ------------------------ ----------------------------------------------------------------
                                              2002         2001      2001/(6)/      2000         1999         1998         1997
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
                                                                               ($ in millions)
STATEMENT OF OPERATIONS DATA:
REVENUES:
Premiums, annuity considerations and      $     338.2   $   362.6   $    787.1   $  1,335.8   $  1,093.3   $  1,115.4   $  1,171.4
   fund deposits........................
Net investment income(5)................        300.8       321.3        624.3        859.0        734.7        638.1        644.4
Other income, net.......................          6.9         8.5          6.9         85.7         30.7         --         (189.5)
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
     Total revenues.....................        645.9       692.4      1,418.3      2,280.5      1,858.7      1,753.5      1,626.3
BENEFITS AND EXPENSES:
Policyholder and contractholder                 352.2       423.4        855.4      1,667.9      1,288.5     1,122.6       1,265.7
benefits................................
Change in policy and contract reserves..         28.0       (14.4)        27.2         13.5         37.8        62.1         (93.7)
Commissions.............................         11.0        15.1         28.4         33.7         41.9        40.9          48.8
Net transfers from separate accounts....         (5.4)       (6.6)       (21.8)      (215.0)      (179.4)      (40.2)       (176.2)
Other expenses, net.....................         95.6        98.5        223.6        222.0        207.2       257.5         262.0
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
     Total benefits and expenses........        481.4       516.0      1,112.8      1,722.1      1,396.0     1,442.9       1,306.6
Net gain from operations before                 164.5       176.4        305.5        558.4        462.7       310.6         319.7
     dividends and federal income
     taxes..............................
Dividends to policyholders..............         98.5       111.2        203.7        241.9        207.1       204.9         199.1
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------

                                             As of and for the
                                              Six Months Ended
                                                  June 30,                        For the Year Ended December 31,
                                          ------------------------ ----------------------------------------------------------------
                                              2002         2001      2001/(6)/      2000         1999         1998         1997
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
                                                                               ($ in millions)
Net gain from operations before                  66.0        65.2        101.8        316.5        255.6       105.7         120.6
     federal income taxes...............
Federal income taxes (benefit)..........          3.0         9.6         (0.7)       (30.3)        --          11.0          37.4
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
NET GAIN
FROM OPERATIONS.........................         63.0        55.6        102.5        346.8        255.6        94.7          83.2
Net realized capital (losses) gains.....        (25.7)      (28.3)       (69.1)      (111.4)      (104.6)      (96.1)         (4.4)
                                          ------------  ----------  -----------  -----------  -----------  -----------  -----------
NET INCOME..............................  $      37.3   $    27.3   $     33.4   $    235.4   $    151.0   $    (1.4)   $     78.8
                                          ============  ==========  ===========  ===========  ===========  ===========  ===========

                                                    As of
                                                   June 30,                              For the Year Ended December 31,
                                                 ------------   ------------------------------------------------------------------
                                                     2002          2001          2000          1999          1998          1997
                                                 -----------    ----------   -----------   ----------    ----------    ----------
                                                                                      ($ in millions)
STATEMENT OF FINANCIAL POSITION DATA:
ASSETS:
Total cash and invested assets.................. $   9,325.8    $  9,352.5   $   9,737.8   $  9,887.2    $  9,702.2    $  9,476.6
Investment income due and accrued...............       183.9         167.7         168.0        160.8         157.5         160.5
Other assets....................................       404.9         424.4         392.9        289.8         298.1         300.0
Separate account assets.........................     1,432.4       1,591.6       1,809.2      2,027.7       1,974.8       1,827.5
                                                 -----------    ----------   -----------   ----------    ----------    ----------
    Total assets................................ $  11,347.0    $ 11,536.2   $  12,107.9   $ 12,365.5    $ 12,132.6    $ 11,764.6

LIABILITIES:
Life insurance and annuity reserves.............    $7,445.2    $  7,417.2   $   7,405.6   $  7,389.9    $  7,353.4    $  7,288.9
Funds held and other deposits...................       490.1         495.1         557.1        571.9         580.4         591.2
Dividends to policyholders......................       198.9         198.0         221.4        201.6         198.0         193.1
Asset valuation reserve.........................       188.4         177.0         262.0        333.0         326.8         332.3
Federal income taxes due or accrued.............       123.2         129.7         128.8        161.3          91.9          98.8
Other liabilities...............................       626.1         613.1         571.7        615.5         603.7         608.1
Separate account liabilities....................     1,429.6       1,588.7       1,806.5      2,025.3       1,962.6       1,816.8
                                                 -----------    ----------   -----------   ----------    ----------    ----------
    Total liabilities:..........................    10,501.5      10,618.8      10,953.1     11,298.5      11,116.8      10,929.2
Surplus/(1)/(3)/:
Surplus Notes/(2)/..............................       216.1         216.1         216.1        187.3         187.3         187.3
Other Capital and Surplus.......................       629.4         701.3         938.7        879.7         828.5         648.1
                                                 -----------    ----------   -----------   ----------    ----------    ----------
                                                       845.5         917.4       1,154.8      1,067.0       1,015.8         835.4
    Total Liabilities, Capital and Surplus:.....   $11,347.0    $ 11,536.2   $  12,107.9   $ 12,365.5    $ 12,132.6    $ 11,764.6
                                                 ===========    ==========   ===========   ==========    ==========    ==========

--------------
/(1)/ In 2001 the Insurance Department of the State of New York, MONY Life's state of domicile, adopted the National Association of Insurance Commissioners Accounting Practices and Procedures manual, version effective January 1, 2001, as a component of prescribed or permitted accounting practices accepted by the state. Codified Statutory Accounting Practices represents a new statutory accounting framework adopted by the National Association of Insurance Commissioners, which is substantively different from Statutory Accounting Practices followed prior to 2001. As a result of MONY Life's adoption of Codified Statutory Accounting Practices as prescribed or permitted by the State of New York, MONY Life recorded a charge to surplus of approximately $36.9 million on January 1, 2001, the mandatory effective date of the adoption of Codified Statutory Accounting Practices by insurers. The State of New York has adopted specified prescribed accounting practices that differ from Codified Statutory Accounting Practices. The principal differences are: (i) goodwill arising from the purchase of a subsidiary, controlled or affiliated entity is written off by New York domiciled companies directly to surplus in the year it originates, whereas under Codified Statutory Accounting Practices, goodwill in amounts not exceeding 10% of an insurer's capital and surplus may be recognized as an admitted asset, and (ii) deferred tax assets and deferred tax liabilities representing the expected future tax consequences of temporary differences generated by differences between statutory and tax accounting are not recorded by New York domiciled companies, whereas under Codified Statutory Accounting Practices, these deferred tax assets and liabilities are recognized as admitted assets or liabilities, respectively.

      A reconciliation of MONY Life's capital and surplus between practices prescribed or permitted by the State of New York and Codified Statutory Accounting Practices is shown below:

                                                                                     June 30,       December 31,
                                                                                       2002            2001
                                                                                  --------------  ----------------
                                                                                          ($ in millions)
Statutory capital and surplus, New York basis....................................   $    845.5      $    917.4
New York prescribed practices:...................................................
       Goodwill..................................................................         20.1            21.6
       Deferred tax assets, net..................................................         84.1            89.9
                                                                                    -----------     -----------
Statutory capital and surplus, Codified Statutory Accounting Practices basis.....   $    949.7      $  1,028.9
                                                                                    ===========     ===========

/(2)/ On March 8, 2000, MONY Life repurchased all of its outstanding $115.0 million face amount 9.5% coupon surplus notes, which were issued in 1997, and approximately $116.5 million face amount of its $125.0 million face amount 11.25% coupon surplus notes, which were issued in 1994 (which we refer to as the 9.5% Notes and the 11.25% Notes, respectively). In the third quarter of 2000, MONY Life repurchased another $6.5 million face amount of the 11.25% Notes and, in the first quarter of 2001, MONY Life repurchased another $100,000 face amount of the 11.25% Notes, leaving $1.9 million face amount of the 11.25% Notes outstanding at December 31, 2001.

       To finance the repurchase of the 9.5% Notes and the 11.25% Notes, MONY Life issued two surplus notes to MONY Group (which we refer to as the Inter-company Surplus Notes) to replace the 9.5% Notes and the 11.25% Notes and received a capital contribution from MONY Group of $65 million. The terms of the Inter-company Surplus Notes are identical to the 9.5% Notes and the 11.25% Notes, except the Inter-company Surplus Notes were priced to yield a current market rate of interest of approximately 8.35% and the Inter-company Surplus Note issued to replace the 11.25% Notes was issued at a face amount of $100 million. As a result of the repurchase, MONY Life recorded an after-tax loss of approximately $80.7 million, which was recorded as a direct charge to surplus.

/(3)/ The principal components of the changes in surplus from year to year are as follows:

                                                    For the Six
                                                   Months Ended
                                                     June 30,                     For the Year Ended December 31,
                                                   ------------ -------------------------------------------------------------------
                                                       2002        2001          2000         1999          1998            1997
                                                   -----------  ----------   -----------   -----------   ------------    ----------
Statutory Capital and Surplus, January 1.........       917.4    $1,154.8     $ 1,067.0     $ 1,015.8     $  835.4       $   703.5
Net income.......................................        37.3        33.4         235.4         151.0         (1.4)           78.8
Change in net unrealized capital gains (losses)..      (100.3)     (196.6)        (38.9)         51.2         48.5            44.0
Provision for early retirement program...........
Increase in surplus notes........................                                  28.8                                      111.4
Paid in surplus..................................                                  65.0          (0.5)        830.6/(4)/
Loss on repurchase of surplus notes..............                                (109.9)
Recapture of reinsurance.........................                                 (39.0)        (43.1)         (6.8)          16.9
Dividends to parent..............................                  (115.0)       (100.0)
Other............................................        (8.9)       40.8          46.4        (107.4)       (690.5)/(4)/   (119.2)
                                                   -----------  ----------   -----------   -----------   ---------------- ---------
Statutory Capital and Surplus, end of period.....   $   845.5    $  917.4     $ 1,154.8     $ 1,067.0     $ 1,015.8       $  835.4
                                                   ===========  ==========   ===========   ===========   ================ =========

/(4)/ Includes $624.0 million which represents a reclassification of unassigned surplus to paid in surplus to reflect the exchange of policyholders' membership interests for common stock in connection with MONY Life's demutualization in 1998.

/(5)/ Includes income from venture capital investments of $10.3 million and $17.5 million for the six months ended June 30, 2002 and 2001, respectively, and $26.1 million, $245.7 million, $136.2 million, $49.5 million, and $49.0 million for the years ended December 31, 2001, 2000, 1999, 1998, and 1997, respectively.

/(6)/ In accordance with Codified Statutory Accounting Practices implementation guidance, financial statements prior to January 1, 2001 are not restated to conform to the requirements of Codified Statutory Accounting Practices. Also, financial statements prior to 2001 were not restated to reflect specified changes in the presentation of items made in 2001. As a result, specified amounts reported above in the Statement of Operations Data for 2001 are not comparable to amounts reported in years prior to 2001. The effect of these items on the individual line items of the Statement of Financial Position Data above was not material. The principal differences relating to the Statement of Operations Data are as follows:

       . Beginning in 2001, contributions relating to contracts issued by an insurer that do not incorporate mortality or morbidity risk (which we refer to as Deposit Contracts) are not reported as revenues, but are accounted for as deposit liabilities. In prior years, these amounts were reported as revenues. In addition, withdrawals, changes in policy and contract reserves, and transfers to/from separate accounts relating to Deposit Contracts are not reported as expenses, but are reported as reductions of deposit liabilities. In prior years, these amounts were reported as expenses. Contributions, withdrawals, changes in policy and contract reserves, and transfers to/from separate accounts were $269.7 million, $313.1 million, $18.9 million and $47.3 million, respectively, for the year ended December 31, 2001. The corresponding amounts were $317.8 million, $452.8 million, $(18.4) million and $98.3 million, respectively, for the year ended December 31, 2000.

       . Interest credited on Deposit Contracts was included in the statement of operations line item entitled "change in policy and contract reserves" prior to 2001. In 2001 these amounts are included in the statement of operations line item entitled "policyholder and contractholder benefits." Interest credited on Deposit Contracts was $12.4 million and $13.5 million for the years ended December 31, 2001 and 2000, respectively.

       . Contributions relating to life, disability, and medical coverage provided to company employees were reported in other income, and related benefit payments were reported in policyholder and contractholder benefits prior to 2001. In 2001 these amounts are reported on a net basis in other income. Contributions and benefit payments were $20.8 million and $20.4 million, respectively, for the year ended December 31, 2001, and $18.3 million and $8.3 million, respectively, for the year ended December 31, 2000.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

         Presented below is our unaudited pro forma financial information for the six months ended June 30, 2002 and for the year ended December 31, 2001 on a consolidated and separate company basis prepared in accordance with Generally Accepted Accounting Principles, as well as unaudited pro forma financial information of MONY Life on a statutory basis for the six months ended June 30, 2002 and for the year ended December 31, 2001.

Unaudited Pro Forma Condensed Consolidated Statements of Operations of MONY Holdings

         Our unaudited pro forma financial information presented below gives effect to the following transactions (which we collectively refer to as the Transactions) as if they were consummated at the beginning of the fiscal year presented: (i) our formation, (ii) the transfer to us by MONY Group of all ownership interest in MONY Life, (iii) the issuance of $300.0 million aggregate principal amount of notes and related actions, (iv) the establishment and funding of the Debt Service Coverage Account, (v) our dividend to MONY Group of the excess of the net proceeds from the issuance of the notes over the required initial funding of the Debt Service Coverage Account, (vi) the allocation of Surplus and Related Assets to the Closed Block Business, (vii) the purchase of an interest rate swap contract to hedge the floating rate interest on the notes, which effectively fixed our cost (including the cost of insuring the scheduled payment of principal and interest on the notes, as well as the costs of issuing the notes) on the notes at approximately 7.36% and (viii) the allocation of specified expenses of maintaining and administering the in force business in the Closed Block, as well as the allocation of expenses associated with managing the invested assets of the Closed Block Business.

         In addition, our pro forma revenues, expenses, and net (loss) income presented below are segregated between that attributable to the Closed Block Business and that attributable to the Ongoing Businesses.

         We are the issuer of the notes and are the holding company of MONY Life following the transfer to us by MONY Group of all ownership interest in MONY Life. The historical columns below reflect the historical results of operations of MONY Life for the six-month period ended June 30, 2002 and the year ended December 31, 2001 and also represent the pro forma adjustments required to reflect the impact on our financial position and results of operations of the transfer to us by MONY Group of all ownership interest in MONY Life.

                               MONY Holdings, LLC

        Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           for the Six Months Ended
                                  June 30, 2002

                                                                                                                Pro Forma
                                                                                                 Pro Forma      Attributed
                                                                                                Attributed      to Closed
                                                               Adjustments                       to Ongoing       Block
                                                 Historical      (Note 1)       Pro Forma       Businesses      Business
                                                ------------   ------------  ----------------  --------------  ------------
                                                                              ($ in millions)

REVENUES:
Premiums...................................      $ 334.3       $              $  334.3         $  86.3          $    248.0
Universal Life and investment-type product
  policy fees                                      101.5                         101.5           101.5
Net investment income (Notes (1)(c), (1)(e))       364.0                         364.0           110.7               253.3
Net realized gains (losses) on
  investments..............................        (27.9)                        (27.9)          (25.0)               (2.9)
Group Pension Profits......................         15.2                          15.2            15.2
Other income...............................         86.4                          86.4            85.5                 0.9
                                                ------------  ----------      ---------        ---------       ------------
       Total revenues:.....................        873.5                         873.5           374.2               499.3
BENEFITS AND EXPENSES:
Benefits to policyholders..................        390.2                         390.2           115.4               274.8
Interest credited to policyholders
   account balances........................         55.8                          55.8            51.6                 4.2
Amortization of deferred policy
   acquisition costs.......................         70.8                          70.8            46.6                24.2
Dividends to policyholders.................        118.3                         118.3             2.1               116.2
Other operating costs and expenses
  (Notes (1)(a), (1)(d))...................        226.2           11.3          237.5           178.2                59.3
                                                ------------  ----------      ---------        --------        ------------
       Total benefits and expenses:........        861.3           11.3          872.6           393.9               478.7
Income/(Loss) before income taxes..........         12.2          (11.3)           0.9           (19.7)               20.6
Income tax expense (benefit)
   (Note (1)(b))...........................          0.2           (0.2)           0.0            (6.9)                6.9
                                                ------------  ----------      ---------        --------        ------------
       Net (loss) income...................      $  12.0       $  (11.1)      $    0.9         $ (12.8)         $     13.7
                                                ============  ==========      =========        ========        ============

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

                               MONY Holdings, LLC

        Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           for the Year Ended
                           December 31, 2001

                                                                                                                Pro Forma
                                                                                                 Pro Forma      Attributed
                                                                                                Attributed      to Closed
                                                               Adjustments                       to Ongoing       Block
                                                Historical       (Note 1)       Pro Forma       Businesses      Business
                                               ------------   -------------  ----------------  --------------  --------------
                                                                              ($ in millions)

REVENUES:
Premiums...................................    $ 695.2         $              $  695.2          $  143.8        $  551.4
Universal Life and investment-type product
  policy fees .............................      207.2                           207.2             207.2             --
Net investment income (Notes (1)(c), (1)(e))     676.9                           676.9             166.0           510.9
Net realized gains (losses) on investments.      (12.3)                          (12.3)            (18.3)            6.0
Group Pension Profits......................       30.7                            30.7              30.7             --
Other income...............................      189.2                           189.2             186.8             2.4
                                               ------------   ----------      ---------        ----------       ------------
       Total revenues:.....................    1,786.9                         1,786.9             716.2         1,070.7
BENEFITS AND EXPENSES:
Benefits to policyholders..................      814.7                           814.7             207.8           606.9
Interest credited to policyholders
   account balances........................      110.5                           110.5             101.6             8.9
Amortization of deferred policy
   acquisition costs.......................      158.8                           158.8              99.4            59.4
Dividends to policyholders.................      236.6                           236.6               3.5           233.1
Other operating costs and expenses (Notes
   (1)(a), (1)(d)).........................      519.4            22.5           541.9             422.7           119.2
                                               ------------   ----------      ---------        ----------      ------------
       Total benefits and expenses:........    1,840.0            22.5         1,862.5             835.0         1,027.5
(Loss)/Income before income taxes..........      (53.1)          (22.5)          (75.6)           (118.8)           43.2
Income tax benefit (expense)
   (Note (1)(b))...........................       19.1             7.8            26.9              42.1           (15.2)
                                               ------------   ----------      ---------        ----------      ------------
       Net (loss) income...................    $ (34.0)        $ (14.7)       $  (48.7)         $  (76.7)       $   28.0
                                               ============   ==========      =========        ==========      ============

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements.

                               MONY Holdings, LLC
  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1) Revenues and expenses attributable to the Closed Block Business represent the summation of actual historical amounts reported for the Closed Block during the respective periods presented adjusted to reflect: (i) interest and other periodic expenses relating to the notes, as well as related tax benefits, (ii) investment income from the Surplus and Related Assets, (iii) administrative fees for the maintenance of in force policies in the Closed Block, and (iv) investment management fees. Amounts attributable to the Ongoing Businesses were derived by subtracting the amounts attributable to the Closed Block Business from the total pro forma amounts. The following describes the aforementioned adjustments. Earnings from investment of the funds retained in the Debt Service Coverage Account-Subaccount Ongoing Businesses are not reflected in our pro forma results from operations:


     (a) Represents the pro forma adjustment required to reflect interest and other periodic expenses relating to the notes. This estimate reflects the fact that the notes were issued at 100% of their aggregate principal amount of $300.0 million with a total effective cost of approximately 7.36%, after taking into consideration the effect of the interest rate swap, debt issuance costs and the cost of insuring the scheduled principal and interest payments on the notes. This adjustment includes: (i) the periodic amortization of debt issuance costs (debt issuance costs aggregated $7.7 million resulting in annual amortization of approximately $0.5 million), (ii) the periodic amortization of the premium in connection with our purchase of insurance to insure the timely payment of scheduled principal and interest on the notes (the premium charge, which is calculated and payable on a quarterly basis, is equal to 75 basis points of the outstanding principal balance of the notes at such scheduled payment date, which is pro rated based on a 365 day year), and (iii) the periodic amortization of the commitment fee required to ensure that that the aforementioned insurance will be provided on additional amounts of notes should they be issued in the future (the commitment fee, which is calculated and payable on a quarterly basis, is equal to 30 basis points of the outstanding principal balance of the notes at such scheduled payment date, which is pro rated based on a 365 day year).

     (b) Represents the pro forma adjustment required to reflect the estimated tax benefit from the interest expense deduction on the notes for federal income tax purposes.

     (c) For purposes of determining interest income from the Surplus and Related Assets during the pro forma periods presented, we estimated a yield on Surplus and Related Assets of 7.2% for the six month period ended June 30, 2002 and the year ended December 31, 2001. The estimate represents the calculated yield on the actual designated assets comprising the Surplus and Related Asset portfolio. We do not expect the actual yield from the Surplus and Related Asset portfolio to vary during the pro forma periods in a manner such that it would materially change the aforementioned pro forma results of operations.

     (d) Pursuant to a formula in the indenture, the Closed Block Business is obligated to pay the Ongoing Businesses an annual administrative fee for the maintenance of in force policies in the Closed Block equal to $60 per policy plus 12% of the estimated annual premium from such policies. For purposes of the pro forma results of operations for the six month period ended June 30, 2002 and the year ended December 31, 2001 we estimated that the Closed Block Business would be charged approximately $44.9 million and $89.7 million, respectively. Our estimate was determined by applying the formula in the indenture to the actual in force policies and estimated annual premium on such policies at January 1, 2002. We do not expect the number of in force policies or the estimated annual premium on such policies to vary during the pro forma periods in a manner such that it would materially change the aforementioned pro forma results of operations.

     (e) Pursuant to the indenture, invested assets in the Closed Block and the Surplus and Related Asset portfolio are managed by affiliates of the MONY Group for negotiated market based fees based on asset type. Fees are periodically accrued based on average invested assets. For purposes of the pro forma results of operations for the six month period ended June 30, 2002 and the year ended December 31, 2001 we estimated that the Closed Block Business would be charged such invested asset management fees of approximately $5.4 million and $10.7 million, respectively. Our estimate was determined by applying the negotiated fee charges to the specific asset types comprising the aforementioned invested assets. With respect to invested assets in the Closed Block, our estimate was based on the average of such assets during the period from January 1, 2002 through June 30, 2002. With respect to the invested assets comprising the

         Surplus and Related Asset portfolio, our estimate was based on the average of such assets during the period from April 1, 2002 through June 30, 2002. We do not expect the type of assets or the average amount of such assets to vary during the pro forma periods in a manner such that it would materially change the aforementioned pro forma results of operations.

Separate Company Unaudited Pro Forma Condensed Financial Statements of MONY Holdings

         Our separate company unaudited pro forma condensed statements of operations appearing below reflect us on a separate company basis, with subsidiaries accounted for on the equity method as opposed to being consolidated in accordance with Generally Accepted Accounting Principles. These pro forma financial statements contain those adjustments necessary to reflect the Transactions as if they were consummated at the beginning of the fiscal year presented. These financial statements have been prepared using the same assumptions as described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of MONY Life.

                               MONY HOLDINGS, LLC

 Unaudited Pro Forma Condensed Statement of Operations for the Six Months Ended
                                 June 30, 2002

                                                                           Pro Forma
                                                                        ----------------
                                                                         ($ in millions)
Interest expense and amortization of insurance premium and commitment
   fees..........................................................            $ 11.3
                                                                        ----------------
       Loss before income tax benefit............................             (11.3)
Income tax benefit...............................................               4.0
Equity in net income of subsidiary...............................              13.8
                                                                        ----------------
       Net income................................................            $  6.5
                                                                        ================

         On a pro forma separate company only basis, our net income for the six months ended June 30, 2002 would have been $6.5 million, which includes $13.8 million of equity income from MONY Life. In addition, our pro forma net income for the six months ended June 30, 2002 includes expense of $11.3 million (which consists of interest expense on the notes, amortization of costs incurred relating to the issuance of the notes, and expense recognized relating to insurance purchased to guaranty the timely payment of principal and interest on the notes) and a related tax benefit of $4.0 million.

                               MONY HOLDINGS, LLC

    Unaudited Pro Forma Condensed Statement of Operations for the Year Ended
                               December 31, 2001

                                                                            Pro Forma
                                                                        ----------------
                                                                         ($ in millions)
Interest expense and amortization of insurance premium and commitment
   fees..........................................................           $  22.5
                                                                        ----------------
       Loss before income tax benefit............................             (22.5)
Income tax benefit...............................................               7.9
Equity in net loss of subsidiary.................................             (34.0)
                                                                        ----------------
       Net loss..................................................           $ (48.6)
                                                                        ================

         On a pro forma separate company only basis, our net loss for the year ended December 31, 2001 would have been $48.6 million, which includes $34.0 million of equity losses from MONY Life. In addition, our pro forma net loss for the year ended December 31, 2001 includes expense of $22.5 million (which consists of interest expense on the notes, amortization of costs incurred relating to the issuance of the notes, and expense recognized relating to insurance purchased to guaranty the timely payment of principal and interest on the notes) and a related tax benefit of $7.9 million.

Unaudited Pro Forma Condensed Statutory Financial Statements of MONY Life

         The unaudited pro forma statutory financial information for MONY Life presented below gives effect to: (i) the allocation of Surplus and Related Assets to the Closed Block Business, and (ii) the allocation of specified expenses of maintaining and administering the in force Closed Block business, as well as the allocation of expenses associated with managing the Closed Block invested assets and the Surplus and Related Assets as if the Transactions were consummated at the beginning of the fiscal year presented below.

         In addition, the pro forma revenues and expenses, of MONY Life presented below are segregated between that attributable to the Closed Block Business and that attributable to the Ongoing Businesses.

                          MONY Life Insurance Company

  Unaudited Pro Forma Condensed Statutory Statement of Operations for the Six
                                  Months Ended
                                 June 30, 2002

                                                                                         Pro Forma          Pro Forma
                                                                                       Attributed to    Attributed to Closed
                                                                      Historical     Ongoing Businesses    Block Business
                                                                  -----------------  ------------------ --------------------
                                                                                       ($ in millions)
Revenues:
Premiums, annuity considerations and fund deposits..............       $  338.2        $   104.5          $   233.7
Net investment income/(1)/......................................          300.8             45.0              255.8
Other income, net...............................................            6.9              6.6               --
                                                                       ----------      -------------     ------------
Total revenues:.................................................          645.9            156.1              489.8
Benefits and expenses:
Policyholder and contractholder benefits........................          352.2             93.1              259.1
Change in policy and contract reserves..........................           28.0             14.2               13.8
Commissions.....................................................           11.0             11.0               --
Net transfers from separate accounts............................           (5.4)            (5.4)              --
Other expenses, net/(2)/........................................           95.6             48.9               46.7
                                                                       ----------      -------------     ------------
Total benefits and expenses:....................................          481.4            161.8              319.6
Net gain (loss) from operations before dividends and federal income
   taxes:.......................................................          164.5             (5.7)             170.2
Dividends to policyholders......................................           98.5              2.2               96.3
                                                                       ----------      -------------     ------------

Net gain (loss) from operations before federal income taxes:....           66.0             (7.9)              73.9
Federal income taxes (benefit)..................................            3.0            (26.4)              29.4
                                                                       ----------      -------------     ------------
Net gain (loss) from operations:................................           63.0             18.5               44.5
Net realized capital (losses) gains.............................          (25.7)           (12.4)             (13.3)
                                                                       ----------      -------------     ------------
Net income (loss):..............................................       $   37.3        $     6.1          $    31.2
                                                                       ==========      =============     ============

---------------------

/(1)/ For the purpose of determining the revenues attributable to the Closed
      Block Business, we used the annualized yield on Surplus and Related Assets of 7.20%. In addition, we estimated investment expenses of $5.4 million per year related to the Closed Block invested assets and Surplus and Related Assets are charged to the Closed Block Business. See notes (1)(c) and (1)(e) of the "Notes to Unaudited Pro forma Condensed Consolidated Statements of Operations" for further information.
/(2)/ For the purpose of determining the expenses attributable to the Closed
      Block Business, we estimated a charge of $44.9 million to the Closed Block Business from the Ongoing Business relating to maintenance and administration of the Closed Block is charged to the Closed Block Business for the six month period ended June 30, 2002. See note (1)(d) of the "Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations" for further information.

                          MONY Life Insurance Company

  Unaudited Pro Forma Condensed Statutory Statement of Operations for the Year
                                     Ended
                                December 31, 2001

                                                                                         Pro Forma            Pro Forma
                                                                                       Attributed to     Attributed to Closed
                                                                     Historical      Ongoing Businesses      Block Business
                                                                  -----------------  ------------------  ---------------------
                                                                                      ($ in millions)
Revenues:
Premiums, annuity considerations and fund deposits............       $   787.1          $   246.3             $   540.8
Net investment income/(1)/....................................           624.3              105.6                 518.7
Other income, net.............................................             6.9                8.5                  (1.6)
                                                                     ------------       ------------          -------------
       Total revenues:........................................         1,418.3              360.4               1,057.9
Benefits and expenses:
Policyholder and contractholder benefits......................           855.4              292.2                 563.2
Change in policy and contract reserves........................            27.2              (37.0)                 64.2
Commissions...................................................            28.4               28.4                   --
Net transfers from separate accounts..........................           (21.8)             (21.8)                  --
Other expenses, net/(2)/......................................           223.6              127.7                  95.9
                                                                     ------------       ------------          -------------
       Total benefits and expenses:...........................         1,112.8              389.5                 723.3
Net gain (loss) from operations before dividends and federal
   income taxes:..............................................           305.5              (29.1)                334.6
Dividends to policyholders....................................           203.7                3.9                 199.8
                                                                     ------------       ------------          -------------
Net gain (loss) from operations before federal
   income taxes:..............................................           101.8              (33.0)                134.8
Federal income (benefit) taxes................................            (0.7)             (17.7)                 17.0
                                                                     ------------       ------------          -------------
Net gain (loss) from operations:..............................           102.5              (15.3)                117.8
Net realized capital (losses) gains...........................           (69.1)             (59.8)                 (9.3)
                                                                     ------------       ------------          -------------
Net income (loss):............................................       $    33.4          $   (75.1)            $   108.5
                                                                     ============       ============          =============

-----------------

/(1)/ For the purpose of determining the revenues attributable to the Closed Block Business, we used the annualized yield on Surplus and Related Assets of 7.20%. In addition, we estimated investment expenses of $10.7 million per year related to the Closed Block invested assets and Surplus and Related Assets are charged to the Closed Block Business. See notes
       (1)(c) and (1)(e) of the "Notes to Unaudited Pro forma Condensed Consolidated Statements of Operations" for further information.
/(2)/ For the purpose of determining the expenses attributable to the Closed Block Business, we estimated a charge of $89.8 million to the Closed Block Business from the Ongoing Business relating to maintenance and administration of the Closed Block for the year ended December 31, 2001. See note (1)(d) of the "Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations" for further information.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF MONY HOLDINGS
                   (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES)


         The following discussion addresses the consolidated financial condition and results of operations of MONY Holdings for the periods indicated. An integral part of the following discussion is in "Business--Summary of Investments" on page 146 hereof. You should read this discussion in conjunction with the "MONY Holdings Selected Historical Financial Information (Prepared in Accordance with Generally Accepted Accounting Principles)" and our Consolidated Financial Statements and related footnotes and other financial information prepared in accordance with Generally Accepted Accounting Principles included elsewhere in this prospectus.


Organization and Business

         We were formed as a downstream, wholly owned, holding company of MONY Group on February 27, 2002 for the purpose of issuing debt tied to the performance of the Closed Block Business within MONY Life (see Note 8 of the GAAP Interim Condensed Consolidated Financial Statements of MONY Holdings, LLC and Subsidiary for an explanation of the Closed Block Business), a wholly owned and principal operating subsidiary of MONY Group. On April 30, 2002, concurrent with the commencement of our operations, we, in a structured financing tied to the performance of the Closed Block Business within MONY Life, issued $300.0 million of floating rate insured debt securities (which we refer to as the old notes) in a private placement and MONY Group, pursuant to the terms of the structured financing, transferred all of its ownership interest in MONY Life to us. Other than activities related to servicing the old notes in accordance with the indenture and our ownership interest in MONY Life, we have no operations and engage in no other activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of MONY Holdings (Generally Accepted Accounting Principles)--Liquidity" for further information.

         MONY Life provides life insurance, annuities, corporate-owned and bank-owned life insurance, mutual funds, securities brokerage, asset management, business and estate planning, and trust products and services. MONY Life distributes its products and services to individuals and institutional clients through a career agency sales force operated by its principal life insurance subsidiary and financial advisors and brokers of its securities broker-dealer and mutual fund subsidiaries (which we refer to as Proprietary Distribution). In addition, MONY Life distributes its products and services through complementary distribution channels (which we refer to as Complementary Distribution), which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as its corporate marketing team. MONY Life principally sells its products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico and currently insures or provides other financial services to more than one million people.

         MONY Life's principal wholly owned direct and indirect operating subsidiaries include: (i) MONY Life Insurance Company of America, an Arizona domiciled life insurance company, (ii) Enterprise Capital Management, a distributor of both proprietary and non-proprietary mutual funds, (iii) U.S. Financial Life Insurance Company, an Ohio domiciled insurer underwriting specialty risk life insurance business, (iv) MONY Securities Corporation, a registered securities broker-dealer and investment advisor whose products and services are distributed through MONY Life's career agency sales force, (v) Trusted Securities Advisors Corp., which distributes investment products and services through a network of accounting professionals, (vi) MONY Brokerage, Inc., a licensed insurance broker, which principally provides MONY Life's career agency sales force with access to life, annuity, small group health, and specialty insurance products written by other insurance companies so they can meet the insurance and investment needs of their customers, and (vii) MONY Life Insurance Company of the Americas, Ltd., which provides life insurance, annuity and investment products to nationals of certain Latin American countries.

         Refer to Note 7 of the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings LLC and Subsidiary and Note 3 of the Generally Accepted Accounting Principles Interim Condensed Consolidated Financial Statements of MONY Holdings LLC and Subsidiary included herein for information regarding our business and reportable segments.

General Factors Affecting Profitability

         We derive our revenues principally from:

         .   premiums on individual life insurance,

         . insurance, administrative and surrender charges on universal life and annuity products,

         . asset management fees from separate account and mutual fund products,

         .   net investment income on general account assets,

         . the Group Pension Profits, (See Note 11 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings), and

         .   commissions from securities and insurance brokerage operations.

         Our expenses consist of:

         .   insurance benefits provided to policyholders,

         .   interest credited on policyholders' account balances,

         .   dividends to policyholders,

         . the cost of selling and servicing the various products sold by MONY Life, including commissions to sales representatives (net of any deferrals), and

         .   general business expenses.

         Our profitability depends in large part upon:

         . the amount of our assets and our third-party assets under management,

         . the adequacy of our product pricing (which is primarily a function of competitive conditions, our ability to assess and manage trends in mortality and morbidity experience as compared to the level of benefit payments, and our ability to maintain expenses within pricing assumptions),

         . the maintenance of our target spreads between credited rates on policyholders' account balances and the rate of earnings on its investments,

         . the persistency of our policies (which affects our ability to recover the costs incurred to sell a policy),

         . our ability to manage the market and credit risks associated with our invested assets,

         .   returns on venture capital investments,

         . the investment performance of our mutual fund and variable product offerings, and

         . commission and fee revenue from securities brokerage and investment banking operations.

External factors, such as legislation and regulation of the insurance marketplace and products, may also affect our profitability.

Potential Forward Looking Risks Affecting Profitability

         The results of operations of our businesses, particularly the businesses comprising our Accumulation Products segment, are highly sensitive to general economic and securities market conditions. These conditions include the level of valuations in the securities markets, the level of interest rates, consumer sentiment, the levels of retail securities trading volume, and the consensus economic and securities market outlook. Set forth below is a discussion of certain matters that may adversely impact our results of operations in the event of a continuation or worsening of current economic and securities market conditions, as well as other matters that could adversely affect our future earnings:

Matters Potentially Affecting the Accumulation Segment

         In accordance with Generally Accepted Accounting Principles, the amortization of deferred policy acquisition costs requires us to make assumptions about:

         .   future investment yields,

         .   contract charges,

         .   interest crediting rates,

         .   mortality rates,

         .   lapse rates,

         .   expense levels,

         .   policyholder dividends, and

         .   policy duration.

         In addition, Generally Accepted Accounting Principles require that we must periodically evaluate the recoverability of deferred policy acquisition costs based on historical and projected future results. For many of our products, amortization of deferred policy acquisition costs varies with profit margins of the policies and contracts supporting the deferred policy acquisition costs balances. Changes in our assumptions or actual results that differ significantly from our estimates may materially affect our financial position and operating results.

         At June 30, 2002 the carrying value of our deferred policy acquisition costs was approximately $1.2 billion. Approximately $160.0 million of this amount pertains to our annuity in force business. The profit margins from this business, over which the related deferred policy acquisition costs are amortized, are particularly sensitive to changes in assumed investment returns and asset valuations. With respect to the investment return assumptions which underlie the amortization of our annuity deferred policy acquisition costs, the accounting policy that we follow, which is referred to as the "reversion to the mean" method, assumes a rate of return over the life of the business of 8.0%. In applying this method, we adjust the future assumed rate of return based on actual returns to date so that the ultimate rate of return over the expected life of the business is always 8.0%. However, our policy is to never exceed a future rate of return assumption in excess of 10%. Accordingly, the ultimate rate of return over the life of such business may be less than 8.0%. In addition, when we apply the "reversion to the mean" method, our policy does not provide for a floor on the assumed future rate of return. Accordingly, actual returns to date sufficiently in excess of the ultimate assumed rate of return of 8% may result in a future rate of return assumption that could actually be negative.

         While our current best estimate for the ultimate return underlying this business is 8%, there can be no assurance that a continuing deterioration in the securities markets (whether with regard to investment returns or asset valuations) will not require us to revise our estimate of the ultimate profitability of this business. This could result in accelerated amortization or a charge to earnings to reflect the amount of deferred policy acquisition costs which may not be recoverable from the future profits from this business. Such an event, should it occur, may materially affect our financial position and operating results.

         As with deferred policy acquisition costs, the provision of loss reserves on annuity products requires us to make assumptions regarding the ultimate profitability of such business. The factors affecting the ultimate profitability that will be realized from such business include:

         .   the yield from investments supporting the business,

         .   mortality rates,

         .   lapse rates,

         .   expense levels,

         .   policyholder dividends, and

         .   policy duration

         To the extent that circumstances lead us to conclude that the business will not ultimately be profitable, we would be required to record our best estimate of such loss in the period such determination was made. A sustained deterioration in the securities markets will significantly impact such determination and, as a result, there can be no assurance that our business will be profitable and such a determination may materially affect our financial position and operating results.

         Certain of our annuity products contain contractual provisions that guarantee minimum death benefits. These provisions require us to pay the estate of a contract holder any excess of the guaranteed minimum benefit over the cash value of the annuity contract. It is our practice to establish reserves for the payment of any guaranteed minimum death benefit claims based on our estimates of annuity contractholders' mortality and the cash values of annuity contracts. At June 30, 2002, we carried a reserve of approximately $5.0 million with respect to such claims. There can be no assurance that additional reserves for such claims may not need to be established, particularly if there is a sustained or continuing deterioration in the securities markets. In addition, the American Institute of Certified Public Accountants is deliberating the issuance of guidance concerning the establishment of such reserves. This guidance may require us to change the methodology we apply in determining the amount of reserves that should be established for such claims. There can be no assurance that we will not have to establish additional reserves upon the adoption of any new guidance issued.

         As discussed above under the caption General Factors Affecting Profitability, revenues from our separate account and mutual fund products depend, in large part, upon the amount of our assets under management. Accordingly, a continuing or sustained deterioration in the securities markets can adversely affect our revenues and there can be no assurance that such effect won't be material to our results of operations and financial condition.

         We estimate that the cumulative impact from the matters discussed above on the earnings from our Accumulation Product segment would result in break even results for the balance of 2002 if securities market valuations remain at June 30, 2002 levels. However, if security valuations for the balance of the year remain at the lows experienced in July then we estimate that the Accumulation Products segment will earn $8.5 million less in each of the third and fourth quarters of 2002, as compared to the second quarter of 2002. Approximately $5.0 million of the $8.5 million in each quarter results from the unlocking of assumptions underlying the amortization of deferred policy acquisition costs.

Other Matters (the matters described below are allocated to our operating segments)

         As required under Generally Accepted Accounting Principles, the rate of return assumption for 2002 on assets funding our pension liabilities was established at December 31, 2001. We made this assumption based on the historic returns on such assets, our outlook for future returns, and consideration of the long-term outlook for such returns in the marketplace. However, a continuation or worsening of current securities market conditions may require us to lower the assumed rate of return, thereby causing an increase in net periodic pension expense. In addition, the deterioration of the securities markets during 2002 has resulted in a decline in the fair market value of the assets funding our pension obligations. If such values do not recover by the end of 2002, this may cause an increase in our net periodic pension expense due to the requirement under Generally Accepted Accounting Principles to amortize unrealized gains and losses through net periodic pension cost over a period of time. There can be no assurance that the impact of the aforementioned items, individually or in the aggregate, will not be material to our results of operations.

         We have a portfolio of real estate invested assets which are classified as "to be disposed of" with a carrying value at June 30, 2002 of $195.9 million. A hotel property located in Phoenix, Arizona represents approximately $138.7 million or 70.8% of this portfolio at June 30, 2002. No other property in the portfolio exceeds 5.0% of the aggregate carrying value of the portfolio at June 30, 2002. While we are actively engaged in trying to sell these properties, circumstances may require the reclassification of certain real estate assets as "held for investment" by year end. In the event that we are required to reclassify these assets, particularly the Phoenix hotel property, we may be required to recognize a loss and the amount of the loss may be material to our results of operations.

         We make investments in partnerships specializing in venture capital investing. Our investments are in the form of limited partnership interests. As a percentage of our total invested assets, we generally limit these investments to no more than 2% to 3%. In accordance with Generally Accepted Accounting Principles, certain of our investments in these partnerships are accounted for under the equity method of accounting, while the balance of the portfolio is accounted for under the cost method. Generally, substantially all our partnership investments acquired before May, 1995 are accounted for under the cost method of accounting, while those subsequently acquired are accounted for under the equity method of accounting. Because the underlying partnerships are required under Generally Accepted Accounting Principles to mark their investment portfolios to market and report changes in such market value through their earnings, our earnings will reflect our pro rata share of such mark to market adjustment if we account for the partnership investment under the equity method. Under the cost method there will be no impact on our earnings until:

         . the underlying investments held by the partnership are distributed to us,

         . the underlying investments held by the partnership are sold by the partnership and the proceeds distributed to us, or

         . an impairment of our investment in the partnership is determined to exist.

         Historically, venture capital investments that we own have significantly impacted our earnings. Our future earnings from our venture capital investments could be adversely affected when market valuations deteriorate and this affect could materially affect our results of operations and financial position.

         Presently there is a significant debate within industry, the accounting profession and among securities analysts and regulators as to the propriety of the current generally accepted accounting practice provided in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (which we refer to as Opinion No. 25), which provides for the application of the intrinsic value based method of accounting. For certain stock based compensation plans (including certain stock option plans), the guidance provided in Opinion No. 25 does not require companies to recognize compensation expense. Recently, many companies, in response to this debate, have announced their intention to adopt the generally accepted accounting guidance prescribed under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, which provides for the application of the fair value based method of accounting. In accordance with this method, all forms of employee stock-based compensation are measured at fair value at the date of grant and expensed over the requisite service or vesting period. If we adopt Financial Accounting Standards Board Statement No. 123, the adoption may result in additional expense recognition and the amount may be material to our results of operations.

Critical Accounting Policies

         Preparation of our financial statements in accordance with Generally Accepted Accounting Principles requires the application of accounting policies that often involve a significant use of judgment. Differences between estimated and actual results and changes in facts and circumstances that cause us to revise our estimates may materially affect our results of operations and financial position.

         The following is a discussion of the critical accounting policies that, in our view, require significant use of judgment. See Note 3 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings for a complete description of our significant accounting policies.

Investments

         We record investments in fixed maturities available for sale, equity securities, and investments in limited partnership interests accounted for using the equity method at fair value in the consolidated balance sheet. In many cases, we determine fair values using quoted market prices. However, valuation of certain investments, such as private placement fixed maturities, requires use of assumptions and estimates related to interest rates, default rates, collection of principal, and the timing of cash flows because quoted market prices are not available.

         We record changes in the fair values of investments in fixed maturities available for sale and equity securities that are not considered to be other than temporarily impaired in other comprehensive income. We report changes in value of limited partnership interests accounted for using the equity method in the consolidated statement of operations. For investments we consider to be other than temporarily impaired, we record an impairment loss, which is reflected in realized gains (losses) on investments. Determining if a security is other than temporarily impaired and the valuation of impaired securities requires use of estimates and significant judgment. Our financial position and operating results are therefore affected by changes in circumstances that affect the value of these investments and our determination as to whether the investments are other than temporarily impaired.

         We record mortgage loans on real estate at their unpaid principal balances. We record valuation allowances on mortgage loans based on specific identification of troubled mortgages and an estimate for incurred but not reported defaults. We derive our valuation allowance for troubled mortgages based on expected future cash flows or, if the mortgage is in foreclosure, based on the value of the underlying collateral. We base our estimate for incurred but not reported defaults on historical default rates and the current mortgage portfolio composition. Our financial position and operating results are therefore sensitive to changes in the estimated cash flows of troubled mortgages, the value of related collateral and changes in the economic environment in general.

Deferred Policy Acquisition Costs and Insurance Reserves

         We value deferred policy acquisition costs and insurance reserves in accordance with the relevant Generally Accepted Accounting Principles pronouncements: generally Financial Accounting Standards Board Statement No.60 for term and whole life insurance products, Financial Accounting Standards Board Statement No. 97 for universal life and investment-type contracts, and Financial Accounting Standards Board Statement No. 120 for traditional participating life insurance contracts. The valuation of deferred policy acquisition costs and insurance reserves requires us to make assumptions about future investment yields, mortality rates, lapse rates, expense levels, policyholder dividends and policy duration. For many of our products, amortization of deferred policy acquisition costs varies with profit margins of the policies and contracts supporting the deferred policy acquisition costs balances. We must periodically evaluate the recoverability of deferred policy acquisition costs and the adequacy of our reserves based on historical and projected future results. Changes in our assumptions or actual results that differ significantly from our estimates may materially affect our financial position and operating results.

Litigation, Contingencies and Restructuring Charges

         Accounting for litigation, contingencies and restructuring charges requires us to estimate the expected costs of events which have already occurred but which we have not completely resolved. As discussed in Note 16 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, we are party to various legal actions and proceedings in connection with our business.
We record liabilities related to these matters to the extent the losses are probable and reasonably estimable, in accordance with the provisions of Financial Accounting Standards Board Statement No.5 and Financial Accounting Standards Board Interpretation 14. Judgments exceeding established loss reserves or changes in the circumstances of the matter requiring us to update our loss estimate may materially affect our financial position and operating results.

         As discussed in Note 19 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, in 2001 we established reserves related to the reorganization of our businesses. These reserves are based on the estimated costs of employee severance and benefits, estimates of losses relating to the abandonment of certain leases and other costs directly related to our reorganization plan and incremental to our normal operating costs. Although we do not expect significant changes to our reorganization plan, the actual costs related to this plan may differ from our estimates.

Other Significant Estimates

         In addition to the items discussed above, the application of Generally Accepted Accounting Principles requires us to make other estimates and assumptions. For example, accounting for pension and other post-retirement and post-employment benefits requires estimates of future returns on plan assets, expected increases in compensation levels and trends in health care costs. See
Note 9 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. Another example is the recognition of deferred tax assets, which depends upon our assumption that future earnings will be sufficient to realize the deferred tax benefit. See Note 10 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

Reorganization and Other Charges

         During the fourth quarter of 2001, we recorded charges aggregating approximately $144.4 million on a pre-tax basis. Of this amount approximately $56.8 million represented "Reorganization Charges" taken in connection with our previously announced reorganization of certain of our businesses and $87.6 million represented "Other Charges" unrelated to our reorganization activities. The Reorganization Charges consisted of:

         . severance and related benefits resulting from headcount reductions in our home office and career agency system,

         .   losses from abandonment of certain leased offices and equipment,

         . the write-off of deferred acquisition costs as a result of the decision to exit certain international markets and lines of business, and

         .   certain other charges.

The Other Charges consisted of:

         . impairments of certain invested assets and valuation related write-downs of private equity securities held in our equity method venture capital portfolio,

         . the write-off of deferred sales charges in our mutual fund business to reflect revised estimates of recoverability which are principally due to the decline in the value of our internet funds,

         .   write-downs of certain information technology assets, and

         .   other miscellaneous items.

         The following table summarizes the components of the aforementioned Reorganization Charges and Other Charges, respectively:

                                                                                          Net Realized
                                                                            Operating        Losses        Total
                                                                           -----------    ------------   ---------
                                                                                        ($ in millions)
Reorganization Charges:
     Severance benefits and incentive compensation.................          $   22.8       $   --         $  22.8
     Leased offices and equipment..................................               8.7           --             8.7
     Deferred policy acquisition costs.............................              17.0           --            17.0
     Other.........................................................               8.3           --             8.3
                                                                           -----------    ------------   ---------
         Subtotal--Reorganization Charges...........................             56.8           --            56.8
Other Charges:
     Asset Impairments and Valuation Related Write-downs...........              29.9           20.1          50.0
     Deferred Sales Charges........................................               7.0           --             7.0
     Information technology assets.................................               9.4           --             9.4
     Other.........................................................              21.2           --            21.2
                                                                           -----------    ------------   ---------
         Subtotal--Other Charges....................................             67.5           20.1          87.6
                                                                           -----------    ------------   ---------
Total--Reorganization and Other Charges before tax..................         $  124.3       $   20.1       $ 144.4
                                                                           ===========    ============   =========
Total--Reorganization and Other Charges after tax...................         $   80.8       $   13.1       $  93.9
                                                                           ===========    ============   =========

         All of the components of the Reorganization Charges reflected above, except $17.0 million related to deferred policy acquisition costs and $5.3 million related to investment expenses, are included in "Other Operating Costs and Expenses" in our consolidated income statement for the year ended December 31, 2001. None of the Reorganization Charges reflected in the table above has been allocated to our segments. All such charges are included as reconciling items of the segments to our consolidated income statement for the year ended December 31, 2001.

         The following table indicates the line items in our consolidated and segmented income statements for the year ended December 31, 2001 in which the Other Charges in the table above are reflected. In addition, all of the Reorganization Charges are reflected in reconciling in the table as discussed above. For management and reporting purposes, our business is organized in two principal operating segments: the "Protection Products" segment, and the "Accumulation Products" segment. Substantially all of our other business activities are combined in the "Other Products" segment. See Note 7 to our Consolidated Financial Statements.

                                                                       Results of Operations
                                                               For the Year Ended December 31, 2001
                                                               ------------------------------------
                                                Protection   Accumulation      Other      Reconciling      Total
                                               ------------ --------------   ---------   -------------  ----------
                                                                          ($ in millions)
Premiums...................................      $  1.0       $  -           $ -            $  -         $   1.0
Net investment income                              20.3          3.8           3.3             5.3          32.7
Group Pension Profits......................         2.5          -             -               -             2.5
Benefits to policyholders..................         1.8          3.9           -               -             5.7
Amortization of deferred policy............         -            2.0           -              17.0          19.0
Acquisition costs..........................         -            -             -               -             -
Other operating costs and expenses.........        17.6         10.3           1.0            34.5          63.4
                                                 ------       ------         -----          ------       -------
Total Other Operating Charges..............        43.2         20.0           4.3            56.8         124.3
Net realized losses on investments.........        14.9          2.8           2.4             -            20.1
                                                 ------       ------         -----          ------       -------
Total Other Charges                              $ 58.1       $ 22.8         $ 6.7          $ 56.8       $ 144.4
                                                 ======       ======         =====          ======       =======

Implications of the Events of September 11th

         The terrorist events of September 11th had no material affect on our financial position at December 31, 2001 or our results of operations for the year then ended. The net effect of life insurance claims relating to these events (after reinsurance and the release of related policy reserves) aggregated approximately $3.9 million pre-tax. In addition, we incurred damages from the interruption of certain of our business operations. These damages principally consist of: (i) lost revenues at MONY Securities Corporation and Enterprise resulting from the close of the New York securities markets, (ii) the temporary closing of our New York corporate offices, and (iii) lost revenues resulting from the volatility of the securities markets and consumer uncertainty with respect to equity based products in the aftermath of September 11th. To date, no determination has been made with respect to our ability to recover the aforementioned damages under our insurance coverage.

Summary of Financial Results - Six Months Ended June 30, 2002 and 2001

         The following tables represent our unaudited consolidated and segment results of operations for the six-month periods ended June 30, 2002 and 2001. The financial information herein is presented in accordance with Generally Accepted Accounting Principles unless otherwise noted.

                                                                          Results of Operations
                                                              For the Six-month Period Ended June 30, 2002
                                                              --------------------------------------------

                                                    Protection   Accumulation     Other   Reconciling   Consolidated
                                                   ------------ --------------   ------- ------------- --------------
                                                                             ($ in millions)
Revenues:
Premiums....................................        $   324.9    $     4.8    $    4.6     $    --       $   334.3
Universal life and investment-type
   product policy fees......................             75.5         24.7         1.3          --           101.5
Net investment income and realized
   gains on investments.....................            284.1         34.6         8.1           9.3         336.1
Group Pension Profits.......................             15.2         --          --            --            15.2
Other income................................              3.2         51.6        28.7           2.9          86.4
                                                   ------------ ------------- ---------- ------------- --------------
         Total revenue......................            702.9        115.7        42.7          12.2         873.5

Benefits and Expenses:
Benefits to policyholders...................            359.5         18.6         7.8           4.3         390.2
Interest credited to policyholders'
   account balances.........................             30.4         21.2         4.3          (0.1)         55.8
Amortization of deferred policy
   acquisition costs........................             57.1         13.7        --            --            70.8
Dividends to policyholders..................            117.1          0.6         0.6          --           118.3
Other Operating Costs and Expenses..........            106.6         60.3        47.4          11.9         226.2
                                                   ------------ ------------- ---------- ------------- --------------
Total expenses..............................            670.7        114.4        60.1          16.1         861.3
                                                   ------------ ------------- ---------- ------------- --------------
Income (loss) before income taxes...........        $    32.2    $     1.3    $  (17.4)    $    (3.9)         12.2
                                                   ============ ============= ========== ============= ==============
Income tax expense                                                                                             0.2
                                                                                                       --------------
Net Income                                                                                               $    12.0
                                                                                                       ==============


                                                                          Results of Operations
                                                              For the Six-month Period Ended June 30, 2001
                                                              --------------------------------------------

                                                    Protection   Accumulation     Other   Reconciling   Consolidated
                                                   ------------ --------------   ------- ------------- --------------
                                                                             ($ in millions)
Revenues:
Premiums....................................        $   331.4    $     2.4      $    4.7    $    --      $   338.5
Universal Life and investment-type
   product policy fees......................             71.6         29.5           0.9         --          102.0
Net investment income and realized
   gains on investments.....................            303.5         40.5          13.3         13.3        370.6

                                                                          Results of Operations
                                                              For the Six-month Period Ended June 30, 2001
                                                              --------------------------------------------

                                                    Protection   Accumulation     Other   Reconciling   Consolidated
                                                   ------------ --------------   ------- ------------- --------------
                                                                             ($ in millions)
Group Pension Profits.......................             19.2         --           --           --            19.2
Other income................................              6.4         53.2         31.4          3.8          94.8
                                                   ------------ -------------   -------- ------------- --------------
         Total revenue......................            732.1        125.6         50.3         17.1         925.1

Benefits and Expenses:
Benefits to policyholders...................            367.3         11.8          8.3          4.8         392.2
Interest credited to policyholders'
   account balances.........................             30.1         20.6          4.6         --            55.3
Amortization of deferred policy
   acquisition costs........................             55.2         10.3         --           --            65.5
Dividends to policyholders                              113.9          0.7          0.6         --           115.2
Other Operating Costs and Expenses..........            118.2         57.3         43.4         13.3         232.2
                                                   ------------ -------------   -------- ------------- --------------
Total revenue...............................            684.7        100.7         56.9         18.1         860.4
                                                   ------------ -------------   -------- ------------- --------------
Income (loss) before income taxes...........        $    47.4    $    24.9      $  (6.6)    $   (1.0)         64.7
                                                   ============ =============   ======== ============= ==============
Income tax expense                                                                                            20.7
                                                                                                       --------------
Net Income                                                                                                $   44.0
                                                                                                       ==============

Six-month Period Ended June 30, 2002 Compared to the Six-month Period Ended June 30, 2001

         Premiums

         Premium revenue was $334.3 million for the six-month period ended June 30, 2002, a decrease of $4.2 million, or 1.2% from $338.5 million reported for the comparable prior year period. The decrease was primarily attributable to a decrease in the Protection Products and Other Products segments of $6.5 million and $0.1 million, respectively, partially offset by an increase in the Accumulation Products segment of $2.4 million. The following table summarizes the components of premiums recorded in the Protection Products segment for the six-month periods ended June 30, 2002 and 2001, respectively.

                                                               For the
                                                          Six-month Periods
                                                           Ended June 30,
                                                           -------------
                                                     2002                  2001
                                                     ----                  ----
                                                           ($ in millions)
Individual Life:
Single Premiums                                   $   61.9             $   67.9
New and Renewal Direct Premiums                      284.1                280.8
New and Renewal Premiums Ceded                       (21.1)               (17.1)
   Total Individual Life                             324.9                331.6
Other:                                               -                     (0.2)
                                                  ---------            ---------
         Total Protection Products                $  324.9             $  331.4
                                                  =========            =========

         The increase of premiums in the Accumulation Products segment was primarily due to increased sales of immediate annuities.

         Universal life and investment-type product policy fees

         Universal life and investment-type product policy fees were $101.5 million for the six-month period ended June 30, 2002, a decrease of $0.5 million, or 0.5% from $102.0 million reported for the comparable prior year period. The decrease was due to lower fees in the Accumulation Products segment of $4.8 million offset by higher fees in the Protection Products and Other Products segments of $3.9 million and $0.4 million, respectively. The decrease in the Accumulation Products segment, net of reinsurance, was primarily due to lower mortality and expense charges of $3.3 million and a $1.1 million decrease in surrender charges in our flexible premium variable annuity product. The decline in flexible premium variable annuity mortality and expense charges is due to lower fund balances in the Separate Accounts due to stock market declines. The decrease in flexible premium variable annuity surrender charges is due to the positive efforts of our conservation program coupled with other measures designed to improve persistency. The increase in the Protection Products segment was primarily attributable to higher fees earned on variable universal life business of $7.8 million, consistent with growth in the in force block of such business, which was offset by lower fees on universal life and corporate sponsored variable universal life business of $3.0 million and $0.9 million, respectively, net of reinsurance.


         Net investment income and realized gains on investments

         Net investment income was $364.0 million for the six-month period ended June 30, 2002, an increase of $1.1 million or 0.3% from $365.1 million reported for the comparable prior year period. The increase was primarily attributable to increases in investment income of $3.7 million, $3.7 million, $2.9 million and $2.8 million, relating to investments in specific real estate property, fixed maturity securities, commercial mortgage loans and other miscellaneous investment income, respectively. Partially offsetting these increases is a decrease in income from cash and short-term investments of $11.3 million due to a decline in short-term yields and lower average asset balances. The annualized yield on the Company's invested assets, including limited partnership interests, before and after realized gains/(losses) on investments was 6.7% and 6.2%, respectively, for the six-month period ended June 30, 2002, as compared to 6.6% and 6.7%, respectively, for the six-month period ended June 30, 2002, as compared to 6.6% and 6.7%, respectively, for the six-month period ended June 30, 2001. See "Business--Summary of Investments" for further information.


         As of June 30, 2002, we had approximately $10.1 million of additional pre-tax gains related to our venture capital limited partnership investments that may be recognized in earnings in the future subject to market fluctuation.


         Net realized losses were $27.9 million for the six-month period ended June 30, 2002, a decrease of $33.4 million, from net realized gains of $5.5 million reported for the comparable prior year period. The significant increase in net realized losses is primarily due to other than temporary impairment losses related to investments in fixed maturity securities and litigation losses related to a specific joint venture real estate partnership. The following table sets forth the components of net realized gains (losses) by investment category for the six-month periods ended June 30, 2002 and 2001. See "Business--Summary of Investments--Other than Temporary Impairment Charges on Investments in Fixed Maturity Securities and Common Stock" for further information regarding other than temporary impairment charges.


                                                                 For the Six-month
                                                               Periods Ended June 30,
                                                               ---------------------
                                                              2002               2001
                                                              ----               ----
                                                                  ($ in millions)
Real estate                                               $ (10.4)            $  (2.5)
Equity securities                                            (5.5)               (5.3)
Fixed maturity securities                                   (11.7)                7.5
Mortgage loans                                               (1.6)                5.2
Other                                                         1.3                 0.6
                                                          ---------           ---------
                                                          $ (27.9)            $   5.5
                                                          =========           =========

         Group Pension Profits

         Group Pension Profits were $15.2 million for the six-month period ended June 30, 2002, a decrease of $4.0 million, or 20.8%, from $19.2 million reported in the comparable prior year period. The decrease is primarily due to a decrease in net realized gains of $3.5 million.

         Refer to Note 4 of the Unaudited Interim Condensed Consolidated Financial Statements included herein for certain summary financial information relating to the Group Pension Transaction and the Group Pension Profits. Management expects that Group Pension Profits will decline throughout 2002 through the termination of the Group Pension Transaction on December 31, 2002 consistent with the continuing run-off of the underlying business.

         Other income

         Other income (which consists primarily of fees earned by our mutual fund management and insurance brokerage operations, as well as certain asset management fees, and other miscellaneous revenues) was $86.4 million for the six-month period ended June 30, 2002, a decrease of $8.4 million, or 8.9%, from $94.8 million reported for the comparable prior year period. The decrease is primarily due to lower income of $3.2 million recorded in the Protection Products segment and $2.7 million of lower income in the Other Product segment. The decrease in the Protection Product segment is due primarily to a decrease in the cash surrender value of our corporate owned life insurance as a result of unfavorable market conditions. We purchased a corporate owned life insurance contract to provide a funding mechanism for our non-qualified deferred compensation liabilities. The investments in the corporate owned life insurance contract are structured to substantially hedge the changes in our non-qualified deferred compensation liabilities. The change in such liabilities is reflected in the income statement caption entitled "other operating costs and expenses". The decrease in the Other Product segment is due to lower commission revenue earned by MONY Securities Corporation.

         Benefits to policyholders

         Benefits to policyholders were $390.2 million for the six-month period ended June 30, 2002, a decrease of $2.0 million, or 0.5%, from $392.2 million reported for the comparable prior year period. The decrease was primarily due to lower benefits in the Protection Products and Other Products segments of $7.8 million and $0.5 million, respectively, offset by higher benefits of $6.8 million in the Accumulation Products segment. The decrease in the Protection Products segment was primarily due to lower benefits in the individual life and variable universal life business of $14.4 million and $3.7 million, respectively, partially offset by higher benefits from universal life and disability business of $9.4 million and $1.0 million, respectively. The decrease in individual life and variable universal life benefits was primarily due to better mortality offset in part by an increase in reserves, while the increased benefits in universal life were due to poor mortality offset in part by a decrease in reserves. The decrease in the Other Products segment is due to lower benefits on our retained portion of the group pension business. The increase in the Accumulation Products segment is primarily due to an increase in supplemental contract and individual annuity reserves of $4.1 million, and higher flexible premium variable annuity benefits of $2.4 million. The increase resulted from higher reserves due to higher sales of accumulation products and higher reserves for guaranteed minimum death benefits.

         Interest credited to policyholders' account balances

         Interest credited to policyholders' account balances was $55.8 million for the six-month period ended June 30, 2002, an increase of $0.5 million, or 0.9%, from $55.3 million reported for the comparable prior year period. The increase is primarily attributable to an increase in the Protection Products segment of $0.3 million and an increase in the Accumulation Products segment of $0.6 million, offset by a decrease in the Other Products segment of $0.3 million. The increase in the Accumulation Products segment is primarily attributable to higher interest crediting on flexible premium variable annuity business of $3.7 million, partially offset by decreased interest crediting on supplemental contracts and single premium deferred annuity business of $1.4 million and $1.0 million, respectively. The higher interest crediting on flexible premium variable annuity business is related to higher general account fund balances, while the decreased interest crediting on supplemental contracts and single premium deferred annuities is due to the continued run-off of the product liabilities. The increase in the Protection Products segment is primarily related to interest crediting on universal life business. The decrease in the Other Products segment is due to lower interest crediting on our retained group pension business.

         Amortization of deferred policy acquisition costs

         Amortization of deferred policy acquisition costs was $70.8 million for the six-month period ended June 30, 2002, an increase of $5.3 million, or 8.1%, from $65.5 million reported in the comparable prior year period. The increase is primarily due to higher amortization of $1.9 million and $3.4 million in the Protection Products and Accumulation Products segments, respectively. The increase in the Protection Products segment was as a result of higher amortization of $6.1 million and $1.7 million for variable universal life and corporate sponsored variable universal life products, respectively, offset by decreased amortization for individual life and group universal life of $6.3 million and $0.4 million, respectively. The increases on the variable universal life and corporate sponsored variable universal life products are attributable to the growth in those blocks of business, while the decrease on the individual life business is due principally to the effect of reducing the margins over which the Closed Block deferred policy acquisition costs are amortized by deferred dividend liability provisions. The increase in the Accumulation Products segment is due to higher amortization on the flexible premium variable annuity product due to lower overall fund balances resulting in lower future profitability.

         Dividends to policyholders

         Dividends to policyholders (all but a de minimus amount of which are recorded in the Protection Products segment) were $118.3 million for the six-month period ended June 30, 2002, an increase of $3.1 million, or 2.7%, from $115.2 million reported for the comparable prior year period. The increase is primarily due to a higher deferred dividend liability provision of approximately $16.0 million in the Closed Block for the six-month period ended June 30, 2002, as compared to the prior year period. This provision reflects results for the Closed Block for the six-month period ended June 30, 2002 that were more favorable than assumed in the establishment of the Closed Block. All the assets in the Closed Block inure solely to the benefit of the Closed Block policyholders, and to the extent that the results of the Closed Block are more favorable than assumed in establishing the Closed Block, total dividends paid to Closed Block policyholders will be increased and are, accordingly, accrued as an additional dividend liability. The increase in the Closed Block deferred dividend liability was offset by lower dividends of $13.2 million, as compared to the prior year period, resulting from a decrease in the dividend scale (which became effective January 1, 2002) on Closed Block policies. The dividend scale represents a factor used to calculate the return of premium or dividend on participating policies consistent with the experience of such business.

         Other operating costs and expenses

         Other operating costs and expenses were $226.2 million for the six-month period ended June 30, 2002, a decrease of $6.0 million, or 2.6%, from $232.2 million reported for the comparable prior year period. The decrease is attributable to a decrease in the Protection Products segment of $11.6 million and a decrease in expenses classified as reconciling items of $1.4 million, offset by increases in the Accumulation Products and Other Products segments of $3.0 million and $4.0 million, respectively. The decrease in the Protection Products segment is attributable primarily to lower compensation and other miscellaneous expenses of $23.5 million, partially offset by higher costs related to our employee benefit plans of $6.9 million and higher litigation related costs of $5.0 million. The increase in the Accumulation Products segment is attributable primarily to higher costs related to our benefit plans of $1.6 million and an increase in general expenses of $1.4 million, while the increase in the Other Products segment is attributable primarily to higher commission expenses of $2.6 million and an increase in miscellaneous expenses of $1.4 million.

Summary of Financial Results - Years Ended December 31, 2001, 2000 and 1999

         The following tables present our consolidated and segment results of operations for the years ended December 31, 2001, 2000 and 1999. The financial information herein is presented in accordance with Generally Accepted Accounting Principles unless otherwise noted.

                                               Results of Operations

                                       For the Year Ended December 31, 2001

                                                     Protection    Accumulation     Other    Reconciling     Total
                                                    ------------  --------------   -------  -------------  ---------
                                                                              ($ in millions)
Revenues:
Premiums....................................        $   675.5    $     5.3        $    14.5 $    --      $   695.3
Universal life and investment-type..........
   product policy fees......................            151.6         54.7              0.9      --          207.2
Net investment income and realized..........
   gains on investments.....................            559.4         68.6             17.9      18.7        664.6
Group Pension Profits/(4)/..................             30.7         --               --        --           30.7
Other income................................             16.1        107.4             57.5       8.1        189.1
                                                    ------------  --------------   --------  ---------  -----------
Total revenue...............................          1,433.3        236.0             90.8      26.8      1,786.9

Benefits and Expenses:
Benefits to policyholders...................        $   754.5    $    34.1        $    20.6  $     5.5   $   814.7
Interest credited to policyholders'.........
   account balances.........................             60.6         41.3              8.6       --         110.5
Amortization of deferred policy.............
   acquisition costs........................            115.7         26.1             --         17.0       158.8
Dividends to policyholders..................            233.9          1.6              1.1       --         236.6
Other Operating Costs and Expenses..........            245.5        127.2            138.9        7.8       519.4
                                                    -------------  -------------   ---------   --------  ----------
Total expenses..............................          1,410.2        230.3            169.2       30.3     1,840.0
                                                    -------------  -------------   ---------   ---------  ----------
Income (loss) before income taxes...........        $    23.1    $     5.7        $   (78.4) $    (3.5)      (53.1)
                                                    ============ ===============  ========== ===========  ==========
Income tax benefit..........................                                                                 (19.1)
                                                                                                         -----------
Net (loss)..................................                                                             $   (34.0)
                                                                                                         ===========

                                            Results of Operations

                                         For the Year Ended December 31, 2000

                                                   Protection    Accumulation     Other    Reconciling     Total
                                                  ------------  --------------   -------  -------------  ---------
                                                                           ($ in millions)
Revenues:
Premiums....................................       $   685.7    $     1.3        $    13.5 $    --        $   700.5
Universal life and investment-type
   product policy fees......................           134.8         70.0              1.0     --             205.8
Net investment income and realized
   gains on investments.....................           796.7        124.9             68.9     17.9         1,008.4
Group Pension Profits/(4)/..................            37.1         --               --       --              37.1
Other income................................            20.6        120.2             77.4      5.1           223.3
Total revenue...............................         1,674.9        316.4            160.8     23.0         2,175.1
Benefits and Expenses:
Benefits to policyholders...................           736.6         21.2             22.4      7.6           787.8
Interest credited to policyholders'
   account balances.........................            54.5         47.0              9.1     --             110.6
Amortization of deferred policy
   acquisition costs........................           110.8         28.3             --       --             139.1
Dividends to policyholders..................           232.7          1.5              1.3     --             235.5
Other operating costs and
   expenses.................................           262.2        120.0            100.3     20.8           503.3
                                                  -----------  ------------   ------------   ---------   -----------
Total expenses..............................         1,396.8        218.0            133.1     28.4         1,776.3
                                                  -----------  ------------   ------------   ---------   -----------
Income before income taxes and extraordinary
   item.....................................       $   278.1    $    98.4        $    27.7 $   (5.4)        398.8
                                                  ===========  ============   ============ ===========   ===========
Income tax expense..........................                                                                134.8
                                                                                                         -----------
Income before extraordinary item............                                                                264.0
                                                                                                         -----------
Extraordinary loss, net of tax..............                                                                 37.7
                                                                                                         -----------
Net income..................................                                                              $   226.3
                                                                                                         -----------

                                              Results of Operations

                                          For the Year Ended December 31, 1999

                                                   Protection    Accumulation     Other    Reconciling     Total
                                                  ------------  --------------   -------  -------------   -------
                                                                           ($ in millions)
Revenues:
Premiums....................................       $   702.8    $     0.9        $   13.4 $    --       $   717.1
Universal life and investment-type
   product policy fees......................           122.3         73.3             0.7     --            196.3
Net investment income and realized
   gains on investments.....................           823.1        132.4            69.6     --          1,025.1
Group Pension Profits/(4)/..................            63.0         --              --       --             63.0
Retail brokerage and investment
   banking revenues.........................            --           --              63.4     --             63.4
Other income................................            16.6         95.1            17.3      4.8          133.8
                                                  -----------  ---------------   --------  -------------   --------
Total revenue...............................         1,727.8        301.7           164.4      4.8        2,198.7
Benefits and Expenses:
Benefits to policyholders...................           741.8         18.4            22.4      4.5          787.1
Interest credited to policyholders'
Balances....................................            48.9         55.3            11.3     --            115.5
Amortization of deferred policy
   acquisition costs........................           107.1         30.7            --       --            137.8
Dividends to policyholders..................           227.5          2.0             1.2     --            230.7
Other operating costs and
Expenses....................................           287.5        105.7            93.7     59.8          546.7
                                                  ------------  --------------   ---------  ------------   ---------
Demutualization expenses....................            --           --              --        2.0            2.0
Total expenses..............................         1,412.8        212.1           128.6     66.3        1,819.8
                                                  ------------  --------------   ---------  ------------  ----------
Income before income taxes..................       $   315.0    $    89.6        $   35.8 $   (61.5)        378.9
                                                  ============  ==============   ======== ==============  ==========
Income tax expense..........................                                                                 131.4
                                                                                                          ----------
Net income..................................                                                             $   247.5
                                                                                                         ===========

-------------------

/(1)/ Amounts reported as "reconciling" in 2001 primarily relate to: (i) contracts issued by MONY Life relating to its employee benefit plans, and
      (ii) charges totaling $56.8 million pre-tax relating to MONY Life's reorganization. See "-Reorganization and Other Charges".
/(2)/ Amounts reported as "reconciling" in 2000 primarily relate to contracts issued by MONY Life relating to its employee benefit plans.
/(3)/ Amounts reported as "reconciling" in 1999 primarily relate to: (i) contracts issued by MONY Life relating to its employee benefit plans, and (ii) expenses related to MONY Life's demutualization.
/(4)/ See Note 11 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Premiums

         Premium revenue was $695.3 million for 2001, a decrease of $5.2 million, or 0.7%, from $700.5 million reported for 2000. The decrease was primarily the result of lower premiums in the Protection Products segment of $10.3 million, partially offset by an increase in the Accumulation Products segment of $4.0 million. The decrease of premiums in the Protection Products segment was primarily a result of lower renewal premiums of $32.5 million due to the reduction of the in force block, offset by an increase of $18.2 million in premiums from special risk insurance products offered by U.S. Financial Life Insurance Company. The increase in U.S. Financial Life Insurance Company's premiums is primarily attributable to the expansion of its distribution and the improvement in its financial strength ratings since being acquired by MONY Life. Management believes that the decrease in traditional life insurance premiums is consistent with industry trends, particularly the continuing shift by consumers from traditional protection products to asset accumulation products. The increase in the Accumulation Products segment of $4.0 million was primarily due to an increase in immediate annuity sales.

         Universal Life and Investment-type Product Policy Fees

         Universal life and investment-type product policy fees were $207.2 million for 2001, an increase of $1.4 million, or 0.7%, from $205.8 million reported for 2000. The increase was primarily a result of higher fees in the Protection Products segment of $16.8 million, partially offset by lower fees in the Accumulation Products segment of $15.3 million. The increase in the Protection Products segment was primarily attributable to higher fees earned on corporate sponsored variable universal life and variable universal life business of $5.5 million and $11.3 million, respectively, which is consistent with the in force blocks of such business. The decrease in the Accumulation Products segment was primarily due to lower mortality and expense charges of $7.5 million, and a $6.9 million decrease in surrender charges in our flexible premium variable annuity product. The decrease in flexible premium variable annuity mortality and expense charges is due to lower fund balances resulting from stock market declines. The decrease in surrender charges reflects the positive effects of the efforts of our conservation unit and other measures designed to improve persistency.

         Net Investment Income and Realized Gains on Investments

         Net investment income was $676.9 million for the year ended December 31, 2001, a decrease of $294.0 million, or 30.3%, from $970.9 million reported in 2000. The decrease in net investment income is primarily due to a decrease of $271.7 million in income reported from our investments in venture capital partnerships, which includes valuation related adjustments of $21.4 million recorded in the fourth quarter. The remainder of the decrease was principally caused by lower interest rates and invested assets in 2001. The annualized yield on our average invested assets, including our investments in venture capital partnerships, before and after realized gains on investments was 6.2% and 6.1%, respectively, for 2001, as compared to 8.8% and 9.1%, respectively, for 2000. The 2001 results also include $32.7 million in "Other Charges" relating primarily to writedowns of the venture capital portfolio. See Note 19 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

         As of December 31, 2001, we had approximately $16.8 million of additional pre-tax gains related to our venture capital limited partnership investments that may be recognized in earnings in the future subject to market fluctuations.


         Net realized losses on investments were $12.3 million for 2001, a decrease of $49.8 million from gains of $37.5 million for 2000. The 2001 losses include $20.1 million in "Other Charges" taken during the fourth quarter. See
Note 19 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. See "Business--Summary of Investments--Other than Temporary Impairment Charges on Investments in Fixed Maturity Securities and Common Stock" for further information regarding other than temporary impairment charges.


         The following table sets forth the components of net realized gains (losses) by investment category for 2001 and 2000.

                                                        For the Years ended
                                                         December 31,
                                                    ---------------------
                                                      2001         2000
                                                    -------    ----------
                                                        ($ in millions)
Equity securities.....................                $  (7.8)    $  21.5
Fixed maturities......................                   (2.6)      (30.1)
Mortgage loans........................                    9.3        19.8
Other.................................                  (11.2)       26.3
                                                    ----------  ---------
                                                      $ (12.3)    $  37.5
                                                    ==========  =========

         Group Pension Profits

         Group Pension Profits were $30.7 million for the year ended December 31, 2001, a decrease of $6.4 million, or 17.3%, from $37.1 million for the year ended December 31, 2000. Group Pension Profits for the years ended December 31, 2001 and 2000, consisted of $27.4 million and $26.9 million, respectively, of Group Pension Payments and $3.3 million and $10.2 million, respectively, relating to adjustments required to reflect the earnings from such payments in accordance with Generally Accepted Accounting Principles. Such adjustments primarily relate to changes in the valuation allowances established to recognize impairment of assets supporting the business transferred in the Group Pension transaction as well as certain adjustments relating to policyholder liabilities. The decrease of $6.4 million in the Group Pension Profits is primarily due to lower operating income due to the run-off of the Group Pension business of $9.1 million, offset by higher realized gains on investment results in 2001 of $2.7 million.

         For a description of the Group Pension Transaction, the Group Pension Profits and certain summary financial information relating thereto, refer to
Note 11 of the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. We expect that Group Pension Profits will decline in future periods consistent with the continuing run-off of the underlying business until they terminate as of December 31, 2002.

         In connection with the Group Pension Transaction, we expect to record income in the fourth quarter of 2002 of approximately $55.0 million relating to the Final Value Payment, although there can be no assurance of this amount. See
Note 11 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

         Other Income

         Other income (which consists primarily of fees earned by our mutual fund management, securities broker-dealer, and insurance brokerage operations, as well as revenues from interest on deposits held under financial reinsurance arrangements, certain asset management fees, and other miscellaneous revenues) was $189.1 million for 2001, a decrease of $34.2 million, or 15.3%, from $223.3 million reported in 2000. The decrease was primarily due to lower income of $4.5 million in our Protection Products segment, $12.8 million in our Accumulation Products segment and $19.9 million in our Other Products segment, partially offset by higher income relating to our employee benefit plans which are reported as a reconciling item. During 2001, the cash surrender value of our corporate-owned life insurance contract decreased by approximately $4.3 million as a result of unfavorable market conditions. Approximately $3.7 million of this loss was reflected in the Protection Products segment and the balance, or $0.6 million, is reflected in the Accumulation Products segment. The decrease in the Accumulation Products segment was primarily caused by lower fees of approximately $16.0 million from Enterprise Capital Management, partially offset by an increase of $3.9 million in fees from supplemental contracts. Enterprise Capital Management reported $90.0 million in fees from advisory, underwriting and distribution services in 2001, as compared to $106.9 million in 2000. The decrease in the Other Products segments is primarily due to lower revenues from our broker-dealer operations due to weaker equity markets in 2001, coupled with decreased consumer confidence. During 2001, our broker-dealer operations reported commission earnings of $43.5 million, as compared to $59.7 million reported in 2000.

         Benefits to Policyholders

         Benefits to policyholders were $814.7 million for 2001, an increase of $26.9 million, or 3.4%, from $787.8 million reported for 2000. The increase consisted primarily of higher death benefits of approximately $16.6 million in our Protection Products segment, and $12.8 million in our Accumulation Products segment. The increase of $16.6 million in the Protection Products segment was due to higher benefits of $8.9 million, and $5.1 million on individual life and universal life business, respectively. The increase of $12.8 million in the Accumulation Products segment was primarily the result of higher immediate annuity benefit payments, flexible premium variable annuity death benefits, and supplementary contract benefits of $3.8 million, $6.1 million, and $2.6 million, respectively.

         Interest Credited to Policyholders' Account Balances

         Interest credited to policyholders' account balances was $110.5 million for 2001, a decrease of $0.1 million from $110.6 million reported for 2000. The decrease was the result of lower interest crediting of $5.7 million in our Accumulation Product segment offset by higher amounts credited in our Protection Product segment of $6.2 million, which was primarily due to our increasing in force block of corporate sponsored variable universal life business. The decrease in the Accumulation Product is due primarily to decreases of $3.1 million and $2.1 million in single premium deferred annuity and certificate of annuity products respectively.

         Amortization of Deferred Policy Acquisition Costs

         Amortization of deferred policy acquisition costs was $158.8 million for 2001, an increase of $19.7 million, from $139.1 million reported for 2000. The increase is primarily due to higher amortization of $21.9 million in our Protection Product segment of which $17.0 million was in connection with reorganization and other charges recorded during the fourth quarter of 2001. See
Note 19 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. Of this amount, $13.0 million represented a write-off of deferred policy acquisition costs in our international insurance subsidiary to reflect reduced expectations of future profitability due primarily to revised business strategies, which included the decision to exit certain markets, and $4.0 million represented a write-off of deferred policy acquisition costs on our group universal life business to reflect a de-emphasis on this line of business and resultant reduced future profitability expectations. In addition, variable universal life amortization increased by $9.4 million as a result of the increased size of the in force block. Corporate sponsored variable universal life amortization increased by $3.5 million due to lower death claims and the increasing size of the in force block. Offsetting this were decreases in the amortization of yearly renewable term business of $4.8 million due to the declining in force business and a $2.2 million decrease in the Accumulation Product segment as a result of poor equity market performance.

         Dividends to Policyholders

         Dividends to policyholders were $236.6 million for 2001, an increase of $1.1 million, or 0.5%, from $235.5 million reported for 2000. The increase, substantially all of which occurred in the Protection Products segment, resulted primarily from the accrual of an additional dividend liability in the Closed Block of approximately $18.7 million reflecting results that were more favorable than assumed in the funding of the Closed Block. Offsetting this was a $13.0 million decrease in the accrual for dividends payable to policyholders in the following year due to a reduction in the dividend scale. The dividend scale represents a factor used to calculate the return of premium or dividend on participating policies consistent with the experience of such business. As further discussed in Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings included in this prospectus, all the assets in the Closed Block inure solely to the benefit of the Closed Block policyholders, and to the extent that the results of the Closed Block are more favorable than assumed in establishing the Closed Block, total dividends paid to Closed Block policyholders will be increased and are, accordingly, accrued as an additional dividend liability.

         Other Operating Costs and Expenses

         Other operating costs and expenses were $519.4 million for 2001, an increase of $16.1 million, or 3.2%, from $503.3 million for 2000. Contributing to the increase were charges of $63.4 million recorded in the fourth quarter of 2001, $17.6 million, $10.3 million, and $1.0 million of which are reflected in the Protection Products, Accumulation Products, and Other Products segments, respectively, and $34.5 million of which are reflected as reconciling items. The increase attributable to these charges was partially offset by:

         . lower compensation costs of approximately $25.3 million, of which $20.2 million, $3.8 million, and $1.3 million are reflected in the Protection Products, Accumulation Products, and Other Products segments, respectively,

         . lower commission expenses of $10.4 million, primarily due to lower securities brokerage commissions of $17.6 million in the Accumulation Products segment, partially offset by higher commissions of $3.0 million and $4.4 million reflected in the Protection Products and Other Products segments, respectively, and

         . lower operating lease payments of $11.2 million, which is reflected as a reconciling item.

         Federal Income Tax

         We recorded a federal income benefit in 2001 of $(19.1) million, compared to a $134.8 million federal income tax expense recorded in 2000. Our effective tax rate was approximately 34.9% in 2001, as compared to approximately 33.8% in 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

         Premiums

         Premium revenue was $700.5 million for 2000, a decrease of $16.6 million, or 2.3%, from $717.1 million reported for 1999. Substantially all of the decrease related to traditional life insurance products offered through our Protection Products segment. The decrease was comprised of:

         .    lower new premiums of $10.6 million, and

         . lower renewal premiums of $30.5 million due to the reduction of the in force block of business, offset by

         .    higher single premiums of $2.8 million, and

         . an increase in U.S. Financial Life Insurance Company premiums of $21.3 million of which $17.6 million represented new premiums on special risk term insurance products.

The increase in new premiums written by U.S. Financial Life Insurance Company is primarily attributable to the expansion of its distribution, the improvement of its financial strength ratings since being acquired by MONY Life and a product shift towards its term insurance product. Management believes that the decrease in traditional life insurance premiums is consistent with industry trends, particularly the continuing shift by consumers from traditional protection products to asset accumulation products. See "-New Business Information" for a discussion regarding year to year sales and related trends.

         Universal Life and Investment-type Product Policy Fees

         Universal life and investment-type product policy fees were $205.8 million for 2000, an increase of $9.5 million, or 4.8%, from $196.3 million reported for 1999. The increase consisted primarily of higher Protection Products segment fees of $12.5 million primarily due to higher fees from our variable universal life business of approximately $14.9 million, and an increase of $2.2 million related to increased sales of corporate-owned life insurance, offset by higher ceded reinsurance of $4.0 million across the Protection Products segment. For the year ended December 31, 2000, we reported total fees from our variable universal life business of $48.6 million, as compared to $33.7 million reported for 1999. The increase in fees resulted primarily from new sales of such business and the growing in force block. This was offset by a decrease in the Accumulation Product segment of $3.3 million primarily due to lower fees from our flexible premium variable annuity products as a result of lower policy counts and lower fund balances.

         Net Investment Income and Realized Gains on Investments

         Net investment income was $970.9 million for 2000, an increase of $70.9 million, or 7.9%, from $900.0 million reported in 1999. The increase in net investment income is primarily related to an increase in income that we recorded from our investments in limited partnership interests. Such partnerships provide venture capital funding to companies through the purchase of, or investment in, equity securities issued by those companies. For

2000, we earned $236.3 million relating to such partnership investments, an increase of $47.4 million from $188.9 million recorded for 1999. The balance of the increase in investment income resulted from other invested asset categories collectively and is primarily attributable to higher yields and an increase in average invested assets. As of December 31, 2000, invested assets were $10,852.4 million (including cumulative unrealized losses of $9.8 million on fixed maturity securities) compared to $10,798.6 million (including cumulative unrealized losses of $206.4 million on fixed maturity securities) at December 31, 1999. At December 31, 2000, fixed maturity securities and mortgage loans represented approximately 61.7% and 16.2%, respectively, of total invested assets, as compared to 60.6% and 15.9%, respectively, at December 31, 1999. The annualized yield on our invested assets, including limited partnership interests, before and after realized gains/(losses) on investments was 8.8% and 9.1%, respectively, for 2000, as compared to 8.3% and 9.4%, respectively, for 1999.

         Net realized capital gains were $37.5 million for 2000, a decrease of $87.6 million, from gains of $125.1 million for the comparable prior year period. The following table sets forth the components of net realized gains (losses) by investment category for 2000 and 1999.

                                                      For the Years ended
                                                         December 31,
                                                    ------------------------
                                                      2000             1999
                                                    -----------   ----------
                                                        ($ in millions)
Equity securities...............................   $   21.5           $   76.0
Fixed maturities................................      (30.1)              (8.6)
Mortgage loans..................................       19.8                0.8
Other...........................................       26.3               56.9
                                                   ---------          ---------
                                                   $   37.5           $  125.1
                                                   =========          =========

         Net investment income and net realized gains on investments are allocated to our segments based on the assets allocated to such segments to support the associated liabilities of each segment and to maintain a targeted regulatory risk-based capital level for each segment. See Note 4 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

         Group Pension Profits

         Group Pension Profits were $37.1 million for 2000, a decrease of $25.9 million or 41.1% from $63.0 million reported in 1999. The decrease is due to lower investment gains of $20.1 million from lower gains on real estate sales and higher losses on sales of bonds in 2000, and lower operating income of $5.8 million due to the run off of the Group Pension business.

         For a description of the Group Pension Transaction, the Group Pension Profits and certain summary financial information relating thereto, refer to
Note 11 of the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings included herein. We expect that Group Pension Profits will decline in future periods consistent with the continuing run-off of the underlying business until they terminate as of December 31, 2002.

         Other Income

         Other income (which consists primarily of fees earned by our mutual fund management, broker-dealer, and insurance brokerage operations, as well as revenues from interest on deposits held under financial reinsurance arrangements, certain other asset management fees, and other miscellaneous revenues) was $223.3 million for 2000, an increase of $26.2 million, or 13.3%, from $197.2 million reported in 1999. The increase was primarily due to higher income of $4.0 million and $25.1 million in the Protection Products and Accumulation Products segments, respectively, partially offset by lower income of $3.3 million in the Other Products segment. The increase in income recorded in the Accumulation Products segment was primarily attributable to higher fees earned by our mutual fund management operations. Our mutual fund management operations reported $106.9 million in fees from advisory, underwriting and distribution services in 2000 compared to $84.9 million in 1999. The decrease in income recorded in the Other Products segment was primarily due to lower commissions earned by our broker-dealer operations of $3.6 million due to unfavorable market conditions. During 2000, our broker-dealer operations reported commission earnings of $59.8 million, as compared to $63.4 million reported in 1999.

         Benefits to Policyholders

         Benefits to policyholders were $787.8 million for 2000, an increase of $0.7 million, from $787.1 million reported for 1999. The increase consisted primarily of higher benefits of approximately $2.8 million and $3.1 million in the Accumulation Products segment and our benefit plans, respectively, partially offset by lower benefits of approximately $5.2 million in the Protection Products segment. The increase of $2.8 million in the Accumulation Products segment was primarily due to an increase in the issuance of supplementary contracts during 1999. The decrease in the Protection Products segment of $5.2 million was primarily due to a decrease in policy benefits related to our non-U.S. Financial Life Insurance Company business of $17.6 million, offset by $12.4 million of benefits related to U.S. Financial Life Insurance Company.

         Interest Credited to Policyholders' Account Balances

         Interest credited to policyholders' account balances was $110.6 million for 2000, a decrease of $4.9 million, or 4.2%, from $115.5 million reported for 1999. The decrease consisted primarily of lower interest crediting of approximately $8.3 million in the Accumulation Products segment relating to our declining lines of business, primarily the single premium deferred annuity business. During 2000, single premium deferred annuities account values decreased approximately $76.8 million to $302.6 million, as compared to $379.4 million at the end of 1999. The decrease in account value in 2000 was primarily due to continuing withdrawals, which management believes partially reflects consumer preferences for separate account products as well as the aging of the in force block of business. This was offset by higher interest crediting of $5.6 million in the Protection Products segment resulting primarily from a $3.6 million increase in interest credited on corporate-owned life insurance products due to the increase in general account fund values.

         Amortization of Deferred Policy Acquisition Costs

         Amortization of deferred policy acquisition costs was $139.1 million for 2000, an increase of $1.3 million, from $137.8 million reported for 1999. The increase primarily resulted from higher amortization in the Protection Products segment of approximately $3.7 million. The increase in deferred policy acquisition costs amortization in the Protection Products segment resulted primarily from a $2.6 million increase in U.S. Financial Life Insurance Company, $3.9 million of higher amortization related to our variable universal life business as a result of better mortality and rapid growth in this product, offset by lower amortization in traditional and universal life products of $2.8 million. This was offset in part by lower deferred policy acquisition costs amortization of $2.4 million in the Accumulation Products segment primarily due to the growing levels of exchange activity to the new variable annuity product, where better persistency is anticipated.

         Dividends to Policyholders

         Dividends to policyholders were $235.5 million for 2000, an increase of $4.8 million, or 2.1%, from $230.7 million reported for 1999. The increase, substantially all of which occurred in the Protection Products segment, resulted primarily from the continuation of the dividend scale and the increasing Closed Block reserves. The dividend scale represents a factor used to calculate the return of premium or dividend on participating policies consistent with the experience of such business.

         Other Operating Costs and Expenses

         Other operating costs and expenses were $503.3 million for 2000, a decrease of $43.4 million, or 7.9%, from $546.7 million reported for 1999. The decrease consisted primarily of $41.0 million attributable to reconciling items not allocated to our operating segments and $25.3 million attributable to the Protection Products segment, partially offset by higher costs of $14.4 million and $6.6 million directly attributable to the Accumulation Product and Other Product Segments, respectively. The decrease in reconciling items was primarily attributable to a charge of $59.7 million in connection with a voluntary early retirement program during the third quarter of 1999, partially offset by a $14.8 million increase in interest expense on the notes payable to the MONY Group in 2000. See Note 14 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. The decrease in the Protection Products segment was primarily due to a decrease in interest expense resulting from the repurchase of high coupon debt. The increase of $14.4 million in costs directly attributable to the Accumulation Products segment primarily consisted of higher sub-advisory fees and other expenses incurred by our mutual fund management operations, which directly corresponded to an increase in revenues from such operations (see discussion and analysis of other income above). The increase of $6.6 million in costs directly attributable to the Other Products segment was due to higher costs incurred in connection with our investment in our international brokerage operations.

         Our provision for federal income taxes in 2000 was $134.8 million, compared to $131.4 million in 1999. Our effective tax rate before extraordinary items was approximately 33.8% in 2000, as compared to approximately 34.5% in 1999.

         Results of Operations of the Closed Block

         Set forth below is a discussion and analysis of the results of operation of the Closed Block for the periods indicated.

                                           For the six months ended
                                              June 30,              For the years ended December 31,
                                           2002         2001         2001         2000         1999

Premiums...........................        $ 248.0      $ 267.5      $ 551.4      $ 582.4      $ 620.8
Net investment income..............          196.7        199.0        397.6        395.7        375.1
Net realized gains (losses)........           (2.9)         2.0          6.0         (7.0)         2.9
Other revenues.....................            0.9          1.0          2.4          2.2          1.4
                                        ----------------------------------------------------------------

Total revenues.....................          442.7        469.5        957.4        973.3      1,000.2


Benefits to policyholders..........          279.0        297.6        615.8        629.7        649.0
Amortization of Deferred Policy               24.2         32.2         59.4         60.4         67.5
Acquisition Costs..................
Dividends to policyholders.........          116.2        113.4        233.1        232.9        228.8
Other expenses.....................            3.1          4.1          7.0          7.5         10.1
                                        ----------------------------------------------------------------

Total expenses.....................          422.5        447.3        915.3        930.5        955.4
                                        ----------------------------------------------------------------
Contribution from the
Closed Block.......................           20.2         22.2         42.1         42.8         44.8


         As discussed in the "Business" section, no new policies have been added, or will be added, to the Closed Block following MONY Life's demutualization. Therefore, we expect the revenues and benefits related to the Closed Block to decrease over time as the in force business declines. This is consistent with the "glide path" established in connection with MONY Life's demutualization as described in "Policyholder Dividend Philosophy" on page 133 below.


Six months June 30, 2002 compared to June 30, 2001


         Premiums

         Premiums were $248.0 million for the six-month period ended June 30, 2002, a decrease of $19.5 million from $267.5 million reported in the comparable prior year period. Excluding reinvested dividends, premiums decreased by approximately 6%, or $12.5 million, which is in line with glide path expectations of the runoff of the in force business in the Closed Block. See discussion under "Dividends to policyholders" below for an explanation of the glide path and see "Recent Policyholder Dividend History - Closed Block Experience" for a table comparing expected in force liabilities to actual in force liabilities each year from the inception of the Closed Block through December 31, 2001. This comparison illustrates the expected versus actual trends in Closed Block in force liabilities. Premiums from reinvested dividends decreased by $7.0 million primarily due to a reduction in the dividend scale effective January 1, 2002.

         Net investment income

         Net investment income was $196.7 million for the six-month period ended June 30, 2002, a decrease of $2.3 million, from $199.0 million reported in the comparable prior year period. The decrease in net investment income reflects the declines in the interest rate environment for fixed income assets.

         Benefits to policyholders

         Benefits to policyholders were $279.0 million for the six-month period ended June 30, 2002, a decrease of $18.6 million, from $297.6 million reported in the comparable prior year period. The decrease principally resulted from: (i) lower death benefits of $6.8 million, as compared to the comparable prior year period as a result of improvements in mortality experience (death benefits were $87.6 million and $94.4 million for the six-month periods ended June 30, 2002 and 2001, respectively), and (ii) a decrease in surrender benefits of $20.5 million, as compared to the comparable prior year period as a result of an improvement in persistency experience (surrender benefits were $162.6 million and $183.1 million for the six-month periods ended June 30, 2002 and 2001, respectively) and (iii) a $9.5 million increase in the change in reserves, as compared to the comparable prior year results ( change in reserves were $19.9 million and $ 10.4 million for the six month periods ended June 30, 2002 and 2001, respectively).

         Amortization of deferred policy acquisition costs

         Amortization of deferred policy acquisition costs was $24.2 million for the six-month period ended June 30, 2002, a decrease of $8.0 million, as compared to $32.2 million reported in the comparable prior year period. The $8.0 million decrease in amortization is due principally to the effect of reducing the margins over which the Closed Block deferred policy acquisition costs are amortized by deferred dividend liability provisions - see "Dividends to policyholders" below for an explanation of the deferred dividend liability.

         Dividends to policyholders

         Dividends to policyholders were $116.2 million for the six-month period ended June 30, 2002, an increase of $2.8 million, as compared to $113.4 million reported in the comparable prior year period. Dividends to policyholders can be broken down into two components, namely policyholder dividends payable in the current year and the change in the deferred dividend liability. The $2.8 million increase in dividends to policyholders was due to a period over period increase of $16.1 million in the deferred dividend liability, offset by a period over period decrease of $13.3 million in dividends paid to policyholders.

         Due to a reduction in the dividend scale effective January 1, 2002, policyholder dividends payable during the first half of 2002 were $96.6 million, a decrease of $13.3 million from the $109.9 million reported in the comparable prior period. The dividend scale reduction reflects lower forecasted ultimate profitability of the Closed Block due primarily to declines in the interest rate environment for fixed income assets. Determination of dividends paid to policyholders in the Closed Block is based on a forecast of ultimate profitability of the Closed Block over its remaining expected life. The purpose of reducing or increasing dividends to policyholders in the Closed Block is to attempt to align the payment of such dividends to the emergence of expected profits from the Closed Block. For additional information see Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings included herein.

         As required under Generally Accepted Accounting Principles, actual Closed Block earnings in excess of expected Closed Block earnings inure solely to the benefit of policyholders in the Closed Block and, accordingly, are recorded as an additional liability to Closed Block policyholders. Expected cash flows from the in force policies in the Closed Block were forecasted for each year over the estimated life of the policies in the Closed Block in order to determine the amount of assets to allocate to the Closed Block in order to provide sufficient funding for payment of policyholder liabilities and dividends in the Closed Block in connection with the demutualization of MONY Life as more fully discussed in Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. The expected emergence of earnings from such cash flows is referred to as the "glide path earnings". The aforementioned additional liability (which represents the actual Closed Block earnings in excess of expected Closed Block glide path earnings) is referred to as the deferred dividend liability. The deferred dividend liability was $67.3 million and $30.1 million at June 30, 2002 and 2001, respectively. See discussion under "Business--The Closed Block--Policyholder Dividend Philosophy" for further explanation of the glide path.

Year ended December 31, 2001 compared to December 31, 2000


         Premiums

         Premiums were $551.4 million for the year ended December 31, 2001, a decrease of $31.1 million from $582.5 million reported in the prior year. The decrease in premiums was due to the slightly faster than expected runoff of the in force block, as compared to glide path expectations. The glide path projected a $26.0 million decrease in premiums. See "Recent Policyholder Dividend History
- Closed Block Experience" for a table comparing expected in force liabilities to actual in force liabilities each year from the inception of the Closed Block through December 31, 2001. This comparison illustrates the expected versus actual trends in Closed Block liabilities.

         Net investment income

         Net investment income was $397.6 million for the year ended December 31, 2001, an increase of $1.9 million, from $395.7 million reported for the prior year. The increase in net investment income reflects investment earnings on a higher asset base offset by declines in the interest rate environment for fixed income assets.

         Benefits to policyholders

         Benefits to policyholders were $615.8 million for the year ended December 31, 2001, a decrease of $14.0 million, from $629.8 million reported for the year ended December 31, 2000. The decrease of $14.0 million primarily consists of: (i) an $8.8 million increase in death benefits, as compared to the prior year (death benefits were $187.8 million and $179.0 million for the years ended December 31, 2001 and 2000, respectively), (ii) a $ 19.6 million decrease in surrenders, as compared to the prior year as a result of an improvement in persistency experience (surrender benefits were $355.8 million and $375.4 million for the years ended December 31, 2001 and 2000, respectively), and (iii) a $2.4 million decrease in the change in reserves, as compared to the prior year (the change in reserves was $52.6 million and $55.0 million for the years ended December 31, 2001 and 2000, respectively).

         Amortization of deferred policy acquisition costs

         Amortization of deferred policy acquisition costs was $59.4 million for the year ended December 31, 2001, a decrease of $1.0 million from $60.4 million reported in the prior year. The decrease in amortization was primarily due to the runoff of the in force block of business.

         Dividends to policyholders

         Dividends to policyholders were $233.1 million as of December 31, 2001, an increase of $0.2 million from $232.9 million reported in the prior year. Dividends to policyholders can be broken down into two components, namely policyholder dividends payable in the current year and the change in the deferred dividend liability. The $0.2 million increase in dividends to policyholders was due to a period over period increase of $18.7 million in the deferred dividend liability, offset by a period over period decrease of $18.5 million in dividends paid to policyholders.

         Due to a reduction in the dividend scale effective January 1, 2001, policyholder dividends payable during 2001 were $211.9 million, a decrease of $18.5 million from the $230.4 million reported in the comparable prior period. The dividend scale reduction reflects lower forecasted ultimate profitability of the Closed Block due primarily to declines in the interest rate environment for fixed income assets. Determination of dividends paid to policyholders in the Closed Block is based on a forecast of ultimate profitability of the Closed Block over its remaining expected life. The purpose of reducing or increasing dividends to policyholders in the Closed Block is to attempt to align the payment of such dividends to the emergence of expected profits from the Closed Block. For additional information see Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings included herein.

         As required under Generally Accepted Accounting Principles, actual Closed Block earnings in excess of expected Closed Block earnings inure solely to the benefit of policyholders in the Closed Block and, accordingly, are recorded as an additional liability to Closed Block policyholders. Expected cash flows from the in force policies in the Closed Block were forecasted for each year over the estimated life of the policies in the Closed Block in order to determine the amount of assets to allocate to the Closed Block in order to provide sufficient funding for payment of policyholder liabilities and dividends in the Closed Block in connection with the demutualization of MONY Life as more fully discussed in Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. The expected emergence of earnings from such cash flows is referred to as the "glide path earnings". The aforementioned additional liability (which represents the actual Closed Block earnings in excess of expected Closed Block glide path earnings) is referred to as the deferred dividend liability. See discussion under "Business--The Closed Block--Policyholder Dividend Philosophy" for further explanation of the glide path.

Year Ended December 31, 2000 compared to December 31, 1999

         Premiums

         Premiums were $582.4 million for the year ended December 31, 2000, a decrease of $38.4 million from $620.8 million reported in the prior year. The decrease in premiums was due to the slightly faster than expected runoff of the in force block, as compared to glide path expectations. The glide path projected a $26.2 million decrease in premiums. See "Recent Policyholder Dividend History
- Closed Block Experience" for a table comparing expected in force liabilities to actual in force liabilities each year from the inception of the Closed Block through December 31, 2001. This comparison illustrates the expected versus actual trends in Closed Block liabilities.

         Net investment income

         Net investment income was $395.7 million for the year ended December 31, 2000, an increase of $20.6 million, from $375.1 million reported in the prior year. The increase in net investment income reflects investment earnings on a higher asset base and increases in the interest rate environment for fixed income assets.

         Benefits to policyholders

         Benefits to policyholders were $629.8 million for the year ended December 31, 2000, a decrease of $19.2 million, from $649.0 million reported for the year ended December 31, 1999. The decrease of $19.2 million primarily consists of: (i) a $6.0 million increase in death benefits, as compared to the prior year (death benefits were $179.0 million and $173.0 million for the years ended December 31, 2000 and 1999, respectively), (ii) a $ 2.5 million decrease in surrenders, as compared to the prior year as a result of an improvement in persistency experience (surrenders benefits were $375.4 million and $377.9 million for the years ended December 31, 2000 and 1999, respectively), and (iii) a $22.5 million decrease in the change in reserves, as compared to the prior year (the increase in reserves was $55.0 million and $77.5 million for the years ended December 31, 2000 and 1999, respectively).

         Amortization of deferred policy acquisition costs

         Amortization of deferred policy acquisition costs was $60.4 million for the year ended December 31, 2000, a decrease of $7.1 million from $67.5 million reported in the prior year. The decrease in amortization was primarily due to the runoff of the in force block business.

         Dividends to policyholders

         Dividends to policyholders were $232.9 million for the year ended December 31, 2000, an increase of $4.1 million from $228.8 million reported in the prior year. Dividends to policyholders can be broken down into two components, namely policyholder dividends payable in the current year and the change in the deferred dividend liability. The $ 4.1 million increase in dividends to policyholders was due to a period over period increase of $11.1 million in dividends paid to policyholders, offset by a period over period decrease of $7.0 million in the deferred dividend liability.

         Determination of dividends paid to policyholders in the Closed Block is based on a forecast of the ultimate profitability of the Closed Block over its remaining expected life. The purpose of reducing or increasing dividends to policyholders in the Closed Block is to attempt to align the payment of such dividends to the emergence of expected profits from the Closed Block. For additional information see Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings included herein.

         As required under Generally Accepted Accounting Principles, actual Closed Block earnings in excess of expected Closed Block earnings inure solely to the benefit of policyholders in the Closed Block and, accordingly, are recorded as an additional liability to Closed Block policyholders. Expected cash flows from the in force policies in the Closed Block were forecasted for each year over the estimated life of the policies in the Closed Block in order to determine the amount of assets to allocate to the Closed Block in order to provide sufficient funding for payment of policyholder liabilities and dividends in the Closed Block in connection with the demutualization of MONY Life as more fully discussed in Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. The expected emergence of earnings from such cash flows is referred to as the "glide path earnings". The aforementioned additional liability (which represents the actual Closed Block earnings in excess of expected Closed Block glide path earnings) is referred to as the deferred dividend liability. See discussion under "Business--The Closed Block--Policyholder Dividend Philosophy" for further explanation of the glide path.

         New Business Information (Statutory Basis)

         The table below and the discussion that follows present certain information with respect to our sales of protection and accumulation products during the years ended December 31, 2001, 2000 and 1999 by source of distribution. Management uses this information to measure our sales production from period to period by source of distribution. The amounts presented with respect to life insurance sales represent annualized statutory-basis premiums. Annualized premiums in the Protection Products segment represent the total premium scheduled to be collected on a policy or contract over a twelve-month period. Pursuant to the terms of certain of the policies and contracts issued by MONY Life, premiums and deposits may be paid or deposited on a monthly, quarterly, or semi-annual basis. All premiums received on corporate-owned life insurance business and single premium paying policies during the periods presented are included. Annualized premium does not apply to single premium paying business. The amounts presented with respect to annuity and mutual fund sales represent deposits made by clients during the periods presented. Statutory basis premiums are used in lieu of Generally Accepted Accounting Principles basis premiums because, in accordance with Statutory Accounting Practices, revenues from all classes of long-duration contracts are measured on the same basis, whereas Generally Accepted Accounting Principles provide different revenue recognition rules for different classes of long-duration contracts as defined by the requirements of Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises," Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long Duration Contracts and for Realized Gains and Losses from the Sale of Investments" and Statement of Position 95-1, "Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises."

                                                        Six months Ended                     For the Years ended
                                                            June 30,                            December 31,
                                                     ------------------------    -----------------------------------------
                                                       2002          2001            2001           2000            1999
                                                     ---------   ------------    ------------    ------------   ----------
                                                         ($ in millions)                       ($ in millions)
Source of Distribution/Segment
Protection Products/(1)/:
     Career agency system....................       $    34.0      $    38.3       $    86.7      $    97.2      $   101.2

     U.S. Financial Life Insurance Company...            26.9           22.5            49.0           42.0           26.5
     Complementary Distribution /(3)/........            49.1           36.3            79.0          126.8           66.6
                                                   -----------   -------------    -------------   ------------   ---------
     Total new annualized insurance premiums.       $   110.0      $    97.1       $   214.7      $   266.0      $   194.3
                                                   ===========   =============    =============   ============   =========
Accumulation Products:
     Career agency system--Variable annuity/(2)/    $   232.0      $   174.0       $   393.0      $   421.0      $   423.0
     Career agency system--Proprietary retail
     mutual funds............................           139.0          216.0           359.0          615.0          634.0
     Third-party distribution--Proprietary
     retail mutual funds.....................           540.0          505.0           962.0        1,438.0        1,198.0
                                                   -----------   -------------    -------------   ------------   ---------
     Total Accumulation Product sales........       $   911.0      $   895.0       $ 1,714.0      $ 2,474.0      $ 2,255.0
                                                   ============   ============    =============   ============   =========

----------------

/(1)/ Annualized premium data reflected above is presented on a basis consistent with such data reported in MONY Group's 2001 Annual Report on Form 10-K. /(2)/ Excludes annualized premiums in 2001 and 2000 associated with an exchange program offered by MONY Life wherein contractholders surrendered old flexible premium variable annuity contracts and reinvested the proceeds therefrom in a new enhanced flexible premium variable annuity product offered by MONY Life.
/(3)/ Amounts are primarily comprised of corporate-owned life insurance cases.

    Protection Segment

         New Business Information for the Six-month Period Ended June 30,
          2002 Compared to the Six-month Period Ended June 30, 2001

         Total new annualized and single life insurance premiums for the six-month period ended June 30, 2002 were $110.0 million, compared with $97.1 million during the comparable prior year period.

         The increase was primarily due to increased sales of corporate-owned life insurance and bank-owned life insurance which were $49.1 million for the six-month period ended June 30, 2002, compared to $36.3 million for the comparable prior year period. Corporate sales are large-premium cases, which typically generate revenues that can fluctuate considerably from quarter-to-quarter.

         New life insurance premiums (first-year and single premiums) through the career network decreased to $34.0 million for the six-month period ended June 30, 2002 compared to $38.3 million for the comparable prior year period. The decrease is primarily due to a 30% reduction in the career network's sales force in the fourth quarter of 2001.

         U.S. Financial Life Insurance Company sales were $26.9 million for the six-month period ended June 30, 2002, compared to $22.5 million during the comparable 2001 period due to an increase in universal life sales.

         New Business Information for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

         Total new annualized and single life insurance premiums for the year ended December 31, 2001 decreased $51.3 million or 19.3% to $214.7 million from $266.0 million in 2000. New life insurance premiums from our Complementary Distribution network decreased 24.2% to $128.0 million for the year, which accounted for 60% of total Protection sales. The decrease in premiums for the year was due to lower sales of our corporate-owned life insurance product.

         For the year ended December 31, 2001, corporate-owned life insurance sales decreased 38% to $79.0 million from $126.8 million in 2000. Recurring premiums were $24.0 million for the year, compared with $31.8 million for 2000. These decreases are primarily due to (i) a sharp decline in rates on bank-owned life insurance products and (ii) a decline in new cases and policies issued in 2001 compared to 2000. There were 29 new cases and

1,074 new policies issued in 2001 compared to 31 new cases and 1,467 new policies issued in 2000. Corporate sales are large-premium cases that typically generate revenues that can fluctuate considerably from quarter-to-quarter.

         U.S. Financial Life Insurance Company's products, sold through its brokerage general agency distribution channel, increased 17% for the year to $49.0 million from $42.0 million in 2000.

         New life insurance premiums (first-year and single premiums) from the career agency system were $86.7 million for the current year compared with $97.2 million in 2000. The decrease is primarily due to a reduction in the career network's sales force since the fourth quarter of 2001 and the significant downturn in the securities markets subsequent to September 11, 2001.

          New Business Information for the Year Ended December 31, 2000
           Compared to the Year Ended December 31, 1999

         Total new annualized and single life insurance premiums for the year ended December 31, 2000 increased $71.7 million, or 36.9%, to $266.0 million from $194.3 million in 1999. New life insurance premiums from our Complementary Distribution network increased 81% to $168.8 million for the year, which accounted for 63% of total Protection sales. The increase in premiums for the year was driven by strong sales of our corporate-owned life insurance product as well as sales from U.S. Financial Life Insurance Company.

         For the year ended December 31, 2000, corporate-owned life insurance sales increased 87% to $126.8 million from $66.6 million in 1999. Recurring premiums were $31.8 million for the year, compared with $26.5 million for 1999. These increases are primarily due to (i) the introduction of more competitive London Interbank Offered Rate based rates on general account bank-owned life insurance products, and (ii) an increase in new cases and policies issued in 2000 compared to 1999. There were 31 new cases and 1,467 new policies issued in 2000 compared to 21 new cases and 1,159 new policies issued in 1999. Corporate sales are large-premium cases that typically generate revenues that can fluctuate considerably from quarter-to-quarter.

         U.S. Financial Life Insurance Company's products, sold through its brokerage general agency distribution channel, increased 58% for the year to $42.0 million from $26.5 million in 1999.

         New life insurance premiums (first-year and single premiums) from the career agency system were $97.2 million for 2000 compared with $101.2 million in 1999. The variance in annual sales is due to an unusually large life insurance sale in the first half of 1999.

         Accumulation Segment

         The following tables set forth assets under management as of June 30, 2002 and 2001 and changes therein for the six-month periods then ended, as well as the assets under management as of December 31, 2001, 2000 and 1999 and changes therein for the years then ended:

                                             As of and For the Six-month          As of and For the Years Ended
                                                Period Ended June 30,                     December 31,
                                           --------------------------------  ------------------------------------------
                                                 2002           2001           2001           2000           1999
                                           ---------------  ---------------  -----------  ---------------  ------------
                                                    ($ in billions)                       ($ in billions)
Assets under management:
     Individual variable annuities.......        $    3.5       $    4.1       $    3.9       $    4.4       $    4.9
     Individual fixed annuities..........             0.7            0.7            0.7            0.7            0.9
     Proprietary retail mutual funds.....             4.0            4.5            4.4            4.8            4.8
                                           ---------------  ---------------  -----------  ---------------  ------------
                                                 $    8.2       $    9.3       $    9.0       $    9.9       $   10.6
                                           ===============  ===============  ===========  ===============  ============

                                             As of and For the Six-month          As of and For the Years Ended
                                                Period Ended June 30,                     December 31,
                                           --------------------------------  ------------------------------------------
                                                 2002            2001           2001           2000           1999
                                           ---------------  ---------------  -----------  ---------------  ------------
                                                    ($ in billions)                       ($ in billions)
Individual variable annuities:
     Beginning account value.............        $    3.9       $    4.4       $    4.4       $    4.9       $    4.8
     Sales/(1)/..........................             0.2            0.2            0.4            0.4            0.4
     Market appreciation.................            (0.3)          (0.2)          (0.4)          (0.1)           0.5
     Surrenders and withdrawals/(1)/.....            (0.3)          (0.3)          (0.5)          (0.8)          (0.8)
                                           ---------------  ---------------  -----------  ---------------  -----------
     Ending account value................        $    3.5       $    4.1       $    3.9       $    4.4       $    4.9
                                           ===============  ===============  ===========  ===============  ===========
Proprietary retail mutual funds:
     Beginning account value.............        $    4.4       $    4.8       $    4.8       $    4.8       $    3.0
     Sales...............................             0.7            0.7            1.3            2.0            1.8
     Dividends reinvested................             0.1            0.1            0.1            0.3            0.2
     Market appreciation.................            (0.6)          (0.5)          (0.6)          (1.0)           0.5
     Redemptions.........................            (0.6)          (0.6)          (1.2)          (1.3)          (0.7)
                                           ---------------  ---------------  -----------  ---------------  -----------
     Ending account value................        $    4.0       $    4.5       $    4.4       $    4.8       $    4.8
                                           ===============  ===============  ===========  ===============  ===========

----------------
/(1)/ Excludes sales and surrenders associated with an exchange program offered by MONY Life wherein contractholders surrendered old flexible premium variable annuity contracts and reinvested the proceeds therefrom in a new enhanced flexible premium variable annuity product offered by MONY Life.

         New Business Information for the Six-month Period Ended June 30, 2002
          Compared to the Six -month Period Ended June 30, 2001

         Accumulation sales were $911.0 million for the six-month period ended June 30, 2002 compared to $895.0 million in the comparable prior year period. The Enterprise Group of Funds had sales of $679.0 million, $540.0 million of which were sold through third-party broker-dealers and $139.0 million of which were sold through our career network. Comparably, six-month 2001 sales for Enterprise were $721.0 million, $505.0 million of which were from third-party broker dealers and $216.0 million of which were from the career network. Due to a decline in the equity markets, accumulation assets under management decreased 8.9% to $8.2 billion as of June 30, 2002 from $9.0 billion as of December 31, 2001.

         New Business Information for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

         New sales of variable annuities during 2001 were $393 million, a decrease of $28 million, or 6.7%, from $421 million reported for 2000. Our exchange program is a commission-free program that enables clients to exchange their old variable policy for a new policy series. Clients exchanged approximately $208 million of assets from their old variable policies to the new product series during 2001.

         New Business Information for the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         New sales of variable annuities during 2000 were $421 million, a decrease of $2 million, or 0.5%, from $423 million reported for 1999. Clients exchanged $998.0 million of assets to the new product series during 2000.

Liquidity

         MONY Holdings, LLC

         We were formed as a downstream, wholly owned, holding company of MONY Group on February 27, 2002 for the purpose of issuing debt tied to the performance of the Closed Block Business within MONY Life (see Note 8 of the Generally Accepted Accounting Principles Interim Condensed Consolidated Financial Statements of

MONY Holdings LLC and Subsidiary for an explanation of the Closed Block Business), a wholly owned and principal operating subsidiary of MONY Group. On April 30, 2002, concurrent with the commencement of our operations, we, in a structured financing tied to the performance of the Closed Block Business within MONY Life, issued $300.0 million of floating rate insured debt securities (which we refer to as the old notes) in a private placement and MONY Group, pursuant to the terms of the structured financing, transferred all of its ownership interest in MONY Life to us.

         Proceeds to us from the issuance of the old notes, after all offering and other related expenses, were approximately $292.3 million. Of this amount, $60 million was deposited in a debt service coverage account, pursuant to the terms of the note indenture, to provide collateral for the payment of interest and principal on the old notes. These funds will ultimately revert back to us, provided that the cash flows from the Closed Block Business are sufficient to satisfy our obligations under the old notes. The balance of the proceeds we received of approximately $232.3 million was distributed to MONY Group in the form of a dividend.

         The old notes mature on January 21, 2017. The old notes pay interest only through January 21, 2008 at which time principal payments begin to be made pursuant to an amortization schedule. Interest on the old notes is payable quarterly at an annual rate equal to the three month London Interbank Offered Rate plus 0.55%. Concurrent with the issuance of the old notes, we entered into an interest rate swap contract, which locked in a fixed rate of interest on this indebtedness at 6.44%. Including debt issuance costs of $7.7 million and the cost of the insurance policy (75 basis points per annum), which guarantees the scheduled principal and interest payments on the old notes, the total effective cost of the indebtedness is 7.36%.

         Pursuant to the terms of this structured financing, we can, subject to certain conditions, issue an additional $150.0 million of this floating rate insured debt in the future. This transaction effectively securitized a portion of the future profits from MONY Life's Closed Block Business. The source of cash flows and the collateral for the payment of principal and interest on the old notes is limited to:

         . the amount of dividends that can be paid by MONY Life which are attributable to the Closed Block business,

         . net tax payments paid to us pursuant to certain tax sharing agreements,

         . net payments made to us under the aforementioned interest rate swap, and

         . amounts on deposit in the debt service coverage account (and the earnings thereon).

         In addition to the aforementioned cash flows and collateral, investors in the notes have limited recourse to us in the event of any default under the old notes. The amount of dividends attributable to the Closed Block business is determined by applying the New York dividend regulation to the surplus and net gain from operations of MONY Life which is attributable to the Closed Block business, subject to certain adjustments described in the indenture.

         During the second quarter of 2002, out of the proceeds from the dividend we made to MONY Group, MONY Group loaned MONY Life and MONY Life Insurance Company of America $48.1 million and $121.0 million, respectively. The loans are in the form of demand loans, which allow MONY Group the ability to require repayment at its discretion. The loans were made to effectively enable MONY Group to invest the funds from the issuance of the old notes in higher yielding, longer duration investments until such time as the funds could be permanently invested by MONY Group. The ability of MONY Life and MONY Life Insurance Company of America to invest the funds in longer duration securities is possible because both MONY Life and MONY Life Insurance Company of America have other sources of cash flow that enable them to fund the aforementioned demand when it occurs. The loans bear interest at a floating rate equal to the Federal Funds Rate plus 0.15% per annum.

         MONY Life

         MONY Life's cash inflows are provided mainly from:

         .    life insurance premiums,

         .    annuity considerations and deposit funds,

         .    investment income and maturities, and

         .    sales of invested assets.

Cash outflows primarily relate to:

         . the liabilities associated with its various life insurance and annuity products,

         .    dividends to policyholders,

         .    operating expenses,

         .    income taxes, and

         .    principal and interest on its outstanding debt obligations.

The life insurance and annuity liabilities relate to MONY Life's obligation to make benefit payments under its insurance and annuity contracts, as well as the need to make payments in connection with policy surrenders, withdrawals and loans. MONY Life develops an annual cash flow projection which shows expected asset and liability cash flows on a monthly basis. Actual cash flows are compared to projections, projections for the balance of the year are adjusted in light of the actual results, if appropriate, and investment strategies are also changed, if appropriate. Periodic cash flow reports contain relevant information on all the following:

         .    new product sales and deposits versus projections,

         .    existing liability cash flow versus projections, and

         .    asset portfolio cash flow versus projections.

An interest rate projection is a part of the internal cash flow projections for both assets and liabilities. Actual changes in interest rates during the year and, to a lesser extent, changes in rate expectations will impact the changes in projected asset and liability cash flows during the course of the year. When MONY Life is formulating its cash flow projections, it considers, among other things:

         .    its expectations about sales of its products,

         . its expectations concerning client behavior in light of current and expected economic conditions,

         . its expectations concerning competitors and the general outlook for the economy, and

         .    interest rates.

The events most likely to cause an adjustment in MONY Life's investment policies are:

         .    a significant change in its product mix,

         . a significant change in the outlook for either the economy in general or for interest rates in particular, and

         . a significant reevaluation of the prospective risks and returns of various asset classes.

         The following table sets forth the withdrawal characteristics and the surrender and withdrawal experience of MONY Life's total annuity reserves and deposit liabilities at June 30, 2002 and December 31, 2001 and 2000.

     Withdrawal Characteristics Of Annuity Reserves And Deposit Liabilities

                                                                               Amount At               Amount At
                                             Amount At           Percent     December 31,   Percent    December     Percent
                                           June 30, 2002        Of Total         2001       Of Total   31, 2000     Of Total
                                          --------------       ----------  --------------  ----------  ----------- ----------
                                                                            ($ In Millions)
Not Subject To Discretionary
    Withdrawal Provisions..............     $ 1,149.9                19.9%    $ 1,282.1       20.4%     $ 1,358.2       19.5%
Subject To Discretionary
    Withdrawal--With Market Value
    Adjustment Or At Carrying Value
    Less Surrender Charge..............       3,592.1                62.1       3,946.9       62.8        4,532.4       65.1
                                          --------------       -----------  -------------  ----------  ----------- ----------
Subtotal...............................       4,742.0                82.0       5,229.0       83.2        5,890.6       84.6
Subject To Discretionary
    Withdrawal--Without Adjustment At
    Carrying Value.....................       1,046.2                18.0       1,057.6       16.8        1,071.8       15.4
                                          --------------       -----------  -------------  ----------  ----------- ----------
Total Annuity Reserves And Deposit
    Liabilities (Gross)................       5,788.2               100.0%      6,286.6      100.0%       6,962.4      100.0%
                                                               ===========                 ==========              ==========
Less Reinsurance.......................          70.3                              71.2                      74.2
                                          --------------                    -------------              -----------
Total Annuity Reserves And Deposit
    Liabilities (Net)..................     $ 5,717.9                         $ 6,215.4                 $ 6,888.2
                                          ==============                    =============              ===========

         The following table sets forth by product line the actual amounts paid in connection with surrenders and withdrawals for the periods indicated.

                           Surrenders and Withdrawals

                                          For the Six-month Period                 For The Year Ended
                                               Ended June 30,                         December 31,
                                       ----------------------------    -----------------------------------------
                                            2002            2001           2001           2000           1999
                                       -------------   -----------     -----------   -------------  ------------
                                               ($ in millions)                       ($ in millions)
Product Line:
      Traditional Life/(1)/........         $  167.0       $  187.5        $367.1         $  383.4   $   386.1
      Variable and universal life..             31.1           42.9          72.1             40.8        38.9
      Annuities/(2)//(4)/..........            219.6          251.5         465.0            780.3       872.6
      Group pension/(3)/...........             31.0           48.8          94.5            257.1       223.9
                                           ---------      ---------       -------      -----------   ------------
      Total........................         $  448.7        $ 530.7        $998.7         $1,461.6   $ 1,521.5
                                           =========      =========       =======      ===========   ============

-----------
/(1)/Includes $19.7 million in 1999 of surrenders in the Closed Block, the proceeds from which remained with MONY Life to fund premiums on newly issued traditional life policies outside the Closed Block.
/(2)/Excludes approximately $33.3 million and $142.3 million for the six months ended June 30, 2002 and 2001, respectively, and $208 million and $998 million for the years ended December 31, 2001 and 2000, respectively, relating to surrenders associated with an exchange program offered by MONY Life wherein contract holders surrendered old flexible premium variable annuity contracts and reinvested the proceeds in a new enhanced flexible premium variable annuity product offered by MONY Life.
/(3)/Excludes transfers between funds within the MONY Life benefit plans. /(4)/Includes reclassification of approximately $60.7 million and $76.3 million for the six months ended June 30, 2002 and 2001, respectively, and $121.3 million for the year ended December 31, 2001 for Separate Account Deposit Type contract withdrawals.

         Annuity surrenders decreased for the six-month period ended June 30, 2002 compared to the comparable prior year period reflecting MONY Life's conservation efforts and positive effects of the flexible premium variable annuity exchange program.

         Our principle sources of liquidity to meet cash flow needs are our portfolio of liquid assets and our net operating cash flow. During the six-month period ended June 30, 2002 the net cash outflow from operations was $(6.9) million, a $21.8 million decrease from the six-month period ended June 30, 2001 which was an inflow of $28.7 million. The decrease primarily relates to the timing of payment of liabilities and lower general expenses. MONY Life's liquid assets include substantial U.S. Treasury holdings, short-term money market investments and marketable long-term fixed maturity securities. Management believes that MONY Life's sources of liquidity are adequate to meet its anticipated needs over the next 12 months. As of June 30, 2002, we had readily marketable fixed maturity securities with a carrying value of $7,342.0 million (including fixed maturities in the Closed Block), which were comprised of $4,183.1 million public and $3,158.9 million private fixed maturity securities. At that date, approximately 94.3% of MONY Life's fixed maturity securities were designated in The Securities Valuation Office of the National Association of Insurance Commissioners rating categories 1 and 2 (considered investment grade, with a rating of "Baa" or higher by Moody's or "BBB" or higher by S&P). Moody's ratings for debt range from "Aaa" to "C." The "Baa" rating discussed above is the 4th highest level of Moody's 9 rating levels. Standard & Poor's Ratings range from "AAA" to "NR". The "BBB" rating discussed above is the 4th highest of the 12 rating levels assigned by Standard & Poor's. See "Ratings" for a discussion of the meaning of each of these ratings.

         In addition, at June 30, 2002 MONY Life had cash and cash equivalents of $381.6 million (including cash and cash equivalents in the Closed Block).

         Annuity surrenders have decreased for the year ended December 31, 2001 as compared to December 31, 2000 and 1999. In past years MONY Life began to experience a trend of increasing surrenders, and, in July 1999, MONY Life responded to this trend by enhancing its variable annuity products by offering new investment fund choices. In addition, MONY Life established a special conservation unit and offers policyholders the opportunity to exchange their contracts for a new product series. The positive effects of these conservation efforts are reflected in the decrease in surrender activity in 2001 and 2000, as compared with 1999.

         MONY Life's principal sources of liquidity to meet cash outflows are its portfolio of liquid assets and its net operating cash flow. During 2001, MONY Life reported net cash inflows from operations of $21.6 million, as compared to cash inflow of $10.4 million in 2000. The increase from the prior year is primarily due to lower federal income tax payments, partially offset by decreased revenues, lower payments from the Group Pension Transaction, and certain of the reorganization and other charges. See Notes 11 and 19 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

         MONY Life's liquid assets include substantial U.S. treasury holdings, short-term money market investments and marketable long-term fixed maturity securities. Management believes that MONY Life's sources of liquidity are adequate to meet its anticipated needs over the next 12 months.

         Among the assets allocated to the Closed Block are the Series A Notes received as part of the Group Pension Transaction. MONY Life has undertaken to reimburse the Closed Block from its general account assets outside the Closed Block for any reduction in principal payments on the Series A Notes pursuant to the terms thereof, as described in Note 18 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings.

         See Note 14 and Note 16 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings LLC and Subsidiary for additional information related to MONY Life's bank credit facility, liquidity and capital resources.

Effects of Inflation

         We do not believe that inflation has had a material effect on our consolidated results of operations except insofar as inflation affects interest rates.
                                      97

Quantitative and Qualitative Disclosures about Market Risk

         Quantitative and qualitative disclosure regarding our exposures to market risk, as well as our objectives, policies and strategies relating to the management of such risks, is set forth below for the years ended December 31, 2001 and 2000. The relative sensitivity to changes in fair value from interest rates and equity prices at June 30, 2002 is not materially different from that presented below.

         Company Market Risk

         Our results of operations significantly depend on profit margins between general account invested assets and interest credited on insurance and annuity products. Changes in interest rates can potentially impact our profitability. Management believes our liabilities should be supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. Although these assets are purchased for long-term investment, the portfolio management strategy considers them available for sale in response to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook and other relevant factors. The objective of portfolio management is to maximize returns, taking into consideration the aforementioned factors. Our asset/liability management discipline includes strategies to minimize exposure to loss as interest rates and economic and market conditions change. As a result, our fixed maturity portfolio has modest exposure to call and prepayment risk and the vast majority of mortgage loan investments are fixed rate mortgages that carry yield maintenance and prepayment provisions.

         Interest Rate Risk

         Our exposure to interest rate risk primarily relates to our investments in fixed maturity securities and mortgage loans outside the Closed Block, and fixed maturity securities and mortgage loans included in the assets transferred in the Group Pension Transaction. We believe the risk with respect to assets transferred in the Group Pension Transaction is limited, See -"Policyholder Liability Characteristics." The carrying value of investments in fixed maturity securities and mortgage loans outside the Closed Block (including such general account assets in the balance sheet line item entitled, "Assets Transferred in Group Pension Transaction") represent, at December 31, 2001, 64% of the aggregate carrying value of our consolidated invested assets outside the Closed Block (including the general account invested assets included in the balance sheet line item entitled, "Assets Transferred in Group Pension Transaction"). Substantially all of our fixed maturity securities are U.S. dollar-denominated securities. As part of our asset/liability management discipline, we conduct quantitative analyses that model the assets with interest rate risk assuming various changes in interest rates. The table below shows our potential exposure, measured in terms of fair value, to an immediate 100 basis point increase in interest rates from levels prevailing at December 31, 2001. A 100 basis point fluctuation in interest rates is a hypothetical interest rate scenario used to calibrate potential risk and does not represent management's view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed maturities and mortgage loans, they are based on our portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.

         The table below shows the potential fair value exposure of assets to an immediate +100 basis point change in interest rates from those prevailing at December 31, 2001 and 2000.

                                                                   Amount at    +100 Basis    Amount at    +100 Basis
                                                                  December 31,    Point      December 31,      Point
                                                                      2001       Change(1)      2000        Change(1)
                                                                  -----------   -----------  ------------   ---------
                                                                                    ($ in millions)
                                                                                 Change in Fair Value
Assets with Interest Rate Risk-
   Fair Value
     Fixed Maturities.......................................      $   6,973.5    $  (300.5)  $   6,693.0    $  (282.0)
     Mortgage Loans.........................................          1,880.8        (66.6)      1,746.3        (58.6)
                                                                  ------------   ----------  -----------    ----------
       Total................................................      $   8,854.3    $  (367.1)  $   8,439.3    $  (340.6)
                                                                  ============   ==========  ===========    ==========

Assets Transferred in the Group

                                                                   Amount at    +100 Basis    Amount at    +100 Basis
                                                                  December 31,    Point      December 31,      Point
                                                                      2001       Change(1)      2000        Change(1)
                                                                  -----------   -----------  ------------   ---------
                                                                                    ($ in millions)
                                                                                 Change in Fair Value
   Pension Transaction:
     Fixed Maturities.......................................      $   1,400.5    $   (18.6)  $   1,419.0    $   (29.3)
     Mortgage Loans.........................................             28.4         (0.6)         49.2         (0.7)
                                                                  -----------    ----------  -----------    ----------
       Total................................................      $   1,428.9    $   (19.2)  $   1,468.2    $   (30.0)
                                                                  ===========    ==========  ===========    ==========
Total Fixed Income Securities:
     Fixed Maturities.......................................      $   8,374.0    $  (319.1)  $   8,112.0    $  (311.3)
     Mortgage Loans.........................................          1,909.2        (67.2)      1,795.5        (59.3)
                                                                  -----------    ----------  -----------
       Total................................................      $  10,283.2    $  (386.3)  $   9,907.5    $  (370.6)
                                                                  ===========    ==========  ===========    ==========

----------------
(1) This data is presented on a basis consistent with that reported in MONY Group's 2001 Annual Report on Form 10-K.

In addition to our interest rate risk relating to fixed maturity securities and mortgage loans, we have interest rate exposure relating to our issuance of long-term debt obligations.

         The following table presents the carrying values of floating rate and fixed rate invested assets at December 31, 2001 and 2000, as well as the range of rates with respect to floating rate securities.

                                                                  December 31, 2001                      December 31, 2000
                                                          -------------------------------       ---------------------------------
                                                          Carrying       Range of interest      Carrying        Range of Interest
                                                            Value              Rates             Value               Rates
                                                          ----------    -----------------       --------       -------------------
Fixed Maturities Securities (1)
     - Fixed Rate                                        $6,697.1          4.56%-19.57%       $6,356.6      4.99%-15.97%
     - Floating Rate                                       $193.6           2.23%-7.25%         $275.7      6.43%-11.27%

Mortgage Loans (2)
     - Fixed Rate                                        $1,506.6          6.50%-13.25%       $1,435.7      6.50%-13.25%
     - Floating Rate                                       $142.8           4.12%-7.12%         $143.6      9.07%-11.82%

----------------
(1) Excludes problem, potential problem and restructured fixed maturities of $82.8 million and 60.7 million as of December 31, 2001 and 2000, respectively.

(2) Excludes problem, potential problem and restructured mortgage loans of $160.3 million and $175.4 million as of December 31, 2001 and 2000, respectively.

         Interest rates on floating rate investments adjust at contractually stipulated intervals that vary based on the terms of the investment. Typically interest rates are based on a benchmark rate such as Prime or London Interbank Offered Rate with interest rate resets occurring monthly, quarterly, and semi-annually.

         The table below shows the potential fair value exposure of long term debt with interest rate risk to an immediate +100 basis point change in interest rates from those prevailing at December 31, 2001 and 2000.

              Long Term Debt with Interest Rate Risk-Fair Value


                                                                   Amount at    +100 Basis     Amount at   +100 Basis
                                                                  December 31,     Point     December 31,    Point
                                                                      2001       Change(1)          2000    Change
                                                                  ------------  ----------   ------------  ----------
                                                                                   ($ in millions)
Fixed rate debt.............................................      $216.9         $(12.7)     $217.0         $(11.7)

         Equity Price Risk

         Our investment portfolio contains investments in equity securities, which are comprised of investments in common stocks and limited partnership interests of investment partnerships. These investment partnerships principally invest in technology companies and other industries whose market prices have experienced significant volatility. A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management's view of future market changes, nor does it reflect the volatility that has been experienced by some of the sectors in which we have equity investments. In addition, the fair value measurements shown are based on the equity securities portfolio exposures at a particular point in time and these exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities. Also, since a significant portion of our investments in limited partnerships are accounted for under the equity method, changes in the value of such partnership investments will directly affect the earnings that we report.

         The table below shows the potential fair value exposure of assets with equity price risk to an immediate 10% decrease in equity prices from those existing at December 31, 2001 and 2000.

                                                             Amount at                    Amount at
                                                           December 31,   -10% Equity    December 31,   -10% Equity
                                                               2001       Price Change       2000       Price Change
                                                           ------------   -----------    ------------   ------------
                                                                                  ($ in millions)
Equity securities....................................      $297.5         $(29.8)       $328.6          $(32.8)

         Policyholders' Liability Characteristics

         Due to the manner in which the Closed Block was funded and the ability of management to adjust dividends paid on Closed Block policies, as more fully explained in "Business--The Closed Block-- Recent Policyholder Dividend History" below and Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, management believes that our exposure to market risk with respect to liabilities and assets allocated to the Closed Block is not material. In addition, our exposure to loss relating to both the assets and liabilities transferred in the Group Pension Transaction is contractually limited to the principal amount of the Series A Notes issued in connection with the Group Pension Transaction outstanding, as more fully explained in Note 11 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings. Furthermore, we do not expect to incur any material loss from the assets and liabilities transferred in the Group Pension Transaction; however, there can be no assurance that such a loss will not ultimately be incurred.

         Policyholders' liabilities outside the Closed Block (and excluding such liabilities transferred in the Group Pension Transaction) at December 31, 2001 consisted of future policy benefits, policyholders' account balances, and other policyholder liabilities of $1,000.2 million, $2,044.2 million, $118.9 million, respectively. These liabilities were backed, at such date, by approximately $7.1 billion of assets (total consolidated assets excluding "Assets transferred in Group Pension Transaction", "Closed Block assets" and "Separate account assets"), including invested assets of approximately $3.8 billion. Ensuring that the expected cash flows generated by the assets are sufficient, given the policyholder obligations, is an explicit objective of our asset/liability management strategy. Following is a discussion of our policyholders' policy and annuity liabilities at December 31, 2001.

         Future Policy Benefits

         Products in the future policy benefits category contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. The cash flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated, resulting in an investment return lower than that assumed in pricing. Products comprising this category include single premium whole life, yearly renewable term, level term policies, group pensions, group life and health insurance, supplementary contracts with life contingencies, and immediate annuities.
                                      100

         Policyholders' Account Balances and Other Policyholders' Liabilities

         Products in the policyholders' account balances and other policyholders' liabilities categories credit interest to policyholders, subject to market conditions and minimum guarantees. Interest crediting on the products in this category may be reset periodically. Policyholders may surrender at book value, but under the terms of certain of the products in this category they may be subject to surrender charges for an initial period. Product examples include single premium deferred annuities, universal life contracts, and the general account portion of our variable annuity products. In general, our investment strategy is designed to manage a portfolio of assets with appropriate duration and convexity consistent with the characteristics and risk elements of the products comprising the policyholder account balance liabilities. Liability durations are short to intermediate term for annuities and intermediate term for life insurance products.

         Asset and Liability Management Techniques

         Asset and liability management is integrated into many aspects of our operations, including investment decisions, product development and determination of interest crediting rates. As part of the risk management process, numerous scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine if existing assets would be sufficient to meet projected liability cash flows. Key variables include policy terms and policyholder behavior, such as persistency, under differing crediting rate strategies. On the basis of these analyses, we believe we have no material solvency risk with respect to interest rate movements up or down 100 basis points from rate levels at December 31, 2001 or with respect to a 10 percent drop in equity prices from December 31, 2001.
                                      101

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS OF MONY LIFE (STATUTORY ACCOUNTING PRACTICES)

         The following discussion and analysis addresses the financial condition and results of operations of MONY Life as reported in accordance with Statutory Accounting Practices for the three months ended June 30, 2002 and the year ended December 31, 2001, as compared to the comparable periods in the prior year. You should read this discussion in conjunction with MONY Life's Statutory Accounting Practices Financial Statements included elsewhere in this prospectus.

         Organization and Business

         On November 16, 1998, pursuant to a Plan of Reorganization (which we refer to as the Plan of Reorganization), MONY Life, formerly known as The Mutual Life Insurance Company of New York (which we refer to as Mutual of New York), converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of MONY Group, a Delaware corporation organized on June 24, 1997 for the purpose of becoming the parent holding company of MONY Life. Also on that date, in connection with the Plan of Reorganization,

         . eligible policyholders, as defined in the Plan of Reorganization, of Mutual of New York received shares of common stock of MONY Group, cash or policy credits in exchange for their ownership interest in Mutual of New York, and

         . the Closed Block, which consisted of specified participating insurance policies, was established as required by the New York Insurance Law.

Simultaneously, MONY Life allocated assets to the Closed Block that it reasonably expected to produce cash flows which, together with anticipated revenues from the insurance policies included in the Closed Block, would be sufficient to:

         .   pay claims and surrender benefits on the Closed Block policies,

         .   pay specified expenses and taxes,

         . provide for the continuation of dividend scales in effect at the date of demutualization, assuming the experience underlying these dividend scales continues, and

         . provide for appropriate adjustments in the dividend scales if the experience changes.

All of the assets allocated to the Closed Block and the related cash flows from these assets, as well as all the cash flows from the insurance policies included in the Closed Block, inure solely to the benefit of the owners of the policies included in the Closed Block and will not be available for payments on the notes.

         MONY Life and its subsidiaries provide life insurance, annuities, corporate-owned and bank-owned life insurance, mutual funds, securities brokerage, asset management, business and estate planning, and trust products and services. MONY Life and its subsidiaries distribute their products and services to individuals and institutional clients through a career agency sales force and financial advisors and brokers of MONY Life's securities broker-dealer and mutual fund subsidiaries (which we refer to as Proprietary Distribution). In addition, MONY Life and its subsidiaries distribute their products and services through complementary distribution channels (which we refer to as Complementary Distribution), which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as their respective corporate marketing teams. MONY Life and its subsidiaries principally sell their products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico and currently insure or provide other financial services to more than one million people.
                                      102

         See Notes 1 and 6 to the Statutory Accounting Practices Financial Statements for further information regarding MONY Life's organization and business.

New Statutory Accounting Practices

         In 2001, the Insurance Department of the State of New York, MONY Life's state of domicile, adopted the National Association of Insurance Commissioners Accounting Practices and Procedures manual, version effective January 1, 2001, (which we refer to as Codified Statutory Accounting Practices) as a component of prescribed or permitted accounting practices accepted by the state. Codified Statutory Accounting Practices represent a new statutory accounting framework adopted by the National Association of Insurance Commissioners, which is substantively different from Statutory Accounting Practices followed prior to 2001. As a result of MONY Life's adoption of Codified Statutory Accounting Practices as prescribed or permitted by the State of New York, MONY Life recorded a charge to surplus of approximately $36.9 million on January 1, 2001, the mandatory effective date of the adoption of Codified Statutory Accounting Practices by insurers. The State of New York has adopted specified prescribed accounting practices that differ from Codified Statutory Accounting Practices. The principal differences are:

         . goodwill arising from the purchase of a subsidiary or controlled or affiliated entity is written off by New York domiciled companies directly to surplus in the year it originates, whereas, under Codified Statutory Accounting Practices, goodwill in amounts not exceeding 10% of an insurer's capital and surplus may be recognized as an admitted asset, and

         . deferred tax assets and deferred tax liabilities representing the expected future tax consequences of temporary differences generated by differences between statutory and tax accounting are not recorded by New York domiciled companies, whereas, under Codified Statutory Accounting Practices, those deferred tax assets and liabilities are recognized as admitted assets or liabilities, respectively.

         A reconciliation of MONY Life's capital and surplus between practices prescribed or permitted by the State of New York and Codified Statutory Accounting Practices is shown below:

                                                                                     June 30,       December 31,
                                                                                       2002             2001
                                                                                   -------------    ------------
                                                                                          ($ in millions)
                Statutory capital and surplus, New York basis.....................  $   845.5      $     917.4
                New York prescribed practices:....................................
                      Goodwill....................................................       20.1             21.6
                      Deferred tax assets, net....................................       84.1             89.9
                                                                                    ---------      -----------
                Statutory capital and surplus, Codified Statutory Accounting        $   949.7       $  1,028.9
                                                                                    =========      ===========
                Practices basis...................................................

         In accordance with Codified Statutory Accounting Practices implementation guidance, financial statements prior to January 1, 2001 are not restated to conform to the requirements of Codified Statutory Accounting Practices. Also, financial statements prior to 2001 were not restated to reflect specified changes in the presentation of items made in 2001. As a result, specified line items in MONY Life's Statement of Operations for 2001 which are summarized below are not comparable to amounts reported in the prior year. The effect of these items on the individual line items of the Statement of Financial Position was not material. The principal differences relating to the Statement of Operations are as follows:

         . Beginning in 2001, contributions relating to contracts issued by an insurer that do not incorporate mortality or morbidity risk (which we refer to as Deposit Contracts) are not reported as revenues, but are accounted for as deposit liabilities. In prior years, these amounts were reported as revenues. In addition, withdrawals, changes in policy and contract reserves, and transfers to/from separate accounts relating to Deposit Contracts are not reported as expenses, but are accounted for as reductions in deposit liabilities. In prior years, these amounts were reported as expenses. Contributions, withdrawals, changes in policy and contract reserves, and transfers to/from separate accounts were $269.7 million, $313.1 million, $18.9 million and $47.3 million, respectively, for the year ended

             December 31, 2001. The corresponding amounts were $317.8 million, $452.8 million, ($18.4) million and $98.3 million, respectively, for the year ended December 31, 2000.

         . Interest credited on Deposit Contracts was included in the statement of operations line item entitled "change in policy and contract reserves" prior to 2001. In 2001 these amounts are included in the statement of operations line item entitled "policyholder and contractholder benefits." Interest credited on Deposit Contracts was $12.4 million and $13.5 million for the years ended December 31, 2001 and 2000, respectively.

         . Contributions relating to life, disability, and medical coverage provided to company employees were reported in other income, and related benefit payments were reported in policyholder and contractholder benefits prior to 2001. In 2001 these amounts are reported on a net basis in other income. Contributions and benefit payments were $20.8 million and $20.4 million, respectively, for the year ended December 31, 2001, and $18.3 million and $8.3 million, respectively, for the year ended December 31, 2000.

Implications of the Events of September 11th

         The events of September 11th had no material affect on MONY Life's financial position as of June 30, 2002 and December 31, 2001 or its results of operations for the six-month period and year then ended, respectively. The net effect of life insurance claims relating to the incident (after reinsurance and the release of related reserves) aggregated approximately $3.4 million pre tax through December 31, 2001. There has been no change in this amount through June 30, 2002. In addition, MONY Life and its subsidiaries incurred damages from property losses and business interruption. These damages principally consist of:
(i) lost revenues at MONY Securities Corporation and Enterprise Capital Management resulting from the close of the New York securities markets, (ii) the closing of MONY Life's New York corporate offices, and (iii) lost revenues resulting from the volatility of the securities markets and consumer uncertainty with respect to equity based products in the aftermath of September 11th. To date, no determination has been made with respect to MONY Life's ability to recover the aforementioned damages under its insurance coverage.

Results of Operations

         The following table presents a summary of MONY Life's statutory basis results of operations for the six months ended June 30, 2002 and 2001, and the years ended December 31, 2001 and 2000:

                                                                  Six Months Ended                Years Ended
                                                                      June 30,                   December 31,
                                                               ----------------------      ------------------------
                                                                 2002           2001         2001            2000
                                                               ----------------------      ------------------------
                                                                                 ($ in millions)
Revenues:
Premiums, annuity considerations and fund deposits........ $    338.2      $    362.6     $    787.1      $  1,335.8
Net investment income.....................................      300.8           321.3          624.3           859.0
Other income (net)........................................        6.9             8.5            6.9            85.7
                                                           ----------      ----------     ----------      ----------
Total revenues............................................      645.9           692.4        1,418.3         2,280.5

Benefits and Expenses:
Policyholder and contractholder benefits..................      352.2           423.4          855.4         1,667.9
Change in policy and contract reserves....................       28.0           (14.4)          27.2            13.5
Commissions...............................................       11.0            15.1           28.4            33.7
Net transfers from separate accounts......................       (5.4)           (6.6)         (21.8)         (215.0)
Other expenses, net.......................................       95.6            98.5          223.6           222.0
                                                           ----------      ----------     ----------      ----------
Total benefits and expenses...............................      481.4           516.0        1,112.8         1,722.1

                                                                  Six Months Ended                Years Ended
                                                                      June 30,                   December 31,
                                                               ----------------------      ------------------------
                                                                 2002           2001         2001            2000
                                                               ----------------------      ------------------------
                                                                                 ($ in millions)
Revenues:
Net gain from operations before dividends and federal
   income taxes......................................           164.5           176.4          305.5           558.4
Dividends to policyholders...........................            98.5           111.2          203.7           241.9
                                                           ----------      ----------     ----------      ----------
Net gain from operations before federal income taxes.            66.0            65.2          101.8           316.5
Federal income tax (benefit) expense.................             3.0             9.6           (0.7)          (30.3)
                                                           ----------      ----------     ----------      ----------
Net gain from operations.............................            63.0            55.6          102.5           346.8
Net realized capital losses..........................           (25.7)          (28.3)         (69.1)         (111.4)
                                                           ----------      ----------     ----------      ----------
Net income...........................................      $     37.3      $     27.3     $     33.4      $    235.4
                                                           ==========      ==========     ==========      ==========

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

         Premiums annuity considerations and deposit funds

         Premiums, Annuity Considerations and Fund Deposits consist of premiums and deposits from MONY Life's Individual Operations (life, health and annuities) and Group Operation of approximately $317.2 million and $21.0 million, respectively, for the six months ended June 30, 2002 as compared to approximately $346.6 million and $16.0 million, respectively, for the six months ended June 30, 2001.

         The decrease of $29.4 million in Individual Operations premiums and deposits for the six-month period ended June 30, 2002 as compared to the comparative prior year period is primarily attributable to lower annuity deposits of $17.7 million resulting from the impact of an exchange program initiated by MONY Life in 2000 and lower renewal premiums of $12.7 million. The exchange program represented an offer to contractholders whereby they were given the ability, free of charge, to exchange their old flexible premium variable annuity contracts for a new enhanced flexible premium variable annuity contract offered by MONY Life. This exchange program accounted for annuity deposits of $3.9 million during the six-month period ended June 30, 2002, as compared to $12.6 million for the comparative prior year period.

         The increase in Group Operation's premiums and deposits of $5.0 million, to $21.0 million for the six months ended June 30, 2002 from $16.0 million for the six months ended June 30, 2001, is primarily due to higher group pension deposits received in 2002.

         Net Investment Income

         Net investment income was $300.8 million for the six month period ended June 30, 2002, a decrease of $20.5 million, or 6.4%, from $321.3 million reported for the comparable prior year period. The decrease in net investment income was primarily related to $7.2 million of lower income from its investments in venture capital investment partnerships. The balance of the decrease in investment income resulted from other invested assets categories collectively and is primarily attributable to a lower interest rate environment offset by higher average investment balances. The annualized yield on MONY Life's invested assets, including limited partnership interests, before and after realized gains/(losses) on investments was 6.4% and 5.9%, respectively, for the six month period ended June 30, 2002, as compared to 6.7% and 6.1%, respectively, for the three month period ended June 30, 2001.

         At June 30, 2002 and 2001, MONY Life had investments in approximate 51 and 53 different limited partnerships, respectively, which represented 2.2% and 3.0%, respectively of MONY Life's general account invested assets. Investment results for the portfolio are dependent upon, among other things, general market conditions for initial and secondary offerings of common stock.

         Other Income (Net)

         Other income (net) and its related decrease of approximately $1.6 million, to $6.9 million for the six months ended June 30, 2002 from $8.5 million for the six months ended June 30, 2001, primarily consisted of the following:

                                                          June 30,        June 30,       Change
                                                            2002            2001       2001-2002
                                                         -----------    -----------   -----------
                                                                          ($ in millions)
Commissions and expense allowances on
   reinsurance ceded(1)...................................  $  18.6         $  20.7       $  (2.1)
Reserve adjustments on reinsurance ceded .................     (0.9)           (5.4)          4.5
Income from fees associated with investment
   management and administration of separate accounts.....      4.5             5.1          (0.6)
Reserves for Company Benefit Plans .......................      0.3            (0.6)          0.9
Change in cash value of officers' life insurance .........     (4.6)           (1.9)         (2.7)
Miscellaneous.............................................    (11.0)           (9.4)         (1.6)
                                                           ----------       ---------    ----------
   Total....................................................$   6.9         $   8.5       $  (1.6)
                                                           ==========       =========    ==========

-----------------
(1) Includes $14.0 million and $15.6 million in connection with the Group Pension Transaction for the six months ended June 30, 2002 and 2001, respectively.

         For the six months ended June 30, 2002 commissions and expense allowances on reinsurance ceded were $18.6 million, a decrease of $2.1 million from $20.7 million reported for the six months ended June 30, 2001. The decrease is primarily due to a decrease of $1.6 million in profits on the transferred group pension business (see Group Pension Transaction).

         Reserve adjustments on reinsurance ceded were $(0.9) million for the six months ended June 30, 2002 compared to $(5.4) million for the same period in 2001. The increase in reserve adjustments on reinsurance ceded was due to lower interest rates on modified coinsurance reserves held and higher surrenders in 2001.

         For the six months ended June 30, 2002 MONY Life reported $(0.3) million of reserve expense relating to employee benefit plans, a decrease of $0.9 million, as compared to $0.6 million reported for the six months ended June 30, 2001. The decrease is primarily due to an increase in contributions from employees and field underwriters during 2002, offsetting expenses for life, disability, and medical coverage to employees.

         For the six months ended June 30, 2002 MONY Life reported $(11.0) million in miscellaneous income/(expense), an increase in net expense of $1.6 million, as compared to $(9.4) million for the six months ended June 30, 2001. This increase in expense is primarily attributable to an increase in expenses of $6.1 million related to certain legal matters and an increase of $2.6 million related to interest on the Company's tax valuation allowance. Partially offsetting these increases in miscellaneous expense was a decrease in certain expenses related to real estate investments which were disposed of in previous years of $2.4 million, and a decrease in asbestos abatement expenses of $2.2 million.

         Policyholder and Contractholder Benefits

         For the six months ended June 30, 2002, MONY Life reported policyholder and contractholder benefits of $352.2 million, a decrease of $71.2 million from $423.4 million reported for the six months ended June 30, 2001. The decrease is primarily attributable to a decrease in surrenders and withdrawals of $52.0 million, a decrease in death benefits of $10.9 million, and a decrease in annuity benefits of $4.0 million.

         The decrease in surrenders and withdrawals is comprised of decreases of $23.2 million related to individual annuity contracts, $20.6 related to individual life contracts, and $5.0 million related to Group Pension contracts. Partially offsetting the decreases in individual annuity contracts is the impact of the flexible premium variable
                                      106
annuity exchange program discussed above. This exchange program accounted for annuity withdrawals of $3.9 million for the six months ended June 30, 2002 and $21.6 million for the same period in 2001, a decrease of $17.7 million.

         Change in Policy and Contract Reserves

         For the six months ended June 30, 2002, MONY Life reported a change in policy and contract reserves of $28.0 million, an increase of $42.4 million from $(14.4) million reported for the six months ended June 30, 2001. The increase is primarily attributable to:

         . the change in reserves on individual annuity contracts for the six months ended June 30, 2002 of $6.4 million compared with $(7.2) for the same period in 2001, a change of $13.6 million. This change was due to lower surrenders of fixed annuities and higher reserve increases on variable annuity general account fund balances in 2002.

         . the reserve change in individual life contracts of $24.0 million and $6.8 million for the six months ended June 30, 2002 and 2001 respectively a change of $17.2 million. The increase in the change in reserves was due to lower policy surrenders in 2002.

         . the change in reserves on group annuity contracts for the six months ended June 30, 2002 of $(2.1) million compared with $(12.5) million for the same period in 2001, a change of $10.4 million. The increase in the change in reserves was due to lower surrenders and higher premium deposits on group pension contracts in 2002 when compared to the same period in the prior year.

         Commissions

         For the six months ended June 30, 2002, MONY Life reported commissions of $11.0 million, a decrease of $4.1 million from $15.1 million reported for the six months ended June 30, 2001. The decrease is primarily due decreases in direct commissions of $2.7 million and commissions and allowances on reinsurance assumed of $1.4 million. The decrease in direct commissions from $12.9 million for the six months ended June 30, 2001 to $10.2 million for the same period ended June 30, 2002 was due to a decrease in first year premium.

         Transfers from Separate Accounts

         For the six months ended June 30, 2002, MONY Life reported net transfers from separate accounts of $5.4 million, a decrease of $1.2 million from $6.6 million reported for the six months ended June 30, 2001. The decrease is primarily due to lower group pension net transfers from separate accounts of $2.2 million from $5.6 million in 2001 to $3.4 million in 2002 due to a decrease in surrenders and withdrawals. This decrease is partially offset by increases in net transfers from separate accounts on individual annuity business of $0.5 million and in net transfers to separate accounts on individual life business of $0.5 million.

         Other Expenses (Net)

         The following table summarizes the components of other operating expenses for the six months ended June 30, 2002 and 2001, respectively.

                                                                  Six Months Ended
                                                                       June 30,               Change
                                                                2002           2001         2001-2002
                                                          ------------    -------------   ------------
                                                                          ($ in millions)
General insurance expenses ...............................  $  87.3         $  92.6        $   (5.3)
Insurance taxes, licenses, and fees, excluding
   federal income tax.....................................      8.4             4.8             3.6
Increase in loading on deferred and uncollected
   premiums...............................................     (0.8)           (1.2)            0.4
Aviation reinsurance gain (loss) .........................     (0.7)            0.2            (0.9)
Transfer of deposit type funds............................      1.2             1.6            (0.4)
Transfer of pension liabilities ..........................      0.2             0.5            (0.3)
                                                          ------------    -------------   ------------
   Total..................................................  $  95.6         $  98.5        $   (2.9)
                                                          ============    =============   ============

         Dividends to Policyholders

         For the six months ended June 30, 2002, MONY Life reported dividends to policyholders of $98.5 million, a decrease of $12.7 million from $111.2 million for the six months ended June 30, 2001. The decrease was primarily from a reduction in dividend scales declared during the fourth quarter of 2001. The dividend scale represents a factor used to calculate the return of premium or dividend on participating policies consistent with the experience of such business.

         Federal Income Taxes

         The Company recorded federal income taxes of $3.0 million and $9.6 million for the six months ended June 30, 2002 and 2001, respectively. Federal income tax incurred recorded in the Summary of Operations excludes the tax based on Capital Gains net of interest maintenance reserve tax (which we refer to as Gains Tax). The excluded Gains Tax for the period ended June 30, 2002 and 2001 was $(11.4) million and $6.3 million, respectively. The decrease in the federal income tax incurred of $6.6 was due to a net increase in tax deductible statutory to tax adjustments relating to realized losses on equity investments, statutory and tax reserves, amortization of deferred policy acquisition cost, reinsurance adjustment charged against surplus and the accrual of policyholders dividends. The excluded Gains Tax decreased by $17.7 million which was due to a decrease in the statutory realized loss offset by an increase in the deductible statutory to tax adjustment for realized tax losses on various equity investments.

         Net Realized Capital Gains/(Losses)

         Net realized capital gains/(losses) by investment type are shown in the following table:

                                                             Six months ending June 30,
                                                                2002           2001
                                                            ----------     ----------
                                                                  ($ in millions)
Bonds and preferred stock.................................  $  (12.4)       $   (5.5)
Common stock..............................................      (3.6)           (1.1)
Mortgage loans ...........................................      (6.0)            0.0
Real estate and real estate joint ventures................      (8.5)           (0.5)
Equity partnerships ......................................       0.0           (10.4)
                                                            ----------     ----------
Net realized capital losses before federal income
   taxes and transfer to interest maintenance reserve.....     (30.5)          (17.5)
Federal income tax benefit/(expense)......................       9.0            (7.9)
                                                            ----------     ----------
Net realized capital losses before transfer to interest
   maintenance reserve ...................................     (21.5)          (25.4)
Transfers to interest maintenance reserve.................      (4.2)           (2.9)
                                                            ----------     ----------
Net realized capital losses...............................  $  (25.7)       $  (28.3)
                                                            ==========     ==========

         On a pre tax, pre interest maintenance reserve basis, realized capital losses were ($30.5) million compared to ($17.5) million in 2001, an increase in losses of $13.0 million. The increase was primarily due to impairment charges related to bonds, mortgages and common stock of $8.0 million, $5.5 million and $4.0 million, respectively. In addition, the Company recorded litigation losses incurred related to a specific joint venture real estate property of $6.5 million. Partially offsetting these increases in realized losses were lower losses on equity partnership investments.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Premiums, Annuity Considerations and Fund Deposits

         Premiums, Annuity Considerations and Fund Deposits consist of premiums and deposits from MONY Life's Individual Operations (life, health and annuities) and Group Operation of approximately $720.2 million and $66.9 million for the year ended December 31, 2001, respectively, as compared to approximately $1,152.6 million and $183.2 million for the year ended December 31, 2000, respectively.

         The decrease in Individual Operations premiums and deposits from 2000 to 2001 of $432.4 million is primarily attributable to:

         . a change in accounting required by Codified Statutory Accounting Practices, whereby contributions on specified Deposit Contracts are not included in revenues beginning in 2001, whereas prior to 2001 these contributions were recorded in the statutory statement of operations as revenues. These contributions aggregated $195.8 million and $208.2 million for the years ended December 31, 2001 and 2000, respectively-See "New Statutory Accounting Practices," and

         . the impact of an exchange program initiated by MONY Life in 2000, whereby contractholders were offered, free of charge, the ability to exchange their old flexible premium variable annuity contracts for a new enhanced flexible premium variable annuity contract offered by MONY Life. This exchange program accounted for annuity deposits of $29.2 million in 2001 and $225.1 million in 2000, a decrease of $195.9 million.

         The decrease in Group Operation's premiums and deposits of $116.3 million, to $66.9 million at December 31, 2001 from $183.2 million at December 31, 2000, is primarily due to specified Deposit Contracts being included in the Summary of Operations in 2000 and not in 2001 due to changes in Codified Statutory Accounting Practices reporting. See "New Statutory Accounting Practices." These deposits aggregated $73.9 million and $109.6 million for the years ended December 31, 2001 and 2000, respectively.

         Net Investment Income

         For the year ended December 31, 2001, MONY Life reported net investment income of $624.3 million, a decrease of $234.7 million from $859.0 million reported for the year ended December 31, 2000. The decrease in net investment income is primarily due to a decrease of $219.6 million in income reported from the MONY Life's investments in venture capital investment partnerships. The balance of the decrease was principally caused by lower interest rates in 2001 and lower invested assets. The annualized yield on MONY Life's average invested assets, including its investments in venture capital partnerships, before and after realized gains (losses) on investments was 6.5% and 6.0%, respectively, for 2001, as compared to 8.8% and 8.5%, respectively, for 2000. The following discusses the nature of MONY Life's venture capital investments, as well as the Statutory Accounting Practices applied to them.

         The limited partnerships in which MONY Life has invested are investment partnerships that invest in the equity of companies which are generally private (generally in the form of common stock). These partnerships will generally hold the equity until the underlying company issues its securities to the public through an initial public offering. At that time or thereafter, at the general partners' discretion, the partnership will generally distribute the underlying common stock to its partners. Upon this distribution, MONY Life, in accordance with Statutory Accounting Practices applied in 2001 and prior years, will:

         .    record the common stock received at fair value,

         . reverse the carrying value of the corresponding limited partnership investment, and

         . record, as investment income, any excess of the fair value of the common stock distributed over the carrying value of the limited partnership investment.

It is MONY Life's policy to seek to liquidate these investments as soon as possible after receipt of the distribution.

         At December 31, 2001 and 2000, MONY Life had investments in 54 and 53 different limited partnerships, respectively, which represented 2.1% and 2.5%, respectively, of MONY Life's general account invested assets. Investment results for the portfolio are dependent upon, among other things, general market conditions for initial and secondary offerings of common stock.

         See "Business--Summary of Investments" for further details of MONY Life's invested assets.

         Other Income (Net)

         Other income (net) and its related decrease of approximately $78.8 million, to $6.9 million for the year ended December 31, 2001 from $85.7 million for the year ended December 31, 2000, primarily consisted of the following:

                                                                                    Year Ended       Year to Year
                                                                                   December 31,         Change
                                                                                -------------------   ------------
                                                                                  2001       2000      2000-2001
                                                                                ---------  --------   ------------
                                                                                          ($ in millions)
Commissions and expense allowances on reinsurance ceded /(1)/................     $ 38.1    $ 24.3    $  13.8
Reserve adjustments on reinsurance ceded.....................................      (13.3)     38.9      (52.2)
Income from fees associated with investment management and
   administration of separate accounts.......................................       10.6       9.9        0.7
Reserves for Company Benefit Plans...........................................        0.5      18.2      (17.7)
Change in cash value of officers' life insurance.............................       (1.7)      3.1       (4.8)
Miscellaneous................................................................      (27.3)     (8.7)     (18.6)
                                                                                ---------  --------   ------------
     Total:..................................................................     $  6.9    $ 85.7    $ (78.8)
                                                                                =========  ========   ============

------------------------
/(1)/ Includes $27.4 million and $26.9 million in connection with the Group Pension Transaction for the year ended December 31, 2001 and 2000, respectively. See "Group Pension Transaction."

         For the year ended December 31, 2001 commissions and expense allowances on reinsurance ceded were $38.1 million, an increase of $13.8 million from $24.3 million reported for the year ended December 31, 2000. The increase is primarily due to negative allowances of approximately $10.8 recorded in 2000 relating to the recapture of a modified coinsurance treaty.

         Reserve adjustments on reinsurance ceded were $(13.3) million in 2001 compared to $38.9 million during 2000. The decrease during the year was primarily due to reserves and other liabilities of $50.2 million recorded in 2000 to reflect the recapture of the modified coinsurance treaty referred to above.

         For the year ended December 31, 2001 MONY Life reported $0.5 million of reserves relating to employee benefit plans, a decrease of $17.7 million, as compared to $18.2 million reported for the year ended December 31,

2000. The decrease is primarily due to the change in accounting required by Codified Statutory Accounting Practices discussed above concerning life, disability, and medical coverage to company employees.

         For the year ended December 31, 2001 MONY Life reported $(27.3) million in miscellaneous income, a decrease of $18.6 million, as compared to $(8.7) million for the year ended December 31, 2000. This decrease is primarily attributable to the provision in 2001 of $12.5 million of reserves for various legal matters and expense of $8.9 million recorded in 2001, which was primarily related to write-offs of fixed assets.

Benefits

         For the year ended December 31, 2001, MONY Life reported policyholder and contractholder benefits of $855.4 million, a decrease of $812.5 million from $1,667.9 million reported for the year ended December 31, 2000. The decrease is primarily attributable to:

         . the change in accounting required by Codified Statutory Accounting Practices discussed above concerning Deposit Contracts. This change in accounting also affected the way withdrawals and surrenders on Deposit Contracts were recorded in 2001. Beginning in 2001 withdrawals and surrenders on specified Deposit Contracts are not included in benefits, whereas prior to 2001 these amounts were recorded in the statutory statement of operations as benefits. Withdrawals and surrenders on these Deposit Contracts aggregated $313.1 million and $452.8 million for the years ended December 31, 2001 and 2000, respectively-See "New Statutory Accounting Practices,"

         . the impact of the flexible premium variable annuity exchange program discussed above; this exchange program accounted for annuity withdrawals of $29.2 million in 2001 and $225.1 million in 2000, a decrease of $195.9 million, and

         . other decreases in withdrawals of $89.8 million related to Group Pension contracts and $49.8 million related to individual annuity contracts.

Change in Policy and Contract Reserves

         For the year ended December 31, 2001, MONY Life reported a change in policy and contract reserves of $27.2 million, an increase of $13.7 million from $13.5 million reported for the year ended December 31, 2000. The increase is primarily due to the change in accounting required by Codified Statutory Accounting Practices discussed above concerning Deposit Contracts. The change in policy and contract reserves on these Deposit Contracts aggregated $18.9 million and $(18.4) million for the years ended December 31, 2001 and 2000, respectively-See "New Statutory Accounting Practices."

Commissions

         For the year ended December 31, 2001, MONY Life reported commissions of $28.4 million, a decrease of $5.3 million from $33.7 million reported for the year ended December 31, 2000. The decrease is primarily due to lower commissions of $2.3 million and lower expense allowances on reinsurance assumed of $3.0 million. The decrease in expense allowances on reinsurance assumed is in relation to a modified coinsurance reinsurance treaty with MONY Life Insurance Company of the Americas, Ltd., MONY Life's indirect wholly owned international life insurance company.

Net Transfers from Separate Accounts

         For the year ended December 31, 2001, MONY Life reported net transfers from separate accounts of $21.8 million, a decrease of $193.2 million from $215.0 million reported for the year ended December 31, 2000. The decrease is primarily due to:

         . lower surrenders and withdrawals on retained group pension business of approximately $89.8 million, and

         . $98.3 million related to the change in accounting required by Codified Statutory Accounting Practices concerning Deposit Contracts.

         In 2000 net transfers from separate accounts were recorded as expenses. After 2000, Codified Statutory Accounting Practices require such transfers to be recorded in deposit liabilities. Net transfers from separate accounts on Deposit Contracts aggregated $47.3 million and $98.3 million for the years ended December 31, 2001 and 2000, respectively--See "New Statutory Accounting Practices."

Other Expenses, Net

         The following table summarizes the components of other operating expenses for the years ended December 31, 2001 and 2000, respectively.

                                                                                           Year Ended      Year to Year
                                                                                          December 31,        Change
                                                                                        2001       2000     2000-2001
                                                                                      --------  ----------  --------
                                                                                              ($ in millions)
General insurance expenses..........................................................  $  206.0   $  200.4   $  5.6
Insurance taxes, licenses, and fees, excluding federal income tax...................      13.3       20.8     (7.5)
Increase in loading on deferred and uncollected premiums............................       0.2        0.4     (0.2)
Aviation reinsurance losses.........................................................       1.0        0.9      0.1
Transfer of deposit type funds......................................................       2.5        0.0      2.5
Transfer of pension liabilities.....................................................       0.6       (0.5)     1.1
                                                                                      ========  ==========  ========
Total:..............................................................................  $  223.6   $  222.0   $  1.6
                                                                                      ========  ==========  ========

Dividends to Policyholders

         For the year ended December 31, 2001, dividends to policyholders were $203.7 million, a decrease of $38.2 million from $241.9 million for the year ended December 31, 2000. The decrease consisted of the following:

         . higher dividends in 2000 due to the recapture of a 1999 dividend liability credit of $16 million pursuant to the recapture of a reinsurance agreement on January 1, 2000, and

         . a dividend reduction of approximately $23.0 million in 2001 reflecting MONY Life's revised estimate relating to its lowered outlook for yields from investments in fixed income securities in light of the current interest rate environment. The dividend reduction also reflected moderate declines in persistency experience (meaning that the lapse rate had increased), offset in part by improvement in mortality experience on specified classes of business.

Federal Income Taxes

         Refer to Note 18 of MONY Life's Statutory Accounting Practices Financial Statements included in this prospectus.

Net Realized Capital Gains/(Losses)

                                                                                                    Years Ended
                                                                                                    December 31,
                                                                                                    ------------
                                                                                                    2001      2000
                                                                                                 ---------  ---------
Bonds and preferred stock.......................................................................  $ (19.4)  $  (18.3)
Common stock....................................................................................     (1.5)      19.6
Mortgage loans..................................................................................     (2.0)      (2.7)
Real estate and real estate joint ventures......................................................     (1.8)     (12.9)
Equity partnerships.............................................................................    (19.5)      (8.3)
Other investments...............................................................................     (6.8)      (1.9)

     Net realized capital losses before federal income taxes
        and transfer to interest maintenance reserve............................................    (51.0)     (24.5)
Federal income tax expense......................................................................    (13.6)     (93.5)
     Net realized capital losses before transfer to interest maintenance reserve................    (64.6)    (118.0)
Transfers to interest maintenance reserve.......................................................     (4.5)       6.6
                                                                                                 ---------  ---------
     Net realized capital losses................................................................  $ (69.1)  $ (111.4)
                                                                                                 =========  =========

Statutory Capital and Surplus

         The components of MONY Life's statutory capital and surplus as of June 30, 2002, December 31, 2001 and 2000 are as follows:

                                                              As of June 30,               As of December 31,
                                                                  2002                  2001                 2000
                                                            ------------------  ------------------  ----------------
                                                                                  ($ in millions)
Common capital stock.......................................    $    2.5             $    2.5             $     2.5
Surplus notes..............................................       216.1                216.1                 216.1
Gross paid in and contributed surplus......................       895.1                895.1                 895.1
Unassigned funds (surplus).................................      (268.2)              (196.3)                 41.1
                                                            ------------------  ------------------  ----------------
Total Statutory Capital and Surplus:.......................    $  845.5             $  917.4             $ 1,154.8
                                                            ==================  ==================  ================

         The principal components of the changes in total statutory capital and surplus from period to period are as follows:

                                                            For the Six Months
                                                              Ended June 30,               As of December 31,
                                                                  2002                  2001                 2000
                                                            ------------------    ---------------       -------------
                                                                                  ($ in millions)
Statutory Capital and Surplus, January 1......................    $  917.4             $1,154.8            $ 1,067.0

Net income....................................................        37.3                 33.4                235.4
Change in net unrealized capital gains (losses)...............      (100.3)              (196.6)               (38.9)
Increase in surplus notes.....................................         -                    -                   28.8
Paid in surplus...............................................         -                    -                   65.0
Loss on redemption of surplus notes...........................         -                    -                 (109.9)
Recapture of reinsurance......................................         -                    -                  (39.4)
Dividends to parent...........................................         -                 (115.0)              (100.0)
Cumulative effect of changes in accounting principles.........         -                  (36.9)                 -
Change in Asset valuation reserve.............................       (11.4)                85.1                 70.9
Other.........................................................         2.5                 (7.4)               (24.1)
                                                            ------------------    ---------------       -------------
Statutory Capital and Surplus, end of period..................     $.845.5            $   917.4             $ 1,154.8
                                                            ==================    ===============       =============

Six Months Ended June 30, 2002 Compared to December 31, 2001

         Change in Net Unrealized Capital Gains/(Losses)

         MONY Life recorded net unrealized capital losses of $100.3 million for the six months ended June 30, 2002. The net unrealized capital losses were primarily due to:

         . a decrease in the fair value of MONY Life's investment in venture capital partnerships of approximately $36.5 million for the six months ended June 30, 2002,

         . and unrealized losses on investments in subsidiaries of approximately $69.1 million for the six months ended June 30, 2002.

         MONY Life's wholly owned life insurance subsidiary, MONY Life Insurance Company of America, reported a decrease in capital and surplus of $58.4 million which included a statutory net loss of approximately $53.0 million, which was primarily attributable to new business acquisition costs and declines in equity markets, as well as an increase in the asset valuation reserve of $4.3 million. In accordance with Statutory Accounting Practices new business acquisition costs are immediately expensed, whereas under Generally Accepted Accounting Principles such costs are deferred and amortized to expense consistent with the recognition of profits from the underlying business.

         Other Changes to Surplus

         Other changes in surplus of $2.5 million for the six months ended June 30, 2002, consisted primarily of changes in non-admitted assets ("Non-admitted asset" is a term defined under Statutory Accounting Practices. It represents assets that are not permitted under Statutory Accounting Practices to be included in a statutory statement of financial position because they are not readily available to satisfy policyholder obligations). The changes in non-admitted assets during the six months ended June 30, 2002 are primarily related to the change in prepaid pension assets of $4.7 million, partially offset by a decrease in miscellaneous non-admitted assets of $2.1 million. The prepaid pension asset is the result of the excess funding of assets over plan liabilities in MONY's Qualified Pension Plan.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Change in Net Unrealized Capital Gains/(Losses)

         MONY Life recorded net unrealized capital losses of $196.6 million for the year ended December 31, 2001, an increase of $157.7 million from $38.9 million recorded for the year ended December 31, 2000. The increase was primarily due to:

         . a decrease in the fair value of MONY Life's investment in venture capital partnerships of approximately $107.4 million in 2001, and

         . unrealized losses on investments in subsidiaries of $104 million in 2001.

         During 2001, MONY Life's wholly owned life insurance subsidiary, MONY Life Insurance Company of America, reported a statutory net loss of $64.9 million, which was primarily attributable to new business acquisition costs and substantial declines in equity markets. In addition, MONY Life Insurance Company of the Americas, Ltd., MONY Life's indirect wholly owned international life insurance company, reported a net decrease in equity of $28.5 million, which was primarily due to charges taken in connection with the restructuring of MONY Life Insurance Company of the Americas, Ltd.'s business and changes required pursuant to Codified Statutory Accounting Practices.

         Increase in Surplus Notes

         During 2000, MONY Life issued two surplus notes to MONY Group (which we refer to as the Inter-company Surplus Notes) to finance the repurchase of its existing surplus notes outstanding as of the beginning of the year--see "Repurchase of Surplus Notes." The net increase in surplus notes in 2000 primarily represents the difference between the carrying value of the repurchased surplus notes and the Inter-company Surplus Notes.

         The $115.0 million face amount and $100.0 million face amount Inter-company Surplus Notes mature on December 12, 2012 and August 15, 2024, respectively, and both pay interest to MONY Group at 8.65% payable semiannually on March 8 and September 8. MONY Life may make each accrual and payment of interest and repayment of principal on the Inter-company Surplus Notes only with the prior approval of the New York State Superintendent of Insurance.

         Paid in Surplus

         MONY Group, the parent holding company, contributed $65.0 million in additional paid in surplus to MONY Life in 2000 in connection with the surplus note repurchase.

         Loss on Redemption of Surplus Notes

         On March 8, 2000, MONY Life repurchased all of its outstanding $115.0 million face amount 9.5% stated interest rate surplus notes, which were issued in 1997, and approximately $116.5 million face amount of its $125.0 million face amount 11.25% stated interest rate surplus notes, which were issued in 1994 (which we refer to as the 9.5% Notes and the 11.25% Notes, respectively). In the third quarter of 2000, MONY Life repurchased another $6.5 million face amount of the 11.25% Notes, and in the first quarter of 2001 MONY Life repurchased another $100,000 face amount of the 11.25% Notes, leaving $1.9 million face amount of the 11.25% notes outstanding at December 31, 2001.

         To finance the repurchase of the 9.5% Notes and the 11.25% Notes, MONY Life issued the Inter-company Surplus Notes to replace the 9.5% Notes and the 11.25% Notes and received a capital contribution from MONY Group of $65 million. The terms of the Inter-company Surplus Notes are identical to the 9.5% Notes and the 11.25% Notes, except that the Inter-company Surplus Notes were priced to yield a current market rate of interest of approximately 8.35% and the Inter-company Surplus Note issued to replace the 11.25% Notes was issued at a face amount of $100 million. As a result of the repurchase, MONY Life recorded a loss of approximately $109.9 million ($80.7 million after-tax), which was recorded as a direct charge to surplus.

         Change in Surplus as a Result of Reinsurance

         During 2000, MONY Life recorded a charge to surplus of $39.4 million as a result of the recapture of a reinsurance treaty.

         Dividends to Parent

         During 2001 and 2000, MONY Life paid dividends of $115.0 million and $100.0 million, respectively, to MONY Group.

         Cumulative Effect of Changes in Accounting Principles

         During 2001, MONY Life recorded a charge to surplus of $36.9 million as a result of the adoption of Codified Statutory Accounting Practices. Included in this charge are reductions in unassigned funds of approximately $11.6 million related to the valuation of invested assets, $12.1 million related to contingent liabilities, $9.5 million related to fixed assets, and $3.7 million related to compensated absences.

         Other Changes to Surplus

                                                                                          2001          2002
                                                                                          ----          ----
                                                                                            ($ in millions)
Change in reserve due to change in valuation basis................................         $ 10.9     $   --
Other changes in non-admitted assets..............................................          (18.6)       (19.9)
Other.............................................................................            0.3         (4.2)
                                                                                          --------    ---------
       Total......................................................................         $ (7.4)    $  (24.1)
                                                                                          ========    =========

         During 2001, MONY Life recorded an increase to surplus of $10.9 million related to a change in valuation basis on specified policy reserves. The changes in non-admitted assets in 2001 are primarily related to prepaid pension assets associated with the adoption of Codified Statutory Accounting Practices, and the changes in non-admitted assets in 2000 are primarily related to increases in capitalized software assets.

Group Pension Transaction

         On December 31, 1993, MONY Life entered into an agreement (which we refer to as the Group Pension Transaction) with AEGON USA, Inc. (which we refer to as AEGON) under which MONY Life agreed to sell substantially all of its group pension business, including its full service group pension contracts, consisting primarily of tax-deferred annuity, 401(k) and managed funds lines of business, to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. (which we refer to as AUSA Life). The sale was accomplished through the transfer of $6.3 billion in group pension assets and liabilities, including $2.7 billion of general account assets and $3.6 billion of separate account assets. AUSA Life also acquired the corporate infrastructure supporting the group pension business, including personnel, data processing systems, facilities and regional offices. In connection with the transaction, MONY Life and AEGON entered into specified service agreements. These agreements, among other things, provide that MONY Life will continue to manage the transferred assets, and that AUSA Life will continue to provide specified administrative services to MONY Life's remaining group pension contracts not included in the transfer.

         Effective with the agreement, AUSA Life reinsured, on an indemnity reinsurance basis, the contract liabilities funded by these assets. AUSA Life agreed to reinsure these liabilities on an assumption reinsurance basis upon the consent of contractholders to assumption of their contracts. Substantially all of the contractholders elected assumption reinsurance.

         In connection with the Group Pension Transaction, on December 31, 1993, MONY Life made a $200 million capital investment in AEGON by purchasing $150 million face amount of Series A notes and $50 million face amount of Series B notes (which we refer to as the Notes). The Series A notes pay interest at 6.44% per annum and the Series B notes pay interest at 6.24% per annum. Both the Series A and Series B notes mature on December 31, 2002.

         . In addition to interest payments on the Notes, MONY Life has the right to receive:

         . specified payments based on the profits of the transferred business in force on the transaction date,

         . a future payment tied to the determination of the value of the transferred business at the maturity date of the Notes (which we refer to as the Final Value Payment), and

         .    a potential payment based on new business growth.

Net operating losses, if any, on the transferred business for any year are carried forward to reduce profit payments in subsequent years. Any deficit remaining at the end of the nine-year term of the Notes may only be applied to reduce the final value of the business transferred and the principal amount of any outstanding Series A notes. For the six months ended June 30, 2002 and 2001, and for the years ended December 31, 2001 and 2000, MONY Life earned $14.0 million, $15.6 million, $27.4 million and $26.9 million, respectively, based upon the profits of the transferred group pension business and reflected these amounts in Commission and Expense Allowance on Reinsurance Ceded on MONY Life's statements of operations. While MONY Life does not currently expect to receive a payment based on new business growth, MONY Life does anticipate a Final Value Payment at December 31, 2002 of approximately $65.0 million, although there can be no assurance of this amount.

         New Business Information (Statutory Basis)

         The table below and the discussion that follows present certain information with respect to our sales of protection and accumulation products during the years ended December 31, 2001, 2000 and 1999 by source of distribution. Management uses this information to measure our sales production from period to period by source of distribution. The amounts presented with respect to life insurance sales represent annualized statutory-basis premiums. Annualized premiums in the Protection Products segment represent the total premium scheduled to be collected on a policy or contract over a twelve-month period. Pursuant to the terms of certain of the policies and contracts issued by MONY Life, premiums and deposits may be paid or deposited on a monthly, quarterly, or semi-annual basis. All premiums received on corporate-owned life insurance business and single premium paying policies during the periods presented are included. Annualized premium does not apply to single premium paying business. The amounts presented with respect to annuity and mutual fund sales represent deposits made by clients during the periods presented. Statutory basis premiums are used in lieu of Generally Accepted Accounting Principles basis premiums because, in accordance with Statutory Accounting Practices, revenues from all classes of long-duration contracts are measured on the same basis, whereas Generally Accepted Accounting Principles provide different revenue recognition rules for different classes of long-duration contracts as defined by the requirements of Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises," Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long Duration Contracts and for Realized Gains and Losses from the Sale of Investments" and Statement of Position 95-1, "Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises."

                                                        Six months Ended                     For the Years ended
                                                            June 30,                            December 31,
                                                  ---------------------------    -------------------------------------------
                                                       2002          2001            2001           2000            1999
                                                  ------------    -----------    ------------    -----------    ------------
                                                         ($ in millions)                       ($ in millions)
Source of Distribution/Segment
Protection Products/(1)/:
     Career agency system....................       $    34.0      $    38.3       $    86.7      $    97.2      $   101.2
     U.S. Financial Life Insurance Company...            26.9           22.5            49.0           42.0           26.5
     Complementary Distribution /(3)/........            49.1           36.3            79.0          126.8           66.6
                                                  ------------    -----------    ------------    -----------    ------------
     Total new annualized insurance premiums.       $   110.0      $    97.1       $   214.7      $   266.0      $   194.3
                                                  ============    ===========    ============    ===========    ============
Accumulation Products:
     Career agency system--Variable annuity/(2)/    $   232.0      $   174.0       $   393.0      $   421.0      $   423.0
     Career agency system--Proprietary retail
     mutual funds............................           139.0          216.0           359.0          615.0          634.0
     Third-party distribution--Proprietary
     retail mutual funds.....................           540.0          505.0           962.0        1,438.0        1,198.0
                                                  ------------    -----------    ------------    -----------    ------------
     Total Accumulation Product sales...............$...911.0      $   895.0       $ 1,714.0      $ 2,474.0      $ 2,255.0
                                                  ============    ===========    ============    ===========    ============

----------------
/(1)/ Annualized premium data reflected above is presented on a basis consistent with such data reported in MONY Group's 2001 Annual Report on Form 10-K. /(2)/ Excludes annualized premiums in 2001 and 2000 associated with an exchange program offered by MONY Life wherein contractholders surrendered old flexible premium variable annuity contracts and reinvested the proceeds therefrom in a new enhanced flexible premium variable annuity product offered by MONY Life.
/(3)/ Amounts are primarily comprised of corporate-owned life insurance cases.

Protection Segment

         New Business Information for the Six-month Period Ended June 30, 2002
          Compared to the Six-month Period Ended June 30, 2001

         Total new annualized and single life insurance premiums for the six-month period ended June 30, 2002 were $110.0 million, compared with $97.1 million during the comparable prior year period.

         The increase was primarily due to increased sales of corporate-owned life insurance and bank-owned life insurance which were $49.1 million for the six-month period ended June 30, 2002, compared to $36.3 million for the comparable prior year period. Corporate sales are large-premium cases, which typically generate revenues that can fluctuate considerably from quarter-to-quarter.

         New life insurance premiums (first-year and single premiums) through the career network decreased for the six-month period ended June 30, 2002 to $34.0 million compared to $38.3 million for the comparable prior year period.

         U.S. Financial Life Insurance Company sales were $26.9 million for the six-month period ended June 30, 2002, compared to $22.5 million during the comparable 2001 period due to an increase in universal life sales.

         New Business Information for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

         Total new annualized and single life insurance premiums for the year ended December 31, 2001 decreased $51.3 million or 19.3% to $214.7 million from $266.0 million in 2000. New life insurance premiums from our Complementary Distribution network decreased 24.2% to $128.0 million for the year, which accounted for 60% of total Protection sales. The decrease in premiums for the year was due to lower sales of our corporate-owned life insurance product.

         For the year ended December 31, 2001, corporate-owned life insurance sales decreased 38% to $79.0 million from $126.8 million in 2000. Recurring premiums were $24.0 million for the year, compared with $31.8 million for 2000. Corporate sales are large-premium cases that typically generate revenues that can fluctuate considerably from quarter-to-quarter.

         U.S. Financial Life Insurance Company's products, sold through its brokerage general agency distribution channel, increased 17% for the year to $49.0 million from $42.0 million in 2000.

         New life insurance premiums (first-year and single premiums) from the career agency system were $86.7 million for the current year compared with $97.2 million in 2000.

         New Business Information for the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         Total new annualized and single life insurance premiums for the year ended December 31, 2000 increased $71.7 million, or 36.9%, to $266.0 million from $194.3 million in 1999. New life insurance premiums from our Complementary Distribution network increased 81% to $168.8 million for the year, which accounted for 63% of total Protection sales. The increase in premiums for the year was driven by strong sales of our corporate-owned life insurance product as well as sales from U.S. Financial Life Insurance Company.

         For the year ended December 31, 2000, corporate-owned life insurance sales increased 87% to $126.8 million from $66.6 million in 1999. Recurring premiums were $31.8 million for the year, compared with $26.5 million for 1999. Corporate sales are large-premium cases that typically generate revenues that can fluctuate considerably from quarter-to-quarter.

         U.S. Financial Life Insurance Company's products, sold through its brokerage general agency distribution channel, increased 58% for the year to $42.0 million from $26.5 million in 1999.

         New life insurance premiums (first-year and single premiums) from the career agency system were $97.2 million for 2000 compared with $101.2 million in 1999. The variance in annual sales is due to an unusually large life insurance sale in the first half of 1999.

         Accumulation Segment

         The following tables set forth assets under management as of June 30, 2002 and 2001 and changes therein for the six-month periods then ended, as well as the assets under management as of December 31, 2001, 2000 and 1999 and changes therein for the years then ended:

                                            As of and For the Six-month        As of and For the Years Ended
                                             Period Ended June 30,                     December 31,
                                            ----------------------------  ------------------------------------------
                                               2002            2001           2001           2000           1999
                                            -----------   --------------  -----------  ---------------   -----------
                                                 ($ in billions)                       ($ in billions)
Assets under management:
     Individual variable annuities.......     $    3.5       $    4.1       $    3.9       $    4.4       $    4.9
     Individual fixed annuities..........          0.7            0.7            0.7            0.7            0.9
     Proprietary retail mutual funds.....          4.0            4.5            4.4            4.8            4.8
                                            -----------   --------------  -----------  ---------------   -----------
                                              $    8.2       $    9.3       $    9.0       $    9.9       $   10.6
                                            ===========   ==============  ===========  ===============   ===========
Individual variable annuities:
     Beginning account value.............     $    3.9       $    4.4       $    4.4       $    4.9       $    4.8
     Sales/(1)/..........................          0.2            0.2            0.4            0.4            0.4
     Market appreciation.................         (0.3)          (0.2)          (0.4)          (0.1)           0.5
     Surrenders and withdrawals/(1)/.....         (0.3)          (0.3)          (0.5)          (0.8)          (0.8)
                                            -----------   --------------  -----------  ---------------   -----------
     Ending account value................     $    3.5       $    4.1       $    3.9       $    4.4       $    4.9
                                            ===========   ==============  ===========  ===============   ===========
Proprietary retail mutual funds:
     Beginning account value.............     $    4.4       $    4.8       $    4.8       $    4.8       $    3.0
     Sales...............................          0.7            0.7            1.3            2.0            1.8
     Dividends reinvested................          0.1            0.1            0.1            0.3            0.2
     Market appreciation.................         (0.6)          (0.5)          (0.6)          (1.0)           0.5
     Redemptions.........................         (0.6)          (0.6)          (1.2)          (1.3)          (0.7)
                                            -----------   --------------  -----------  ---------------   -----------
     Ending account value................     $    4.0       $    4.5       $    4.4       $    4.8       $    4.8
                                            ===========   ==============  ===========  ===============   ===========

----------------
/(1)/ Excludes sales and surrenders associated with an exchange program offered by MONY Life wherein contractholders surrendered old flexible premium variable annuity contracts and reinvested the proceeds therefrom in a newenhanced flexible premium variable annuity product offered by MONY Life.

         New Business Information for the Six-month Period Ended June 30, 2002
          Compared to the Six -month Period Ended June 30, 2001

         Accumulation sales were $911.0 million for the six-month period ended June 30, 2002 compared to $895.0 million in the comparable prior year period. The Enterprise Group of Funds had sales of $679.0 million, $540.0 million of which were sold through third-party broker-dealers and $139.0 million of which were sold through our career network. Comparably, six-month 2001 sales for Enterprise were $721.0 million, $505.0 million of which were from third-party broker dealers and $216.0 million of which were from the career network. Due to a decline in the equity markets, accumulation assets under management decreased 8.9% to $8.2 billion as of June 30, 2002 from $9.0 billion as of December 31, 2001.

         New Business Information for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

         New sales of variable annuities during 2001 were $393 million, a decrease of $28 million, or 6.7%, from $421 million reported for 2000. Our exchange program is a commission-free program that enables clients to exchange their old variable policy for a new policy series. Clients exchanged approximately $208 million of assets from their old variable policies to the new product series during 2001.

         New Business Information for the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         New sales of variable annuities during 2000 were $421 million, a decrease of $2 million, or 0.5%, from $423 million reported for 1999. Clients exchanged $998.0 million of assets to the new product series during 2000.

Liquidity and Capital Resources

         MONY Life's cash inflows are provided mainly from life insurance premiums, annuity considerations and deposit funds, investment income and maturities and sales of invested assets. Cash outflows primarily relate to the liabilities associated with its various life insurance and annuity products, dividends to policyholders and its sole member, operating expenses, income taxes and principal and interest on its outstanding debt obligations. The life insurance and annuity liabilities relate to MONY Life's obligation to make benefit payments under its insurance and annuity contracts, as well as the need to make payments in connection with policy surrenders, withdrawals and loans. MONY Life develops an annual cash flow projection which shows expected asset and liability cash flows on a monthly basis. Actual cash flows are compared to projections, projections for the balance of the year are adjusted in light of the actual results, if appropriate, and investment strategies are also changed, if appropriate. The periodic cash flow reports contain relevant information on all the following: new product sales and deposits versus projections, existing liability cash flow versus projections and asset portfolio cash flow versus projections. An interest rate projection is a part of the internal cash flow projections for both assets and liabilities. Actual changes in interest rates during the year and, to a lesser extent, changes in rate expectations will impact the changes in projected asset and liability cash flows during the course of the year. When MONY Life is formulating its cash flow projections, it considers, among other things, its expectations about sales of MONY Life's products, its expectations concerning client behavior in light of current and expected economic conditions, its expectations concerning competitors and the general outlook for the economy and interest rates.

         The events most likely to cause an adjustment in MONY Life's investment policies are: (i) a significant change in its product mix, (ii) a significant change in the outlook for either the economy in general or for interest rates in particular and (iii) a significant reevaluation of the prospective risks and returns of various asset classes.

         The following table sets forth the withdrawal characteristics of MONY Life's total annuity reserves and deposit liabilities at June 30, 2002, December 31, 2001 and 2000.

                         Withdrawal Characteristics of
                    Annuity Reserves and Deposit Liabilities

                                       Amount at                    Amount at                    Amount at
                                       June 30,      Percent of   December 31,    Percent of    December 31,   Percent of
                                       2002            Total          2001          Total           2000          Total
                                       ------------  ----------   ------------    ----------    ------------   ----------
                                                                      ($ in millions)
Not subject to discretionary
   withdrawal provisions..........      $   1,075.2     43.1%     $    1,209.4       44.9%      $   1,292.0        44.1%
Subject to discretionary
   withdrawal--with market value
   adjustment or at carrying value
   less surrender charge..........            745.9     29.9             803.5       29.8             954.9        32.6
                                       ------------  ----------   ------------    ----------    ------------   ----------
Subtotal..........................          1,821.1     73.0           2,012.9       74.7           2,246.9        76.7
Subject to discretionary
   withdrawal--without adjustment at
   carrying value.................            674.0     27.0             682.1       25.3             680.8        23.3
                                       ------------  ----------   ------------    ----------    ------------   ----------
Total annuity reserves and deposit
   liabilities (gross)............          2,495.1      100%          2,695.0        100%          2,927.7         100%
                                                     ==========                   ==========                   ==========
Less reinsurance..................             70.3                       70.6                         73.7
                                       ------------               ------------                  ------------
Total annuity reserves and deposit
   liabilities (net)..............      $   2,424.8                $   2,624.4                  $   2,854.0
                                       ============               ============                  ============

         The following table sets forth by product line the actual amounts paid in connection with surrenders and withdrawals for the periods indicated.

                                                                       Surrenders and Withdrawals
                                       For the Six Months Ended June 30,                For the Year Ended December 31,
                                       ---------------------------------     ---------------------------------------------------
                                           2002              2001                 2001              2000              1999
                                       -------------     ---------------     ---------------    --------------    --------------
Product Line:                                  ($ in millions)                                 ($ in millions)
  Traditional Life.............            $  167.0          $  187.5             $  367.1          $  383.4          $  386.1
  Variable and universal life..                 4.7               5.0                  5.9               3.6               2.9
  Annuities /(1)/ /(2)/........                35.7              43.2                 76.6             115.3             133.1
  Group pension /(3)/..........                31.0              48.8                 94.5             257.1             223.9
                                       -------------     ---------------     ---------------    --------------    --------------
     Total.....................            $  238.4          $  284.5             $  544.1          $  759.4          $  746.0
                                       =============     ===============     ===============    ==============    ==============

-----------------
/(1)/ Excludes approximately $3.9 million and $21.6 million for the six months ended June 30, 2002 and 2001, respectively, and $29.2 million and $225.1 million for the years ended December 31, 2001 and 2000, respectively, relating to surrenders associated with an exchange program offered by MONY Life wherein contract holders surrendered old flexible premium variable annuity contracts and reinvested the proceeds in a new enhanced flexible premium variable annuity product offered by MONY Life.

/(2)/  Excludes transfers between funds within the MONY Life benefit plans.

/(3)/ Includes reclassification of approximately $60.7 million and $76.3 million for the six months ended June 30, 2002 and 2001, respectively, and $121.3 million for the year ended December 31, 2001 for Separate Account Deposit Type contract withdrawals.

         Annuity surrenders decreased for the six-month period ended June 30, 2002 compared to the comparable prior year period reflecting MONY Life's conservation efforts and positive effects of the flexible premium variable annuity exchange program. Annuity surrenders have decreased for the year ended December 31, 2001 as compared to December 31, 2000 for the same reason. In past years MONY Life began to experience a trend of increasing surrenders, and, in 1999, MONY Life responded to this trend by enhancing its variable annuity products by offering new investment fund choices. In addition, MONY Life established a special conservation unit and offers policyholders the opportunity to exchange their contracts for a new product series. The positive effects of these conservation efforts are reflected in the decrease in surrender activity. The decline in group pension surrenders and withdrawals is consistent with the decline in such in force business.

         MONY Life's principal sources of liquidity to meet unexpected cash outflows are its portfolio of liquid assets and its net operating cash flow. MONY Life reported net cash flow from operations of $146.4 million for the six months ended June 30, 2002, as compared to $51.9 million for the comparable prior year period. MONY Life reported net cash flow from operations of $155.3 million for the year ended December 31, 2001 as compared to $361.3 million for the prior year. MONY Life's liquid assets include substantial Treasury holdings, short-term money market investments and marketable long-term fixed income securities. We believe that MONY Life's sources of liquidity are adequate to meet its anticipated needs over the next 12 months. As of June 30, 2002, MONY had total liquidity of approximately $5.6 billion comprised of $3.2 billion public and $2.2 billion private bonds in categories 1 and 2 and cash and short-term investments of $164.4 million. As of December 31, 2001, MONY Life had total liquidity of approximately $5.1 billion, comprised of $2.8 billion public and $2.2 billion private bonds in categories 1 and 2 and cash and short-term investments of $128.6 million.

         At June 30, 2002, the Company had commitments to contribute capital to its equity partnership investments of $82.6 million, and $25.7 million of private fixed maturity securities with an interest rates ranging from 6.9% to 8.3%. At December 31, 2001, MONY Life had commitments to contribute capital to its equity partnership investments of $89.3 million.

         At June 30, 2002, the Company had commitments to issue $7.8 million of fixed rate agricultural loans with periodic interest rate resets. The initial interest rates on such loans range from approximately 7.0% to 7.4%. In addition, the Company had commitments to issue $180.4 million of fixed and floating rate commercial mortgage loans with interest rates ranging from 4.34% to 9.25%, and $4.4 million of mezzanine financing with pay rates ranging from 9.0% to 10.0%. At December 31, 2001, MONY Life had commitments to issue $5.9 million of fixed rate agricultural loans with periodic interest rate resets. The initial interest rates on these loans range from approximately 6.25% to 7.45%. In addition, MONY Life had commitments to issue $197.6 million of fixed and floating rate commercial and mezzanine mortgage loans with interest rates ranging from 4.53% to 10.00%.

         MONY Life paid aggregate stockholder dividends to MONY Group in the amount of $115.0 million and $100.0 million in 2001 and 2000, respectively.

         MONY Group maintains a syndicated credit facility with banks aggregating $150.0 million, with a scheduled renewal date in July 2003. The purpose of this facility is to provide additional liquidity for any unanticipated short-term cash needs that MONY Group might experience and also to serve as support for MONY Group's $150.0 million commercial paper program which was activated in the third quarter of 2000. In accordance with specified covenants of the facility, MONY Life is required to maintain a tangible net worth determined in accordance with Statutory Accounting Practices of at least $900.0 million and MONY Group is required to maintain a debt to capitalization ratio not to exceed 40% and cash and cash equivalents on a separate company basis equal to the greater of $75 million or one and one half years of debt service. As of June 30, 2002, MONY Group was in compliance with each of the covenants as follows: (i) MONY Life's tangible net worth determined in accordance with Statutory Accounting Practices totaled $1,062.0 million, (ii) MONY Group's debt to total capitalization ratio was 30.7%, and (iii) MONY Group had cash and cash equivalents of $135.0 million. MONY Group has not borrowed against the facility since its inception, and did not have any commercial paper outstanding as of December 31, 2001 or as of June 30, 2002. The facility was amended at the consummation of the offering of the old notes, to permit the offering.

         During the second quarter of 2002, MONY Group loaned MONY Life and MONY Life Insurance Company of America $48.1 million and $121.0 million, respectively. The loans are in the form of demand loans, which allow MONY Group the ability to require repayment at its discretion. The loans were made to effectively enable MONY Group to invest certain funds in higher yielding, longer duration investments until such time as the funds could be permanently invested by MONY Group. The ability of MONY Life and MONY Life Insurance Company of America to invest the funds in longer duration securities is possible because both MONY Life and MONY Life Insurance Company of America have other sources of cash flow that enable them to fund the aforementioned demand when it occurs. The loans bear interest at a floating rate equal to Federal Funds Rate plus 0.15% per annum.

                                    BUSINESS

Business of MONY Holdings

         MONY Holdings operates as the holding company of MONY Life and does not have any operating business of its own. As indicated above, all of the assets and liabilities of MONY Holdings and MONY Life have been allocated between the Closed Block Business and the Ongoing Businesses of each entity. Within MONY Holdings, the Closed Block Business consists of the outstanding principal amount of the notes and related unamortized debt issuance costs, the Debt Service Coverage Account-Subaccount Closed Block Business, the insurance policies guaranteeing payment of principal and interest on the notes and the interest rate swaps, obligations and rights under the Insurance Agreement, obligations and rights under the tax agreement related to the Closed Block Business, the interest rate swaps relating to the notes, and other assets and liabilities of MONY Holdings attributable to the Closed Block Business.

The Closed Block Business Within MONY Life

         The Closed Block Business within MONY Life consists of the Closed Block, including the Closed Block assets and Closed Block liabilities, Surplus and Related Assets, corresponding adjustments, such as deferred policy acquisition costs and deferred taxes in accordance with Generally Accepted Accounting Principles, any funds in the Additional Reserve Account, and other assets and liabilities of MONY Life attributable to the Closed Block Business. See "MONY Holdings-The Closed Block Business and the Ongoing Businesses."

The Closed Block

         Transition from the Traditional Participating Products Business of
          Mutual of New York to the Closed Block of MONY Life

         As a mutual life insurance company, Mutual of New York issued most of its individual life insurance products on a "participating" basis, whereby policyholders are eligible to receive experience-based dividends. In its demutualization, Mutual of New York segregated the liabilities for most traditional individual in force participating products--together with assets that will be used exclusively for the payment of policyholder benefits and dividends, certain expenses and taxes with respect to the these policies--to form the Closed Block.

         Mutual of New York also issued (and MONY Life and its subsidiaries continue to issue) interest-sensitive and variable life policies with non-guaranteed elements such as interest crediting rates. These policies do not pay experience-based dividends and are not in the Closed Block. In addition, Mutual of New York sold a relatively small group of participating products that MONY Life no longer sells. These policies are not part of the Closed Block, either. They include Individual Medical Care and Disability Income policies, Module Ordinary Life Policies, Group Fixed and Variable Annuity policies and Individual Variable Annuity policies.

         MONY Life will continue to service policyholders with Closed Block policies through MONY Life agents and other distributors as well as centralized service centers. No new policies have been added to the Closed Block following Mutual of New York's demutualization and we expect the in force business to decline over time as policyholder benefits are paid in full. We also expect that the proportion of MONY Life's business represented by the Closed Block will decline as MONY Life's other businesses grow. MONY Life intends to maintain the Closed Block as required by the Plan of Reorganization until all policyholder benefits are paid in full.

         The following table sets forth in force data for MONY Life's Closed Block since demutualization in November 1998.

                                                Number of
                                                Policies
As of                                           In Force             Face Amount                    Reserve
-----                                           --------             -----------                    -------
December 31, 1998.........................       849,419           $35,568,332,798              $6,584,961,421
December 31, 1999.........................       790,745           $33,126,722,630              $6,644,656,233
December 31, 2000.........................       739,812           $30,937,200,287              $6,703,309,623
December 31, 2001.........................       696,557           $29,144,548,563              $6,751,237,080

         Description of the Closed Block Policies

         Policies in the Closed Block include traditional participating individual, joint and Last Survivor Whole Life insurance policies, individual term life insurance policies and individual retirement annuity contracts that are currently paying or are expected to pay policy dividends based on experience or that currently pay no dividends only because they are in extended term insurance status, along with all supplementary benefits and riders attached to these policies.

         Approximately 96.9% of the Closed Block liabilities are associated with traditional participating individual single life products (including whole life, endowment, limited payment, insurance with modified premium or benefit patterns, fully paid-up and reduced paid-up insurance). The balance is made up of term, joint and Last Survivor Whole Life policies.

         Mutual of New York's traditional whole life insurance policies typically included the following features:

         . Premiums were fixed in advance at issue and may be payable for life or for a more limited period of time (such as for a certain number of years or to a certain age). The pattern of scheduled premiums may change over time-for example, premiums may be lower in the first 3 or 5 years of a policy. For most policies, the policy owner has the option of paying premiums annually, semi-annually, quarterly or monthly.

         . Premiums for life insurance policies in the Closed Block vary by the insured's age when the policy was issued. They may also vary by sex, smoking habits, occupational or medical underwriting class, policy size, and other factors. In general, premium-rating structures have become more sophisticated over the years, with the introduction of distinct rates for smokers versus non-smokers and lower rates for policyholders who meet select underwriting criteria.

         . Most whole life policies in the Closed Block have level death benefits. However, there are some plans, such as certain policies on the lives of juveniles and certain policies offered in the business market, for which guaranteed death benefits may increase or decrease at specific policy durations.

         . Traditional whole life insurance policies develop guaranteed cash surrender values over time. The basis for computing these guaranteed cash values is described in the policy. Unlike most of today's interest sensitive or variable life policies, these policies do not include explicit surrender charges assessed against their cash values if they are terminated before the death of the policyholder.

         . Most of Mutual of New York's whole life insurance policies begin to provide policyholder dividends on the policy anniversary after the second policy year. These dividends are based on the emerging experience of the relevant class of policies.

         . Under most policies, dividends may be taken in cash, used to reduce a current premium payment, used to provide paid up additional insurance, left to accumulate interest or used to purchase one-year term insurance up to a specified amount.

         . Ordinary life policies generally contain loan provisions, which allow the policyholder to borrow against the accumulated cash values in the policy. Depending on the type of policy and when it was issued, policyholder loans may be charged a fixed interest rate or a variable interest rate. In some cases, the existence of a loan also affects the amount of a policy's dividends.

         . Policies also contain "non forfeiture" options. The policyholder may surrender the policy for its cash value; may elect to use the cash value to provide reduced paid up life insurance; or, in most cases, may use the policy cash value to purchase term insurance as discussed below for the then-current death benefit of the policy (extended term insurance).

         . When the premium-paying period for a policy has ended, the policy becomes fully paid up by its terms.

         . If a policyholder fails to make scheduled premium payments in a timely manner, the policy lapses. If the policy does not contain any positive net cash value (after taking into account any policyholder loans) at the time of lapse the policy no longer has value and insurance coverage ceases. However, if the policy does have positive net cash value, then the contract typically provides that the policy enters extended term insurance status, where the policy's cash value is used to purchase term insurance for the then-current death benefit. For certain policies issued on the lives of insureds with certain medical, lifestyle or occupational conditions indicating an increased likelihood of early death, the contract may require that the policy's cash value be used to purchase reduced paid-up life insurance instead of extended term insurance.

         The owners of traditional whole life policies often have a right to purchase supplementary benefits or term insurance riders for an additional premium. The most common forms of supplementary benefits are waiver of premium, which provides that premiums on the policy will be waived if the insured becomes disabled before a certain age (typically, age 60 with a more limited benefit if disability occurs between ages 60 and 65) and various kinds of accidental death or dismemberment coverage that pay additional benefits if the insured dies accidentally or loses eyesight or limbs in an accident. Life insurers generally consider these benefits "non participating" in that incremental dividends are not usually paid to policyholders with these benefits. For most policy forms, gains or losses for supplementary benefits are considered in the calculation of the aggregate amount of dividends that can be paid to all participating life insurance policyholders.

         Most traditional whole life insurance policies cover only one life. However, the Closed Block also contains a few remaining joint whole life policies, which pay a death benefit when the first of two insureds dies, and 1,778 Last Survivor Whole Life policies, which pay a death benefit upon the death of the second of two insured lives. Mutual of New York also issued "family policies," which provided whole life insurance coverage on the primary insured, and term insurance coverage on the spouse and the couple's dependent children.

         Endowment policies typically provide life insurance coverage until a certain age (such as 65 or 85). At that point, the policy matures for a guaranteed cash value equal to the policy's original face amount. Income endowment policies were designed to mature at a specified age for a cash value that, when reinvested, would provide a certain amount of annuity income for the remainder of the insured's life.

         The following table shows the most common types of policies included in the Closed Block. These policy types represent 99.5% of the policies in the Closed Block, by amount of statutory base policy reserves.

                Common Types of Policies in the Closed Block/(1)/

                                      In Force as of December 31, 1997           In Force as of December 31, 2001
                                 -----------------------------------------   ---------------------------------------
                                   Number                                     Number
                                     of                         Statutory       of                        Statutory
          Policy type             Policies     Face Amount      Reserves     Policies    Face Amount      Reserves
          -----------            ---------    -------------    -----------   ---------   -------------   -----------
Limited Payment Life
Whole Life, premiums payable
   for 20 or 30 years.......       1,776     $    19,572,395  $    9,183,059       438        5,110,338     $2,556,196

Yearly Renewable Term

Renewable every 5 years or
   annually to age 70, 80 or
   100......................       1,828         108,079,890         568,401     1,222       71,549,772        452,656

Paid-Up Endowments

Includes reduced paid up and
   paid up by terms.........       1,950           6,216,034       5,824,281     1,544        5,361,762      5,478,498

Whole Life

Premiums and benefits to age
   96 in the case of policies
   issued prior to 1948 and to
   age 100 for all others...     517,666      25,008,046,674   3,105,682,527   400,340   18,917,601,936  3,404,310,715

Payroll Deduction Whole Life

Whole life sold in the payroll
   deduction Market.........       7,555         249,979,035       4,976,080     3,990      142,263,872      9,067,830

Consumer Price Index

   Whole Life

Whole life with provision to
   purchase annual increases
   in coverage relative to
   increases in the consumer
   price index..............       4,031          99,935,415      25,988,290     3,209       82,425,257     26,551,490

Endowments

Maturity periods include 20
   and 30 years and ages 60,
   65, 85
   and 90...................       9,825         102,741,209      52,579,651     6,891       78,500,374     44,032,450

Life at 95

Whole life, premiums payable
   to age 95                      30,561         377,134,535     115,843,736    24,493      285,200,079    101,641,054

3 Year Modified Premium Whole
   Life

Whole life with premium in the
   first three years about 85%
   of the ultimate premium..      37,421         503,427,479     207,549,096    29,802      394,233,530    181,079,208

Life at 85

Whole life, premiums payable
   to age 85................      27,176         662,479,508     272,650,278    19,171      493,138,935    234,188,675

Extended Term Insurance

Policies in force under the
   extended term
   non-forfeiture option....      43,432         464,313,866      37,828,164    31,023      394,309,640     35,118,617

Family Plan

Whole life coverage on primary
   insured; term insurance
   coverage on spouse and
   children.................       7,183          50,779,828      25,291,454     5,734       36,410,627     21,844,459

Life at 65

Whole life, premiums payable
   to age 65................      19,220         366,974,981      96,194,341    14,325      276,942,710     85,236,432

                Common Types of Policies in the Closed Block(1)

                                      In Force as of December 31, 1997           In Force as of December 31, 2001
                                 -----------------------------------------   ---------------------------------------
                                   Number                                     Number
                                     of                         Statutory       of                        Statutory
          Policy type             Policies     Face Amount      Reserves     Policies    Face Amount      Reserves
          -----------            ---------    -------------    -----------   ---------   -------------   -----------
Whole Life with Increasing
   Premiums
Whole life with premiums
   increasing annually for
   either 10 or 20 years....       8,930         216,250,447    73,779,258      7,137      165,297,559     67,635,972

Junior Expander

Juvenile whole life with face
   amounts which increase
   annually until age 21....      13,066         114,712,946    35,312,966     10,252      106,736,469     32,865,384

Juvenile Life and Endowment

Whole life and endowments
   issued to children from
   birth to
   age 9....................       2,310           3,271,665     2,063,449      1,970        2,591,532      1,664,931

Keyman Life

Whole life with decrease in guaranteed death benefit after 3 years; dividends used to purchase one year term and dividend additions
   to restore death Benefit.      25,868         228,189,999    96,690,844     20,846      177,547,401     85,721,731

Life at 60

Whole life, premiums payable
   to age 60................         129             457,579       290,485         48          201,079        131,724

Life at 80

Whole life, premiums payable
   to age 80................         451           5,774,103     2,371,558        338        4,880,574      2,270,590

Life at 90

Whole life, premiums payable
   to age 90................      17,815       2,387,964,149   244,335,700     13,925    1,757,742,573    280,647,413

4 Year Modified Life

Whole life with premium in the
   first four years about 90%
   of the ultimate premium..         141          52,553,063     1,432,818        120       44,153,790      6,404,612

5 Year Modified Life

Whole life with premium in the
   first five years about 60%
   of the ultimate premium..       3,454          24,718,770    17,188,768      2,558       18,138,248     13,459,708

Other Term

Includes straight-line
   decreasing term, mortgage
   protection, and level term
   to age 65................         598          10,075,565       101,889        250        4,500,405         54,722

Paid-Up Life

Includes reduced paid up and
   paid up by terms and growth
   option riders............     102,085       1,316,999,550   540,180,980     83,292    1,202,359,370    524,856,338

                Common Types of Policies in the Closed Block/(1)/

                                      In Force as of December 31, 1997           In Force as of December 31, 2001
                                 -----------------------------------------   ---------------------------------------
                                   Number                                     Number
                                     of                         Statutory       of                        Statutory
          Policy type             Policies     Face Amount      Reserves     Policies    Face Amount      Reserves
          -----------            -------     --------------- --------------  -------  ---------------  --------------
Preferred Risk Modified Life
Whole life issued to
   applicants which met higher
   underwriting standards.
   Premium in the first three
   years about 85% of the
   ultimate premium.........      13,213         100,998,832     78,481,715    9,223       70,067,536      57,451,275

Retirement Endowments

Maturity periods include ages
   55, 60, 62, 65 and 70....       1,827          17,148,241     16,181,038    1,147       11,188,624      10,888,656

Last Survivor Whole Life

Second to die whole life policy    2,113       1,276,222,581    112,383,801    1,778    1,011,203,568     162,093,240
                                 -------     --------------- --------------  -------  ---------------  --------------
Total.......................     901,624     $33,775,018,339 $5,180,954,627  695,066  $25,759,657,560  $5,251,820,660
                                 =======     =============== ==============  =======  ===============  ==============

---------------------
/(1)/ Includes base policy face amounts and reserves only. Excludes: Waiver of Premium Reserves, Accidental Death Benefit Reserves, Disabled Lives Reserves, Deficiency Reserves, Excess Cash Value Reserves, dividend additions, and One-Year Term Insurance.

         The following table shows the distribution of the life policies in the Closed Block by year of issue, as of December 31, 1997 and December 31, 2001.

                      Policies in the Closed Block/(1)/
                            By Year of Issue

                                   As of December 31, 1997                         As of December 31, 2001
                        ---------------------------------------------   ---------------------------------------------
                        Number of                                       Number of
      Issue Year         Policies     Face Amount         Reserves       Policies     Face Amount        Reserves
------------------     -----------  --------------      -------------   ----------  ---------------   ---------------

Prior to 1922.....            49           $92,500           $229,025           0               $0                $0
1922 to 1926......           921         1,684,271          1,564,307         322          613,341           582,071
1927 to 1931......         4,386         7,855,304          7,059,362       2,064        3,499,007         3,227,449
1932 to 1936......         6,187        10,261,727          8,844,953       3,591        5,760,717         5,148,504
1937 to 1941......        12,402        22,270,898         17,746,226       8,245       14,111,219        11,609,228
1942 to 1946......         7,271        27,376,712         21,716,633       4,594       16,111,354        13,299,825
1947 to 1951......        13,474        70,095,446         53,896,432       9,381       48,330,210        39,062,465
1951 to 1956......        23,445       146,577,252        103,406,538      17,196      107,245,053        80,207,341
1957 to 1961......        43,227       324,479,289        206,997,655      33,354      243,087,669       168,429,785
1962 to 1966......        52,459       481,093,497        272,788,778      41,605      370,912,310       231,645,697
1967 to 1971......        61,635       662,773,813        311,651,229      48,997      510,268,006       272,613,650
1972 to 1976......        68,610       970,882,789        388,913,425      54,329      746,756,174       349,115,490
1977 to 1981......        76,143     1,867,453,259        543,282,494      59,415    1,454,267,274       515,349,118
1982 to 1986......       117,373     5,300,132,542        963,660,655      93,353    4,099,820,667     1,001,067,964
1987 to 1991......       169,542    12,974,581,197      1,328,635,349     130,650    9,669,625,005     1,524,038,818
1992 to 1996......        85,539     7,914,009,104        283,332,342      61,050    5,500,461,653       454,446,165
1997 to 2001......         9,425       899,888,022          6,611,731       9,283      957,719,500        47,855,129
                         -------    --------------     --------------     -------   --------------    --------------
Total.............       752,088    $31,681,507,622    $4,520,337,134     577,429   $23,748,589,159   $4,717,698,699
                         =======    ===============    ==============     =======   ===============   ==============

----------------------
(1) Excludes all paid-up policies and riders, Last Survivor Whole Life, dividend additions and one year term insurance, and all reserves other than base policy/rider reserves and excess cash value reserves.

         The distribution of attained ages for Closed Block policyholders with life policies in the Closed Block as of December 31, 2001 is shown in the following table:

                                                   Closed Block/(1)/
                                                   By Attained Age
                                               As of December 31, 2001

             Attained Age                   Number of Policies            Face Amount                Reserves
             ------------                   ------------------            -----------                --------
0 through 4.....................                     426                   $27,527,519                   $200,034
5 through 9.....................                   3,563                   223,387,172                  3,205,055
10 through 14...................                   9,606                   467,852,733                 11,413,012
15 through 19...................                  13,377                   509,885,866                 21,706,421
20 through 24...................                  16,488                   529,755,492                 32,687,123
25 through 29...................                  17,017                   595,022,823                 38,458,952
30 through 34...................                  23,250                 1,083,816,453                 70,706,909
35 through 39...................                  33,008                 1,963,442,757                156,777,359
40 through 44...................                  46,866                 3,055,786,452                323,074,245
45 through 49...................                  59,190                 3,587,825,074                505,890,170
50 through 54...................                  70,857                 3,624,029,863                677,013,239
55 through 59...................                  65,067                 2,799,167,694                675,884,397
60 through 64...................                  57,340                 1,910,575,731                587,644,791
65 through 69...................                  47,606                 1,354,327,896                512,552,691
70 through 74...................                  42,562                   980,086,167                457,265,287
75 through 79...................                  34,093                   587,424,558                329,397,114
80 through 84...................                  23,344                   322,160,960                215,072,701
85 through 89...................                   9,918                   102,907,722                 77,887,237
90 through 94...................                   3,528                    21,130,715                 18,530,470
95 through 100..................                     323                      2,475,512                 2,331,492
                                                 -------               ----------------            --------------
Total...........................                 577,429               $23,748,589,159             $4,717,698,699
                                                 =======               ===============             ==============

/(1)/ Excludes all paid-up policies and riders, Last Survivor Whole Life, dividend additions and one year term insurance, and all reserves other than base policy/rider reserves and excess cash value reserves.

         The following table shows the geographic distribution of life policies:

                      Policies in the Closed Block/(1)/
                        By Geographic Distribution
                          As of December 31, 2001

                  State                          Number of Policies                   Face Amount
                  -----                          ------------------                   -----------
Alabama............................                     10,025                        $424,921,552
Alaska.............................                      3,671                         211,230,350
Arkansas                                                 3,050                         108,562,650
Arizona............................                      6,984                         225,857,594
California.........................                     38,981                       1,572,552,142
Colorado...........................                      7,190                         217,257,865
Connecticut........................                      5,830                         260,285,091
District of Columbia...............                        923                          54,295,896
Delaware...........................                      1,811                          64,639,901
Florida............................                     26,078                       1,024,988,578
Georgia............................                     15,291                         621,181,901
Hawaii.............................                      2,613                         142,569,203
Idaho..............................                      9,878                         504,181,905
Illinois...........................                     32,038                       1,870,225,840
Indiana............................                     11,005                         368,221,864
Iowa...............................                     10,314                         208,725,759
Kansas.............................                      6,954                         262,571,951
Kentucky...........................                      8,559                         390,237,287
Louisiana..........................                     10,186                         409,883,461
Maine..............................                      3,641                         107,096,462
Maryland...........................                     18,436                         728,961,868
Massachusetts......................                     12,572                         498,671,953
Michigan...........................                     13,787                         337,910,207
Minnesota..........................                      7,277                         242,629,530
Mississippi........................                      8,512                         376,882,126
Missouri...........................                      7,890                         256,183,883
Montana............................                      4,341                         115,502,616
Nebraska...........................                      2,239                          48,202,365
Nevada.............................                      2,663                          94,330,081
New Hampshire......................                      3,080                          90,315,901
New Jersey.........................                     18,006                         888,130,503
New Mexico.........................                      4,298                         223,807,820
New York...........................                     61,903                       3,277,161,962
North Carolina.....................                     15,694                         599,561,311
North Dakota.......................                        841                          17,594,429
Ohio...............................                     26,958                         761,893,740
Oklahoma...........................                      6,191                         223,095,215
Oregon.............................                      8,664                         464,199,462
Pennsylvania.......................                     37,913                       1,362,230,668
Rhode Island.......................                      1,340                          41,576,415
South Carolina.....................                      5,417                         150,536,913
South Dakota.......................                      1,116                          28,985,914
Tennessee..........................                      8,484                         304,181,369
Texas..............................                     31,815                       1,562,339,538
Utah...............................                      4,579                         283,771,902
Vermont............................                      3,192                         101,369,932
Virginia...........................                     16,784                         634,419,981
Washington.........................                     11,204                         351,028,479

                      Policies in the Closed Block/(1)/
                        By Geographic Distribution
                          As of December 31, 2001

                  State                          Number of Policies                   Face Amount
                  -----                          ------------------                   -----------
West Virginia......................                      2,241                          72,809,143
Wisconsin..........................                     10,321                         297,210,138
Wyoming............................                      1,116                          31,866,957
Puerto Rico........................                        848                          76,947,694
Guam...............................                         55                           2,179,100
Virgin Islands.....................                        132                          14,451,114
Special Military...................                      1,048                          53,997,039
Canada.............................                        305                          11,721,008
Other Foreign......................                      1,145                          72,443,631
                                                       -------                     ---------------
Total..............................                    577,429                     $23,748,589,159
                                                       =======                     ===============

--------------------
/(1)/ Excludes all Paid-Up policies and riders, Last Survivor Whole Life, dividend additions and one year term insurance.

         Other Closed Block Policies

         The Closed Block also contains a small number of retirement annuities. These retirement annuities include 2,562 policies representing 0.3% of Closed Block reserves. These are deferred annuities, which require regular premiums, or deposits, from the insured. Dividends are generally either paid in cash or used to purchase additions. The accumulated cash value of the contract can be used to purchase an annuity benefit at rates guaranteed in the contract.

         Mortality and Persistency Characteristics of Closed Block Policies

         MONY Life typically conducts studies of mortality and persistency experience each year as part of the dividend determination process for participating policies. MONY Life primarily measures its mortality experience compared to industry mortality tables.

         Mutual of New York used its own mortality experience to set the mortality rates for various categories of business included in the Closed Block. The Closed Block was funded using mortality assumptions based on the combined experience from five study years (policy years ending in 1992 through 1996).

         MONY Life has used more recent experience in determining dividend scales subsequent to its demutualization in November of 1998. For example, changes to the mortality component of the 2002 dividend scale as described below in "Recent Policyholder Dividend History" reflect changes in mortality experience from the period underlying the initial funding to the combined experience of calendar years 1996-2000.

         To put this experience in perspective, based on MONY Life's traditional participating business in the Closed Block, the following table shows ratios of MONY Life death claims to the claims that would have been expected based on the 1975-80 Basic Tables for traditional-premium paying life policies issued on a standard or preferred (smoker or non-smoker) basis. The 1975-80 Basic Tables are mortality tables based on industry-wide experience and compiled by the Society of Actuaries, and are often used as a basis for monitoring mortality trends.

             Year of experience/(1)/                2001          2000        1999       1998       1997      1996
             ---------------------                  ----          ----        ----       ----       ----      ----
First 15 years............................           62%          79%          59%        60%        59%       59%
After 15 years............................           70%          65%          76%        71%        77%       76%
     Total................................           67%          70%          70%        66%        69%       68%

------------------
/(1)/ Consistent with industry practice, MONY Life's mortality studies exclude the following categories of business: Joint and Last Survivor Whole Life policies, policies issued as a result of a term conversion or purchase option rider election, policies issued with a substandard rating, facultatively reinsured policies, and policies in force under reduced paid-up or extended term nonforfeiture options.

         The following table shows historical lapse rates for MONY Life's permanent Closed Block life insurance line of business. Lapse rates are given for policy durations 1-5, 6-10, 11-15 and in the ultimate period (durations 16 and later).

      Historical Lapse Rates for MONY Life's Permanent Closed Block Life
                          Insurance Business/(1)/
                   Lapse Rates Based on Face Amount/(2)/

                                          Durations
Policy Year        1-5          6-10        11-15        Ultimate        Total
    2000          7.42%        7.76%        6.35%         4.74%          6.41%
    2001          6.46%        7.33%        5.61%         4.32%          5.62%

----------------------
/(1)/ In 2000 MONY switched from analysis of lapse rates by duration measured between policy anniversaries in successive calendar years to analysis of lapse rates based on lapses occurring within a given calendar year. Years 2000 and 2001 are shown on the new basis.

/(2)/ The lapse rates in this table are based only on Closed Block life insurance business, but excluding the very small portion of Closed
      Block life insurance business that is from term (i.e., non-permanent) products. The lapse rates are based on face amounts from the base policy and permanent insurance riders. They exclude face amounts associated with dividend additions, dividend deposits and one-year term insurance.

         The lapse assumption used in the Closed Block funding was based on the combined experience from two study years (policy years ending in 1995 and 1996). Although lapse assumptions are not a direct component in the calculation of the dividend payable to specific policies (as are interest, mortality, and expenses), lapse assumptions are an important element of the projection of in force business to assure that the ratio of assets to liabilities will remain consistent with the projections established in the initial funding of the Closed Block. MONY Life used lapse rates for 1998, 1999, and 2000 in the development of the 2002 dividend scale.

         Lapse rates tend to vary by face amount of insurance, by policy type, and by policy duration. Generally, lapses are relatively high in the first several policy years and gradually decrease with increasing duration.

         The following table shows historical MONY Life policy loan utilization rates for Closed Block policies for the period 1988 to 2000. Available Cash Value includes the cash value of the base policy, dividend additions, growth option rider and any dividend deposits. The decline in policy loan utilization rates in more recent years is primarily due to the increasing proportion of business with variable (rather than fixed) policy loan rates.

   Policy Loan Utilization Rates for Closed Block Life Insurance Business(1)

At End of Year     Outstanding Loans      Available Cash Value(2)         Rate

     1988           $1,316,681,000            $4,068,388,000             32.40%
     1989            1,283,528,000             4,257,301,000              30.10
     1990            1,251,925,000             4,609,135,000              27.20
     1991            1,295,190,000             4,719,423,000              27.40
     1992            1,227,818,000             4,902,544,000              25.00
     1993            1,207,885,000             5,118,998,000              23.60
     1994            1,183,870,000             5,330,650,000              22.20
     1995            1,174,529,000             5,532,866,000              21.20
     1996            1,183,490,000             5,748,315,000              20.60
     1997            1,194,840,000             5,968,264,000              20.00
     1998            1,208,164,000             6,174,341,000              19.60
     1999            1,199,065,000             6,297,881,000              19.00
     2000            1,183,772,000             6,398,187,000              18.50
     2001            1,144,158,000             6,495,150,000              17.60

--------------------
/(1)/ Outstanding Loans and Available Cash Values include Closed Block policies only.

/(2)/ Available Cash Value includes the cash value of the base policy, dividend additions, growth option rider and any dividend deposits.

         Reserves

         MONY Life establishes insurance reserves in accordance with Statutory Accounting Practices as described in Note 13 to the Statutory Accounting Practices Financial Statements of MONY Life included in this prospectus.

         Reinsurance

         MONY Life utilizes a variety of indemnity reinsurance agreements with third-party reinsurers to control its loss exposure with respect to policies in the Closed Block. MONY Life's retention limits were $1 million from October 1, 1972 through May 31, 1984, $3 million from June 1, 1984 through March 31, 1996, and $4 million ($6 million for last survivor whole life products) from April 1, 1996 to date.

         As of December 31, 2001, liabilities ceded through MONY Life's automatic and facultative reinsurance programs in the Closed Block are $14.5 million. In addition, MONY Life has entered into coinsurance agreements related to a portion of its extended term insurance and paid-up life insurance policies. As of December 31, 2001, liabilities ceded under these contracts are $79.9 million.

         Policyholder Dividend Philosophy

         Since the demutualization, MONY Life has operated with a dividend philosophy of paying policyholder dividends on the Closed Block policies as appropriate over time to reflect the underlying experience of the Closed Block. MONY Life also considers the objective of managing aggregate dividends so as to exhaust Closed Block assets when the last Closed Block policy terminates. The reason for this objective is to avoid an outcome where the relatively few last surviving owners of Closed Block policies receive dividends that are substantially higher or substantially lower than those previously received by other owners of Closed Block policies. Although the Closed Block is designed to provide for policyholders' reasonable dividend expectations, no particular dividend scale is guaranteed.

         The dividends to be distributed to holders of Closed Block policies are intended to reflect the actual experience of the Closed Block. In addition, MONY Life has covenanted to use reasonable efforts to ensure that cash flows from the Surplus and Related Assets will not be necessary to fund the cash flows required by the Closed Block liabilities, which include declared but unpaid policyholder dividends. Notwithstanding the foregoing, the board of directors of MONY Life retains the discretion to pay higher policyholder dividends than is supported by experience and to use Surplus and Related Assets to pay declared policyholder dividends. These payments may reduce the cash flows available to us for payment of the notes. The payments, however, would constitute an event of default under the notes.

         MONY Life manages the dividend scales primarily through analysis of the ratio of assets to liabilities in the Closed Block and analysis of projected results of operations for the Closed Block. When the Closed Block was originally funded, assets were allocated to the Closed Block such that if the experience underlying the 1998 dividend scale continued, the assets would be sufficient to continue the 1998 dividend scale and pay all policy benefits until the expiration of the Closed Block. The level of assets in the Closed Block was initially substantially lower than the liabilities in the Closed Block because, among other reasons, commissions and maintenance expenses are not paid from the Closed Block and statutory reserve assumptions are conservative. As the Closed Block ages, the ratio of assets to liabilities in the Closed Block increases, so that, at the expiration of the Closed Block, the assets will equal the liabilities.

         The planned progression of this ratio of assets to liabilities was determined at the time the Closed Block was established. This planned progression of ratio of assets to liabilities is referred to as the "glide path." The glide path is used for managing dividend scales. If actual experience is more favorable than assumed in establishing the Closed Block, the ratio of assets to liabilities would be greater than the glide path predicted for that point in time. In this scenario, MONY Life would consider increasing the dividend scales to realign with the glide path. Likewise, if actual experience is less favorable than assumed in establishing the Closed Block, MONY Life would consider reducing the dividend scales to realign with the glide path.

         Recent Policyholder Dividend History

         On December 6, 2001, MONY Life's board of directors reduced aggregate dividend amounts on Closed Block policies by approximately 10% from the prior year's levels. MONY Life currently expects that Closed Block dividends for 2002 will be approximately $23 million less than if the 2001 dividend scales had been maintained. This dividend reduction was primarily attributable to declines in the interest rate environment for fixed income assets. The dividend reduction also reflected moderate declines in persistency experience (meaning that the lapse rate had increased), offset by improvements in mortality experience that have emerged since the Closed Block was originally funded on December 31, 1997.

         The decision to reduce the dividends for 2002 was based on a comparison of the glide path to the ratio of assets to liabilities in the Closed Block at that time. MONY Life believes that the reduction in the 2002 dividend scale has realigned projected experience with the experience underlying the glide path. The following chart compares the glide path established at the time of Mutual of New York's demutualization to the actual results of the Closed Block from the time of demutualization.



                                                 Closed Block Experience
                                               December 31,    December 31,       December 31,       December 31,
                                                   1998           1999               2000               2001
                                               ------------    ------------       ------------       ------------
                                                                          ($ in millions)
Glide path/(1)/
    Assets...............................      $  5,353.5        $  5,564.3         $  5,743.6         $  5,895.8
    Liabilities..........................         7,016.5           7,175.6            7,305.9            7,410.9
                                               ----------        ----------         ----------         ----------
    Deficit..............................         1,663.0           1,611.3            1,562.3            1,515.1
                                               ----------        ----------         ----------         ----------
    Asset/Liability ratio................           76.30%            77.54%             78.62%             79.56%
                                               ----------        ----------         ----------         ----------
Actual results/(2)/
    Assets...............................      $  5,357.4        $  5,500.8         $  5,623.0         $  5,744.1
    Liabilities..........................         6,998.6           7,090.8            7,157.1            7,197.9
                                               ----------        ----------         ----------         ----------
    Deficit..............................         1,641.2           1,590.0            1,534.1            1,453.8
                                               ----------        ----------         ----------         ----------
    Asset/Liability ratio................           76.55%            77.58%             78.57%             79.80%
                                               ----------        ----------         ----------         ----------


--------------------
/(1)/ As established at the date of demutualization.

/(2)/ Adjusted for items not included in original funding, such as modeling reserve differences, deficiency reserves, post demutualization valuation changes, policy loan interest due or accrued, and various other payables and receivables. Also adjusted for tax savings strategies that were not reflected in the original funding. These results reflect the reduction in the 2002 dividend scale.

         We have made several adjustments to the actual results in order to provide a comparison to the glide path results on a consistent basis. The glide path model did not anticipate the valuation changes that have occurred since demutualization. In 1999, MONY Life implemented a new reserve system that caused the Closed Block reserves to decrease by approximately $20 million. This reserve decline was due to the fact that the new reserve system calculates exact values, whereas the old reserve system calculates rounded values. Also, in 2001, MONY Life implemented a change in the calculation of reserves for a certain block of Closed Block policies that resulted in a decrease in reserves of approximately $11 million. Therefore, in order to compare actual results to the glide path on a consistent basis, the liabilities have been adjusted to remove the impact of these reserve changes. Furthermore, since the glide path model did not include deficiency reserves, these reserves have been excluded from the liabilities when comparing actual results to the glide path.

         The glide path model assumes that policy loan interest is received on the policy anniversary and does not establish an asset for accrued policy loan interest. However, in practice, MONY Life establishes an accrual for policy loan interest. Therefore, in order to compare actual results to the glide path on a consistent basis, the accrued policy loan interest has been excluded from the assets. Likewise, since the glide path model did not project any interest-related gains and losses, the unamortized interest related gains and losses have been excluded from the assets when comparing actual results to the glide path. Furthermore, since the glide path model did not reflect the impact of Codified Statutory Accounting Practices, which decreased Closed Block assets in 2001 by $29 million, the assets have been adjusted to remove the impact of Codified Statutory Accounting Practices. In 2001, MONY Life implemented a tax savings strategy through a change in the tax reserve calculation that resulted in a decrease in taxes of $3.5 million. Therefore, for comparison purposes, assets have been adjusted to remove the impact of this tax savings strategy.

         There were differences between the actual and modeled values of assets and liabilities at the start of the glide path projection. Therefore, in order to compare actual results to the glide path on a consistent basis, the actual results have been adjusted for these modeling differences.

         Several other adjustments have been made to the actual results to compare them to the glide path. However, the remaining adjustments were made to both assets and liabilities and therefore have a smaller impact on the ratio of assets to liabilities.

         The indenture pursuant to which the notes are issued contemplates adjustments, in conformity with the foregoing adjustments, with respect to the determination of Closed Block Business Surplus (as defined in the indenture) for purposes of the allocation of dividends from MONY Life between the Closed Block Business and the Ongoing Businesses. See "Description of the Notes-Dividend Allocation" and "--Maximum Dividend Amount".

         The following chart provides a breakdown of the adjustments made to assets and liabilities during 2000 and 2001:

            Detail of Adjustments made to Assets and Liabilities
                   to Compare Results to the Glide path



                                                      December 31,     December 31,    December 31,     December 31,
                                                          1998             1999            2000             2001
                                                      ------------     ------------    ------------     ------------
Reported Assets.............................             $5,490           $5,635           $5,719           $5,835
Reported Liabilities:.......................             $7,080           $7,144           $7,173           $7,218
Adjustments:
     Exclude From Liabilities:
         Deficiency Reserves................                 22               18               16               14
         Non-deduction Reserves.............                  5               --               --               --
                                                         ------           ------           ------           ------
              Subtotal......................                 27               18               16               14
                                                         ------           ------           ------           ------
     Add to Liabilities:
         Reserve System Change..............                 --               20               20               20
         Reserve Destrengthening............                 --               --               --               11
         Glide path Modeling Differences....                 34               32               30               29
                                                         ------           ------           ------           ------
              Subtotal......................                 34               52               50               60
                                                         ------           ------           ------           ------
     Exclude From Assets:
         Interest Related Capital Gains.....                 10               12                8               14
         Policy Loan Interest Due & Accrued.                 36               36               38               37
         Tax Adjustments....................                 --               --               --                4
                                                         ------           ------           ------           ------
              Subtotal......................                 46               48               46               55
                                                         ------           ------           ------           ------
     Add to Assets:
         Codification Adjustment............                 --               --               --               29
         Glide path modeling differences....                  1                1                1                1
                                                         ------           ------           ------           ------
              Subtotal......................                  1                1                1               30
                                                         ------           ------           ------           ------
     Exclude From Both Assets and Liabilities:
         Claim Liability....................                 45               44               43               43
         Premiums in Advance................                  5                5                4                4
         FIT Due or accrued.................                 --                6               (4)             (12)
         Amts held for agents...............                  6               (2)               8                7
         Payable to parent..................                 20               13              (12)              (2)
         Funds Held under coinsurance.......                 (3)              (2)              (2)              (2)
         Payables for securities............                 --               10               --               15
         Policy Credits not modeled.........                 10               10               10               10
         Other..............................                  4                4                3                3
                                                         ------           ------           ------           ------
              Subtotal......................                 87               88               50               66
                                                         ------           ------           ------           ------

             Detail of Adjustments made to Assets and Liabilities
                   to Compare Results to the Glide path


                                                      December 31,     December 31,    December 31,     December 31,
                                                          1998             1999            2000             2001
                                                      ------------     ------------    ------------     ------------
Total Asset Adjustments:....................             $ (133)          $ (135)          $  (96)          $  (91)
                                                         ======           ======           ======           ======
Total Liability Adjustments:................             $  (81)          $  (53)          $  (16)          $  (20)
                                                         ======           ======           ======           ======
Adjusted Assets:............................             $5,357           $5,501           $5,623           $5,744
Adjusted Liabilities:.......................             $6,999           $7,091           $7,157           $7,198

         There were no changes to the dividend scale between 1999 and 2001.

         Closed Block Assets and Liabilities

         Upon demutualization, Mutual of New York allocated assets to the Closed Block in an amount which, together with anticipated revenue from Closed Block business, was reasonably expected to be sufficient to support the Closed Block business and to provide for the continuation of dividend scales payable in 1998, if the experience underlying the dividend scale continued. The Closed Block assets were established on the basis of December 31, 1997 financial statements. The Closed Block assets consist of:

         . those assets allocated to the Closed Block by MONY Life as of December 31, 1997,

         .   cash flows from those assets,

         .   assets resulting from the reinvestment of those cash flows,

         . net cash flows from the Closed Block policies including due premiums on the Closed Block policies and payment on policy loans,

         .   assets resulting from the investment of those cash flows, and

         .   accrued interest on any of the foregoing assets.

         Under the Plan of Reorganization, MONY Life cannot use the Closed Block assets for any purpose other than the payment of benefits on Closed Block policies (including policy dividends), certain taxes and assessments, without the prior approval of the Superintendent of Insurance of the State of New York.

         The Closed Block assets are assets of MONY Life and are subject to the same liabilities and the same priority of claims as MONY Life's general account assets in the event of MONY Life's rehabilitation or liquidation.

         Under the Plan of Reorganization for the demutualization, new investments acquired after the establishment of the Closed Block must be limited to fixed income securities and commercial and agricultural mortgages. At the time of acquisition, fixed income securities that are not short term securities must either have a rating of 1 to 3 from the National Association of Insurance Commissioners or be U.S. Government obligations. At the time of acquisition, short term securities must either have a rating of 1 from the National Association of Insurance Commissioners or be U.S. Government obligations or be rated A-1, A-2, P-1 or P-2 or the comparable rating by a nationally recognized rating agency. However, short term securities that are rated A-2 or P-2 or the comparable rating by a nationally recognized rating agency must have a final maturity at purchase of no more than 35 days. Mortgages must have an average debt service coverage (for all such mortgages added in a particular year) of at least 1.20.

         MONY Life will manage acquisitions of investment assets for the Closed Block with the objective of creating a portfolio of new investments with an average maturity at issue of at least 7 years and be composed of no more than 30% commercial mortgages and 20% bonds rated 3 by the National Association of Insurance Commissioners. Cash and short term securities will be managed with the objective of meeting the reasonable liquidity needs of the Closed Block. No new investments will be made in equity real estate or obligations rated below the National Association of Insurance Commissioners' categories described above, except to honor existing commitments to non-affiliates or as determined by MONY Life to be required to safeguard the value of investments previously allocated to the Closed Block. With prior approval from the Superintendent of Insurance of the State of New York, MONY Life may adopt changes to this investment policy.

         The following chart provides a breakdown of the Closed Block assets by asset type as of December 31, 1997 and December 31, 2001:

                             Closed Block Assets

                                                                                       As of
                                                                      ----------------------------------------
                                                                      December 31,                December 31,
                                                                          1997                        2001
                                                                      ------------------  --------------------
                                                                                    ($ in millions)
Bonds:
     National Association of Insurance Commissioners 1....             $  1,786.4                $   2,434.4
     National Association of Insurance Commissioners 2....                1,245.9                    1,133.9
     National Association of Insurance Commissioners 3....                   82.9                      176.7
     National Association of Insurance Commissioners 4....                   --                         22.8
     National Association of Insurance Commissioners 5....                   --                         12.5
     National Association of Insurance Commissioners 6....                   --                          0.6
                                                                          -------                    -------
         Subtotal:........................................                3,115.2                    3,780.9
                                                                          =======                    =======

Mortgages:
     Commercial/(1)/......................................                  503.8                      582.2
     Agricultural.........................................                  100.6                       39.7
                                                                       ----------                -----------
         Subtotal:........................................                  604.4                      621.9
                                                                       ----------                 ----------
Policy loans:.............................................                1,195.0                    1,144.3
Cash & short terms:.......................................                  109.2                       56.2
Other invested assets:....................................                   --                          6.0
Policy loan accrued interest:.............................                   36.2                       36.7
Net deferred and uncollected premiums:....................                  152.3                      105.8
Investment income due and accrued:........................                    0/(2)/                    83.5
                                                                       ----------                -----------
Total assets:                                                          $  5,212.3                $   5,835.3
                                                                       ==========                ===========

---------------------------------------
/(1)/ Includes residential loans.

/(2)/ Investment income due and accrued of $67.7 million as of December 31, 1997 is reflected in the various specific invested asset categories.

         Further details concerning the Closed Block assets are provided below in "Invested Assets-Statutory Basis."

         Liabilities arising under Closed Block policies are obligations of MONY Life, and MONY Life is obligated to pay guaranteed policyholder benefits and declared policyholder dividends on these policies in accordance with their terms from general account assets of MONY Life, including Surplus and Related Assets, should the Closed Block assets be insufficient to satisfy the claims.

         Regulatory Review of the Closed Block

         The operation of the Closed Block is subject to ongoing review by the Superintendent of Insurance of the State of New York. As required under the Plan of Reorganization, MONY Life provides to the Superintendent supplemental schedules for the Closed Block to its statutory annual statements, accompanied by an attestation report or the equivalent by independent public accountants. On an annual basis, MONY Life prepares for the Superintendent a report by independent public accountants on the results of certain procedures to test MONY Life's compliance with the Closed Block cash flow provisions of the Plan of Reorganization. Finally, every five years following the effective date of the demutualization, MONY Life will provide to the Superintendent a report of an independent actuary concerning the operations of the Closed Block.

         Termination of the Closed Block

         The Closed Block will continue in effect until either the last policy in the Closed Block terminates or the Closed Block is dissolved with prior approval of the Superintendent of Insurance of the State of New York. Under the indenture, MONY Life may not seek regulatory approval for the termination of the Closed Block without the consent of Ambac, which consent will not be unreasonably withheld. If the Closed Block is dissolved, MONY Life will remain responsible for paying all benefits and dividends on these policies, and the Closed Block assets will become part of MONY Life's general funds.

         Amendment of Terms of the Closed Block

         MONY Life may amend the terms of the Closed Block with the prior approval of the Superintendent of Insurance of the State of New York. However, no amendment can change the terms of the Closed Block in a manner that the Superintendent determines is materially disadvantageous to any policyholder, unless there is a further hearing or a vote.

         Transfer of the Closed Block

         The Plan of Reorganization provides that MONY Life may, with the prior written consent of the Superintendent of Insurance of the State of New York, enter into agreements to transfer to a third party all or any part of the risks under the Closed Block Policies.

         Initial Funding of the Closed Block

         In connection with the demutualization, Mutual of New York received an opinion of a qualified and independent actuary, Jesse M. Schwartz, F.S.A., M.A.A.A., of PricewaterhouseCoopers LLP, dated August 10, 1998, which states that the assets of MONY Life that were set aside as of January 1, 1998 (including subsequent adjustments) to establish the Closed Block, as set forth in Article VIII of the Plan of Reorganization (including the Closed Block Memorandum, which is a part of the Plan of Reorganization and is attached to this prospectus as Appendix B), are adequate because they are expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, are reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with the Closed Block policies, and to provide for the continuation of the dividend scale in effect for 1998 if the experience underlying such dividend scale continues, and for appropriate adjustments in such scale if the experience changes. The opinion notes that the Closed Block was funded on January 1, 1998 (including a final adjustment for 1998 new business), based on a calculation as of that date. The opinion rests on that calculation, which extends over the future life of all policies assigned to the Closed Block. A copy of this opinion is attached to this prospectus as Appendix A and is incorporated in this prospectus by reference. You should read this opinion in its entirety.

         PricewaterhouseCoopers LLP did not develop any analysis of the Surplus and Related Assets or other aspects of the Closed Block and did not analyze how the performance of the Closed Block would impact the timing or amount of payments of principal, interest and other amounts under the notes. PricewaterhouseCoopers LLP does not sponsor, endorse, offer or promote the notes, nor does it make any representation or warranty, express or implied, regarding the advisability of investing in the notes. PricewaterhouseCoopers LLP is not responsible for and has not participated in the determination of the structure or pricing of the notes. Furthermore, PricewaterhouseCoopers LLP has no obligation or liability in connection with the administration or trading, if any, of the notes. In addition, PricewaterhouseCoopers LLP makes no representation or warranty, express or implied, as to the timing or amount of payments available to holders of the notes.

         The approval of Mutual of New York's Plan of Reorganization by the Superintendent of Insurance of the State of New York included a finding that the amount of assets initially set aside to fund the Closed Block could reasonably be expected to be sufficient to support the Closed Block Business.

         Sensitivity Analysis of the Closed Block

         Milliman USA has prepared a report for MONY Life on its sensitivity analysis of the Closed Block. A copy of this report is attached to this prospectus as Appendix C and is incorporated in this prospectus by reference. Specifically, the report develops sensitivity projections of the Closed Block under ten specified scenarios as to future experience. MONY Life defined for Milliman USA the ten scenarios of future experience to be projected, along with possible dividend actions MONY Life might take in response to the experience projected under each scenario. MONY Life also provided the model and assumptions used to develop the initial funding of the Closed Block. Milliman USA developed projections of MONY Life's Closed Block, reflecting the initial funding model, scenarios and dividend actions provided by MONY Life. The sensitivity projections of the Closed Block run for thirty years from December 31, 1997, the date on which the initial funding of the Closed Block was determined by Mutual of New York. The projections do not reflect the actual experience of the Closed Block subsequent to December 31, 1997 and do not reflect any change in MONY Life's dividend scale since December 31, 1997. All dividend changes are measured against the 1998 dividend scales assigned in the initial funding of the Closed Block.

         Even though the projections do not reflect actual experience of the Closed Block, or changes in dividend scale, subsequent to December 31, 1997, we believe the analysis by Milliman USA is still useful for you to analyze the ability of MONY Life to offset changes in Closed Block experience with changes in policyholder dividends over the long term. In addition, we believe that the actual status of the Closed Block subsequent to December 31, 1997, as adjusted by the recent dividend reduction described above in "Recent Policyholder Dividend History," is substantially in line with the glide path. Of course, there can be no assurance in this regard or that MONY Life will be able to take dividend actions in the future sufficient to offset changes in Closed Block experience in the future.

         For the ten specified scenarios, Milliman USA developed projections of the Closed Block from the date of the initial funding of the Closed Block (December 31, 1997) and modeled changes in the dividend scale to reflect the changes in the assumed experience. The modeled changes in the dividend scale were based on direction from MONY Life as to how the dividend scales might be adjusted in the future if assumed experience emerged. Dividend scale changes were modeled to implement the following objectives of dividend scale management:

         (1) reflect emerging changes in the statutory surplus of the Closed Block as it relates to the surplus position under the glide path;

         (2) maintain stability of the dividend scale from one year to the next for Closed Block policies by not making changes in the dividend scale for modest deviations off the glide path; and

         (3) manage aggregate policyholder dividends so as to exhaust the Closed Block assets when the last Closed Block policy terminates while avoiding an outcome in which relatively few last surviving holders of Closed Block policies receive policyholder dividends that are substantially disproportionate (either higher or lower) to those previously received by other holders of Closed Block policies.

         Unless specified otherwise, all the assumptions in the sensitivity scenarios are the same as in the initial funding of the Closed Block. Those assumptions are described in MONY Life's Closed Block Memorandum which is included as Appendix B to this prospectus. The sensitivity scenarios incorporate certain changes in the assumptions from those assumed in the funding of the Closed Block and corresponding changes in the dividend scale to offset changes in assumptions. All of the sensitivity scenarios for the Closed Block are run for thirty years starting with the establishment of the Closed Block as of December 31, 1997, a duration that was selected to run beyond the term of the notes.

         According to the Milliman USA report, for each of the scenarios tested, the projections of the Closed Block indicate that the dividend scale can be managed to offset changes in experience over the thirty-year projection period. Under these scenarios and reflecting the possible dividend actions as defined by MONY Life, the Milliman USA report finds that the Closed Block has sufficient assets to pay all guaranteed benefits and remain on a path consistent with the glide path at the end of the thirty-year projection period. Under the projections on the initial funding basis, which assume a continuation of the 1998 dividend scales and a continuation of the experience underlying the 1998 dividend scales, the discounted value at the after-tax reinvestment rate of future policyholder dividends over the thirty year projection period is $3.2 billion ($2.1 billion on an after-tax basis, after reflecting the deductibility of policyholder dividends). Because dividends are not guaranteed, those future policyholder dividends can be reduced if experience of the Closed Block policies deteriorates.

         The analyses performed by Milliman USA and described in the report deal exclusively with the sensitivity of the Closed Block to various changes in experience. Milliman USA did not review the initial funding of the Closed Block and expresses no opinion on the adequacy of the initial Closed Block funding or the appropriateness of the assumptions used to fund the Closed Block. Milliman USA did not develop any analysis of the Surplus and Related Assets or other aspects of the Closed Block Business and did not analyze how the performance of the Closed Block would impact the timing or amount of payments of principal or interest under the notes. Projections that illustrate that the Closed Block will have sufficient assets to pay Closed Block guaranteed benefits and policyholder dividends under certain scenarios and given projected dividend actions do not provide any assurance as to the timing or amount of payments available to the holders of the notes. In addition, while the ten scenarios defined by MONY Life cover a wide range of possible future experience, these scenarios are not exhaustive and there is no guarantee that MONY Life will make the dividend changes assumed in the projections; therefore, there may be some scenarios of future experience under which the Closed Block may not have sufficient assets to pay all guaranteed benefits.

         The data and methodology with respect to the Closed Block, and the analyses, estimates and services provided by Milliman USA, are provided "as is" without warranty or guaranty of any kind. These analyses, estimates and services are provided for illustrative purposes only. They are not intended to provide, nor should they be interpreted as providing, any assurance as to the timing or amount of payments on the notes.

         Milliman USA does not sponsor, endorse, offer or promote the notes. It does not make any representation or warranty, express or implied, regarding the advisability of investing in the notes. Milliman USA is not responsible for and has not participated in the determination of the structure or pricing of the notes. Furthermore, Milliman USA has no obligation or liability in connection with the administration or trading, if any, of the notes. Milliman USA makes no representation or warranty, express or implied, as to the accuracy or completeness of the information set forth in this prospectus.

         You must possess significant expertise in areas relevant to the analyses, estimates and services provided in the Milliman USA report and the summary of the report to appreciate the significance of the assumptions made and the impact of these assumptions on the illustrated results. You should consult with professionals competent in the area of projections of the type included in the report, so as to understand properly the projection results.

         Ongoing Businesses

         MONY Life and its subsidiaries together provide life insurance, annuities, corporate-owned life insurance/bank-owned life insurance products, mutual funds, securities brokerage, asset management, and business and estate planning products and services. MONY Life and its subsidiaries distribute their products and services to individuals and institutional clients through: (i) MONY Life's career agency sales force and brokers of its securities broker-dealer and mutual fund subsidiaries (which we refer to as Proprietary Distribution) and
(ii) complementary distribution channels (which we refer to as Complementary Distribution), which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as MONY Life's corporate marketing team. MONY Life and its subsidiaries principally sell their products and services in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico, and currently insure or provide other financial services to more than one million people.

         MONY Life's direct and indirect wholly owned operating subsidiaries include:

         . MONY Life Insurance Company of America, an Arizona domiciled life insurance company, through which substantially all annuity and interest sensitive life business is written,

         . Enterprise Capital Management, a distributor of both proprietary and non-proprietary mutual funds,

         . U.S. Financial Life Insurance Company, an Ohio domiciled insurer, which underwrites specialty risk life insurance business,

         . MONY Securities Corporation, a registered securities broker-dealer and investment advisor whose products and services are distributed through MONY Life's career agency sales force,

         . Trusted Securities Advisors Corporation (which we refer to as Trusted Advisors), which distributes investment products and services through a network of independent certified public accountants,

         . MONY Brokerage, Inc., a licensed insurance broker, which principally provides MONY Life's career agency sales force with access to life, annuity, small group health, and specialty insurance products written by other insurance companies so that they can fully meet the insurance and investment needs of their clients, and

         . MONY Life Insurance Company of the Americas, Ltd., which provides life insurance, annuity and investment products to nationals of certain Latin American countries.

         In accordance with Statutory Accounting Practices, MONY Life accounts for its investments in its subsidiaries pursuant to the statutory equity method of accounting. Under the statutory equity method, MONY Life records the periodic financial results of its subsidiaries as an unrealized gain or loss directly in surplus. In accordance with Statutory Accounting Practices, MONY Life only recognizes income or loss from investments in its subsidiaries when it receives distributions from such subsidiaries in the form of dividends. Accordingly, MONY Life's ability to declare dividends to us may be adversely affected if dividends are not made to it by its subsidiaries. Since their inception, none of the principal operating subsidiaries of MONY Life discussed above have declared dividends. In addition, MONY Life's ability to declare dividends to us may be adversely affected to the extent it needs to contribute capital to its subsidiaries to support their operations. The majority of the Ongoing Businesses are conducted in the subsidiaries of MONY Life, as opposed to MONY Life itself.

         The following table presents the capital contributions made by MONY Life to its subsidiaries during each of the five years ended December 31, 2001.

                                                                For the Year Ended December 31,
                                               ---------------------------------------------------------------------
                                                2001           2000            1999            1998           1997
                                               ------         ------          ------          ------         -------
                                                                         ($ in millions)
MONY Life Subsidiaries:
     MONY Securities Corporation....           $  4.8          $  0.9         $  0.5            $ 2.3       $   --
     MONY Life Insurance Company of             100.0            50.0           10.0             --             --
     America........................
     MONY Life Insurance Company of the           4.0            30.2           17.9              0.8           --
     Americas, Ltd..................
     U.S. Financial Life Insurance                7.3            --              8.0             17.4           --
     Company........................
     All other......................              6.6             0.8            5.4            (12.7)          12.5
                                               ------          ------         ------            -----       --------
Total Capital Contributions.........           $122.7          $ 81.9         $ 41.8            $ 7.8       $   12.5
                                               ======          ======         ======            =====       ========

         Set forth below is a discussion of the Ongoing Businesses within MONY Life. Following this discussion is an overview of the business of MONY Life's principal direct and indirect wholly owned operating subsidiaries.

         Ongoing Businesses Within MONY Life

         The Ongoing Businesses within MONY Life principally offer whole life, term life, universal life, variable universal life, and group universal life insurance products, as well as certain annuity products. MONY Life markets its products primarily to higher income individuals, particularly family builders, pre-retirees and small business owners, through its Proprietary Distribution and Complementary Distribution systems. MONY Life sells its products only in New York State, except for a small amount of whole life insurance, which is sold in all states.

         The Ongoing Businesses within MONY Life also include certain lines of business no longer written by MONY Life. These lines of business primarily consist of group life and health insurance and the group pension business that was not included in the Group Pension Transaction. See Note 11 of MONY Life's Generally Accepted Accounting Principles Consolidated Financial Statements included in this prospectus.

         Whole life products have a guaranteed level premium and guaranteed cash values and remain in effect for the life of the insured. Term insurance products include:

         . yearly renewable term insurance, which provides temporary life insurance protection and can be renewed annually until a contractually specified age,

         . term life insurance providing coverage for a limited number of years, and

         . term life insurance featuring a level premium for a specified number of years.

         Universal life products provide policyholders the flexibility to vary the amount of premiums they pay, the frequency of those payments, and the corresponding amount of coverage provided under their policies. Variable universal life insurance provides the same flexibility as universal life insurance and, in addition, offers policyholders the ability to direct the investment of their premiums in various mutual fund options with a wide variety of investment objectives. Also, this product offers policyholders the option of investing those premiums in a guaranteed interest account.

         MONY Life offers survivorship features and a wide variety of policy riders on these products. These features are designed to meet clients' specific estate planning needs. The survivorship feature provides for the insurance of two lives and provides for the payment of death benefits upon the death of the last surviving insured. Riders are designed to provide additional benefits of flexibility at the option of the policyholder. They include riders that can waive premium payments upon a covered disability, pay higher benefits in the event of accidental death, allow the purchase of additional coverage without evidence of insurability and permit the addition of term life insurance of either the insured or the insured's spouse or dependent children.

         The Ongoing Businesses within MONY Life also offer variable annuities. The variable annuity product offers a variety of investment options to choose from, including a guaranteed fixed interest option. The Ongoing Businesses of MONY Life also include single premium deferred annuities and certificates of annuities, which are not currently actively marketed.

         The following table presents sales of life insurance and deposits on annuity contracts for the periods indicated. The amounts presented with respect to life insurance sales represent annualized statutory-basis premiums. Management uses this information to measure MONY Life's sales production from period to period by product.

                                                                     For the Years Ended
                                                                        December 31,
                                                                  --------------------------
                                                                   2001               2000
                                                                  ------             -------
                                                                       ($ in millions)
Sales/(2)/:
Traditional life/(1)/....................................         $  4.2              $  5.3
Universal life...........................................            6.0                 7.6
Variable universal life..................................            1.6                 2.3
Group universal life.....................................            0.2                 0.0
                                                                  ------              ------
                                                                  $ 12.0              $ 15.2
                                                                  ======              ======
Deposits:
Variable annuities.......................................         $ 49.8              $ 49.6
Fixed annuities..........................................            1.4                 1.6
                                                                  ------              ------
                                                                  $ 51.2              $ 51.2
                                                                  ======              ======

--------------------
/(1)/ Consist of whole life and term life polices.

/(2)/ Annualized premium data reflected above is presented on a basis consistent with such data reported in MONY Group's 2001 Annual Report on Form 10-K.

         The following table sets forth by type of product the number of policies or contracts, the face amount and statutory reserves in force as of the December 31, 2001 and 2000.

                                                                       As of December 31,
                                                                  -------------------------------
                                                                     2001                 2000
                                                                  ----------            ---------
                                                                         ($ in millions)
Traditional life/(1)(2)/:
     Number of policies (in thousands)...................               70.4               77.6
     Life reserves.......................................         $     72.0            $  64.0
     Face amounts........................................         $ 15,029.9            $16,836.5
Universal life:
     Number of policies (in thousands)...................                5.3                5.7
     Life reserves.......................................         $     60.9            $  62.1
     Face amounts........................................         $    813.6            $ 893.0
Variable universal life:
     Number of policies (in thousands)...................                5.4                4.2
     Life reserves.......................................         $     26.1            $  21.5
     Face amounts........................................         $  1,416.9            $1,098.8
Group universal life:
     Number of policies (in thousands)...................                2.8                2.5
     Life reserves.......................................         $     10.3            $  10.5
     Face amounts........................................         $    175.2            $ 164.7
Variable annuities:
     Number of contracts (in thousands)..................               11.0               11.1
     Policy reserves.....................................         $    470.3            $ 522.4
Fixed annuities:
     Number of contracts (in thousands)..................               20.9               22.4
     Policy reserves.....................................         $    418.0            $ 426.3

-------------------
(1)  Consists of whole life and term life policies.

(2) Excludes disability income insurance business, which is no longer offered. As of December 31, 1997 all existing in force disability income has been reinsured. The reserves for such business as of December 31, 2001 and 2000 were $378.0 million and $383.4 million, respectively.

         Reinsurance

         MONY Life uses a variety of indemnity reinsurance agreements with reinsurers to control its loss exposure. Under the terms of the reinsurance agreements, the reinsurer will be liable to reimburse MONY Life for the ceded amount in the event the claim is paid. However, MONY Life remains liable for all benefits payable even if the reinsurer fails to meet its obligations to MONY Life.

         Life insurance business is primarily ceded on a yearly renewable term basis under various reinsurance contracts, except for the level term product, which utilizes a coinsurance agreement. MONY Life's retention limits were $1 million from October 1, 1972 through May 31, 1984, $3 million from June 1, 1984 through March 31, 1996, and $4 million ($6 million for last survivor whole life products) from April 1, 1996 to date. As of December 31, 1997, 100% of MONY Life's individual disability income insurance business was reinsured on an indemnity basis.

         The following table presents MONY Life's principal reinsurers and the percentage of total reinsurance recoverable reported in MONY Life's Statutory Accounting Practices Financial Statements at December 31, 2001, that was due from each reinsurer.

                                  Reinsurers
Centre Life Reinsurance, Ltd.................................        59.6%
AUSA Life Insurance Company Inc..............................        15.9%
Life Reassurance Corp of America.............................        13.3%
All Other....................................................        11.2%
                                                                    -----
                                                                    100.0%
                                                                    -----

         Marketing and Distribution

         MONY Life's marketing strategy focuses on small business owners and higher income individuals, particularly family builders and pre-retirees. MONY Life believes this strategy capitalizes on MONY Life's key strengths, namely its wide range of protection, accumulation, securities brokerage, investment planning, and investment banking products and services, as well as its Proprietary Distribution and Complementary Distribution systems.

         MONY Life actively manages its Proprietary Distribution to ensure that expertise is properly leveraged across the organization so that clients' needs can be optimally managed. Following is a brief overview of MONY Life's career agency distribution system, as well as its distribution of products and services through its financial advisors and brokers.

         MONY Life believes that its career agency system is a competitive advantage in the marketplace. Management believes that distribution through career agents allows MONY Life to establish closer relationships with clients than is typical of insurers using third party brokers, thereby enhancing the ability of MONY Life to evaluate client needs and underwriting risks.

         The MONY Life sales force is organized as a managerial agency system which is comprised of 54 agency managers as of December 31, 2001, who supervise the marketing and sales activities of agents in defined marketing territories in the United States. The agency managers are all employees of MONY Life, while the career agents are all independent contractors and not employees of MONY Life. The contract with each career agent requires the agent to submit to MONY Life applications for policies of insurance. MONY Life's compensation arrangements with career agents contain incentives for the career agents to solicit applications for products issued by MONY Life and MONY Life Insurance Company of America and for products issued by insurance companies not affiliated with MONY Life, made available by MONY Life to the agents through MONY Brokerage, Inc. and MONY Securities Corporation. Those incentives include counting first year commissions for the purposes of expense reimbursement programs, sales awards and other specified benefits. In addition, MONY Brokerage, Inc. and MONY Securities Corporation make available products issued by other insurance companies that MONY Life does not offer.

         MONY Life's compensation structure provides a salary plus incentive compensation system for all of its agency managers and sales managers, designed to more closely align the interests of the managers with those of MONY Life. MONY Life has several programs to recruit and train its career agents. As a result of its recruiting programs, MONY Life hired 625 new agents in 2001. These agents participate in MONY Life's redesigned training programs.

         MONY Life segregates its career agency sales force into four groups according to experience and productivity levels and assigns agency managers to tiers based on their skill sets and the particular needs and goals of those tiers. There is a tier for new agents with little or no experience in the industry, a tier for experienced agents who are producing at superior levels, and two tiers in between. MONY Life believes that this tiering system is unique in the life insurance industry and gives MONY Life a competitive advantage in the marketplace. For example, by having specified managers responsible solely for recruiting and providing necessary support systems for new recruits, MONY Life is able to increase the quality of new agents recruited each year. MONY Life believes that the tiering system allows MONY Life to attract and retain already established and successful agents by providing an environment in which those agents can compete favorably with other producer groups, such as third-party brokers or general agents and to attract and retain other agents by providing marketing and training support that is responsive to that agent's career development needs.

         During 2001, MONY Life established MONY Partners as a division of the company. MONY Partners wholesales MONY Life's individual life and annuity products through MONY Life's career agency sales force, Trusted Advisors representatives, affiliates of MONY Group, independent brokerage agents and independent broker-dealers. In the independent brokerage marketplace, MONY Life believes that MONY Partners has a competitive advantage in being able to offer brokers competitive products as well as access to the multiple services, channels and experiences within MONY Life's organization. This provides the broker general agent or broker-dealer with an opportunity to grow revenue by utilizing: (i) merger and acquisition advisory services of MONY Life's Matrix affiliate; (ii) MONY Life's estate planning and seminar marketing resources; and
(iii) cross-selling arrangements with Trusted Advisors representatives.

         In addition to its Proprietary Distribution, MONY Life also distributes its products through its Complementary Distribution including third-party broker-dealers, brokerage general agencies, Trusted Advisors and through its corporate marketing group.

         MONY Life's subsidiaries utilize third-party broker-dealers to sell their mutual fund products through wholesalers and continually attempt to expand the number of these specialized sales agents distributing their products. MONY Life, through U.S. Financial Life Insurance Company, distributes certain protection products through approximately 231 brokerage general agencies located in 45 states, which operate under the same agency contract. MONY Life, through its corporate marketing group, distributes Corporate Owned Life Insurance/Bank Owned Life Insurance products and, through Trusted Advisors, MONY Life sells a variety of financial products and services to clients through certified public accountants and other tax professionals who are licensed agents and registered representatives of MONY Life.

         Pricing and Underwriting

         Insurance underwriting involves a determination of the type and amount of risk that an insurer is willing to accept. MONY Life's underwriters evaluate each policy application on the basis of information provided by the applicant and others. MONY Life follows detailed and uniform underwriting practices and procedures designed to properly assess and quantify risks before issuing coverage to qualified applicants. The long-term profitability of MONY Life's products is affected by the degree to which future experience deviates from these assumptions.

         Ongoing Businesses Within MONY Life Insurance Company of America

         MONY Life Insurance Company of America is a stock life insurance company domiciled in Arizona and is licensed to write business in 49 states of the United States, the District of Columbia, the U.S. Virgin Islands, and the Commonwealth of Puerto Rico. MONY Life Insurance Company of America is not licensed in New York. MONY Life Insurance Company of America provides term life, variable universal life, universal life, corporate-sponsored variable universal life and group universal life insurance products, as well as variable annuity products.

MONY Life Insurance Company of America markets its products through MONY Life's career agency sales force and complimentary distribution channels primarily to business owners, growing families, and pre-retirees.

         Ongoing Businesses Within Enterprise Capital Management

         MONY Life offers proprietary retail mutual funds through Enterprise Capital Management. Enterprise Capital Management is the registered investment advisor of The Enterprise Group of Funds, a mutual fund family that provides investors with a broad range of investment alternatives through 25 separate investment portfolios. In addition, Enterprise Accumulation Trust, for which Enterprise Capital Management is also the registered investment advisor, is the principal funding vehicle for MONY Life's variable annuities and variable universal life insurance products. Enterprise Accumulation Trust provides investors with a broad range of investment alternatives through 15 separate investment portfolios. Enterprise Capital Management is also the registered investment advisor of the Enterprise International Group of Funds and Enterprise Global Funds plc. Enterprise International Group of Funds and Enterprise Global Funds plc represent Enterprise Capital Management's overseas arm of investment management services. All together, the Enterprise Capital Management fund companies had $7.1 billion in assets under management as of December 31, 2001. MONY Life earns investment management fees on the assets managed in connection with both its variable annuities and its proprietary retail mutual funds. In addition, MONY Life has entered into agreements with Fidelity, Janus and Dreyfus to provide additional investment choices for MONY Life's variable annuities and variable universal life products. In addition to these, MONY Life has agreements with Morgan Stanley, T. Rowe Price and Van Eck for its variable Corporate Owned Life Insurance product.

         Ongoing Businesses Within U.S. Financial Life Insurance Company

 U.S. Financial Life Insurance Company specializes in manufacturing and underwriting life insurance policies for individuals considered special medical risks using its proprietary "Clinical Underwriting" risk evaluation process. U.S. Financial Life Insurance Company offers term life, universal life and annuities. U.S. Financial Life Insurance Company distributes its products through MONY Life's Proprietary Distribution channels and through Complementary Distribution channels, principally brokerage general agents. U.S. Financial Life Insurance Company is domiciled in Ohio and is licensed to write business in 45 states.

Summary of Investments

 We present below a discussion and analysis of our General Account consolidated invested assets on a Generally Accepted Accounting Principles basis. This discussion and analysis excludes Separate Account assets for the reasons discussed below, as well as invested assets transferred in the Group Pension Transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations- Group Pension Transaction" for further information regarding the Group Pension Transaction. Following the discussion and analysis of our consolidated invested assets is a discussion and analysis of the invested assets of the Closed Block Business on a statutory basis.

         Separate account assets for which we do not bear investment risk are managed in accordance with the prescribed investment strategy that applies to the specific separate account. Separate accounts are established in conformity with applicable insurance laws and are generally not chargeable with liabilities that arise from any other business of MONY Life. Separate account assets are subject to general account claims only to the extent that the value of those assets exceeds the separate account liabilities. Investments held in separate accounts and liabilities of the separate accounts are reported separately as assets and liabilities. We report substantially all separate account assets at estimated fair value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders and, accordingly, are not reflected in our consolidated statements of income and cash flows. Fees that we charge to the separate accounts (including mortality charges, policy administration fees and surrender charges) are reflected in our revenues.

         The following table presents a summary of our consolidated General Account invested assets at June 30, 2002 and December 31, 2001 and 2000:

                MONY Holdings Consolidated Invested Assets /(1)/

                                                       As of June 30,                      As of December 31,
                                                     ---------------------------------------------------------------------
                                                       2002                     2001                     2000
                                                     --------------------     --------------------   ---------------------
                                                      Carrying     % of       Carrying       % of      Carrying     % of
                                                        Value      Total        Value        Total       Value      Total
                                                     ----------  --------     ----------    ------   -----------   -------
                                                                               ($ in millions)
Assets:
Public available for sale, at fair value.........     $ 4,183.1     36.9%     $  3,802.6     34.7%    $  3,592.0     33.1%
Private available for sale, at fair value........       3,158.9     27.8         3,170.9     28.9        3,101.0     28.6
Equity Securities, available for sale............         286.4      2.5           297.5      2.7          328.6      3.0
Mortgage loans on real estate....................       1,757.8     15.5         1,809.7     16.5        1,754.7     16.2
Policy loans.....................................       1,212.0     10.7         1,229.0     11.2        1,264.6     11.6
Other invested assets............................         363.4      3.2           347.5      3.2          312.0      2.9
Cash and cash equivalents........................         381.6      3.4
                                                                                   305.0      2.8          499.5      4.6
     Total invested assets.......................     $11,343.2    100.0%     $ 10,962.2    100.0%    $ 10,852.4    100.0%

-------------------
/(1)/ Includes fixed maturity securities and cash and cash equivalents in the Debt Service Coverage Account, as applicable - See Note 9 to Unaudited Interim Condensed Consolidated Financial Statements of MONY Holdings.

         The following table illustrates the net investment yields based on amortized cost. Total investment income includes non-cash income from amortization, payment-in-kind distributions and undistributed equity earnings. Investment expenses are net of mortgage servicing fees and other miscellaneous fees.

                   Investment Yields by Asset Category /(1)/

                                                                      For the
                                                                     Six months
                                                                   Ended June 30,      For Year Ended December 31,
                                                                  --------------------------------------------------
                                                                      2002           2001         2000        1999
                                                                  --------------------------------------------------
Fixed maturities............................................            7.0%            7.3%         7.4%        7.2%
Equity securities...........................................            1.0           (10.8)        56.4        39.7
Mortgage loans on real estate...............................            7.8             7.8          8.3         8.2
Policy loans................................................            7.0             6.9          6.8         6.5
Other invested assets.......................................           11.2            12.7         12.9         6.5
Cash and cash equivalents...................................            2.0             4.4          6.6         4.1
Total investment yield before investment expenses...........            6.9             6.6          9.2         8.6
                                                                  --------------------------------------------------
Investment expenses.........................................           (0.2)           (0.4)        (0.4)       (0.3)
                                                                  --------------------------------------------------
     Total investment yield after investment expenses.......            6.7%            6.2%         8.8%        8.3%
                                                                  --------------------------------------------------

----------------
/(1)/ Includes fixed maturity securities and cash and cash equivalents in the Debt Service Coverage Account, as applicable - See Note 9 to Unaudited Interim Condensed Consolidated Financial Statements of MONY Holdings.

         The yield on General Account invested assets (including net realized gains and losses on investments) was 6.2% for the six months ended June 30, 2002 and 6.1%, 9.1% and 9.4% for the years ended December 31, 2001, 2000 and 1999, respectively.

         Fixed Maturities

         Fixed maturities consist of publicly traded debt securities, privately placed debt and small amounts of redeemable preferred stock. They represented 64.7% of total invested assets at June 30, 2002 and 63.6% and 61.7% of total invested assets at December 31, 2001 and 2000, respectively.

         The Securities Valuation Office of the National Association of Insurance Commissioners evaluates the fixed maturity investments of insurers for regulatory reporting purposes and assigns investments to one of six investment categories called National Association of Insurance Commissioners Designations. The National Association of Insurance Commissioners Designations closely mirror the Nationally Recognized Securities Rating

Organizations' credit ratings for marketable bonds. National Association of Insurance Commissioners Designations 1 and 2 include fixed maturity investments considered investment grade ("Baa" or higher by Moody's, or "BBB" or higher by S&P) by the rating organizations. National Association of Insurance Commissioners Designations 3 through 6 are referred to as below investment grade ("Ba" or lower by Moody's, or "BB" or lower by S&P). See "Ratings" for a discussion of the meaning of each of the ratings. Moody's ratings for debt range from "Aaa" to "C." The "Baa" Moody's rating discussed above is the 4th highest level and the "Ba" rating is the 5th highest level of Moody's 9 rating levels. Standard & Poor's Ratings range from "AAA" to "NR". The "BBB" rating discussed above is the 4th highest and the "BB" rating is the 5th highest of the 12 rating levels assigned by Standard & Poor's.

         The following table presents our fixed maturities by National Association of Insurance Commissioners Designation and the equivalent ratings of the Nationally Recognized Securities Rating Organizations as of June 30, 2002, December 31, 2001 and 2000, as well as the percentage, based on fair value, that each designation comprises.

               Total Fixed Maturities by Credit Quality /(1)/

   National
Association of                           As of June 30, 2002              As of December 31, 2001       As of December 31, 2000
   Insurance                       ------------------------------  ------------------------------   ------------------------------
Commissioners    Rating Agency     Amortized    % of   Estimated   Amortized    % of    Estimated   Amortized    % of    Estimated
    Rating         Equivalent         Cost     Total   Fair Value     Cost     Total   Fair Value     Cost      Total   Fair Value
-------------   -----------------  ----------  ------  ----------  ----------  ------  -----------  ---------   ------  ----------

       1       Aaa/Aa/A              $4,082.3    57.8%   $4,246.2    $3,805.3    56.2%    $3,917.5   $3,739.7     56.1%    $3,757.9
       2       Baa                    2,419.3    34.1     2,501.0     2,390.1    34.8      2,430.7    2,389.8     35.7      2,388.7
       3       Ba                       421.1     5.6       411.2       432.4     6.1        424.6      442.9      6.4        427.7
       4       B                         72.7     1.0        74.0       101.2     1.5        102.8       80.2      1.1         73.6
       5       Caa and lower             17.6     0.2        18.6        35.7     0.5         33.6       20.7      0.3         17.5
       6       In or near default        35.8     0.5        33.4         6.3     0.1          7.6        2.0      0.0          1.8
                                     --------   -----    --------    --------   -----     --------   --------    -----     --------
                  Subtotal            7,048.8    99.2     7,284.4     6,771.0    99.2      6,916.8    6,675.3     99.6      6,667.2
               Redeemable
                   preferred
                    stock                55.6     0.8        57.6        55.6     0.8         56.7       27.4      0.4         25.8
                                     --------   -----    --------    --------   -----     --------   --------    -----     --------
                  Total fixed
                      maturities:    $7,104.4   100.0%   $7,342.0    $6,826.6   100.0%    $6,973.5   $6,702.7    100.0%    $6,693.0
                                     ========   =====    ========    ========   =====     ========   ========    =====     ========

-------------
/(1)/ Includes fixed maturity securities and cash and cash equivalents in the Debt Service Coverage Account, as applicable - See Note 9 to Unaudited Interim Condensed Consolidated Financial Statements of MONY Holdings.

         We utilize our investments in privately placed fixed maturities to enhance the overall value of the portfolio, increase diversification and obtain higher yields than are possible with comparable quality public market securities. We also use these privately placed investments to enhance cash flow as a result of sinking fund payments. Generally, private placements provide us with:

         .  broader access to management information,

         .  strengthened negotiated protective covenants,

         .  call protection features, and

         .  where applicable, a higher level of collateral.

         They are, however, generally not freely tradable because of restrictions imposed by federal and state securities laws and illiquid trading markets.

         At June 30, 2002, the percentage, based on estimated fair value, of total public fixed maturities that were investment grade (National Association of Insurance Commissioners Designation 1 or 2) was 94.3% compared to 94.4% and 95.6% at December 31, 2001 and 2000. At June 30, 2002, the percentage, based on estimated fair value, of total private placement fixed maturities that were investment grade (National Association of Insurance Commissioners Designation 1 or 2) was 89.4% compared to 87.4% and 88.2% at December 31, 2001 and 2000.

         We review all fixed maturity investments at least once each quarter and identify investments that we conclude require additional monitoring. Among the items reviewed are:

         .  violation of financial covenants,

         . public securities trading at a substantial discount as a result of specific credit concerns, and

         .  other subjective factors relating to the issuer.

         We define problem investments in the fixed maturity category as investments that are

         . in default as to principal and/or interest payments or are to be restructured pursuant to commenced negotiations,

         . issued by a company that went into bankruptcy subsequent to our acquisition of the investments, or

         .  deemed to have other than temporary impairments to value.

         We define potential problem investments in the fixed maturity category as investments that are deemed to be experiencing significant operating problems or difficult industry conditions. Typically these investments are experiencing or anticipating liquidity constraints, having difficulty meeting projections/budgets and would most likely be considered a below investment grade risk.

We define restructured investments in the fixed maturity category as investments where a concession has been granted to the borrower related to the borrower's financial difficulties that we would not have otherwise considered. We restructure certain investments in instances where we determine that greater economic value will be realized under the new terms than through liquidation or other disposition. The terms of the restructure generally involve some or all of the following characteristics:

         .  a reduction in the interest rate,

         .  an extension of the maturity date, and

         .  a partial forgiveness of principal and/or interest.

         As of June 30, 2002, the fair value of our problem, potential problem and restructured fixed maturities was $71.4 million, $14.4 million and $0.0 million, respectively, which, in the aggregate, represented approximately 1.2% of total fixed maturities. As of December 31, 2001 the fair value of our problem, potential problem and restructured fixed maturities was $66.7 million, $16.1 million and $0.0 million, respectively, which, in the aggregate, represented approximately 1.2% of total fixed maturities. As of December 31, 2000 the fair value of our problem, potential problem and restructured fixed maturities was $54.1 million, $6.6 million and $0.0 million, respectively, which, in the aggregate, represented approximately 0.9% of total fixed maturities.

         MONY Life has what it believes is a well-diversified portfolio of fixed maturities. The portfolio at June 30, 2002 included 17.7% in consumer goods and services, 15.4% in asset and mortgage backed securities, 10.4% in public utilities, other manufacturing 10.2% and the remaining 46.3% in other sectors, none of which exceeded 10.0% of total fixed maturities. The portfolio at December 31, 2001 included 17.6% in consumer goods and services, 15.6% in asset and mortgage backed securities, 10.6% in public utilities, and the remaining 56.2% in other sectors, none of which exceeded 10.0% of total fixed maturities. The portfolio at December 31, 2000 included 15.6% in consumer goods and services, 16.5% in asset and mortgage backed securities, 11.4% in public utilities, 10.1% in other manufacturing and the remaining 46.4% in other sectors, none of which exceeded 10.0% of total fixed maturities.

         At June 30, 2002, our largest unaffiliated single concentration of fixed maturities consisted of $313.8 million of carrying value of Federal National Mortgage Association fixed maturities which represented approximately 2.7% of our total invested assets on that date. The largest non-government issuer consisted of $200.0 million of AEGON notes that we purchased in connection with the Group Pension Transaction. These notes, which mature December 31, 2002, represented approximately 1.8% of our total invested assets at June 30, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Group Pension Transaction" for further information regarding the Group Pension Transaction. No other individual non-government issuer represented more than 0.4% of our invested assets.

         We held approximately $1,134.2 million, $1,085.5 million and $1,103.9 million of mortgage-backed and asset-backed securities as of June 30, 2002, December 31, 2001 and 2000, respectively. Of these amounts, $359.1 million, $292.4 million and $338.9 million, or 31.7%, 26.9% and 30.7%, respectively, represented agency-issued pass-through and collateralized mortgage obligations secured by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and Canadian Housing Authority collateral. The balance of such amounts was comprised of other types of mortgage-backed and asset-backed securities. We believe that our active monitoring of our portfolio of mortgage-backed securities and the limited extent of our holdings of more volatile types of mortgage-backed securities mitigate our exposure to losses from prepayment risk associated with interest rate fluctuations for this portfolio. At June 30, 2002, December 31, 2001 and 2000, 89.0%, 86.8% and 84.5%, respectively, of our mortgage-backed and asset-backed securities were assigned a National Association of Insurance Commissioners Designation 1.

         The following table presents the types of mortgage-backed securities, as well as other asset-backed securities, that we held as of the dates indicated.

                     Mortgage and Asset-backed Securities

                                                                            As of
                                                                           June 30,    As of December 31,
                                                                           --------   --------------------
                                                                            2002        2001        2000
                                                                           --------   ---------   --------
                                                                                  ($ in millions)
Collateralized mortgage obligations...................................     $  378.6    $  446.7   $  497.1
Pass-through securities...............................................        127.1        22.0       28.0
Commercial mortgage-backed securities.................................        142.0       135.4      106.4
Asset-backed securities...............................................        486.5       481.4      472.4
                                                                           --------   ---------   --------
       Total mortgage-backed securities and asset-backed securities...     $1,134.2    $1,085.5   $1,103.9
                                                                           --------   ---------   --------

         We purchase collateralized mortgage obligations to diversify the risk characteristics of our portfolio of invested assets primarily from credit risk to cash flow risk. We believe that the majority of the collateralized mortgage obligations in our investment portfolio have relatively low cash flow variability. In addition, we believe that 61.1% of the collateralized mortgage obligations in the portfolio have minimal credit risk because the underlying collateral is backed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association. These collateralized mortgage obligations offer greater liquidity and higher yields than corporate debt securities of similar credit quality and expected average lives.

         The principal risks inherent in holding collateralized mortgage obligations, as well as pass-through securities (securities generally representing pooled debt obligations repackaged as shares, that pass income from debtors through intermediaries such as investment banks, to investors), are prepayment and extension risks arising from changes in market interest rates. In declining interest rate environments, the mortgages underlying the collateralized mortgage obligations are prepaid more rapidly than anticipated, causing early repayment of the collateralized mortgage obligations. In rising interest rate environments, the underlying mortgages are prepaid at a slower rate than anticipated, causing collateralized mortgage obligations principal repayments to be extended. Although early collateralized mortgage obligations repayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at lower current yields, resulting in a net reduction of future investment income.

         We manage this prepayment and extension risk by investing in collateralized mortgage obligations tranches that provide for greater stability of cash flows. The following table presents the mix of collateralized mortgage obligations tranches as of the dates indicated.

                 Collateralized Mortgage Obligations by Tranche

                                                                       As of
                                                                      June 30,    As of December 31,
                                                                    -----------  -----------------------
                                                                        2002        2001       2000
                                                                    -----------  ----------- -----------
                                                                               ($ in millions)
Planned Amortization Class........................................     $215.4      $240.7     $285.2
Sequential........................................................       98.7       141.6      157.2
Target Amortization Class.........................................       11.5        19.2       23.9
Other.............................................................       53.0        45.2       30.8
                                                                    -----------  ----------- -----------
       Total collateralized mortgage obligations..................     $378.6      $446.7     $497.1
                                                                    -----------  ----------- -----------

         The Planned Amortization Class tranche is structured to provide more certain cash flows to the investor and therefore is subject to less prepayment and extension risk than other collateralized mortgage obligations tranches. Planned Amortization Classes derive their stability from two factors: (i) early repayments are applied first to other tranches to preserve the Planned Amortization Class's originally scheduled cash flows as much as possible and
(ii) cash flows applicable to other tranches are applied first to the Planned Amortization Class if the Planned Amortization Class's actual cash flows are received later than originally anticipated.

         The prepayment and extension risk associated with a Sequential tranche can vary as interest rates fluctuate, since this tranche is not supported by other tranches. The Target Amortization Class tranche has protection similar to Planned Amortization Class in decreasing interest rate environments, but has minimal protection in increasing rate environments.

         The majority of the securities contained in our collateralized mortgage obligations portfolio are traded in the open market. We obtain market prices for these securities from outside vendors. Any security price that we do not receive from such vendors we obtain from the originating broker or internally calculate.

         We purchase asset-backed securities both to diversify the overall credit risks of the fixed maturity portfolio and to provide attractive returns. The asset-backed securities portfolio is diversified both by type of asset and by issuer. No one issuer represents more than 5.2% of the asset-backed securities portfolio. The largest asset class exposure in the asset-backed securities portfolio is to credit card receivables. These securities are comprised of pools of both general purpose credit card receivables, such as Visa and Mastercard, and private label credit card receivable pools. Excluding the exposures to home equity loans (which represented 8.4% of our asset-backed securities portfolio as of June 30, 2002 and 8.2% and 1.7% as of December 31, 2001 and 2000, respectively), we believe the asset-backed securities portfolio is in general insensitive to changes in interest rates.

         The following table presents the types of asset-backed securities held by us as of the dates indicated.

                        Asset-backed Securities by Type

                                                                                June 30,       December 31,
                                                                               ---------   --------------------
                                                                                 2002        2001        2000
                                                                               ---------   --------   ---------
                                                                                       ($ in millions)
Credit cards................................................................     $122.0      $114.4     $131.4
Manufactured housing........................................................       52.2        52.4       19.3
Collateralized bond obligations/Collateralized loan obligations.............       50.4        53.5       59.5
Public utilities rate reduction receivables.................................       47.4        46.4       44.3
Home equity.................................................................       40.7        39.5        8.2
Franchisee receivables......................................................       36.6        38.1       40.0
Student loans...............................................................       20.3        15.3       14.9
Automobile receivables......................................................       19.2        19.0       47.8
Lease receivables...........................................................       16.1        15.9       23.7
Miscellaneous...............................................................       81.6        86.9       83.3
                                                                               ---------    --------   ---------
Total Asset-Backed Securities...............................................     $486.5      $481.4     $472.4
                                                                               =========    ========   =========

         The amortized cost and estimated fair value of fixed maturities, by contractual maturity dates, (excluding scheduled sinking funds) as of June 30, 2002, December 31, 2001 and 2000 are as follows:

              Fixed Maturities by Contractual Maturity Dates /(1)/

                                            As of June 30,                    As of December 31,
                                       ------------------------ -----------------------------------------------
                                                 2002                    2001                    2000
                                       ------------------------ ----------------------- -----------------------
                                        Amortized    Estimated   Amortized   Estimated   Amortized  Estimated
                                           Cost      Fair Value    Cost      Fair Value    Cost     Fair Value
                                       -----------  ----------- ----------- ----------- ---------- ------------
                                                                   ($ in millions)
Due in one year or less...............    $  450.8    $  457.3    $  346.1    $  354.9    $   25.8    $   25.8
Due after one year through five years.     2,074.7     2,159.2     1,996.8     2,071.1     1,500.2     1,506.4
Due after five years through ten years     2,493.6     2,594.5     2,480.2     2,527.4     2,754.2     2,751.2
Due after ten years...................       984.5       996.8       938.9       934.6     1,325.5     1,305.7
                                       -----------  ----------- ----------- ----------- ---------- ------------
Subtotal..............................     6,003.6     6,207.8     5,762.0     5,888.0     5,605.7     5,589.1
Mortgage-backed and other
  asset-backed securities.............     1,100.8     1,134.2     1,064.6     1,085.5     1,097.0     1,103.9
                                       -----------  ----------- ----------- ----------- ---------- ------------
Total.................................    $7,104.4    $7,342.0    $6,826.6    $6,973.5    $6,702.7    $6,693.0
                                       ===========  =========== =========== =========== ========== ============

---------------------------------------

/(1)/ Includes fixed maturity securities and cash and cash equivalents in the Debt Service Coverage Account, as applicable - See Note 9 to Unaudited Interim Condensed Consolidated Financial Statements of MONY Holdings.

Mortgage Loans

         Mortgage loans, consisting of commercial, agricultural and residential loans, comprised 15.5%, 16.5% and 16.2% of our total invested assets at June 30, 2002, December 31, 2001 and 2000, respectively. As of June 30, 2002, December 31, 2001 and 2000, commercial mortgage loans comprised $1,455.1 million, $1,507.8 million and $1,443.3 million, or 82.8%, 83.3% and 82.2% of our total mortgage loan investments, respectively. Agricultural loans comprised $301.9 million, $301.1 million and $310.3 million, or 17.2%, 16.6 % and 17.7% of our total mortgage loans, and residential mortgages comprised $0.8 million, $0.8 million and $1.1 million, representing less than 1% of our total mortgage loan investments at the dates indicated.

         Commercial Mortgage Loans

         The underlying properties supporting the commercial mortgage loans at June 30, 2002, December 31, 2001 and 2000, respectively, consisted of 54.8%, 54.4% and 56.6% in office buildings, 10.8%, 10.4% and 9.3% in industrial buildings, 9.3%, 9.7% and 10.2% in hotels, and 25.1%, 25.5% and 23.9% in other categories, none of which exceeded 10.0% of total commercial mortgage loans.

         Below is a summary of the changes in our commercial mortgage portfolio for the six months ended June 30, 2002 and for the years ended December 31, 2001, 2000, and 1999, respectively.

                      Commercial Mortgage Loan Asset Flows

                                                   As of and for
                                                  the Six Months   As of and for the Year Ended
                                                  Ended June 30,            December 31,
                                                  -------------- --------------------------------------
                                                       2002          2001         2000         1999
                                                  -------------- ------------ ----------- -------------
                                                                     ($ in millions)
Beginning balance................................     $1,507.8       $1,443.3    $1,141.4     $  886.9
Plus: New loan originations and purchases........         68.4          350.2       431.1        396.1
Other additions..................................          4.7            7.6         4.3          0.9
Less: Scheduled principal payments...............         71.7          113.1        47.2         71.4
Prepayments......................................         37.6           95.0        85.8         42.7
Mortgages foreclosed, sales and other............         16.5           85.2         0.5         28.4
                                                  -------------- ------------ ----------- -------------
Ending balance...................................     $1,455.1       $1,507.8    $1,443.3     $1,141.4
                                                  ============== ============ =========== =============

         The largest amount loaned on any single property at June 30, 2002, December 31, 2001 and 2000 was $53.0 million, $52.2 million and $46.0 million, respectively, and represented less than 0.5%, 0.5% and 0.4% of our General Account invested assets, respectively. At these dates, amounts loaned on twenty properties were $20 million or greater, representing in the aggregate 38.2%, 37.6% and 38.4%, respectively, of the total carrying value of our commercial mortgage loan portfolio. Total mortgage loans to the five largest borrowers accounted in the aggregate for approximately 18.7%, 17.8% and 21.8% of the total carrying value of our commercial mortgage loan portfolio at June 30, 2002, December 31, 2001 and 2000, respectively, and less than 2.4%, 2.5% and 2.8%, respectively, of our total invested assets at these dates. All of these loans are performing. Our commercial mortgage loan portfolio is managed by a group of experienced real estate professionals. These professionals monitor the performance of the loan collateral, physically inspect properties, collect financial information from borrowers and keep in close contact with borrowers and the local broker communities to assess the market conditions and evaluate the impact of those conditions on property cash flows. Our real estate professionals identify problem and potential problem mortgage assets and develop workout strategies to deal with borrowers' financial weakness, whether by foreclosing on properties to prevent a deterioration in collateral value, or by restructuring mortgages with temporary cash flow difficulties.

         Of the $66.9 million, $118.0 million, and $26.3 million in maturing loans during the six months ended June 30, 2002 and the years ended December 31, 2001 and 2000, 51.4%, 65.3% and 44.5%, respectively, were paid off and 16.3%,
6.0% and 0.0%, respectively, were foreclosed. Of the $1,455.1 million of outstanding commercial mortgage loans at June 30, 2002, $27.2 million, $143.3 million and $168.7 million are scheduled to mature in 2002, 2003 and 2004.

         The following table presents our commercial mortgage loan maturity profile for the periods indicated.

              Commercial Mortgage Loan Portfolio Maturity Profile

                                                    As of June 30,                     As of December 31,
                                                -----------------------  ------------------------------------------------
                                                         2002                     2001                     2000
                                                -----------------------  ------------------------ -----------------------
                                                Carrying        % of      Carrying        % of      Carrying       % of
                                                  Value         Total       Value         Total       Value        Total
                                                ----------  -----------  -----------  ----------- -----------   ---------
                                                                            ($ in millions)
1 year or less...............................    $   68.6        4.7%    $  102.9          6.8%    $  118.0         8.2
Due after one year through five years........       544.0       37.4        539.6         35.8        464.7        32.2
Due after five years through ten years.......       501.2       34.4        503.7         33.4        525.6        36.4
Due after ten years..........................       341.3       23.5        361.6         24.0        335.0        23.2
                                                ----------  -----------  -----------  ----------- -----------   ---------
       Total.................................    $1,455.1      100.0%    $1,507.8        100.0%    $1,443.3       100.0%
                                                ==========  ===========  ===========  =========== ===========   =========

         Problem, Potential Problem and Restructured Commercial Mortgages

         Commercial mortgage loans are stated at their unpaid principal balances, net of valuation allowances and writedowns for impairment. We provide valuation allowances for commercial mortgage loans considered to be impaired. We consider mortgage loans to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. When we determine that a loan is impaired, we establish a valuation allowance for loss for the excess of the carrying value of the mortgage loan over its estimated fair value. Estimated fair value is based on the fair value of the collateral. The provision for loss is reported as a realized loss on investment.

         We review our mortgage loan portfolio and analyze the need for a valuation allowance for any loan which is delinquent for 60 days or more, in process of foreclosure, restructured, on "watchlist," or which currently has a valuation allowance. We categorize loans that are delinquent and loans in process of foreclosure as "problem" loans. We categorize loans with valuation allowances, but which are not currently delinquent, and loans that are on watchlist as "potential problem" loans. We categorize loans for which the original terms of the mortgages have been modified or for which interest or principal payments have been deferred as "restructured" loans.

         The carrying value of our commercial mortgage loans at June 30, 2002 was $1,455.1 million, which is net of valuation allowances aggregating $11.1 million. The valuation allowance represents our best estimate of impairments at that date. However, there can be no assurance that increases in valuation allowances will not be necessary. Any increases may have a material adverse effect on our financial position and results of operations.

         At June 30, 2002, the carrying value of our problem, potential problem and restructured loans was $0.0 million, $60.6 million and $33.9 million, respectively, net of valuation allowances of $0.0 million, $6.5 million and $4.5 million, respectively. Problem commercial mortgages included loans in foreclosure of $0 million and $11.0 million at June 30, 2002 and December 31, 2001, respectively. Valuation allowances includes impairment writedowns recorded prior to the adoption of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, of $11.1 million at June 30, 2002 and December 31, 2001.

         Gross interest income on our restructured commercial mortgage loan balances that would have been recorded in accordance with the loans' original terms was approximately $2.1 million for the six months ended June 30, 2002 and $6.4 million, $9.1 million and $16.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. Actual gross interest income recorded on these loans for the six months ended June 30, 2002 was $0.7 million. For the years ended December 31, 2001, 2000 and 1999 actual gross income was $3.6 million, $6.3 million and $10.8 million, respectively.

         In addition to valuation allowances and impairment writedowns recorded on specific commercial mortgage loans classified as problem, potential problem, and restructured mortgage loans, we record a non-specific estimate of expected losses on all other mortgage loans based on our historical loss experience for those investments. As of June 30, 2002, December 31, 2001 and 2000, these reserves were $17.9 million, $18.3 million and $17.7 million, respectively.

         As of June 30, 2002, we had no problem commercial mortgage aggregating. As of December 31, 2001, we had two problem commercial mortgages aggregating $16.3 million, an $11.0 million mortgage on a hotel in Virginia and a $5.3 million mortgage on an office building in New Jersey. As of December 31, 2000, we had two problem commercial mortgages aggregating $14.8 million, $8.0 million with respect to a mortgage on property in Arizona and $6.8 million with respect to a mortgage on property in California, both of which are office buildings.

         At June 30, 2002, December 31, 2001 and 2000, the underlying properties supporting potential problem commercial mortgages consisted of 91.5%, 85.4% and 85.5% in office properties and 8.5%, 14.6% and 14.5% in apartment and retail properties respectively. At June 30, 2002, December 31, 2001 and 2000, the underlying properties supporting restructured commercial mortgage loans consisted of 100.0%, 100.0% and 74.2% in office buildings, and 0.0%, 0.0% and 25.8% in retail and industrial buildings respectively. The potential problem and restructured commercial mortgages at June 30, 2002, December 31, 2001 and 2000 were primarily concentrated in the District of Columbia and New York.

         Agricultural Mortgage Loans

         The carrying value of our agricultural mortgage loans was $301.9 million, $301.1 million and $310.3 million at June 30, 2002, December 31, 2001 and 2000, respectively, representing 17.2%, 16.6% and 17.7% of our total mortgage assets and 2.7%, 2.7% and 2.8% of our General Account invested assets at these dates, respectively. The agricultural mortgage portfolio is diversified both geographically and by type of product. The security for these loans includes row crops, permanent plantings, dairies, ranches and timber tracts. Due to what we believe are strong agricultural markets and advantageous yields, we expect to continue to invest in agricultural mortgage investments. Less than 4.3%, 4.4% and 3.3% of our total agricultural loans outstanding at June 30, 2002, December 31, 2001 and 2000, respectively, were delinquent or in process of foreclosure.

         The states with the highest concentration of agricultural mortgages at June 30, 2002 were California (16.1%), Washington (14.0%) and Idaho (11.2%) and Oregon (10.0%). No other state had a concentration of more than 10.0%.

         The states with the highest concentration of agricultural mortgages at December 31, 2001 were California (16.6%), Washington (14.7%), Idaho (12.3%) and Oregon (10.5%). No other state had a concentration of more than 10.0%. The states with the highest concentration of agricultural mortgages at December 31, 2000 were Washington (15.7%), California (13.5%), Idaho (13.2%), and Oregon (11.7%). No other state had a concentration of more than 10.0%.

         We define problem, potential problem and restructured agricultural mortgages in the same manner as we do for commercial mortgages. Our total problem, potential problem and restructured agricultural mortgages as of June 30, 2002, December 31, 2001 and 2000 were $20.5 million, $21.6 million and $20.3 million, respectively.

         We have, from time to time, pooled certain of our agricultural mortgage loans and sold beneficial interests in each of the individual agricultural mortgage loans in such pools (referred to as "participation interests") to third parties. Under these arrangements, we retain a specified equity interest in the loans in the pools and sell the remaining participation interest. We are responsible for servicing the individual agricultural mortgage loans in each pool, for which we receive a servicing fee from the third party participants. As of June 30, 2002, the aggregate amount of agricultural mortgage loans in the pools that we service was approximately $385.0 million.

Equity Real Estate

         We hold real estate as part of our General Account investment portfolio. We have adopted a policy of not investing new funds in equity real estate except to safeguard values in existing investments or to honor outstanding commitments. As of June 30, 2002, December 31, 2001 and 2000 the carrying value of our equity real estate investments was $241.2 million, $230.8 and $212.0 million, respectively, or 2.1%, 2.1% and 2.0%, respectively, of our General Account invested assets. We own real estate, interests in real estate joint ventures (both majority owned and minority owned), and real estate acquired upon foreclosure of commercial and agricultural mortgage loans. The following table presents the carrying value of our equity real estate investments by these classifications as of the dates indicated.

                               Equity Real Estate

                                                            As of June
                                                                30,        As of December 31,
                                                           ------------  -----------------------
                                                               2002         2001         2000
                                                           ------------  -----------  ----------
                                                                      ($ in millions)
Real estate............................................    $    51.5    $    53.2    $    54.2
Joint ventures.........................................        138.7        133.3        116.3
                                                           ------------  -----------  ----------
Subtotal...............................................        190.2        186.5        170.5
Foreclosed.............................................         51.0         44.3         41.5
                                                           ------------  -----------  ----------
       Total...........................................     $  241.2     $  230.8     $  212.0
                                                           ============  ===========  ==========

                           Real Estate Sales

         In accordance with our ongoing strategy to strengthen our financial position, we expect to continue to selectively sell equity real estate.

         The following table sets forth certain data concerning our real estate sales during the periods indicated.

                                                                           For the
                                                                           Quarter
                                                                            Ended            For the Year Ended
                                                                           June 30,             December 31,
                                                                         -----------   -------------------------------
                                                                             2002        2001       2000       1999
                                                                         -----------   ---------  --------    --------
                                                                                        ($ in millions)
Sales proceeds/(1)/.................................................       $  3.0        $ 15.8       $214.0    $349.5
                                                                         -----------   ---------   ---------   --------
Less:
     Carrying value before impairment adjustments and valuation
       allowances...................................................          2.9          37.2        253.9     420.5
     Impairment adjustments.........................................         (0.4)        (16.6)       (52.8)   (121.1)
     Valuation allowances...........................................          0.0          (4.5)       (18.2)    (18.0)
                                                                         ----------   ----------   ---------   ---------
     Carrying value after impairment adjustments and valuation
       allowances...................................................          2.5          16.1        182.9     281.4
                                                                         ----------   ----------   ---------   ---------
         Gain/(loss)................................................       $  0.5        $ (0.3)     $  31.1   $  68.1
                                                                         ==========   ==========  =========  ==========

--------------------------

/(1)/ Excludes sales of unconsolidated real estate joint venture interests. Our real estate joint venture interests are reported in Other invested assets Gains from the sales of these interests in 2002, 2001, 2000 and 1999 were $0.9 million, $1.0 million, $0.0 million and $0.0 million, respectively.

         Most of the proceeds from real estate sales have been invested in fixed maturities and loans, making our overall asset portfolio somewhat more sensitive to changes in interest rates and reducing our exposure to an illiquid asset class, real estate.

         Our equity real estate is evenly distributed across geographic regions of the country with a concentration in the mountain region of the United States at June 30, 2002. By property type, there is a concentration in hotels which represented approximately 68.3% of the current equity real estate portfolio. Our largest equity real estate holding at June 30, 2002 consisted of a hotel property located in Arizona with a carrying value of approximately $138.7 million and representing approximately 1.2% of our General Account invested assets. Our ten largest real estate properties as of June 30, 2002 comprised 89.7% of our total real estate assets and less than 1.9% of our total invested assets.

Equity Securities

         Our equity securities are comprised of investments in common stocks and limited partnership interests of investment partnerships. The following table presents the carrying values of our equity securities at the dates indicated.

                        Investments in Equity Securities

                                                   As of June 30,      As of December 31,
                                                 -----------------   ----------------------
                                                        2002            2001         2000
                                                 -----------------...------------..--------
                                                                ($ in millions)
Common stocks.....................................      $  63.7         $  67.8       $ 50.6
Limited partnership interests.....................        222.7           229.7        277.9
                                                 ----------------    ------------  ---------
Total.............................................      $286.4          $297.5        $328.5
                                                 ================    ============  =========

         Common Stocks

         Our investments in common stocks are classified as available-for-sale and are reported at estimated fair value. Unrealized gains and losses on our common stocks are reported as a separate component of other comprehensive income, net of deferred income taxes and an adjustment for the effect on deferred policy acquisition costs that would have occurred if the gains and losses had been realized. Substantially all the common stocks that we own are publicly traded on national securities exchanges. Our investments in common stocks represented 0.6% of our invested assets at June 30, 2002 and 0.6% and 0.5% at December 31, 2001 and 2000, respectively. For the six months ended June 30, 2002, proceeds on the sale of equity securities totaled $7.5 million which resulted in a net realized loss of $3.8 million. For the years ended December 31, 2001, 2000 and 1999, proceeds on the sale of equity securities totaled $37.0 million, $499.2 million and $302.7 million, which resulted in net realized gains/(losses) of $(6.4) million, $23.4 million, and $77.6 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         Limited Partnership Interests

         In accordance with Generally Accepted Accounting Principles, investment partnerships report their investments at fair value, and changes in the fair value of these investments are reflected in the income of the partnerships. Accordingly, income/(losses) reported from partnerships accounted for under the equity method result from unrealized appreciation/depreciation in the investments of the partnerships.

         The limited partnerships in which we have invested are investment partnerships that invest in the equity of companies which are generally private (generally in the form of common stock). These partnerships will generally hold this equity until the underlying company issues its securities to the public through an initial public offering. At that time or afterward, at the general partners' discretion, the partnership will generally distribute the underlying common stock to its partners. Upon this distribution, we will record the common stock received at fair value, reverse the carrying value of the corresponding limited partnership investment, and record as investment income any excess of the fair value of the common stock distributed over the carrying value of the limited partnership investment. Accordingly, certain of the common stocks that we owned at June 30, 2002, December 31, 2001 and 2000 were acquired through distributions from our investments in limited partnership interests. However, it has generally been our practice to sell these positions shortly after such distributions.

         The following table presents our investments in equity limited partnership interests by industry sector:

                                             As of                As of                 As of
                                         June 30, 2002     December 31, 2001     December 31, 2000
                                    --------------------  --------------------  --------------------
                                      Carrying     % of   Carrying    % of      Carrying     % of
                                        Value      Total   Value      Total      Value       Total
                                    -----------  -------- ---------  -------   ----------  ---------
                                                              ($ in millions)
Information technology...............   $107.8     48.4%      $107.5     46.8%      $144.1    51.8%
Domestic leveraged buyout............     51.7     23.2         50.4     22.0         50.8    18.3
Merchant banking.....................     20.9      9.4         11.9      5.2         13.7     4.9
Life sciences........................     15.3      6.9         20.0      8.7         21.0     7.6
International leveraged buyout.......     14.4      6.4         14.0      6.1         18.2     6.6
Telecommunications...................      3.7      1.7          8.6      3.7         15.9     5.7
Other................................      8.9      4.0         17.3      7.5         14.3     5.1
                                    -----------  ------- -------------  ------  ----------  --------
    Total............................   $222.7    100.0%      $229.7    100.0%      $278.0   100.0%
                                    ==========   ======= ============  =======  ===========  =======

         At June 30, 2002, December 31, 2001 and 2000 we had investments in approximately 56, 54 and 53 different limited partnerships, respectively, which represented 2.0%, 2.1% and 2.5%, respectively, of our General Account invested assets at those dates. Investment results for the portfolio are dependent upon, among other things, general market conditions for initial and secondary offerings of common stock. For the six months ended June 30, 2002 and the years ended December 31, 2001, 2000, and 1999, investment income from investments in limited partnership interests (which is comprised primarily of our pro rata share of income reported by partnerships accounted for under the equity method and income recognized upon distribution for partnership investments accounted for under the cost method) was approximately $(1.2) million, $(35.4) million, $236.3 million and $188.9 million, respectively, representing (0.3)%, (5.5)%, 2.4%, and 20.9%, respectively, of our net investment income for these periods.

         Other than Temporary Impairment Charges on Investments in Fixed
          Maturity Securities and Common Stocks

         Our assessment of whether an investment by us in a debt or equity security is other than temporarily impaired is primarily based on the following factors:

                  (i) our analysis of the issuer's financial condition and trends therein,

                  (ii)     the value of any collateral or guaranty,

                  (iii) the investment's position in the issuer's capital structure,

                  (iv)     our analysis of industry fundamentals,

                  (v)      our assessment of the macro economic outlook, and

                  (vi) the consideration of other factors, including; any actions by rating agencies affecting the issuer, the period of time the fair value of a security has been at less than its cost, our expectations regarding the period of time required for a recovery of any current unrealized loss, and other relevant facts regarding the issuer.

         Our accounting policy provides that we, at the end of each reporting period, review all securities where the fair value thereof has declined below 80 percent of its current cost basis to determine whether such securities are "other than temporarily impaired". In addition, pursuant to this policy, we review securities that have experienced lesser percentage declines in value on a more selective basis using many of the previously discussed factors that we consider in making a determination that a security is other than temporarily impaired.

         Once we determine that a security is "other than temporarily impaired" the impairment charge is measured based on the difference between the carrying value of the security and its fair value at the date the determination of impairment is made.

         The following table presents certain information with respect to realized investment losses from "other than temporary impairment" charges for the six month periods ended June 30, 2002 and 2001, as well as the year ended December 31, 2001. These impairment charges were determined based on our assessment of the factors referred to above, as they pertain to the individual securities determined to be other than temporarily impaired.

                                          Six Months Ended       Year Ended
                                                June 30,         December 31,
                                        --------------------   ----------------
                                            2002          2001             2001
                                            ----          ----             ----
Realized investment losses from
other than temporary impairment
charges:
Fixed maturity securities.........     $    22.7     $    11.6    $        31.3
Number of positions..............             7            8                17

Common stocks....................      $     4.0     $     0      $          0
Number of positions..............             3            0                 0

         Our portfolio of fixed maturity securities is comprised of public and private securities. Our portfolio of common stocks is comprised of all public securities. Public securities are those that are registered with the Securities and Exchange Commission. Private securities are issued under an exemption from registration under the Securities Act of 1933. It is generally recognized that publicly traded securities are more liquid than privately traded securities. We classify all our investments in fixed maturity securities and common stocks as "available for sale". Accordingly, the carrying value of such securities reflects their fair value at the balance sheet date. Fair value for public securities is based on sales prices or bid-and-asked quotations currently available on a securities exchange registered with the Securities and Exchange Commission or in the over-the-counter market, provided that those prices or quotations for the over-the-counter market are publicly reported by the National Association of Securities Dealers Automated Quotations system. Fair value for private securities is generally determined by discounting their prospective cash flows at a discount rate. The discount rate for each issue is the sum of two rates. The first component is the yield to maturity of a treasury security with a maturity comparable to the average life of the issue being priced. The second component is a credit spread assigned from a matrix based on credit rating and average life. This matrix is created monthly based on data from two major broker dealers. The quality ratings on the issues being priced are reviewed and updated quarterly.

         At June 30, 2002, the carrying values of the public and private fixed maturity securities comprising our fixed maturity security portfolio were $4,183.1 million and $3,158.9 million, respectively, and the carrying value of our common stock portfolio was $61.5 million. At December 31, 2001, the carrying values of the public and private fixed maturity securities comprising our fixed maturity security portfolio were $3,802.6 million and $3,170.9 million, respectively, and the carrying value of our common stock portfolio was $67.8 million.

         At June 30, 2002, gross unrealized losses on our fixed maturity security portfolio aggregated $52.7 million, of which $31.4 million and $21.3 million related to public and private fixed maturity securities, respectively, and gross unrealized losses on our portfolio of common stocks was $5.5 million. At December 31, 2001, gross unrealized losses on our fixed maturity security portfolio aggregated $74.3 million, of which $35.7 million and $38.6 million related to public and private fixed maturity securities, respectively, and gross unrealized losses on our portfolio of common stocks was $7.3 million.

         In determining that the securities giving rise to the aforementioned unrealized losses were not other than temporarily impaired, we evaluated the factors cited above, which we consider when assessing whether a security is other than temporarily impaired. In making these evaluations, we must exercise considerable judgment. Accordingly, there can be no assurance that actual results will not differ from our judgments and that such differences may require the future recognition of other than temporary impairment charges that could have a material affect on our financial position and results of operations. In addition, the value of, and the realization of any loss on, a fixed maturity security or common stock is subject to numerous risks, including; interest rate risk, market risk, credit risk and liquidity risk. The magnitude of any loss incurred by us may be affected by the relative concentration of our investments in any one issuer or industry. We have established specific policies limiting the concentration of our investments in any single issuer and industry and believe our investment portfolio is prudently diversified. At June 30, 2002 and December 31, 2001, no single issuer constituted more than $4.7 million and $6.5 million of our gross unrealized losses, respectively. In addition, no single issuer, excluding government and agency securities as well as $200 million of notes due December 31, 2002 from Aegon USA, (see Note 11 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings herein) constituted more than $50.0 million of the carrying value of our invested assets at June 30, 2002 and December 31, 2001, respectively. See "Total Fixed Maturities by Credit Quality" for information regarding the ratings by Nationally Recognized Rating Organizations of securities comprising our fixed maturity security portfolio. Also, see "Summary of Investments - Fixed Maturities" for information concerning the industry concentration of our fixed maturity securities.

         The following tables present certain information by type of investment with respect to our gross unrealized losses on fixed maturity securities outside of the Closed Block, in the Closed Block, and in total, at June 30, 2002 and December 31, 2001, including; the number of individual security positions comprising such unrealized losses, the aggregate carrying value and market value of such positions, the amount of such unrealized losses, information as to the amount of time securities have been in an unrealized loss position, and the respective credit quality of such securities. We segregated the information in the following tables between that applicable to the Closed Block and that applicable to outside the Closed Block because other than a difference in classification within the Company's income statement, we believe it is unlikely that there could be any impact to the net income reported by us for any period presented in this prospectus due to the sufficiency of the deferred dividend liability in the Closed Block as of the end of all periods presented herein. See Note 2 to the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings herein.



                                Gross Unrealized Losses on Fixed Maturity Securities As of June 30, 2002
                                                     Outside the Closed Block
                               By Investment Category, Credit Quality, and By Length of Time Unrealized
                                     Investment Grade                                  Non-Investment Grade
                       ----------------------------------------------   ---------------------------------------------------------
                                                                 ($ in millions)
                          0-6    6-12   12-24    24-36   36+               0-6    6-12    12-24    24-36    36+             Grand
                        Months  Months  Months  Months  Months  Total    Months  Months  Months   Months   Months  Total    Total
Public Fixed  Maturity
Securities:
Number of positions         33      14       2      18       3      70       13       9      13        9        2      46     116
Total Market Value        55.6    27.1     5.0    19.6    12.4   119.7      4.7     3.3     3.2      9.3      0.9    21.4   141.1
Total Amortized Cost      56.6    28.6     5.3    20.4    12.5   123.4      5.6     5.1     4.0     10.7      1.1    26.5   149.9
Unrealized loss           (1.0)   (1.5)   (0.3)   (0.8)   (0.1)   (3.7)    (0.9)   (1.8)   (0.8)    (1.4)    (0.2)   (5.1)   (8.8)

Private Fixed Maturity
Securities:
Number of positions          9       3       3       2     -        17        4     -         1        4        1      10    27.0
Total Market Value       241.6    31.3    19.6    34.1     -     326.6     26.5     -       8.5     31.4      3.2    69.6   396.2
Total Amortized Cost     244.9    31.8    20.7    38.5     -     335.9     26.6     -       8.6     34.1      3.7    73.0   408.9
Unrealized loss           (3.3)   (0.5)   (1.1)   (4.4)    -      (9.3)    (0.1)    -      (0.1)    (2.7)    (0.5)   (3.4)  (12.7)

Total Fixed Maturity
Securities:
Number of positions       42.0    17.0     5.0    20.0     3.0    87.0     17.0     9.0    14.0     13.0      3.0    56.0   143.0
Total Market Value       297.2    58.4    24.6    53.7    12.4   446.3     31.2     3.3    11.7     40.7      4.1    91.0   537.3
Total Amortized Cost     301.5    60.4    26.0    58.9    12.5   459.3     32.2     5.1    12.6     44.8      4.8    99.5   558.8
Unrealized loss           (4.3)   (2.0)   (1.4)   (5.2)   (0.1)  (13.0)    (1.0)   (1.8)   (0.9)    (4.1)    (0.7)   (8.5)  (21.5)



                                 Gross Unrealized Losses on Fixed Maturity Securities As of June 30, 2002
                                                         Closed Block
                               By Investment Category, Credit Quality, and By Length of Time Unrealized
                                       Investment Grade                                    Non-Investment Grade
                      ------------------------------------------------  ---------------------------------------------------------
                                                                ($ in millions)
                          0-6     6-12   12-24    24-36   36+              0-6    6-12    12-24    24-36    36+             Grand
                        Months   Months  Months  Months  Months  Total   Months  Months  Months   Months   Months   Total   Total
Public Fixed Maturity
Securities:
Number of positions         15        8     -        11       2      36       3     -         2        1        2       8      44
Total Market Value        81.0     64.3     -      88.2     9.3   242.8    14.1     -      17.5      7.1     17.1    55.8   298.6
Total Amortized Cost      84.9     65.0     -      90.7     9.4   250.0    15.3     -      25.6     10.0     20.4    71.3   321.3
Unrealized loss           (3.9)    (0.7)    -      (2.5)   (0.1)   (7.2)   (1.2)    -      (8.1)    (2.9)    (3.3)  (15.5)  (22.7)

Private Fixed Maturity
Securities:
 Number of positions         4        1     -        13     -        18     -         1       1        2        1       5    23.0
Total Market Value        47.6     14.1     -      85.8     -     147.5     -      14.9     9.4     13.2      1.0    38.5   186.0
Total Amortized Cost      49.5     15.0     -      88.6     -     153.1     -      15.0    11.4     13.9      1.2    41.5   194.6
Unrealized loss           (1.9)    (0.9)    -      (2.8)    -      (5.6)    -      (0.1)   (2.0)    (0.7)    (0.2)   (3.0)   (8.6)

Total Fixed Maturity
Securities:
Number of positions       19.0      9.0     -      24.0     2.0    54.0     3.0     1.0     3.0      3.0      3.0    13.0    67.0
Total Market Value       128.6     78.4     -     174.0     9.3   390.3    14.1    14.9    26.9     20.3     18.1    94.3   484.6
Total Amortized Cost     134.4     80.0     -     179.3     9.4   403.1    15.3    15.0    37.0     23.9     21.6   112.8   515.9
Unrealized loss           (5.8)    (1.6)    -      (5.3)   (0.1)  (12.8)   (1.2)   (0.1)  (10.1)    (3.6)    (3.5)  (18.5)  (31.3)

                           Total Gross Unrealized Losses on Fixed Maturity Securities As of June 30, 2002
                              By Investment Category, Credit Quality, and By Length of Time Unrealized
                                     Investment Grade                                  Non-Investment Grade
                      -------------------------------------------------  --------------------------------------------------------
                                                               ($ in millions)
                         0-6     6-12   12-24    24-36    36+              0-6    6-12    12-24   24-36    36+             Grand
                       Months   Months  Months  Months   Months   Total  Months  Months  Months  Months   Months   Total   Total
Public Fixed Maturity
Securities:
Number of positions        48       22       2      29       5     106       16       9      15      10        4      54      160
Total Market Value      136.6     91.4     5.0   107.8    21.7   362.5     18.8     3.3    20.7    16.4     18.0    77.2    439.7
Total Amortized Cost    141.5     93.6     5.3   111.1    21.9   373.4     20.9     5.1    29.6    20.7     21.5    97.8    471.2
Unrealized loss          (4.9)    (2.2)   (0.3)   (3.3)   (0.2)  (10.9)    (2.1)   (1.8)   (8.9)   (4.3)    (3.5)  (20.6)   (31.5)

Private Fixed Maturity
Securities:
 Number of positions       13        4       3      15     -        35        4       1       2       6        2      15     50.0
Total Market Value      289.2     45.4    19.6   119.9     -     474.1     26.5    14.9    17.9    44.6      4.2   108.1    582.2
Total Amortized Cost    294.4     46.8    20.7   127.1     -     489.0     26.6    15.0    20.0    48.0      4.9   114.5    603.5
Unrealized loss          (5.2)    (1.4)   (1.1)   (7.2)    -     (14.9)    (0.1)   (0.1)   (2.1)   (3.4)    (0.7)   (6.4)   (21.3)

Total Fixed Maturity
Securities:
Number of positions      61.0     26.0     5.0    44.0     5.0   141.0     20.0    10.0    17.0    16.0      6.0    69.0    210.0
Total Market Value      425.8    136.8    24.6   227.7    21.7   836.6     45.3    18.2    38.6    61.0     22.2   185.3   1,021.9
Total Amortized Cost    435.9    140.4    26.0   238.2    21.9   862.4     47.5    20.1    49.6    68.7     26.4   212.3   1,074.7
Unrealized loss         (10.1)    (3.6)   (1.4)  (10.5)   (0.2)  (25.8)    (2.2)   (1.9)  (11.0)   (7.7)    (4.2)  (27.0)   (52.8)


                                       0-6          6-12       **12

                                     Months       Months      Months      Total
Common Stock
Number of positions                     10           14          19         43
Total Market Value                     11.0         13.6         8.5       33.1
Total Amortized Cost                   11.6         15.3        11.7       38.6
Unrealized loss                       (0.6)         (1.7)       (3.2)      (5.5)

** = Greater than

                         Total Gross Unrealized Losses on Fixed Maturity Securities As of December 31, 2001
                                                     Outside the Closed Block
                             By Investment Category, Credit Quality, and By Length of Time Unrealized
                                    Investment Grade                                   Non-Investment Grade
                      -----------------------------------------------  ---------------------------------------------------------
                                                                ($ in millions)
                         0-6    6-12    12-24    24-36   36+              0-6     6-12    12-24    24-36    36+            Grand
                       Months  Months   Months  Months  Months  Total   Months   Months  Months   Months   Months  Total   Total
Public Fixed Maturity
Securities:
 Number of positions       35      10       42      22     -       109      13        7      14        7      -        41     150
Total Market Value      162.0    25.0    161.5    28.2     -     376.7    15.1      2.9    32.4      7.7      -      58.1   434.8
Total Amortized Cost    165.0    25.5    166.5    29.5     -     386.5    16.5      3.0    33.7      8.9      -      62.1   448.6
Unrealized loss          (3.0)   (0.5)    (5.0)   (1.3)    -      (9.8)   (1.4)    (0.1)   (1.3)    (1.2)     -      (4.0)  (13.8)

Private Fixed
Maturity
Securities:
 Number of positions       14       3       24       5     -        46       3        1       7        3        1      15    61.0
Total Market Value      150.7    16.0    212.6    49.0     -     428.3    52.2      0.1    60.9     23.0      4.4   140.6   568.9
Total Amortized Cost    154.3    16.5    218.7    59.5     -     449.0    52.4      0.1    62.5     25.9      4.5   145.4   594.4
Unrealized loss          (3.6)   (0.5)    (6.1)  (10.5)    -     (20.7)   (0.2)     -      (1.6)    (2.9)    (0.1)   (4.8)  (25.5)

Total Fixed Maturity
Securities:
Number of positions      49.0    13.0     66.0    27.0     -     155.0    16.0      8.0    21.0     10.0      1.0    56.0   211.0
Total Market Value      312.7    41.0    374.1    77.2     -     805.0    67.3      3.0    93.3     30.7      4.4   198.7  1,003.7
Total Amortized Cost    319.3    42.0    385.2    89.0     -     835.5    68.9      3.1    96.2     34.8      4.5   207.5  1,043.0
Unrealized loss          (6.6)   (1.0)   (11.1)  (11.8)    -     (30.5)   (1.6)    (0.1)   (2.9)    (4.1)    (0.1)   (8.8)  (39.3)



                          Total Gross Unrealized Losses on Fixed Maturity Securities As of December 31, 2001
                                                              Closed Block
                               By Investment Category, Credit Quality, and By Length of Time Unrealized
                                         Investment Grade                                   Non-Investment Grade
                      -------------------------------------------------  ----------------------------------------------------------
                                                                   ($ in millions)
                          0-6    6-12    12-24    24-36    36+              0-6    6-12    12-24    24-36    36+             Grand
                        Months  Months   Months  Months   Months  Total   Months  Months  Months   Months   Months  Total    Total
Public Fixed Maturity
Securities:
Number of positions         19       8       12      11      -       50        2       1       2        3      -         8      58
Total Market Value       134.7    50.4    114.9    79.8      -    379.8      5.4    13.7    12.7     24.7      -      56.5   436.3
Total Amortized Cost     139.7    51.7    117.1    84.1      -    392.6      5.6    15.0    14.8     30.5      -      65.9   458.5
Unrealized loss           (5.0)   (1.3)    (2.2)   (4.3)     -    (12.8)    (0.2)   (1.3)   (2.1)    (5.8)     -      (9.4)  (22.2)

Private Fixed
Maturity
Securities:
 Number of positions         5     -         12      13      -       30        3     -       -          1      -         4    34.0
Total Market Value        51.6     -      106.5    84.4      -    242.5     35.0     -       -       13.0      -      48.0   290.5
Total Amortized Cost      52.5     -      110.0    89.5      -    252.0     37.5     -       -       13.8      -      51.3   303.3
Unrealized loss           (0.9)    -       (3.5)   (5.1)     -     (9.5)    (2.5)    -       -       (0.8)     -      (3.3)  (12.8)

Total Fixed Maturity
Securities:
Number of positions       24.0     8.0     24.0    24.0      -     80.0      5.0     1.0     2.0      4.0      -      12.0    92.0
Total Market Value       186.3    50.4    221.4   164.2      -    622.3     40.4    13.7    12.7     37.7      -     104.5   726.8
Total Amortized Cost     192.2    51.7    227.1   173.6      -    644.6     43.1    15.0    14.8     44.3      -     117.2   761.8
Unrealized loss           (5.9)   (1.3)    (5.7)   (9.4)     -    (22.3)    (2.7)   (1.3)   (2.1)    (6.6)     -     (12.7)  (35.0)

                          Total Gross Unrealized Losses on Fixed Maturity Securities As of December 31, 2001
                               By Investment Category, Credit Quality, and By Length of Time Unrealized
                                         Investment Grade                                   Non-Investment Grade
                         -------------------------------------------------  ------------------------------------------------
                                                                      ($ in millions)
                          0-6    6-12   12-24    24-36    36+    Total     0-6     6-12    12-24    24-36    36+     Total   Grand
                        Months  Months  Months  Months   Months          Months   Months  Months   Months   Months           Total
Public Fixed Maturity
Securities:
 Number of positions        54       18       54      33   -       159      15        8      16       10    -        49       208
Total Market Value       296.7     75.4    276.4   108.0   -     756.5    20.5     16.6    45.1     32.4    -     114.6     871.1
Total Amortized Cost     304.7     77.2    283.6   113.6   -     779.1    22.1     18.0    48.5     39.4    -     128.0     907.1
Unrealized loss           (8.0)    (1.8)    (7.2)   (5.6)  -     (22.6)   (1.6)    (1.4)   (3.4)    (7.0)   -     (13.4)    (36.0)

Private Fixed
Maturity
Securities:
 Number of positions        19        3       36      18   -        76       6        1       7        4      1      19      95.0
 Total Market Value      202.3     16.0    319.1   133.4   -     670.8    87.2      0.1    60.9     36.0    4.4   188.6     859.4
 Total Amortized Cost    206.8     16.5    328.7   149.0   -     701.0    89.9      0.1    62.5     39.7    4.5   196.7     897.7
Unrealized loss           (4.5)    (0.5)    (9.6)  (15.6)  -     (30.2)   (2.7)     -      (1.6)    (3.7)  (0.1)   (8.1)    (38.3)

Total Fixed Maturity
Securities:
Number of positions       73.0     21.0     90.0    51.0   -     235.0    21.0      9.0    23.0     14.0    1.0    68.0     303.0
Total Market Value       499.0     91.4    595.5   241.4   -   1,427.3   107.7     16.7   106.0     68.4    4.4   303.2   1,730.5
Total Amortized Cost     511.5     93.7    612.3   262.6   -   1,480.1   112.0     18.1   111.0     79.1    4.5   324.7   1,804.8
Unrealized loss          (12.5)    (2.3)   (16.8)  (21.2)  -     (52.8)   (4.3)    (1.4)   (5.0)   (10.7)  (0.1)  (21.5)    (74.3)


                                     0-6          6-12        **12
                                   Months        Months      Months      Total
Common Stock
Number of positions                  16            14          11          41
Total Market Value                  20.4          6.2          2.9       29.5
Total Amortized Cost                24.2          8.7          3.9       36.8
Unrealized loss                     (3.8)        (2.5)        (1.0)      (7.3)

** = Greater than

         The following tables present certain information by type of investment with respect to securities sold which resulted in a loss for the six month period ended June 30, 2002 and the year ended December 31, 2001, including: (i) the number of positions sold that comprise the aggregate gross realized loss for the period, (ii) the aggregate fair value of such securities at the date of their sale, (iii) the aggregate carrying value of such securities at date of sale, (iv) the aggregate gross amount of the realized loss recorded from the sale of such securities during the period, and (v) the gross realized losses reported for each period sorted in descending order by percentage of sales price to carrying value at date of sale.

                                           Six Month Period         Year Ended
                                            Ended June 30,         December 31,
                                                     2002                 2001
                                                     ----                 ----
Fixed Maturity Securities:
Number of positions                                    20                   52
Fair value at date of sale               $            6.2         $       77.0
Carrying value at date of sale           $            7.9         $       85.3
Gross realized losses                    $           (1.7)        $       (8.3)
Gross realized losses by the % of
 sales price to carrying value:

  .        100 to 95 percent             $            0.0         $       (0.5)
  .        **95 to 90                    $            0.0         $       (2.0)
  .        **90                          $           (1.7)        $       (5.8)

Common Stock Securities:
Number of positions                                    16                   62
Fair value at date of sale               $            1.6         $       11.8
Carrying value at date of sale           $            3.1         $       14.8
Gross realized losses                    $           (1.5)        $       (3.0)

         With respect to fixed maturity securities sold which resulted in a loss for the six month period ended June 30, 2002 and the year ended December 31, 2001, the following table presents certain information as to the amount of time such securities have been in an unrealized loss position. The information in this table is sorted by % of sales price to carrying value.

                                                           For the Six Months Ended June 30, 2002
                                                          0-6          6-12         **12
                                                         Months       Months       Months     Total
The number of positions sold at a loss sorted by
the period of time they were in an unrealized loss
position and by % of the securities sales price to
carrying value:
  .        100 to 95 percent                                8            1           1          10
  .        **95 to 90                                       1            1           0           2
  .        **90 to                                          3            3           2           8

                                                            For the Year Ended December 31, 2001
                                                          0-6           6-12       **12         Total
                                                         Months        Months      Months
The number of positions sold at a loss sorted by the
period of time they were in an unrealized loss position
and by % of the securities sales price to carrying value:
  .       100 to 95 percent                                 17           0           6           23
  .       **95 to 90                                        10           0           4           14
  .       **90                                               9           2           4           15

** = Greater than

         Based on our analysis of the underlying issuers' fundamentals we concluded that, with few exceptions, losses incurred on sales of fixed maturity securities at or above prices of 90% of carrying value are not attributable to the creditworthiness of the issuer. In certain instances losses incurred on sales of fixed maturity securities at or above prices of 90% of carrying value were at least in part due to the creditworthiness of the issuer. We made sales of securities at or above prices of 90% of carrying value in response to portfolio management decisions made in the period of sale and were not previously contemplated in prior periods. For the six-month period ended June 30, 2002 and the year ended December 31, 2001 we incurred losses on sales of fixed maturity securities at prices below 90% of carrying value aggregating $1.6 million and $5.8 million, respectively. For all sales of securities at prices less than 90% of carrying value our evaluation of the underlying issuers' fundamentals up to the period of sale concluded that both the principal and interest would be collected as scheduled. In the period in which we changed our view as to the likelihood that we would collect the scheduled principal and interest we either recognized an other than temporary impairment or sold the securities.

         Of the aggregate loss recorded for the six-month period ended June 30, 2002, $0.5 million resulted from sales of 3 securities that were in an unrealized loss position less than 6 months, $0.5 million resulted from sales of 3 securities that were in an unrealized loss position between 6-12 months, and $0.7 million resulted from sales of 2 securities that were in an unrealized loss position for more than 12 months.

         Of the aggregate loss recorded for the year ended December 31, 2001, $2.1 million resulted from sales of 9 securities that were in an unrealized loss position less than 6 months, $0.7 million resulted from sales of 2 securities that were in an unrealized loss position between 6-12 months, and $3.0 million resulted from sales of 4 securities that were in an unrealized loss position for more than 12 months.

         With respect to common stock sold which resulted in a loss for the six month period ended June 30, 2002 and the year ended December 31, 2001, the following table presents certain information as to the amount of time such securities have been in an unrealized loss position. The information in this table is sorted by % of sales price to carrying value.

                                                              For the Year Ended June 30, 2002
                                                          0-6         6-12        **12        Total
                                                         Months      Months       Months
The number of positions sold at a loss sorted by the
period of time they were in an unrealized loss position    7            7           2           16

                                                            For the Year Ended December 31, 2001
                                                          0-6         6-12        **12        Total
                                                         Months      Months       Months
The number of positions sold at a loss sorted by the
period of time they were in an unrealized loss position    24           8           30          62

** = Greater than

         All sales of common stocks at losses during 2001 and the six month period ended June 30, 2002 were made to offset gains from sales of common stock in order to minimize our tax liability and were in keeping with our decision to reduce our exposure to common stock investments. Specific common stocks sold at losses were not identified as of periods prior to their sale. Decisions on specific securities to be sold at losses were made during the periods in which they were sold after consideration of the amount of common stock gains realized during the period. In the table above we presented the amount of other than temporary impairment charges taken during the six month period ended June 30, 2002 and the year ended December 31, 2001. Based on our analysis of the factors discussed herein we concluded that all other common stock positions during the aforementioned periods were not other than temporarily impaired.

         Investment Impairments and Valuation Allowances

         The cumulative asset specific impairment adjustments and provisions for valuation allowances that we recorded as of June 30, 2002, December 31, 2001 and 2000 are shown in the table below.

                Cumulative Impairment Adjustments and Provisions
                    For Valuation Allowances on Investments
                              For the Years Ended

                          As of June 30, 2002               As of December 31, 2001              As of December 31, 2000
                   --------------------------------  ----------------------------------   -----------------------------------
                   Impairment    Valuation    Total   Impairment     Valuation             Impairment   Valuation
                   Allowances    Allowances           Allowances     Allowances    Total   Allowances   Allowances    Total
                  -----------   -----------   -----  -----------    -----------   ------   ----------   ----------    -------
                                                                ($ in millions)
Fixed maturities    $  54.7    $    -       $  54.7      $ 48.2       $  0.0      $  48.2     $ 27.5       $  0.0    $  27.5
Equity securities       6.6         -           6.6         2.6          0.0          2.6        2.6          0.0        2.6
Mortgages.......       11.1        20.8        31.9        11.1         28.4         39.5       11.1         32.2       43.3
Real estate/(1)/..     11.0         4.1        15.1        14.4          0.8         15.2       31.0          4.5       35.5
                  ----------  ------------- --------   ---------     ----------  ---------  ---------     --------  ---------
     Total......    $  83.4    $   24.9     $ 108.3      $ 76.3       $ 29.2      $ 105.5     $ 72.2       $ 36.7    $ 108.9
                  ==========  ============= ========   =========     ==========  =========  =========     ========  =========

------------------------
/(1)/  Includes $2.9 million, $5.9 million and $22.5 million at June 30, 2002,
     December 31, 2001, and 2000, respectively, relating to impairments taken upon foreclosure of mortgage loans.

         All of our fixed maturity and equity investments are classified as available for sale and, accordingly, are marked to market. Unrealized gains and losses are excluded from earnings and reported as a separate component of accumulated other comprehensive income. Investments whose value we deem to be other than temporarily impaired are written down to fair value. We record the writedowns as realized losses and include them in earnings. The cost basis of these investments is adjusted to fair value. The new cost basis is not changed for subsequent recoveries in value. For the six months ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999, these writedowns aggregated $26.7 million, $31.3 million, $30.2 million and $8.3 million, respectively.

         At June 30, 2002, December 31, 2001 and 2000, 12.8% ($1,455.1 million),
13.8% ($1,507.8 million) and 13.3% ($1,443.3 million), respectively, of our General Account invested assets consisted of commercial mortgage loans. Commercial mortgage loans are stated at their unpaid principal balances, net of valuation allowances for impairment. We provide valuation allowances for commercial mortgage loans when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Increases in the valuation allowances are recorded as realized investment losses and reflected in our results of operations. For the six months ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999, increases (decreases) in valuation allowances aggregated $3.3 million, $(3.8) million, $(20.3) million, and $9.5 million, respectively. The carrying value of our commercial mortgage loans at June 30, 2002 was $1,455.1 million. That amount is net of $29.0 million representing our best estimate of cumulative impairment losses at that date.

         The carrying value of real estate held for investment is generally adjusted for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. These impairment adjustments are recorded as realized investment losses and, accordingly, are reflected in our results of operations. We had no impairment adjustments for the six months ended June 30, 2002, or for the years ended December 31, 2001, 2000 and 1999. At June 30, 2002, December 31, 2001 and 2000, the carrying value of real estate held for investment was $45.4 million, $58.5 million and $40.7 million, or 0.4%, 0.5% and 0.4% of our invested assets at such dates, respectively. Those carrying values are net of cumulative impairments of $3.5 million, $10.8 million and $10.8 million, respectively, and net of accumulated depreciation of $20.1 million, $24.3 million and $22.2 million, respectively. However, there can be no assurance that additional provisions for impairment adjustments with respect to real estate held for investment will not need to be made.

         The carrying value of our real estate to be disposed of at June 30, 2002, December 31, 2001 and 2000 was $195.9 million, $172.3 million and $171.3 million, net of impairment adjustments of $7.5 million, $3.6 million and $20.2 million, valuation allowances of $4.0 million, $0.8 million and $4.5 million and accumulated depreciation of $67.1 million, $62.0 million and $63.8 million, respectively. Once we identify a real estate property to be sold and commence a plan for marketing the property, the property is classified as to be disposed of and we establish a valuation allowance, which we periodically revise, if necessary, to adjust the carrying value of the property to reflect the lower of its current carrying value or the fair value, less associated selling costs. Increases in these valuation allowances are recorded as realized investment losses and, accordingly, are reflected in our results of operations. For the six months ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999, these increases in valuation allowances aggregated $3.3 million, $0.8 million, $0.7 million and $12.1 million, respectively.

Invested Assets Of The Closed Block Business

         Presented below is a discussion and analysis of the invested assets comprising the Closed Block on a statutory basis. Following this discussion and analysis is a discussion and analysis of the invested assets comprising the Surplus and Related Assets on a statutory basis.

Closed Block Invested Assets--Statutory Basis

         The Closed Block invested assets are managed in the aggregate to seek a high level of return consistent with the preservation of principal and equity and to reflect the Closed Block's duration and its ability to take risks consistent with the nature of the Closed Block and the investment objectives established for it.

         Assets included in the Closed Block consist of fixed maturities, mortgage loans, policy loans, accrued investment income and premiums due on Closed Block policies.

         The amount of invested assets used initially to fund the Closed Block was $5.6 billion on a statutory basis. Set forth below are the invested assets included in the Closed Block as of June 30, 2002, December 31, 2001 and 2000 on a statutory basis.

                     Closed Block Invested Assets

                                                 As of
                                                June 30,    As of December 31,
                                               ---------- ----------------------
                                                 2002        2001        2000
                                               ---------- ----------  ----------
                                                        ($ in millions)
Assets:
Public bonds at amortized cost...............   $2,209.8   $2,084.2    $1,813.3
Private fixed maturities at amortized cost...    1,687.9    1,696.7     1,731.3
Mortgage loans on real estate................      565.9      621.9       587.0
Policy loans at outstanding balance..........    1,120.1    1,144.3     1,183.9
Other long-term investments..................        8.0        6.0         0.7
Cash and cash equivalents....................       72.8       56.2       167.7
                                               ---------- ----------  ----------
     Total Invested Assets...................   $5,664.5   $5,609.3    $5,483.9
                                               ========== ==========  ==========

         Fixed Maturities

         Fixed maturities consist of publicly traded debt securities and privately placed debt representing 68.8%, 67.4% and 64.6% of total Closed Block invested assets at June 30, 2002, December 31, 2001 and 2000, respectively.

         The following table summarizes Closed Block public and private fixed maturities by National Association of Insurance Commissioners Designation and the equivalent ratings of the Nationally Recognized Securities Rating Organizations as of June 30, 2002, December 31, 2001 and 2000, as well as the percentage, based on carrying value, that each designation comprises.

                    Total Fixed Maturities by Credit Quality

    National
 Association of
   Insurance                              As of June 30, 2002               As of December 31, 2001
                                     --------------------------------   ------------------------------------
 Commissioners   Rating Agency       Carrying      % of     Estimated    Carrying                Estimated
    Rating        Equivalent           Value      Total    Fair Value      Value     % of Total  Fair Value
                                     ----------  --------   ----------   ----------  ----------  -----------
                                                                                   ($ in millions)
  1.             Aaa/Aa/A             $2,513.6     64.5%     $2,619.4     $2,434.4      64.4%      $2,506.6
  2.             Baa                   1,172.3     30.0       1,211.8      1,133.9      30.0        1,159.2
  3.             Ba                      186.9      4.8         173.4        176.7       4.7          169.5
  4.             B                        18.4      0.5          19.4         22.8       0.6           22.0
  5.             Caa and lower             0.0      0.0           0.0         12.5       0.3           11.1
  6.             In or near default        6.5      0.2           4.2          0.6       0.0            0.5
                                     ----------  --------   ----------   ----------   --------   -----------
                                      $3,897.7    100.0%     $4,028.2     $3,780.9     100.0%      $3,868.9
                                     ==========  ========   ==========   ==========   ========   ===========

    National
 Association of
   Insurance                               As of December 31, 2000
                                     ----------------------------------------
 Commissioners   Rating Agency       Carrying        % of       Total Fair
    Rating        Equivalent           Value         Total         Value
                                     ----------    --------     ----------
  1.             Aaa/Aa/A             $2,200.9       62.2%       $2,215.9
  2.             Baa                   1,190.6       33.6         1,192.0
  3.             Ba                      132.6        3.7           123.5
  4.             B                         4.0        0.1             0.6
  5.             Caa and lower            15.0        0.4             9.7
  6.             In or near default        1.5        0.0             1.4
                                     ----------    --------     ----------
                                      $3,544.6      100.0%       $3,543.1
                                     ==========    ========     ==========

         At June 30, 2002, the percentage, based on carrying value, of total public bonds that were investment grade (National Association of Insurance Commissioners Designation 1 or 2) was 94.6%, as compared to 95.0% and 96.4% at December 31, 2001 and 2000. At June 30, 2002, the percentage, based on carrying value, of total private placement fixed maturities that were investment grade (National Association of Insurance Commissioners Designation 1 or 2) was 94.7%, as compared to 93.6% and 95.0% at December 31, 2001 and 2000.

         At June 30, 2002, the carrying value of the Closed Block's problem and potential problem fixed maturities was $6.5 million and $3.7 million respectively, which, in the aggregate, represented approximately 0.3% of the total fixed maturity portfolio. As of December 31, 2001, the carrying value of the Closed Block's problem and potential problem fixed maturities was $8.1 million and $3.9 million, respectively, which, in the aggregate, represented approximately 0.3% of the total fixed maturity portfolio. As of December 31, 2000, the carrying value of the Closed Block's problem and potential problem fixed maturities was $11.7 million and $4.4 million, respectively, which, in the aggregate, represented approximately 0.5% of the total fixed maturity portfolio. At June 30, 2002, December 31, 2001 and December 31, 2000, the Company had no fixed maturity securities which had been restructured.

         MONY Life has what it believes is a well-diversified portfolio of fixed maturities. The portfolio at June 30, 2002 included 16.4% in consumer goods and services, 11.2% in financial services, 10.0% in public utilities and the remaining 62.4% in other sectors, none of which exceeded 10.0% of total fixed maturities. The portfolio at December 31, 2001 included 15.7% in consumer goods and services, 13.5% in asset and mortgage backed securities, 12.0% in financial services, 10.2% in public utilities, and the remaining 48.6% in other sectors, none of which exceeded 10.0% of total fixed maturities. The portfolio at December 31, 2000 included 14.0% in consumer goods and services, 13.0% in financial services, 12.9% in asset and mortgage backed securities, 11.7% in public utilities, 10.8% in other manufacturing and the remaining 37.6% in other sectors, none of which exceeded 10.0% of total fixed maturities.

         At June 30, 2002, the largest non-government issuer of bonds held in the Closed Block was $200.0 million of AEGON notes that we purchased in connection with the Group Pension Transaction and which mature December 31, 2002. These notes represent approximately 3.5% of total Closed Block invested assets at June 30, 2002. No other individual non-government issuer represents more than 0.7% of invested assets.

         The carrying value and estimated fair value of fixed maturities held in the Closed Block, by contractual maturity dates (excluding scheduled sinking funds), as of June 30, 2002, December 31, 2001 and 2000 are as follows:

             Fixed Maturity Portfolio by Contractual Maturity Dates

                                                               As of
                                                           June 30, 2002        As of December 31, 2001    As of December 31, 2000
                                                      -----------------------   ------------------------   -----------------------
                                                       Carrying     Estimated    Carrying    Estimated     Carrying    Estimated
                                                        Value      Fair Value      Value     Fair Value      Value     Fair Value
                                                      ----------  -----------  -----------  ------------   ----------  -----------
                                                                                 ($ in millions)
Due in one year or less..............................  $  213.3    $  213.4     $  226.5       $  232.8     $   78.7    $   78.1
Due after one year through five years................   1,124.6     1,168.9      1,237.5        1,288.5      1,167.0     1,172.4
Due after five years through ten years...............   1,284.2     1,341.2      1,330.9        1,358.2      1,364.3     1,365.7
Due after ten years..................................     701.4       714.0        474.6          472.1        479.9       472.2
                                                      ----------  -----------  -----------  ------------   ----------  -----------
Subtotal.............................................   3,323.5     3,437.5      3,269.5        3,351.6      3,089.9     3,088.4
Mortgage-backed and other asset-backed securities....     574.2       590.7        511.4          517.3        454.7       454.7
                                                      ----------  -----------  -----------  ------------   ----------  -----------
     Total...........................................  $3,897.7    $4,028.2     $3,780.9       $3,868.9     $3,544.6    $3,543.1
                                                      ==========  ===========  ===========  ============   ==========  ===========

         Mortgage Loans

         Mortgage loans, consisting of commercial, agricultural and residential loans, comprised 10.0%, 11.1% and 10.7% of total invested Closed Block invested assets at June 30, 2002, December 31, 2001 and 2000, respectively. As of June 30, 2002, December 31, 2001 and 2000, commercial mortgage loans comprised $530.4 million, $582.0 million and $535.5 million, or 93.7%, 93.6% and 91.3% of total mortgage loan investments, respectively. Agricultural loans comprised $35.3 million, $39.7 million and $51.1 million, or 6.2%, 6.4% and 8.7% of total mortgage loans, and residential mortgages comprised $0.2 million, $0.2 million and $0.4 million, or 0.1%, 0.0% and 0.1% of total mortgage loan investments at the dates indicated, respectively.

                  Commercial Mortgage Loans

         Following is a summary of Closed Block commercial mortgage loans by geographic area and property type as of June 30, 2002, December 31, 2001, and 2000, respectively.

      Mortgage Loan Distribution by Geographic Area and by Property Type

                               As of June 30, 2002            As of December 31, 2001         As of December 31, 2000
                         ------------------------------- ------------------------------- ---------------------------------
                                                  % of                              % of                             % of
                            Number  Carrying     Total       Number  Carrying      Total      Number   Carrying     Total
Geographic Area           of Loans    Value      Value     of Loans    Value       Value    of Loans     Value      Value
------------------------ ---------- ---------  --------- ----------- -----------  -------- ---------- ----------- ---------
                                                                   ($ in millions)
Southeast...............      17     $153.6       29.0%        18     $160.7        27.6%       16      $146.8      27.4%
Northeast...............      10      118.5       22.3         11      123.5        21.2        12       131.6      24.6
West....................       7       82.3       15.5          9      101.7        17.5         9        69.3      12.9
Midwest.................      13       69.5       13.1         15       78.6        13.5        14        73.1      13.6
Mountain................       6       75.2       14.2          6       85.9        14.8         5        82.1      15.4
Southwest...............       5       31.3        5.9          5        31.6        5.4         6        32.6       6.1
                         ---------- ---------  --------- ----------- -----------  -------- ---------- ----------- ---------
     Total..............      58     $530.4      100.0%        64     $582.0       100.0%       62      $535.5     100.0%
                         ========== =========  ========= =========== ===========  ======== ========== =========== =========

Property Type
-------------
Office..................      23     $293.2       55.3%        26     $322.6        55.4%       26      $331.8      62.0%
Retail..................      10       69.3       13.1         10       71.3        12.3         9        38.8       7.2
Mixed Use...............       9       47.6        9.0         10       55.2         9.5         9        31.3       5.9
Industrial..............      11       52.9       10.0         11       53.8         9.2        11        52.2       9.8
Hotel...................       3       50.4        9.5          4       58.4        10.0         3        55.9      10.4
Apartments..............       2       17.0        3.1          2       17.2         3.0         2        17.8       3.3
Other...................       0        0.0        0.0          1          3.5       0.6         2          7.7      1.4
                         ---------- ---------  --------- ----------- -----------  -------- ---------- ----------- ---------
     Total..............      58     $530.4      100.0%        64     $582.0       100.0%       62      $535.5     100.0%
                         ========== =========  ========= =========== ===========  ======== ========== =========== =========

         The following table presents the Closed Block's commercial mortgage loan maturity profile for the periods indicated.

               Commercial Mortgage Loan Portfolio Maturity Profile

                                                 As of June 30,                 As of December 31,
                                              ---------------------- -------------------------------------------
                                                      2002                   2001                  2000
                                              ---------------------- --------------------- ---------------------
                                               Carrying               Carrying    % of       Carrying     % of
                                                Value    % of Total    Value     Total        Value      Total
                                              ---------- ----------- --------- ----------- ----------- ---------
                                                                      ($ in millions)
1 year or less...............................   $    7.3    1.4%      $  52.6     9.0%      $  53.1       9.9%
Due after one year through five years........      181.7   34.2         179.4    30.8         193.6      36.2
Due after five years through ten years.......      199.4   37.6         181.6    31.2         142.1      26.5
Due after ten years..........................      142.0   26.8         168.4    29.0         146.7      27.4
                                              ---------- ----------- --------- ----------- ----------- ---------
     Total...................................   $  530.4  100.0%      $ 582.0   100.0%      $ 535.5     100.0%
                                              ========== =========== ========= =========== =========== =========

         Problem, Potential Problem and Restructured Commercial Mortgages

         The following table presents the carrying amounts of problem, potential problem and restructured commercial mortgages relative to the carrying value of all commercial mortgages as of the dates indicated. The table also presents the valuation allowances and writedowns that we recorded relative to commercial mortgages defined as problem, potential problem and restructured as of each of the dates above.

            Problem, Potential Problem and Restructured Commercial
                         Mortgages at Carrying Value

                                                                                   As of
                                                                                 June 30,     As of December 31,
                                                                              --------------  -----------------------
                                                                                   2002          2001         2000
                                                                              --------------  ----------  -----------
                                                                              ($ in millions)
Total commercial mortgages..................................................       $530.4        $582.0    $535.5
                                                                              ==============  ==========  ===========
Problem commercial mortgages/(1)/...........................................          0.0           8.0       0.0
Potential problem commercial mortgages......................................         59.4          63.3      72.0
Restructured commercial mortgages...........................................          6.5          10.3      15.6
                                                                              --------------  ----------  -----------
Total problem, potential problem and restructured commercial mortgages......       $ 65.9        $ 81.6    $ 87.6
                                                                              --------------  ----------  -----------
Total problem, potential problem and restructured commercial mortgages
     as a percent of total commercial mortgages.........................             12.4%         14.0%     16.4%
Valuation allowances/writedowns/(2)/:
Problem loans...............................................................       $  0.0        $  3.2    $ --
Potential problem loans.....................................................          6.3           8.2      --
Restructured loans..........................................................          2.1           2.1        2.1
                                                                              --------------  ----------  -----------
     Total valuation allowances/writedowns/(2)/.............................       $  8.4        $ 13.5    $   2.1
                                                                              ==============  ==========  ===========
     Total valuation allowances/writedowns as a percent of problem, potential problem and restructured commercial mortgages at
         carrying value before valuation allowances and writedowns........           11.3%         14.2%       2.3%
                                                                              ==============  ==========  ===========

----------------------

/(1)/ Problem commercial mortgages included mortgage loans in foreclosure of $0.0 million, $8.0 million and $0.0 million at June 30, 2002 and December 31, 2001 and 2000, respectively.

/(2)/ Includes impairment writedowns recorded in accordance with Statements of Standard Accounting Practice No. 37, Mortgage Loans.

         In addition to valuation allowances and impairment writedowns recorded on specific commercial mortgage loans classified as problem, potential problem, and restructured mortgage loans, we record a non-specific estimate of expected losses on all other mortgage loans so classified based on our historical loss experience for those investments. As of June 30, 2002, December 31, 2001 and 2000, these reserves were $6.1 million, $6.7 million and $0.0 million, respectively.

Investment of Surplus and Related Assets

         The principal source of payment of principal and interest on the notes will be interest income on the Surplus and Related Assets and release of those assets as Closed Block liabilities are met over time. The Surplus and Related Assets were initially selected by MONY Life prior to the effective date of the offering of the old notes. The selection and the investment management of the Surplus and Related Assets will conform to the Investment Policy for the Surplus and Related Assets Portfolio described in this prospectus under "Summary of Certain Documents--Investment Policy for the Surplus and Related Assets Portfolio."

         The statutory basis book value of the Surplus and Related Assets at June 30, 2002 was approximately $1,749.2 million.

Investment of Funds in the Debt Service Coverage Account

         We will pledge the Debt Service Coverage Account as collateral for our obligations under the notes and to Ambac. For as long as we remain obligated under the notes or have any outstanding obligations to Ambac, we will maintain the Debt Service Coverage Account. One or more of our affiliates will manage the investment of assets in the Debt Service Coverage Account, in accordance with the Investment Policy for our Debt Service Coverage Account described below under "Summary of Certain Documents--Investment Policy for the Debt Service Coverage Account of MONY Holdings" and "Summary of Certain Documents--Investment Management Agreement"

The Group Pension Transaction with AEGON USA, Inc.

         On December 31, 1993, MONY Life entered into an agreement with AEGON USA, Inc. Under the agreement, MONY Life transferred a substantial portion of its group pension business to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. MONY Life also transferred to AUSA the corporate infrastructure supporting the group pension business, including data processing systems, facilities and regional offices. AUSA was newly formed by AEGON solely for the purpose of facilitating this transaction. In connection with the transaction, MONY Life and AEGON entered into service agreements. These agreements, among other things, provide that the MONY Life will continue to manage the transferred assets, and that AUSA will continue to provide certain administrative services to MONY Life's remaining group pension contracts not included in the transfer.

         The transaction was legally structured as a sale. However, while for statutory accounting purposes this transaction was treated as a sale, for Generally Accepted Accounting Principles accounting purposes, MONY Life continues to record the assets and liabilities comprising the transferred business, and the related profits from the transferred business, in its financial statements because, pursuant to the terms of the agreement with AEGON, MONY Life retained substantially all the risks and rewards of the transferred business.

         On December 31, 1993, MONY Life also made a $200.0 million capital investment in AEGON by purchasing $150.0 million face amount of Series A Notes and $50.0 million face amount of Series B Notes. Both the Series A and Series B Notes mature on December 31, 2002. Repayment of the Series A Notes is subject to a contingency based on the performance of the transferred business.

         Pursuant to the AEGON agreement, MONY Life receives from AUSA:

         . payments on an annual basis through December 31, 2002 equal to all of the earnings from the deposits on contracts in force and transferred to AEGON on December 31, 1993;

         . a final payment at December 31, 2002 based on the remaining fair value of the deposits on contracts in force and transferred to AEGON on December 31, 1993 (in connection with which MONY Life expects to record income in the fourth quarter of 2002 of approximately $55.0 million on a Generally Accepted Accounting Principles basis and $65.0 million on a statutory basis); and

         . a contingent payment at December 31, 2002 based on new business growth subsequent to December 31, 1993. However, MONY Life does not currently expect to receive this payment because of the high level of new business growth necessary in order to receive it.

         Earnings from the aforementioned annual payments have in the past represented a significant portion of MONY Life's income. MONY Life expects that the annual payment for the year ending December 31, 2002 will decline from that recorded in the prior year consistent with the continuing run-off of the underlying business. For the six-month period ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999 MONY Life reported earnings in accordance with Generally Accepted Accounting Principles from the aforementioned annual payments of $15.2 million, $30.7 million, $37.1 million, and $63.0 million, respectively. In accordance with Statutory Accounting Practices, earnings from the annual payments were $14.0 million, $27.4 million, $26.9 million, and 35.7 million for the six-month period ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999. We estimate that the balance of the annual payment to be earned during the third and fourth quarters of 2002 will approximate $14.0 million. In addition, MONY Life also expects to receive a final payment on or about December 31, 2002 (and with respect thereto, report earnings of $55 million in accordance with Generally Accepted Accounting Principles and $65 million on a statutory basis), although there can be no assurance in this regard, however, MONY Life does not expect to receive a contingent payment. MONY Life's results of operations could be adversely affected unless it takes actions which will increase its revenue and net income subsequent to December 31, 2002 to replace the group pension profits. Also, MONY Life's dividend capacity could be adversely affected if it does not receive its expected annual and final payments or if the Series A Notes are not fully repaid at maturity. See Note 11 to MONY Holdings Consolidated Financial Statements and
Note 16 to MONY Life's Statutory Financial Statements.

Recent Ratings Actions

         On April 2, 2002, Moody's announced that it had downgraded the rating of MONY Group's senior unsecured debt and its bank facility from "Baa1" to "Baa2". At the same time, it confirmed the financial strength rating of MONY Life and MONY Life Insurance Company of America of "A2". MONY Group's rating of "Baa2" discussed above is the 4th highest level of Moody's 9 rating levels. The MONY Life and the MONY Life Insurance Company of America financial strength rating of "A2" is the 3rd highest level of Moody's 9 rating levels. Moody's gave two reasons for the downgrade. The first reason is attributable to a change in Moody's practices with respect to the number of "notches" between a senior unsecured debt rating at a holding company level and an insurance financial strength rating at an insurance subsidiary level. Moody's cited as its second reason MONY Group's recent financial performance, including a decline in assets under management. Moody's further noted MONY Group's dependence on the stock market and said, ". . . excluding MONY Life's core closed block business, MONY Group has limited operating capacity and earnings potential outside of products tied to the stock market."

         On September 6, 2002, Moody's announced that it revised its outlook on MONY Group, MONY Life and MONY Life Insurance Company of America to "Negative" from "Stable". Moody's cited the heavy equity market orientation of MONY Group's business mix and its diminished profitability in the past 18 months. Moody's also cited the decline in capital which reflects an increase in realized credit losses in the general account, as well as lower returns from its separate account business. Moody's also stated that the rating outlook on the notes remains "Stable".

         Moody's ratings for debt range from "Aaa" to "C." MONY Group's rating of "Baa2" discussed above is the 4th highest level of Moody's 9 rating levels. Moody's has stated that debt rated "Baa" is considered a medium-grade obligation (i.e., it is neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Moody's has stated that such debt lacks outstanding investment characteristics and in fact have speculative characteristics as well. With respect to MONY Life's and MONY Life Insurance Company of America's "A2" rating, Moody's has stated that the "A" rating for insurer financial strength is for strong insurers that are viewed as possessing strong capacity to meet policyholder and contract obligations; risk factors are moderate, and the impact of any adverse business and economic factors is expected to be small. For both debt and insurer financial strength ratings Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from "Aa" through "Caa". The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Moody's uses various features when rating credit quality; intrinsic financial strength, default frequency, loss severity, and rating transition risk are factors in Moody's evaluation.

         On November 9, 2001, Fitch Ratings placed the "AA"- insurer financial strength ratings of MONY Life and MONY Life Insurance Company of America on "Negative Outlook" due to concern over ongoing core profitability. Fitch Ratings has stated that its ratings outlook indicates the direction a rating is likely to move over a one to two-year period. Outlooks may be "Positive"," Stable" or "Negative". A "Positive" or" Negative" rating outlook does not imply a rating change is inevitable.

         On April 30, 2002, Fitch Ratings announced that it had downgraded the senior debt rating and long-term issuer rating of MONY Group from "A-" to "BBB+", but that no action was taken, or is contemplated, with respect to the "AA-" insurer financial strength ratings of MONY Life and MONY Life Insurance Company of America, which, as described above, are on Negative Outlook. MONY Group's rating of "BBB+" is the 4th highest of Fitch's 8 rating categories. The rating agency stated in its press release that it took this action following issuance of the old notes. It further stated that the downgrade was based upon the effect of the issuance of the old notes and future additional series of notes on the fixed charge coverage available to MONY Group's senior debt. The downgrade was not based upon the operating or financial performance of MONY Group.

         On September 19, 2002 Fitch Ratings downgraded the financial strength ratings of MONY Life and MONY Life Insurance Company of America from "AA-" to "A+". Fitch Ratings cited lower profitability due to exposure to equity market based products and risks associated with the closed block securitization as the major factors. Fitch Ratings' insurer financial strength ratings range from "AAA" to "D". The "A" rating is the 3rd highest of 12 rating levels and is regarded as strong. "A" rated insurers are viewed as possessing strong capacity to meet policyholder and contract obligations. Risk factors are moderate, and the impact of any adverse business and economic factors is expected to be small. The "+" or "-" is appended to a rating to indicate the relative position of a credit within the rating category.

         Fitch Ratings has stated that it provides an opinion on the ability of an entity or of a securities issue to meet financial commitments, such as interest, preferred dividends, or repayment of principal, on a timely basis. MONY Group's "BBB+" senior debt rating and long-term issuer rating discussed above is the 4th highest of the 12 Fitch Ratings levels. The Fitch Ratings debt levels range from "AAA" to "D". "BBB" ratings indicate that there is currently a low expectation of credit risk and that the capacity for timely payment of financial commitments is considered adequate, but adverse changes in circumstances and in economic conditions are more likely to impair this capacity. This is the lowest investment-grade category. When a rating of the notes is assigned, Fitch Ratings considers the historical and prospective financial condition, quality of management, and operating performance of the issuer and of any guarantor, any special features of a specific issue or guarantee, the issue's relationship to other obligations of the issuer, as well as developments in the economic and political environment that might affect the issuer's financial strength and credit quality.

         On July 30, 2002, Standard & Poor's revised its outlook on MONY Life's "AA-"insurer financial strength rating to "Negative" from "Stable". Lower fees on variable products, reliance on the equity markets for earnings and increased reserving requirements for life insurance minimum death benefit guarantees were the reasons cited by Standard & Poor's for the revised outlook. The revised outlook could adversely affect MONY Life's ability to sell products, especially corporate-owned life insurance and bank-owned life insurance products.

         On October 16, 2002, Standard & Poor's lowered its counterparty credit and senior debt ratings of MONY Group to "BBB+" from "A-", and affirmed its "A-2" commercial paper rating. The "BBB+" rating is the 4th highest level of 12 rating levels. At the same time, Standard and Poor's lowered its counterparty credit and financial strength ratings of MONY Life and its subsidiary MONY Life Insurance Company of America, to "A+" from "AA-". The outlook on all the companies is stable.

         Standard & Poor's has stated that its rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. An outlook revision is not necessarily a precursor of a rating change or future CreditWatch action. The following are Standard & Poor's various ratings outlook categories:

    .    "Positive" means that a rating may be raised.

    .    "Negative" means that a rating may be lowered.

    .    "Stable" means that a rating is not likely to change.

    .    "Developing" means a rating may be raised or lowered.

    .    "N.M." means not meaningful.

         Standard & Poor's insurer financial strength ratings range from "AAA" to "NR". MONY Life's "A+" rating discussed above is the 3rd highest of the 10 rating levels assigned by Standard & Poor's. An insurer rated "A" has strong financial security characteristics, but is somewhat more likely to be affected by adverse business conditions than are higher ratings. The obligor's capacity to meet its financial commitment on the obligation is very strong. The credit ratings are based, in varying degrees, on the following considerations: (1) likelihood of payment-capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation; (2) nature of and provisions of the obligation; (3) protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

         We cannot assure you that rating agencies will maintain MONY Group's, MONY Life's or any of their respective subsidiaries' ratings at their current levels.

Competition

         The life insurance industry is highly competitive and has experienced severe price competition over the last several years. MONY Life competes with a large number of other insurers as well as non-insurance financial services companies such as banks, broker-dealers and asset managers for clients and agents and other distributors of insurance and investment products. Some of these companies are large and well-capitalized and have greater financial resources, offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims-paying ability ratings than MONY Life. MONY Life competes in its businesses generally on the basis of:

         .    price,

         .    quality of service,

         .    product features,

         .    compensation structure (for agents),

         .    perceived financial strength,

         .    claims-paying ratings, and

         .    name recognition.

The relative importance of these factors depends on the particular product in question.

         In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, particularly as the laws separating banking and insurance have been relaxed. This has resulted in increased competition from large, well-capitalized financial services firms. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired other financial services businesses such as broker-dealers or insurance companies. National banks, with their pre-existing client bases for financial services products, may increasingly compete with insurers. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. We expect consolidation to continue and perhaps accelerate. We expect the Gramm-Leach-Bliley Act of 1999, which liberalized restrictions on bank affiliations with insurers, to continue to contribute to consolidation by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. The ability of banks to affiliate with insurance companies and to offer annuity products of life insurance companies may materially adversely affect all of MONY Life's product lines by substantially increasing the number, size and financial strength of potential competitors.

         MONY Life's investment-linked insurance and annuity products and its proprietary retail mutual funds will also compete on the basis of investment performance. A material decline in the investment performance of its variable life, variable annuity or mutual fund products could have an adverse effect on its sales.

         MONY Life must attract and retain productive agents to sell its insurance and annuity products. Strong competition exists among insurance companies for agents with demonstrated ability. We believe that key bases of competition among insurance companies for agents with demonstrated ability include a company's financial position and the services provided to, and relationships developed with, these agents, in addition to compensation and product structure. MONY Life's ability to retain productive distributors of its individual insurance and annuity products may be affected by changes arising from:

         .    the realignment of its career agency sales force,

         .    the restructuring of agent compensation, and

         .    the ability to obtain state regulatory approvals for new products.

Sales of individual insurance and annuity products and MONY Life's financial position and results of operations could be materially adversely affected by those changes.

         Many of MONY Life's businesses are in industries where access to multiple sales channels may be a competitive advantage. We believe that insurance and investment products will continue to be sold primarily through face-to-face sales channels, although clients' desire for objective advice not related to products will, over time, increase the amount of insurance and investment products sold through non-affiliated distributors such as independent agents, insurance brokers and investment advisors. In addition, we expect that insurance and investment products will increasingly be sold through direct marketing, including through electronic commerce.

         The proliferation and growth of multiple sales channels puts pressure on the face-to-face sales channels to either increase their productivity or reduce their costs. We expect that MONY Life will continue efforts to strengthen and broaden its sales channels, but we cannot assure you that these efforts will be successful. There is a risk that the marketplace will make a more significant or rapid shift to non-affiliated and direct distribution alternatives than MONY Life anticipates or is able to achieve itself. If this happens, its market share and results of operations could be adversely affected.

         Claims-paying ability and financial strength ratings are an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in MONY Life and in its ability to market its products. Rating organizations continually review the financial performance and condition of insurance companies, including MONY Life. Any downgrade in MONY Life's ratings could have a material adverse effect on its ability to market its products and retain current policyholders. These consequences could, depending upon their extent, have a material adverse effect on MONY Life's liquidity and net income.

         See "Risk Factors" for a discussion of recent rating agency activity.

Supervision and Regulation

Regulation of MONY Holdings

         We act as a holding company for the operations of MONY Life. We are not licensed as an insurer or other regulated entity. However, because we own insurance company subsidiaries, we are subject to regulation as an insurance holding company.

         We are subject to the insurance holding company laws in the states where our insurance subsidiaries are, or are treated as, organized, which currently include, among others, New York, Arizona and Ohio. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the insurance department in the insurance company's state of domicile and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions affecting the insurers in the holding company system must be fair and may require prior notice and approval or non-disapproval by the state's insurance department.

Regulation of MONY Life and Insurance Subsidiaries

         The business of MONY Life is subject to comprehensive regulation and supervision.

         MONY Life is licensed to transact its insurance business in, and is subject to regulation and supervision by, all 50 states of the United States, the District of Columbia, the Commonwealth of Puerto Rico, Guam and the U.S. Virgin Islands. MONY Life Insurance Company of America, a subsidiary of MONY Life, is licensed and regulated in all states other than New York. U.S. Financial Life Insurance Company, a subsidiary of MONY Life, is licensed and regulated in all states other than Idaho, Minnesota, Nevada, New York, Vermont, Virginia and the District of Columbia.

         MONY Life was organized in New York and its principal insurance regulatory authority is the New York Insurance Department. MONY Life Insurance Company of America and U.S. Financial Life Insurance Company, MONY Life's insurance subsidiaries, are principally regulated by the insurance departments of the states in which they are organized, Arizona and Ohio, respectively. Insurance products are substantially affected by federal, state and foreign tax laws in the jurisdictions in which they are sold. Products that also constitute "securities," such as variable life insurance and variable annuities, are also subject to federal and state securities laws and regulations. The Securities and Exchange Commission, the National Association of Securities Dealers and state securities commissions regulate and supervise these products, as well as the broker-dealer, investment advisor and investment company affiliates of MONY Life. The purpose of these regulations is primarily to protect policyholders and not shareholders or debtholders (including holders of the notes).

         Many of the laws and regulations to which MONY Life and its insurance subsidiaries are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect their operations. State insurance laws and regulations require MONY Life and its insurance subsidiaries to file financial statements with insurance departments in all states where they conduct their business, and the operations of MONY Life and its insurance subsidiaries will be subject to examination by those departments at any time. MONY Life and its insurance subsidiaries are required to prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by applicable state law. State insurance departments conduct periodic examinations of the books and records, financial reporting, policy filing and market conduct of insurance companies domiciled or licensed in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the National Association of Insurance Commissioners.

Dividend Payment Limitations

         Over time, dividends from MONY Life will be our principal source of revenues to meet our obligations under the notes. However, the ability of MONY Life to pay dividends to us is subject to regulatory limitation and supervision under state insurance law. Under New York insurance law, MONY Life may pay dividends to us, without approval of the Superintendent of Insurance, where the aggregate amount of these dividends in any calendar year does not exceed the lesser of:

         . 10% of MONY Life's surplus to policyholders as of the immediately preceding calendar year, or

         . MONY Life's net gain from operations for the immediately preceding calendar year, not including realized capital gains.

         Under New York insurance law, if MONY Life does not satisfy the criteria mentioned above, it may pay a stockholder dividend to us only if it files notice of its intention to declare that dividend, and the amount of the dividend, with the New York Superintendent of Insurance no less than 30 days in advance of the declaration. The New York Superintendent may disapprove the distribution. There can be no assurance that MONY Life will be able to pay dividends to us in an amount sufficient to fund our payments of the notes. The maximum allowable dividend from MONY Life to us in 2002 absent regulatory approval is $91.7 million.

         In addition, MONY Life's ability to pay dividends to us will depend upon MONY Life's receiving shareholder dividends from its subsidiaries. Arizona and Ohio insurance laws restrict the abilities of MONY Life Insurance Company of America and U.S. Financial Life Insurance Company, respectively, to pay dividends to their respective parents, MONY Life in the case of MONY Life Insurance Company of America and an intermediate holding company in the case of U.S. Financial Life Insurance Company.

         Under Arizona insurance law, MONY Life Insurance Company of America may only pay a dividend to MONY Life out of that part of its available surplus funds that is derived from realized net profits on its business. Further, it may only pay a dividend out of any available surplus funds in excess of the aggregate amount of surplus represented by surplus notes. In addition, any dividend would be subject to the requirement under Arizona insurance law that MONY Life Insurance Company of America's surplus as regards policyholders following a dividend to MONY Life must be reasonable in relation to MONY Life Insurance Company of America's outstanding liabilities and adequate to its financial needs. Finally, any dividend that is classified as an extraordinary dividend may not be paid to MONY Life until thirty days after the director of insurance has been given notice of the declaration of the dividend and the opportunity to elect to approve or disapprove its payment. For these purposes, an "extraordinary dividend" under Arizona insurance law includes any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions made within the preceding twelve months, exceeds the lesser of either (a) ten percent of the insurer's surplus as regards policyholders as of the last day of the preceding December or (b) the net gain from operations of the insurer for the twelve-month period ending on that day, in either case not including pro rata distributions of any class of the insurer's own securities.

         Under Ohio insurance law, U.S. Financial Life Insurance Company may only pay a dividend to its parent from surplus funds that exist after setting aside an amount equal to the reserve on all its outstanding risks and policies, calculated as provided by Ohio law, and the unearned premium on all personal accident and sickness insurance. Further, any dividend would be subject to the additional requirement under Ohio insurance law that U.S. Financial Life Insurance Company's surplus as regards policyholders following a dividend to its parent must be reasonable in relation to U.S. Financial Life Insurance Company's outstanding liabilities and adequate to its financial needs. Finally, any dividend that U.S. Financial Life Insurance Company pays to its parent from other than earned surplus will be considered an extraordinary dividend, requiring that the superintendent of insurance be given notice of the dividend after its declaration and a thirty-day period in which the superintendent may elect to approve or disapprove the dividend. For these purposes, "earned surplus" under Ohio insurance law is an amount equal to the insurer's unassigned funds as set forth in its most recent statutory financial statement submitted to the superintendent, including net unrealized capital gains and losses or revaluation of assets.

         Since their inception, none of the principal operating subsidiaries of MONY Life have declared dividends to MONY Life. In addition, MONY Life has made total capital contributions to its subsidiaries of $122.7 million and $81.9 million in 2001 and 2000, respectively.

         MONY Life paid aggregate stockholder dividends to MONY Group in the amount of $115.0 million and $100.0 million in 2001 and 2000, respectively.

Employee Retirement Income Security Act

         Insurers may be subject to the fiduciary requirements of the Employee Retirement Income Security Act with respect to specified contracts issued from the insurer's general account unless the insurer meets specified requirements. MONY Life intends to satisfy the regulations requirements to be exempted from the fiduciary obligations of the Employee Retirement Income Security Act for certain of its pre-1999 contracts. The cancellation options provided for under the regulations, if exercised by the policyholders, would reduce policy persistency.

Litigation and Regulatory Proceedings

         MONY Life is subject to legal and regulatory actions arising out of the ordinary course of its business.

         In its insurance operations, MONY Life is subject to class actions and individual suits involving a variety of issues, including sales practices, underwriting practices, claims payment and procedures, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits and breaching fiduciary duties to clients.

         Since late 1995 a number of purported class actions have been commenced in various state and federal courts against MONY Life alleging that it engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting MONY Life from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. MONY Life has answered the complaints in each action (except for one being voluntarily held in abeyance). MONY Life has denied any wrongdoing and has asserted numerous affirmative defenses.

         On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (now known as DeFilippo, et al. v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America), the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by MONY Life and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, MONY Life filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

         On October 21, 1997, the New York State Supreme Court granted MONY Life's motion for summary judgment and dismissed all claims filed in the Goshen case against MONY Life. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court has subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only. The court has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. On August 9, 2001, the New York State Appellate Division, First Department, affirmed the ruling limiting the class to New York purchasers. On January 15, 2002, the New York State Court of Appeals granted the plaintiffs' motion for leave to appeal from that decision. On July 2, 2002, the New York Court of Appeals unanimously affirmed the Appellate Division decision limiting the class action claims under section 349 of the New York General Business Law to purchasers of insurance products in New York. MONY Life intends to defend itself vigorously against plaintiffs' sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on MONY Life.

         On November 16, 1999, MONY Group and MONY Life were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group, Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purports to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in force life insurance policies issued by MONY Life as of November 16, 1998. The complaint alleges that (i) the New York Superintendent of Insurance violated
Section 7312 of the New York Insurance Law by approving the plan of demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable dividend expectations of the Closed Block, and (ii) MONY Life violated Section 7312 by failing to develop and submit to the Superintendent a plan of demutualization that was fair and adequate. The plaintiffs seek equitable relief in the form of an order vacating and/or modifying the Superintendent's order approving the plan of demutualization and/or directing the Superintendent to order MONY Life to increase the assets in the Closed Block, as well as unspecified monetary damages, attorneys' fees and other relief.

         In early January 2000, MONY Life and the Superintendent wrote to the District Court seeking a pre-motion conference preliminary to the filing of a motion to dismiss the federal complaint on jurisdictional, federal abstention and timeliness grounds and for failure to state a claim. Following receipt of those letters, plaintiffs' counsel offered voluntarily to dismiss their complaint, and a stipulation and order to that effect was thereafter filed and approved by the court.

         On March 27, 2000, plaintiffs filed a new action in New York State Supreme Court bearing the same caption and naming the same defendants as the previously filed federal action. The state court complaint differs from the complaint previously filed in federal court in two primary respects. First, it no longer asserts a claim for damages against the Superintendent, nor does its prayer for relief seek entry of an order vacating or modifying the Superintendent's decision or requiring the Superintendent to direct MONY Life to place additional assets into the

Closed Block. Rather, it seeks an accounting and an order from the court directing MONY Life to transfer additional assets to the Closed Block.

         Second, the new complaint contains claims for breach of contract and fiduciary duty, as well as new allegations regarding the adequacy of the disclosures contained in the Policyholder Information Booklet distributed to policyholders soliciting their approval of the plan of demutualization (which plaintiffs claim violated both the insurance law and MONY Life's fiduciary duties).

         In order to challenge successfully the New York Superintendent's approval of the plan, plaintiffs would have to sustain the burden of showing that the approval was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that MONY Life may ask the court to require the challenging party to give security for the reasonable expenses, including attorneys' fees, which MONY Life or the Superintendent may incur or for which MONY Life may become liable. MONY Life will have recourse to this security in an amount that the court will determine upon the termination of the action.

         MONY Life and the Superintendent moved to dismiss the state court complaint in its entirety on a variety of grounds. On April 20, 2001, the New York Supreme Court granted both motions and dismissed all claims against MONY Life and the Superintendent. Plaintiffs have appealed the dismissal of the claims against MONY Life and the Superintendent to the New York Appellate Division, First Department. MONY Life intends to defend itself vigorously against plaintiffs' appeal. There can be no assurance, however, that the present litigation will not have a material adverse effect on MONY Life.

         In addition to the matters discussed above, MONY Life is involved in various other legal actions and proceedings (some of which involve demands for unspecified damages) in connection with its business. We do not believe that resolution of these matters will have a material adverse effect on MONY Life's statutory surplus or results of operations.

Real Estate

         We do not and will not directly own any real property.

Employees

         We do not have and will not directly have any employees. See "Management." Management will be provided through service agreements with affiliates.

                                  MANAGEMENT

         MONY Group is the sole member of MONY Holdings. Pursuant to our Limited Liability Company Agreement, MONY Group, as our initial member, has the right to delegate authority to act on our behalf to one or more officers appointed by MONY Group. MONY Group has initially elected Kenneth Levine to act as President, Richard Daddario to act as Chief Financial Officer and Michael Slipowitz to act as Vice President. We do not have a board of directors.

         Pursuant to the covenants described in this prospectus under "Description of the Notes--Significant Covenants," we will not have any employees. All of our management will be provided through service agreements entered into with our affiliates or with third parties.

         Kenneth M. Levine became our President on April 1, 2002. He has been a Director of MONY Group since September 1997 and is Executive Vice President and Chief Investment Officer of MONY Group (since 1998). He has also been a Director (since 1994) and Executive Vice President (since 1990) and Chief Investment Officer (since 1991) of MONY Life. He has also served as MONY Life's Senior Vice President--Pensions (from 1988 to 1990). Prior to that time, Mr. Levine held various management positions with MONY Life. Mr. Levine has been with MONY Life for 29 years. He is 55 years old. Mr. Levine devotes an immaterial percentage of his time to the business of MONY Holdings.

         Richard Daddario became our Chief Financial Officer on April 1, 2002. He is Executive Vice President and Chief Financial Officer of MONY Group. He is Executive Vice President and Chief Financial Officer (since 1994) of MONY Life. Prior to being appointed Executive Vice President and Chief Financial Officer, he served as Senior Vice President and Corporate Controller. Mr. Daddario has been with MONY Life for 12 years. He is 54 years old. Mr. Daddario devotes an immaterial percentage of his time to the business of MONY Holdings.

         Michael Slipowitz became our Vice President on April 1, 2002. He is Senior Vice President of MONY Life (since 2002) and Chief Actuary of MONY Life (since January 2002). From 1993 to 2001, Mr. Slipowitz was Vice President of MONY Life, responsible for Financial Actuarial. Prior to that time, Mr. Slipowitz held various positions within MONY Life. Mr. Slipowitz has been with MONY Life for 22 years. He is 44 years old. Mr. Slipowitz devotes an immaterial percentage of his time to the business of MONY Holdings.

         Our Limited Liability Company Agreement provides that we will indemnify any person who meets specified standards of conduct described below and who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was one of our officers. Our indemnification also extends to any person who is or was serving at our request as an officer, director, employee or agent of another entity. The indemnification covers expenses (including attorneys' fees), judgments, fines and amounts that the indemnified person paid in settlement and actually and reasonably incurred in connection with the action, suit or proceeding. Our members determine whether the conduct standards have been met.

         Generally, we will indemnify a person who acted in a manner he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal action or proceeding, the standard for indemnification is that the person must have had no reasonable cause to believe that his or her conduct was unlawful. Despite the foregoing, with respect to an action or suit brought by us or on our behalf, we will not indemnify a person if a judgment or final adjudication adverse to that person establishes that his or her acts or omissions:

         . were in breach of the indemnification standards and restrictions in our Limited Liability Company Agreement,

         .    were not in good faith or involved a knowing violation of law, or

         .    resulted in that person receiving an improper personal benefit.

         Notwithstanding the preceding sentence, we will indemnify a person who has been adjudged to be liable to us if and to the extent the appropriate court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for specified expenses. In addition, to the extent that any one of our officers has been successful on the merits or otherwise in defending against any action, suit or proceeding described above, we will indemnify that person against expenses (including attorneys' fees) actually and reasonably incurred.

                           DESCRIPTION OF THE NOTES

General

         We previously issued $300 million aggregate principal amount of old floating rate notes in a private offering, and we will issue pursuant to this prospectus up to $300 million of floating rate exchange notes. The old notes were issued and the exchange notes will be issued pursuant to an indenture dated as of April 30, 2002 among us, MONY Group, Bank One Trust Company, N.A., as trustee, and Ambac as the insurer of the notes. The exchange notes evidence the same debt as the outstanding old notes which they replace and have terms that are substantially identical to the old notes, except that:

         . the exchange notes will be registered under the Securities Act and, therefore, generally will not be subject to transfer restrictions, and

         . holders of the exchange notes will not be entitled to any of the registration rights of the holders of the old notes under the exchange and registration rights agreement.

         We may issue additional series of notes until December 31, 2004, up to an aggregate principal amount (not including the exchange notes) of $150 million, subject to the satisfaction of conditions for each additional issuance required by the indenture. Any offering we may do of additional series of notes will be made only pursuant to additional offering material, including offering circulars, we prepare at that time. The economic terms of any additional series of notes may differ from the terms of the exchange notes offered hereby, including with respect to interest rates, maturity, interest payment dates, amortization of principal and redemption, but the additional notes will rank equally with the old notes and the exchange notes offered by this prospectus with respect to payment priority. The exchange notes will at all times be secured indebtedness of ours, with limited recourse as described below under "--Limited Recourse."

         The following description of the terms of the exchange notes and the provisions of the indenture is in summary form only. More specific terms as well as the definitions of relevant terms can be found in the indenture and the exchange notes. Because this section is a summary only, it does not describe every aspect of the exchange notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture and the exchange notes, including definitions of certain terms used in the indenture and the exchange notes. A copy of the indenture and the form of exchange note is available upon request at the offices of the trustee.

Repayment of Principal

         The notes mature on January 21, 2017, with annual scheduled repayments of principal beginning on January 21, 2008. The amortization schedule is shown in the following table:

                                                                   Principal
                                                                   Amount of
                                  Year                               Notes
                                  ----                          ---------------
                                                                ($ in millions)
                2002.....................................            $        0
                2003.....................................                     0
                2004.....................................                     0
                2005.....................................                     0
                2006.....................................                     0
                2007.....................................                     0
                2008.....................................            26,666,667
                2009.....................................            26,666,667
                2010.....................................            26,666,667
                2011.....................................            26,666,667
                2012.....................................            26,666,667
                2013.....................................            26,666,667
                2014.....................................            26,666,667

                                                                   Principal
                                                                   Amount of
                                  Year                               Notes
                                  ----                          ---------------
                                                                ($ in millions)
                2015.....................................            26,666,667
                2016.....................................            40,000,000
                2017.....................................            46,666,664

         We will make each annual scheduled repayment of principal on January 21 of the relevant year, together with the payment of interest due on that date, to the person in whose name the relevant note is registered on the fifteenth calendar day (whether or not a Business Day, as defined below) before the payment date. We will apply any partial payment pro rata to all the outstanding notes according to remaining outstanding principal amount. We will make the final annual scheduled repayment of principal only against surrender of the relevant note to the trustee.

         Business Day means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law or executive order to close.

Payment of Interest

         You will not receive any interest in respect of the old notes in connection with this exchange offer. Interest on the exchange notes will accrue from ________. The exchange notes will bear interest at the rate specified below until the principal is paid or made available for payment. Interest will be payable quarterly in arrears on each January 21, April 21, July 21 and October 21 for the successive periods beginning on the last day of the preceding interest period and ending on the following scheduled payment date and at their stated maturity or at any earlier date of redemption or repayment. If any scheduled payment date is not a Business Day or a London Business Day (as defined below), the interest period that would otherwise end on that scheduled payment date will instead end on the Business Day (which is also a London Business Day) following that scheduled payment date, unless that Business Day falls in a new calendar month, in which case that interest period will end on the Business Day (which is also a London Business Day) preceding that scheduled payment date. Notwithstanding the preceding sentence, the final interest period for the exchange notes will end on the scheduled maturity date regardless of whether that date is a Business Day or a London Business Day. Interest payable in respect of each interest period will accrue from and including the first day and to but excluding the last day of that interest period. We will apply any partial payment pro rata to all the outstanding notes according to the amount of interest payable on each note at such date. In all cases, we will pay interest to the person in whose name the relevant note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) before the relevant scheduled payment date.

Interest Rate Applicable to the Notes

         The exchange notes will bear interest at a rate per annum equal to three-month London InterBank Offered Rate plus 0.55%. We will calculate the interest on the basis of a 360-day year and the actual number of days elapsed. Any interest that is not paid on the exchange notes when due will bear interest at the same rate and will be payable on demand.

         Three-month London InterBank Offered Rate means, for each interest period, the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of the interest period and in an amount that is representative for a single transaction in that market at that time. This rate is the one that appears on the display page of Bloomberg Professional Service designated as British Bankers Association (or any other page that replaces that page on that service, or any other service nominated as the information vendor, for the purpose of displaying rates comparable to three-month London InterBank Offered Rate) (Bloomberg Page British Bankers Association) as of 11:00 a.m., London time, on the London InterBank Offered Rate determination date with respect to an interest period.

         If the foregoing rate does not appear on the Bloomberg Page British Bankers Association, then we will determine the three-month London InterBank Offered Rate for the relevant interest period on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market to prime banks in that market at approximately 11:00 a.m., London time, on the London InterBank Offered Rate determination date with respect to that interest period. These major banks will be selected by the calculation agent acting in good faith and in a commercially reasonable manner. The appropriate rates are for a period of three months commencing on the first date of the interest period and for an amount that is representative for a single transaction in that market at that time, assuming an actual/360 day count basis. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that interest period will be the arithmetic mean of the quotations.

         If fewer than two quotations are provided as requested for the calculation in the prior paragraph, the rate for that interest period will be the arithmetic mean of the rates quoted by major banks in New York City at approximately 11:00 a.m., New York City time, on the first day of the interest period for loans in U.S. dollars to leading European banks. These major banks will be selected by the calculation agent acting in good faith and in a commercially reasonable manner. The appropriate rates are for a period of three months commencing on the first day of the interest period and for an amount that is representative for a single transaction in that market at that time.

         If the calculation agent is unable to obtain rate quotations for these loans, the rate for that London InterBank Offered Rate determination date will be three-month London InterBank Offered Rate as calculated for the immediately preceding interest period.

         London InterBank Offered Rate determination date means, with respect to each interest period, the second London Business Day preceding the first day of that interest period.

         London Business Day means any day on which commercial banks and foreign exchange markets settle payments and have the option to be open for general business in London.

         We will initially determine three-month London InterBank Offered Rate, as our own calculation agent.

Insurance

         The timely payment of scheduled principal and interest under the notes are insured by a financial guaranty insurance policy issued by Ambac on the date of issuance of the old notes as described under "Bond Insurance--Terms of the Insurance Policy." See "Bond Insurance--Description of the Insurer" for further information concerning Ambac.

Interest Rate Hedge

         We have entered into an interest rate swap with Ambac Financial Services in order to hedge the anticipated interest rate risk under the notes. The swap has been allocated to our Closed Block Business outside of the Debt Service Coverage Account and outside the Closed Block. Net payments that we make under the interest rate swaps relating to the notes, other than termination payments, are insured by Ambac under an insurance policy issued by them on the date of issuance of the old notes. See "Summary of Certain Documents--Swap Agreements."

Control of Remedies by Ambac

         Under the indenture, so long as no Ambac default has occurred and is continuing, Ambac will be able to control the outcome of all votes by the noteholders, including in respect of the exercise of waivers and remedies by the noteholders. However, changes in certain material terms of the notes will require your consent, if you are affected. See "--Modification and Waiver."

Redemption

         We may redeem the notes prior to their respective maturities only in the manner and circumstances described in this section. In all cases, the redemption price of each note or portion of a note to be redeemed will not be less than 100% of the portion of the outstanding principal amount of such note to be redeemed. Any redemption of the notes prior to their scheduled final maturity may require that we make termination payments under the interest rate swap.

Optional Redemption

         We may, at our option, redeem all or a portion of the notes at any scheduled payment date at a redemption price, in cash, equal to 103.5% of the outstanding principal amount of the notes for a redemption date occurring on or before April 21, 2003 and thereafter declining ratably to 100% of the outstanding principal amount of the notes on April 21, 2012 and remaining constant at 100% thereafter. We will simultaneously pay interest and liquidated damages (such damages with respect to old notes only, in accordance with the terms of the exchange and registration rights agreement), if any, accrued to--but not including--the date of redemption.

Regulatory Redemption

         In the event of any of the conditions described below, we may, at our option, redeem all or a portion of the notes ratably at any scheduled payment date, at a redemption price, payable in cash, equal to 100% of the outstanding principal amount (which we refer to as the regulatory redemption price). We will simultaneously pay interest and liquidated damages (such damages with respect to old notes only), if any, accrued to - but not including - the date of redemption.

         In the case mentioned above, redemption will be permitted if there is a change in New York law or regulation (other than with respect to taxes) that changes MONY Life's ability to declare shareholder dividends without regulatory approval in a manner that materially adversely affects the cash and cash flows available to pay principal of, and interest on, the notes, without taking into account payments under the insurance policy.

Partial Redemption

         Whenever we redeem only a portion of the notes, the amount to be redeemed will be allocated pro rata as determined by the then outstanding principal amount among all of the notes outstanding.

Redemption at the Option of Ambac

         If:

         . an event occurs that would trigger our right to redeem the notes as described above under "--Regulatory Redemption" or

         . there is a change in New York law or regulation (other than with respect to taxes) that materially adversely affects the transferability of the collateral securing the notes,

we will provide notice of that change to the trustee and Ambac not more than 15 days following the date on which the law or regulation giving rise to the event or change is enacted. So long as no Ambac default has occurred and is continuing, Ambac will have the option, exercisable within 60 days following its receipt of notice by us of those events or changes, to require us to redeem all of the notes ratably, at a redemption price payable in cash in an amount equal to the regulatory redemption price. In that event, we will simultaneously pay interest and liquidated damages (such damages with respect to old notes only), if any, accrued to -- but not including -- the date of redemption. From the time we receive written notice from Ambac that it is exercising its option, we would have up to 120 days to complete the redemption.

         Change of Control Redemption

         Within 15 days after the later of:

         .    the effective date of any change of control or

         .    the date on which we have knowledge of a change of control,

we will provide notice of the change of control to Ambac and the trustee on your behalf. So long as no Ambac default has occurred and is continuing, Ambac may, within 60 days following its receipt of notice of the change of control, notify us of its exercise of its option to require us to redeem, within 60 days following the receipt of notice from Ambac, all of the notes ratably, in cash, in an amount equal to the redemption price. In that event, we will simultaneously pay interest and liquidated damages (such damages with respect to old notes only), if any, accrued to -- but not including -- the date of redemption. The redemption price for purposes of this paragraph is based on the same formulas for redemption prices that would be applicable in the case of an optional redemption by us as described under "--Optional Redemption" above.

         There can be no assurance that sufficient funds will be available to us at the time of any change of control to redeem all of the notes. Our ability to incur additional indebtedness for this and other purposes is limited by the indenture as discussed under "--Significant Covenants--Prohibition on Other Indebtedness and Related Covenants" below.

         Change of control means the occurrence of any of the following events:

         . any person is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding equity interests of MONY Group; or

         . MONY Group merges with, or consolidates with, another person or MONY Group sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of MONY Group to any person; or

         . during any year or any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of MONY Group (together with any new directors whose election by that board of directors or whose nomination for election by the shareholders of MONY Group was approved by a vote of a majority of the directors of MONY Group then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason, other than pursuant to a proposal or request that the board of directors of MONY Group be changed as to which Ambac has consented, to constitute a majority of the board of directors of MONY Group then in office. For purposes of the foregoing determination, an individual who retires from the board of directors of MONY Group and whose resignation is approved by the individuals who at the beginning of that period constituted the board of directors of MONY Group (together with any directors referred to in the preceding parenthetical phrase) will not be considered an individual who was a member of the board of directors of MONY Group at the beginning of the period or who ceased to be a director during the period if the number of directors is reduced following the resignation.

         The term "person" is used in this definition of change of control as this term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act. However, it excludes MONY Group, any subsidiary of MONY Group, any employee benefit plan or employee stock plan of MONY Group, or any subsidiary of MONY Group or any person organized, appointed, established or holding capital stock of MONY Group or a subsidiary of MONY Group pursuant to such a plan, or any person organized by or on behalf of MONY Group, to effect a reorganization or recapitalization of MONY Group, that does not contemplate a change in the ultimate beneficial ownership of 50% or more of the voting power of the then outstanding equity interests of MONY Group.

         Pursuant to the provisions of the first bullet item above, a change of control will be deemed to have occurred if, as a result of a series of related or unrelated transactions, the tests in that bullet item are met. In the case of either of the first two bullet items above, a change of control will not result from any transaction where immediately after that transaction the person that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to the transaction, directly or indirectly, all of the then outstanding voting equity interests of MONY Group "beneficially owns" (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding equity interests of the surviving or transferee person;

         With respect to the disposition of the assets of MONY Group to any person pursuant to the second bullet item above, the meaning of the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of MONY Group, and therefore it may be unclear whether a change of control has occurred and whether we may be required by Ambac to redeem the notes.

         In the event of a change of control, the policies and operations of MONY Group, our sole member and the parent holding company of ourselves and MONY Life, may be subject to the control and direction of different persons and/or individuals than those who currently control the policies and direct the operations of MONY Group. If Ambac does not exercise its option to require us to redeem all of the notes following the change of control, the resulting changes could be detrimental to your investment. For example, your investment in the notes could be negatively impacted if operational and financial decisions directed by the new controlling parties favor the Ongoing Businesses at the expense of the Closed Block Business, the primary source of cash flows for servicing payments due to you under the notes.

Sale of the Closed Block Business

         After an action by us or MONY Life results in the sale of all or substantially all of the assets of the Closed Block Business, we will be required to redeem, no later than the effective date of the sale, all of the notes ratably, in cash in an amount equal to the redemption price. We will simultaneously pay interest and liquidated damages (such damages with respect to old notes only), if any, accrued to -- but not including -- the date of redemption. The redemption price for purposes of this paragraph is based on the same formulas for redemption prices that would be applicable in the case of an optional redemption by us as described under "--Optional Redemption" above. With respect to the sale of the assets of the Closed Block Business, the meaning of the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a sale of "all or substantially all" of the assets of the Closed Block Business, and therefore it may be unclear whether we are required to redeem the notes.

Defeasance

         We, at our option, will be deemed to have been discharged from any and all of our obligations under the notes and to Ambac (except those described in the following sentence) if we deposit in trust, with the trustee, cash or U.S. government obligations, or any combination of those, in an amount that is sufficient to provide, not later than one day before each scheduled payment date, cash in an amount to pay all principal and/or interest payments on the notes scheduled to be paid on that date, until the stated maturity of each series of notes, in accordance with the terms of the indenture and the notes and liquidated damages (such damages with respect to old notes only), if any. The foregoing, however, will not discharge us from our obligations to:

         .        register the transfer of or exchange of notes,

         . replace stolen, lost, destroyed or mutilated notes upon satisfaction of certain requirements (including, without limitation, providing any security or indemnity as we or the trustee may require),

         .        maintain paying agents and

         .        hold certain monies in trust for payment.

In addition, we will, among other things, be required to pay to Ambac any termination payment owing under the Insurance Agreement and any premium payments and other amounts owing and to be paid prior to the contemplated termination date of the insurance policy, all in accordance with the terms of the insurance policy and the Insurance Agreement. We will also be required to pay in full all amounts payable to Ambac Financial Services under the swaps, following termination of the swap agreement with Ambac Financial Services.

         To effect a defeasance, we will be required to deliver to the trustee an opinion of counsel stating that:

         . we have received from, or there has been published by, the U.S. Internal Revenue Service, a ruling, or

         . since April 30, 2002, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that the holders of the notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the exercise of the option above and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if that option had not been exercised.

         In addition, either:

         . we will be required to take actions reasonably acceptable to Ambac designed to avoid incorporation into a bankruptcy estate (for example, the delivery of an opinion of counsel in a form acceptable to Ambac stating that in the event of our bankruptcy, all amounts set aside for defeasance would not be subject to incorporation into the estate); or

         . the effective date of the defeasance will only occur after one year and one day after funding of the defeasance.

We will also be required to obtain confirmation from the rating agencies that the defeasance will not result in any adverse rating action with respect to the notes.

         After we make the deposit and satisfy the specified conditions, we will be released from all obligations under the notes, and the indenture and the Insurance Agreement will terminate (except as specified above), when we have met all our obligations to Ambac under the indenture and the Insurance Agreement. On the funding date of a defeasance, the insurance policy will terminate as to all future payments but will remain in effect for all amounts paid prior to the funding date for the applicable fraudulent transfer or voidable transfer periods following the funding date or until the satisfaction of any final judicial resolution of any proceeding to determine such a fraudulent transfer or voidable transfer.

Modification and Waiver

Changes Requiring Consent of Noteholders

         The following terms of the notes and the indenture cannot be changed without your consent, if you are affected:

         .        change in the stated maturity of the principal;

         . change of any scheduled payments or scheduled payment dates for payment of interest and principal;

         . reduction of the rate of interest on a note or the amount of liquidated damages (such damages with respect to old notes only) that would be payable with respect to a note;

         . reduction of the amount of principal payable or the redemption price of a note;

         . change in the place or currency of payment of principal, interest or redemption price in respect of a note;

         . impairment of the right to sue for payment on or following the maturity of that payment;

         . reduction in the percentage of noteholders whose consent is needed for any supplemental indenture or to waive compliance with certain provisions of the indenture or to waive certain defaults; or

         . modification of any other aspect of the provisions dealing with modification or waiver of the indenture.

Consent of Ambac

         The following changes will require the consent of Ambac, which, other than with respect to the eighth bullet point below, is not to be unreasonably withheld, so long as no Ambac default has occurred and is continuing, and the consent of Ambac Financial Services, if its rights and interests would be adversely affected, but will not require your consent:

         . to add covenants from us for your benefit or to surrender any right of ours under the indenture;

         .        to add additional events of default for your benefit;

         .        to provide additional collateral for the notes;

         .        to evidence or provide for a successor trustee;

         . to facilitate an exchange offer and to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

         .        to cure any ambiguity;

         . to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, provided that the action does not materially adversely affect the interests of the holders of notes of any series;

         . to establish the terms of any additional notes to be issued under the indenture; or

         . to modify, eliminate or add to the provisions of the indenture to such extent as is necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or under any similar federal statute that may be enacted, and to add to the indenture any other provisions that may be expressly required by the Trust Indenture Act of 1939, as amended.

         Any other change to the terms of the indenture or the notes or waiver under the indenture will require the consent of Ambac, so long as no Ambac default has occurred and is continuing, and the consent of Ambac Financial Services, if its rights and interests would be adversely affected, but (except as described under "--Modification and Waiver--Changes Requiring Consent of Noteholders") will not require your consent.

Tax Treatment

         We and you, by accepting any interest in any note, will agree to treat the notes as debt of MONY Group for U.S. federal, state and local tax purposes and will agree to file tax returns in a manner consistent with that treatment.

Sources of Funds for Debt Service

         Without taking into account payments required to be made by Ambac under the insurance policy, if any, cash and cash flows available to pay the interest on and principal of the notes will consist of:

         .        the earnings on and release of the Surplus and Related
                  Assets, but after Administrative Payments and payment of investment management fees relating to the management of assets in the Closed Block and the Surplus and Related Assets; these fees will not exceed 35 basis points in any year based on the average market value of the assets of the Closed Block and the Surplus and Related Assets during that year, it being understood that:

                 . this fee cap will only apply to investment managers that are our affiliates,

                 . fees in the nature of upside sharing formulae relating to equities or real estate mezzanine loans and fees from construction loan originators will not be subject to the cap and

                 . the assets of the Closed Block will not be available to pay any other interest on and principal of the notes;

         . the earnings on, and the principal of, funds deposited in the Debt Service Coverage Account-Subaccount Closed Block Business, as described below under "--Debt Service Coverage Account;"

         . any net tax payments to us pursuant to the tax agreement related to the Closed Block Business described under "Summary of Certain Documents--Tax Agreements" below which will be deposited in the Debt Service Coverage Account-Subaccount Closed Block Business;

         . any amounts held (including investment income on those amounts) in the Debt Service Coverage Account-Subaccount Ongoing Businesses and the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit), as described under "--Debt Service Coverage Account" below; and

                  any net payments received from the swap counterparty or its credit support providers, if any, under the interest rate swaps hedging our interest rate exposure under the notes.

         The sum of the items above equals the "Closed Block Debt Cash Flow." The notes are insured as to timely payment of scheduled principal and interest by Ambac as described above.

Debt Service Coverage Account

         General

         As long as we remain obligated under the notes or have any outstanding obligations to Ambac, we will maintain an account controlled by the trustee (the Debt Service Coverage Account) consisting of three subaccounts as described below. The assets held in those subaccounts will not be commingled with our general assets or the assets of the trustee. We will deposit the following in each of the subaccounts of the Debt Service Coverage Account, in each case net of any Debt Service payments or other payments to be made from the subaccount as described below:

         . in the subaccount for the Ongoing Businesses (the Debt Service Coverage Account-Subaccount Ongoing Businesses), in addition to $60 million that was deposited on the date of issuance of the old notes, we will deposit 20% of the gross proceeds of the issuance of any additional notes on their date of issuance;

         . in the subaccount for Ongoing Businesses Deposits (the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit)), we will deposit all Subaccount Ongoing Businesses Deposits as described below; and

         . in the subaccount for the Closed Block Business (the Debt Service Coverage Account-Subaccount Closed Block Business), we will deposit

                 . all dividends paid by MONY Life to us attributable to MONY Life's Closed Block Business as described under "--Dividend Allocation" below,

                 . any net tax payments payable to us by or on behalf of MONY Group pursuant to the tax agreement with respect to the Closed Block Business and

                 . any net payments made to us by the counterparty to the interest rate swaps relating to the notes or its credit support provider, if any, as described above under "--Interest Rate Hedge" and below under "Summary of Certain Documents--Swap Agreements."

         Each of the three subaccounts will include all earnings on amounts contained in that subaccount. The assets in the Debt Service Coverage Account will be invested only in assets as described under "Summary of Certain Documents--Investment Policy for the Debt Service Coverage Account of MONY Holdings" below. The Debt Service Coverage Account will be pledged to the trustee for the benefit of the noteholders and Ambac and Ambac Financial Services as described under "--Security Interest" below. For purposes of any valuation of the assets in the Debt Service Coverage Account, the fair market value of the invested assets will be used.

         In other words, we will maintain three different segregated subaccounts which are pledged to the trustee for the benefit of noteholders and Ambac Assurance Corporation and Ambac Financial Services, each of which is separately funded.

         Payment Priorities and Inter-Business Loans

         Funds held in the Debt Service Coverage Account will be withdrawn:

         . on each date for the scheduled payment of principal of or interest on any series of notes (which we refer to as a scheduled payment date);

         . following a Trigger Event, in the amounts and at the times as directed by Ambac, as provided below under "--Trigger Events" and

         . in the case of the tax agreements, on the payment dates set forth in the affiliated group's tax sharing agreement.

         Except as described in the third following paragraph, funds will be withdrawn:

         . first, from any balance in the Debt Service Coverage Account-Subaccount Closed Block Business;

         . next, only if and to the extent necessary, from the Debt Service Coverage Account-Subaccount Ongoing Businesses; and

         . finally, only if and to the extent necessary, from any balance in the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit).

         Funds held in the Debt Service Coverage Account will be applied according to the following priorities:

         . first, (i) to pay any net tax payments due and payable by us under the tax agreement with respect to our Closed Block Business, and (ii)(x) any net tax payments due and payable by us under the tax agreement with respect to the Ongoing Businesses and (y) any net tax payments due and payable with respect to the assets and earnings of each of the three subaccounts of the Debt Service Coverage Account;

         . second, to pay any third-party out-of-pocket costs incurred and due and payable by us on or prior to any scheduled payment date with respect to the notes; this includes, without limitation, the fees and expenses of the trustee with respect to the notes and the trust, except to the extent we determine those expenses are limited by the annual limit set forth under "--Expenses to Be Paid from the Debt Service Coverage Account" below;

         . third, so long as Ambac has not given the trustee notice of the occurrence and continuation of an event of default under the indenture, to pay our other ongoing expenses attributable to the Closed Block Business and due and payable on or prior to any scheduled payment date; this includes accounting fees and administrative expenses, except to the extent we determine those expenses are limited by the annual limit set forth under "--Expenses to Be Paid from the Debt Service Coverage Account" below;

         . fourth, to pay net amounts due from us to the swap counterparty under the interest rate swaps relating to the notes (excluding any termination payments);

         . fifth, to pay the premium and commitment fee due and payable to Ambac on or prior to any scheduled payment date under the Insurance Agreement;

         . sixth, to pay, reimburse, indemnify or repay all amounts owing to Ambac under the Insurance Agreement;

         . seventh, to pay interest on the notes (including interest on these amounts) due and payable on or prior to any scheduled payment date; any payment by us that is less than the full amount of interest payable on the scheduled payment date will be allocated pro rata among each series of notes, and then the amount for each series will be allocated among the notes of that series, in each case according to the relative amounts of interest due and payable for each note on or prior to the scheduled payment date;

         . eighth, to pay any liquidated damages due and payable to holders of old notes on or prior to any scheduled payment date (including any interest on those amounts, if provided); payments will be allocated pro rata in accordance with the relative liquidated damages due and payable to each affected holder of an old note;

         . ninth, to repay the principal of the notes due and payable on or prior to any scheduled payment date (including amortized principal); any payment by us that is less than the full amount of principal payable on the scheduled payment date will be allocated pro rata among each series of notes, and then the amount for each series will be allocated among the notes of that series, in each case according to the relative principal amounts due and payable for each note on or prior to the scheduled payment date;

         . tenth, if the trustee has received notice from Ambac of the occurrence and continuation of an event of default under the indenture, to pay our ongoing expenses referred to under the third priority above;

         . eleventh, to pay any termination payments associated with the interest rate swaps relating to the notes;

         . twelfth, to repay any Inter-Business Loan, as these obligations are described in the third following paragraph;

         . thirteenth, after the foregoing priorities are satisfied in full, to release any excess funds to our Ongoing Businesses outside the Debt Service Coverage Account-Subaccount Ongoing Businesses or Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit); provided, however, that after the release of these excess funds, the aggregate market value of all subaccounts of the Debt Service Coverage Account, as determined by the investment manager of the Debt Service Coverage Account pursuant to the indenture, shall not be less than the lesser of

                 . 100% of the then outstanding aggregate principal value of the notes and

                 . 25% of the aggregate initial principal amount of the notes; and

         . fourteenth, for release to us after the foregoing priorities are satisfied in full and the notes and all other amounts owed to Ambac are paid in full.

         The initial premium and commitment fee payable to Ambac were paid from the Debt Service Coverage Account on the date of issuance of the old notes.

         The tax payment specified in clause (ii)(x) of the first priority referred to above relating to the tax agreement with respect to the Ongoing Businesses will be made from the Debt Service Coverage Account-Subaccount Ongoing Businesses. Tax payments under clause (ii)(y) of the first priority referred to above relating to the assets and earnings of each of the three subaccounts of the Debt Service Coverage Account will be made on tax payment dates directly from that subaccount, as applicable.

         Except as described in the preceding paragraph, if funds in the Debt Service Coverage Account-Subaccount Ongoing Businesses or the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) are used to service any of the first eleven priorities referred to above (other than amounts payable directly by these subaccounts pursuant to clause (ii)(y) of the first priority and amounts payable from the Debt Service Coverage Account-Subaccount Ongoing Businesses pursuant to clause (ii)(x) of the first priority referred to above), we will establish an Inter-Business Loan on our accounting records, reflecting the obligation of the Closed Block Business to repay that amount to the Debt Service Coverage Account-Subaccount Ongoing Businesses or the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit), as applicable. There will be no note or other documentation evidencing any Inter-Business Loan except the entries on our accounting records. Each Inter-Business Loan will, as calculated by us, accrete in principal value at three-month London InterBank Offered Rate plus 1.75% per annum compounded quarterly, but the Closed Block Business will not be required to pay interest in cash on any Inter-Business
Loan until the day that Inter-Business Loan is repaid in full. If a Trigger Event, as described below, has occurred and is continuing, then no interest will accrete or accrue on any outstanding Inter-Business Loan from that point on. If amounts in the Debt Service Coverage Account-Subaccount Closed Block Business are more than sufficient to pay the first eleven priorities referred to above on any scheduled payment date, and any Inter-Business Loan remains outstanding on that scheduled payment date, the excess will be transferred first to the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) and then to the Debt Service Coverage Account-Subaccount Ongoing Businesses, as applicable, in repayment of all or a portion of the outstanding balance of any Inter-Business Loans, including any accumulated interest.

         In summary, we will disburse funds from the three subaccounts of the Debt Service Coverage Account in accordance with the fourteen priorities listed above. For example, if on a scheduled payment date for the notes, funds in the Debt Service Coverage Account are available to satisfy fully only the first eight priority items and partially the ninth, then we will make the payments owing by reason of the first eight priorities in full and we will make the payment owing by reason of the ninth priority only to the extent funds are then available in the Debt Service Coverage Account after full payment of the first eight priorities. Furthermore, with the exception of items listed in the first priority, we will make all payments first out of the Debt Service Coverage Account-Subaccount Closed Block Business and then, upon exhausting that subaccount, out of the Debt Service Coverage Account-Subaccount Ongoing Businesses and then, upon exhausting that subaccount, out of the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit). In addition, if we make a payment from the Debt Service Coverage Account-Subaccount Ongoing Businesses or the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) we will establish an "Inter-Business Loan" reflecting an obligation of the Debt Service Coverage Account-Subaccount Closed Block Business to reimburse those subaccounts. This obligation is the twelfth priority item and arises because the Debt Service Coverage Account-Subaccount Closed Block Business is part of the Closed Block Business but the Debt Service Coverage Account-Subaccount Ongoing Businesses and the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) are not.

         Subaccount Ongoing Businesses Deposits

         As of five Business Days prior to any scheduled payment date, if the trustee determines that the aggregate fair market value, as determined by the investment manager of the Debt Service Coverage Account, of the assets on deposit in the Debt Service Coverage Account on that date, after giving effect to all payments to be made on that date pursuant to the first eleven priorities described above, will decline to an amount that is less than or equal to the aggregate Estimated Debt Service payable on the following four scheduled payment dates, then, within 20 days following notice from the trustee, we will make a deposit (a Subaccount Ongoing Businesses Deposit) into the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) of funds from any source other than the Closed Block Business in an amount sufficient to cause the aggregate amount on deposit in the Debt Service Coverage Account, after giving effect to all payments to be made pursuant to the first eleven priorities described above on that date, to be equal to the aggregate Estimated Debt Service payable on the following four scheduled payment dates. In no event, however, will the Subaccount Ongoing Businesses (Deposit) to be made on a scheduled payment date exceed the aggregate fair market value, as determined by us, of the assets held in the Additional Reserve Account as described below under "--Additional Reserve Account" as of the valuation date for that scheduled payment date.

         The aggregate amount of Subaccount Ongoing Businesses Deposits over the period from the initial issuance of the old notes to any point in time in which any notes are outstanding, however, may not exceed an amount equal to 20% of the gross proceeds of the issuance of the notes up to that point in time. Subaccount Ongoing Businesses Deposits calculated pursuant to the foregoing may not be in negative amounts or result in a withdrawal.

         If any Subaccount Ongoing Businesses Deposit is made, MONY Life will release to the Ongoing Businesses, simultaneously with the making of the deposit, an amount from the Additional Reserve Account equal to the amount of the deposit.

         "Estimated Debt Service" means for a specified number of scheduled payment dates following any specified scheduled payment date (known as the evaluation date), the sum of all debt service payments to be made on these specified scheduled payment dates, subject to the following assumptions and adjustments:

         . the principal amount of the notes assumed to be outstanding on each of these scheduled payment dates will equal the outstanding principal amount of the notes as of the evaluation date less any amortized principal amounts scheduled to be paid on or after the evaluation date up to, but not including, the relevant scheduled payment date;

         . so long as the swaps are in place, for purposes of determining the Estimated Debt Service, Debt Service payments will exclude payments to be made to the swap counterparty, and interest payable on the notes will be calculated on the assumption that they bear interest at the fixed rate of 6.44% (in the case of any additional series of floating rate notes, a corresponding fixed rate will be determined at the time of issuance of those notes); and

         . with respect to payments to be made in respect of any additional series of fixed rate notes on the final specified scheduled payment date, if payments of principal and/or interest on those notes are not scheduled to be made on that final specified scheduled payment date, in respect of any fixed rate notes payable semiannually, one-half of the aggregate amount of scheduled payments to be made on those notes on the scheduled payment date immediately following that final specified scheduled payment date shall be included in Debt Service for the final specified scheduled payment date for purposes of determining the Estimated Debt Service.

         In other words, we are periodically required to replenish the Debt Service Coverage Account collateral, through deposits in the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit), to an amount sufficient to meet Estimated Debt Service for the next four scheduled payment dates, subject to two limitations. First, we are not required to make any such deposit unless there are assets held in the Additional Reserve Account with fair market value at least equal to the amount of the proposed deposit. Second, the aggregate of all such deposits that we will have made at or prior to the time of the proposed deposit will never exceed 20% of the gross proceeds of the notes issued up to that time.

         Expenses to Be Paid from the Debt Service Coverage Account

         We will pay all of our expenses attributable to the Closed Block Business from the amounts on deposit in the Debt Service Coverage Account including:

         .        administrative fees,

         .        expenses,

         .        bank fees,

         .        trustee fees and expenses,

         .        accounting services charge backs,

         .        rating agency fees,

         .        audit fees,

         .        legal fees and

         .        charge backs and other similar expenses.

         The amount withdrawn from the Debt Service Coverage Account for the payment of these expenses may not exceed a limit of $250,000 in the first calendar year. This limit will be increased by 5% per annum. This limit does not apply to investment management-related or the swap-related expenses or indemnity obligations under the Insurance Agreement. Internal costs incurred by us that are associated with the administration and servicing of the notes and the insurance policy will be the responsibility of the Closed Block Business.

Dividend Allocation

         Dividends declared by MONY Life on its common stock will be divided into two separate dividend components. One component, referred to as the MONY Life Closed Block Dividend, is related to the performance of its Closed Block Business. The other component, referred to as the MONY Life Ongoing Businesses Dividend, is related to the performance of its Ongoing Businesses.

         When MONY Life pays a dividend (including a dividend-in-kind), the amount of the MONY Life Closed Block Dividend component will be:

         . debited to the retained earnings or paid-in capital of MONY Life's Closed Block Business and

         .        directly deposited in the Debt Service Coverage
                  Account-Subaccount Closed Block Business.

         Concurrently, the amount of the MONY Life Ongoing Businesses Dividend component, if any, will be:

         . debited to the retained earnings or paid-in capital of MONY Life's Ongoing Businesses and

         . following our establishment of appropriate reserves for operating expenses attributable to our Ongoing Businesses, immediately distributed by us to MONY Group.

The MONY Life Ongoing Businesses Dividend component will not be deposited in the Debt Service Coverage Account-Subaccount Ongoing Businesses or the Debt Service Coverage Account-Subaccount Ongoing Businesses (Deposit) and (like the assets of the Ongoing Businesses) will not be available to pay Debt Service on the notes.

         Maximum Dividend Amount

         MONY Life's maximum annual aggregate dividend capacity, referred to as the Maximum Dividend Amount, will permit (but not require) MONY Life to pay aggregate dividends to us in amounts up to the sum of:

         . as to MONY Life Closed Block Dividends, an amount equal to the least of

                 . the prior year's Net Gain from Operations of MONY Life's Closed Block Business,

                 . 10% of the prior year's Closed Block Business Surplus, and

                 . the amount, if any, by which the current year's Closed Block Business Surplus exceeds any Required Surplus; and

         . as to MONY Life Ongoing Businesses Dividends, the remainder of MONY Life's permitted dividend capacity under the New York Business Corporation Law and the New York Insurance Law and other applicable regulations; provided, however, that MONY Life may dividend or otherwise transfer subsidiaries or assets in excess of this amount with prior regulatory approval (subject to certain limitations described in the following paragraph).

         Subject to specified exceptions, MONY Life may not dividend or otherwise transfer to us or any other person either subsidiaries or assets attributable to the Ongoing Businesses within MONY Life if that dividend or transfer results in

         . a MONY Life Ongoing Businesses Dividend amount in excess of the amount calculated above in the final bullet point and

         . the Generally Accepted Accounting Principles book value of MONY Life falling below its Generally Accepted Accounting Principles book value as of April 30, 2002,

except in the case of extraordinary dividends arising from reinsurance of the Closed Block, or unless fair consideration (as determined by an independent investment banking firm) for the dividend is paid to MONY Life.

         Closed Block Business Surplus means the statutory surplus of the Closed Block Business (including any and all amounts held in the Additional Reserve Account), determined using Statutory Accounting Practices applicable to MONY Life as modified in accordance with a specified annex to the indenture.

         Required Surplus means the amount of the Closed Block Business Surplus required to maintain the Closed Block Business's Total Adjusted Capital expressed as a percentage of the Closed Block Business's Company Action Level Risk-Based Capital (as those terms are defined under the New York Insurance Law) at 100%. For purposes of the calculation, the Closed Block Business is treated as if it were a New York domestic stock life insurer, and the Closed Block Business's Total Adjusted Capital and Company Action Level Risk-Based Capital are determined in a manner consistent with the determination of the Closed Block Business Surplus.

         MONY Life is not required to pay MONY Life Closed Block Dividends or MONY Life Ongoing Businesses Dividends up to the applicable Maximum Dividend Amount. However, if MONY Life does not pay MONY Life Closed Block Dividends in the full amount calculated above in the first bullet point, then the percentage of the aggregate dividend actually paid by MONY Life during the relevant year that is allocated and attributed to MONY Life's Closed Block Business will not be less than the Closed Block Dividend Percentage for that year.

         Closed Block Dividend Percentage means, with respect to the aggregate dividend paid by MONY Life in any year, the greater of:

         .        the quotient of:

                 . the prior year's Net Gain from Operations of MONY Life's Closed Block Business (it being understood that the determination of this amount is only for the purposes of the indenture and may not be used by MONY Life for reporting purposes with insurance regulatory authorities) within MONY Life, divided by

                 . the prior year's Net Gain from Operations for MONY Life in its entirety; or

         .        the quotient of:

                 . 10% of the prior year's Closed Block Business Surplus, divided by

                 . 10% of the prior year's actual statutory surplus for MONY Life in its entirety.

However, the Closed Block Dividend Percentage will never exceed 100%.

         For purposes of applying the above formulae for the dividend declared by MONY Life on its common stock in 2002 based upon its financial results in 2001,

         . the amount determined under the first bullet point under "-Maximum Dividend Amount" will be $15.6 million and

         .        the applicable Closed Block Dividend Percentage will be 100%.

         Preferential Allocation of Dividends

         Any dividend paid by MONY Life will be allocated first to the Closed Block Business up to the full amount calculated above in the first bullet point under "--Maximum Dividend Amount," and only then to the Ongoing Businesses, if:

         . any amounts owed to Ambac are not paid in full when due (subject to the grace periods described below under "Bond Insurance"), or

         . the fair market value of the assets remaining in the Debt Service Coverage Account in the aggregate falls below the greater of

                 . 10% of the remaining principal amount of the notes outstanding and

                 . the aggregate Estimated Debt Service payable on the following four scheduled payment dates, or

         . MONY Life's financial strength rating has been downgraded since the date of issuance of the old notes by at least three rating notches by at least two of Moody's, S&P, Fitch Ratings or A.M. Best Company, or

         . any amount is required to be deposited in the Additional Reserve Account pursuant to the circumstances described below under "--Additional Reserve Account."

         Administrative Payments

         As provided in the indenture, MONY Life will make quarterly administrative payments (called Administrative Payments) from the Surplus and Related Assets to the Ongoing Businesses within MONY Life. The purpose of the Administrative Payments is to properly allocate dividends paid by MONY Life on its common stock in accordance with the provisions of the indenture and to facilitate the operation of the Additional Reserve Account. The Administrative Payments will be payable quarterly on the last business day of the first month of each calendar quarter.

    ADDITIONAL RESERVE ACCOUNT

         If as of any scheduled payment date we determine and advise Ambac, and the trustee confirms, that:

         . the absolute value of the difference between the Glide Path Projected Ratio (as described below) for that scheduled payment date and the Glide Path Actual Ratio (as described below and calculated by us) for that scheduled payment date exceeds 0.0300 (the amount of any positive excess of that absolute value over 0.0300 being known as the Ratio Excess); or

         . the aggregate fair market value, as determined as of the valuation date for that scheduled payment date by the investment manager, of the assets held in the Debt Service Coverage Account, after giving effect to any payments to be made with respect to the first eleven payment priorities described above on that date and to any deposits to be made in the Debt Service Coverage Account on that date, in the aggregate is less than (the amount of any positive shortfall being known as the Debt Service Coverage Account Shortfall) the greater of:

            . 10% of the outstanding principal amount of the notes, after giving effect to any principal payments to be made on that date, and

            . the sum of the Estimated Debt Service payable on the following four scheduled payment dates,

then we must cause an internal book entry deposit of each succeeding Administrative Payment to be made from the Closed Block Business within MONY Life (but not from the Closed Block), when and as such Administrative Payment would otherwise be due and which would otherwise have been payable to the Ongoing Businesses within MONY Life, into an additional reserve account held by MONY Life in the Closed Block Business within MONY Life (called the Additional Reserve Account). The Administrative Payments will continue to be deposited into the Additional Reserve Account until the next scheduled payment date as of which the trustee determines that neither of the two foregoing tests is triggered. Subsequent to the latter payment date, any succeeding Administrative Payments will once again be payable, when due, to the Ongoing Businesses within MONY Life.

         The required deposit (or deposits) with respect to any scheduled payment date, however, will not be greater than the larger of the Glide Path Deviation Excess (as defined below) and the Debt Service Coverage Account Shortfall, if any. In addition, the amount of the Additional Reserve Account may not at any time exceed 56% of the aggregate initial principal amount of the notes issued prior to that time.

         If as of any scheduled payment date:

         .  the Glide Path Deviation Excess equals zero, and

         . the fair market value of the assets held in the Debt Service Coverage Account, after giving effect to any deposits to be made to the Debt Service Coverage Account and any payments to be made with respect to the first eleven payment priorities described above, equals or exceeds the greater of:

            . 10% of the outstanding principal amount of the notes, after giving effect to any principal payments to be made on that date, and

            . the sum of the Estimated Debt Service payable on the following four scheduled payment dates,

then all funds in the Additional Reserve Account will be released and paid to the Ongoing Businesses within MONY Life. Furthermore, upon our release from our obligations under the notes and to Ambac or the satisfaction of these obligations in full, any amount remaining in the Additional Reserve Account will be paid to the Ongoing Businesses within MONY Life.

         The Glide Path Actual Ratio as of any year-end means that decimal amount (rounded to the nearest ten-thousandth) obtained by dividing:

         . the statutory carrying value of the assets of the Closed Block as of that year-end, by

         . the statutory carrying value of the liabilities of the Closed Block as of that year-end,

in each case determined using statutory accounting principles applicable to MONY Life as modified in accordance with a specified annex to the indenture. The Glide Path Actual Ratio for a scheduled payment date means the Glide Path Actual Ratio determined as of:

         . the year-end immediately preceding that scheduled payment date for scheduled payment dates in April, July and October and

         . the year-end immediately prior to the year-end immediately preceding that scheduled payment date for a scheduled payment date in January.

         The Glide Path Deviation Excess as of any scheduled payment date means the product of:

         . the Ratio Excess as of that scheduled payment date (expressed as a decimal amount rounded to the nearest ten-thousandth) and

         . the amount determined under the second bullet point of the definition of Glide Path Actual Ratio when determining the Glide Path Actual Ratio for that scheduled payment date.

If no Ratio Excess exists as of that scheduled payment date, then the Glide Path Deviation Excess as of that scheduled payment date equals zero.

         The Glide Path Projected Ratio as of any year-end means the applicable Projected Closed Block Asset/Liability Ratio, expressed as a decimal amount (rounded to the nearest ten-thousandth), as set forth on a specified exhibit to the indenture. The Glide Path Projected Ratio for a scheduled payment date means the Glide Path Projected Ratio as of:

         . the year-end immediately preceding that scheduled payment date for scheduled payment dates in April, July and October, and

         . the year-end immediately prior to the year-end immediately preceding that scheduled payment date for a scheduled payment date in January.

         In summary, if we determine that the value of the Closed Block assets expressed as a percentage of Closed Block liabilities has deviated by more than three percent from the ratios that we have projected (the Glide Path Projected Ratio) or we determine that the collateral held in the Debt Service Coverage Account is less than the greater of 10 percent of the outstanding notes or the aggregate Estimated Debt Service for the next four scheduled payment dates, then we will require MONY Life to stop making Administrative Payments and instead hold such funds in a book entry account in the Closed Block Business (which is referred to as the "Additional Reserve Account"). However, MONY Life will not make a deposit to the Additional Reserve Account which is greater than the shortfall contemplated in the previous sentence. Furthermore, MONY Life will not make a deposit to the Additional Reserve Account to the extent by so doing the Additional Reserve Account would exceed 56 percent of the initial principal amount of the notes issued prior to that time. Upon the discontinuance of the conditions mandating payments to the Additional Reserve Account, we will cause MONY Life to release the Additional Reserve Account and transfer the amounts held in it to the Ongoing Businesses within MONY Life.

SECURITY INTEREST

         The trustee, for the benefit of you and Ambac and Ambac Financial Services, will have a perfected security interest in the following:

         .  the subaccounts of the Debt Service Coverage Account;

         . our rights to receive payments from or on behalf of MONY Group corresponding to any net tax benefits with respect to our Closed Block Business, which rights are:

            . described under "MONY Holdings--The Closed Block Business and the Ongoing Businesses--Inter-Business Transfer and Allocation Policies Relating to the Ongoing Businesses and the Closed Block Business--Policies with Respect to Inter-Business Transactions and Transfers Regarding Taxation" above and

            . reflected in the tax agreement relating to the Closed Block Business described under "Summary of Certain Documents--Tax Agreements" below;

         . our rights to enforce our right to receive the payments discussed in the second bullet item above under the tax agreement referred to therein; and

         . the net payments under the interest rate swaps relating to the notes and related rights.

         These assets are collectively referred to as the collateral. The trustee's perfected security interest in the collateral will become relevant if we commit an event of default as described below, such as failing to pay you principal and interest on the notes when due. If that happens, the trustee will have recourse to the collateral as described below. Accordingly, the trustee's interest in the collateral is also described as a "security interest" because the collateral constitutes specifically identified assets that have been set aside and pledged by us to secure and protect your interests as a noteholder, or Ambac's or Ambac Financial Services' interests, as applicable, should we commit an event of default. When we say that the trustee has a "perfected security interest," we mean that we have taken all necessary steps under applicable law to ensure that the trustee's claim over the specified collateral has priority over the interests that other creditors may have in the same collateral.

         The security interest on the collateral discussed above will attach equally and ratably to the notes of any additional series that we may issue in the future pursuant to the indenture.

LIMITED RECOURSE

         The notes are senior, secured indebtedness of ours, but you will have recourse only to the collateral referred to under "-Security Interest" above except in the limited circumstances described under "--Deficiency Claim" below.

DEFAULTS AND REMEDIES

EVENTS OF DEFAULT

         Each of the following will constitute an event of default under the indenture:

         . Ambac makes any payment under the insurance policy or the swap policy;

         . MONY Life transfers any Surplus and Related Assets to the Closed Block, other than a transfer to the Closed Block of funds previously transferred to the Surplus and Related Assets from the Ongoing Businesses within MONY Life in connection with the Closed Block tax sharing procedure (Surplus and Related Assets may, however, be transferred to satisfy any obligation in respect of policies and contracts included in the Closed Block at any time, including following an event of default, notwithstanding the fact that the transfer may constitute an event of default);

         . Either we, MONY Group or MONY Life becomes subject to bankruptcy, insolvency, reorganization, liquidation, conservation, rehabilitation or other delinquency proceedings;

         .  We fail to:

            . make a scheduled payment of principal or interest on the notes, or

            . pay the redemption price of any notes with any interest payable thereon, in full when due or

            .  make a payment under the swap agreement in full when due,

            and the default remains unremedied for a period of three Business Days;

         . Either we or MONY Group defaults in respect of any other covenant under the indenture, and the default remains unremedied for a period of 20 days (90 days in the case of the covenant relating to MONY Life's management of the operations of the Closed Block, as described in the first paragraph under "--Covenants Related to the Management of Assets") after notice from the trustee or Ambac or after we or MONY Group, as the case may be, have knowledge of the default;

         . We fail to make a Subaccount Ongoing Businesses Deposit as described under "--Sources of Funds for Debt Service--Debt Service Coverage Account--Subaccount Ongoing Businesses Deposits" above, and the payment is not made within 20 days after notice from the trustee or Ambac or after we have knowledge of the failure;

         . The security interest in the collateral in favor of you and Ambac and Ambac Financial Services ceases to be perfected (other than as a result of any act or omission on the part of Ambac);

         . MONY Group fails to make or cause to be made net payments to us as provided for in the tax agreement with respect to the Closed Block Business, and this failure remains unremedied for a period of ten Business Days after we become aware of the failure; or

         . We fail to pay any premium to Ambac under the Insurance Agreement when due, and this failure remains unremedied for a period of three Business Days.

ARBITRATION REQUIRED FOR CERTAIN EVENTS OF DEFAULT

         In the event a dispute arises between us and Ambac or a representative of the holders of the notes (duly appointed by no less than 66 2/3% in remaining principal amount of the notes outstanding) as to whether an event of default has occurred and is continuing from the breach of the covenants in the following paragraph, the determination of whether an event of default has occurred will require arbitration by the American Arbitration Association pursuant to its Commercial Arbitration Rules unless:

         . we and Ambac (so long as no Ambac default has occurred and is continuing) or your representative (but only as long as an Ambac default has occurred and is continuing) agree that the event of default has been cured within 10 days following written notice of the default given by Ambac or the trustee, or

         . we and Ambac (so long as no Ambac default has occurred and is continuing) or your representative (but only as long as an Ambac default has occurred and is continuing) negotiate a resolution to the dispute within 15 days following the receipt of the above notice.

         The relevant covenants are:

         . We will cause MONY Life to engage only in the businesses of issuing, marketing and selling products that are similar to those life insurance products that were being issued, marketed and sold by MONY Life as of April 30, 2002, including life insurance, annuity and disability riders or consumer price index increments on existing disability income policies and pension policies, or any activities reasonably related or ancillary to those businesses.

         . Other than as provided in the covenant relating to the merger or consolidation of MONY Life with another entity, we will cause the subsidiaries of MONY Life to remain primarily engaged in:

            . the insurance business (including without limitation, asset management and group pension business),

            . businesses of a type conducted by the subsidiaries of MONY Life as of April 30, 2002 or

            .  businesses reasonably related or ancillary to those businesses.

         The parties will use reasonable efforts to conclude any arbitration within 80 days following the 10 day cure period. The foregoing provisions will not apply, and no meeting, negotiation or arbitration will be required to be commenced or continued on connection with a dispute as to whether an event of default has occurred and is continuing from the breach of either of the foregoing covenants if:

         . the dispute also involves a purported event of default arising from the breach of any other provision of the indenture or

         . a dispute involving a purported event of default arising from the breach of any other provision of the indenture arises after the commencement of any related meeting, negotiation or arbitration.

EXERCISE OF REMEDIES

         So long as no Ambac default has occurred and is continuing, Ambac will exercise all of your rights under the indenture, except as described below. Accordingly, Ambac will control the outcome of all votes by you and other noteholders, including the exercise of remedies or waivers available to you. Ambac will be subrogated to all of your rights to receive payment from the trustee under the indenture or in relation thereto to the extent that Ambac has made any payments under the insurance policy to the holders of notes, and, as long as no Ambac default has occurred and is continuing, Ambac and not you will be able to exercise rights as a secured party.

         After the failure of Ambac to make any payment under the insurance policy or any other Ambac default occurs and is continuing and an event of default has also occurred and is continuing, then you and other noteholders, upon action by noteholders holding not less than 66 2/3% in remaining principal amount of the outstanding notes, acting through the trustee, may accelerate the notes. If an Ambac default has occurred and is continuing, Ambac will no longer have the right to exercise rights under the indenture, including the right to control the outcome of the vote upon matters presented to you. If the notes are accelerated, all principal and interest and other amounts accrued and unpaid on the notes will become immediately due and payable. If these amounts are not paid, the trustee, for your benefit, shall, at the direction of the noteholders, foreclose on the collateral. The proceeds of the collateral will be allocated pro rata among noteholders in proportion to the outstanding principal amount of the notes.

         Each of the following constitutes an Ambac default under the indenture:

         . Ambac fails to make a payment in full when due under the insurance policy guaranteeing payment on the notes; or

         . Ambac becomes subject to insolvency, rehabilitation or other delinquency proceedings.

ACCELERATION AND FORECLOSURE ON COLLATERAL

         If an event of default occurs and is continuing, and so long as no Ambac default has occurred and is continuing, Ambac may exercise its right to vote on your behalf to direct the trustee to accelerate all of the notes. Upon our failure to pay any amounts due and payable on the notes following an acceleration, Ambac may direct the trustee to foreclose on the collateral for your benefit. Upon foreclosure, subject to the payment priorities set forth in "--Liquidation of Collateral," you will have a pro rata interest in the proceeds from the liquidation of the collateral, as determined by outstanding principal amount, but pursuant to the indenture and the Insurance Agreement, Ambac will be subrogated to your rights in the proceeds to the extent of payments made by Ambac under the insurance policy.

         If Ambac makes scheduled payments to the holders of the notes in full, then neither you, nor the trustee for your benefit, may accelerate the notes or foreclose on any collateral. In addition, if we fail to make a net payment under the interest rate swaps relating to the notes (excluding any termination payment), Ambac will advance that payment to the appropriate swap counterparty. Unless and until an event of default occurs, Ambac will not be permitted to accelerate our obligations under the notes, to direct the trustee to foreclose on any collateral or to cause a termination of the interest rate swaps relating to the notes.

         If an event of default occurs and an Ambac default has also occurred and is continuing, the trustee, at the direction of noteholders of not less than 66 2/3% in remaining principal amount of the notes outstanding, has the right to accelerate all the notes and to foreclose on the collateral, as described above.

         Unless and until we have repaid the notes or are released from our obligations to Ambac and under the notes, our obligations as described in this prospectus will continue whether or not the notes have become due and payable (by acceleration or maturity).

         We will reimburse and indemnify both the trustee and Ambac for their respective reasonable costs and expenses and hold each harmless for any liabilities incurred in exercising its remedies in respect of an event of default, including its rights of acceleration and foreclosure.

DEFICIENCY CLAIM

         Recourse with respect to our obligations under the notes, the indenture, the Insurance Agreement or the exchange and registration rights agreement will be limited as follows:

         .  first, to the collateral and

         . second, upon foreclosure and liquidation of all the collateral and application of moneys collected as described under "--Liquidation of Collateral" below, to us as senior, unsecured debtor, but only to the extent of the fair market value of the Closed Block Business as of the date of the commencement of foreclosure on the collateral.

For this purpose, the fair market value of the Closed Block Business will be determined as the present value of the projected cash flows of the Closed Block Business before debt service in respect of the notes. This determination will be jointly made by two nationally recognized investment banks, respectively selected by MONY Group and by Ambac, so long as no Ambac default has occurred and is continuing, or by holders of not less than 50.1% in remaining principal amount of the notes outstanding. The determination will take into account the provisions of the Plan of Reorganization relating to the declaration and amount of Closed Block policyholder dividends. In their determination of the projected cash flows, the selected investment banks will jointly obtain the services of a nationally recognized actuarial appraisal firm in order to determine the cash flows necessary for the payment or discharge of the remaining Closed Block liabilities. If these selected investment banks cannot agree on projected cash flows and the related discount rate within 60 days after they have been selected, they must designate as a third appraiser, within 30 days of the determination of the investment banks that they cannot agree, a nationally recognized investment bank, whose appraisal will be determinative. MONY Group will bear the costs required for the determination of the fair market value of the Closed Block Business. As long as no Ambac default has occurred and is continuing, any payment determined in accordance with these provisions will be made to Ambac and you will look solely to Ambac for any further payments on the notes.

LIQUIDATION OF COLLATERAL

         If an event of default occurs and is continuing, then not later than ten Business Days from the day on which the trustee receives written instructions from the noteholders of not less than 66 2/3% in remaining principal amount of the notes outstanding, which instructions will be from Ambac in respect of you and the other noteholders so long as no Ambac default has occurred and is continuing, directing the trustee to foreclose on the collateral, the trustee, for your benefit, will exercise all rights and remedies with respect to all or any part of the collateral in accordance with the Uniform Commercial Code and other applicable law. These rights and remedies include selling, assigning or transferring all or part of the collateral at a public or private sale; provided, however, that every aspect of the disposition of the collateral must be commercially reasonable. Upon liquidation of the collateral in accordance with the foregoing, all money collected from the liquidation process (after deducting the costs of liquidation, the trustee's fees and expenses in connection therewith and any governmental fees or taxes required to be paid to effectuate the liquidation) will be distributed in accordance with the Uniform Commercial Code in the following order of priority in accordance with the Uniform Commercial Code:

         .  to the payment of any taxes relating to the notes owed by us;

         . to the payment of all reasonable fees and expenses of the trustee subject to specified limitations;

         .  to the payment of any premium due and payable to Ambac;

         . to the payment of net amounts due and payable to Ambac Financial Services;

         . to the payment of all amounts due and payable to Ambac under the indenture and the Insurance Agreement;

         . to the payment of the amounts due and payable as interest on the notes, pro rata among the series of notes, and with respect to the amounts allocated to each series of notes, pro rata among the notes of the series, in each case as determined by the relative amounts of interest due and payable on the notes, without distinction as to each series;

         . to the payment of liquidated damages due and payable to holders of old notes, pro rata in accordance with the relative liquidated damages due and payable to each affected holder of an old note;

         . to the payment of the amounts due and payable as principal on the notes, pro rata among the series of notes, and with respect to the amounts allocated to each series of notes, pro rata among the notes of the series, in each case as determined by the relative principal amounts then outstanding on the notes, without distinction as to each series;

         . to the payment of any termination payments to Ambac Financial Services; and

         .  after the foregoing priorities are satisfied in full, to us.

TRIGGER EVENTS

         Upon the occurrence of a Trigger Event either or both of the following may occur, at the option of Ambac, for so long as there is no Ambac default continuing:

         . all future insurance policy premiums will become immediately due and payable, and

         . subject to the payment priorities set forth in "--Payment Priorities and Inter-Business Loans" above, assets held in the Debt Service Coverage Account in excess of the amount equal to the aggregate Estimated Debt Service payable on the immediately following scheduled payment date may be applied to prepay all or a portion of the principal of the notes, pro rata according to relative principal amount outstanding. In this event, we may refinance the pre-paid portion. Any refinanced portion of the notes must be subordinated in time and in right of payment (on subordination terms reasonably satisfactory to Ambac) to the remaining notes and must have a maturity that is longer than that of the remaining notes. In addition, all of these amounts in the Debt Service Coverage Account may also be applied to pay interest on the notes, pro rata according to the relative interest amounts then due. No application of amounts in the Debt Service Coverage Account, however, will in and of itself cause us to be required to make a Subaccount Ongoing Businesses Deposit, even if the conditions for a deposit are triggered by the application.

         Any of the following will constitute a Trigger Event:

         . MONY Group's senior debt rating is reduced by S&P to BB+ or below, or by Moody's to Ba2 or below. Standard & Poor's Ratings range from "AAA" to "N.R.". The "BB+" rating discussed above is the 5th highest of the 12 rating levels assigned by Standard & Poor's. Moody's ratings for debt range from "Aaa" to "C." The "Ba2" rating discussed above is the 5th highest level of Moody's 9 rating levels. See "Ratings" for a discussion of the meaning of each of these ratings; or

         . an event of default occurs and is not waived by the note holders or, if no Ambac default has occurred and is continuing, by Ambac.

NO PETITION

         The trustee and Ambac have covenanted, and you will be deemed to covenant, to the fullest extent permitted by law, not to institute or join any bankruptcy, reorganization, arrangement, insolvency, rehabilitation, conservation or liquidation proceedings against us prior to foreclosure on and liquidation of all of the collateral and the application of the moneys collected as specified in the indenture.

SIGNIFICANT COVENANTS

         Until we have repaid the notes or are released from our obligations under the notes and to Ambac, we (or MONY Life where specifically stated below) must comply with the terms of the covenants summarized below.

MAINTENANCE OF EXISTENCE AND PROHIBITION ON OTHER BUSINESS ACTIVITIES

         We will remain in existence, own all of the shares of MONY Life stock, free of any liens, issue the notes and operate as a holding company for MONY Life. Furthermore, we will ensure that all our actions are duly authorized by authorized personnel. MONY Life will engage only in the businesses of issuing, marketing and selling products which are similar to those life insurance products which were being issued, marketed and sold by MONY Life as of April 30, 2002. Those products include life insurance, annuity and disability riders or Consumer Price Index increments on existing disability income policies and pension policies, or any activities reasonably related or ancillary thereto. We will cause the subsidiaries of MONY Life to remain primarily engaged in:

         . the insurance business (including without limitation, asset management and group pension business),

         . businesses of a type conducted by MONY Life's subsidiaries as of April 30, 2002 or

         .  businesses reasonably related or ancillary thereto.

         If MONY Life's Total Adjusted Capital is below 200% of MONY Life's Company Action Level Risk-Based Capital, and as long as no Ambac default has occurred and is continuing, we must obtain the written consent of Ambac prior to:

         . permitting MONY Life to make further investments in subsidiaries of MONY Life (other than its existing subsidiaries as of April 30, 2002) or

         . permitting the total amount of first year and single premiums, deposits, purchase contract considerations and other similar amounts collected by MONY Life in respect of the Ongoing Businesses in any calendar year to exceed 150% of calendar year 2001 levels.

         We will not cause or permit MONY Life to incur or otherwise become responsible for payment of indebtedness for borrowed money, with specified limited exceptions. As long as no Ambac default has occurred and is continuing, we will cause MONY Life not to enter into any merger agreement that would result in the merged MONY Life's financial strength ratings being below specified levels. We will not, without Ambac's consent, which is not to be unreasonably withheld, cause or permit MONY Life to enter into any reinsurance arrangement which:

         . has the effect of significantly increasing MONY Life's ratio of Total Adjusted Capital to Company Action Level Risk-Based Capital above what that ratio would be in the absence of the arrangement and

         . can reasonably be expected to cause MONY Life's Total Adjusted Capital to avoid falling below 250% of its Company Action Level Risk-Based Capital.

COVENANTS OF MONY GROUP

         MONY Group may not transfer, convey, sell, lease or otherwise dispose of any of our equity that it owns, or securities that can be converted into, or exercised or exchanged for any of that equity, to any party other than one of its wholly owned subsidiaries. It also may not enter into any contract, option, arrangement or understanding to that effect with any party other than one of its wholly owned subsidiaries. In addition, MONY Group may not pledge, encumber or otherwise authorize the encumbrance of any of our equity that it owns. MONY Group may not issue, or cause or permit us to issue, any of our equity to any party other than itself or one of its wholly-owned subsidiaries. Finally, MONY Group must comply and cause us and our subsidiaries to comply with the tax agreements relating to the Closed Block Business and the Ongoing Businesses.

COVENANTS GOVERNING TRANSFERS BETWEEN THE CLOSED BLOCK BUSINESS AND THE ONGOING BUSINESSES OR BETWEEN AFFILIATED LEGAL ENTITIES

         We will cause MONY Life to not create or permit to exist any liens on assets of the Closed Block or Surplus and Related Assets other than specified permitted liens and to not otherwise utilize (by transfer or otherwise) those assets or their cash flows to repay indebtedness for money borrowed by or liabilities of MONY Life:

         . attributable to or for the express benefit of the Ongoing Businesses of MONY Life except for the Administrative Payments and payment of investment management fees relating to the management of assets in the Closed Block and Surplus and Related Assets or

         .  arising from conduct or events occurring prior to April 30, 2002.

         We shall not lend funds from our Ongoing Businesses to the Closed Block Business, other than the Inter-Business Loans. We shall cause our subsidiaries (other than MONY Life) not to, and MONY Group may not, lend funds to the Closed Block Business within MONY Holdings except loans made on market terms and on a basis subordinated to the notes. We will not permit the Ongoing Businesses of MONY Life to lend funds to the Closed Block Business within MONY Holdings. We will cause MONY Life:

         . not to make any loans from the Surplus and Related Assets to the Ongoing Businesses outside of MONY Life,

         . not to make any investments (including loans to any affiliate) from amounts on deposit in the Additional Reserve Account other than in investments permitted pursuant to the investment policy described under "Summary of Certain Documents--Investment Policy for the Surplus and Related Assets Portfolio" and

         . not to make loans from the Surplus and Related Assets to the Ongoing Businesses in MONY Life other than for cash management purposes of MONY Life.

COVENANTS RELATED TO THE MANAGEMENT OF ASSETS

         We will cause MONY Life to manage the operations of the Closed Block in a manner consistent with the Plan of Reorganization, including the investment guidelines applicable to the assets held in the Closed Block as set forth in the Plan of Reorganization. We will use our reasonable efforts to manage the operations of the Closed Block so as to ensure that cash flow from the Surplus and Related Assets will not be necessary to fund the cash flows required to meet the liabilities and obligations of the Closed Block.

         We will cause MONY Life to manage the Surplus and Related Assets pursuant to the investment policy statement described under "Summary of Certain Documents--Investment Policy for the Surplus and Related Assets Portfolio" below. We will and will cause the affiliated or third party investment manager to manage the Debt Service Coverage Account pursuant to the investment policy statement described under "Summary of Certain Documents--Investment Policy for the Debt Service Coverage Account of MONY Holdings" and "Summary of Certain Documents--Investment Management Agreement" below.

         We will not, and will cause MONY Life not to:

         . request regulatory approval for any action that would reasonably be expected to reduce the Closed Block Debt Cash Flow or otherwise impair the collateral or the rights of the secured parties in the collateral or

         . as long as no Ambac default has occurred and is continuing, seek regulatory approval for the termination of the Closed Block without the consent of Ambac, that consent not to be unreasonably withheld.

COVENANTS GOVERNING DIVIDENDS

         We will cause MONY Life to seek to maintain a shareholder dividend policy that results in the dividending of sufficient funds to us to meet Debt Service on the notes to the extent dividend capacity is available within the Closed Block Business, subject to the requirements described above under "--Sources of Funds for Debt Service--Dividend Allocation," and subject to regulatory oversight.

         Subject to specified exceptions, we will cause MONY Life not to dividend or otherwise transfer subsidiaries or assets attributable to the Ongoing Businesses within MONY Life to us or any other person if such dividend or transfer results in:

         . a Mony Life Ongoing Businesses Dividend amount in excess of its Mony Life Ongoing Businesses Dividend capacity, and

         . the Generally Accepted Accounting Principles book value of MONY Life falling below its Generally Accepted Accounting Principles book value as of April 30, 2002,

except for extraordinary dividends arising from Closed Block reinsurance, or unless fair consideration for the transfer is paid to MONY Life, as determined by an independent banking firm of national reputation.

PROHIBITION ON OTHER INDEBTEDNESS AND RELATED COVENANTS

         We will not assume, guarantee, become obligated for, pay, or hold ourselves out to be responsible for, the debts or obligations of any other affiliated person or entity, or consent to be liable for, or hold ourselves out to be responsible for, any money borrowed by, or for any indebtedness incurred by, MONY Group. We will not hold out our credit as available to satisfy the obligation of any other person or entity.

         We will not consent to MONY Group granting consensual liens on our property. We will not pledge our assets for the benefit of any other entity or make any loans or advances to any person or entity except as provided in the indenture or in connection with the swaps or acquire obligations or securities of our members or affiliates other than MONY Life.

         We may not transfer funds to our Closed Block Business from our Ongoing Businesses except for Inter-Business Loans.

         We will not incur indebtedness to parties other than:

         . as permitted pursuant to the investment policy statement for the Debt Service Coverage Account described under "Summary of Certain Documents--Investment Policy of Debt Service Coverage Account of MONY Holdings" below or

         . unsecured indebtedness owing to MONY Group or any of its affiliates for the purpose of making a Subaccount Ongoing Businesses Deposit, which is subordinated to our obligations under the notes.

LIMITATION ON THE SALE OF THE ASSETS OF THE CLOSED BLOCK BUSINESS

         If all or substantially all of the assets of the Closed Block Business are sold to a third party, we will redeem the notes as described above under "--Redemption--Sale of the Closed Block Business," and we will pay all amounts owing to Ambac. We must obtain the prior written consent of Ambac (but not your consent), that consent not to be unreasonably withheld, for the sale of assets constituting less than substantially all of the assets of the Closed Block Business. However, under specified conditions, MONY Life may, without the consent of either Ambac or you, reinsure all or any part of the Closed Block Business, as long as the costs of that reinsurance are borne by the Ongoing Businesses and the benefits are allocated to the Ongoing Businesses, rather than to the Closed Block Business.

RECORD KEEPING AND FINANCIAL REPORTING COVENANTS

         We will maintain our company records and books of account separate from those of MONY Group and will use separate stationery, invoices and checks.

         We will prepare consolidated financial statements for ourselves and our consolidated subsidiaries that are separate from the financial statements of MONY Group. Financial statements prepared by MONY Group will include a statement noting our separate legal status and the limitations on the rights of the creditors of MONY Group to participate in any distribution of assets of any subsidiary, including us, upon liquidation or reorganization or otherwise because the subsidiary's assets are subject to the prior claims of creditors of the subsidiary (except to the extent that MONY Group may itself be a creditor of that subsidiary and its claims are recognized).

NON-CONSOLIDATION COVENANTS

         We will not have any employees. We may enter into service agreements with MONY Group, or any affiliate of MONY Group, such that the employees of the other entity act on our behalf but those employees must hold themselves out to third parties as our representatives while performing duties under these service agreements (including, without limitation, by means of providing those persons with business or identification cards identifying them as our agents).

         We will at all times act solely in our own name and through our duly authorized officers or agents in order to maintain an arm's-length relationship with MONY Group and will not enter into any contract with MONY Group except on terms that are fair and equitable. We will conduct our business solely in our own name so as not to mislead third parties as to our identity or any other entity with which those third parties are conducting business. We will use all reasonable efforts to avoid the appearance that we are conducting business on behalf of MONY Group or that our assets are directly available to pay the creditors of MONY Group. We will not identify ourselves as a division of any other person or entity. We will maintain our own bank accounts.

         MONY Group and its subsidiaries and affiliates will act as our agents only through express agencies. The subsidiary or the affiliate will fully disclose to any third party the agency relationship with us, and the subsidiary or the affiliate will receive fair compensation or compensation consistent with regulatory requirements, as appropriate, from us for the services provided. We will not act as an agent for MONY Group or any subsidiary or affiliate of MONY Group.

         Other than expenses allocable to our use of office space made available by MONY Group, including telephone and other utility charges, we will allocate all overhead expenses for items shared between us and MONY Group on the basis of actual use to the extent practicable and, to the extent that allocation is not practicable, on a basis reasonably related to actual use. We will not permit MONY Group to pay any of our operating expenses unless those operating expenses are paid by MONY Group pursuant to an agreement between MONY Group and us providing for the allocation of the expenses and the expenses are reimbursed by us out of our own funds.

         We will maintain our assets in such a manner that it is not costly or difficult to segregate, identify or ascertain those assets. We will not commingle funds or other assets of ours with those of MONY Group or those of any of its other subsidiaries or affiliates. We will not maintain bank accounts or other depositary accounts to which MONY Group is an account party, into which MONY Group makes deposits or from which MONY Group has the power to make withdrawals. We will meet our own liabilities and expenses out of our own funds drawn on our own bank account. As of the date hereof, we believe that we have adequate capital in light of our contemplated business operations and for the normal obligations reasonably foreseeable in a business of our size and character.

         Except as may be consented to by Ambac as long as no Ambac default is continuing, agreements between us and our affiliates, and agreements between us and third parties that in the aggregate would be material, will contain provisions to the effect that those affiliates or third parties, in their respective capacities as counterparties under the agreements, will not seek to initiate bankruptcy or insolvency proceedings in respect of us. In addition, to the extent practicable without interfering with the conduct of our business affairs and taking into account the willingness of third parties to make agreements with those provisions, we will use our reasonable efforts to obtain those provisions from third parties in all other agreements.

PAYMENTS AND PAYING AGENTS

         The corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to the notes. We may at any time:

         . designate additional paying agents including acting as our own paying agent, or

         .  rescind the designation of any paying agent or

         .  approve a change in the office through which any paying agent acts.

FINANCIAL REPORTING

         We will make available to the noteholders and Ambac at the offices of the trustee the following financial information on either an annual basis or on a quarterly basis as specified more fully below:

         . our Annual Report on Form 10-K wherein there will be footnote disclosure of our financial statements on a stand-alone basis or, in the event that we are not obligated to file an Annual Report on Form 10-K, audited financial statements of MONY Holdings and its consolidated subsidiaries that include this footnote disclosure;

         . MONY Group's Annual Report on Form 10-K or, in the event that MONY Group is no longer obligated to file an Annual Report on Form 10-K, audited financial statements for MONY Group;

         .  audited annual statutory financial statements of MONY Life;

         . annual supplemental statutory-based financial information maintained by MONY Life on the Closed Block Business within MONY Life, this information to be substantially in the form set forth in this prospectus under "Unaudited Pro Forma Condensed Statutory Financial Information of MONY Life";

         . quarterly statutory-based financial information on the Closed Block Business within MONY Life, containing the equivalent level of information provided in the financial information referred to in the immediately preceding bullet point;

         . annual and quarterly statutory-based financial information on the Ongoing Businesses within MONY Life, each containing the equivalent level of information provided in the financial information referred to in the immediately preceding bullet point;

         .  annual supplemental investment reports including:

            . investment reports on the Debt Service Coverage Account and Surplus and Related Assets (each showing, for the relevant period, the account balance; the portions of the account balance consisting of cash and assets other than cash, respectively; withdrawals and payments for the relevant period, specifying the nature of each withdrawal and payment; and deposits into and earnings on the amounts in the Debt Service Coverage Account and the Surplus and Related Assets, respectively),

            . an annual certification of conformity to the investment policy statements described in this prospectus below under "Summary of Certain Documents--Investment Policy for the Debt Service Coverage Account of MONY Holdings" and "Summary of Certain Documents--Investment Policy for the Surplus and Related Assets Portfolio,"

            .  a listing of the portfolio of Surplus and Related Assets,

            . an update of the description of the asset portfolio supporting the Closed Block, including realized and unrealized losses for the prior year of the asset portfolio, and

            . a listing of the portfolio and balance of each of the three subaccounts of the Debt Service Coverage Account;

         . statements of the annual cumulative deviation of the actual ratios relating to the Closed Block from the projections specified under "--Sources of Funds for Debt Service--Dividend Allocation" above; and

         . any other reports, statements and certifications relating to us, the notes or MONY Life as Ambac or the trustee may reasonably request at any time.

         For the calendar fiscal year 2002, all "annual" information referred to in the fourth, sixth and seventh bullet points above will be for the period from and after June 30, 2002 and ending on December 31, 2002.

FORM AND DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

FORM AND DENOMINATION OF THE NOTES

         The old notes were, and the exchange notes will be, issued only in fully registered form, without interest coupons, in minimum denominations of $100,000, and integral multiples of $1,000 in excess of $1,000. Notes will not be issued in bearer form.

         We have initially appointed the trustee as notes registrar and transfer agent.

         All of the old notes were initially sold to qualified institutional buyers in the United States and were represented by one or more notes in registered, global form without interest coupons. These notes are referred to as the restricted global notes. The restricted global notes were registered in the name of a nominee of The Depository Trust Company, and were deposited with the trustee as custodian for The Depository Trust Company. All beneficial interests in the restricted global notes were initially sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The restricted global notes (and any notes issued in exchange for those notes other than the exchange notes), and beneficial interests in the restricted global notes, are subject to certain restrictions on transfer as described below under "--Registration of Transfer and Exchange" and bear a legend regarding these restrictions.

         In the case of old notes properly tendered in the exchange offer that are represented by one or more restricted global notes, the exchange notes issued in the exchange offer will also be represented by one or more global notes, in fully registered form, deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. We refer to these notes, together with the restricted global notes, as the global notes. Beneficial interests in these exchange notes will be shown on, and transfers of these exchange notes will be effected through, records maintained in book-entry form by The Depository Trust Company and its participants.

         In the case of old notes properly tendered in the exchange offer that are represented at the time of tender by certificated (non-global) notes, the exchange notes issued in the exchange offer will also be represented by certificated notes registered in the appropriate names and principal amounts that correspond to the tendered notes.

         Except as described below, the global notes may be transferred, in whole but not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the global notes may not be exchanged for notes in definitive form except in the limited circumstances described below. See "--Registration of Transfer and Exchange--Transfers from Global Notes to Certificated Notes" below.

THE DEPOSITORY TRUST COMPANY

         The Depository Trust Company has informed us as follows. The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company. The Depository Trust Company also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, eliminating the need for physical movement of securities certificates. Participants in The Depository Trust Company include Clearstream and Euroclear, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. These persons are known as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of The Depository Trust Company only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of The Depository Trust Company are recorded on the records of participants and indirect participants.

         The Depository Trust Company is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with The Depository Trust Company participant, either directly or indirectly. The rules applicable to The Depository Trust Company and its participants are on file with the SEC.

REGISTRATION OF TRANSFER AND EXCHANGE

GENERAL

         Subject to the limitations applicable to global notes, you may present notes for exchange or for registration of transfer in accordance with the indenture at the office of the trustee or at the office of any other transfer agent we designate for that purpose. We or the trustee may require you to furnish appropriate endorsements and duly executed transfer documents in connection with a transfer of notes. We will not impose any service charge for any exchange or registration of transfer of notes, but we may require you to pay any tax or other governmental charge payable in connection with any transfer.

         A transfer or exchange will be effected once the trustee, as notes registrar, becomes satisfied with the documents of title and identity of the person making the request. The trustee may decline to accept any request for an exchange or registration of transfer of any note during the period of fifteen days preceding the due date for any payment of principal of or any other payments on or in respect of the notes. Initially, the trustee will be the only transfer agent for the notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts; however, there must at all times be a transfer agent in the Borough of Manhattan, The City of New York.

         Subject to the procedures and limitations described below under "--Global Notes," you may make transfers of beneficial interests within a global note without delivery to us or the trustee of any written certifications or other documentation.

TRANSFERS FROM GLOBAL NOTES TO CERTIFICATED NOTES

         A beneficial interest in a global note may not be exchanged for a note in certificated form unless:

         .  The Depository Trust Company:

            . notifies us that it is unwilling or unable to continue as a depositary for the global note or

            . has ceased to be a clearing agency registered under the Exchange Act;

         . in the case of a global note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be:

            . is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or

            . announces an intention permanently to cease business or does in fact do so; or

         . there shall have occurred and be continuing an event of default with respect to the notes.

         In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of The Depository Trust Company (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a restricted global note will bear any legend restricting transfers that is borne by the restricted global note. Any such exchange will be effected only through the Delivery/Withdrawal at Custodian System, and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant global note.

         Unless determined otherwise by us in accordance with applicable law, we will issue certificated notes upon transfer or exchange of beneficial interests in a restricted global note only upon compliance with the transfer restrictions and procedures set forth in the indenture.

GLOBAL NOTES

         We are providing the following descriptions of the operations and procedures of The Depository Trust Company to you solely as a matter of convenience. These operations and procedures are solely within the control of the settlement system and are subject to change from time to time. We take no responsibility for these operations and procedures and urge holders to contact the system or its participants directly to discuss these matters.

         Ownership of beneficial interests in a global note will be limited to The Depository Trust Company participants or persons who hold interests through participants. Upon the issuance of a global note, The Depository Trust Company or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of its participants. Ownership of beneficial interests in a global note will be shown only on, and the transfer of such ownership interests will be effected only through, records maintained by The Depository Trust Company or its nominee, in the case of participants, or by participants and indirect participants, in the case of other owners of beneficial interests in the global notes.

         As long as The Depository Trust Company, or its nominee, is the registered holder of a global note, The Depository Trust Company or its nominee, as the case may be, will be considered the sole owner and holder of the global note (and of the notes represented thereby) for all purposes under the indenture and the notes. Except in the circumstances referred to above, holders of book-entry interests in a global note:

         .  will not have notes registered in their name;

         .  will not receive physical delivery of notes in certificated form;
            and

         . will not be considered the registered owner or holder of the interest in the global note under the indenture or the notes.

         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes:

         . only at the direction of one or more participants to whose account with The Depository Trust Company interests in the global notes are credited; and

         . only in respect of such portion of the aggregate principal amount of the notes as to which the participant in question has given the direction.

         The laws of some jurisdictions require that certain investors in securities take physical delivery of those securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global note. Because The Depository Trust Company can only act on behalf of participants, who in turn act on behalf of indirect participants in certain banks, the ability of a person having a beneficial interest in a global note to pledge the interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of the interest, may be affected by the lack of a physical certificate evidencing such interest.

         All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company. Transfers and exchange of interests in global notes will also be subject to the restrictions described above under "--Transfers from Global Notes to Certificated Notes." Beneficial owners may hold interests in the restricted global notes directly through The Depository Trust Company, if they are participants in that system, or indirectly through organizations which are participants in that system.

         All payments of interest on, principal of, or other amounts on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the holder of the global note. We have been advised that The Depository Trust Company or its nominee, upon receipt of any payment of interest on, principal of, or additional amounts on, a global note held by it or its nominee, will credit the accounts of the participants with the payments on the date the same are payable to it or its nominee. The accounts will be credited in amounts proportionate to the participants' respective beneficial interest in the principal amount of the global note as shown on the records of The

Depository Trust Company or its nominee. We expect that payments by participants to owners of beneficial interests in the global note held through these participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in street name. These payments will be the responsibility of these participants.

         Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, which currently provide for settlement in same-day funds.

         Although we expect that The Depository Trust Company will follow the foregoing procedures in order to facilitate transfers of beneficial interests in the global notes among participants, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their obligations under the rules and procedures governing The Depository Trust Company's operations, which may include:

         . maintaining, supervising and reviewing the records related to payments made on account of beneficial ownership interests in global notes; and

         . any other action taken by The Depository Trust Company, a participant or an indirect participant.

NOTICES

         We will give notices to you by mail to your address as it may appear in the security register. Any notice will be deemed given when deposited, first-class postage pre-paid, in the mail. If you waive any notice in writing, either before or after the relevant event, that waiver will be the equivalent of a notice. If it becomes impracticable to give any notice by mail because the mails are suspended or for any other reason, then any notice made with the approval of the trustee and Ambac, with respect to notifications to Ambac, will constitute a sufficient notice for any purpose under the notes.

         As long as notes in global form are outstanding, notices to be given to you will be given to The Depository Trust Company, as the sole noteholder, which will forward the notices to the beneficial owners of the notes in accordance with its applicable policies as in effect from time to time.

         Neither the failure to give any notice to a particular noteholder, nor any defect in a notice given to a particular noteholder, will affect the sufficiency of any notice given to another noteholder.

TITLE

         We, the trustee and any agent of ours or the trustee may treat the person in whose name a note is registered as the absolute owner of the note (whether or not the note may be overdue) for the purpose of making payment, giving notices and for all other purposes. As long as any notes are held in global form, The Depository Trust Company, or its nominee, will be the sole noteholder for all purposes described in this prospectus.

THE TRUSTEE

         Bank One Trust Company, N.A. is the trustee under the indenture. The indenture will provide that we will indemnify the trustee against any loss, liability or expense incurred without negligence, bad faith or willful misconduct of the trustee in connection with the acceptance or administration of the trusts created by the indenture. If the trustee has or acquires any conflicting interest, it must, within 90 days after ascertaining that it has the conflicting interest, either eliminate the conflicting interest or resign. An affiliate of the trustee is one of the lenders under MONY Group's $150 million credit facility.

PAYMENT DATE CONVENTION

         If any payment date is not a business day in any place of payment, you will not be entitled to payment of any amount until the next succeeding business day in that place and will not be entitled to any further interest or other payment in respect of the delay.

GOVERNING LAW

         The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

REGISTRATION COVENANT AND EXCHANGE OFFER

         As a condition to the initial sale of the old notes, we and MONY Life and the initial purchasers of the old notes entered into an exchange and registration rights agreement. Pursuant to this agreement, we agreed to:

         . file with the SEC, on or prior to July 29, 2002, a registration statement under the Securities Act with regard to the exchange notes, to be exchanged for the old notes; and

         . use our reasonable best efforts to cause the registration statement for these exchange notes to become effective as soon as practicable, but not later than October 27, 2002.

         We agreed to use our reasonable best efforts to consummate the exchange offer (to which this prospectus relates) no later than 45 days after the effective date of our registration statement and to hold the exchange offer open for at least 30 days. During this period, we agreed to exchange the exchange notes for all old notes properly surrendered and not withdrawn before the expiration date of this period.

         If:

         . SEC interpretations are changed on or before the exchange offer is completed such that the notes received by each holder, except for certain restricted holders, are not or would not be transferable without restriction,

         .  the exchange offer has not been completed by December 11, 2002 or

         . the exchange offer is not available to any holder of old notes, except for certain restricted holders,

we agreed to file a shelf registration statement for resale of the old notes as soon as practicable, but no later than 30 days after the obligation to file arises. We agreed to use our reasonable best efforts to cause the shelf registration statement to become effective no later than 120 days after its filing and to keep the registration effective for up to two years. We agreed to provide to the holders of the old notes copies of the prospectus, notify them when the resale registration for the old notes has become effective and take other reasonable actions required to permit unrestricted sales of the old notes. A holder of the old notes that sells notes pursuant to the resale registration generally:

         . would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser,

         . would be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and

         . would be bound by the provisions of the exchange and registration rights agreement that are applicable to that holder (including specified indemnification obligations).

         We will be in registration default if any of the following situations occurs:

         . we do not file a registration statement with the SEC on or before the date on which we are required to file it pursuant to the exchange and registration rights agreement;

         . a registration statement we are required under the agreement to file has not become effective or been declared effective by the SEC on or before the applicable deadline in the agreement;

         . if the agreement requires us to make the exchange offer, we do not complete the exchange offer within 60 days after the initial effective date of the related registration statement; or

         . any registration statement required by the agreement is filed and declared effective but we later withdraw it or the SEC issues an effective stop order pursuant to Section 8(d) of the Securities Act suspending its effectiveness (except as specifically permitted in the agreement), without being succeeded immediately by an additional registration statement filed and declared effective.

During any period when we are in registration default, in addition to the interest we normally pay on the old notes, we will pay liquidated damages. Liquidated damages will accrue at a per annum rate of 0.25% of the outstanding principal amount of the affected old notes for the first 90 days of the registration default period, and 0.50% of the outstanding principal amount of the affected old notes thereafter until we cure the registration default. These liquidated damages will not be covered by the insurance policy issued by Ambac that guarantees timely payment of principal and interest on the notes.

TERMS OF THE EXCHANGE OFFER

         For each of the old notes properly surrendered by holders and not withdrawn before the expiration date of the exchange offer, we agreed to issue an exchange note having a principal amount equal to that of the surrendered note.

         The exchange notes will be substantially identical to the notes except that:

         . the exchange notes will be registered for the exchange offer under the Securities Act and, therefore, the securities representing the exchange notes will not bear legends restricting the transfer of interests in the exchange notes; and

         . holders of the exchange notes will not be entitled to any of the registration rights of the holders of old notes under the exchange and registration rights agreement.

         The exchange notes will evidence the same underlying indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes or an indenture that is substantially identical.

         We are conducting the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Act and the related rules and regulations of the SEC.

         Under existing SEC interpretations, the exchange notes would generally be freely transferable after the exchange offer by any holder not an affiliate of ours without further registration under the Securities Act, except that broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale as described below. We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past.

         A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any exchange notes it receives for its own account in the exchange offer. The prospectus may be used by a broker-dealer to resell any of its exchange notes. We agreed in the exchange and registration rights agreement to include in the registration statement for the exchange notes such a prospectus, and to keep that registration statement effective until the earlier of 180 days after the exchange offer has been completed or such time as these broker-dealers no longer own any unregistered notes.

                                 BOND INSURANCE

DESCRIPTION OF THE INSURER

         The following information has been obtained from Ambac for inclusion in this prospectus.

GENERAL

         Ambac is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. Ambac primarily insures newly issued municipal and structured finance obligations. Ambac is a wholly owned subsidiary of Ambac Financial Group, Inc. (formerly, AMBAC Inc.), a 100% publicly held company. Moody's Investors Service, Inc., Standard & Poor's, a Division of The McGraw-Hill Companies, Inc. and Fitch Ratings have each assigned a triple-A financial strength rating to Ambac. See "Ratings" for a discussion of the meaning of each of these ratings.



         The following table sets forth the capitalization of Ambac as of December 31, 2000, December 31, 2001, and September 30, 2002, respectively, in conformity with accounting principles generally accepted in the United States of America.



                              AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                                          CAPITALIZATION TABLE


                                                           December 31,       December 31,    September 30
                                                              2000               2001             2002
                                                         --------------     --------------  ----------------
                                                                   ($ in millions)            (Unaudited)
Unearned premiums.....................................       $   1,556         $  1,790        $  1,936
Other liabilities.....................................             581              973           1,702
                                                             ---------         --------      ----------
     Total liabilities................................           2,137            2,763           3,638
                                                             ---------         --------      ----------
Stockholder's equity:
     Common stock.....................................              82               82              82
     Additional paid-in capital.......................             760              928             922
     Accumulated other comprehensive income...........              82               81             273
     Retained earnings................................           2,002            2,386           2,708
                                                             ---------         --------      ----------
Total stockholders equity.............................           2,926            3,477           3,985
                                                             ---------         --------      ----------
Total liabilities and stockholders equity.............        $  5,063         $  6,240        $  7,623
                                                              ========         ========      ==========


         For additional financial information concerni.ng Ambac, see the audited financial statements of Ambac. Copies of Ambac's annua l statement for the year ended December 31, 2001 prepared in accordance with statutory accounting standards are available, without charge, from Ambac. The address of Ambac's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

TERMS OF THE INSURANCE POLICY

         The following summary describes the material terms of the insurance policy. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the specific provisions of the insurance policy including the definitions of certain terms included therein. You may obtain a copy of the insurance policy by request to us. The insurance policy is also available at the trustee's offices in New York, New York.

COVERAGE

         In consideration of the payment of the premium, and subject solely to the terms, conditions and exclusions of the insurance policy, Ambac will:

         .  as of any date on which payments are scheduled to be made under the notes, pay any accrued interest and/or principal which is due on such date and has not been paid by us (which we refer to as a notes deficiency amount); and

         . pay any notes deficiency amount previously paid to noteholders of the notes that is recoverable and sought to be recovered as a voidable preference in bankruptcy, in accordance with a final and nonappealable order by a court of competent jurisdiction (which we refer to as a preference amount), less any amount held by the trustee for the payment of any preference amount and legally available therefor.

         The insurance policy does not cover, and Ambac does not guarantee or undertake to make, any payment:

         . in respect of any redemption price, other payments that become due on the notes on an accelerated basis for any reason, taxes or other charges imposed by governmental authorities in respect of the notes, or liquidated damages under the registration rights agreement;

         . in respect of shortfalls, attributable to our or the trustee's liability for withholding taxes (including interest and penalties in respect of any such liability); or

         . any other amount which is not a notes deficiency amount or preference amount.

POLICYHOLDERS; CLAIMS AND PAYMENTS UNDER THE INSURANCE POLICY

         The insurance policy is being held by the trustee, for the benefit of the holders of the notes.

         Ambac's obligations to make payments under the insurance policy are subject to the receipt by it of notice in proper form and content by the trustee for claims for payment of any notes deficiency amount or preference amount.

         Payments by Ambac under the insurance policy will be made in immediately available funds as follows:

         .  for any notes deficiency amount, to the trustee; and

         . for any preference amount, to the trustee or the receiver or trustee in bankruptcy pursuant to the order of a court of competent jurisdiction; payments of preference amounts shall not be made directly to any noteholder of a note unless the noteholder shall have previously paid such amount to the receiver or trustee in bankruptcy and shall have provided proof of such payment reasonably satisfactory to Ambac.

DISCHARGE OF AMBAC'S OBLIGATIONS AND SUBROGATION

         Ambac's obligations under the insurance policy with respect to any payment made thereunder will be discharged to the extent of such payment, whether or not such payment is properly applied by the party to whom it is made.

         Ambac will be subrogated to the rights of each noteholder to receive payments under the notes to the extent of any payment made by Ambac under the insurance policy.

GENERAL

         The term of the insurance policy commenced on the date of its issuance and will terminate on the latest of:

         . the date on which all scheduled payments of premium and interest we are required to make under the notes have been made;

         . the expiration date (under applicable bankruptcy, insolvency, receivership or similar law) of the period during which any scheduled payment of accrued interest or principal on a note could have been avoided in whole or in part as a preference payment; and

         . if any proceedings to avoid any scheduled payment of accrued interest or principal on a note as a preference payment have been commenced prior to the occurrence of the above-described two dates, the date on which a final and nonappealable order in resolution of each such proceeding shall have been entered, provided that if noteholders are required to return any preference amount as a result of such proceeding, the term of the insurance policy will terminate on the date on which Ambac has made all payments required to be made under the insurance policy in respect of all such preference amounts.

         The insurance policy is not cancelable for any reason, and the premium payable thereon is not refundable for any reason.

         The insurance policy was issued under and pursuant to, and shall be governed by and construed and enforced under, the laws of the State of New York.

         THE INSURANCE PROVIDED BY THE INSURANCE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

                          SUMMARY OF CERTAIN DOCUMENTS

         The following summaries describe the material terms of the agreements listed below. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by, reference to all of the specific provisions of the specific documents including the definitions of certain terms included in the documents. You may obtain these documents by request to us. These documents are also available at the trustee's offices in New York.

SWAP AGREEMENTS

         We hedged our liability for interest payment on the notes through swap transactions with Ambac Financial Services, as swap counterparty. The swap transactions became effective on April 30, 2002 and will terminate on January 21, 2017.

         Pursuant to a financial guaranty policy, Ambac Assurance Corporation guarantees payment of our net payment obligations to this counterparty (other than termination payments) or, with the consent of Ambac Assurance Corporation, an alternate counterparty under all of the interest rate swaps relating to the notes. This financial guaranty policy became effective on April 30, 2002 and will terminate on the earliest date on which both (i) the International Swap Dealers Association Master Agreement between Ambac Financial Services and the counterparty and all transactions governed thereby are terminated pursuant to its terms and (ii) all amounts, if any, due and owing by the counterparty under the International Swap Dealers Association Master Agreement shall have been paid in full.

         As of August 29, 2002, we had paid to Ambac Financial Services approximately $4,347,000 as fees in connection with the swap transactions and had received from Ambac Financial Services approximately $1,709,281 under the swap transactions for a net payment by us in the amount of $2,637,719. Due to the nature of the swap transactions, the net amounts to be paid by us over the life of the swap transactions are not ascertainable at this time. The fees paid in connection with the swap transactions include the fees paid in connection with the financial guaranty policy for the interest rate swaps.

TAX AGREEMENTS

         We and MONY Group have entered into a tax agreement related to the Closed Block Business (which we refer to as the Closed Block Business Tax Agreement) and a tax agreement related to the Ongoing Businesses (which we refer to as the Ongoing Businesses Tax Agreement). These agreements supplement the affiliated group's tax allocation agreement, to which MONY Group, MONY Life and each of the eligible domestic subsidiaries of MONY Life, but not MONY Holdings, are parties. Under the affiliated group's tax allocation agreement, MONY Life and each of its eligible domestic subsidiaries will be required to make a payment to, or entitled to receive a payment from, MONY Group with respect to each entity's allocable share of the affiliated group's U.S. federal income tax liability and benefits. The affiliated group's tax sharing agreement does not provide, however, for the allocation of any income tax liabilities or income tax benefits to us and does not distinguish between the Closed Block Business and the Ongoing Businesses within each entity.

         Generally, the Closed Block Business Tax Agreement and the Ongoing Businesses Tax Agreement (i) provide for the allocation and payment of U.S. federal, state and local income tax benefits and income tax liabilities attributed to us; (ii) establish mechanics for the allocation and payment of income tax liabilities and income tax benefits between the Closed Block Business and the Ongoing Businesses of each of MONY Life and us (which are the only subsidiaries of MONY Group containing any Closed Block Business); and
(iii) establish arrangements such that amounts due under the affiliated group's tax sharing agreement from MONY Group to MONY Life and its eligible domestic subsidiaries, and to MONY Group from MONY Life and its eligible domestic subsidiaries, will be paid in each case through us. The Closed Block Business Tax Agreement and the Ongoing Businesses Tax Agreement are consistent with the policies described above under "MONY Holdings--The Closed Block Business and the Ongoing Businesses--Inter-Business Transfer and Allocation Policies Relating to the Ongoing Businesses and the Closed Block Business--Policies with Respect to Inter-Business Transactions and Transfers Regarding Taxation" (which we refer to as the Tax Policies), the affiliated group's tax allocation agreement and the Closed Block tax sharing procedure established as part of the Plan of Reorganization in connection with the demutualization of MONY Life. In no event will MONY Life or any of its eligible domestic subsidiaries be obligated to pay under the Closed Block Business Tax Agreement and the Ongoing Businesses Tax Agreement, taken together, on any tax payment date any amount in excess of the amount such entity would otherwise have been obligated to pay on such date under the affiliated group's tax allocation agreement.

         For the purpose of computing the income tax liabilities and income tax benefits attributed to the Closed Block Business within MONY Holdings:

         . All U.S. federal, state and local income tax benefits associated with the notes will be allocated to the Closed Block Business within MONY Holdings.

         . The U.S. federal income tax liabilities and benefits associated with our Closed Block Business (including the U.S. federal income tax benefit associated with the notes) will be calculated using the highest U.S. federal statutory marginal tax rate applicable to corporations at the relevant time.

         . The state and local income tax liabilities and benefits associated with our Closed Block Business (including the state and local income tax benefit associated with the notes) will be calculated using a fixed rate of zero percent.

         . Until we have repaid the notes or are released from our obligations under the notes and to Ambac, if (i) all or part of the notes are recharacterized for income tax purposes as other than debt or (ii) a change in law, including any interpretation of any law, significantly reduces the income tax benefit associated with the interest expense on all or part of the notes, then the U.S. federal, state and local income tax benefits associated with the notes will continue to be reflected in the computations described above as if the recharacterization or change in law had not taken place.

         Payments under the Closed Block Business Tax Agreement and the Ongoing Businesses Tax Agreement will be made on the payment dates referred to in the affiliated group's tax sharing agreement.

         All payments made or received by us with respect to our Closed Block Business under the Closed Block Business Tax Agreement will be made from or deposited into the Debt Service Coverage Account-Subaccount Closed Block Business. The amount deposited into the Debt Service Coverage Account-Subaccount Closed Block Business on any tax payment date will be no less than the tax benefit, if any, attributed to our Closed Block Business with respect to the respective tax period. The noteholders and Ambac have a perfected security interest in our rights to receive such payments as part of the collateral for the notes. The noteholders and Ambac also have a security interest in our rights to enforce our rights to receive such payments under the Closed Block Business Tax Agreement as part of the collateral for the notes. The amount withdrawn from the Debt Service Coverage Account-Subaccount Closed Block Business on any tax payment date will be no more than the tax liability, if any, attributed to our Closed Block Business with respect to the respective tax period.

         All payments made or received by us under the Ongoing Businesses Tax Agreement will be made from or held outside the Debt Service Coverage Account and will not be made from (or added to) the collateral for the notes.

         The Closed Block Business Tax Agreement and the Ongoing Businesses Tax Agreement have no specified termination date. As of September 26, 2002, no payments have been made by the Ongoing Businesses to the Closed Block Business under the Closed Block Business Tax Agreement and the Ongoing Businesses Tax Agreement.

INVESTMENT MANAGEMENT AGREEMENT

         We have entered into an Investment Management Agreement with one of our affiliates, MONY Capital Management, Inc., pursuant to which it will provide investment management advice regarding investment strategies and specific transactions with respect to the investment of the assets held in the Debt Service Coverage Account. The Investment Management Agreement requires that all investment strategies and advice conform to and be in accordance with the Investment Policy on the Debt Service Coverage Account, as described below under "--Investment Policy for the Debt Service Coverage Account of MONY Holdings."

         Pursuant to the indenture, we may appoint any successor investment manager from time to time to provide for the investment of assets held in the Debt Service Coverage Account in accordance with the Investment Policy on the Debt Service Coverage Account. As long as Ambac is not in default as contemplated in the indenture, Ambac's approval will be required for the appointment of any successor investment manager that is not one of our affiliates and which does not meet specified criteria. Ambac's approval of any Investment Management Agreement entered into with any investment manager that is not one of our affiliates will be required.

         The Investment Management Agreement has no specified termination date and may be terminated by either party upon 30 days notice to the other party. From April 30, 2002 through June 30, 2002 we had incurred approximately $895,387 of fees in connection with the Investment Management Agreement. Because the fees to be paid under the Investment Management Agreement are based upon a percentage of the assets under management, we are unable to predict the aggregate fees that we will pay over the life of the Investment Management Agreement.

INSURANCE AGREEMENT

GENERAL

         The insurance policy, described above under "Bond Insurance--Terms of the Insurance Policy," was issued pursuant to an Insurance Agreement among Ambac, us, MONY Group, MONY Life and the trustee. The Insurance Agreement provides for, among other things, reimbursement of Ambac by us of all amounts paid under the insurance policy by Ambac (including interest thereon), as well as various other indemnifications of Ambac by us.

RIGHTS AND REMEDIES; INTEREST ON AMOUNTS OWED

         In addition, the Insurance Agreement provides that Ambac will have certain rights of subrogation which are in addition to, and not in limitation of, rights of subrogation otherwise available to Ambac and any other rights granted to Ambac pursuant to the indenture and the insurance policy. If any amounts owed to Ambac are not paid in full when due, we will be required to pay interest on such unpaid amounts for as long as such amounts remain unpaid at a rate equal to the annual prime lending rate, as announced by Citibank, N.A., plus 2% per annum.

PREMIUM

         We will be charged a premium under the Insurance Agreement of 0.75% per annum of the outstanding principal amount of the notes. The premium payments under the Insurance Agreement will be paid out of funds of the Closed Block Business. In addition, under the Insurance Agreement, we agreed to pay a commitment fee to Ambac at the rate of 0.3% of the difference between $450 million and the aggregate principal amount of the notes outstanding at the time that each required payment is made. As of August 29, 2002 the aggregate amount of the commitment fee and premiums we paid under the Insurance Agreement was approximately $1,287,123. Assuming there is no early redemption of the notes, we expect to pay an aggregate amount of approximately $25,243,925 to Ambac, which amount reflects the payment of the commitment fee and the premiums over the life of the Insurance Agreement. Neither non-payment of premium nor any other default on our part under the indenture or the Insurance Agreement will be a defense to avoid Ambac's payment obligations under the insurance policy.

TERM

         The insurance policy became effective on April 30, 2002 and will terminate on the latest of the date on which:

         . all scheduled payments relating to the notes that are required to be paid by us under the indenture have been paid,

         . any period during which any scheduled payments could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law shall have expired and

         . if any proceedings that are necessary to avoid any scheduled payments as a preference payment have been commenced prior to the events described in the first two bullet items above, a final and nonappealable order in resolution of each such proceeding shall have been entered; provided, that if the noteholders are required to return any preference amount as a result of any such proceeding, then the insurance policy shall terminate on the date on which Ambac has made all payments required to be made under the terms of the insurance policy in respect of all such preference amounts.

TERMINATION FEE

         If we redeem the notes as described in "Description of the Notes--Redemption--Optional Redemption" and "Description of the Notes--Redemption--Regulatory Redemption", above, or defease the notes as described in "Description of the Notes--Defeasance" above, we will pay to Ambac a termination fee in cash. This fee will equal the product of the outstanding principal amount of the notes and any additional notes issued under the indenture on the date of the redemption or defeasance and a percentate that is 2.25% on the date of the original issuance of the old notes, declining ratably to zero on the third anniversary of the date of that original issuance.

SWAP POLICY

         In addition to the insurance policy insuring payments on the notes, Ambac guarantees, pursuant to a separate policy, all our net payment obligations under interest rate swaps relating to the notes (excluding any termination payments).

INVESTMENT POLICY FOR THE CLOSED BLOCK ASSETS IN MONY LIFE

         The Closed Block invested assets will be managed in the aggregate pursuant to the Plan of Reorganization. The objective of the investment policy for the Closed Block assets will be to seek a high level of return while preserving capital in light of the Closed Block's duration and its ability to take risks consistent with the nature of the Closed Block.

         Assets included in the Closed Block consist of fixed-income investments, including short-term debt instruments, mortgage loans, policy loans, accrued investment income and premiums due on Closed Block policies.

INVESTMENT POLICY FOR THE SURPLUS AND RELATED ASSETS PORTFOLIO

         Investments of the Surplus and Related Assets will be undertaken pursuant to the following policy provisions. The goal of the following policy provisions is to obtain a high level of income while providing reasonable safety of capital. Except as noted below, investment restrictions will apply at the time of purchase of assets and will be calculated on a book value basis. The book value basis will be determined based on the immediately preceding month-end invested asset balance. The investment policy for the Surplus and Related Assets may be amended from time to time with the consent of Ambac, but without the consent of the noteholders.

PERMITTED INVESTMENTS

         The Surplus and Related Assets may be invested in:

         (i) public or private fixed income investments including, but not limited to, fixed and floating rate investments, commercial and agricultural mortgages (including those below investment grade mortgage assets classified within MONY Life as "mezzanine lending"), bank loans, derivatives, and short-term debt instruments with a remaining maturity of one year or less, and shares of certain open-ended funds that:

         .  invest primarily in short-term debt instruments,

         . meet the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 under the Investment Company Act, and

         . are issued by an investment company registered under the Investment Company Act or by an exempt issuer; and

         (ii) equities, including private equity investments, venture capital investments, equity-linked securities, real estate equities and funds which invest in the same.

PORTFOLIO QUALITY

         At least 85% of invested assets of the Surplus and Related Assets portfolio will be investment grade assets (which we refer to as Investment Grade Assets). For this purpose, assets with two ratings from nationally recognized statistical rating organizations which are split between investment grade and below investment grade will be evenly divided, with one-half being included in the investment grade category and one-half in the below-investment grade category. The remainder of the Surplus and Related Assets portfolio, up to a limit of 15%, may be invested in other assets, a category which includes fixed income investments with minimum ratings of B1 or B+, commercial mortgages with minimum MONY Life internal ratings of 3, agricultural mortgages with MONY Life internal minimum ratings of 3, mezzanine loans and equities. Mezzanine loans and equities will each be further limited to 5% of invested assets. If the Surplus and Related Assets portfolio holdings of Other Assets, mezzanine loans or equities exceed these limits, MONY Life will cease acquiring additional Other Assets, mezzanine loans or equities within the Surplus and Related Assets portfolio and attempt to return to this limit. MONY Life may, however, hold Other Assets, mezzanine loans or equities in excess of this limit until valuation and opportunities for sale provide good value.

         Ratings compliance will be determined by reference to a nationally recognized statistical rating organization, Dominion Bond Rating Service or Canadian Bond Rating Service ratings in the case of public bonds and by such ratings for private placements where available. If such ratings are not available, ratings compliance will be determined by reference to internal MONY Life ratings, unless the designation assigned by the Securities Valuation Office of the National Association of Insurance Commissioners implies a lower rating, in which case the National Association of Insurance Commissioners ratings will be used. For commercial and agricultural mortgages, internal MONY Life ratings will be used.

DIVERSIFICATION

         The Surplus and Related Assets may be invested without limit in debt obligations issued or guaranteed by the U.S. Government and U.S.Government-related entities. Investments in a single issuer, other than U.S. Government and government-related issuers, are limited to the lesser of (i) 4% of invested assets of the Surplus and Related Assets portfolio or (ii) $40 million, except with respect to Other Assets, for which the limit will be 1.5% for any single issuer.

         The fixed income assets rated by the National Association of Insurance Commissioners of the Surplus and Related Assets portfolio shall also be limited to the following securities industry category limits as further defined by MONY
Holdings:

US Government......................................    Unlimited
Asset Backed.......................................      15.0%
Communications.....................................      10.0%
Finance............................................      20.0%
Manufacturing......................................      35.0%
Mining.............................................       5.0%
Miscellaneous......................................      15.0%
Mortgage Backed....................................      20.0%
Oil and Gas........................................      10.0%
Retail and Wholesale Trade.........................      10.0%
Services...........................................      10.0%
Transportation.....................................      15.0%
Utilities..........................................      15.0%

         The Manufacturing category will be managed to include diversification across the industries which comprise the category.

LIQUIDITY

         The Surplus and Related Assets portfolio may use borrowing to enhance liquidity, for purposes including, but not limited to, allowing cash to be raised without selling assets at a disadvantageous time. Borrowing (excluding securities lending and dollar roll activity) is limited to no more than 10% of the portfolio, with a maximum maturity of one year. Investments in commercial and agricultural mortgages are limited to no more than 20% of invested assets of the Surplus and Related Assets portfolio. Non-public fixed income investments are limited to no more than 60% of invested assets of the portfolio.

FOREIGN SECURITIES

         The Surplus and Related Assets portfolio may purchase foreign securities; provided that they are payable in U.S. dollars or substantially hedged to the U.S. dollar. Foreign securities payable in a currency other than U.S. dollars are limited to no more than 10% of invested assets of the portfolio. If any country's foreign currency debt ratings are below "Aa3" by Moody's or "AA-" by Standard and Poor's, then such securities of such country shall be included as Other Assets, regardless of the ratings of the securities. Moody's ratings for debt range from "Aaa" to "C." The "Aa3" rating discussed above is the 2nd highest level of Moody's 9 rating levels. Standard & Poor's Ratings range from "AAA" to "NR". The "AA-" rating discussed above is the 2nd highest of the 12 rating levels assigned by Standard & Poor's. See "Ratings" for a discussion of the meaning of each of these ratings.

DERIVATIVES

         The Surplus and Related Assets portfolio may purchase derivatives (including foreign exchange contracts, forward contracts, futures contracts, hedge agreements and interest rate, credit and other over-the-counter swaps) pursuant to MONY Life's Derivative Use Plan as filed with the New York State Insurance Department. The fair market value of net exposure from derivatives will not exceed 5% of invested assets. If the Surplus and Related Assets portfolio holdings of derivatives exceeds this limit, MONY Life will cease adding additional derivatives to the Surplus and Related Assets portfolio and attempt to return to this limit, but may hold derivatives in excess of this limit until valuation and opportunities for sale provide good value.

TRANSACTIONS WITH AFFILIATES

         All transactions related to investment management or asset sales and purchases between MONY Life, MONY Holdings or MONY Group and their affiliates, for the purposes of this prospectus, shall be on an arm's-length basis.

SECURITIES LENDING AND OTHER ACTIVITIES

         Dollar rolls, repurchase agreements and securities lending activities are permitted in the Surplus and Related Assets portfolio; provided that the maximum term does not exceed one year and that such activities are only transacted with counterparties whose senior unsecured securities are rated equal to or higher than A1 from Moody's and A+ from Standard and Poor's. Cash proceeds of securities lending are to be reinvested in either a Rule 2a-7 money market fund as defined below or any pooled or cash accounts along with the rest of MONY Life's securities lending proceeds.

         MONY Life will notify Ambac of changes in the investment policy relating to securities lending activity and seek Ambac's consent, which consent shall not be unreasonably withheld. In the event that Ambac does not consent to any such changes, the proceeds of securities lending activity will be reinvested in compliance with any existing policy or in a Rule 2a-7 money market fund under the Investment Company Act of 1940, as amended (which we refer to as the Investment Company Act). A Rule 2a-7 money market fund is an open-end fund that:

         (i)    invests primarily in short-term instruments,

         (ii) meets the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 under the Investment Company Act, and

         (iii) the shares of which are issued by an investment company registered under the Investment Company Act in compliance with any existing policy or by an exempt issuer.

OTHER INVESTMENTS

         The Surplus and Related Assets portfolio is permitted to invest in equities and mezzanine loans; provided that the total value of equities and mezzanine loans each shall not initially exceed 5% of invested assets of the Surplus and Related Asset portfolio. If the value exceeds 5%, the portfolio will dispose of any such mezzanine loan or equity when valuation and opportunities for sale provide good value. In addition, without regard to these limits, the Surplus and Related Assets portfolio will be permitted to (1) accept common stock, convertible bonds, real estate equities and other equity interests as part of restructurings and (2) convert warrants into common stock. If, however, such acquisition either occurs when equities exceed 5% of invested assets or otherwise causes equities to exceed 5% of invested assets, then the portfolio will dispose of any such equity interests when valuation and opportunities for sale provide good value.

         Other than as specifically stated herein, the Surplus and Related Assets portfolio will not invest in separate accounts, MONY Life subsidiaries or affiliates.

DURATION

         The target duration for the Surplus and Related Assets portfolio initially is 5 years and may be modified by MONY Life from time to time as the duration of the liabilities supported by the portfolio changes. Any modifications to the target duration will take into account any scheduled interest and principal due and any swap payments associated with the notes. The portfolio's actual duration will remain within plus or minus 2 years of the target duration set by MONY Life. MONY Life will notify the trustee and Ambac on behalf of the noteholders of any subsequent changes in the target duration of the portfolio and seek Ambac's consent, which consent shall not be unreasonably withheld.

ASSET MANAGER SELECTION

         Assets will be managed by one or more affiliates of MONY Group or third party investment managers for a negotiated, market-based fee at the discretion of MONY Life.

INVESTMENT POLICY FOR THE DEBT SERVICE COVERAGE ACCOUNT OF MONY HOLDINGS

         Investments of the assets in the Debt Service Coverage Account (and the Additional Reserve Account) will be undertaken pursuant to the following policy provisions. The goal of these policy provisions is to obtain reasonable income while providing liquidity and a high level of safety of capital. To accomplish these objectives the policy provisions provide for investing in investment grade, fixed income securities. Investment restrictions will apply at the time of purchase of assets and will be calculated on a book value basis. The determination of book value basis will be based on the immediately preceding month-end portfolio balance. The investment policy statement for the assets in the Debt Service Coverage Account may be amended from time to time with the consent of Ambac, but without the consent of the noteholders.

PERMISSIBLE INVESTMENTS

         Permissible investments include the asset types listed below.

INVESTMENT GRADE SECURITIES

         The Debt Service Coverage Account may purchase public fixed income securities with a rating at the time of purchase of at least A2 by Moody's and A by Standard and Poor's (hereinafter called the Minimum Credit Quality Limit) or, if a rating is unavailable from one of these agencies, an equivalent rating from an nationally recognized statistical rating organization. In addition, the account may purchase:

         (i) fixed income securities with a maturity of one year or less if they have a rating of at least A-1 or P-1; and

         (ii)  shares of open-end funds that:

               .  invest primarily in short-term debt instruments,

               . meet the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 under the Investment Company Act, and

               . are issued by an investment company registered under the Investment Company Act or by an exempt issuer.

SECURITIES RATED BELOW THE MINIMUM CREDIT QUALITY LIMIT

         Securities that do not satisfy the Minimum Credit Quality Limit at the time of purchase may not be purchased by the Debt Service Coverage Account. However, the Debt Service Coverage Account may hold securities below the Minimum Credit Quality Limit as a result of downgrades that may occur from time to time. If those securities are downgraded below A3 by Moody's or A- by Standard & Poor's, then we must divest the downgraded securities within six months from the initial date of downgrade. We may hold such downgraded securities for longer than six months with the consent of Ambac. Moody's ratings for debt range from "Aaa" to "C." The "A3" rating discussed above is the 3rd highest level of Moody's 9 rating levels. Standard & Poor's Ratings range from "AAA" to "N.R.". The "A-" rating discussed above is the 3rd highest of the 12 rating levels assigned by Standard & Poor's. See "Ratings" for a discussion of the meaning of each of these ratings.

MAXIMUM MATURITY

         The Debt Service Coverage Account may not purchase securities with a remaining maturity in excess of five years from the date of purchase. The maturity profile of invested assets will take into account anticipated withdrawals from the Debt Service Coverage Account.

SINGLE ISSUER LIMITS

         The Debt Service Coverage Account may invest without limitation in debt obligations issued or guaranteed by the U.S. Government and U.S. Government-related entities. Maximum permitted debt exposure to any other single issuer may not exceed 3% of the amount of the Debt Service Coverage Account.

SEPARATE ACCOUNTS

         No transactions may be effected with separate accounts sponsored by MONY Life or MONY Group or any of its affiliates.

TRANSACTIONS WITH AFFILIATES

         All transactions related to investment management or asset sales and purchases between MONY Life, MONY Holdings or MONY Group and their affiliates, for the purpose of this prospectus, shall be on an arm's-length basis.

ASSET MANAGER SELECTION

         Assets will be managed by one or more affiliates of MONY Group or third party investment managers for a negotiated, market-based fee at the discretion of the Company.

                                    TAXATION

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following is a summary of the material United States federal tax consequences of the purchase, ownership, and disposition of notes. It deals only with beneficial owners that acquired notes upon original issuance at the "Offering Price" set forth on the cover of the offering circular for the old notes and hold the notes as "capital assets" as defined in the Internal Revenue Code of 1986, as amended (which we refer to as the Code). This discussion is for general information only and does not address all federal tax consequences that may be important to you in light of your personal circumstances. Among the beneficial owners of notes that are subject to special tax rules that are not discussed are banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, specified former citizens and former long-term residents of the United States, partnerships or other pass-through entities, hybrid entities, specified trusts, persons holding notes as part of a hedging or conversion transaction or a straddle, or United States Holders that have a functional currency other than the United States dollar. This summary is based on laws in effect on the date of this prospectus, administrative pronouncements, judicial decisions and Treasury regulations. Subsequent changes to any of the foregoing may affect the tax consequences described here, possibly with retroactive effect. This discussion does not address federal estate or gift tax laws, except as set forth below with respect to Non-United States Holders, or any aspects of foreign, state or local tax laws. You should consult your own tax advisors concerning the federal tax consequences of the acquisition, ownership and disposition of notes in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

         For purposes of this summary, United States Holder means a beneficial owner of a note that is, for United States federal income tax purposes,

         .  a citizen or resident of the United States,

         . a corporation, or any entity electing to be treated as a corporation, created or organized under the laws of the United States or of any of its political subdivisions,

         . an estate if its income is includible in gross income for federal income tax purposes regardless of its source, or

         . a trust if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

         Non-United States Holder means a holder of a note that is not a United States Holder. If a partnership is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

         The exchange of old notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange for federal income tax purposes. A holder's tax basis and holding period in the notes, as well as the other tax considerations discussed below, will be unaffected by the exchange.

UNITED STATES HOLDERS

         If you are a United States Holder, you will be taxed on interest on the notes as ordinary interest income at the time it accrues or is actually or constructively received in accordance with your regular method of accounting for federal income tax purposes.

         If you dispose of notes by sale, exchange for other property, or upon redemption by us, you will recognize taxable gain or loss equal to the difference between the amount that you realize on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and your adjusted tax basis in the notes. You will include any accrued but unpaid interest in ordinary income. In general, your adjusted tax basis in the notes will be equal to the initial purchase price. Any gain or loss recognized upon the sale or other disposition of notes will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year at the time of disposition.

         As a United States Holder, you will generally be required to furnish a social security number or other taxpayer identification number, along with specified certifications under penalties of perjury, in order to avoid backup withholding with respect to interest paid on a note and the proceeds of a sale or other disposition of the note. These payments of interest or proceeds will generally be reported to the Internal Revenue Service. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability provided the required information is furnished to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

         If you are a Non-United States Holder, interest paid to you that is not effectively connected with your conduct of a trade or business within the United States generally will not be subject to United States federal income or withholding tax, except as described under "--Backup Withholding and Information Reporting" below, as long as you

         . do not actually or constructively own 10% or more of the total combined voting power of all classes of MONY Group stock that is entitled to vote,

         . are not a controlled foreign corporation related to MONY Group through actual or constructive stock ownership,

         . are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

         . certify under penalties of perjury you are not a "United States person," as defined in the Code, and provide the beneficial owner's name and address.

         You will be subject to United States federal income tax on a net basis in a similar manner to United States Holders on income that you realize with respect to a note if that income is effectively connected with the conduct of a United States trade or business. You may also be entitled to the benefits of an income tax treaty under which interest is subject to a reduced rate of withholding or is exempt from United States withholding tax, provided that you comply with applicable procedures.

         If you are a Non-United States Holder, capital gain that you realize on the sale or other disposition of notes will be exempt from United States federal income tax and withholding, provided that

         . the gain is not effectively connected with your conduct of a trade or business in the United States, and

         . if you are an individual, you are not present in the United States for periods aggregating 183 days or more during the taxable year of the sale.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding will not apply to payments that we or our paying agent make on the notes to you as a Non-United States Holder if we receive the certifications described above. Interest on a note that you beneficially own will be reported to the Internal Revenue Service and to you. We may also make available copies of these information returns to the tax authorities of the country in which you reside.

         As a Non-United States Holder, the payment of the proceeds of your sale or other disposition of a note effected by a broker at an office within the United States generally will be reported to the Internal Revenue Service and reduced by backup withholding at the currently applicable rate, unless you certify under penalties of perjury that you are not a United States person, furnish the broker with other documentation that the broker may rely upon to treat the payment as made to a payee that is not a United States person in accordance with United States Treasury regulations, or otherwise establish an exemption. In the case of your sale or other disposition of a note effected by a broker at an office outside the United States, the payment of proceeds to an account that you maintain at a financial institution outside the United States generally will not be reduced by backup withholding. Unless the broker is a United States person or has specified connections with the United States, the payment of proceeds will not be reported to the Internal Revenue Service. If the broker is a United States person or has those connections with the United States, the transaction will be reported to the Internal Revenue Service unless the certification or documentation requirements applicable to a sale of notes within the United States are met or you otherwise establish an exception. Any amounts withheld under the backup withholding rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

         ESTATE TAX

         If you are not a citizen or resident of the United States, notes that you hold at death will not be included in your gross estate for federal estate tax purposes, provided that you do not actually or constructively own 10% or more of the total combined voting power of all classes of MONY Group stock entitled to vote and the income on the notes is not effectively connected with your conduct of a United States trade or business.

         CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

         You should consider the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended, if you are the fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act in the context of the Employee Retirement Income Security Act Plan's particular circumstances before you authorize an investment in the notes. Among other factors, you should consider whether such an investment is in accordance with the documents governing the Employee Retirement Income Security Act Plan and whether an investment is appropriate for the Employee Retirement Income Security Act Plan in view of its overall investment policy and the composition and diversification of its portfolio.

         Section 406 of the Employee Retirement Income Security Act and Section 4975 of the Code prohibit the Employee Retirement Income Security Act Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit sharing plans subject to Section 4975 of the Code (which we refer to, together with the Employee Retirement Income Security Act Plans, as the Plans) from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under the Employee Retirement Income Security Act or "disqualified persons" under the Code with respect to those Plans. Therefore, if you are a fiduciary of the Employee Retirement Income Security Act Plan or a person making investment decisions for another Plan, you should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under the Employee Retirement Income Security Act and the Code. We may be considered a party in interest or disqualified person with respect to a Plan since we and our affiliates are engaged in businesses which provide services to Plans. If so, the acquisition, holding and disposition of the notes by a Plan could be a prohibited transaction. Governmental plans (as defined in Section 3(32) of the Employee Retirement Income Security Act) and church plans (as defined in
Section 3(33) of the Employee Retirement Income Security Act), while generally not subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other Federal laws that are substantially similar to the foregoing provisions of the Employee Retirement Income Security Act and the Code.

         There are five Prohibited Transaction Class Exemptions issued by the Department of Labor which could exempt the purchase and holding of notes from the prohibited transaction provisions of the Employee Retirement Income Security Act and the Code--Prohibited Transaction Class Exemption 84-14, for certain transactions determined by qualified professional asset managers, Prohibited Transaction Class Exemption 90-1, for certain transactions involving insurance company pooled separate accounts, Prohibited Transaction Class Exemption 91-38, for certain transactions involving bank collective investment funds, Prohibited Transaction Class Exemption 95-60, for certain transactions involving insurance company general accounts, and Prohibited Transaction Class Exemption 96-23, for certain transactions determined by in-house asset managers. As a purchaser or transferee of the notes, you are deemed to represent that either the notes are not being acquired with assets of a Plan or the acquisition, holding and, to the extent relevant, disposition of the notes by you is eligible for the relief available under one of the five Prohibited Transaction Class Exemptions referred to in the preceding sentence. In addition, if you are a Plan investor in the notes, you should consider the application of Prohibited Transaction Class Exemption 75-1, for certain principal transactions by a broker-dealer, to the acquisition of notes.

         Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that you consult with your counsel regarding the consequences under the Employee Retirement Income Security Act of the acquisition, holding and disposition of the notes if you represent a plan considering the purchase of the notes.

                         PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of those exchange notes. We have agreed that, through the 180th day after the exchange offer has been completed, or until such time as these broker-dealers no longer own any unregistered notes, whichever period is shorter, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with those resales.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers.

         Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

         .  in the over-the-counter market,

         .  in negotiated transactions,

         .  through the writing of options on the exchange notes or

         .  a combination of these methods of resale,

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         Resales by broker-dealers may be made

         .  directly to purchasers or

         . to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of those exchange notes.

         Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes acquired as a result of market making or other trading activities and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of the exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         Through the 180th day after the exchange offer has been completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and MONY Life have agreed to pay all expenses incident to our obligations in connection with the exchange offer, excluding agency fees and commissions and underwriting discounts and commissions attributable to the sale of the old notes being registered and the fees and disbursements of any counsel or other advisors or experts retained by the holders of those old notes, and will indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

                             VALIDITY OF THE NOTES

         Dewey Ballantine LLP, New York, New York will pass upon the validity of the exchange notes for MONY Holdings, LLC. Frederick W. Kanner, a member of Dewey Ballantine LLP, is a member of the Board of Directors of MONY Group and MONY Life.

                            INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP, independent accountants, as stated in their reports appearing herein, has audited (i) the Generally Accepted Accounting Principles Consolidated Financial Statements of MONY Holdings, LLC (formerly known as MONY Life Insurance Company) as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 included in this prospectus and (ii) the Statutory Accounting Practices Financial Statements of MONY Life as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 included in this prospectus.


         The consolidated financial statements of Ambac Assurance Corporation and Subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, are included in this prospectus, in reliance on the report of KPMG LLP, independent certified public accountants, included in this prospectus and upon the authority of that firm as experts in accounting and auditing.

                                    EXPERTS

         Mutual of New York retained a predecessor to PricewaterhouseCoopers LLP, a professional services firm, to advise it in connection with actuarial matters involved in the initial establishment and funding of the Closed Block. The opinion of Jesse M. Schwartz, F.S.A., M.A.A.A. of PricewaterhouseCoopers LLP is included as Appendix A of this prospectus in reliance upon his authority as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.

         PricewaterhouseCoopers LLP did not develop any analysis of the Surplus and Related Assets or other aspects of the Closed Block and did not analyze how the performance of the Closed Block would impact the timing or amount of payments of principal, interest and other amounts under the notes. PricewaterhouseCoopers LLP does not sponsor, endorse, offer or promote the notes, nor does it make any representation or warranty, express or implied, regarding the advisability of investing in the notes. PricewaterhouseCoopers LLP is not responsible for and has not participated in the determination of the structure or pricing of the notes. Furthermore, PricewaterhouseCoopers LLP has no obligation or liability in connection with the administration or trading, if any, of the notes. In addition, PricewaterhouseCoopers LLP makes no representation or warranty, express or implied, as to the timing or amount of payments available to holders of the notes.

         MONY Holdings retained Milliman USA, an actuarial consulting firm, to provide the Report on the Sensitivity Analysis of the Closed Block, included as Appendix C of this prospectus. The Report on the Sensitivity Analysis of the Closed Block was prepared by Jacqueline M. Keating, M.A.A.A and Harris N. Bak, M.A.A.A. of Milliman USA and is included in this prospectus in reliance upon their authority as experts in actuarial matters generally and in the application of actuarial concepts to insurance matters.

         The analyses performed by Milliman USA and described in Appendix C deal exclusively with the Closed Block. Milliman USA did not review the initial funding of the Closed Block and expresses no opinion on the adequacy of the initial Closed Block funding or the appropriateness of the assumptions used to fund the Closed Block. Milliman USA did not develop any analysis of the Surplus and Related Assets or other aspects of the Closed Block Business and did not analyze how the performance of the Closed Block would impact the timing or amount of payments of principal, interest and other amounts under the notes. Milliman USA does not sponsor, endorse, offer or promote the notes, nor does it make any representation or warranty, express or implied, regarding the advisability of investing in the notes. Milliman USA is not responsible for and has not participated in the determination of the structure or pricing of the notes. Furthermore, Milliman USA has no obligation or liability in connection with the administration or trading, if any, of the notes. In addition, Milliman USA makes no representation or warranty, express or implied, as to the timing or amount of payments available to holders of the notes. Conclusions stated in

Appendix C relate to analyses performed on the Closed Block. Those conclusions do not provide any assurance as to the timing or amount of payments available to the holders of the notes.

                             AVAILABLE INFORMATION

         Prior to the effective date of the registration statement filed on Form S-4 under the Securities Act of 1933 (the Securities Act) with respect to the exchange notes offered by this prospectus, MONY Holdings, LLC is not subject to the information requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). MONY Holdings, LLC agrees that, for so long as it is not subject to the information requirements of the Exchange Act, upon the request of any holder of the notes, it will provide to such holder and to a prospective purchaser of such notes the information specified in Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the notes. However, MONY Holdings, LLC will not be required to furnish such information at any time to an investor located outside the United States who is not a "U.S. person" within the meaning of Regulation S under the Securities Act.

         Subsequent to the effective date of the registration statement filed on Form S-4 under the Securities Act with respect to the exchange notes offered by this prospectus, MONY Holdings, LLC will be subject to the information requirements of the Exchange Act and will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. These filings will be available to the public at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

         You may request a free copy of any of our filings with the SEC or any other information incorporated by reference in this prospectus from us by calling us or writing to us at the following address and telephone number:

         MONY Holdings, LLC
         1740 Broadway
         New York, New York  10019
         Attention: President
         (212) 708-2000

   INDEX TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND STATUTORY FINANCIAL
                                   STATEMENTS

Generally Accepted Accounting Principles Consolidated Financial
     Statements of MONY Holdings, LLC and Subsidiary:
     Report of Independent Accountants.......................................................................       F-2

     Consolidated Balance Sheets as of December 31, 2001 and 2000............................................       F-3

     Consolidated Statements of Income and Comprehensive Income for the years
         ended December 31, 2001, 2000 and 1999..............................................................       F-4

     Consolidated Statements of Changes in Member's Equity for the years ended
         December 31, 2001, 2000 and 1999....................................................................       F-5

     Consolidated Statements of Cash Flows for the years ended December 31, 2001,
         2000 and 1999.......................................................................................       F-6

     Notes to Consolidated Financial Statements..............................................................       F-7

Generally Accepted Accounting Principles Interim Condensed Consolidated
     Financial Statements of MONY Holdings, LLC and Subsidiary

     Unaudited interim condensed consolidated statements of financial position as
         of June 30, 2002 and December 31, 2001..............................................................      F-44

     Unaudited interim condensed consolidated statements of operations and comprehensive
         income for the six-month periods ended June 30, 2002 and 2001.......................................      F-45

     Unaudited interim condensed consolidated statement of changes in member's equity for
         the six-month period ended June 30, 2002............................................................      F-46

     Unaudited interim condensed consolidated statements of cash flows for the six-month
         periods ended June 30, 2002 and 2001................................................................      F-47

     Notes to unaudited interim condensed consolidated financial statements..................................      F-48

Statutory Financial Statements:

     Report of Independent Accountants.......................................................................      F-64

     Statements of Admitted Assets, and Liabilities, Capital and
         Surplus--Statutory Basis as of December 31, 2001 and 2000...........................................      F-65

     Statements of Operations--Statutory Basis for the years ended December 31,
         2001 and 2000.......................................................................................      F-66

     Statements of Capital and Surplus--Statutory Basis for the years ended
         December 31, 2001 and 2000..........................................................................      F-67

     Statements of Cash Flows--Statutory Basis for the years ended December 31,
         2001 and 2000.......................................................................................      F-68

     Notes to Statutory Financial Statements.................................................................      F-69

     Unaudited Statements of Admitted Assets, and Liabilities, Capital and
         Surplus--Statutory Basis as of June 30, 2002 and December 31, 2001..................................      F-99

     Unaudited Statements of Operations--Statutory Basis for the six-months
         ended June 30, 2002 and 2001........................................................................     F-100

     Unaudited Statements of Capital and Surplus--Statutory Basis for the
         six-months ended June 30, 2002 and the year ended December 31, 2001.................................     F-101

     Unaudited Statement of Cash Flows--Statutory Basis for the six-months ended
         June 30, 2002 and 2001..............................................................................     F-102

     Notes to Unaudited Statutory Financial Statements.......................................................     F-103

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of
MONY Holdings, LLC

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of changes in member's equity and of cash flows present fairly, in all material respects, the financial position of MONY Holdings, LLC and Subsidiary (the "Company"), formerly known as MONY Life Insurance Company, at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York
February 7, 2002, except for Note 1, as to which the date is April 30, 2002

                        MONY HOLDINGS LLC AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000


                                                                                            2001              2000
                                                                                       --------------    --------------
                                                                                               ($ in millions)
                                      ASSETS
Investments:
     Fixed maturity securities available-for-sale, at fair value (Note 5).....          $   6,973.5       $   6,693.0
     Equity securities available-for-sale, at fair value (Note 5).............                297.5             328.6
     Mortgage loans on real estate (Note 6)...................................              1,809.7           1,754.7
     Policy loans.............................................................              1,229.0           1,264.6
     Other invested assets....................................................                347.5             312.0
                                                                                        -----------       -----------
                                                                                           10,657.2          10,352.9

Cash and cash equivalents.....................................................                305.0             499.5
Accrued investment income.....................................................                192.9              71.7
Amounts due from reinsurers...................................................                595.8             491.6
Deferred policy acquisition costs (Note 8)....................................              1,233.8           1,209.7
Other assets..................................................................                556.0             781.1
Assets transferred in Group Pension Transaction (Note 11).....................              4,650.4           4,927.7
Separate account assets.......................................................              5,195.2           5,868.1
                                                                                        -----------       -----------
         Total assets.........................................................          $  23,386.3       $  24,202.3
                                                                                        ===========       ===========

                          LIABILITIES AND MEMBER'S EQUITY
Future policy benefits........................................................          $   7,870.0       $   7,794.5
Policyholders' account balances...............................................              2,337.1           2,191.3
Other policyholders' liabilities..............................................                281.1             295.9
Amounts due to reinsurers.....................................................                 74.6              87.3
Accounts payable and other liabilities........................................                816.1             650.3
Short term debt (Note 14).....................................................                 --                52.3
Long term debt (Note 14)......................................................                216.9             217.0
Current federal income taxes payable..........................................                109.1             124.7
Liabilities transferred in Group Pension Transaction (Note 11)................              4,586.5           4,897.2
Separate account liabilities..................................................              5,192.3           5,865.3
                                                                                        -----------       -----------
         Total liabilities....................................................             21,483.7          22,175.8

Commitments and contingencies (Note 16)
Member's capital..............................................................              1,631.1           1,631.1
Retained earnings.............................................................                233.4             382.4
Accumulated other comprehensive income........................................                 38.1              13.0
                                                                                        -----------       -----------
         Total member's equity................................................              1,902.6           2,026.5
                                                                                        -----------       -----------
         Total liabilities and member's equity................................          $  23,386.3       $  24,202.3
                                                                                        ===========       ===========

          See accompanying notes to consolidated financial statements.

                        MONY HOLDINGS LLC AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                                 2001            2000           1999
                                                                             -------------   ------------   ------------
                                                                                           ($ in millions)
Revenues:
Premiums...............................................................        $   695.3      $   700.5       $   717.1
Universal life and investment-type product policy fees.................            207.2          205.8           196.3
Net investment income (Note 4).........................................            676.9          970.9           900.0
Net realized (losses) gains on investments (Note 4)....................            (12.3)          37.5           125.1
Group Pension Profits (Note 11)........................................             30.7           37.1            63.0
Other income...........................................................            189.1          223.3           197.2
                                                                               ---------      ---------       ---------
                                                                                 1,786.9        2,175.1         2,198.7
                                                                               ---------      ---------       ---------
Benefits and expenses:
Benefits to policyholders..............................................            814.7          787.8           787.1
Interest credited to policyholders' account balances...................            110.5          110.6           115.5
Amortization of deferred policy acquisition costs......................            158.8          139.1           137.8
Dividends to policyholders.............................................            236.6          235.5           230.7
Other operating costs and expenses.....................................            519.4          503.3           546.7
Demutualization expenses...............................................             --             --               2.0
                                                                               ---------      ---------       ---------
                                                                                 1,840.0        1,776.3         1,819.8
                                                                               ---------      ---------       ---------
(Loss) income before income taxes and extraordinary item...............            (53.1)         398.8           378.9
Income tax (benefit) expense...........................................            (19.1)         134.8           131.4
                                                                               ---------      ---------       ---------
(Loss) income before extraordinary item................................            (34.0)         264.0           247.5
Extraordinary item (Note 14)...........................................             --             37.7            --
                                                                               ---------      ---------       ---------
Net (loss) income......................................................            (34.0)         226.3           247.5
Other comprehensive income (loss), net (Note 4)........................             25.1           42.4          (181.8)
                                                                               ---------      ---------       ---------
Comprehensive (loss) income............................................        $    (8.9)     $   268.7       $    65.7
                                                                               =========      =========       =========

          See accompanying notes to consolidated financial statements.

                        MONY HOLDINGS LLC AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY

                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                                              Accumulated
                                                                                                 Other          Total
                                                                   Member's      Retained    Comprehensive     Member's
                                                                   Capital       Earnings        Income         Equity
                                                                 ------------  ------------  --------------  ------------
                                                                                     ($ in millions)
Balance, December 31, 1998................................        $  1,566.1    $     8.6       $   152.4     $  1,727.1
Comprehensive income......................................
     Net income...........................................                          247.5                          247.5
     Other comprehensive income:
         Unrealized gains on investments,
              net of unrealized losses,
              Reclassification adjustments,
              and taxes (Note 4)..........................                                         (181.8)        (181.8)
                                                                  ----------    ---------       ---------     ----------
Comprehensive income/(loss)...............................                                                          65.7
                                                                  ----------    ---------       ---------     ----------
Balance, December 31, 1999................................           1,563.6        256.1           (29.4)       1,792.8
Dividends.................................................                         (100.0)                        (100.0)
Capital Contribution......................................              65.0                                        65.0
Comprehensive income:
     Net income...........................................                          226.3                          226.3
     Other comprehensive income:
         Unrealized losses on investments
              net of unrealized gains,
              Reclassification adjustments,
              and taxes (Note 4)..........................                                           46.2           46.2
         Minimum pension liability adjustment.                                                       (3.8)          (3.8)
                                                                  ----------    ---------       ---------     ----------
     Other comprehensive income...........................                                           42.4           42.4
Comprehensive income/(loss)...............................                                                         268.7
                                                                  ----------    ---------       ---------     ----------
Balance, December 31, 2000................................           1,628.6        382.4            13.0        2,026.5
Dividends.................................................                         (115.0)                        (115.0)
Comprehensive income:
     Net loss.............................................                          (34.0)                         (34.0)
     Other comprehensive income:
         Unrealized losses on investments net
              of unrealized gains, Reclassification
              adjustments, and taxes (Note 4).............                                           36.6           36.6
         Minimum pension liability adjustment.............                                          (11.5)         (11.5)
                                                                  ----------    ---------       ---------     ----------
     Other comprehensive income...........................                                           25.1           25.1
Comprehensive income/(loss)...............................                                                          (8.9)
                                                                  ----------    ---------       ---------     ----------
Balance, December 31, 2001................................        $  1,628.6    $   233.4       $    38.1     $  1,902.6
                                                                  ==========    =========       =========     ==========

          See accompanying notes to consolidated financial statements.

                        MONY HOLDINGS LLC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                                 2001          2000          1999
                                                                             ------------  ------------  ------------
                                                                                         ($ in millions)
Cash flows from operating activities (see Note 3):
Net (loss) income....................................................         $    (34.0)   $    226.3    $    247.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
     Interest credited to policyholders' account balances............               92.0          99.9         111.9
     Universal life and investment-type product policy fee income....             (117.8)       (127.4)       (143.5)
     Capitalization of deferred policy acquisition costs.............             (194.5)       (175.0)       (148.8)
     Amortization of deferred policy acquisition costs...............              158.8         139.1         132.4
     Provision for depreciation and amortization.....................               64.9          32.9          32.4
     Provision for deferred federal income taxes.....................               (6.4)         63.4          57.5
     Net realized losses (gains) on investments......................               12.3         (37.5)       (125.1)
     Non-cash distributions from investments.........................               52.9        (226.7)       (172.8)
     Change in other assets and accounts payable and other                         (55.1)        (69.7)         18.7
         liabilities.................................................
     Change in future policy benefits................................               75.5          58.7          62.2
     Change in other policyholders' liabilities......................              (14.8)         10.6          17.0
     Change in current federal income taxes payable..................              (12.2)        (41.0)         54.7
     Extraordinary loss on extinguishment of debt....................               --            56.8          --
                                                                              ----------    ----------    ----------
     Net cash provided by operating activities.......................               21.6          10.4         144.1
                                                                              ==========    ==========    ==========

Cash flows from investing activities:
Sales, maturities or repayments of:
     Fixed maturities securities.....................................            1,275.7       1,067.5       1,256.1
     Equity securities...............................................               39.9         514.2         328.2
     Mortgage loans on real estate...................................              341.6         453.7         194.8
     Policy loans, net...............................................               35.7           3.6           1.4
     Other invested assets...........................................               57.9         179.6         369.4
Acquisitions of investments:
     Fixed maturities securities.....................................           (1,398.0)     (1,058.9)     (1,563.6)
     Equity securities...............................................              (51.4)       (127.6)       (152.0)
     Mortgage loans on real estate...................................             (405.3)       (442.4)       (503.4)
     Other invested assets...........................................             (127.5)        (99.6)        (66.2)
     Other, net......................................................               --          (150.0)         60.3
     Property and equipment, net.....................................              (41.2)        (54.8)        (22.5)
                                                                              ----------    ----------    ----------
Net cash (used in)/provided by investing activities..................             (272.6)        285.3         (97.5)
                                                                              ==========    ==========    ==========

Cash flows from financing activities:
Issuance of debt.....................................................               --           215.0          --
Repayments of debt...................................................               (0.1)       (301.3)        (84.8)
Receipts from annuity and universal life policies credited to policyholders' account..........................................
Balances.............................................................            1,150.9       2,287.1       1,874.0
Return of policyholders' account balances on annuity policies and                 (979.3)     (2,305.9)     (1,896.5)
     universal life policies.........................................
Capital contribution.................................................               --            65.0          --
Dividends paid to shareholders.......................................             (115.0)       (100.0)         --
                                                                              ----------    ----------    ----------
Net cash provided by/(used in) financing activities..................               56.5        (140.1)       (107.3)
                                                                              ----------    ----------    ----------
Net (decrease)/increase in cash and cash equivalents.................             (194.5)        155.6         (60.7)
Cash and cash equivalents, beginning of year.........................              499.5         343.9         404.6
                                                                              ----------    ----------    ----------
Cash and cash equivalents, end of year...............................         $    305.0    $    499.5    $    343.9
                                                                              ==========    ==========    ==========

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Income taxes.........................................................         $      4.6    $     93.3    $     20.1
Interest.............................................................         $     19.8    $     29.4    $     20.3

          See accompanying notes to consolidated financial statements.

                        MONY HOLDINGS LLC AND SUBSIDIARY

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS:

         MONY Holdings, LLC ("MONY Holdings") was formed as a downstream, wholly owned holding company of The MONY Group Inc. (the "MONY Group") on February 27, 2002. MONY Group formed MONY Holdings for the purpose of issuing debt tied to the performance of certain business within MONY Life Insurance Company ("MONY Life"), a wholly owned and principal operating subsidiary of MONY Group. On April 30, 2002, the date MONY Holdings commenced its operations, MONY Holdings, through a structured financing tied to the performance of the Closed Block Business within MONY Life, issued $300.0 million of floating rate insured debt securities (the "Notes") in a private placement and MONY Group, pursuant to the terms of the structured financing, transferred all of its ownership interest in MONY Life to MONY Holdings. Other than activities related to servicing the Notes in accordance with the indenture and its ownership interest in MONY Life, MONY Holdings has no operations and engages in no other activities.

         Proceeds to MONY Holdings from the issuance of the Notes, after all offering and other related expenses, were approximately $292.3 million. Of this amount, $60 million was deposited in a debt service coverage account (the "DSCA"), pursuant to the terms of the note indenture, to provide collateral for the payment of interest and principal on the Notes and the balance of approximately $232.3 million was distributed to MONY Group in the form of a dividend. The Notes mature on January 21, 2017. The Notes pay interest only through January 21, 2008 at which time principal payments begin to be made pursuant to an amortization schedule. Interest on the Notes is payable quarterly at an annual rate equal to three month LIBOR plus 0.55%. Concurrent with the issuance of the Notes, MONY Holdings entered into an interest rate swap contract, which locked in a fixed rate of interest on this indebtedness at 6.44%. Including debt issuance costs of $7.7 million and the cost of the insurance policy (75 basis points per annum), which guarantees the scheduled principal and interest payments on the Notes, the all-in cost of the indebtedness is 7.36%. See Note 9 for further information regarding the Notes.

         MONY Life and its subsidiaries (MONY Life and its subsidiaries are collectively referred to herein as the "Company"), provides life insurance, annuities, corporate-owned and bank-owned life insurance ("COLI/BOLI") products, mutual funds, securities brokerage, asset management, and business and estate planning services. The Company distributes its products and services to individuals and institutional clients through a career agency sales force and financial advisors and brokers of its securities broker-dealer and mutual fund subsidiaries (hereafter referred to as "Proprietary Distribution"). In addition, the Company distributes its products and services through what it defines as complementary distribution channels ("Complementary Distribution"), which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as its corporate marketing team. The Company principally sells its products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico and currently insures or provides other financial services to more than one million people.

         MONY Life's principal wholly owned direct and indirect operating subsidiaries include: (i) MONY Life Insurance Company of America ("MLOA"), an Arizona domiciled life insurance company, (ii) Enterprise Capital Management ("Enterprise"), a distributor of both proprietary and non-proprietary mutual funds, (iii) U.S. Financial Life Insurance Company ("USFL"), an Ohio domiciled insurer underwriting specialty risk life insurance business, (iv) MONY Securities Corporation ("MSC"), a registered securities broker-dealer and investment advisor whose products and services are distributed through MONY Life's career agency sales force, (v) Trusted Securities Advisors Corporation ("Trusted Advisors"), which distributes investment products and services through a network of independent certified public accountants, (vi) MONY Brokerage, Inc. ("MBI"), a licensed insurance broker, which principally provides MONY Life's career agency sales force with access to life, annuity, small group health, and specialty insurance products written by other insurance companies so they can meet the insurance and investment needs of their clients, and (vii) MONY Life Insurance Company of the Americas, Ltd. ("MLICA"), which provides life insurance, annuity and investment products to nationals of certain Latin American countries.

         On November 16, 1998, pursuant to a plan of reorganization (the "Plan"), which was approved by the New York Insurance Department, The Mutual Life Insurance Company of New York ("MONY") converted from a mutual insurance company to a stock life insurance company (the "Demutualization") and became MONY Life. In connection with the Plan, MONY established a closed block, as more fully discussed in Note 2, to fund the guaranteed benefits and dividends of certain participating insurance policies and eligible policyholders received

                        MONY HOLDINGS LLC AND SUBSIDIARY
cash, policy credits, or shares of MONY Group common stock in exchange for their membership interests in MONY.

         Expenses incurred by MONY Holdings and Subsidiary, as reflected in the consolidated statements of income, reflect all costs associated with conducting the business of MONY Holdings and its Subsidiary. MONY Life is charged directly for all costs associated with its operations, including insurance policy servicing, investment and asset management services, office space, accounting and legal services, and other general, administrative and overhead expenses. MONY Life incurs interest expense on inter-company debt with its ultimate parent company, MONY Group, based on contractual terms, which management believes reflect terms materially similar to an arms-length transaction. Income taxes are determined based on MONY Holdings operating as a separate entity. Costs incurred by MONY Holdings' parent, MONY Group, represent incremental expenses incurred by MONY Group that MONY Holdings would not incur as a stand-alone entity.

2.       THE CLOSED BLOCK:

         On November 16, 1998, the Company, pursuant to the New York Insurance Law, established a closed block (the "Closed Block") of certain participating insurance policies (the "Closed Block in force business") as defined in the Plan. In conjunction therewith, the Company allocated assets to the Closed Block that are expected to produce cash flows which, together with anticipated revenues from the Closed Block in force business, are expected to be sufficient to support the Closed Block in force business, including but not limited to the payment of claims and surrender benefits, certain expenses and taxes, and for the continuation of dividend scales in effect at the date of Demutualization (assuming the experience underlying such dividend scales continues), and for appropriate adjustments in such scales if the experience changes. To determine the amount of assets to allocate to the Closed Block in order to provide sufficient funding for the aforementioned payments, the Company forecasted the expected cash flows from the Closed Block in force business and mathematically determined the cash flows that would need to be provided from assets allocated to the Closed Block to fully fund the aforementioned payments. Assets were then allocated to the Closed Block accordingly. The aforementioned forecast consists of a cash flow projection for each year over the estimated life of the policies in the Closed Block. The earnings from such expected cash flows are referred to as the "glide path earnings".

         The assets allocated to the Closed Block and the aforementioned revenues inure solely to the benefit of the owners of policies included in the Closed Block. The assets and liabilities allocated to the Closed Block are recorded in the Company's financial statements at their historical carrying values. The carrying value of the assets allocated to the Closed Block are less than the carrying value of the Closed Block liabilities at the effective date of the Plan. The excess of the Closed Block liabilities over the Closed Block assets at the effective date of the Plan represents the total estimated future post-tax contribution expected to emerge from the operation of the Closed Block, which will be recognized in the Company's income over the period the policies and the contracts in the Closed Block remain in force.

         To the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block in force business are, in the aggregate, more favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be greater than the total dividends that would have been paid to such policyholders if dividend scales used to determine Closed Block cash flows had been continued. Conversely, to the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block in force business are, in the aggregate, less favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be less than the total dividends that would have been paid to such policyholders if dividend scales used to determine Closed Block cash flows had been continued. Accordingly, the recognition of the estimated ultimate aggregate future post-tax contribution expected to emerge from the operation of the Closed Block is not affected by the ultimate aggregate actual experience of the Closed Block assets and the Closed Block in force business subsequent to the effective date of the Plan, except in the event that the actual experience of the Closed Block assets and the Closed Block in force business subsequent to the effective date of the Plan is not sufficient to pay the guaranteed benefits on the Closed Block Policies, in which case the Company will be required to fund any such deficiency from its general account assets outside of the Closed Block.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         However, because the decision to increase or decrease dividend scales is based on revised estimates as to the ultimate profitability of the business such actions will not necessarily coincide with periodic reports of the results of the Closed Block. Accordingly, actual earnings that emerge from the Closed Block may either be more or less than the expected Closed Block (or glide path earnings). In accordance with Statement of Position 00-3 "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts", actual Closed Block earnings in excess of expected Closed Block earnings (or the glide path earnings) in any period are recorded as an additional liability to Closed Block policyholders (referred to as the "deferred dividend liability") because such excess earnings inure solely to the benefit of the policyholders in the Closed Block. If actual Closed Block earnings are less than expected Closed Block earnings (or the glide path earnings) in any period the difference is charged against the balance of any existing deferred dividend liability. If the deferred dividend liability is not sufficient to absorb the difference it remains in earnings for the period and an adjustment will be made to get back to the glide path when earnings emerge in future periods that are sufficient to offset such remaining accumulated difference or through a subsequent reduction in dividend scales.

         Since the Closed Block has been funded to provide for payment of guaranteed benefits and the continuation of current payable dividends on the policies included therein, it will not be necessary to use general funds to pay guaranteed benefits unless the Closed Block Business experiences very substantial ongoing adverse experience in investment, mortality, persistency or other experience factors. The Company regularly (at least quarterly) monitors the experience from the Closed Block and may make changes to the dividend scale, when appropriate, to ensure that the profits are distributed to the Closed Block policyholders in a fair and equitable manner. In addition, periodically the New York Insurance Department requires the filing of an independent auditor's report on the operations of the Closed Block.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates made in conjunction with the preparation of the Company's financial statements include those used in determining (i) deferred policy acquisition costs, (ii) the liability for future policy benefits, (iii) valuation allowances for mortgage loans, and impairment writedowns for other invested assets, and (iv) litigation, contingencies and restructuring charges. Certain reclassifications have been made in the amounts presented for prior periods to conform those periods to the current presentation.

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company and those partnerships in which the Company has a majority voting interest. All significant intercompany accounts and transactions have been eliminated.

VALUATION OF INVESTMENTS AND REALIZED GAINS AND LOSSES

         The Company's fixed maturity securities are classified as available-for-sale and are reported at estimated fair value. The Company's equity securities are comprised of investments in common stocks and limited partnership interests. The Company's investments in common stocks are classified as available-for-sale and are reported at estimated fair value. The Company's investments in limited partnership interests are accounted for in accordance with the equity method of accounting or the cost method of accounting depending upon the Company's percentage of ownership of the partnership and the date it was acquired. In general, partnership interests acquired after May 18, 1995 are accounted for in accordance with the equity method of accounting if the Company's ownership interest exceeds 3 percent, whereas, if the partnership was acquired prior to May 18, 1995, the equity method would be

                        MONY HOLDINGS LLC AND SUBSIDIARY
applied only if the Company's ownership interest exceeded 20 percent. In all other circumstances the Company accounts for its investments in limited partnership interests in accordance with the cost method. Unrealized gains and losses on fixed maturity securities and common stocks are reported as a separate component of other comprehensive income, net of deferred income taxes and an adjustment for the effect on deferred policy acquisition costs that would have occurred if such gains and losses had been realized. The cost of all fixed maturity securities and common stock is adjusted for impairments in value deemed to be other than temporary. These adjustments are reflected as realized losses on investments. Realized gains and losses on sales of investments are determined on the basis of specific identification.

         Mortgage loans on real estate are stated at their unpaid principal balances, net of valuation allowances. Valuation allowances are established for the excess of the carrying value of a mortgage loan over its estimated fair value when the loan is considered to be impaired. Mortgage loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Estimated fair value is based on either the present value of expected future cash flows discounted at the loan's original effective interest rate, or the loan's observable market price (if considered to be a practical expedient), or the fair value of the collateral if the loan is collateral dependent and if foreclosure of the loan is considered probable. The provision for loss is reported as a realized loss on investment. Loans in foreclosure and loans considered to be impaired, other than restructured loans, are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in investment income in the period received. Interest income on restructured mortgage loans is accrued at the restructured loans' interest rate.

         Real estate held for investment, as well as related improvements, are reported as other invested assets, and are generally stated at cost less depreciation. Depreciation is determined using the straight-line method over the estimated useful life of the asset, which may range from 5 to 40 years. Cost is adjusted for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are based on the estimated fair value of the real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate to be disposed of is reported at the lower of its current carrying value or estimated fair value less estimated sales costs. Changes in reported values relating to real estate to be disposed of and impairments of real estate held for investment are reported as realized gains or losses on investments.

         Policy loans are carried at their unpaid principal balances. Cash and cash equivalents include cash on hand, amounts due from banks and highly liquid debt instruments with an original maturity of three months or less.

COLLATERALIZED FINANCING TRANSACTIONS

         Securities loaned and borrowed are accounted for as collateralized financing transactions and are recorded at the amount of cash collateral received or advanced. The fee received or paid by the Company is recorded as interest revenue or expense and is reflected in retail brokerage and investment banking revenues and other operating costs and expenses, respectively, in the consolidated statement of income. The initial collateral advanced or received has a higher market value than the underlying securities. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded, as necessary.

         The Company utilizes short-term repurchase agreements as supplementary short-term financing and delivers U.S. Treasury securities as collateral for cash received. These repurchase agreements are accounted for as collateralized financings. The fee paid by the Company is recorded as interest expense. The Company monitors the market value of securities transferred on a daily basis, and obtains additional collateral as necessary.

RECOGNITION OF INSURANCE REVENUE AND RELATED BENEFITS

         Premiums from participating and non-participating traditional life, health and annuity policies with life contingencies are recognized as premium income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenue from these types of products consists of amounts assessed during the period against policyholders' account balances for policy administration charges, cost of insurance and surrender charges, and mortality and expense charges on variable contracts. Policy benefits charged to expense include benefit claims incurred in the period in excess of the related policyholders' account balance.

DEFERRED POLICY ACQUISITION COSTS ("DAC")

         The costs of acquiring new business, principally commissions, underwriting, agency, and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred.

         For participating traditional life policies, DAC is amortized over the expected life of the contracts (30 years) as a constant percentage based on the present value of estimated gross margins expected to be realized over the life of the contracts using the expected investment yield. At December 31, 2001, the expected investment yield for the Closed Block was 7.29% for the year 2001 with subsequent years grading down to an ultimate aggregate yield of 7.12% in the year 2013. Estimated gross margins include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends.

         For universal life products and investment-type products, DAC is amortized over the expected life of the contracts (ranging from 15 to 30 years) as a constant percentage based on the present value of estimated gross profits expected to be realized over the life of the contracts using the initial locked in discount rate. For non-participating term policies, DAC is amortized over the expected life of the contracts (ranging from 10 to 20 years) in proportion to premium revenue recognized. The discount rate for all products is 8%. Estimated gross profits arise principally from investment results, mortality and expense margins and surrender charges.

         The Company conducts programs from time-to-time that allow annuity contractholders to exchange older annuity contracts for new annuity products at no cost. The Company has determined that the old and new products are substantially similar and as such, the Company retains previously recorded DAC related to the exchanged contract.

         DAC is subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period. The effect on the amortization of DAC of revisions in estimated experience is reflected in earnings in the period such estimates are revised. In addition, the effect on the DAC asset that would result from the realization of unrealized gains (losses) is recognized through an offset to Other Comprehensive Income as of the balance sheet date.

FUTURE POLICY BENEFITS AND POLICYHOLDERS' ACCOUNT BALANCES

         Future policy benefit liabilities for participating traditional life policies are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Dividend fund interest assumptions range from 2.0 percent to
5.5 percent.

         Policyholders' account balances for universal life and investment-type contracts represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals. The weighted average interest crediting rate for universal life products was approximately 5.9%, 5.9% and 5.6% for the years ended December 31, 2001, 2000, and 1999, respectively. The weighted average interest crediting rate for investment-type products was approximately 4.5%, 4.9% and 5.1% for the years ended December 31, 2001, 2000, and 1999, respectively.

                        MONY HOLDINGS LLC AND SUBSIDIARY

DIVIDENDS TO POLICYHOLDERS

         Dividends to policyholders, which are substantially all on the Closed Block Business (see Note 2) are determined annually by the Board of Directors of MONY Life. The aggregate amount of policyholders' dividends is related to actual interest, mortality and morbidity for the year.

PARTICIPATING BUSINESS

         At December 31, 2001 and 2000, participating business, substantially all of which is in the Closed Block, represented approximately 46.0% and 53.3% of the Company's life insurance in force, and 73.7% and 74.4% of the number of life insurance policies in force, respectively. For each of the years ended December 31, 2001, 2000 and 1999, participating business represented approximately 83.5% and 91.6%, and 95.9%, respectively, of life insurance premiums.

FEDERAL INCOME TAXES

         The Company files a consolidated federal income tax return with its parent, The MONY Group Inc. and its other subsidiaries, as well as the Company's life and non-life affiliates except Sagamore Financial Corporation and its subsidiaries. Deferred income tax assets and liabilities are recognized based on the difference between financial statement amounts and income tax bases of assets and liabilities using enacted income taxes and laws.

REINSURANCE

         The Company has reinsured certain of its life insurance and investment contracts with other insurance companies under various agreements. Amounts due from reinsurers are estimated based on assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reserve credits. Gains on reinsurance are deferred and amortized into income over the remaining life of the underlying reinsured contracts.

         In determining whether a reinsurance contract qualifies for reinsurance accounting, Statement of Financial Accounting Standards ("SFAS") No. 113 "Accounting and reporting for reinsurance of short-duration and long-duration contracts" requires that there be a "reasonable possibility" that the reinsurer may realize a "significant loss" from assuming insurance risk under the contract. In making this assessment, the Company projects the results of the policies reinsured under the contract under various scenarios and assesses the probability of such results actually occurring. The projected results represent the present value of all the cash flows under the reinsurance contract. The Company generally defines a "reasonable possibility" as having a probability of at least 10%. In assessing whether the projected results of the reinsured business constitute a "significant loss", the Company considers: (i) the ratio of the aggregate projected loss, discounted at an appropriate rate of interest (the "aggregate projected loss"), to an estimate of the reinsurer's investment in the contract, as hereafter defined, and (ii) the ratio of the aggregate projected loss to an estimate of the total premiums to be received by the reinsurer under the contract discounted at an appropriate rate of interest.

         The reinsurer's investment in a reinsurance contract consists of amounts paid to the ceding company at the inception of the contract (e.g., expense allowances and the excess of liabilities assumed by the reinsurer over the assets transferred to the reinsurer under the contract) plus the amount of capital required to support such business consistent with prudent business practices, regulatory requirements, and the reinsurer's credit rating. The Company estimates the capital required to support such business based on what it considers to be an appropriate level of risk-based capital in light of regulatory requirements and prudent business practices.

SEPARATE ACCOUNTS

         Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent that the value of such assets exceeds the separate account liabilities. Investments held in

                        MONY HOLDINGS LLC AND SUBSIDIARY
separate accounts and liabilities of the separate accounts are reported separately as assets and liabilities. Substantially all separate account assets are reported at estimated fair value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's consolidated statements of income and cash flows. Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues.

CONSOLIDATED STATEMENTS OF CASH FLOWS--NON-CASH TRANSACTIONS

         For the years ended December 31, 2001, 2000, and 1999, respectively, real estate of $18.0 million, $0.5 million, and $27.0 million was acquired in satisfaction of debt. At December 31, 2001 and 2000, the Company owned real estate acquired in satisfaction of debt of $44.3 million and $41.5 million, respectively. Other non-cash transactions, which are reflected in the statement of cash flows as a reconciling item from net income to net cash provided by operating activities, consisted primarily of stock distributions from the Company's partnership investments and payment-in-kind for interest due on certain fixed maturity securities.

NEW ACCOUNTING PRONOUNCEMENTS

         On January 1, 2001 the Company adopted FASB SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based on the hedge relationship that exists, if there is one. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133, are required to be reported in earnings. The Company's use of derivative instruments is not significant and accordingly, adoption of the standard did not have a material effect on the Company's earnings or financial position.

         On January 1, 2001, the Company adopted the provisions of American Institute of Certified Public Accountants Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies for Certain Long-Duration Participating Contracts" ("SOP 00-3"). SOP 00-3 requires, among other things, that Closed Block assets, liabilities, revenues, and expenses should be displayed in financial statements combined with all other assets, liabilities, revenues, and expenses outside the Closed Block. The guidance in SOP 00-3 requires restatement of financial statements presented for years prior to its issuance. Accordingly, the consolidated balance sheet of the Company as of December 31, 2000 and the related consolidated statements of income and comprehensive income for the years ended December 31, 2000 and 1999 have been restated to conform to the presentation required by SOP 00-3.

         On January 1, 2001 the Company adopted FASB SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125" ("SFAS No. 140"). SFAS No. 140 specifies the accounting and reporting requirements for securitizations and other transfers of financial assets and collateral, recognition and measurement of servicing assets and liabilities, and the extinguishment of liabilities. Adoption of the new requirements did not have a material effect on the Company's earnings or financial position.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141"). SFAS 141 addresses the financial accounting and reporting for all business combinations. This statement requires that all business combinations be accounted for under the purchase method of accounting, abolishes the use of the pooling-of-interest method, requires separate recognition of intangible assets that can be identified and named, and expands required disclosures. All of the Company's past business combinations have been accounted for under the purchase accounting method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. This statement has no material effect on the financial position or earnings of the Company.

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. This Statement provides specific guidance for testing the impairment of goodwill and intangible assets. This statement is effective for fiscal years beginning after December 15, 2001. As a result of adopting this statement, the Company will no longer recognize goodwill amortization of

                        MONY HOLDINGS LLC AND SUBSIDIARY
approximately $1.4 million on an annualized basis. In addition, the Company does not expect to recognize any impairment of goodwill upon adoption of this statement.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement establishes a single accounting model for the impairment or disposal of long-lived assets, including assets to be held and used, assets to be disposed of by other than sale, and assets to be disposed of by sale. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 retains many of the same provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). In addition to retaining the SFAS 121 requirements, SFAS 144 requires companies to present the results of operations of components of the entity that are held for sale as discontinued operations in the consolidated statements of income and comprehensive income. The Company has real estate held for sale, included in "Other assets", that meet the definition of a component of the entity. Pre-tax income from real estate held for sale recorded for the years ended December 31, 2001 and 2000 was approximately $6.8 million and $17.4 million, respectively.

4. INVESTMENT INCOME, REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES), AND COMPREHENSIVE INCOME:

         Net investment income for the years ended December 31, 2001, 2000 and 1999 was derived from the following sources:

                                                                                      2001        2000        1999
                                                                                    --------    --------    --------
                                                                                             ($ in millions)
Net Investment Income
Fixed maturities.........................................................           $  484.4    $  495.4    $  477.7
Equity securities........................................................              (33.9)      239.4       194.2
Mortgage loans...........................................................              139.8       144.3       127.7
Other investments (including cash and short-term)........................              132.7       136.9       135.9
                                                                                    --------    --------    --------
Total investment income..................................................              723.0     1,016.0       935.5
Investment expenses......................................................               46.1        45.1        35.5
                                                                                    --------    --------    --------
Net investment income....................................................           $  676.9    $  970.9    $  900.0
                                                                                    ========    ========    ========

         Net realized gains (losses) on investments for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

                                                                                    2001         2000         1999
                                                                                  --------     --------     --------
                                                                                           ($ in millions)
Net Realized Gains (Losses) on Investments
Fixed maturities.........................................................         $   (2.6)    $  (30.1)    $   (8.6)
Equity securities........................................................             (7.8)        21.5         76.0
Mortgage loans...........................................................              9.3         19.8          0.8
Other invested assets....................................................            (11.2)        26.3         56.9
                                                                                  --------     --------     --------
Net realized gains (losses) on investments...............................         $  (12.3)    $   37.5     $  125.1
                                                                                  ========     ========     ========

         Following is a summary of the change in unrealized investment gains (losses), net of related deferred income taxes and adjustment for deferred policy acquisition costs (see Note 8), which are reflected in Accumulated Other Comprehensive Income for the periods presented. The net change in unrealized investment gains (losses) and the change in the Company's minimum pension liability represent the only components of other comprehensive income for the years ended December 31, 2001, 2000 and 1999 as presented below:

                        MONY HOLDINGS LLC AND SUBSIDIARY

                                                                                    2001         2000         1999
                                                                                  --------     --------     --------
                                                                                           ($ in millions)
Other Comprehensive Income
Change in unrealized gains (losses):
Fixed maturities.........................................................         $  156.7     $  196.7     $(458.9)
Equity securities........................................................             (3.4)       (59.9)      (25.3)
Other....................................................................              0.0          0.0        (3.6)
                                                                                  --------     --------     -------
Subtotal.................................................................            153.3        136.8      (487.8)
AEGON Portfolio (See Note 11)............................................             31.0         20.6       (77.9)
                                                                                  --------     --------     -------
Subtotal.................................................................            184.3        157.4      (565.7)
Effect on unrealized gains (losses) on investments attributable to:
     DAC                                                                             (30.3)       (93.1)      241.6
     Deferred federal income taxes.......................................            (48.2)       (20.6)      114.1
Net unrealized gains (losses) and DAC transferred to the Closed Block....            (69.2)         2.5        28.2
                                                                                  --------     --------     -------
Change in unrealized gains (losses) on investments, net..................             36.6         46.2      (181.8)
Minimum pension liability adjustment.....................................            (11.5)        (3.8)       --
                                                                                  --------     --------     -------
Other comprehensive income...............................................         $   25.1     $   42.4     $(181.8)
                                                                                  ========     ========     =======

         The following table sets forth the reclassification adjustments required for the years ended December 31, 2001, 2000, and 1999 to avoid double-counting in comprehensive income items that are included as part of net income for a period that also had been part of other comprehensive income in earlier periods:

                                                                                    2001         2000        1999
                                                                                  --------     --------     -------
                                                                                           ($ in millions)
Reclassification Adjustments
Unrealized gains (losses) on investments.................................         $   34.6     $   48.6     $(135.3)
Reclassification adjustment for gains included in net income.............             (9.5)        (6.2)      (46.5)
                                                                                  --------     --------     -------
Unrealized gains (losses) on investments, net of reclassification
     adjustments.........................................................         $   25.1     $   42.4     $(181.8)
                                                                                  ========     ========     =======

         Unrealized gains (losses) on investments, (excluding net unrealized gains (losses) and DAC on assets allocated to the Closed Block), reported in the above table for the years ended December 31, 2001, 2000 and 1999 are net of income tax expense (benefit) of $43.2 million, $17.2 million, and $(139.2) million, respectively, and $(32.1) million, $(95.5) million, and $242.2 million, respectively, relating to the effect of such unrealized gains (losses) on DAC.

         Reclassification adjustments, (excluding net unrealized gains (losses) and DAC on assets allocated to the Closed Block), reported in the above table for the years ended December 31, 2001, 2000 and 1999 are net of income tax expense of $5.1 million, $3.3 million and $25.1 million, respectively, and $1.8 million, $2.5 million and $(0.4) million, respectively, relating to the effect of such amounts on DAC.

                        MONY HOLDINGS LLC AND SUBSIDIARY

5.       FIXED MATURITY AND EQUITY SECURITIES:

FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE

         The amortized cost, gross unrealized gains and losses, and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2001 and 2000 are as follows:

                                                            Gross Unrealized      Gross Unrealized       Estimated Fair
                                        Amortized Cost            Gains                Losses                Value
                                     -------------------   -------------------   -------------------   -------------------
                                       2001       2000       2001       2000       2001       2000       2001       2000
                                     -------    --------   --------   --------   --------   --------   --------   --------
                                                                     ($ in millions)
US Treasury securities and
   Obligations of US Government
     agencies...  .............      $  292.7   $  171.6   $   14.7   $    6.7   $    0.2   $    0.3   $  307.2   $  178.1
Collateralized mortgage
   obligations:
     Government agency-backed..         268.4      310.9        5.8        2.5        0.8        1.6      273.4      311.8
     Non-agency backed.........         166.3      136.7        7.0        3.3        0.0        0.3      173.3      139.7
Other asset-backed securities:
     Government agency-backed..          18.4       25.8        0.7        0.5        0.0        0.2       19.1       26.1
     Non-agency backed.........         611.5      505.9       17.9        7.0        9.6        8.2      619.8      504.7
Foreign governments............          32.1       28.4        4.0        1.5        0.7        0.5       35.4       29.4
Utilities......................         551.3      635.2       16.9       13.4        4.6       11.1      563.6      637.5
Corporate bonds................       4,830.3    4,860.8      153.0       82.6       58.3      103.5    4,925.0    4,839.9
                                     --------   --------   --------   --------   --------   --------   --------   --------
     Total bonds...............       6,771.0    6,675.3      220.0      117.5       74.2      125.7    6,916.8    6,667.2
Redeemable preferred stocks....          55.6       27.4        1.2        0.0        0.1        1.6       56.7       25.8
                                     --------   --------   --------   --------   --------   --------   --------   --------
     Total.....................      $6,826.6   $6,702.7   $  221.2   $  117.5   $   74.3   $  127.3   $6,973.5   $6,693.0
                                     ========   ========   ========   ========   ========   ========   ========   ========

         The carrying value of the Company's fixed maturity securities available-for-sale at December 31, 2001 and 2000 is net of adjustments for impairments in value deemed to be other than temporary of $48.2 million and $27.5 million, respectively.

         At December 31, 2001 and 2000, there was $0.0 million and $1.6 million, respectively, of fixed maturity securities which had been non-income producing for the twelve months preceding such dates.

         The Company classifies fixed maturity securities available-for-sale which (i) are in default as to principal or interest payments, (ii) are to be restructured pursuant to commenced negotiations, (iii) went into bankruptcy subsequent to acquisition, or (iv) are deemed to have other than temporary impairments to value as "problem fixed maturity securities." At December 31, 2001 and 2000, the carrying value of problem fixed maturities held by the Company was $66.7 million and $54.1 million, respectively. The Company defines potential problem securities in the fixed maturity category as securities that are deemed to be experiencing significant operating problems or difficult industry conditions. At December 31, 2001 and 2000, the carrying value of potential problem fixed maturities held by the Company was $16.1 million and $6.6 million, respectively. In addition, at December 31, 2001 and 2000, the Company had no fixed maturity securities which had been restructured.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         The amortized cost and estimated fair value of fixed maturity securities available-for-sale, by contractual maturity dates (excluding scheduled sinking funds) as of December 31, 2001, are as follows:

                                                                                                  2001
                                                                                         -----------------------
                                                                                         Amortized    Estimated
                                                                                           Cost       Fair Value
                                                                                         ----------   ----------
                                                                                             ($ in millions)
Due in one year or less.............................................................     $    346.1   $    354.9
Due after one year through five years...............................................        1,996.7      2,071.1
Due after five years through ten years..............................................        2,480.2      2,527.4
Due after ten years.................................................................          939.0        934.6
                                                                                         ----------   ----------
     Subtotal.......................................................................        5,762.0      5,888.0
Mortgage--and asset-backed securities...............................................        1,064.6      1,085.5
                                                                                         ----------   ----------
     Total..........................................................................     $  6,826.6   $  6,973.5
                                                                                         ==========   ==========

         Fixed maturity securities available-for-sale that are not due at a single maturity date have been included in the preceding table in the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         Proceeds from sales of fixed maturity securities available-for-sale during 2001, 2000 and 1999 were $479.4 million, $441.3 million and $632.8 million, respectively. Gross gains of $21.3 million, $7.2 million, and $6.9 million and gross losses of $8.3 million, $16.3 million, and $19.4 million were realized on these sales, in 2001, 2000 and 1999, respectively.

EQUITY SECURITIES

         The cost, gross unrealized gains and losses, and estimated fair value of marketable and non-marketable equity securities at December 31, 2001 and 2000 are as follows:

                                                           Gross Unrealized     Gross Unrealized      Estimated Fair
                                       Amortized Cost           Gains                Losses               Value
                                     ------------------   ------------------   ------------------  -------------------
                                       2001      2000       2001      2000      2001       2000      2001       2000
                                     --------  --------   --------  --------   -------   --------  --------   --------
                                                                     ($ in millions)
Marketable equity securities...      $   67.3  $   40.1   $    6.2  $    6.7   $   6.9   $    2.2  $   66.6   $   44.6
Nonmarketable equity securities         220.7     226.2       31.0      63.6      20.8        5.8     230.9      284.0
                                     --------  --------   --------  --------   -------   --------  --------   --------
                                     $  288.0  $  266.3   $   37.2  $   70.3   $  27.7   $    8.0  $  297.5   $  328.6
                                     ========  ========   ========  ========   =======   ========  ========   ========

         Proceeds from sales of equity securities during 2001, 2000 and 1999 were $31.0 million, $499.2 million and $302.7 million, respectively. Gross gains of $3.1 million, $81.2 million and $90.0 million and gross losses of $9.5 million, $57.8 million and $12.4 million were realized on these sales, during 2001, 2000, and 1999, respectively.

6.       MORTGAGE LOANS ON REAL ESTATE:

         Mortgage loans on real estate at December 31, 2001 and 2000 consist of the following:

                                                                                               2001          2000
                                                                                            ----------    ----------
                                                                                                ($ in millions)
Commercial and residential mortgage loans...........................................        $  1,533.6    $  1,473.4
Agricultural mortgage loans.........................................................             304.6         313.5
                                                                                            ----------    ----------
Total loans.........................................................................           1,838.2       1,786.9
Less:  valuation allowances.........................................................             (28.5)        (32.2)
                                                                                            ----------    ----------
Mortgage loans, net of valuation allowances.........................................        $  1,809.7    $  1,754.7
                                                                                            ==========    ==========

                        MONY HOLDINGS LLC AND SUBSIDIARY

         An analysis of the valuation allowances for 2001, 2000 and 1999 is as follows:

                                                                                 2001          2000          1999
                                                                              ----------    ----------    ----------
                                                                                         ($ in millions)
Balance, beginning of year........................................            $     32.2    $     37.3    $     46.8
(Decrease)/increase in allowance..................................                  (0.8)         (4.9)          3.7
Reduction due to pay downs and pay offs...........................                  (0.2)         (0.2)         (1.3)
Transfers to real estate..........................................                  (2.7)       --             (11.9)
                                                                              ----------    ----------    ----------
Balance, end of year..............................................            $     28.5    $     32.2    $     37.3
                                                                              ==========    ==========    ==========

         Impaired mortgage loans along with related valuation allowances as of December 31, 2001 and 2000 are as follows:

                                                                                                 2001         2000
                                                                                              ---------    ---------
                                                                                                 ($ in millions)
Investment in impaired mortgage loans (before valuation allowances):
Loans that have valuation allowances.................................................         $    93.5    $   132.9
Loans that do not have valuation allowances..........................................              85.2         65.1
     Subtotal........................................................................             178.7        198.0
Valuation allowances.................................................................             (18.4)       (22.6)
                                                                                              ---------    ---------
     Impaired mortgage loans, net of valuation allowances............................         $   160.3    $   175.4
                                                                                              =========    =========

         During 2001, 2000, and 1999, the Company recognized $12.8 million, $19.5 million, and $19.8 million, respectively, of interest income on impaired loans (also see Note 18).

         At December 31, 2001 and 2000, the carrying value of mortgage loans which were non-income producing for the twelve months preceding such dates was $22.0 million and $13.3 million, respectively.

         At December 31, 2001 and 2000, the Company had restructured mortgage loans of $66.3 million and $85.7 million, respectively. Interest income of $4.3 million, $6.8 million and $10.6 million was recognized on restructured mortgage loans in 2001, 2000, and 1999, respectively. Gross interest income on these loans that would have been recorded in accordance with the original terms of such loans amounted to approximately $7.2 million, $9.5 million, and $15.7 million in 2001, 2000 and 1999, respectively.

7.       SEGMENT INFORMATION:

         The Company's business activities consist of the following: protection product operations, accumulation product operations, mutual fund operations, securities broker-dealer operations, insurance brokerage operations, and certain insurance lines of business no longer written by the Company (the "run-off businesses"). These business activities represent the Company's operating segments. Except as discussed below, these segments are managed separately because they either provide different products or services, are subject to different regulation, require different strategies, or have different technology requirements.

         Management considers the Company's mutual fund operations to be an integral part of the products offered by the Company's accumulation products segment, since a significant portion of mutual funds sold by the Company are offered through, and in conjunction with, the products marketed by the accumulation products segment. Accordingly, for management purposes (including, performance assessment and making decisions regarding the allocation of resources), the Company aggregates its mutual fund operations with its accumulation products segment.

         Of the aforementioned segments, only the protection products segment and the accumulation products segment qualify as reportable segments in accordance with SFAS 131. All of the Company's other segments are combined and reported in the other products segment.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         Products comprising the protection products segment primarily include a wide range of insurance products, including: whole life, term life, universal life, variable universal life, corporate-owned life insurance, last survivor variable universal life, last survivor universal life, group universal life and special-risk products. In addition, included in the protection products segment are: (i) the assets and liabilities transferred pursuant to the Group Pension Transaction, as well as the Group Pension Profits (see Note 11), (ii) the Closed Block assets and liabilities, as well as the Contribution from the Closed Block (See Notes 2 and 18), and (iii) the Company's disability income insurance business. Products comprising the accumulation products segment primarily include flexible premium variable annuities, single premium deferred annuities, immediate annuities, proprietary mutual funds, investment management services, and certain other financial services products. The Company's other products segment primarily consists of the securities broker-dealer operation, the insurance brokerage operation, and the run-off businesses. The securities broker-dealer operation markets the Company's proprietary investment products and, in addition, provides clients of the Company's protection and accumulation products access to other non-proprietary investment products (including stocks, bonds, limited partnership interests, tax-exempt unit investment trusts and other investment securities). The insurance brokerage operation provides the Company's field agency force with access to life, annuity, small group health and specialty insurance products written by other carriers to meet the insurance and investment needs of its clients. The run-off businesses primarily consist of group life and health business, as well as group pension business that was not included in the Group Pension Transaction.

         Set forth in the table below is certain financial information with respect to the Company's operating segments as of and for each of the years ended December 31, 2001, 2000, and 1999, as well as amounts not allocated to the segments. Except for various allocations discussed below, the accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each operating segment based on profit or loss from operations before income taxes and nonrecurring items (e.g., items of an unusual or infrequent nature). The Company does not allocate certain non-recurring items to the segments. In addition, substantially all segment revenues are from external sources.

         Assets have been allocated to the segments in amounts sufficient to support the associated liabilities of each segment. In addition, capital is allocated to each segment in amounts sufficient to maintain a targeted regulatory risk-based capital ("RBC") level for each segment. Allocations of net investment income and net realized gains on investments were based on the amount of assets allocated to each segment. Other costs and operating expenses were allocated to each of the segments based on: (i) a review of the nature of such costs, (ii) time studies analyzing the amount of employee compensation costs incurred by each segment, and (iii) cost estimates included in the Company's product pricing. Substantially all non-cash transactions and impaired real estate (including real estate acquired in satisfaction of debt) have been allocated to the Protection Products segment (see Note 3).

                        MONY HOLDINGS LLC AND SUBSIDIARY

                     SEGMENT SUMMARY FINANCIAL INFORMATION

                                                                               2001(3)(5)      2000(6)       1999(7)
                                                                               -----------   -----------   -----------
                                                                                          ($ in millions)
Premiums:
Protection Products.......................................................     $     675.5   $     685.7   $     702.8
Accumulation Products.....................................................             5.3           1.3           0.9
Other Products............................................................            14.5          13.5          13.4
                                                                               -----------   -----------   -----------
                                                                               $     695.3   $     700.5   $     717.1
                                                                               ===========   ===========   ===========
Universal life and investment-type product policy fees:
Protection Products.......................................................     $     151.6   $     134.8   $     122.3
Accumulation Products.....................................................            54.7          70.0          73.3
Other Products............................................................             0.9           1.0           0.7
                                                                               -----------   -----------   -----------
                                                                               $     207.2   $     205.8   $     196.3
                                                                               ===========   ===========   ===========
Net investment income and net realized gains (losses) on investments:
Protection Products.......................................................     $     559.4   $     796.7   $     823.1
Accumulation Products.....................................................            68.6         124.9         132.4
Other Products............................................................            17.9          68.9          69.6
Reconciling amounts(4)....................................................            18.7          17.9           0.0
                                                                               -----------   -----------   -----------
                                                                               $     664.6   $   1,008.4   $   1,025.1
                                                                               ===========   ===========   ===========
Other income:
Protection Products.......................................................     $      46.8   $      57.7   $      79.6
Accumulation Products.....................................................           107.4         120.2          95.1
Other Products............................................................            57.5          77.4          80.7
Reconciling amounts.......................................................             8.1           5.1           4.8
                                                                               -----------   -----------   -----------
                                                                               $     219.8   $     260.4   $     260.2
                                                                               ===========   ===========   ===========
Amortization of deferred policy acquisition costs:
Protection Products.......................................................     $     115.7   $     110.8   $     107.1
Accumulation Products.....................................................            26.1          28.3          30.7
Reconciling amounts.......................................................            17.0           0.0           0.0
                                                                               -----------   -----------   -----------
                                                                               $     158.8   $     139.1   $     137.8
                                                                               ===========   ===========   ===========
Benefits to policyholders:(1)
Protection Products.......................................................     $     815.1   $     791.1   $     790.7
Accumulation Products.....................................................            75.4          68.2          73.7
Other Products............................................................            29.2          31.5          33.7
Reconciling amounts.......................................................             5.5           7.6           4.5
                                                                               -----------   -----------   -----------
                                                                               $     925.2   $     898.4   $     902.6
                                                                               ===========   ===========   ===========
Other operating costs and expenses:
Protection Products.......................................................     $     245.5   $     262.2   $     287.5
Accumulation Products.....................................................           127.2         120.0         105.7
Other Products............................................................            87.8         100.3          93.7
Reconciling amounts.......................................................            58.9          20.8          61.8
                                                                               -----------   -----------   -----------
                                                                               $     519.4   $     503.3   $     548.7
                                                                               ===========   ===========   ===========

                        MONY HOLDINGS LLC AND SUBSIDIARY

                                                                               2001(3)(5)      2000(6)       1999(7)
                                                                               -----------   -----------   -----------
                                                                                          ($ in millions)
Income before income taxes:
Protection Products.......................................................     $      23.1   $     278.1   $     315.0
Accumulation Products.....................................................             5.7          98.4          89.6
Other Products............................................................           (27.3)         27.7          35.8
Reconciling amounts.......................................................           (54.6)         (5.4)        (61.5)
                                                                               -----------   -----------   -----------
                                                                               $     (53.1)  $     398.8   $     378.9
                                                                               ===========   ===========   ===========
Assets:
Protection Products.......................................................     $  16,188.1   $  16,239.0   $  16,181.4
Accumulation Products.....................................................         5,077.7       5,593.5       6,175.0
Other Products............................................................         1,125.7       1,060.8       1,187.6
Reconciling amounts.......................................................           994.8       1,309.0       1,176.1
                                                                               -----------   -----------   -----------
                                                                               $  23,386.3   $  24,202.3   $  24,720.1
                                                                               ===========   ===========   ===========
Deferred policy acquisition costs:
Protection Products.......................................................     $   1,087.0   $   1,064.3   $   1,094.9
Accumulation Products.....................................................           146.8         145.4         153.3
                                                                               -----------   -----------   -----------
                                                                               $   1,233.8   $   1,209.7   $   1,248.2
                                                                               ===========   ===========   ===========
Future policy benefits:
Protection Products.......................................................     $   7,467.2   $   7,384.8   $   7,312.0
Accumulation Products.....................................................           173.5         163.4         164.0
Other Products............................................................           213.9         229.6         243.2
Reconciling amounts.......................................................            15.4          16.7          16.6
                                                                               -----------   -----------   -----------
                                                                               $   7,870.0   $   7,794.5   $   7,735.8
                                                                               ===========   ===========   ===========
Unearned premiums:
Protection Products.......................................................     $      52.8   $      47.9   $      44.8
Accumulation Products.....................................................             0.0           0.0           0.0
Other Products............................................................             2.8           2.5           2.4
Reconciling amounts.......................................................             0.0           0.0           0.0
                                                                               -----------   -----------   -----------
                                                                               $      55.6   $      50.4   $      47.2
                                                                               ===========   ===========   ===========
Polcyholders' balances and other policyholders' liabilities:
Protection Products.......................................................     $   2,846.2   $   2,858.0   $   2,874.9
Accumulation Products.....................................................           969.0         896.6       1,072.3
Other Products............................................................           145.3         149.3         173.3
Reconciling amounts.......................................................             0.9           1.0           0.8
                                                                               -----------   -----------   -----------
                                                                               $   3,961.4   $   3,904.9   $   4,121.3
                                                                               ===========   ===========   ===========
Separate account liabilities:(2)
Protection Products.......................................................     $   3,783.7   $   3,939.5   $   3,843.5
Accumulation Products.....................................................         3,464.3       4,072.9       4,548.9
Other Products............................................................           429.7         499.5         604.2
Reconciling amounts.......................................................           694.1         770.1         832.3
                                                                               -----------   -----------   -----------
                                                                               $   8,371.8   $   9,282.0   $   9,828.9
                                                                               ===========   ===========   ===========


--------------------------------

(1)  Includes interest credited to policyholders' account balances.

(2) Each segment includes separate account assets in an amount not less than the corresponding liability reported.

(3) See Note 19 for details regarding the allocation of Reorganization and Other Charges to segments.

(4) Reconciling amounts include interest expense related to the Inter-company Surplus Notes (see Note 14).

                        MONY HOLDINGS LLC AND SUBSIDIARY

(5) Amounts reported as "reconciling" in 2001 primarily relate to: (i) contracts issued by MONY Life relating to its employee benefit plans, and
     (ii) charges totaling $56.8 million pretax relating to the Company's reorganization.

(6) Amounts reported as "reconciling" in 2000 primarily relate to contracts issued by MONY Life relating to its employee benefit plans.

(7) Amounts reported as "reconciling" in 1999 primarily relate to: (i) contracts issued by MONY Life relating to its employee benefit plans, (ii) charges totaling $59.7 million pretax relating to the Company's voluntary early retirement program, and (iii) demutualization expenses in 1999.

         Substantially all of the Company's revenues are derived in the United States. Revenue derived from outside the United States is not material and revenue derived from any single client does not exceed 10 percent of total consolidated revenues.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         Following is a summary of revenues by product for the years ended December 31, 2001, 2000 and 1999:

                                                                                   2001          2000         1999
                                                                               -----------   -----------   -----------
                                                                                          ($ in millions)
Premiums:
Individual life...........................................................     $     675.1   $     685.2   $     702.7
Disability income insurance...............................................             0.4           0.5           0.6
Group insurance...........................................................            14.5          13.5          13.4
Other.....................................................................             5.3           1.3           0.4
                                                                               -----------   -----------   -----------
     Total................................................................     $     695.3   $     700.5   $     717.1
                                                                               ===========   ===========   ===========

                                                                                   2001          2000         1999
                                                                               -----------   -----------   -----------
                                                                                          ($ in millions)
Universal life and investment-type product policy fees:
Universal life............................................................     $      68.8   $      69.0   $      73.2
Variable universal life...................................................            73.4          54.7          37.6
Group universal life......................................................             9.4          11.1          11.5
Individual variable annuities.............................................            54.7          69.7          72.8
Individual fixed annuities................................................             0.9           1.3           1.2
                                                                               -----------   -----------   -----------
     Total................................................................     $     207.2   $     205.8   $     196.3
                                                                               ===========   ===========   ===========

8.       DEFERRED POLICY ACQUISITION COSTS:

         Policy acquisition costs deferred and amortized in 2001, 2000, and 1999 are as follows:

                                                                                   2001          2000         1999
                                                                               -----------   -----------   -----------
                                                                                          ($ in millions)
Balance, beginning of the year............................................     $   1,209.7   $   1,248.2   $     994.3
Costs deferred during the year............................................           209.1         190.8         154.3
Amortized to expense during the year......................................          (158.8)       (139.0)       (137.8)
Effect on DAC from unrealized (gains) losses..............................           (26.2)        (90.3)        237.4
                                                                               -----------   -----------   -----------
Balance, end of the year..................................................     $   1,233.8   $   1,209.7   $   1,248.2
                                                                               ===========   ===========   ===========

9.       PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS:

PENSION PLANS

         The Company has a qualified pension plan covering substantially all of its salaried employees. The provisions of the plan provide both (a) defined benefit accruals based on (i) years of service, (ii) the employee's final average annual compensation and (iii) wage bases or benefits under Social Security and (b) defined contribution accruals based on a Company matching contribution equal to 100% of the employee's elective deferrals under the incentive savings plan for employees up to 3% of the employee's eligible compensation and an additional 2% of eligible compensation for each active participant. Effective June 15, 1999, prospective defined contribution accruals in the defined benefit plan ceased and were redirected to the Investment Plan Supplement for Employees. The Company did not make any contribution in the current year or prior year under Section 404 of the Internal Revenue Code ("IRC") because the plan was fully funded under Section 412 of the IRC.

         During 2000, the Company amended its Qualified Pension plan, which increased certain benefit liabilities payable thereunder. The amendment resulted in an increase of $1.8 million in the plan's projected benefit obligation.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         The assets of the qualified pension plan are primarily invested in MONY Pooled Accounts which include common stock, real estate, private placement debt securities and bonds. At December 31, 2001 and 2000, $415.3 million and $466.4 million, respectively, were invested in the MONY Pooled Accounts. Benefits of $27.9 million, $33.9 million and $40.4 million were paid by this plan for the years ended December 31, 2001, 2000, and 1999, respectively.

         The Company also sponsors a non-qualified employee excess pension plan, which provides both defined benefits and defined contribution accruals in excess of Internal Revenue Service limits to certain employees. The benefits are based on years of service and the employee's final average annual compensation. Pension benefits are paid from the Company's general account.

POSTRETIREMENT BENEFITS

         The Company provides certain health care and life insurance benefits for retired employees and field underwriters. The Company amortizes its postretirement transition obligation over a period of twenty years.

         Assumed health care cost trend rates typically have a significant effect on the amounts reported for health care plans, however, under the Company's postretirement healthcare plan, there is a per capita limit on the Company's healthcare costs. As a result, a one-percentage point change in the assumed healthcare cost trend rates would have an immaterial affect on amounts reported.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         The following presents the change in the benefit obligation, change in plan assets and other information with respect to the Company's qualified and non-qualified defined benefit pension plans and other benefits which represents the Company's postretirement benefit obligation:

                                                                    Pension Benefits           Other Benefits
                                                                 ----------------------    ----------------------
                                                                    2001        2000          2001        2000
                                                                 ----------  ----------    ----------  ----------
                                                                                  ($ in millions)
Change in benefit obligation:
Benefit obligation at beginning of year..................         $  386.1    $  373.3      $  103.9    $    97.7
Service cost.............................................              8.3         6.1           1.5          1.2
Interest cost............................................             30.9        29.4           7.2          7.3
Curtailment gain.........................................            --          (2.0)         --           --
Termination benefits.....................................            --          --            --           --
Plan amendment...........................................              1.8       --            --           --
Actuarial loss...........................................             25.8        18.9           0.5          5.8
Benefits paid............................................            (41.4)      (39.6)         (8.4)        (8.1)
                                                                  --------    --------      --------     --------
Benefit obligation at end of year........................         $  411.5    $  386.1      $  104.7     $  103.9
                                                                  ========    ========      ========     ========

Change in plan assets:
Fair value of plan assets at beginning of year...........         $  469.9    $  498.0      $  --        $  --
Actual return on plan assets.............................            (20.5)        9.1         --           --
Employer contribution....................................             13.5         8.6           8.4          8.1
Benefits and expenses paid...............................            (43.4)      (45.8)         (8.4)        (8.1)
Fair value of plan assets at end of year.................           (419.5)     (469.9)        --           --
Funded status............................................              8.0        83.8        (103.7)      (103.9)
Unrecognized actuarial loss..............................             98.4         5.8          12.1         12.6
Unamortized transition obligation........................              2.1        (5.5)         33.6         36.7
Unrecognized prior service cost..........................            (11.4)      (14.0)         (0.8)        (0.9)
                                                                  --------    --------      --------     --------
Net amount recognized....................................         $   97.1    $   70.1      $  (58.8)    $  (55.5)
                                                                  ========    ========      ========     ========
Amounts recognized in the statement of financial position
     consist of the following:
Prepaid benefit cost.....................................         $  145.4    $  123.0      $  --        $  --
Accrued benefit liability................................            (48.3)      (52.9)        (58.8)       (55.5)
Intangible asset.........................................              2.1         2.4         --           --
Accumulated other comprehensive income...................             (2.1)       (2.4)        --           --
                                                                  --------    --------      --------     --------
Net amount recognized....................................         $   97.1    $   70.1      $  (58.8)    $  (55.5)
                                                                  ========    ========      ========     ========

         The Company's qualified plan had assets of $419.5 million and $469.9 million at December 31, 2001 and 2000, respectively. The projected benefit obligation and accumulated benefit obligation for the qualified plan were $343.5 million and $310.6 million at December 31, 2001 and $318.3 million and $292.2 million at December 31, 2000, respectively.

         The projected benefit obligation and accumulated benefit obligation for the non-qualified defined benefit pension plan, which is unfunded, were $68.0 million and $65.6 million at December 31, 2001 and $67.8 million and $59.0 million at December 31, 2000, respectively.

                        MONY HOLDINGS LLC AND SUBSIDIARY

                                                                Pension Benefits              Other Benefits
                                                           ---------------------------  ---------------------------
                                                            2001      2000      1999     2001      2000      1999
                                                           -------  --------  --------  -------  --------  --------
Weighted-average assumptions as of December 31:
Discount rate..........................................     7.3%      7.5%      8.0%      0.0%     7.5%      8.0%
Expected return on plan assets.........................    10.0%     10.0%     10.0%      0.0%     0.0%      0.0%
Rate of compensation increase(1).......................     0.0%      5.0%      5.0%      0.0%     5.0%      5.0%

-------------------------
(1) No benefits bearing incentive compensation is assumed for 2002. Otherwise benefits bearing compensation is assumed to increase by 4% for all participants eligible for incentive compensation and by 5% for all others. Benefits bearing incentive compensation for the top four officers is assumed to be 5% of base salary after 2002.

         For measurement purposes, a 10% percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 6% percent for 2010 and remain at that level thereafter.

         Components of net periodic benefit cost for the pension and other post-retirement plans are as follows:

                                                                Pension Benefits              Other Benefits
                                                           ---------------------------  ---------------------------
                                                            2001      2000      1999     2001      2000      1999
                                                           -------  --------  --------  -------  --------  --------
                                                                               ($ in millions)
Components of net periodic benefit cost
Service cost.......................................        $   8.3   $   6.1   $  11.7   $  1.5    $  1.2    $  2.0
Interest cost......................................           30.9      29.4      27.3      7.2       6.5       7.2
Expected return on plan assets.....................          (45.5)    (46.9)    (44.2)    --        --        --
Amortization of prior service cost.................           (0.8)     (1.5)     (0.8)    (0.2)     (0.1)     (0.1)
Curtailment gain...................................           --        (2.0)     (3.8)    --        --        --
Special termination benefits.......................           --        --        50.0     --        --        --
Recognized net actuarial loss/(gain)...............            1.1      (0.2)     --       --        --         1.1
Amortization of transition items...................           (7.5)     (7.9)     (7.5)     3.1       3.1       3.1
                                                           -------   -------   -------   ------    ------    ------
Net periodic benefit cost..........................        $ (13.5)  $ (23.0)  $  32.7   $ 11.6    $ 10.7    $ 13.3
                                                           =======   =======   =======   ======    ======    ======

         The Company also has a qualified money purchase pension plan covering substantially all career field underwriters. Company contributions of 5% of earnings plus an additional 2% of such earnings in excess of the social security wage base are made each year. At December 31, 2001 and 2000, the fair value of plan assets was $198.9 million and $231.2 million, respectively. For the years ended December 31, 2001, 2000, and 1999, the Company contributed $3.2 million, $3.2 million and $3.1 million to the plan, respectively, which amounts are reflected in Other Operating Costs and Expenses.

         The Company has a non-qualified defined contribution plan, which is unfunded. The non-qualified defined contribution plan projected benefit obligation which equaled the accumulated benefit obligation was $59.5 million and $61.0 million as of December 31, 2001 and 2000, respectively. The non-qualified defined contribution plan's net periodic expense was $(0.2) million, $7.2 million and $9.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         The Company also has incentive savings plans in which substantially all employees and career field underwriters are eligible to participate. The Company matches field underwriter contributions up to 2% of eligible compensation and may also make an additional profit sharing contribution for non-officer employees. As with the employee excess plan, the Company also sponsors non-qualified excess defined contribution plans for both the field underwriter retirement plan and the incentive savings plan for field underwriters.

                        MONY HOLDINGS LLC AND SUBSIDIARY

10.      INCOME TAXES:

         The Company files a consolidated federal income tax return with its parent, The MONY Group Inc. and its other subsidiaries, as well as the Company's life and non-life affiliates except Sagamore Financial Corporation and its subsidiaries.

         Income taxes have been calculated in accordance with the provisions of the Internal Revenue Code of 1986, as amended. A summary of the income tax (benefit)/expense is presented below:

                                                                                 2001           2000         1999
                                                                             -----------    -----------   -----------
                                                                                          ($ in millions)
Income tax (benefit) expense:
     Current...........................................................       $   16.1       $   82.1      $   73.9
     Deferred..........................................................          (35.2)          52.7          57.5
                                                                              --------       --------      --------
Income tax (benefit) expense before extraordinary item.................          (19.1)         134.8         131.4
Extraordinary item.....................................................          --             (20.3)        --
                                                                              --------       --------      --------
         Total.........................................................       $  (19.1)      $  114.5      $  131.4
                                                                              ========       ========      ========

         Income taxes reported in the consolidated statements of income are different from the amounts determined by multiplying the earnings before income taxes by the statutory federal income tax rate of 35%. The sources of the difference and the tax effects of each are as follows:

                                                                                   2001           2000         1999
                                                                               -----------    -----------   -----------
                                                                                            ($ in millions)
Tax at statutory rate..................................................         $  (18.6)      $  139.6      $  133.3
Dividends received deduction...........................................            --              (2.5)         (1.7)
Goodwill...............................................................              5.4          --            --
Tax Return to provision differences....................................             (4.0)         --            --
Tax Accruals...........................................................             (3.2)         --            --
Meals & Entertainment..................................................              1.3          --            --
Other..................................................................            --              (2.3)         (0.2)
                                                                                --------       --------      --------
Federal Income tax (benefit) expense before extraordinary item.........            (19.1)         134.8         131.4
     Extraordinary item................................................             --            (20.3)         --
                                                                                --------       --------      --------
Provision for income taxes.............................................         $  (19.1)      $  114.5      $  131.4
                                                                                ========       ========      ========

         MONY Group's income tax returns for years through 1993 have been examined by the Internal Revenue Service ("IRS"). No material adjustments were proposed by the IRS as a result of these examinations. In the opinion of management, adequate provision has been made for any additional taxes which may become due with respect to open years.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         The components of deferred tax liabilities and assets at December 31, 2001 and 2000 are reported in Accounts Payable and Other Liabilities in the balance sheet and are as follows:

                                                                                                  2001          2000
                                                                                              ------------  ------------
                                                                                                   ($ in millions)
Deferred policy acquisition costs.....................................................         $   191.1     $   163.3
Fixed maturities and equity securities................................................              56.2          25.3
Other, net(1).........................................................................              68.7          67.8
Nonlife subsidiaries..................................................................              (9.7)         17.2
                                                                                               ---------     ---------
Total deferred tax liabilities........................................................             306.3         273.6
                                                                                               ---------     ---------
Policyholder and separate account liabilities.........................................             112.8         129.7
Accrued expenses......................................................................              19.2          48.6
Deferred compensation and benefits....................................................              66.7          38.2
Real estate and mortgages.............................................................              48.9          (2.3)
                                                                                               ---------     ---------
Total deferred tax assets.............................................................             247.6         214.2
Net deferred tax liability............................................................         $   (58.7)    $   (59.4)
                                                                                               =========     =========

----------------------------------
(1) Includes $10.9 million and $10.7 million at December 31, 2001 and 2000 of deferred taxes relating to net unrealized gains on fixed maturity securities in the AEGON Portfolio (see Note 11).

         The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that it will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

11.      THE GROUP PENSION TRANSACTION:

         On December 31, 1993 (the "Group Pension Transaction Date"), the Company entered into an agreement (the "Agreement") with AEGON USA, Inc. ("AEGON") under which the Company transferred a substantial portion of its group pension business (hereafter referred to as the "Group Pension Transaction"), including its full service group pension contracts, consisting primarily of tax-deferred annuity, 401(k) and managed funds lines of business, to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. ("AUSA"). The Company also transferred to AUSA the corporate infrastructure supporting the group pension business, including data processing systems, facilities and regional offices. AUSA was newly formed by AEGON solely for the purpose of facilitating this transaction. In connection with the transaction, the Company and AEGON have entered into certain service agreements. These agreements, among other things, provided that the Company will continue to manage the transferred assets, and that AUSA will continue to provide certain administrative services to the Company's remaining group pension contracts not included in the transfer.

         Pursuant to the Agreement, MONY Life agreed to make a $200 million capital investment in AEGON by purchasing $150 million face amount of Series A Notes and $50 million face amount of Series B Notes (hereinafter referred to as the "Notes"). The Series A Notes pay interest at 6.44% per annum and the Series B Notes pay interest at 6.24% per annum. Both the Series A Notes and the Series B Notes mature on December 31, 2002. MONY Life's investment in the Series A Notes was intended to provide AEGON with the funding necessary to capitalize AUSA.

       In accordance with GAAP, the transaction did not constitute a sale because the Company retained substantially all the risks and rewards associated with the Existing Deposits. Accordingly, the Company continues to reflect the transferred assets and liabilities on its balance sheet under separate captions entitled "Assets transferred in Group Pension Transaction" and "Liabilities transferred in Group Pension Transaction." In addition, the Company reports in its GAAP earnings the profits from the Existing Deposits as discussed below.

         Pursuant to the Agreement, MONY Life receives from AUSA: (i) payments on an annual basis through December 31, 2002 (the "Group Pension Payments") equal to all of the earnings from the Existing Deposits, (ii) a final payment (the "Final Value Payment") at December 31, 2002 based on the remaining fair value of the Existing

                        MONY HOLDINGS LLC AND SUBSIDIARY

Deposits, and (iii) a contingent payment (the "New Business Growth Payment") at December 31, 2002 based on new business growth subsequent to the Transaction Date. However, the level of new business growth necessary for MONY Life to receive the New Business Growth Payment makes it unlikely that MONY Life will ever receive any such payment.

         With respect to the Group Pension Payments, the annual results from the Existing Deposits are measured on a basis in accordance with the Agreement (such basis hereafter referred to as the "Earnings Formula") which is substantially the same as GAAP, except that: (i) asset impairments on fixed maturity securities are only recognized when such securities are designated with an NAIC rating of "6", and (ii) no impairment losses are recognized on mortgage loans until such loans are disposed of or at the time, and in the calculation, of the Final Value Payment.

         Earnings which emerge from the Existing Deposits pursuant to the application of the Earnings Formula are recorded in the Company's financial statements only after adjustments (primarily to recognize asset impairments in accordance with SFAS Nos. 114 and 115) to reflect such earnings on a basis entirely in accordance with GAAP (such earnings hereafter referred to as the "Group Pension Profits"). Losses which arise from the application of the Earnings Formula for any annual period will be reflected in the Company's results of operations (after adjustments to reflect such losses in accordance with GAAP) only up to the amount for which the Company is at risk (as described below), which at any time is equal to the then outstanding principal amount of the Series A Notes.

         Operating losses reported in any annual period pursuant to the Earnings Formula are carried forward to reduce any earnings in subsequent years reported pursuant to the Earnings Formula. Any resultant deficit remaining at December 31, 2002 will be deducted from the Final Value Payment and New Business Growth Payment, if any, due to the Company. If a deficit still remains, it will be applied (as provided for in the Agreement) as an offset against the principal payment due to the Company upon maturity of the Series A Notes. The Company expects to record income in the fourth quarter of 2002 of approximately $55.0 million to the Final Value Payment, as defined in the Agreement.

         For the years ended December 31, 2001, 2000 and 1999, AUSA reported earnings to the Company pursuant to the application of the Earnings Formula of $27.4 million, $26.9 million, and $35.7 million, respectively, and the Company recorded Group Pension Profits of $30.7 million, $37.1 million and $63.0 million, respectively. In addition, the Company earned $12.8 million of interest income on the Notes in each of the aforementioned years.

         The following sets forth certain summarized financial information relating to the Group Pension Transaction as of and for the periods indicated, including information regarding: (i) the general account assets transferred to support the Existing Deposits in the Group Pension Transaction (such assets hereafter referred to as the "AEGON Portfolio"), (ii) the transferred separate account assets and liabilities, and (iii) the components of revenue and expenses comprising the Group Pension Profits:

                        MONY HOLDINGS LLC AND SUBSIDIARY

                                                                                       As of December 31,
                                                                               ---------------------------------
                                                                                     2001             2000
                                                                               ---------------   ---------------
Assets:
General Account
     Fixed maturities:  available-for-sale, at estimated fair value
         (amortized cost; $1,371.2 and $1,420.8, respectively)...........         $  1,400.5       $  1,419.0
     Mortgage loans on real estate.......................................               26.5             47.5
     Cash and cash equivalents...........................................               19.4             18.5
     Accrued investment income...........................................               24.5             26.0
                                                                                  ----------       ----------
     Total general account assets........................................            1,470.9          1,511.0
Separate account assets..................................................            3,179.5          3,416.7
                                                                                  ----------       ----------
         Total assets....................................................         $  4,650.4       $  4,927.7
                                                                                  ==========       ==========

Liabilities:
General liabilities account(1)
     Policyholders' account balances.....................................         $  1,398.8       $  1,468.1
     Other liabilities...................................................                8.2             12.4
                                                                                  ----------       ----------
     Total general account liabilities...................................            1,407.0          1,480.5
Separate account liabilities(2)..........................................            3,179.5          3,416.7
                                                                                  ----------       ----------
         Total liabilities...............................................         $  4,586.5       $  4,897.2
                                                                                  ==========       ==========

--------------
(1) Includes general account liabilities transferred in connection with the Group Pension Transaction pursuant to indemnity reinsurance of $71.2 million and $74.2 million as of December 31, 2001 and 2000, respectively.

(2) Includes separate account liabilities transferred in connection with the Group Pension Transaction pursuant to indemnity reinsurance of $11.8 million and $14.7 million as of December 31, 2001 and 2000, respectively.

                                                                                 For the Year Ended December 31,
                                                                            -----------------------------------------
                                                                                 2001          2000           1999
                                                                            -------------  -----------  -------------
                                                                                         ($ in millions)
Revenues:
     Product policy fees.................................................     $   19.6       $   26.3      $   24.0
     Net investment income...............................................        102.0          113.5         128.4
     Net realized gains (losses) on investments..........................          1.5           (1.2)         18.9
         Total revenues..................................................        123.1          138.6         171.3
Benefits and Expenses:
     Interest credited to policyholders' account balances................         74.8           84.6          88.4
     Other operating costs and expenses..................................         17.6           16.9          19.9
         Total benefits and expenses.....................................         92.4          101.5         108.3
         Group Pension Profits...........................................     $   30.7       $   37.1      $   63.0
                                                                              ========       ========      ========

FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE

         At December 31, 2001 and 2000, there were $2.9 million and $2.4 million of fixed maturity securities available-for-sale in the AEGON Portfolio deemed to have other than temporary impairments in value. In addition, there were no fixed maturity securities at such dates which had been non-income producing for the preceding twelve months.

         At December 31, 2001 and 2000, there were $2.9 million and $2.4 million of problem fixed maturities (as hereafter defined-see Note 5) held in the AEGON Portfolio. In addition, at such dates there were no potential

                        MONY HOLDINGS LLC AND SUBSIDIARY
problem fixed maturities held in the AEGON Portfolio. Also, none of the fixed maturity securities held in the AEGON Portfolio at December 31, 2001 and 2000 or prior thereto had been restructured.

         The following table presents the amortized cost and estimated fair value of fixed maturities available for sale held in the AEGON Portfolio, by contractual maturity dates as of December 31, 2001. Periodic payments have been included in the year of final maturity.

                                                                                                     Estimated
                                                                                        Amortized      Fair
                                                                                          Cost         Value
                                                                                        ---------    ---------
                                                                                           ($ in millions)
Due in one year or less............................................................     $  132.4     $  134.0
Due after one year through five years..............................................        967.8        993.1
Due after five years through ten years.............................................        126.1        125.6
Due after ten years................................................................         26.1         26.9
                                                                                        --------     --------
Subtotal...........................................................................      1,252.4      1,279.6
Mortgage and asset backed securities...............................................        118.8        120.9
                                                                                        --------     --------
      Total........................................................................     $1,371.2     $1,400.5
                                                                                        ========     ========

         Fixed maturity securities available-for-sale that are not due at a single maturity date have been included in the preceding table in the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         The percentage of fixed maturities available for sale with a credit quality of Aaa, Aa or A was 75.3% and 72.6% at December 31, 2001 and 2000, respectively. The percentage of fixed maturities available for sale rated "Baa" was 22.0% and 24.5% at December 31, 2001 and 2000, respectively. The percentage of fixed maturities available for sale that were below Investment Grade was 2.7% and 2.9% at December 31, 2001 and 2000, respectively. There were no fixed maturities available for sale in or near default.

         The net change in unrealized investment gains (losses) represents the only component of other comprehensive income generated by the AEGON Portfolio for the years ended December 31, 2001, 2000, 1999 and prior thereto. The net change in unrealized investment gains (losses) was $31.0 million, $20.6 million and $(77.9) million for the years ended December 31, 2001, 2000 and 1999, respectively (see Note 4).

MORTGAGE LOANS ON REAL ESTATE

         Mortgage loans on real estate in the AEGON Portfolio at December 31, 2001 and 2000, respectively, totaled $26.4 million, net of a valuation allowance of $2.0 million, and $47.5 million net of a valuation allowance of $2.5 million.

         An analysis of the valuation allowances with respect to the AEGON Portfolio for 2001, 2000 and 1999 is as follows:

                                                                                        For the Year Ended
                                                                                           December 31,
                                                                               --------------------------------------
                                                                                  2001          2000         1999
                                                                               -----------   ----------   -----------
                                                                                           ($ in millions)
Balance, beginning of year.............................................        $     2.5     $     4.3     $    16.0
Increase (decrease) in allowance.......................................              1.1           0.2          (6.7)
Reduction due to pay downs and payoffs.................................             (1.6)         (2.0)         (1.0)
Transfer to real estate................................................              0.0           0.0          (4.0)
                                                                               ---------     ---------     ---------
Balance, end of year...................................................        $     2.0     $     2.5     $     4.3
                                                                               =========     =========     =========

                                      F-31

                        MONY HOLDINGS LLC AND SUBSIDIARY

         Impaired mortgage loans along with related valuation allowances with respect to the AEGON Portfolio at December 31, 2001, 2000 and 1999 are as follows:

                                                                                        For the Year Ended
                                                                                           December 31,
                                                                               --------------------------------------
                                                                                 2001          2000          1999
                                                                               -----------   ----------   -----------
                                                                                           ($ in millions)
Investment in impaired mortgage loans (before valuation allowances):
     Loans that have valuation allowances..............................         $     8.0    $    19.1     $    34.3
     Loans that do not have valuation allowances.......................               2.5            -           4.4
                                                                                ---------    ---------     ---------
         Subtotal......................................................              10.5         19.1          38.7
Valuation allowances...................................................              (1.7)        (1.8)         (2.7)
                                                                                ---------    ---------     ---------
Impaired mortgage loans, net of valuation allowances...................         $     8.8    $    17.3     $    36.0
                                                                                =========    =========     =========

         For the years ended December 31, 2001, 2000, and 1999 approximately $1.1 million, $2.1 million, and $2.9 million, respectively, of interest income on impaired loans with respect to the AEGON Portfolio was earned.

         At December 31, 2001 and 2000 the AEGON Portfolio held restructured mortgage loans of $8.8 million and $15.3 million, respectively. Interest income of $0.9 million, $1.6 million, and $2.9 million was recognized on restructured mortgage loans for the years ended December 31, 2001, 2000, and 1999, respectively. Gross interest income on these loans that would have been recorded in accordance with the original terms of such loans amounted to approximately $1.1 million, $1.5 million, and $3.9 million for the years ended December 31, 2001, 2000, and 1999, respectively.

         The following table presents the maturity distribution of mortgage loans held in the AEGON Portfolio as of December 31, 2001:

                                                                                         December 31, 2001
                                                                                        --------------------
                                                                                          ($ in millions)

                                                                                        Carrying      % of
                                                                                          Value       Total
                                                                                        ---------    -------
Due in one year or less............................................................       $ 0.0         0.0%
Due after one year through five years..............................................        17.3        65.5
Due after five years through ten years.............................................         9.1        34.5
                                                                                         ------      ------
      Total........................................................................       $26.4       100.0%
                                                                                         ------      ------

         Total problem, potential problem and restructured commercial mortgages as a percentage of commercial mortgages were 33.3%, 36.4% and 36.6% at December 31, 2001, 2000 and 1999, respectively. Total valuation allowances as a percentage of problem, potential problem and restructured commercial mortgages, at carrying value, before valuation allowances were 16.2%, 9.4% and 7.0% as of December 31, 2001, 2000 and 1999, respectively.

12.      ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The estimated fair values of the Company's financial instruments approximate their carrying amounts, except for mortgage loans, long-term debt and investment-type contracts. The methods and assumptions utilized in estimating the fair values of the Company's financial instruments are summarized as follows:

FIXED MATURITY AND EQUITY SECURITIES

         The estimated fair values of fixed maturity securities are based upon quoted market prices, where available. The fair values of fixed maturity securities not actively traded and other non-publicly traded securities are estimated using values obtained from independent pricing services or, in the case of private placements, by discounting

                        MONY HOLDINGS LLC AND SUBSIDIARY
expected future cash flows using a current market interest rate commensurate with the credit quality and term of the investments. Equity securities primarily consist of investments in common stocks and limited partnership interests. The fair value of the Company's investments in common stocks are determined based on quoted market prices, where available. The fair value of the Company's investments in limited partnership interests are based on amounts reported by such partnerships to the Company.

MORTGAGE LOANS

         The fair values of mortgage loans are estimated by discounting expected future cash flows, using current interest rates for similar loans to borrowers with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. The fair value of mortgages in process of foreclosure is the estimated fair value of the underlying collateral. At December 31, 2001 and 2000, the fair value of mortgage loans was $1,880.8 million and $1,746.3 million, respectively.

POLICY LOANS

         Policy loans are an integral component of insurance contracts and have no maturity dates. Management has determined that it is not practicable to estimate the fair value of policy loans.

LONG-TERM DEBT

         The fair value of long-term debt is determined based on contractual cash flows discounted at market rates.

SEPARATE ACCOUNT ASSETS AND LIABILITIES

         The estimated fair value of assets and liabilities held in separate accounts is based on quoted market prices.

INVESTMENT-TYPE CONTRACTS

         The fair values of annuities are based on estimates of the value of payments available upon full surrender. The carrying value and fair value of annuities at December 31, 2001 were $1,196.8 million and $1,187.6 million, respectively. The carrying value and fair value of annuities at December 31, 2000 were $1,102.5 million and $1,098.7 million, respectively.

13.      REINSURANCE:

         Life insurance business is primarily ceded on a yearly renewable term basis under various reinsurance contracts except for the level term product which utilizes a coinsurance agreement. The Company's general practice is to retain no more than $4.0 million of risk on any one person for individual products and $6.0 million for last survivor products.

         The Company has entered into coinsurance agreements with other insurers related to a portion of its extended term insurance, guaranteed interest contract and long-term disability claim liabilities, and reinsures approximately 50% of its block of paid-up life insurance policies.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         The following table summarizes the effect of reinsurance for the years indicated:

                                                                               2001           2000         1999
                                                                             ---------     ---------     ---------
                                                                                        ($ in millions)
Direct premiums (includes $67.7, $70.9 and $74.4 of accident and
     health premiums for 2001, 2000, and 1999, respectively)...........      $   803.6     $   806.0     $   821.4
Reinsurance assumed....................................................            6.0           5.3           5.0
Reinsurance ceded (includes $(64.3), $(70.4), and $(73.8) of accident
     and health premiums for 2001, 2000, and 1999, respectively).......         (114.4)       (110.8)       (109.4)
                                                                             ---------     ---------     ---------
Net premiums...........................................................      $   695.2     $   700.5     $   717.0
                                                                             =========     =========     =========
Universal life and investment type product policy fee income ceded.....      $    25.4     $    23.1     $    14.0
                                                                             =========     =========     =========
Policyholders' benefits ceded..........................................      $   141.3     $   107.9     $   103.9
                                                                             =========     =========     =========
Interest credited to policyholders' account balances ceded.............      $     3.7     $     3.6     $     4.5
                                                                             =========     =========     =========
Percentage of reinsurance assumed to net premiums......................            1.0%          1.0%          1.0%
                                                                             =========     =========     =========

         The Company is primarily liable with respect to ceded insurance should any reinsurer be unable to meet its obligations under these agreements. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

14.      DEBT:

         The Company's debt at December 31, 2001 and 2000 consists of the following:

                                                                 2001         2000
                                                               ---------    ---------
                                                                   ($ in millions)
Short term debt:
Real estate mortgage encumbrances.........................     $       -    $    52.3
                                                               ---------    ---------
Total short term debt.....................................     $ --         $    52.3
                                                               =========    =========
Long term debt:
Surplus notes.............................................     $     1.9    $     2.0
Inter-Company Surplus Notes...............................         215.0        215.0
                                                               ----------   ---------
Total long term debt......................................     $   216.9    $   217.0
                                                               ==========   =========

SURPLUS NOTES

         On January 12, 2000, MONY Group filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") to register certain securities. This registration, known as a "Shelf Registration", provides MONY Group with the ability to offer various securities to the public, when it deems appropriate, to raise proceeds up to an amount not to exceed $1.0 billion in the aggregate for all issuances of securities thereunder.

         On March 8, 2000, MONY Group issued $300.0 million principal amount of senior notes (the "$300 million Senior Notes") pursuant to the aforementioned Shelf Registration. The $300 million Senior Notes mature on March 15, 2010 and bears interest at 8.35% per annum. Approximately $280.0 million of the net proceeds from the issuance of the Senior Notes was used by MONY Group as discussed below to finance the repurchase, on March 8, 2000, by MONY Life of all of its outstanding $115.0 million face amount 9.5% coupon surplus notes, and $116.5 million face amount of its $125.0 million face amount 11.25% coupon surplus notes (hereafter referred to as the "9.5% Notes" and the "11.25% Notes", respectively), which were outstanding at December 31, 1999. In the third quarter of 2000, the Company repurchased another $6.5 million face amount of the 11.25% notes and in the first quarter of 2001, the Company repurchased another $0.1 million face amount of the 11.25% Notes.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         To finance MONY Life's repurchase of the 9.5% Notes and the 11.25% Notes, MONY Group, on March 8, 2000: (i) purchased two surplus notes from MONY Life (hereafter referred to as the "Inter-company Surplus Notes") to replace the 9.5% Notes and the 11.25% Notes, and (ii) contributed capital to MONY Life in the amount of $65 million.

         The Inter-company Surplus Note issued to replace the 9.5% Notes has a par value of $115 million, a coupon rate of interest of 8.65%, and matures on December 31, 2012. The inter-company surplus note issued to replace the 11.25% Notes has a par value of $100 million, a coupon rate of interest of 8.65%, and matures on August 15, 2024. Principal on the Inter-company Surplus Notes is payable at maturity and interest is payable semi-annually.

         As a result of the repurchase of the 9.5% Notes and substantially all of the 11.25% Notes, the Company recorded a pre-tax tax loss of $58.1 million ($37.7 million after tax) during 2000. The loss resulted from the premium paid by the Company to the holders of the 9.5% Notes and the 11.25% Notes reflecting the excess of their fair value over their carrying value on the Company's books at the date of the transaction of approximately $7.0 million and $51.1 million, respectively. This loss is reported, net of tax, as an extraordinary item on the Company's income statement for the year ended December 31, 2000.

REAL ESTATE MORTGAGE ENCUMBRANCES

         The Company initially had one mortgage loan on one of its real estate properties. For the years ended December 31, 2001, 2000 and 1999, interest expense on mortgage loans aggregated $1.2 million, $5.3 million, and $5.0 million, respectively.

15.      SECURITIES LENDING AND CONCENTRATION OF CREDIT RISK:

SECURITIES LENDING RISK:

         Pursuant to a securities lending agreement with a major financial institution, the Company from time to time lends securities to approved borrowers. At December 31, 2001 and 2000, securities loaned by the Company under this agreement had a fair value of approximately $161.5 million and $160.9 million, respectively. The minimum collateral on securities loaned is 102 percent of the market value of the loaned securities. Such securities are marked to market on a daily basis and the collateral is correspondingly increased or decreased.

CONCENTRATION OF CREDIT RISK:

         At December 31, 2001 and 2000, the Company had no single investment or series of investments with a single issuer (excluding U.S. Treasury securities and obligations of U.S. government agencies) exceeding 1.9% and 1.0%, respectively, of total cash and invested assets.

         The Company's fixed maturity securities are diversified by industry type. The industries that comprise 10.0% or more of the carrying value of the fixed maturity securities at December 31, 2001 are Consumer Goods of $1,225.1 million (17.6%), Non-Government Asset/Mortgage Backed securities of $793.1 million (11.4%), and Public Utilities of $739.8 million (10.6%).

         At December 31, 2000 the industries that comprised 10.0% or more of the carrying value of the fixed maturity securities were Consumer Goods of $1,042.9 million (15.6%), Non-Government Asset/Mortgage-Backed securities of $765.0 million (11.4%), Public Utilities of $760.5 million (11.4%), and other manufacturing of $674.5 million (10.1%).

         The Company held below investment grade fixed maturity securities with a carrying value of $603.1 million at December 31, 2001. These investments consist mostly of privately issued bonds which are monitored by the Company through extensive internal analysis of the financial condition of the issuers and which generally

                        MONY HOLDINGS LLC AND SUBSIDIARY
include protective debt covenants. At December 31, 2000, the carrying value of the Company's investments in below investment grade fixed maturity securities amounted to $526.0 million.

         The Company has significant investments in commercial and agricultural mortgage loans and real estate (including joint ventures and partnerships). The locations of property collateralizing mortgage loans and real estate investment carrying values at December 31, 2001 and 2000 are as follows:

                                                 2001                   2000
                                          -------------------    --------------------
                                                       ($ in millions)
Geographic Region
Mountain.............................     $  414.2      20.3%    $  430.0       22.0%
Southeast............................        449.1      22.0        420.3       21.3
Midwest..............................        336.2      16.5        322.8       16.4
West.................................        361.6      17.7        340.9       17.3
Northeast............................        274.1      13.4        337.9       17.2
Southwest............................        205.3      10.1        114.8        5.8
                                          --------  --------     --------   --------
     Total...........................     $2,040.5     100.0%    $1,966.7      100.0%
                                          ========  ========    ========   =========

         The states with the largest concentrations of mortgage loans and real estate investments at December 31, 2001 are: California, $240.0 million (11.8%); Arizona, $201.5 million (9.9%); Texas, $158.1 million (7.8%); New York, $150.0 million (7.4%); Georgia, $147.5 million (7.2%); Washington D.C., $126.5 million (6.2%); and Colorado, $102.7 million (5.0%).

         As of December 31, 2001 and 2000, the real estate and mortgage loan portfolio was also diversified by property type as follows:

                                                 2001                   2000
                                          -------------------    --------------------
                                                       ($ in millions)
Property Type
Office buildings......................    $  873.3       42.7%   $  853.4       43.4%
Agricultural..........................       304.9       15.0       311.3       15.8
Hotel.................................       297.8       14.6       287.6       14.6
Retail................................       138.8        6.8       147.4        7.5
Other.................................       135.1        6.6       132.9        6.8
Industrial............................       156.6        7.7       133.6        6.8
Apartment buildings...................       134.0        6.6       100.5        5.1
                                          --------   --------    --------   --------
     Total............................    $2,040.5      100.0%   $1,966.7      100.0%
                                          ========   ========    ========   =========

16.      COMMITMENTS AND CONTINGENCIES:

         Since late 1995 a number of purported class actions have been commenced in various state and federal courts against MONY and MLOA alleging that it engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting MONY and MLOA from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. MONY and MLOA have answered the complaints in each action (except for one being voluntarily held in abeyance). MONY and MLOA have denied any wrongdoing and have asserted numerous affirmative defenses.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (now known as DeFilippo, et al. v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America), the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by MONY and MLOA and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, MONY and MLOA filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

         On October 21, 1997, the New York State Supreme Court granted MONY's and MLOA's motion for summary judgment and dismissed all claims filed in the Goshen case against MONY and MLOA. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court has subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only, and has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. On August 9, 2001, the New York State Appellate Division, First Department, affirmed the ruling limiting the class to New York purchasers. On January 15, 2002, the New York State Court of Appeals granted the plaintiffs' motion for leave to appeal from that decision. MONY and MLOA intend to defend itself vigorously against plaintiffs' appeal and the sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on the Company.

         On November 16, 1999, the MONY Group and MONY Life were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purports to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in force life insurance policies issued by MONY Life as of November 16, 1998. The complaint alleges that (i) the New York Superintendent of Insurance, Neil D. Levin, violated Section 7312 of the New York Insurance Law by approving the Plan of Demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable dividend expectations of the closed block, and (ii) MONY Life violated Section 7312 by failing to develop and submit to the New York Superintendent a plan of demutualization that was fair and adequate. The plaintiffs seek equitable relief in the form of an order vacating and/or modifying the New York Superintendent's order approving the Plan of Demutualization and/or directing the New York Superintendent to order MONY Life to increase the assets in the closed block, as well as unspecified monetary damages, attorneys' fees and other relief.

         In early January 2000, the MONY Group, MONY Life and the New York Superintendent wrote to the District Court seeking a pre-motion conference preliminary to the filing of a motion to dismiss the federal complaint on jurisdictional, federal abstention and timeliness grounds and for failure to state a claim. Following receipt of those letters, plaintiffs' counsel offered voluntarily to dismiss their complaint, and a stipulation and order to that effect was thereafter filed and approved by the court.

         On March 27, 2000, plaintiffs filed a new action in New York State Supreme Court bearing the same caption and naming the same defendants as the previously filed federal action. The state court complaint differs from the complaint previously filed in federal court in two primary respects. First, it no longer asserts a claim for damages against the New York Superintendent, nor does its prayer for relief seek entry of an order vacating or modifying the New York Superintendent's decision or requiring the New York Superintendent to direct MONY Life to place additional assets into the closed block. Rather, it seeks an accounting and an order from the Court directing MONY Life to transfer additional assets to the closed block.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         Second, the new complaint contains claims for breach of contract and fiduciary duty, as well as new allegations regarding the adequacy of the disclosures contained in the Policyholder Information Booklet distributed to policyholders soliciting their approval of the plan of demutualization (which plaintiffs claim violated both the New York Insurance Law and MONY Life's fiduciary duties).

         In order to challenge successfully the New York Superintendent's approval of the plan, plaintiffs would have to sustain the burden of showing that such approval was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that MONY Life may ask the court to require the challenging party to give security for the reasonable expenses, including attorneys' fees, which may be incurred by MONY Life or the New York Superintendent or for which MONY Life may become liable, to which security MONY Life shall have recourse in such amount as the court shall determine upon the termination of the action.

         The MONY Group, MONY Life and the New York Superintendent moved to dismiss the state court complaint in its entirety on a variety of grounds. On April 20, 2001, the New York Supreme Court granted both motions and dismissed all claims against the MONY Group, MONY Life and the New York Superintendent. On June 29, 2001, plaintiffs filed a Notice of Appeal with the New York Appellate Division, appealing the dismissal of the claims against the MONY Group, MONY Life and the New York Superintendent. MONY Group and MONY Life intend to defend themselves vigorously against plaintiffs' appeal. There can be no assurance, however, that the present litigation will not have a material adverse effect on the Company.

         In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings (some of which involve demands for unspecified damages) in connection with its business. In the opinion of management of the Company, resolution of contingent liabilities, income taxes and other matters will not have a material adverse effect on the Company's statutory surplus or results of operations.

         The Company has accrued liabilities related to the above matters based on management's best estimate of probable loss or, if management cannot determine a best estimate, at the low end of the range of reasonably estimable probable losses. At December 31, 2001 and 2000 the total reserve for such litigation, which is reflected in Accounts Payable and Other Liabilities, amounted to approximately $43.9 million and $30.4 million, respectively.

         At December 31, 2001, the Company had commitments to fund the following: $113.3 million of equity partnership investments, $8.0 million private fixed maturity with an interest rate of 10%, $9.4 million of fixed rate agricultural loans with periodic interest rate reset dates with initial rates ranging from 6.25% to 7.45%, $191.2 million fixed and floating rate commercial mortgages with interest rates ranging from 4.53% to 8.27% and $7.5 million of mezzanine financing with pay rates ranging from 9.0% to 10.0%.

         In addition, MONY Group maintains a syndicated credit facility with banks aggregating $150.0 million, with a scheduled renewal date in July 2003. The purpose of this facility is to provide additional liquidity for any unanticipated short-term cash needs that MONY Group might experience and also to serve as support for MONY Group's $150.0 million commercial paper program which was activated in the third quarter of 2000. In accordance with specified covenants of the facility, MONY Life is required to maintain a tangible net worth determined in accordance with Statutory Accounting Practices of at least $900.0 million and MONY Group is required to maintain a debt to capitalization ratio not to exceed 40% and cash and cash equivalents on a separate company basis equal to the greater of $75 million or one and one half years of debt service. As of June 30, 2002, MONY Group was in compliance with each of the covenants as follows: (i) MONY Life's tangible net worth determined in accordance with Statutory Accounting Practices totaled $1,062.0 million, (ii) MONY Group's debt to total capitalization ratio was 30.7%, and (iii) MONY Group had cash and cash equivalents of $135.0 million. MONY Group has not borrowed against the facility since its inception, and did not have any commercial paper outstanding as of December 31, 2001 or as of June 30, 2002. The facility was amended at the consummation of the offering of the Notes, to permit the offering of the Notes.

         The Company has entered into various operating lease agreements for office space, furniture and equipment. These leases have remaining non-cancelable lease terms in excess of one year. Total rental expense for these operating leases amounted to $24.5 million in 2001, $29.7 million in 2000, and $29.6 million in 1999. The

                        MONY HOLDINGS LLC AND SUBSIDIARY
future minimum rental obligations for the next five years and thereafter under these leases are: $34.1 million for 2002, $31.2 million for 2003, $27.4 million for 2004, $24.6 million for 2005, $22.3 million for 2006, and $127.9 million for the years thereafter.

         In 1988, the Company financed one of its real estate properties under a sale/leaseback arrangement with the proceeds received from the sale, amortized into income over the life of the lease. The lease has a term of 20 years beginning December 21, 1988 and requires minimum annual rental payments of $7.6 million in 2002, $7.7 million in 2003, $7.9 million in 2004, $8.0 million in 2005, $8.2 million for 2006 and $16.9 million for 2007 and thereafter. The Company has the option to renew the lease at the end of the lease term.

17.      STATUTORY FINANCIAL INFORMATION AND REGULATORY RISK-BASED CAPITAL:

         The statutory net income reported by the Company for the years ended December 31, 2001, 2000, and 1999 was $33.4 million, $235.4 million, and $151.0 million, respectively. The combined statutory surplus of the Company as of December 31, 2001 and 2000 was $917.4 million and $1,154.8 million, respectively. Each of the Company's insurance subsidiaries exceeds the minimum risk based capital requirements imposed by such subsidiaries' state of domicile.

18.      CLOSED BLOCK--SUMMARY FINANCIAL INFORMATION:

         Summarized financial information of the Closed Block as of and for the years ended December 31, 2001 and 2000 is presented below.

                                                                            December 31,   December 31,
                                                                                2001           2000
                                                                            ------------   ------------
                                                                                  ($ in millions)
Assets:
Fixed Maturities:
     Available-for-sale, at estimated fair value (amortized cost,
         $3,780.9 and $3,535.8).............................................   $3,868.9       $3,543.1
Mortgage loans on real estate...............................................      622.1          566.0
Other invested assets.......................................................        6.2            0.7
Policy loans................................................................    1,144.3        1,183.9
Cash and cash equivalents...................................................       56.2          167.8
Premiums receivable.........................................................       12.5           13.6
Deferred policy acquisition costs...........................................      500.6          552.6
Other assets................................................................      219.3          223.5
                                                                               --------       --------
              Total Closed Block assets.....................................   $6,430.1       $6,251.2
                                                                               ========       ========
Liabilities:
Future policy benefits......................................................   $6,869.8       $6,826.8
Policyholders' account balances.............................................      292.9          293.3
Other policyholders' liabilities............................................      162.2          173.5
Other liabilities...........................................................      163.9           22.2
                                                                               --------       --------
              Total Closed Block liabilities................................   $7,488.8       $7,315.8
                                                                               ========       ========

                        MONY HOLDINGS LLC AND SUBSIDIARY

                                                                       For the year ended December 31,
                                                                      ---------------------------------
                                                                          2001        2000       1999
                                                                      -----------  ---------   --------
                                                                                ($ in millions)
Revenues:
Premiums.............................................................    $551.4      $582.4    $  620.8
Net investment income................................................     397.6       395.7       375.1
Net realized gains (losses) on investments...........................       6.0        (7.0)        2.9
Other Income.........................................................       2.4         2.2         1.4
                                                                         ------      ------    --------
       Total revenues................................................     957.4       973.3     1,000.2
                                                                         ======      ======    ========
Benefits and Expenses:
Benefits to policyholders............................................     606.9       620.9       640.1
Interest credited to policyholders' account balances.................       8.9         8.8         8.9
Amortization of deferred policy acquisition costs....................      59.4        60.4        67.5
Dividends to policyholders...........................................     233.1       232.9       228.8
Other operating costs and expenses...................................       7.0         7.5        10.1
                                                                         ------      ------    --------
       Total benefits and expenses...................................     915.3       930.5       955.4
                                                                         ------      ------    --------
Contribution from the Closed Block...................................    $ 42.1      $ 42.8    $   44.8
                                                                         ======      ======    ========

         The carrying value of the Closed Block fixed maturity securities at December 31, 2001 and 2000 is net of adjustments for impairment of $10.9 million and $12.5 million, respectively.

         At December 31, 2001 and 2000, there were $0.0 million and $1.4 million of fixed maturities which have been non-income producing for the twelve months preceding such dates.

         At December 31, 2001 and 2000, there were problem fixed maturities of $6.5 million and $11.8 million, respectively. At December 31, 2001 and 2000, there were potential problem fixed maturity securities of $3.2 million and $5.9 million, respectively. There were no fixed maturities which were restructured at December 31, 2001 and 2000.

         The amortized cost and estimated fair value of fixed maturity securities in the Closed Block, by contractual maturity dates, excluding scheduled sinking funds, as of December 31, 2001 are as follows:

                                                                Amortized    Estimated
                                                                  Cost       Fair Value
                                                               -----------  ------------
                                                                    ($ in millions)
Due in one year or less...................................       $  226.5      $  232.8
Due after one year through five years.....................        1,237.5       1,288.5
Due after five years through ten years....................        1,330.9       1,358.2
Due after ten years.......................................          474.6         472.1
                                                                 --------      --------
      Subtotal............................................        3,269.5       3,351.6
Mortgage and asset backed securities......................          511.4         517.3
      Total...............................................       $3,780.9      $3,868.9
                                                                 ========      ========

         Fixed maturity securities that are not due at a single maturity date have been included in the preceding table in the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                        MONY HOLDINGS LLC AND SUBSIDIARY

         Mortgage loans on real estate in the Closed Block at December 31, 2001 and 2000 consist of the following:

                                                              2001          2000
                                                           ----------    ----------
                                                               ($ in millions)
Commercial mortgage loans...............................     $ 594.2       $ 529.7
Agricultural and other loans............................        40.2          51.1
                                                             -------       -------
Subtotal:...............................................       634.4         580.8
Less: valuation.........................................       (12.3)        (14.8)
                                                             -------       -------
Mortgage loans, net of valuation allowances.............     $ 622.1       $ 566.0
                                                             -------       -------

         An analysis of the valuation allowances for the years ended December 31, 2001 and 2000 is as follows:

                                                                2001        2000
                                                               -------     -------
                                                               ($ in millions)
Beginning balance.......................................       $  14.8     $  14.3
(Decrease)/Increase in allowance........................          (2.4)        0.6
Reduction due to pay downs and payoffs..................          (0.1)       (0.1)
                                                               -------     -------
Valuation Allowance.....................................       $  12.3     $  14.8
                                                               -------     -------

         Impaired mortgage loans along with related valuation allowances as of December 31, 2001 and 2000 were as follows:

                                                                               2001          2000
                                                                            ----------    ----------
                                                                                 ($ in millions)
Investment in impaired mortgage loans (before valuation allowances):
Loans that have valuation allowances...................................       $ 64.3        $ 71.9
Loans that do not have valuation allowances............................         35.5          20.7
                                                                              ------        ------
     Subtotal..........................................................         99.8          92.6
Valuation allowances...................................................        (13.5)        (16.1)
                                                                              ------        ------
Impaired mortgage loans, net of valuation allowances...................       $ 86.3        $ 76.5
                                                                              ------        ------

         For the year ended December 31, 2001, the Closed Block recognized $8.4 million of interest income on impaired loans. For the year ended December 31, 2000 the Closed Block recognized $7.9 million of interest income on impaired loans.

         At December 31, 2001 and 2000, there were no mortgage loans in the Closed Block which were non-income producing for the twelve months preceding such dates.

         At December 31, 2001 and 2000, the Closed Block had restructured mortgage loans of $12.2 million and $17.0 million, respectively. Interest income of $0.9 million and $1.4 million was recognized on such loans for the year ended December 31, 2001 and 2000, respectively. Gross interest income on these loans that would have been recorded in accordance with the original terms of such loans amounted to approximately $1.3 million and $1.9 million for the respective periods.

         The pre-tax Contribution from the Closed Block includes only those revenues, benefit payments, dividends, premium taxes, state guaranty fund assessments, and investment expenses considered in funding the Closed Block. However, many expenses associated with operating the Closed Block and administering the policies included therein were excluded from and, accordingly, are not funded in the Closed Block. These expenses are reported in the Company's statement of operations, outside of the Contribution from the Closed Block, consistent with how they are funded. Such expenses are reported in the separate line items to which they apply based on the nature of such

                        MONY HOLDINGS LLC AND SUBSIDIARY
expenses. Federal income taxes applicable to the Closed Block, which are funded in the Closed Block, are reflected as a component of federal income tax expense in the Company's statement of operations. Since many expenses related to the Closed Block are funded outside the Closed Block, operating costs and expenses outside the Closed Block are disproportionate to the level of business outside the Closed Block.

19.      REORGANIZATION AND OTHER CHARGES:

         During 2001, the Company recorded charges aggregating approximately $144.4 million on a pre-tax basis. Of this amount approximately $56.8 million represented "Reorganization Charges" taken in connection with the Company's previously announced reorganization of certain of its businesses and $87.6 million represented "Other Charges" unrelated to the Company's reorganization activities. The Reorganization Charges consisted of: (i) severance and related benefits resulting from headcount reductions in the Company's home office and career agency system, (ii) losses from abandonment of certain leased offices and equipment, (iii) the write-off of deferred acquisition costs as a result of the decision to exit certain international markets and lines of business, and
(iv) certain other charges. The Other Charges consisted of: (i) impairments of certain invested assets and valuation related write-downs of private equity securities held in the Company's equity method venture capital portfolio, (ii) the write-off of a deferred sales charges in the Company's mutual fund business to reflect revised estimates of recoverability which are principally due to the decline in the value of the Company's internet funds, (iii) write-downs of certain information technology assets, and (iv) other miscellaneous items.

         The following table summarizes the components of the Company's Reorganization Charges and Other Charges, respectively:

                                                                                 Net
                                                                              Realized
                                                                 Operating     Losses       Total
                                                                -----------  ----------   ----------
Reorganization Charges:
Severance benefits and incentive compensation...............      $ 22.8        $  --       $ 22.8
Leased offices and equipment................................         8.7           --          8.7
Deferred policy acquisition costs...........................        17.0           --         17.0
Other.......................................................         8.3           --          8.3
                                                                  ------        -----       ------
     Subtotal--Reorganization Charges.......................        56.8           --         56.8
Other Charges:
Asset Impairments and Valuation Related Write-downs.........        29.9         20.1         50.0
Deferred Sales Charges......................................         7.0           --          7.0
Information technology assets...............................         9.4           --          9.4
Other.......................................................        21.2/(1)/      --         21.2
                                                                  ------        -----       ------
     Subtotal--Other Charges................................        67.5         20.1         87.6
                                                                  ------        -----       ------
Total--Reorganization and Other Charges before tax..........      $124.3        $20.1       $144.4
                                                                  ======        =====       ======
Total--Reorganization and Other Charges after tax...........      $ 80.8        $13.1       $ 93.9
                                                                  ======        =====       ======

------------
(1) Represents the following: (i) an accrual of $10.2 million related to certain legal matters, (ii) death benefits and certain other costs incurred with respect to the Company's flexible premium variable annuity business of $5.9 million, (iii) certain other death benefits of approximately $1.8 million and (iv) the accrual of cost incurred in connection with certain regulatory matters of approximately $3.3 million.

         All of the components of the Reorganization Charges reflected above, except $17.0 million related to deferred policy acquisition costs and $5.3 million related to investment expenses, are included in "Other Operating Costs and Expenses" in the Company's consolidated income statement for the year ended December 31, 2001. None of the Reorganization Charges reflected in the table above have been allocated to the Company's segments. All such charges are included as reconciling items of the segments to the Company's consolidated income statement for the year ended December 31, 2001.

         The following table indicates the line items in the Company's consolidated and segmented income statements for the year ended December 31, 2001 that the Other Charges in the table above are reflected in. In addition, all of the reorganization charges are reflected in reconciling in the table as discussed above.

                        MONY HOLDINGS LLC AND SUBSIDIARY

                                                        Protection    Accumulation    Other    Reconciling    Total
                                                       ------------  --------------  -------  -------------  -------
Premiums.............................................      $ 1.0         $ -          $ -         $ -       $  1.0
Net investment income................................       20.3           3.8          3.3         5.3         32.7
Group pension profit.................................        2.5           -            -           -          2.5
Benefits to policyholders............................        1.8           3.9          -           -          5.7
Amortization of deferred policy acquisition costs....        -             2.0          -          17.0         19.0
Other operating costs and expenses...................       17.6          10.3          1.0        34.5         63.4
                                                           -----         -----        -----       -----       ------
Total Other Operating Charges........................       43.2          20.0          4.3        56.8        124.3
Net realized losses on investments...................       14.9           2.8          2.4         -           20.1
                                                           -----         -----        -----       -----       ------
     Total Other Charges.............................      $58.1         $22.8        $ 6.7       $56.8       $144.4
                                                           =====         =====        =====       =====       ======

         Of the reorganization charges recorded, approximately $10.3 million of severance benefits relating to workforce reductions in the Company's home office and career agency system and $8.7 million of other reorganization charges met the definition of "restructuring charges" as defined by Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The workforce reductions consist of involuntary employee separation costs for 150 home office employees and 200 career agency system employees. At December 31, 2001 a liability for $12.6 million is included in Accounts payable and other liabilities in the Company's consolidated balance sheet with respect to those charges that qualify as restructuring charges.

20.      IMPLICATIONS OF THE EVENTS OF SEPTEMBER 11th :

         The terrorist events of September 11th had no material effect on the Company's financial position at December 31, 2001 or its results of operations for the year then ended. The net effect of life insurance claims relating to the incident (after reinsurance and the release of related policy reserves) aggregated approximately $3.9 million pre-tax. In addition, the Company incurred damages from the interruption of certain of its business operations. These damages principally consist of: (i) lost revenues at MSC and Enterprise resulting from the close of the New York securities markets, (ii) the temporary closing of the Company's New York corporate offices, and (iii) lost revenues resulting from the volatility of the securities markets and consumer uncertainty with respect to equity based products in the aftermath of September 11th. To date, no determination has been made with respect to the Company's ability to recover the aforementioned damages under its insurance coverages.

                        MONY HOLDINGS, LLC AND SUBSIDIARY
                    UNAUDITED INTERIM CONDENSED CONSOLIDATED
                        STATEMENTS OF FINANCIAL POSITION
                    AS OF JUNE 30, 2002 AND DECEMBER 31, 2001

                                                                               June 30,         December 31,
                                                                                 2002               2001
                                                                              ----------       -------------
                                                                                      ($ in millions)
                                  ASSETS
Investments:
   Fixed maturity securities available-for-sale, at fair value.........         $ 7,294.7         $ 6,973.5
   Equity securities available-for-sale, at fair value.................             286.4             297.5
   Mortgage loans on real estate.......................................           1,757.8           1,809.7
   Policy loans........................................................           1,212.0           1,229.0
   Other invested assets...............................................             363.4             347.5
                                                                                ---------         ---------
                                                                                 10,914.3          10,657.2
                                                                                ---------         ---------

Cash and cash equivalents..............................................             369.6             305.0
Accrued investment income..............................................             211.6             192.9
Debt service coverage account (Note 1):
    Sub-account OB.....................................................              59.8               -
    Sub-account CBB....................................................               -                 -
Amounts due from reinsurers............................................             567.6             595.8
Deferred policy acquisition costs......................................           1,237.6           1,233.8
Other assets...........................................................             587.4             556.0
Assets transferred in Group Pension Transaction (Note 4)...............           4,581.9           4,650.4
Separate account assets................................................           4,672.4           5,195.2
                                                                                ---------         ---------

     Total assets......................................................         $23,202.2         $23,386.3
                                                                                ---------         ---------

                     LIABILITIES AND MEMBER'S EQUITY
Future policy benefits.................................................         $ 7,916.3         $ 7,870.0
Policyholders' account balances........................................           2,424.9           2,337.1
Other policyholders' liabilities.......................................             271.5             281.1
Amounts due to reinsurers..............................................              77.0              74.6
Accounts payable and other liabilities.................................             828.5             816.1
Demand note payable to member (Note 6).................................             169.1               -
Long term debt.........................................................             516.9             216.9
Current federal income taxes payable...................................              87.0             109.1
Liabilities transferred in Group Pension Transaction (Note 4)..........           4,513.2           4,586.5
Separate account liabilities...........................................           4,669.5           5,192.3
                                                                                ---------         ---------

     Total liabilities.................................................          21,473.9          21,483.7
                                                                                ---------         ---------

Commitments and contingencies (Note 5)

Member's capital.......................................................           1,631.1           1,631.1
Retained earnings......................................................              13.1             233.4
Accumulated other comprehensive income.................................              84.1              38.1
                                                                                ---------         ---------
   Total member's equity...............................................           1,728.3           1,902.6
                                                                                ---------         ---------
   Total liabilities and member's equity...............................         $23,202.2         $23,386.3
                                                                                =========         =========

        See accompanying notes to unaudited interim condensed consolidated financial statements.

                        MONY HOLDINGS, LLC AND SUBSIDIARY
                    UNAUDITED INTERIM CONDENSED CONSOLIDATED
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
             FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2001

                                                                        2002              2001
                                                                      --------          --------
                                                                          ($ in millions)
Revenues:
Premiums......................................................        $  334.3          $  338.5
Universal life and investment-type product policy fees........           101.5             102.0
Net investment income.........................................           364.0             365.1
Net realized (losses) gains on investments....................           (27.9)              5.5
Group Pension Profits (Note 4)................................            15.2              19.2
Other income..................................................            86.4              94.8
                                                                      --------          --------
                                                                         873.5             925.1
                                                                      --------          --------
Benefits and Expenses:
Benefits to policyholders.....................................           390.2             392.2
Interest credited to policyholders' account balances..........            55.8              55.3
Amortization of deferred policy acquisition costs.............            70.8              65.5
Dividends to policyholders....................................           118.3             115.2
Other operating costs and expenses............................           226.2             232.2
                                                                      --------          --------
                                                                         861.3             860.4
                                                                      --------          --------

Income before income taxes....................................            12.2              64.7
Income tax expense............................................             0.2              20.7
                                                                      --------          --------
Net income....................................................            12.0              44.0
Other comprehensive income (loss), net........................            46.0              (4.1)
                                                                      --------          --------
Comprehensive income..........................................        $   58.0          $   39.9
                                                                      ========          ========

        See accompanying notes to unaudited interim condensed consolidated financial statements.

                        MONY HOLDINGS, LLC AND SUBSIDIARY
                    UNAUDITED INTERIM CONDENSED CONSOLIDATED
                     STATEMENT OF CHANGES IN MEMBER'S EQUITY
                      Six-month Period Ended June 30, 2002

                                                                             Accumulated
                                                                                Other            Total
                                           Member's          Retained       Comprehensive       Member's
                                           Capital           Earnings           Income           Equity
                                         -----------       -----------     ---------------     ----------
                                                                  ($ in millions)
Balance, December 31, 2001............      $ 1,631.1        $   233.4          $   38.1        $  1,902.6
Comprehensive income:
   Net income.........................                            18.6                                18.6
     Other comprehensive income(1)....                                               8.5               8.5
                                                                                                ----------
     Comprehensive income.............                                                                27.1
                                            ---------        ---------          --------        ----------
Balance, April 30, 2002...............        1,631.1            252.0              46.6           1,929.7
Dividends.............................                          (232.3)                             (232.3)
Comprehensive income
   Net loss...........................                            (6.6)                               (6.6)
     Other comprehensive income (1)                                                 37.5              37.5
                                                                                                ----------
     Comprehensive income.............                                                                30.9
                                            ---------        ---------          --------        ----------
Balance, June 30, 2002................      $ 1,631.1        $    13.1          $   84.1        $  1,728.3
                                            =========        =========          ========        ==========

----------------

(1) Represents unrealized gains on investments (net of unrealized losses, the effect of unrealized gains on deferred acquisition costs and dividends to policyholders), reclassification adjustments, minimum pension liability and taxes.

        See accompanying notes to unaudited interim condensed consolidated financial statements.

                       MONY HOLDINGS, LLC AND SUBSIDIARY
       UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2001

                                                                                  2002              2001
                                                                              ------------      ------------
                                                                                      ($ in millions)
Net cash used in operating activities.....................................    $      (4.0)      $     (28.7)

Cash flows from investing activities:
Sales, maturities or repayment of:
   Fixed maturities securities............................................          548.6             748.8
   Equity securities......................................................            9.8              34.2
   Policy loans, net......................................................           17.0              12.1
   Other invested assets..................................................          149.0             139.8
Acquisitions of investments:
   Fixed maturities securities............................................         (783.2)           (554.9)
   Equity securities......................................................          (14.0)             10.5
   Other invested assets..................................................         (114.9)           (229.5)
   Property, plant and equipment, net.....................................           (9.1)             (9.7)
                                                                              -----------       -----------
Net cash (used in)/provided by investing activities.......................         (196.8)            151.3
                                                                              -----------       -----------

Cash flows from financing activities:
Demand note payable to member.............................................          169.1               -
Funding of debt service coverage account..................................          (60.0)              -
Issuance of the Notes.....................................................          300.0               -
Debt issuance costs.......................................................           (7.7)              -
Repayment of debt.........................................................            -                (0.1)
Dividend paid to member...................................................         (232.3)              -
Receipts from annuity and universal life policies credited to
   policyholders' account balances (1)....................................          511.2             571.1
Return of policyholder account balances on annuity and universal life
   policies (1)...........................................................         (414.9)           (530.5)
                                                                              -----------       -----------
Net cash provided by financing activities.................................          265.4              40.5
                                                                              -----------       -----------

Net increase in cash and cash equivalents.................................           64.6             163.1
Cash and cash equivalents, beginning of period............................          305.0             499.6
                                                                              -----------       -----------
Cash and cash equivalents, end of period..................................    $     369.6       $     662.7
                                                                              ===========       ===========

-------------------------

(1) Includes cash flows related to exchanges of existing accounts for new products.

See accompanying notes to unaudited interim condensed consolidated financial statements

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS:

         MONY Holdings, LLC ("MONY Holdings") was formed as a downstream, wholly owned, holding company of The MONY Group Inc. (the "MONY Group") on February 27, 2002. MONY Group formed MONY Holdings for the purpose of issuing debt tied to the performance of the Closed Block Business (see Note 8) within MONY Life Insurance Company ("MONY Life"), a wholly owned and principal operating subsidiary of MONY Group. On April 30, 2002, the date MONY Holdings commenced its operations, MONY Holdings, through a structured financing tied to the performance of the Closed Block Business within MONY Life, issued $300.0 million of floating rate insured debt securities (the "Notes") in a private placement and MONY Group, pursuant to the terms of the structured financing, transferred all of its ownership interest in MONY Life to MONY Holdings. Other than activities related to servicing the Notes in accordance with the indenture and its ownership interest in MONY Life, MONY Holdings has no operations and engages in no other activities.

         Proceeds to MONY Holdings from the issuance of the Notes, after all offering and other related expenses, were approximately $292.3 million. Of this amount, $60 million was deposited in a debt service coverage account (the "DSCA"), pursuant to the terms of the note indenture, to provide collateral for the payment of interest and principal on the Notes and the balance of approximately $232.3 million was distributed to MONY Group in the form of a dividend. The Notes mature on January 21, 2017. The Notes pay interest only through January 21, 2008 at which time principal payments will begin to be made pursuant to an amortization schedule. Interest on the Notes is payable quarterly at an annual rate equal to three month LIBOR plus 0.55%. Concurrent with the issuance of the Notes, MONY Holdings entered into an interest rate swap contract (the "Swap"), which locked in a fixed rate of interest on this indebtedness at 6.44%. Including debt issuance costs of $7.7 million and the cost of the insurance policy (75 basis points per annum) (the "Insurance Policy"), which guarantees the scheduled principal and interest payments on the Notes, the all-in cost of the indebtedness is 7.36%. See Note 9 for further information regarding the Notes.

         MONY Holdings through MONY Life, (MONY Holdings and MONY Life and Subsidiaries are collectively referred to herein as the "Company"), provides life insurance, annuities, corporate-owned and bank-owned life insurance ("COLI/BOLI") products, mutual funds, securities brokerage, asset management, and business and estate planning services. The Company distributes its products and services to individuals and institutional clients through a career agency sales force and financial advisors and brokers of its securities broker-dealer and mutual fund subsidiaries (hereafter referred to as "Proprietary Distribution"). In addition, the Company distributes it products and services through what it defines as complementary distribution channels ("Complementary Distribution"), which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as its corporate marketing team. The Company principally sells its products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico and currently insures or provides other financial services to more than one million people.

         MONY Life's principal wholly owned direct and indirect operating subsidiaries include: (i) MONY Life Insurance Company of America ("MLOA"), an Arizona domiciled life insurance company, (ii) Enterprise Capital Management ("Enterprise" or "ECM"), a distributor of both proprietary and non-proprietary mutual funds, (iii) U.S. Financial Life Insurance Company ("USFL"), an Ohio domiciled insurer underwriting specialty risk life insurance business, (iv) MONY Securities Corporation ("MSC"), a registered securities broker-dealer and investment advisor whose products and services are distributed through MONY Life's career agency sales force, (v) Trusted Securities Advisors Corp. ("Trusted Advisors"), which distributes investment products and services through a network of accounting professionals, (vi) MONY Brokerage, Inc. ("MBI"), a licensed insurance broker, which principally provides MONY Life's career agency sales force with access to life, annuity, small group health, and specialty insurance products written by other insurance companies so they can meet the insurance and investment needs of their customers, and (vii) MONY Life Insurance Company of the Americas, Ltd. ("MLICA"), which provides life insurance, annuity and investment products to nationals of certain Latin American countries.

         Expenses incurred by MONY Holdings and Subsidiary, as reflected in its consolidated statements of income, reflect all costs associated with conducting MONY Holdings and its Subsidiary's businesses. MONY Life

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


is charged directly for all costs associated with its operations, including insurance policy servicing, investment and asset management services, office space, accounting and legal services, and other general, administrative and overhead expenses. MONY Life incurs interest expense on inter-company debt with its ultimate parent company, MONY Group, based on contractual terms, which management believes reflect terms materially similar to an arms-length transaction. Income taxes are determined based on MONY Holdings operating as a separate entity. Costs incurred by MONY Holdings' parent, MONY Group, represent incremental expenses incurred by MONY Group that MONY Holdings would not incur as a stand-alone entity.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates made in conjunction with the preparation of the Company's financial statements include those used in determining (i) deferred policy acquisition costs, (ii) the liability for future policy benefits, (iii) valuation allowances for mortgage loans and impairment writedowns for other invested assets, and (iv) litigation contingencies and restructuring charges. Certain reclassifications have been made in the amounts presented for prior periods to conform those periods to the current presentation.

New Accounting Pronouncements

         In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including assets to be held and used, assets to be disposed of by other than sale, and assets to be disposed of by sale. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within such year, except that assets held for sale as a result of disposal activities initiated prior to the effective date of SFAS 144 may be accounted for in accordance with prior guidance until the end of the fiscal year in which SFAS 144 is effective. SFAS 144 retains many of the same provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). In addition to retaining the SFAS 121 requirements, SFAS 144 requires companies to present the results of operations of components of the entity that are held for sale as discontinued operations in the consolidated statements of income and comprehensive income. The Company has real estate to be disposed of that meet the definition of a component of the entity. All the Company's real estate to be disposed of resulted from disposal activities initiated prior to the effective date of SFAS 144. Pre-tax income from real estate to be disposed of recorded for the six-month periods ended June 30, 2002 was approximately $10.7 million and $17.8 million respectively. The carrying value of the Company's real estate that is classified as "To be Disposed Of" and that is classified as "held for investment was $195.9 million and $45.4 million, respectively, at June 30, 2002. These amounts are reflected in the statement of financial position caption entitled "Other Invested Assets".

3.       SEGMENT INFORMATION:

         The Company's business activities consist of the following: protection product operations, accumulation product operations, mutual fund operations, securities broker-dealer operations, insurance brokerage operations, and certain insurance lines of business no longer written by the Company (the "run-off businesses"). These business activities represent the Company's operating segments. Except as discussed below, these segments are managed separately because they either provide different products or services, are subject to different regulation, require different strategies, or have different technology requirements.

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         Management considers the Company's mutual fund operations to be an integral part of the products offered by the Company's accumulation products segment, since substantially all the mutual funds sold by the Company are offered through, and in conjunction with, the products marketed by the accumulation products segment. Accordingly, for management purposes (including performance assessment and making decisions regarding the allocation of resources), the Company aggregates its mutual fund operations with its accumulation products segment.

         Of the aforementioned segments, only the protection products segment and the accumulation products segment qualify as reportable segments in accordance with FASB SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). All of the Company's other segments are combined and reported in the other products segment.

         Products comprising the protection products segment primarily include a wide range of insurance products, including: whole life, term life, universal life, variable universal life, corporate-owned life insurance, last survivor variable universal life, last survivor universal life, group universal life and special-risk products. In addition, included in the protection products segment are: (i) the assets and liabilities transferred pursuant to the Group Pension Transaction, as well as the Group Pension Profits (See Note 4), (ii) the Closed Block assets and liabilities, as well as the Contribution from the Closed Block (See Note 7), and (iii) the Company's disability income insurance business. Products comprising the accumulation products segment primarily include flexible premium variable annuities, single premium deferred annuities, immediate annuities, proprietary mutual funds, investment management services, and certain other financial services products. The Company's other products segment primarily consists of the securities broker-dealer operation, the insurance brokerage operation, and the run-off businesses. The securities broker-dealer operation markets the Company's proprietary investment products and, in addition, provides customers of the Company's protection and accumulation products access to other non-proprietary investment products (including stocks, bonds, limited partnership interests, tax-exempt unit investment trusts and other investment securities). The insurance brokerage operation provides the Company's field agency force with access to life, annuity, small group health and specialty insurance products written by other carriers to meet the insurance and investment needs of its customers. The run-off businesses primarily consist of group life and health business, as well as group pension business that was not included in the Group Pension Transaction.

         Set forth in the table below is certain financial information with respect to the Company's operating segments as of and for each of the six-month periods ended June 30, 2002 and 2001 as well as amounts not allocated to the segments. Except for various allocations discussed below, the accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each operating segment based on profit or loss from operations before income taxes and nonrecurring items (e.g. items of an unusual or infrequent nature). The Company does not allocate certain non-recurring items to the segments. In addition, substantially all segment revenues are from external sources.

         Assets have been allocated to the segments in amounts sufficient to support the associated liabilities of each segment. In addition, capital is allocated to each segment in amounts sufficient to maintain a targeted regulatory risk-based capital ("RBC") level for each segment. Allocations of net investment income and net realized gains on investments were based on the amount of assets allocated to each segment. Other costs and operating expenses were allocated to each of the segments based on: (i) a review of the nature of such costs, (ii) time studies analyzing the amount of employee compensation costs incurred by each segment, and (iii) cost estimates included in the Company's product pricing. Substantially all non-cash transactions and impaired real estate (including real estate acquired in satisfaction of debt) have been allocated to the protection products segment.

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     SEGMENT SUMMARY FINANCIAL INFORMATION

                                                                  For the Six-month
                                                                Periods Ended June 30,
                                                            -----------------------------
                                                                2002             2001
                                                            ------------     ------------
                                                                    ($ in millions)
Premiums:
Protection Products.......................................  $     324.9       $     331.4
Accumulation Products.....................................          4.8               2.4
Other Products............................................          4.6               4.7
                                                            -----------       -----------
                                                            $     334.3       $     338.5
                                                            ===========       ===========

Universal life and investment-type product policy fees:
Protection Products.......................................  $      75.5       $      71.6
Accumulation Products.....................................         24.7              29.5
Other Products............................................          1.3               0.9
                                                            -----------       -----------
                                                            $     101.5       $     102.0
                                                            ===========       ===========

Net investment income and net realized gains (losses) on
investments:
Protection Products.......................................  $     284.1       $     303.5
Accumulation Products.....................................         34.6              40.5
Other Products............................................          8.1              13.3
Reconciling amounts.......................................          9.3              13.3
                                                            -----------       -----------
                                                            $     336.1       $     370.6
                                                            ===========       ===========

Other income:
Protection Products (1)...................................  $      18.4       $      25.6
Accumulation Products.....................................         51.6              53.2
Other Products............................................         28.7              31.4
Reconciling amounts.......................................          2.9               3.8
                                                            -----------       -----------
                                                            $     101.6       $     114.0
                                                            ===========       ===========

Amortization of deferred policy acquisition costs:
Protection Products.......................................  $      57.1       $      55.2
Accumulation Products.....................................         13.7              10.3
                                                            -----------       -----------
                                                            $      70.8       $      65.5
                                                            ===========       ===========

Benefits to policyholders: (2)
Protection Products.......................................  $     389.9       $     397.4
Accumulation Products.....................................         39.8              32.4
Other Products............................................         12.1              12.9
Reconciling amounts.......................................        4.2               4.8
                                                            -----------       -----------
                                                            $     446.0       $     447.5
                                                            ===========       ===========

Income before income taxes:
Protection Products.......................................  $      32.2       $      47.4
Accumulation Products.....................................          1.3              24.9
Other Products............................................        (17.4)             (6.6)
Reconciling amounts.......................................         (3.9)             (1.0)
                                                            -----------       -----------
                                                            $      12.2       $      64.7
                                                            ===========       ===========

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                 As of             As of
                                                                June 30,       December 31,
                                                                  2002             2001
                                                             ------------      ------------
                                                                    ($ in millions)
Assets: (3)
Protection Products(4)....................................  $  16,362.7       $  16,188.1
Accumulation Products.....................................      4,709.6           5,077.7
Other Products............................................      1,125.2           1,125.7
Reconciling amounts.......................................      1,004.7             994.8
                                                            -----------       -----------
                                                            $  23,202.2       $  23,386.3
                                                            ===========       ===========

Deferred policy acquisition costs:
Protection Products.......................................  $   1,089.8       $   1,087.0
Accumulation Products.....................................        147.8             146.8
                                                            -----------       -----------
                                                            $   1,237.6       $   1,233.8
                                                            ===========       ===========

Policyholders' liabilities:
Protection Products (5)...................................  $  10,403.8       $  10,366.5
Accumulation Products.....................................      1,195.0           1,142.5
Other Products............................................        358.0             361.7
Reconciling amounts.......................................         16.0              16.3
                                                            -----------       -----------
                                                            $  11,972.8       $  11,887.0
                                                            ===========       ===========

Separate account liabilities: (3)
Protection Products(6)....................................  $   3,769.3       $   3,783.7
Accumulation Products.....................................      3,053.7           3,464.3
Other Products............................................        365.9             429.7
Reconciling amounts.......................................        639.7             694.1
                                                            -----------       -----------
                                                            $   7,828.6       $   8,371.8
                                                            ===========       ===========

----------------------

(1) Includes Group Pension Profits, Retail Brokerage and Investment Banking revenues and other income.
(2) Includes benefits to policyholders and interest credited to policyholders' account balances.
(3) Each segment includes separate account assets in an amount not less than the corresponding liability reported.
(4) Includes assets transferred in the Group Pension Transaction of $4,581.9 million and $4,650.4 million as of June 30, 2002 and December 31, 2001, respectively (see Note 4).
(5) Includes policyholder liabilities transferred in the Group Pension Transaction of $1,354.1 million and $1,407.0 million as of June 30, 2002 and December 31, 2001, respectively (see Note 4).
(6) Includes separate account liabilities transferred in the Group Pension Transaction of $3,159.1 million and $3,179.5 million as of June 30, 2002 and December 31, 2001 respectively (see Note 4).

         The following is a summary of premiums and universal life and investment-type product policy fees by product for the six-month periods ended June 30, 2002 and 2001.

                                                               Six-month
                                                          Periods Ended June 30,
                                                            2002         2001
                                                            ----         ----
                                                             ($ in million)
Premiums:
Individual life.........................................  $  324.9     $  331.4
Group insurance.........................................       4.6          4.7
Disability income insurance.............................       0.2          0.2
Other...................................................       4.6          2.2
                                                          --------     --------
     Total..............................................  $  334.3     $  338.5
                                                          ========     ========

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Universal life and investment-type product policy fees:
Universal life..........................................  $   32.8     $   35.7
Variable universal life.................................      38.2         31.2
Group universal life....................................       4.6          4.8
Individual variable annuities...........................      24.7         29.4
Individual fixed annuities..............................       1.2          0.9
                                                          --------     --------
     Total..............................................  $  101.5     $  102.0
                                                          ========     ========

4.       THE GROUP PENSION TRANSACTION:

         The following sets forth certain summarized financial information relating to the Group Pension Transaction as of and for the periods indicated, including information regarding: (i) the general account assets transferred to support the existing deposits in the Group Pension Transaction (such assets hereafter referred to as the "AEGON Portfolio"), (ii) the transferred separate account assets and liabilities, and (iii) the components of revenue and expense comprising the Group Pension Profits.

                                                                            As of            As of
                                                                           June 30,       December 31,
                                                                             2002             2001
                                                                        -------------     -------------
                                                                               ($ in millions)
Assets:
General Account
   Fixed Maturity Securities: available-for-sale, at estimated fair value (amortized cost; $1,306.0 million and $1,371.2 million,
      respectively)...................................................  $   1,334.8       $   1,400.5
   Mortgage loans on real estate......................................         24.8              26.5
   Cash and cash equivalents..........................................         39.1              19.4
   Other assets.......................................................         24.1              24.5
                                                                        -----------       -----------
     Total general account assets.....................................      1,422.8           1,470.9
Separate account assets...............................................      3,159.1           3,179.5
                                                                        -----------       -----------
     Total assets.....................................................  $   4,581.9       $   4,650.4
                                                                        ===========       ===========

Liabilities:
General Account(1)
   Policyholders' account balances....................................  $   1,354.1       $   1,407.0
Separate account liabilities(2).......................................  $   3,159.1       $   3,179.5
                                                                        -----------       -----------
     Total Liabilities................................................  $   4,513.2       $   4,586.5
                                                                        ===========       ===========

---------------------

 (1) Includes general account liabilities transferred in connection with the Group Pension Transaction pursuant to indemnity reinsurance of $69.9 million and $71.2 million as of June 30, 2002 and December 31, 2001, respectively

(2) Includes separate account liabilities transferred in connection with the Group Pension Transaction pursuant to indemnity reinsurance of $11.7 million and $11.8 million as of June 30, 2002 and December 31, 2001, respectively.

                                                           For the Six-month
                                                         Periods Ended June 30,
                                                         ----------------------
                                                           2002         2001
                                                         ----------  ----------
                                                             ($ in millions)
Revenues:
Product policy fees...................................   $     9.3   $     9.5
Net investment income.................................        45.8        53.0
Net realized gains on investments.....................         0.1         3.6
     Total Revenues...................................        55.2        66.1

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                           For the Six-month
                                                         Periods Ended June 30,
                                                         ----------------------
                                                           2002         2001
                                                         ----------  ----------
                                                             ($ in millions)

Benefits and Expenses:
Interest credited to policyholders' account balances..        32.4        37.1
Other operating costs and expenses....................         7.6         9.8
                                                         ---------   ---------
     Total benefits and expenses......................        40.0        46.9
                                                         ---------   ---------
     Group Pension Profits............................   $    15.2   $    19.2
                                                         =========   =========

5.       COMMITMENTS AND CONTINGENCIES:

         Since late 1995 a number of purported class actions have been commenced in various state and federal courts against MONY Life and MLOA alleging that it engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting MONY Life and MLOA from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. MONY Life and MLOA have answered the complaints in each action (except for one being voluntarily held in abeyance). MONY Life and MLOA have denied any wrongdoing and have asserted numerous affirmative defenses.

         On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (now known as DeFilippo, et al v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America), the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by MONY Life and MLOA and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, MONY Life and MLOA filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

         On October 21, 1997, the New York State Supreme Court granted MONY Life's and MLOA's motion for summary judgment and dismissed all claims filed in the Goshen case against MONY Life and MLOA. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court has subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only, and has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. On August 9, 2001, the New York State Appellate Division, First Department, affirmed the ruling limiting the class to New York purchasers. On January 15, 2002, the New York State Court of Appeals granted the plaintiffs' motion for leave to appeal from that decision. On July 2, 2002, the New York Court of Appeals unanimously affirmed the Appellate Division decision limiting the class action claims under section 349 of the New York General Business Law to purchasers of insurance products in New York. MONY Life and MLOA intend to defend themselves vigorously against the plaintiffs' sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on them.

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         On November 16, 1999, the MONY Group and MONY Life were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purports to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in force life insurance policies issued by MONY Life as of November 16, 1998. The complaint alleges that (i) the New York Superintendent of Insurance, Neil D. Levin, violated Section 7312 of the New York Insurance Law by approving the Plan of Demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable dividend expectations of the closed block, and (ii) MONY Life violated Section 7312 by failing to develop and submit to the New York Superintendent a plan of demutualization that was fair and adequate. The plaintiffs seek equitable relief in the form of an order vacating and/or modifying the New York Superintendent's order approving the Plan of Demutualization and/or directing the New York Superintendent to order MONY Life to increase the assets in the closed block, as well as unspecified monetary damages, attorneys' fees and other relief.

         In early January 2000, the MONY Group, MONY Life and the New York Superintendent wrote to the District Court seeking a pre-motion conference preliminary to the filing of a motion to dismiss the federal complaint on jurisdictional, federal abstention and timeliness grounds and for failure to state a claim. Following receipt of those letters, plaintiffs' counsel offered voluntarily to dismiss their complaint, and a stipulation and order to that effect was thereafter filed and approved by the court.

         On March 27, 2000, plaintiffs filed a new action in New York State Supreme Court bearing the same caption and naming the same defendants as the previously filed federal action. The state court complaint differs from the complaint previously filed in federal court in two primary respects. First, it no longer asserts a claim for damages against the New York Superintendent, nor does its prayer for relief seek entry of an order vacating or modifying the New York Superintendent's decision or requiring the New York Superintendent to direct MONY Life to place additional assets into the Closed Block. Rather, it seeks an accounting and an order from the Court directing MONY Life to transfer additional assets to the Closed Block.

         Second, the new complaint contains claims for breach of contract and fiduciary duty, as well as new allegations regarding the adequacy of the disclosures contained in the Policyholder Information Booklet distributed to policyholders soliciting their approval of the plan of demutualization (which plaintiffs claim violated both the Insurance Law and MONY Life's fiduciary duties).

         In order to challenge successfully the New York Superintendent's approval of the plan, plaintiffs would have to sustain the burden of showing that such approval was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that MONY Life may ask the court to require the challenging party to give security for the reasonable expenses, including attorneys' fees, which may be incurred by MONY Life or the New York Superintendent or for which MONY Life may become liable, to which security MONY Life shall have recourse in such amount as the court shall determine upon the termination of the action.

         The MONY Group, MONY Life and the New York Superintendent moved to dismiss the state court complaint in its entirety on a variety of grounds. On April 20, 2001, the New York Supreme Court granted both motions and dismissed all claims against the MONY Group, MONY Life and the New York Superintendent. Plaintiffs have appealed the dismissal of the claims against the MONY Group, MONY Life and the New York Superintendent to the New York Appellate Division, First Department. MONY Group and MONY Life intend to defend themselves vigorously against plaintiffs' appeal. There can be no assurance, however, that the present litigation will not have a material adverse effect on them.

         In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings (some of which involve demands for unspecified damages) in connection with its business. In the opinion of management of the Company, resolution of contingent liabilities, income taxes and other matters will not have a material adverse effect on the Company's financial position or results of operations.

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         The Company has accrued liabilities related to the above matters based on management's best estimate of probable loss or, if management cannot determine a best estimate, at the low end of the range of reasonably estimable probable losses. At June 30, 2002, the total reserve for such litigation, which is reflected in Accounts Payable and Other Liabilities, amounted to approximately $49.8 million.

         At June 30, 2002, the Company had commitments to fund the following:
$5.1 million of equity partnership investments, $25.7 million private fixed maturities with interest rates ranging from 6.15% to 7.7%, $10.5 million of fixed rate agricultural loans with periodic interest rate reset dates with initial rates ranging from 6.75% to 7.42%, $181.3 million fixed and floating rate commercial mortgages with interest rates ranging from 4.34% to 9.25% and $4.4 million of mezzanine financing with pay rates ranging from 9.0% to 10.0%.

         In addition, MONY Group maintains a syndicated credit facility with banks aggregating $150.0 million, with a scheduled renewal date in July 2003. The purpose of this facility is to provide additional liquidity for any unanticipated short-term cash needs that MONY Group might experience and also to serve as support for MONY Group's $150.0 million commercial paper program which was activated in the third quarter of 2000. In accordance with specified covenants of the facility, MONY Life is required to maintain a tangible net worth determined in accordance with Statutory Accounting Practices of at least $900.0 million and MONY Group is required to maintain a debt to capitalization ratio not to exceed 40% and cash and cash equivalents on a separate company basis equal to the greater of $75 million or one and one half years of debt service. As of June 30, 2002, MONY Group was in compliance with each of the covenants as follows: (i) MONY Life's tangible net worth determined in accordance with Statutory Accounting Practices totaled $1,062.0 million, (ii) MONY Group's debt to total capitalization ratio was 30.7%, and (iii) MONY Group had cash and cash equivalents of $135.0 million. MONY Group has not borrowed against the facility since its inception, and did not have any commercial paper outstanding as of December 31, 2001 or as of June 30, 2002. The facility was amended at the consummation of the offering of the Notes, to permit the offering of the Notes.

6.       DEMAND NOTE PAYABLE TO MEMBER:

         During the second quarter, 2002, out of the proceeds from the dividend MONY Holdings made to MONY Group (see Note 1), MONY Group loaned MONY Life and MLOA $48.1 million and $121.0 million, respectively. The loans are in the form of demand loans, which allow MONY Group the ability to require repayment at its discretion. The loans were made to effectively enable MONY Group to invest the funds from the issuance of the Notes in higher yielding longer duration investments until such time the funds could be permanently invested by MONY Group. The ability of MONY Life and MLOA to invest the funds in longer duration securities is possible because both MONY Life and MLOA have other sources of cash flow that enable them to fund the aforementioned demand when it occurs. The loans bear interest at a floating rate equal to the Federal Funds Rate plus 0.15% per annum.

7.       CLOSED BLOCK:

         On November 16, 1998, the Company, pursuant to the New York Insurance Law, established a closed block (the "Closed Block") of certain participating insurance policies (the "Closed Block in force business") as defined in the Plan. In conjunction therewith, the Company allocated assets to the Closed Block that are expected to produce cash flows which, together with anticipated revenues from the Closed Block in force business, are expected to be sufficient to support the Closed Block in force business, including but not limited to the payment of claims and surrender benefits, certain expenses and taxes, and for the continuation of dividend scales in effect at the date of Demutualization (assuming the experience underlying such dividend scales continues), and for appropriate adjustments in such scales if the experience changes. To determine the amount of assets to allocate to the Closed Block in order to provide sufficient funding for the aforementioned payments, the Company forecasted the expected cash flows from the Closed Block in force business and mathematically determined the cash flows that would need to be provided from assets allocated to the Closed Block to fully fund the aforementioned payments. Assets were then allocated to the Closed Block accordingly. The aforementioned forecast consists of a cash flow projection for each year over the estimated life of the policies in the Closed Block. The earnings from such expected cash flows are referred to as the "glide path earnings".

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         The assets allocated to the Closed Block and the aforementioned revenues inure solely to the benefit of the owners of policies included in the Closed Block. The assets and liabilities allocated to the Closed Block are recorded in the Company's financial statements at their historical carrying values. The carrying value of the assets allocated to the Closed Block are less than the carrying value of the Closed Block liabilities at the effective date of the Plan. The excess of the Closed Block liabilities over the Closed Block assets at the effective date of the Plan represents the total estimated future post-tax contribution expected to emerge from the operation of the Closed Block, which will be recognized in the Company's income over the period the policies and the contracts in the Closed Block remain in force.

         To the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block in force business are, in the aggregate, more favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be greater than the total dividends that would have been paid to such policyholders if dividend scales used to determine Closed Block cash flows had been continued. Conversely, to the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block in force business are, in the aggregate, less favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be less than the total dividends that would have been paid to such policyholders if dividend scales used to determine Closed Block cash flows had been continued. Accordingly, the recognition of the estimated ultimate aggregate future post-tax contribution expected to emerge from the operation of the Closed Block is not affected by the ultimate aggregate actual experience of the Closed Block assets and the Closed Block in force business subsequent to the effective date of the Plan, except in the event that the actual experience of the Closed Block assets and the Closed Block in force business subsequent to the effective date of the Plan is not sufficient to pay the guaranteed benefits on the Closed Block Policies, in which case the Company will be required to fund any such deficiency from its general account assets outside of the Closed Block.

         However, because the decision to increase or decrease dividend scales is based on revised estimates as to the ultimate profitability of the business such actions will not necessarily coincide with periodic reports of the results of the Closed Block. Accordingly, actual earnings that emerge from the Closed Block may either be more or less than the expected Closed Block (or glide path earnings). In accordance with Statement of Position 00-3 "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts", actual Closed Block earnings in excess of expected Closed Block earnings (or the glide path earnings) in any period are recorded as an additional liability to Closed Block policyholders (referred to as the "deferred dividend liability") because such excess earnings inure solely to the benefit of the policyholders in the Closed Block. If actual Closed Block earnings are less than expected Closed Block earnings (or the glide path earnings) in any period the difference is charged against the balance of any existing deferred dividend liability. If the deferred dividend liability is not sufficient to absorb the difference it remains in earnings for the period and an adjustment will be made to get back to the glide path when earnings emerge in future periods that are sufficient to offset such remaining accumulated difference or through a subsequent reduction in dividend scales.

         Since the Closed Block has been funded to provide for payment of guaranteed benefits and the continuation of current payable dividends on the policies included therein, it will not be necessary to use general funds to pay guaranteed benefits unless the Closed Block Business experiences very substantial ongoing adverse experience in investment, mortality, persistency or other experience factors. The Company regularly (at least quarterly) monitors the experience from the Closed Block and may make changes to the dividend scale, when appropriate, to ensure that the profits are distributed to the Closed Block policyholders in a fair and equitable manner. In addition, periodically the New York Insurance Department requires the filing of an independent auditor's report on the operations of the Closed Block.

         The following tables set forth certain summarized financial information relating to the Closed Block, as of and for the periods indicated:

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                               June 30,     December 31,
                                                                                2002            2001
                                                                            ------------    ------------
                                                                                  ($ in millions)
Assets:
Fixed Maturities:
   Available for sale, at estimated fair value (amortized cost;
      $3,803.5 and $3,780.9, respectively)...............................   $   4,028.2     $   3,868.9
   Mortgage loans on real restate........................................         566.2           622.1
   Real estate to be disposed of.........................................           8.0             -
   Policy loans..........................................................       1,120.1         1,144.3
   Cash and cash equivalents.............................................          72.8            56.2
   Amounts due from broker...............................................           0.6             6.2
   Premiums receivable...................................................           9.2            12.5
   Deferred policy acquisition costs.....................................         471.3           500.6
   Other assets..........................................................         225.4           219.3
                                                                            -----------     -----------
     Total Closed Block assets...........................................   $   6,501.8     $   6,430.1
                                                                            ===========     ===========

Liabilities:
   Future policy benefits................................................   $   6,885.5     $   6,869.8
   Policyholders' account balances.......................................         291.1           292.9
   Other policyholders' liabilities......................................         157.1           162.2
   Other liabilities.....................................................         223.8           163.9
                                                                            -----------     -----------
     Total Closed Block liabilities......................................   $   7,557.5     $   7,488.8
                                                                            ===========     ===========

                                                                               For the Six-month
                                                                             Periods Ended June 30,
                                                                            -----------------------
                                                                               2002         2001
                                                                            -----------     ------------
                                                                                ($ in millions)
Revenues:
Premiums.................................................................   $     248.0     $     267.5
Net investment income....................................................         196.7           199.0
Net realized (losses)/gains on investments...............................          (2.9)            2.0
Other income.............................................................           0.9             1.0
                                                                            -----------     -----------
     Total revenues......................................................         442.7           469.5
                                                                            -----------     -----------

Benefits and Expenses:
Benefits to policyholders................................................         274.8           293.4
Interest credited to policyholders' account balances.....................           4.2             4.2
Amortization of deferred policy acquisition cost.........................          24.2            32.2
Dividends to policyholders...............................................         116.2           113.4
Other operating costs and expenses.......................................           3.1             4.1
                                                                            -----------     -----------
     Total benefits and expenses.........................................         422.5           447.3
                                                                            -----------     -----------
Contribution from the Closed Block.......................................   $      20.2     $      22.2
                                                                            ===========     ===========

         For the six-month periods ended June 30, 2002 and 2001, there were $6.1 million and $4.7 million in charges for other than temporary impairments on fixed maturities in the Closed Block.

8.       THE CLOSED BLOCK BUSINESS:

         The Closed Block Business is comprised of certain amounts within MONY Holdings and MONY Life. Within MONY Holdings the Closed Block Business includes:
(i) the Notes, (ii) the capitalized costs of issuing the Notes, (iii) the DSCA Sub-account CBB (see Note 9), (iv) the Swap, and (v) the Insurance Policy. Within MONY

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Life, the Closed Block Business includes: (i) the Closed Block discussed in
Note 7 above, and (ii) an amount of capital (hereafter referred to as "Surplus and Related Assets") outside the Closed Block, but within MONY Life, that when aggregated with the assets and liabilities in the Closed Block results in an aggregate carrying value of assets in the Closed Block Business within MONY Life in excess of the carrying value of the liabilities in the Closed Block Business within MONY Life. The amount by which the assets in the Closed Block Business within MONY Life exceed the liabilities in the Closed Block Business within MONY Life represents a sufficient amount of capital based on regulatory standards to support the Closed Block Business within MONY Life. All business of the Company other than the Closed Block Business is defined in the Note indenture as the Ongoing Businesses. The determination of the amount of Surplus and Related Assets was based on Statutory Accounting Practices as required by the Note indenture. As the Closed Block's results of operations emerge an equal amount of the Surplus and Related Assets is intended to become available to the Ongoing Businesses. The investment of the Surplus and Related Assets is restricted to permitted investments and subject to certain concentration limitations as outlined in the Note indenture.

         The following tables set forth certain summarized financial information attributable to the Ongoing Business and the Closed Block Business of MONY Holdings as of and for the six-month period ended June 30, 2002:

                                                               Ongoing        Closed Block         MONY
                                                              Business        Business(1)        Holdings
                                                            ------------    ---------------    ------------
                                                                            ($ in millions)
Assets:
   Fixed maturity securities available for sale, at
      estimated fair value...............................   $   1,902.8      $   5,391.9       $   7,294.7
   Equity securities available for sale, at estimated
      fair value.........................................         286.4              -               286.4
   Mortgage loans on real restate........................         856.5            901.3           1,757.8
   Other invested assets.................................         350.7             12.7             363.4
   Policy loans..........................................          91.9          1,120.1           1,212.0
   Debt service coverage account - OB....................           -               59.8              59.8
   Cash and cash equivalents.............................         230.7            138.9             369.6
   Accrued investment income.............................          52.4            159.2             211.6
   Amounts due from reinsurers...........................         473.4             94.2             567.6
   Deferred policy acquisition costs.....................         766.3            471.3           1,237.6
   Other assets..........................................         567.8             19.6             587.4
   Assets transferred in Group Pension Transaction.......       4,581.9              -             4,581.9
   Separate account assets...............................       4,672.4              -             4,672.4
                                                            -----------      -----------       -----------
      Total assets.......................................   $  14,833.2      $   8,369.0       $  23,202.2
                                                            ===========      ===========       ===========

Liabilities:
   Future policy benefits................................   $   1,030.8      $   6,885.5       $   7,916.3
   Policyholders' account balances.......................       2,133.8            291.1           2,424.9
   Other policyholders' liabilities......................         114.4            157.1             271.5
   Other liabilities.....................................         678.6            313.9             992.5
   Long term debt........................................         386.0            300.0             686.0
   Liabilities transferred in Group Pension Transaction..       4,513.2              -             4,513.2
   Separate account liabilities..........................       4,669.5              -             4,669.5
                                                            -----------      -----------       -----------
      Total Closed Block liabilities.....................   $  13,526.3      $   7,947.6       $  21,473.9
                                                            ===========      ===========       ===========

-----------------------

(1) Includes the assets and liabilities of MONY Holdings, LLC as at June 30, 2002.

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                              Ongoing        Closed Block         MONY
                                                             Business        Business(1)        Holdings
                                                           -----------    ---------------    ------------
                                                                          ($ in millions)
Revenues:
Premiums.................................................  $      86.3      $     248.0       $     334.3
Universal Life and investment-type product policy fees...        101.5              -               101.5
Net investment income                                            137.0            227.0             364.0
Net realized (losses)/gains on investments...............        (12.2)           (15.7)            (27.9)
Group Pension Profits....................................         15.2              -                15.2
Other income.............................................         85.5              0.9              86.4
                                                           -----------      -----------       -----------
   Total revenues........................................        413.3            460.2             873.5
                                                           -----------      -----------       -----------

Benefits and Expenses:
Benefits to policyholders................................        115.4            274.8             390.2
Interest credited to policyholders' account balances.....         51.6              4.2              55.8
Amortization of deferred policy acquisition cost.........         46.6             24.2              70.8
Dividends to policyholders...............................          2.1            116.2             118.3
Other operating costs and expenses.......................        204.1             22.1             226.2
                                                           -----------      -----------       -----------
      Total benefits and expenses........................        419.8            441.5             861.3
                                                           -----------      -----------       -----------
Net (loss) income before taxes...........................  $      (6.5)     $      18.7       $      12.2
                                                           ===========      ===========       ===========

---------------------------

(1) Includes: (i) revenues and expenses associated with the DSCA, the Notes, and the Swap for the period from April 30, 2002 (the date of MONY Holdings' commencement of operations) through June 30, 2002, (ii) the net contribution to income from the Surplus and Related Assets from April 30, 2002 (the date of MONY Holdings' commencement of operations) through June 30, 2002, and (iii) the results of operations from the Closed Block from January 1, 2002 through June 30, 2002.

         The statutory surplus of MONY Life as of June 30, 2002 was $845.5 million, of which $539.3 million was attributable to the Ongoing Business and $306.2 million was attributable to the Closed Block Business. Statutory net gain from operations of MONY Life for the six month period ended June 30, 2002 was $63.0 million, of which $9.7 million was attributable to the Ongoing Business and $53.3 million was attributable to the Closed Block Business since its commencement of operations on April 30, 2002.

9.       THE NOTES:

         Dividends from MONY Life are the principal source of cash inflow, which will enable MONY Holdings to meet its obligations under the Notes. The ability of MONY Life to declare and pay MONY Holdings a dividend is governed by the Insurance Law of the State of New York. The Insurance Law of the State of New York permits a stock life insurance company to pay dividends each calendar year, without the prior approval of the superintendent of the insurance department, in an amount equal to the lesser of ten percent of its "policyholders' surplus" as of the end of the preceding calendar year or the company's "net gain from operations" for the preceding calendar year (not including realized capital gains), as determined in accordance with Statutory Accounting Practices prescribed or permitted by the Insurance Department of the State of New York (hereafter referred to as the "NY Dividend Statute").

         In addition, pursuant to the Note indenture, dividends to MONY Holdings from MONY Life are required to be allocated between the Ongoing Businesses and the Closed Block Business. This allocation, while principally based on separately applying the NY Dividend Statute to the "policyholders' surplus" and "net gain from operations" attributable to the Ongoing Businesses and the Closed Block Business, is subject to certain adjustments described in the Note indenture. The amount of the dividend attributable to the Closed Block Business is required to be deposited in the Debt Service Coverage Account - Subaccount CBB. As described in the Note indenture, the amount of the dividend deposited in the Debt Service Coverage Account - Subaccount CBB will not generally be available for dividend to the MONY Group until all our obligations to pay principal, interest and other amounts on the Notes are fully extinguished. Under limited circumstances, if the fair value of the Debt Service Coverage Account exceeds amounts set forth in the Note indenture, such excess can become available for dividend to the

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

MONY Group. The amount of such dividend attributable to the Ongoing Businesses will generally be available to MONY Holdings to pay dividends to the MONY Group. Accordingly, where applicable, financial information presented herein has been segregated between amounts attributable to the Ongoing Businesses and to the Closed Block Business to assist readers of the financial statements in evaluating the relative contributions to MONY Life's dividend from the Ongoing Businesses and the Closed Block Business, respectively.

10.      MONY HOLDINGS, LLC UNAUDITED CONDENSED FINANCIAL INFORMATION:

         Set forth below are the unconsolidated unaudited condensed financial statements of MONY Holdings as of June 30, 2002 and for the period from April 30, 2002 (the date of commencement of operations) through June 30, 2002. The significant accounting policies used in preparing these financial statements are substantially the same as those used in the preparation of the consolidated financial statements of the Company, except that MONY Holdings' subsidiary is carried under the equity method.

         The following table presents the unconsolidated unaudited condensed balance sheet of MONY Holdings as of June 30, 2002 ($ in millions):

                                                         June 30,
                                                           2002
                                                       ------------
Assets
Debt service coverage account - Subaccount OB.......   $      59.8
Investment in subsidiary............................       1,974.4
Other assets........................................           7.6
                                                       -----------
Total assets........................................   $   2,041.8
                                                       ===========

Liabilities and Member's Equity
Accounts payable and other liabilities..............   $      12.4
Inter-company payables..............................           1.2
Long Term Debt......................................         300.0
                                                       -----------
Total liabilities...................................         313.6
                                                       -----------
Total member's equity...............................       1,728.2
                                     ...............   -----------
Total liabilities and member's equity                  $   2,041.8
                                                       ===========

         The following table presents the unconsolidated unaudited condensed statement of income of MONY Holdings for the period from April 30, 2002 (commencement of operations) through June 30, 2002 ($ in millions):

Revenues:
Net investment income                                 $       0.4
                                                      -----------
Total revenues                                                0.4
                                                      -----------

Expenses:
Interest expense                                              3.3
Other operating expenses                                      0.7
                                                      -----------
Total expenses                                                4.0
                                                      -----------
Equity in subsidiary net earnings (1)                        44.9
                                                      -----------
Income before income taxes                                   41.3
Income tax benefit                                           (1.8)
                                                      -----------
Net income                                            $      43.1
                                                      ===========

-------------------

Represents equity in net earnings of MONY Life for the six month period ended June 30, 2002


         The following table presents the unconsolidated unaudited condensed statement of cash flows of MONY Holdings for the period from April 30, 2002 (commencement of operations) through June 30, 2002 ($ in millions):

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Cash flows from operating activities..........................     $   (0.0)
Cash flows from financing activities:
      Proceeds from issuance of the Notes.....................        300.0
      Debt issuance costs.....................................         (7.7)
      Funding of debt service coverage account - OB...........        (60.0)
      Dividend paid to member.................................       (232.3)
                                                                   --------
Net cash provided by financing activities.....................          0.0
                                                                   --------
Net increase in cash and cash equivalents.....................          0.0
Cash and cash equivalents, beginning of period................          0.0
                                                                   --------
Cash and cash equivalents, end of period......................     $    0.0
                                                                   ========

         MONY Holdings' cash flows consist of dividends from MONY Life, if declared and paid, and investment income on assets held, offset by dividends to the MONY Group, if declared and paid, and expenses incurred for interest and other expenses. As a holding company, MONY Holdings' ability to meet cash requirements and pay dividends depends upon the receipt of dividends and other payments from MONY Life. The payment of dividends by MONY Life to MONY Holdings is regulated under state insurance law. Under the New York Insurance Law, any domestic stock life insurance company may distribute a dividend to its shareholders without permission from the New York State Superintendent of Insurance where the aggregate amount of such dividend in any calendar year does not exceed the lesser of: (a) ten percent of its surplus to policyholders as of the immediately preceding calendar year, or (b) its net gain from operations for the immediately preceding calendar year, not including realized capital gains. The law also provides that, if the company desires to distribute dividends to its shareholders in excess of the amount described in the preceding sentence, it may make such distribution only upon giving notice of its intention to declare such dividend, and the amount thereof, to the New York Superintendent no less than thirty days in advance of such distribution. The New York Superintendent may disapprove such distribution by giving written notice to such company within thirty days after such filing if he finds that the financial condition of the company does not warrant such distribution.

11.      REORGANIZATION AND OTHER CHARGES:

         During the 4th Quarter of 2001, the Company recorded "Reorganization Charges" aggregating approximately $56.8 million on a pre-tax basis taken in connection with the Company's previously announced reorganization of certain of its businesses. Of the reorganization charges recorded, approximately $10.3 million of severance benefits relating to workforce reductions in the Company's home office and career agency system and $8.7 million of other reorganization charges met the definition of "restructuring charges" as defined by Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The workforce reductions consist of involuntary employee separation costs for 117 home office employees and 240 career agency system employees (which includes 40 international sales representatives). As of June 30, 2002, 117 and 155 of the home office and career agency system personnel, respectively, had been terminated. Set forth below is certain information regarding the restructuring charge liability at December 31, 2001 and changes therein through June 30, 2002.

                                               December 31,            June 30,
                                                   2001      Payments    2002
                                               ------------  --------  --------
Restructuring Charges Liability:
Severance benefits...........................    $   8.1     $  (3.9)   $  4.2
Other reorganization charges.................        4.5        (0.8)      3.7
                                                 -------     -------    ------
      Total Restructuring Charges Liability..    $  12.6     $  (4.7)   $  7.9
                                                 =======     =======    ======

                       MONY HOLDINGS, LLC AND SUBSIDIARY
                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12.      SUBSEQUENT EVENT:

         In July 2002, pursuant to a jury verdict, the Company was found liable and ordered to pay a former joint venture partner some of the proceeds distributed to the Company from the disposition of a real estate asset in 1999, which was formerly owned by the joint venture. As a result of the verdict, which the Company is appealing, the Company recorded a charge aggregating $14.1 million pre-tax in its results of operations for the quarter ended June 30, 2002. Approximately, $7.2 million of this charge is reflected in the income statement caption entitled "net realized losses" because it represents the return of proceeds originally included in the determination of the realized gain recognized by the Company in 1999 upon receipt of the aforementioned distribution. The balance of the charge, which is reflected in the income statement caption entitled "other operating costs and expenses" represents management's best estimate of the interest that the court will require the Company to pay its former joint venture partner, as well as legal costs.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
MONY Life Insurance Company:

         We have audited the accompanying statutory statements of admitted assets and liabilities, capital and surplus of MONY Life Insurance Company (the "Company") as of December 31, 2001 and 2000, and the related statutory statements of operations, of capital and surplus, and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As described in Notes 2 and 3 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of New York, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America are material; they are described in Note 2.

         In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2001 and 2000, or the results of its operations or its cash flows for the years then ended.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and capital and surplus of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in Notes 2 and 3.

         As discussed in Note 2 to the financial statements, the Company adopted the accounting policies in the revised National Association of Insurance Commissioners "Accounting Practices and Procedures Manual"-Effective January 1, 2001, with certain exceptions as prescribed by New York Law, as required by the Insurance Department of the State of New York. The effect of adoption is recorded as an adjustment to capital and surplus as of January 1, 2001.

PricewaterhouseCoopers LLP

New York, New York
February 7, 2002

                          MONY LIFE INSURANCE COMPANY

                STATEMENTS OF ADMITTED ASSETS, AND LIABILITIES,
                      CAPITAL AND SURPLUS--STATUTORY BASIS

                                 (IN THOUSANDS)

                                                                             December 31,
                                                                   --------------------------------
                                                                        2001             2000
                                                                   ---------------  ---------------
                                  ASSETS
Cash and invested assets:
      Cash and short-term investments..........................     $     128,609    $     320,036
      Bonds....................................................         5,415,003        5,539,554
      Redeemable preferred stocks..............................            30,600           26,413
      Common stocks............................................            37,864           28,486
      Subsidiary companies.....................................           348,293          324,259
      Mortgage loans...........................................         1,740,051        1,677,030
      Real estate..............................................           105,564           98,914
      Policy loans.............................................         1,152,567        1,191,824
      Other invested assets....................................           393,991          531,275
                                                                    -------------    -------------
           Total cash and invested assets......................         9,352,542        9,737,791

Investment income due and accrued..............................           167,747          168,007
Premiums deferred and uncollected..............................           137,741          150,201
Other assets...................................................           286,622          242,668
Separate account assets........................................         1,591,564        1,809,221
                                                                    -------------    -------------
           Total assets........................................     $  11,536,216    $  12,107,888
                                                                    =============    =============
                     LIABILITIES, CAPITAL AND SURPLUS
Liabilities:
      Life insurance and annuity reserves......................     $   7,417,265    $   7,405,598
      Deposits left with the Company...........................           495,121          472,130
      Dividends to policyholders...............................           197,956          221,439
      Other policy and contract liabilities....................            68,490           74,702
      Funds held under coinsurance.............................            75,367           85,030
      Federal income taxes due or accrued......................           129,687          128,757
      Other liabilities........................................           455,657          407,827
      Separate account liabilities.............................         1,588,714        1,806,512
      Interest maintenance reserve.............................            13,623           14,025
      Investment reserves......................................                 0           75,000
      Asset valuation reserve..................................           176,973          262,037
                                                                    -------------    -------------
           Total liabilities...................................        10,618,853       10,953,057

Commitments and contingencies (Note 20)
Capital and surplus:
      Common capital stock.....................................             2,500            2,500
      Surplus notes............................................           216,091          216,148
      Gross paid in and contributed surplus....................           895,129          895,129
      Special surplus funds....................................            25,900           26,100
      Unassigned surplus.......................................          (222,257)          14,954
                                                                    -------------    -------------
           Capital and surplus.................................           917,363        1,154,831
                                                                    -------------    -------------
           Total liabilities, capital and surplus..............     $  11,536,216    $  12,107,888
                                                                    =============    =============

         See accompanying notes to these statutory financial statements

                          MONY LIFE INSURANCE COMPANY

                   STATEMENTS OF OPERATIONS--STATUTORY BASIS

                                 (IN THOUSANDS)

                                                                                For the years ended
                                                                                    December 31,
                                                                           -----------------------------
                                                                               2001            2000
                                                                           -------------   -------------
Premiums, annuity considerations and fund deposits....................     $    787,135    $  1,335,783
Net investment income.................................................          624,335         859,018
Commission and expense allowance on reinsurance ceded.................           38,086          24,276
Adjustments on reinsurance ceded......................................          (13,348)         38,909
Other income (net)....................................................          (17,863)         22,555
                                                                           ------------    ------------
                                                                              1,418,345       2,280,541
                                                                           ------------    ------------
Policyholder and contractholder benefits..............................          855,428       1,667,867
Change in policy and contract reserves................................           27,185          13,559
Commissions...........................................................           28,425          33,692
Operating expenses....................................................          219,421         221,615
Transfer from separate accounts.......................................          (21,792)       (215,035)
Other deductions (net)................................................            4,225             390
                                                                           ------------    ------------
                                                                              1,112,892       1,722,088
                                                                           ------------    ------------
Net gain from operations before dividends and federal income taxes....          305,453         558,453
Dividends to policyholders............................................          203,666         241,924
                                                                           ------------    ------------
Net gain from operations before federal income taxes..................          101,787         316,529
Federal income tax benefit............................................              664          30,276
                                                                           ------------    ------------
Net gain from operations..............................................          102,451         346,805
     Net realized capital losses (See Note 8).........................          (69,047)       (111,359)
                                                                           ------------    ------------
Net Income............................................................     $     33,404    $    235,446
                                                                           ============    ============

         See accompanying notes to these statutory financial statements

                          MONY LIFE INSURANCE COMPANY

               STATEMENTS OF CAPITAL AND SURPLUS--STATUTORY BASIS

                                 (IN THOUSANDS)

                                                                          For the years ended December 31,
                                                                               2001              2000
                                                                          -------------     --------------
Capital and surplus, beginning of year.................................    $  1,154,831     $  1,067,065
                                                                           ------------     ------------
Net income.............................................................          33,404          235,446
Change in net unrealized capital gains.................................        (196,593)         (38,866)
Change in non-admitted assets..........................................         (18,593)         (19,960)
Change in reserves on account of change in valuation basis.............          10,943                0
Change in asset valuation reserve......................................          85,064           70,919
Surplus paid in........................................................               0           65,000
Change in surplus due to reinsurance...................................               0          (39,372)
Changes in Surplus Notes...............................................             (58)          28,831
Cumulative effect of changes in accounting principles..................         (36,856)               0
Dividends to stockholder...............................................        (115,000)        (100,000)
Premium in excess of carrying value on redemption of surplus note......             (58)        (109,887)
Other changes to surplus...............................................             279           (4,345)
                                                                           ------------     ------------
Net change in capital and surplus for the year.........................        (237,468)          87,766
                                                                           ------------     ------------
Capital and surplus, end of year.......................................    $    917,363     $  1,154,831
                                                                           ============     ============

         See accompanying notes to these statutory financial statements

                          MONY LIFE INSURANCE COMPANY

                   STATEMENTS OF CASH FLOWS--STATUTORY BASIS

                                 (IN THOUSANDS)

                                                                                            For the years ended
                                                                                                December 31,
                                                                                       ----------------------------
                                                                                           2001           2000
                                                                                       -----------    ------------
Cash from Operations:
     Premiums and annuity considerations.........................................      $   794,429    $  1,344,552
     Investment income, net of investment expenses...............................          641,984         865,175
     Adjustments on reinsurance ceded............................................           25,740          74,218
     Other income................................................................            9,845          28,707
     Policy benefits paid........................................................         (837,411)     (1,669,166)
     Transfers from separate accounts............................................           69,480         216,630
     Commissions, other expenses and insurance taxes paid........................         (256,788)       (247,685)
     Dividends to policyholders..................................................         (227,149)       (222,120)
     Federal income taxes (excluding capital gains tax)..........................          (11,930)        (21,300)
     Other deductions............................................................          (52,934)         (7,672)
                                                                                       -----------    ------------
             Net cash from operations............................................          155,266         361,339
                                                                                       -----------    ------------

Cash from Investments:
     Proceeds from investments sold, matured or repaid:
         Bonds...................................................................        1,058,944         866,275
         Stocks..................................................................           33,700         503,313
         Mortgage loans..........................................................          345,478         385,971
         Real estate.............................................................            1,692         210,789
         Other invested assets...................................................           60,334          19,614
         Miscellaneous proceeds..................................................           22,641          (1,873)
         Taxes paid on net capital gains.........................................                0         (74,456)
                                                                                       -----------    ------------
             Total investment proceeds...........................................        1,522,789       1,909,633
                                                                                       -----------    ------------

     Cost of investments acquired:
         Bonds...................................................................          962,039         849,805
         Stocks..................................................................          177,047         388,449
         Mortgage loans..........................................................          441,072         459,325
         Real estate.............................................................           19,896          23,450
         Other invested assets...................................................           87,135         149,271
         Miscellaneous application...............................................                0          14,316
         Change in policy loans..................................................          (39,273)        (15,063)
                                                                                       -----------    ------------
         Total investments acquired..............................................        1,647,916       1,869,553
                                                                                       -----------    ------------
             Net cash from investments...........................................         (125,127)         40,080
                                                                                       -----------    ------------

Cash from Financing and Miscellaneous Sources:
     Cash provided (applied):
         Capital and surplus paid in.............................................                0          65,000
         Surplus notes issuance/(redemption).....................................             (116)        (81,056)
         Deposits on deposit-type contract funds.................................          266,554               0
         Other sources...........................................................           21,400          36,259
                                                                                       -----------    ------------
         Total...................................................................          287,838          20,203
                                                                                       -----------    ------------
     Cash applied:
         Dividends paid to stockholder...........................................          115,000         100,000
         Withdrawals on deposit-type contract funds..............................          313,509               0
         Other sources...........................................................           80,895         264,309
                                                                                       -----------    ------------
         Total...................................................................          509,404         364,309
                                                                                       -----------    ------------
             Net cash from financing and miscellaneous sources...................         (221,566)       (344,106)
                                                                                       -----------    ------------

Reconciliation of Cash and Short Term Investments:
     Net change in cash and short-term investments...............................         (191,427)         57,313
     Cash and short-term investments, beginning of year..........................          320,036         262,723
                                                                                       -----------    ------------
     Cash and short-term investments, end of year................................      $   128,609    $    320,036
                                                                                       ===========    ============

         See accompanying notes to these statutory financial statements

                          MONY LIFE INSURANCE COMPANY

                    NOTES TO STATUTORY FINANCIAL STATEMENTS

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS:

         MONY Life Insurance Company ("MONY Life" or "The Company", formerly, The Mutual Life Insurance Company of New York) is the principal subsidiary of The MONY Group Inc. ("MONY Group"). On November 16, 1998, pursuant to the Plan of Reorganization (the "Plan"), which was approved by the New York Insurance Department, The Mutual Life Insurance Company of New York ("MONY") converted from a mutual life insurance company to a stock life insurance company (the "Demutualization") and became a wholly owned subsidiary of MONY Group. In connection with the Plan, MONY established a closed block, as more fully discussed in Note 26, to fund the guaranteed benefits and dividends of certain participating insurance policies and eligible policyholders received cash, policy credits, or shares of MONY Group common stock in exchange for their membership interests in MONY.

         The Company and its subsidiaries provide life insurance, annuities, corporate-owned and bank-owned life insurance ("COLI/BOLI") products, mutual funds, securities brokerage, asset management, and business and estate planning. The Company distributes its products and services to individuals and institutional clients through a career agency sales force and financial advisors and brokers of its mutual fund and broker-dealer subsidiaries. In addition, the Company distributes its products and services through what it defines as complementary distribution channels, which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as its corporate marketing team. The Company principally sells its products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico and currently insures or provides other financial services to more than one million people.

         MONY Life's principal wholly owned direct and indirect operating subsidiaries include: (i) MONY Life Insurance Company of America ("MLOA"), an Arizona domiciled life insurance company, (ii) Enterprise Capital Management ("Enterprise"), a distributor of both proprietary and non-proprietary mutual funds, (iii) U.S. Financial Life Insurance Company ("USFL"), an Ohio domiciled insurer underwriting specialty risk life insurance business, (iv) MONY Securities Corporation ("MSC"), a registered securities broker-dealer and investment advisor whose products and services are distributed through MONY Life's career agency sales force, (v) Trusted Securities Advisors Corporation ("Trusted Advisors"), which distributes investment products and services through a network of independent certified public accountants, (vi) MONY Brokerage, Inc. ("MBI"), a licensed insurance broker, which principally provides MONY Life's career agency sales force with access to life, annuity, small group health, and specialty insurance products written by other insurance companies so they can meet the insurance and investment needs of their clients, and (vii) MONY Life Insurance Company of the Americas, Ltd. ("MLICA"), which provides life insurance, annuity and investment products to nationals of certain Latin American countries.

2.       BASIS OF PRESENTATION:

         The accompanying statutory consolidated financial statements are presented on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of New York ("SAP"), which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America ("GAAP").

         The New York State Insurance Department recognizes only statutory accounting practices prescribed or permitted by the State of New York for determining and reporting the financial condition and results of operations of an insurance company, and for determining its solvency under New York Insurance Law. The National Association of Insurance Commissioners' ("NAIC") Accounting Practices and Procedures manual, version effective January 1, 2001 ("NAIC SAP"), has been adopted as a component of prescribed or permitted practices by the State of New York. The NAIC Accounting Practices and Procedures manual is composed of the Preamble, the Statements of Statutory Accounting Principles (SSAPs), and Appendices. New York State has adopted certain prescribed accounting practices that differ from those found in NAIC SAP. Specifically, 1) goodwill arising from the purchase of a subsidiary, controlled or affiliated entity is written off directly to surplus in the year it originates by New York domiciled companies. In NAIC SAP, goodwill in amounts not exceeding 10% of an insurer's capital and surplus may be capitalized and all amounts of goodwill are amortized to unrealized gains and losses on investments over periods not to exceed 10 years and, 2) deferred tax assets (DTA's) and deferred tax liabilities (DTL's) representing the expected future tax consequences of temporary differences generated by statutory accounting are not recorded by

                          MONY LIFE INSURANCE COMPANY

New York domiciled companies. In NAIC SAP, DTA's and DTL's are included in a reporting entity's Statement of Assets, Liabilities, Surplus and Other Funds. The Commissioner of Insurance of the State of New York has the right to permit other specific practices that deviate from prescribed practices.

         A reconciliation of the Company's capital and surplus between NAIC SAP and practices prescribed and permitted by the State of New York at December 31, 2001 is shown below (in millions):

Statutory Capital and Surplus, New York basis...................    $    917.4

State Prescribed Practices (Surplus):
      Goodwill (net)............................................          21.6
      Deferred Tax Assets (net).................................          89.9
                                                                    ----------
Statutory Capital and Surplus, NAIC SAP.........................    $  1,028.9
                                                                    ==========

         Accounting changes adopted to conform to the provisions of SAP are reported as changes in accounting principles. The cumulative effect of changes in accounting principles are reported as an adjustment to unassigned funds (surplus) in the period of the change in accounting principle. The cumulative effect is the difference between the amount of capital and surplus at the beginning of the year and the amount of capital and surplus that would have been reported at that date if the new accounting principles had been applied retroactively for all prior periods. As a result of these changes, the Company reported a change in accounting principle, which decreased unassigned funds (surplus) by $36.9 million in 2001. Included in this total adjustment are reductions in unassigned funds of approximately $11.6 million related to valuation of invested assets, $12.1 million related to contingent liabilities, $9.5 million related to fixed assets, and $3.7 million related to compensated absences.

         In accordance with SAP implementation guidance, financial statements prior to January 1, 2001 are not restated to conform to the requirements of SAP. Also, financial statements prior to 2001 were not restated to reflect certain changes in the presentation of items made in 2001. As a result, certain amounts reported above in the Statements of Operations for 2001 are not comparable to amounts reported in years prior to 2001. The effect of such items on the individual line items of the Statements of Admitted Assets, and Liabilities, Capital and Surplus was not material. The principal differences relating to the Statement of Operations Data are as follows:

         . Beginning in 2001, contributions relating to contracts issued by an insurer that do not incorporate mortality or morbidity risk ("Deposit Contracts") are not reported as revenues and, withdrawals, changes in policy and contract reserves, and transfers to/from separate accounts relating to Deposit Contracts are not reported as expenses, whereas, in prior years such amounts were reported as revenues and expenses, respectively. Contributions, withdrawals, changes in policy and contract reserves, and transfers from separate accounts were $269.7 million, $313.1 million, $18.9 million and $47.3 million for the year ended December 31, 2001, respectively, and $317.8 million, $452.8 million, $(18.4) million and $98.3 million for the year ended December 31, 2000, respectively.

         . Interest credited on Deposit Contracts was included in the statement of operations line item entitled "change in policy and contract reserves" prior to 2001. In 2001 these amounts are included in the statement of operations line item entitled "policyholder and contract-holder benefits". Interest credited on Deposit Contracts was $12.4 million and $13.5 million for the years ended December 31, 2001 and 2000, respectively.

         . Contributions relating to life, disability, and medical coverage provided to company employees were reported in other income and related benefit payments were reported in policyholder and contract-holder benefits prior to 2001. In 2001 these amounts are reported on a net basis in other income. Contributions and benefit payments were $20.8 million and $20.4 million for the year ended December 31, 2001, respectively, and $18.3 million and $8.3 million for the year ended December 31, 2000, respectively.

                          MONY LIFE INSURANCE COMPANY

In financial statements prepared in conformity with SAP, the accounting treatment of certain items is different than for financial statements prepared in conformity with GAAP.

         GAAP net income (loss) reported by the Company for the years ending December 31, 2001 and 2000 was $(34.0) million and $226.3 million, respectively. GAAP shareholder's equity of the Company as of December 31, 2001 and 2000 was $1,902.7 million and $2,026.5 million, respectively.

         Some of the general differences between SAP and GAAP include:

         . Policy acquisition costs, such as commissions and other costs incurred in connection with acquiring new and renewal business, are expensed when incurred under SAP; whereas under GAAP, such costs are deferred and amortized over the expected life of the business.

         . Premiums for universal life and investment-type products, except those classified as "deposit type contracts" under SAP, are recognized as revenue when due under SAP; whereas under GAAP, they are reported as deposits to policyholders' account balances. Revenues from these contracts under GAAP consist of amounts assessed during the period against policyholders' account balances for mortality, policy administration and surrender charges.

         . Policy reserves are based on statutory mortality and interest requirements, without consideration of withdrawals, and are reported net of reinsurance reserve credits under SAP; whereas under GAAP, the reserves for interest sensitive life and annuity products are equal to the fund value, and the reserve for long duration participating contracts is the net level premium reserve calculated using the dividend fund interest rate and the mortality rates guaranteed in calculating cash surrender values. GAAP reserves are gross of reinsurance reserve credits.

         . No provision is made for deferred income taxes for New York domiciled companies under SAP; whereas under GAAP, deferred income taxes result from temporary differences between the tax bases of assets and liabilities and are reported amounts in the financial statements.

         . An interest maintenance reserve ("IMR") is established as a liability to capture realized investment gains and losses, net of tax, on the sale of fixed maturities and mortgage loans resulting from changes in the general level of interest rates, and is amortized into income over the remaining years to expected maturity of the assets sold under SAP; whereas under GAAP, no such reserve is required.

         . An asset valuation reserve ("AVR"), based upon a formula prescribed by the NAIC, is established as a liability to offset potential non-interest related investment losses, and changes in the AVR are charged or credited to surplus; whereas under GAAP, no such reserve is required.

         . Bonds and redeemable preferred stocks in good standing are generally carried at amortized cost under SAP; whereas under GAAP, bonds and redeemable preferred stocks are classified as available for sale and carried at fair value. The related change in unrealized gains and losses, net of related deferred taxes and an adjustment for deferred policy acquisition costs, is reported as a component of other comprehensive income in equity in accordance with GAAP.

         . Certain assets designated as "non-admitted" are excluded from assets by a direct charge to surplus; whereas under GAAP, such assets are carried on the balance sheet, net of appropriate valuation allowances.

         . Postretirement benefits are accrued at the time employees are vested or retire under SAP; whereas under GAAP, an obligation for such benefits is accrued over the service period for all eligible employees.

                          MONY LIFE INSURANCE COMPANY

         . Subsidiaries are reported using the equity method of accounting; whereas under GAAP, all entities in which a company has control and a majority economic interest are consolidated.

         . Surplus notes are reported as surplus for statutory purposes and as debt for GAAP.

         . Certain reinsurance agreements recognized as reinsurance for statutory purposes are accounted for as financing transactions under GAAP.

3.       Summary of Significant Accounting Policies:

         The preparation of financial statements in conformity with SAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. It also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

         The following is a description of the Company's principal statutory accounting policies:

(a)      Premiums and Insurance Expenses

         Life premiums are recognized as income over the premium paying period of the related policies. On annuities with life contingencies, considerations are recognized as revenue when received. Payments on deposit type contracts are recorded to the policy reserve. Health premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies.

         Expenses incurred in connection with acquiring new insurance business, including acquisition costs such as sales commissions, are charged to operations as incurred.

(b)      Investments

         Bonds are stated at amortized cost, except those bonds not in good standing, which are carried at approximate fair value. Loan-backed bonds and structured securities are valued at amortized cost using the effective interest method considering anticipated prepayments at the date of purchase; significant changes in the estimated cash flows from the original purchase assumptions are accounted for using the retrospective method. Redeemable preferred stocks are carried principally at cost except for those securities in or near default, which are carried at fair value. Common stocks are carried at fair value, except investments in subsidiaries, which are generally carried on the equity basis. Policy loans are carried at their unpaid principal balances. Short-term investments are carried at amortized cost and consist of securities with original maturities of between four and twelve months.

         Mortgage loans other than those in process of foreclosure are carried at their unpaid principal balances adjusted for unamortized premium or discount and valuation allowance. Mortgage loans in process of foreclosure are carried at the lower of the carrying value at the time of foreclosure or estimated fair value. Fair value is determined by using the estimated discounted cash flows expected from the underlying real estate properties. These projected cash flows are based on estimates regarding future operating expenses, lease rates, occupancy levels and investors' targeted yields.

         Real estate held for the production of income is carried at cost less accumulated depreciation. Impairments on real estate held for the production of income are taken when a property's total expected future cash flows are lower then its carrying value and are recorded in net realized capital losses. Real estate held for sale is carried at estimated fair value. Fair value reserves are set up to record any valuation allowances on real estate held for sale.

         In previous years the Company provided an investment valuation reserve for impairment of real estate investments, joint ventures and limited partnerships in real estate, mortgage loans delinquent for more than 60 days,

                          MONY LIFE INSURANCE COMPANY
and restructured mortgage loans. This reserve reflected, in part, the excess of the carrying value of such assets over the estimated undiscounted cash flows expected from the underlying real estate properties. These projected cash flows are based on estimates similar to those described in the preceding paragraph. As of December 31, 2001 and 2000, the Company's investment valuation reserve was $0 million and $75.0 million, respectively. The decrease in the Company's investment reserve was a result of recording a impairment due to accounting changes adopted to conform to the provisions of SAP.

         Realized capital gains and losses on sales of investments are determined on the identified cost basis. Unrealized capital gains and losses are recorded directly to surplus. Investment income is recognized as earned. Investment income earned includes the amortization of premium and accretion of discount and excludes certain overdue due and accrued interest income.

         Other invested assets are primarily comprised of real estate joint venture partnerships and common stock equity partnerships. The carrying value of these assets is based on the underlying GAAP equity of the investee. Changes in value are recorded as a component of unrealized gains or losses.

(c)      Interest Maintenance Reserve and Asset Valuation Reserve

         Realized investment gains and losses (net of tax) from the sale of bonds and mortgage loans resulting from changes in interest rates are deferred, and credited or charged to the IMR. These amounts are amortized into net income over the years remaining to expected maturity of the assets sold.

         The AVR is based upon a formula prescribed by the NAIC and functions as a reserve for potential non-interest related investment losses. In addition, realized investment gains and losses (not subject to the IMR) and unrealized gains and losses result in changes in the AVR, which are recorded directly to surplus.

(d)      Policy Reserves

         Policy reserves for life insurance, annuities, and supplemental benefits are computed by using prescribed statutory interest rates and mortality factors. Reserves computed by a modified commissioners' reserve method represent approximately 80 percent of gross life insurance reserves at both December 31, 2001 and 2000.

         Reserves for life insurance were principally determined by using the 1941, 1958 and 1980 Commissioners' Standard Ordinary Mortality and the American Experience Tables and assumed interest rates ranging from 2 percent to 7 percent. Reserves for individual and group annuity mortality tables have assumed interest rates ranging from 2.5 percent to 9.5 percent.

         Policy claims in process of settlement include provisions for payments to be made on reported claims and on claims incurred but not reported.

(e)      Investments in Unconsolidated Subsidiaries

         The Company's subsidiaries are not consolidated. The subsidiaries are carried principally on the equity method. Changes in the Company's equity in subsidiaries are included in unrealized capital gains and losses. Dividends from subsidiaries are recognized as investment income when declared.

(f)      Policyholder Dividends

         The aggregate amount of divisible surplus to be distributed as dividends to policyholders during the year is determined by the Company's Board of Directors with due recognition to factors including solvency of the Company, its ability to meet all contractual obligations, and the existence of the Closed Block which was established as part of MONY's Plan of Reorganization effective November 16, 1998. The aggregate divisible surplus is then

                          MONY LIFE INSURANCE COMPANY
divided among policyholders in the proportion that their policies are considered to have contributed to divisible surplus. In addition, as specified in MONY's Plan of Reorganization, dividend scales for Closed Block policies are based on changes in the specific experience for this business relative to the experience underlying the 1998 dividend scale. The change in the liability for dividends payable in the following year is charged or credited to current year operations.

(g)      Non-admitted Assets

         Certain assets designated as "non-admitted" assets (principally capitalized software, goodwill, and miscellaneous receivables) are excluded from the statements of admitted assets, liabilities, capital and surplus.

(h)      Separate Account Assets and Liabilities

         Separate account assets and liabilities represent primarily segregated funds administered and invested by the Company for the benefit of certain contractholders. Approximately 99 percent of these assets consist of securities reported at market value and 1 percent consist of fixed maturity securities carried at amortized cost. Premiums, benefits and expenses of the separate accounts are included in the Company's statements of operations.\

(i)      Depreciation

         Prior to January 1, 2001, the Company used the constant-yield method of depreciation for substantially all investments in real estate, and real estate joint ventures acquired prior to January 1, 1991. As of January 1, 2001, the Company converted to straight-line depreciation for all investments in real estate and real estate joint ventures acquired prior to January 1, 1991 that are being held for income production. Real estate classified as held for sale is not being depreciated. Real estate assets and improvements are generally depreciated over ten to forty year periods and leasehold improvements are depreciated over the lives of the leases. Depreciation expense related to wholly owned investments in real estate was $2.3 million and $2.6 million in 2001 and 2000, respectively; accumulated depreciation was $25.5 million and $23.2 million at December 31, 2001 and 2000, respectively.

(j)      Electronic Data Processing Equipment and Software

         The Company amortizes electronic data processing equipment (EDP) on a straight-line basis over a three year period. The Company recorded EDP depreciation expense of $4.6 million for the year ended December 31, 2001. EDP equipment totaled $24.9 million, accumulated depreciation was $19.5 million, and the net admitted asset was $5.4 million at December 31, 2001.

         The Company amortizes non-operating system software on a straight-line basis over the lesser of its expected useful life or five years. The Company recorded non-operating system software depreciation expense of $14.3 million for the year ended December 31, 2001. Non-operating system software totaled $103.5 million, accumulated depreciation was $44.6 million, and the net non-admitted asset was $58.8 million at December 31, 2001.

(k)      Furniture, Fixtures and Equipment and Leasehold Improvements

         The Company amortizes furniture, fixtures and equipment (FF&E) on a straight-line basis over a seven year period. The Company recorded FF&E depreciation expense of $3.6 million for the year ended December 31, 2001.

         The Company amortizes leasehold improvements on a straight-line basis over the shorter of their estimated useful life or the remaining life of the original lease. The Company recorded depreciation expense on leasehold improvements of $1.5 million for the year ended December 31, 2001.

                          MONY LIFE INSURANCE COMPANY

(l)      Special Surplus Funds

         Special surplus funds consist primarily of amounts required by the Insurance Department of the State of New York to be assigned as surplus funds for group insurance and aviation reinsurance.

(m)      Statement of Cash Flows-Non-cash Investing and Financing Activities

         For the years ended December 31, 2001 and 2000, respectively, real estate of $17.5 million and $0.5 million was acquired in satisfaction of debt. In 2001, the Company transferred securities as capital contributions to MLOA (see Note 6).

4.       FIXED MATURITY SECURITIES:

FIXED MATURITY SECURITIES BY INVESTMENT TYPE:

         The amortized cost and estimated fair value (see Note 9) of fixed maturity securities which include short-term investments, bonds and redeemable preferred stocks as of December 31, 2001 and December 31, 2000 are as follows:

                                                                 Gross            Gross
                                                              Unrealized        Unrealized       Estimated Fair
                                          Amortized Cost         Gains            Losses              Value
                                        ------------------   -------------   ----------------  ------------------
                                          2001      2000      2001   2000      2001     2000     2001      2000
                                        --------  --------   ------  -----   -------  -------  --------  --------
                                                                      (in millions)
U.S. Treasury securities and
obligations of
   U.S. Government agencies...........  $  235.7  $  133.2   $ 13.2  $ 5.2    $ 0.2   $  0.2   $  248.7  $  138.2
Collateralized mortgage obligations:
      Government agency-backed........     202.9     234.0      4.6    1.9      0.3      1.2      207.2     234.7
      Non-agency backed...............      84.7     100.9      3.6    2.1      0.0      0.2       88.3     102.8
Other asset-backed securities
      Government agency-backed........      16.4      23.8      0.6    0.5      0.0      0.2       17.0      24.1
      Non-agency backed...............     333.9     412.4     11.5    5.8      6.3      7.8      339.1     410.4
Foreign governments...................      31.1      28.6      3.9    1.4      0.7      0.6       34.3      29.4
Public utilities......................     470.6     552.3     14.6   11.5      3.7     10.2      481.5     553.6
Affiliates............................       0.0       0.0      0.0    0.0      0.0      0.0        0.0       0.0
Corporate bonds.......................   4,039.7   4,054.4    130.9   70.3     47.9     91.5    4,122.7   4,033.2
                                        --------  --------   ------  -----    -----   ------   --------  --------
      Total bonds.....................   5,415.0   5,539.6    182.9   98.7     59.1    111.9    5,538.8   5,526.4
Redeemable preferred stock............      30.6      26.4      1.2    0.1      0.1      0.7       31.7      25.8
Commercial paper......................      10.1     309.0      0.0    0.0      0.0      0.0       10.1     309.0
                                        --------  --------   ------  -----    -----   ------   --------  --------
      Total...........................  $5,455.7  $5,875.0   $184.1  $98.8    $59.2   $112.6   $5,580.6  $5,861.2
                                        ========  ========   ======  =====    =====   ======   ========  ========

         Amortized cost represents the principal amount of fixed maturity securities adjusted by unamortized premium or discount and reduced by writedowns of $39.1 million and $10.4 million for bonds at December 31, 2001 and 2000, respectively, as required by the NAIC for securities which are in or near default. There were writedowns for redeemable preferred stocks of $3.8 million and $0.9 million at December 31, 2001 and 2000, respectively.

         At December 31, 2001, 70.5 percent of the Company's Collateralized Mortgage Obligation (CMO) portfolio was held in U.S. government and government agency-backed securities. The remainder of the CMO portfolio consisted of NAIC category 1 investment grade securities.

MATURITIES OF FIXED MATURITY SECURITIES:

         The amortized cost of fixed maturity securities and estimated fair value by maturity as of December 31, 2001 are summarized as follows (in millions)

                          MONY LIFE INSURANCE COMPANY

                                                       Amortized     Estimated
                                                         Cost       Fair Value
                                                       ---------    ----------
Due in one year or less...........................      $  292.8     $  301.0
Due after one year through five years.............       1,628.8      1,692.1
Due after five years through ten years............       2,089.4      2,136.3
Due after ten years...............................       1,444.7      1,451.2
                                                        --------     --------
                                                        $5,455.7     $5,580.6
                                                        ========     ========

         Fixed maturity securities that have periodic payments before final maturity have been included in the preceding table in the year of final maturity date. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         Proceeds from sales of investments in bonds and redeemable preferred stocks during 2001 and 2000 were $483.5 million and $392.7 million, respectively. Gross gains of $16.6 million in 2001 and $6.6 million in 2000 and gross losses of $9.7 million in 2001 and $13.9 million in 2000 were realized on these sales.

         As of December 31, 2001 and 2000 the carrying value of non-income producing bonds and redeemable preferred stock was $2.6 and $1.7 million, respectively.

5.       COMMON STOCKS:

         Common stocks include marketable equity securities carried at market values of $36.7 million and $22.5 million at December 31, 2001 and 2000, respectively, and non-marketable equity investments carried at estimated fair value of $1.2 million and $6.0 million at December 31, 2001 and 2000, respectively. The cost of the marketable equity securities was $34.7 million and $21.2 million at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, gross unrealized gains were $6.9 million and $5.8 million, respectively, and gross unrealized losses were $4.2 million and $4.3 million, respectively, for equity securities.

         Proceeds from sales of investments in common stocks during 2001 and 2000 were $33.7 million and $503.3 million, respectively. Gross gains of $1.5 million in 2001 and $78.7 million in 2000 and gross losses of $3.0 million in 2001 and $59.1 million in 2000 were realized on these sales.

6.       INFORMATION CONCERNING PARENT, SUBSIDIARIES AND AFFILIATES:

         The Company issued two surplus notes to the MONY Group on March 8, 2000 for $115.0 million and $100.0 million and received a capital contribution from The MONY Group of $65.0 million (see Note 17).

         At December 31, 2001 and 2000, the Company's investments in subsidiaries, all of which are wholly owned, consisted of the following:

                                                          (in millions)
                                                      ---------------------
                                                       2001           2001
                                                      ------         ------
MONY Life Insurance Company of America.........       $189.4         $152.6
Enterprise Capital Management, Inc.............         58.3           57.4
MONY Assets Corporation........................         41.2           51.2
Sagamore Financial Corp........................         23.4           20.9
MONY Realty Partners...........................         20.6            7.7
MONY International Holdings, Inc...............          0.3           24.9
Other subsidiaries.............................         15.1            9.6
                                                      ------         ------
                                                      $348.3         $324.3
                                                      ======         ======

                          MONY LIFE INSURANCE COMPANY

         At December 31, 2001, MLOA had assets of $5,233.5 million; including bonds ($1,177.0 million), mortgage loans ($132.8 million) and separate account assets ($3,589.0 million); and liabilities of $5,044.1 million, primarily life insurance and annuity reserves ($1,433.4 million) and separate account liabilities ($3,589.0 million). Capital and surplus of MLOA was $189.4 million as of December 31, 2001. In 2001 and 2000, total revenues of MLOA were $1,075.4 million and $1,752.8 million, benefits and expenses were $1,172.3 million and $1,802.9 million and net income (loss), including realized capital gains (losses), was $(64.9) million and $(35.9) million, respectively.

         The Company made aggregate capital contributions of $100.0 million and $50.0 million to MLOA during the years ended December 31, 2001 and 2000, respectively. These capital contributions consisted of $94.1 million in bonds and $5.9 million in cash during 2001, and $50 million in cash in 2000. The statement value of the bonds transferred during 2001 was $94.7 million and the fair market value was $94.1 million (including accrued interest). The Company recorded the transaction at fair market value and recorded a realized capital loss of $0.6 million, representing the difference between fair market value and statement value.

         In 2001, the Company made aggregate capital contributions of $11.8 million to MONY Realty Partners Inc., $7.3 million to Sagamore Financial Corporation, the parent holding company of USFL, $4.8 million to MSC, $4.0 million to MONY International Holdings, the parent holding company of MLICA, and $3.8 million to MONY Venture Partners. In 2000, the Company made aggregate capital contributions of $30.2 million to MONY International Holdings, $0.8 million to MONY Realty Partnership and $0.9 million to MSC. The Company also received aggregate capital distributions from MONY Assets Corporation of $9.0 million in 2001, and $0.0 million in 2000.

         In 1997 the New York City Industrial Development Agency (the "NY IDA") issued bonds for the benefit of the Company in the total amount of $16.0 million related to the Company's consolidation of site locations to New York City. Debt service under the bonds is funded by lease payments by the Company to the NY IDA bond trustee for the benefit of the bondholder, MLOA (See Note
21). The carrying value of these bonds was $1.4 million and $1.5 million at December 31, 2001 and 2000, respectively.

         The Company and MONY America are parties to an agreement dated February 28, 1995 whereby the Company agrees to reimburse MONY America to the extent that MONY America's recognized loss as a result of mortgage loan default or foreclosure or subsequent sale of the underlying collateral exceeds 75 percent of the appraised value of the loan at origination for each such mortgage loan. Pursuant to the agreement, the Company made no payments to MONY America in 2001 and 2000.

         The Company has service agreements with certain subsidiaries to provide personnel services, facilities, supplies and equipment as shall reasonably be necessary to conduct business. These agreements provide for reimbursement of actual costs and are subject to cancellation upon written notice by either party. Income related to these agreements were $165.3 million and $138.9 million in 2001 and 2000, respectively. In addition, the Company recorded an intercompany receivable of $62.2 million and $22.2 million at December 31, 2001 and 2000, respectively, related to these agreements.

         The Company has an investment advisory agreement with MONY America with respect to the investment and management of MONY America's assets. The agreement provides that services are provided on a cost reimbursement basis and may be terminated by either party upon written notice. Income related to this agreement was $0.8 million in both 2001 and 2000. In addition, the Company carried an intercompany receivable related to this agreement of $0.3 million and $0.1 million at December 31, 2001 and 2000.

         The Company also has investment advisory agreements with four subsidiaries of its parent which was formed in 2001 with respect to the investment and management of its invested assets. These agreements, which will be effective in 2002, provide for scheduled fees or actual cost reimbursements.

                          MONY LIFE INSURANCE COMPANY

7.       MORTGAGE LOANS AND REAL ESTATE:

         The Company invests in mortgage loans collateralized by commercial and agricultural real estate. Such mortgage loans consist primarily of first mortgage liens on completed income-producing properties. As of December 31, 2001, $274.9 million of mortgage loans have terms that require amortization, and $1,465.2 million of mortgage loans require partial amortization or are non-amortizing. Mortgage loans delinquent over 90 days or in process of foreclosure were $25.6 million at December 31, 2001 and $19.4 million at December 31, 2000. Properties acquired through foreclosure during the year amounted to $17.5 million and $0.5 million in 2001 and 2000, respectively.

         The Company has performing restructured mortgage loans of $59.8 million as of December 31, 2001 and $81.4 million as of December 31, 2000. The new terms typically defer a portion of contract interest payments to future periods. Interest is recognized in income based on the modified rate of the loan. Deferred interest, which is the difference between the original contractual rate and the modified rate, is excluded from income. Gross interest income on restructured loans that would have been recorded in accordance with the loans' original terms was approximately $6.5 million in 2001 and $8.7 million in 2000. Gross interest income recognized in net income for the period from these loans was approximately $3.8 million in 2001 and $6.2 million in 2000. There are no commitments to lend additional funds to any debtor involved in a restructuring.

         At December 31, 2001 and 2000, the carrying values of mortgage loans which were non-income producing for the twelve months preceding such dates were $21.1 million and $17.3 million, respectively.

         At December 31, 2001 and 2000, the carrying value of real estate which was non-income producing for the twelve months preceding such dates was $10.2 million and $13.5 million, respectively.

         The minimum and maximum lending rates for mortgage loans during 2001 were 4.87% and 10.52% for commercial mortgage loans, 6.20% and 8.35% for agricultural mortgage loans, and 9.0% and 14.0% for mezzanine loans.

         During 2001, the Company reduced interest rates on 1 commercial mortgage loan by 0.15%.

         The maximum percentage of any one loan to the value of security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages, was 88.2%.

         At December 31, 2001 and 2000 the Company held mortgages with interest more than 180 days past due, excluding accrued interest of $7.5 million and $0.3 million, respectively. Total interest due on mortgages with interest more than 180 past due was $0.6 million and $0.1 million at December 31, 2001 and 2000, respectively.

         The Company held $75.0 million in impaired mortgage loans that carried a related allowance for credit losses of $18.6 million at December 31, 2001. The Company held $77.1 million in impaired mortgage loans which did not carry an allowance for credit losses at December 31, 2001.

         The average investment in impaired mortgage loans was $2.8 million at December 31, 2001, and interest income recognized on impaired mortgage loans during the year ended December 31, 2001 was $12.3 million. On a cash basis method of accounting, $11.9 million in investment income was recognized on impaired mortgage loans during the year ended December 31, 2001.

         At December 31, 2001 and 2000 the Company held investments in restructured mortgage loans of $59.8 million and $81.4 million, respectively. The Company accrues interest income on impaired loans to the extent it is deemed collectible (delinquent less than 90 days) and the loan continues to perform under its original or restructured contractual terms. Interest income on non-performing loans is generally recognized on a cash basis.

                          MONY LIFE INSURANCE COMPANY

         The following presents the change in the allowance for credit losses on restructured mortgage loans for the year ended December 31, 2001 (in millions):

Balance at beginning of year.......................................   $   6.7
Additions charged to operations....................................       0.1
Recoveries of amounts previously charged off.......................      (1.7)
                                                                      -------
Balance at end of period...........................................   $   5.1
                                                                      =======

8.       INVESTMENT INCOME, REALIZED AND UNREALIZED CAPITAL GAINS (LOSSES):

         Net investment income for the years ended December 31, 2001 and 2000 was derived from the following sources:

                                                              (in millions)
                                                          ---------------------
                                                            2001        2000
                                                          --------   ----------
Net Investment Income
Bonds and redeemable preferred stock.................     $  415.9    $  416.1
Mortgage loans.......................................        139.4       134.6
Policy loans.........................................         82.2        82.1
Common stock and limited partnerships................         27.1       248.2
Other (including cash & short-term investments)......         18.9        24.3
Real estate..........................................          4.4        15.0
                                                          --------    --------
         Total investment income.....................        687.9       920.3
Investment expenses..................................         43.8        41.6
Interest expense.....................................         19.8        19.7
                                                          --------    --------
         Net investment income.......................     $  624.3    $  859.0
                                                          ========    ========

         Net realized capital gains (losses) on investments for the years ended December 31, 2001 and 2000 are summarized as follows:

                                                            (in millions)
                                                       -----------------------
                                                          2001         2000
                                                       ---------     ---------
Realized Capital Gains (Losses)

Common stock.........................................  $   (1.5)     $    19.6
Real estate..........................................      (2.3)         (12.9)
Bonds and redeemable preferred stock.................     (19.4)         (18.3)
Other invested assets (real estate partnerships).....     (25.8)         (10.2)
Mortgage loans.......................................      (2.0)          (2.7)
                                                       --------      ---------
Pre-tax, pre-IMR capital losses......................     (51.0)         (24.5)
Taxes................................................     (13.5)         (93.5)
Transferred to IMR, net of taxes.....................      (4.5)           6.6
                                                       --------      ---------
         Net realized capital losses.................  $  (69.0)     $  (111.4)
                                                       ========      =========

         During 2001 and 2000, realized capital gains/(losses) resulting from changes in interest rates on bonds, redeemable preferred stocks, and mortgage loans of $4.5 million (net of $2.4 million tax) and $(6.6) million (net of $(3.5) million tax), respectively, were transferred to the Company's IMR for future amortization into net income.

                          MONY LIFE INSURANCE COMPANY

         The Company had net unrealized losses of $196.6 million and $38.9 million for the years 2001 and 2000, respectively. The 2001 and 2000 unrealized gains and losses include writedowns of approximately $0.0 million and $0.4 million, respectively, on real estate acquired through foreclosure and mortgage loans in process of foreclosure. The change in gains and losses for the years ended December 31 are detailed by asset type in the table below:

CAPTION
                                                                                (in millions)
                                                                           -----------------------
                                                                              2001         2000
                                                                           ----------   ----------
Change in Unrealized Capital Gains (Losses)
Bonds and redeemable preferred stock................................       $     0.0     $    2.5
Common stock........................................................          (101.4)       (89.1)
Mortgage loans......................................................             7.2         (0.4)
Other investments...................................................          (102.4)        48.1
                                                                           ---------     --------
         Total change in unrealized capital gains (losses)..........       $  (196.6)    $  (38.9)
                                                                           =========     ========

9.       ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The estimated fair values of mortgage loans, unaffiliated equity securities, cash, short-term investments, separate account assets and liabilities and investment-type contracts approximate their carrying amounts. The carrying values of bonds and redeemable preferred stocks were $5,445.6 million and $5,566.0 million at December 31, 2001 and 2000, respectively. The estimated fair values of bonds and redeemable preferred stocks were $5,570.5 million and $5,552.2 million at December 31, 2001 and 2000, respectively.

         The calculations of estimated fair values involve considerable judgment. Accordingly, these estimates of fair value are not necessarily indicative of the values that could be negotiated in an actual sale.

         The methods and assumptions utilized in estimating these fair values of financial instruments are summarized as follows:

         BONDS AND REDEEMABLE PREFERRED STOCKS (SEE NOTE 4)

         The estimated fair values of bonds and redeemable preferred stocks are based upon quoted market prices, where available. The fair values of bonds and redeemable preferred stocks not actively traded and other non-publicly traded securities are estimated using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market interest rate commensurate with the credit quality and term of the investments.

         MORTGAGE LOANS

         The fair values of mortgage loans are estimated by discounting expected future cash flows, using current interest rates for similar loans to borrowers with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. The fair value of mortgage loans in process of foreclosure is the estimated fair value of the underlying collateral.

         EQUITY SECURITIES

         Unaffiliated equity securities primarily consist of investments in common stocks and limited partnership interests. The fair value of the Company's investments in common stocks are determined based on quoted market prices, where available. The fair value of the Company's investments in limited partnership interests are based on amounts reported by such partnerships to the Company.

                          MONY LIFE INSURANCE COMPANY

         POLICY LOANS

         Policy loans are an integral component of insurance contracts and have no maturity dates. The fair value of policy loans approximates carrying value.

         SEPARATE ACCOUNT ASSETS AND LIABILITIES

         The estimated fair value of assets held in separate accounts is based principally on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which estimates quoted market prices, net of surrender charges.

         INVESTMENT-TYPE CONTRACTS

         The fair values of annuities are based on estimates of the value of payments available upon full surrender. The fair values of the Company's liabilities under guaranteed investment contracts are estimated by discounting expected cash outflows using interest rates currently offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

10.      SECURITIES LENDING:

         The Company has an agreement with a bank to lend securities to approved borrowers. At December 31, 2001 and 2000, securities loaned by the Company under this agreement had a fair value of $83.1 million and $112.3 million, respectively. The minimum collateral at the time securities are loaned is 102 percent of the market value of loaned securities. Such securities are marked to market on a daily basis. In the event that the value of collateral ever drops to 100% of the market value of the security on loan, such collateral is adjusted back to 102% of the market value of the security on loan.

11.      CONCENTRATION OF CREDIT RISK:

         At December 31, 2001 and 2000, the Company had no single investment or series of investments with a single issuer (excluding U.S. Government and Government Agency securities) exceeding 2.1 percent of total cash and invested assets for both dates.

         The bond portfolio is diversified by industry type. The industries that comprise 10 percent or more of the carrying value of the bond portfolio at December 31, 2001 are: Consumer Goods and Services of $875.1 (16.2 percent), Public Utilities of $608.9 (11.2 percent), Non-Government Assets/Mortgage backed of $603.2 (11.1 percent), and Other Manufacturing of $546.9 (10.1 percent).

         At December 31, 2000, the industries comprising 10 percent or more of the bond portfolio carrying value were: Consumer Goods and Services of $833.1 (15.0 percent), Public Utilities of $649.9 (11.7 percent), Non-Government Assets/Mortgage backed of $598.4 (10.8 percent), and Other Manufacturing of $598.0 (10.8 percent).

         Below investment grade bonds are defined as those securities rated in categories 3 through 6 by the NAIC, which are approximately equivalent to bonds rated below BBB by rating agencies. These bonds consist mostly of privately issued bonds, which are monitored by the Company through extensive internal analysis of the financial condition of the borrowers, and which generally include protective debt covenants. The Company held below investment grade bonds of $436.1 million and $427.7 million at December 31, 2001 and 2000, respectively. Of these bonds, $328.8 million and $350.6 million, respectively, were in category 3, which is considered to be medium quality by the NAIC.

                          MONY LIFE INSURANCE COMPANY

         The Company has significant investments in commercial and agricultural mortgage loans and real estate (including joint ventures and partnerships). The locations of property collateralizing mortgage loans and real estate investment carrying values at December 31, 2001 and 2000 are as follows:

                                                   (in millions)
                                 ----------------------------------------------
                                         2001                     2000
                                 --------------------      --------------------
                                    $             %           $            %
                                 -------       ------      -------       ------
Geographic Region
Southeast.................         419.2         21.1        412.4         21.8
Mountain..................         410.8         20.7        393.7         20.8
West......................         349.1         17.6        303.9         16.1
Midwest...................         331.3         16.7        324.4         17.2
Northeast.................         278.3         14.0        337.6         17.9
Southwest.................         196.0          9.9        117.0          6.2
                                 -------       ------      -------       ------
         Total............       1,984.7        100.0      1,889.0        100.0
                                 =======       ======      =======       ======

         The states with the largest concentrations of mortgage loans and real estate investments at December 31, 2001 are: California, $243.4 million (12.3 percent); Arizona, $202.8 million (10.2 percent); Texas, $165.1 million (8.3 percent); New York, $144.3 million (7.3 percent); Georgia, $142.8 million (7.2 percent); and Colorado, $114.8 million (5.8 percent).

         Approximately 44.3 percent of the Company's real estate and mortgage portfolios are invested in office building properties. As of December 31, 2001 and 2000, the real estate and mortgage loan portfolio was diversified as follows:

                                                  (in millions)
                                 ----------------------------------------------
                                         2001                      2000
                                 --------------------      --------------------
                                    $             %           $            %
                                 -------       ------      -------       ------
Type
Office....................         879.6         44.3        869.5         46.1
Hotel.....................         275.0         13.9        251.2         13.3
Agricultural..............         231.8         11.7        246.6         13.1
Apartments................         171.8          8.7        104.7          5.5
Industrial................         147.0          7.4        133.1          7.0
Retail....................         139.7          7.0        140.5          7.4
Other.....................         139.8          7.0        143.4          7.6
                                 -------       ------      -------       ------
         Total............       1,984.7        100.0      1,889.0        100.0
                                 =======       ======      =======       ======

12.      DERIVATIVE INSTRUMENTS:

MARKET RISK

         The Company is exposed to market risk in the event that: (i) the market price of a given derivative financial instrument varies significantly from what is expected or from its theoretical value, or (ii) that there is no secondary market for a particular derivative instrument. The Company plans to hold most derivatives to their expiration. Accordingly, illiquid markets do not expose the Company to significant risk.

         The Company is exposed to credit risk in the event of nonperformance by either the exchange (for exchange traded derivatives) or the counterparty (for over the counter traded derivatives (OTC)). The credit exposure of derivative financial instruments is represented by the fair value (market value) of contracts with a

                          MONY LIFE INSURANCE COMPANY
positive fair value (market value) at the reporting date. For exchange traded contracts the Company minimizes risk by limiting trading to the Chicago Board of Trade, the Chicago Mercantile Exchange and the Chicago Board Options Exchange. Each of these exchanges has a long record of meeting their obligations. For OTC derivatives the Company only accepts counterparties rated Aa3 or better by Moody's or AA- or better by S&P at the time the transaction is initiated. Given the quality of the exchanges and counterparties, as well as internal limits with respect to exposures to derivative instruments the Company has little exposure to credit related losses in the event of nonperformance by counter-parties to such financial instruments.

OBJECTIVES

         In the ordinary course of its business, the Company's policy is to match the terms of its assets with the terms of its liabilities. In achieving this objective the Company seeks access to the broadest universe of investment alternatives to diversify and better correlate its risk. Derivative financial instruments provide the Company the ability to participate in markets that would not otherwise be desirable based on the nature of its business. For instance, currency swaps allow the Company to participate in foreign denominated securities although the Company's assets and liabilities are almost entirely in denominated in the U.S. dollar. In addition, interest rate swaps allow the Company to participate in floating rate securities although the Company's assets and liabilities are almost entirely in the form of fixed rate obligations.

         The Company's use of derivatives is regulated by New York Insurance Regulation. Pursuant to such regulation the Company may only utilize derivatives for certain applications as specified in its Derivatives Use Plan filed with the New York Insurance Department. In accordance with this plan the Company may utilize the following derivatives from time to time for the purposes discussed below:

INTEREST RATE SWAPS:

         Interest rates swaps may be used by the Company from time to time to create synthetic fixed rate assets with a more appropriately desired duration for matching the Company's liabilities. Interest rate swaps may also be used from time to time to hedge away interest rate risk on certain assets held for sale. In addition, as discussed above, interest rate swaps permit the Company to participate in the floating rate debt market and therefore expand its universe of investment alternatives, whereas it would otherwise only participate in such markets on a more limited basis.

CURRENCY SWAPS:

         Currency swaps may be used by the Company from time to time to allow the Company to participate in the market for debt instruments denominated in foreign currencies without the risk of currency fluctuation.

PUT OPTIONS:

         Put options may be used from time to time by the Company to mitigate its downside risk from holdings of equity securities.

COVERED CALL OPTIONS:

         Covered call options may be utilized from time to time to generate current income on the Company's equity portfolios with the ultimate goal of enhancing the portfolios' overall returns. By writing call options the Company only limits its potential gain from investing in equities.

                          MONY LIFE INSURANCE COMPANY

INTEREST RATE FLOORS:

         Interest rate floors are used from time to time to mitigate risk associated with provisions in the Company's annuity and life products guaranteeing minimum interest crediting rates.

         At December 31, 2001 the Company had no positions in derivative financial instruments, except for a $100 million notional amount interest rate swap contract. The interest swap is designated as a hedge of floating rate notes and is accounted for in accordance with SSAP No. 31.

13.      RESERVES:

         For Life and Deposit-Type Contracts the Company's reserve practices include the following:

         (1) The Company waives deduction of deferred fractional premiums upon death of insured and returns any portion of the final premium beyond the date of death. Surrender values promised in excess of the legally computed reserves totaled $45.6 million at December 31, 2001.

         (2) Substandard policies are valued from basic actuarial principals using the policy's substandard rating.

         (3) As of December 31, 2001, the Company had $1,537.4 million of insurance in force for which the gross premiums are less than the net premiums according to the standard valuation of the State of New York. Reserves to cover the above insurance totaled $16.1 million at December 31, 2001.

         (4) Tabular Interest, Tabular less actual reserve released, and Tabular Cost have been determined by formulas as described in the Annual Statement instructions.

         (5) The Interest Earnings Credited to the Account on funds not involving life contingencies is determined by adjusting the interest credited by an appropriate amount to account for timing differences between receipt and disbursement of funds.

         (6) The details for "Other Increases" (net) under Analysis of Increases in Reserve during the year, include the following (in millions):

                                                              December 31, 2001
                                                              -----------------
Received for reserves from reinsurance company..............      $   (2.7)
Change in deficiency reserves...............................          (1.8)
Transfer from Ind. Annuity to Supplementary Contracts not
     involving Life Contingencies...........................          (4.8)
Change in strain............................................           3.2
Transfer Supplementary Contracts with Life Contingencies to
     Supplementary Contracts without Life Contingencies.....           2.0
Additional Actuarial Reserves...............................         (10.0)
Other.......................................................           0.2
                                                                  --------
         Total..............................................      $  (13.9)
                                                                  ========

         The withdrawal characteristics of the Company's annuity actuarial reserves and deposit-type contract funds and other liabilities without life or disability contingencies as of December 31, 2001 were as follows:

                                                                                      (in millions)
                                                                                      -------------
Not subject to discretionary withdrawal provision..........................              $1,209.4
Subject to discretionary withdrawal--with adjustment:

                          MONY LIFE INSURANCE COMPANY

..    with market value adjustment..........................................                  83.0
..    at book value less surrender charges 5 percent or more................                  45.5
..    at market value.......................................................                 675.0
                                                                                         --------
         Subtotal..........................................................                 803.5
Subject to discretionary withdrawal--without adjustment:
..    at book value (minimal or no charge or adjustment)....................                 682.1
                                                                                         --------
Total annuity actuarial reserves and deposit-type contract funds (gross)...               2,695.0
         Less: Reinsurance.................................................                  70.6
                                                                                         --------
Total annuity actuarial reserves and deposit-type contract funds (net).....              $2,624.4
                                                                                         ========

         The amounts shown above are included in the Company's statement of admitted assets, liabilities, capital and surplus as life insurance and annuity reserves ($1.1 billion) and separate account liabilities ($1.5 billion).

14.      REINSURANCE:

         Life insurance business is mainly ceded on a yearly renewable term basis under various reinsurance contracts, except for the level term product which utilizes a coinsurance agreement. The Company's general practice is to retain no more than $4.0 million of risk on any one person for individual products and $6.0 million for last survivor products.

         The total amount of reinsured life insurance in force on this basis was $4.7 billion and $4.8 billion at December 31, 2001 and 2000, respectively. Premiums ceded under these contracts were $28.6 million and $29.3 million; benefit payments recovered were approximately $20.6 million and $26.3 million; policy reserve credits recorded were $23.8 million and $24.3 million; and recoverable amounts on paid and unpaid losses were $6.9 million and $5.9 million in 2001 and 2000, respectively.

         The Company has coinsured a portion of its extended term insurance, guaranteed interest contract and long-term disability claim liabilities. The total ceded reserves and claims liabilities under these agreements were $26.5 million and $29.7 million at December 31, 2001 and 2000, respectively.

         During 1994, the Company entered into an agreement to reinsure approximately 50 percent of its block of paid-up life insurance policies. The Company transferred assets equal to the total liabilities ceded into a segregated portfolio within its general account to secure benefit payments from the reinsurer and established a funds held liability to the reinsurer for a corresponding amount. Reserves ceded under this agreement were $67.5 million and $71.9 million at December 31, 2001 and 2000, respectively.

         As of December 31, 1997, the Company reinsured 100 percent of its net retained individual disability ("DI") business. Total ceded reserves, claim and dividend liabilities under these agreements were $389.5 million and $373.9 at December 31, 2001 and 2000 respectively.

         The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

15.      CAPITAL AND SURPLUS AND SHAREHOLDERS' DIVIDEND RESTRICTIONS:

         The Company has 2,500,000 shares of common stock authorized, 2,500,000 shares issued, and 2,500,000 outstanding. All outstanding shares are owned by MONY Group.

         The Company does not hold any stock for the conversion of preferred stock, employee stock options, stock purchase warrants or any other such purpose. However, MONY Group sponsors a stock option plan and restricted stock plan for certain employees and certain qualifying agents of the Company and its subsidiaries. Pursuant to the

                          MONY LIFE INSURANCE COMPANY
stock option plan MONY Group is restricted from issuing options for its common stock in excess of 2,361,908 shares through November 15, 2004. As of December 31, 2001 options were issued and outstanding for 1,932,321 shares of MONY Group's common stock under the plan. All options issued under the plan are subject to certain vesting requirements and certain other forfeiture provisions. Pursuant to the restricted stock plan MONY Group is restricted from issuing in excess of 1,000,000 shares of its common stock. As of December 31, 2001, 118,752 restricted shares of MONY Group common stock had been issued under the plan. All shares issued under the plan are subject to certain vesting and performance requirements, as well as to certain other forfeiture provisions. To the extent expense is incurred in connection with these plans, the Company will be allocated those expenses as appropriate.

         The payment of dividends by MONY Life to MONY Group is regulated under state insurance law. Under the New York Insurance Law, MONY Life may distribute a dividend to its shareholder where the aggregate amount of such dividend in any calendar year does not exceed the lesser of: (a) ten percent of its surplus to policyholders as of the immediately preceding calendar year, or (b) its net gain from operations for the immediately preceding calendar year, not including realized capital gains. Based on these criteria the maximum allowable distribution for calendar year 2002 is $91.7 million. The law also states that if MONY Life does not satisfy the criteria mentioned above, it can only distribute dividends to its shareholders upon giving notice of its intentions to the superintendent no less than thirty days in advance of such declaration. The superintendent may disapprove such distribution by giving written notice to MONY Life within thirty days after such filing that the superintendent finds that the financial condition of MONY Life does not warrant such distribution. In addition, Arizona and Ohio insurance laws contain restrictions on the abilities of MLOA and USFL respectively to pay dividends to MONY Life. In 2001 and 2000, MONY Life paid dividends to MONY Group in the amount of $115.0 million and $100.0 million, respectively.

         The portion of unassigned funds (surplus) represented or reduced for certain items at December 31, 2001 is as follows (in millions):

Unrealized gains and losses:................................       $ 135.2
Non-admitted asset values:..................................       $(237.0)
Separate account business...................................       $   2.8
Asset valuation reserves:...................................       $ 177.0
Reinsurance in unauthorized companies:......................       $   1.3

16.      GROUP PENSION BUSINESS:

         On December 31, 1993, the Company entered into an agreement with AEGON USA, Inc. ("AEGON") under which the Company agreed to sell substantially all of its group pension business, including its full service group pension contracts, consisting primarily of tax-deferred annuity, 401(k) and managed funds lines of business, to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. ("AUSA Life"). The sale (the "Group Pension Transaction") was accomplished through the transfer of $6.3 billion in group pension assets and liabilities, including $2.7 billion of general account assets and $3.6 billion of separate account assets. AUSA Life also acquired the corporate infrastructure supporting the group pension business, including personnel, data processing systems, facilities and regional offices. In connection with the transaction, the Company and AEGON have entered into certain service agreements. These agreements, among other things, provide the Company will continue to manage the transferred assets, and that AUSA Life will continue to provide certain administrative services to the Company's remaining group pension contracts not included in the transfer.

         Effective with the agreement, AUSA Life reinsured, on an indemnity reinsurance basis, the contract liabilities funded by such general account assets. AUSA Life agreed to reinsure such general account and separate account liabilities on an assumption reinsurance basis upon the consent of general account contractholders to assumption of their contracts and AUSA Life receiving the appropriate state license to conduct separate accounts business. Substantially all of the contractholders elected assumption reinsurance.

                          MONY LIFE INSURANCE COMPANY

         In connection with the Group Pension Transaction, on December 31, 1993, the Company made a $200 million capital investment in AEGON by purchasing $150 million of Series A and $50 million of Series B notes. The Series A notes pay interest at 6.44% and the Series B notes pay interest at 6.24% per annum. Both the Series A and Series B notes mature on December 31, 2002.

         In addition to interest payments on the Notes, the Company has the right to receive certain payments based on the profits of the transferred business in force on the transaction date, a future payment tied to the determination of the value of the transferred business at the maturity date of the Notes, and a potential payment based on new business growth. Net operating losses, if any, on the transferred business for any year will be carried forward to reduce profit payments in subsequent years. Any deficit remaining at the end of the nine-year term and any adjustment related to the final value of the transferred business may be applied to reduce the principal amount of any outstanding amount of any Series A notes. During 2001 and 2000, the Company earned $27.4 million and $26.9 million, respectively based upon the profits of the transferred group pension business and recorded this amount as an expense allowance on ceded reinsurance in the Statements of Operations. While the Company doesn't expect to receive a payment based on new business growth, the Company does anticipate statutory earnings of approximately $65.0 million related to the value of the transferred business at the maturity date of the Notes.

         The Company held $150 million face amount of Series A notes and $50 million face amount of Series B notes at both December 31, 2001 and 2000.

17.      SURPLUS NOTES:

         On March 8, 2000, MONY Life repurchased all of its outstanding $115.0 million face amount 9.5% coupon surplus notes, which were issued in 1997, and approximately $116.5 million face amount of its $125.0 million face amount 11.25% coupon surplus notes, which were issued in 1994 (the "9.5% Notes" and the "11.25% Notes", respectively). In the third quarter of 2000, MONY Life repurchased another $6.5 million face amount of the 11.25% Notes and, in 2001, MONY Life repurchased another $0.1 million face amount of the 11.25% Notes, leaving $1.9 million face amount ($1.1 million carrying value) of the 11.25% Notes outstanding at December 31, 2001.

         To finance the repurchase of the 9.5% Notes and the 11.25% Notes, MONY Life issued two surplus notes to MONY Group (the "Inter-company Surplus Notes") to replace the 9.5% Notes and the 11.25% Notes and received a capital contribution from MONY Group of $65.0 million. The terms of the Inter-company Surplus Notes are identical to the 9.5% Notes and the 11.25% Notes, except the Inter-company Surplus Notes were priced to yield a current market rate of interest of approximately 8.35% and the Inter-company Surplus Note issued to replace the 11.25% Notes was issued at a face amount of $100.0 million. As a result of the repurchase, MONY Life recorded a pre-tax loss of approximately $109.9 million ($80.7 million after tax) in 2000, which was recorded as a direct charge to surplus.

         The $115.0 million face amount and $100.0 million face amount Inter-company Surplus Notes mature on December 31, 2012 and August 15, 2024, respectively, and both pay interest to MONY Group at 8.65% semiannually on March 8 and September 8. Each accrual and payment of interest on the Inter-company Surplus Notes may be made only with the prior approval of the New York State Superintendent of Insurance. Interest expense incurred on surplus notes was $18.8 million and $19.7 million in 2001 and 2000, respectively.

18.      FEDERAL INCOME TAXES:

         The Company files a consolidated federal income tax return with MONY Group and its other subsidiaries, and the Company's life and non-life subsidiaries with the exception of Sagamore Financial Corporation and Subsidiaries, which file a separate tax return. The method of allocation between the companies is subject to a written agreement, approved by the Board of Directors.

                          MONY LIFE INSURANCE COMPANY

         Allocation of federal income taxes is based upon separate return calculations with current credit for losses and other federal income tax credits provided to the life insurance members of the affiliated group. Intercompany tax balances are settled annually in the fourth quarter of the year in which the return is filed.

         Federal income tax (benefit)/expense for the years ended December 31, 2001 and 2000 is summarized as follows (in millions):

                                                   December 31,    December 31,
                                                       2001            2000
                                                   ------------    ------------
Current year tax expense.....................          $16.4           $71.7
Tax credits..................................           (2.0)           (0.2)
Prior year overaccrual.......................           (4.0)           (4.8)
                                                       -----           -----
Current income taxes incurred (1)............          $10.4           $66.7
                                                       =====           =====
--------------------
(1) Includes $11.1 million and $97.0 million in 2001 and 2000, respectively for federal income tax on capital gains.

         Pre-tax operating gains and pre-tax operating losses, as reported in the accompanying statements of operations, differ from the taxable income reported for tax purposes. Among the more significant book to tax adjustments were the following (in millions):

                                                      December 31,
                                                          2001       Tax Effect
                                                      ------------   ----------
Statutory income before taxes......................     $ 101.8       $  35.6
Policyholders dividend accrual.....................       (23.4)         (8.2)
Statutory over tax life and health reserves........       (34.0)        (11.9)
Net deferred acquisition cost......................        (9.6)         (3.4)
Capital gain excluding foreclosures................        33.1          11.6
Other..............................................       (20.1)         (7.0)
                                                        -------       -------
Statutory taxable income...........................     $  47.8       $  16.7
                                                        =======       =======

         The Company had $0.2 million of operating loss carry forwards originating in 1998 through 2000 which expire, if unused, in years 2002 through 2004.

         Income taxes incurred in the current and prior years that will be available for recoupment in the event of future net losses are $0.1 million for each of the years ended December 31, 2000, 1999, and 1998.

         The Company's federal income tax returns for years through 1993 have been examined by the Internal Revenue Service (IRS). No material adjustments were proposed by the IRS as a result of these examinations. In the opinion of management, adequate provision has been made for any additional taxes which may become due with respect to open years.

19.      PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS:

DEFINED BENEFIT PLAN

         The Company has a qualified pension plan covering substantially all of its salaried employees. The provisions of the plan provide both (a) defined benefit accruals based on (i) years of service, (ii) the employee's final average annual compensation and (iii) wage bases or benefits under Social Security and (b) defined contribution accruals based on prior Company matching contributions equal to 100% of the employee's elective deferrals under the incentive savings plan for employees up to 3% of the employee's eligible compensation and an additional 2% of eligible compensation for each active participant. The Company did not make any contribution in the current year or prior years under Section 404 of the Internal Revenue Code ("IRC") because the plan was fully funded under Section 412 of IRC.

                          MONY LIFE INSURANCE COMPANY

         The assets of the qualified pension plan are primarily invested in MONY Pooled Accounts which include common stock, real estate, private placement debt securities and bonds. At December 31, 2001, $419.3 million were invested in the MONY Pooled Accounts. Benefits of $27.9 million were paid by this plan for the year ended December 31, 2001.

         The Company also sponsors a non-qualified employee excess pension plan, which provides both defined benefits and defined contribution in excess of Internal Revenue Services limits to certain employees. The benefits are based on years of service and the employees final average annual compensation. Pension benefits are paid from the Company's general account.

         The following presents the change in the benefit obligation, change in plan assets and other information with respect to the Company's qualified defined benefit pension plan determined in accordance with SSAP No 8 and SSAP No 14 (in millions):

                                                                                     Pension         Other
                                                                                     Benefits       Benefits
                                                                                       2001           2001
                                                                                    ----------      ---------
Change in benefit obligation:
Benefits obligation at beginning of year.........................................   $   476.3       $   44.8
Service cost.....................................................................        11.5            1.4
Interest cost....................................................................        27.6            3.1
Contribution by plan participants................................................        --              0.6
Actuarial gain (loss)............................................................        (3.4)           0.1
Benefits paid....................................................................       (42.8)          (3.9)
Plan amendments..................................................................         1.8           --
                                                                                    ---------       --------
Benefits obligation at end of year...............................................   $   471.0       $   46.1
                                                                                    ---------       --------

Change in plan assets:
Fair value of plan assets at beginning of year...................................       469.9       $   --
Actual return on plan assets.....................................................       (20.9)          --
Employer contributions...........................................................        19.0            3.3
Plan Participants' contribution..................................................        --              0.6
Benefits and Expenses Paid.......................................................       (48.5)          (3.9)
                                                                                    ---------       --------
Fair value of plan assets at end of year.........................................   $   419.5       $   --
                                                                                    ---------       --------

Funded Status
Unamortized prior service cost...................................................   $     1.7       $   --
Unrecognized net gain or (loss)..................................................   $    64.0       $   (4.8)
Remaining net obligation or net asset at initial date of application.............   $  (120.6)      $   21.7
Prepaid assets or accrued liabilities............................................   $  (106.2)      $   29.3
Intangible asset.................................................................   $     5.2       $   --

Benefit obligation for nonvested employees.......................................   $    (1.9)      $   --

Components of net periodic benefit cost
Service cost.....................................................................   $   (11.5)      $   (1.4)
Interest cost....................................................................       (27.6)          (3.1)
Expected return on plan assets...................................................        45.6           --
Amortization of unrecognized transaction obligation or transaction asset.........        (0.7)          (2.0)
Amount of recognized gains and losses............................................        --              0.7
Amount of prior service cost recognized..........................................        (0.1)          --
                                                                                    ---------       --------
Total net periodic benefit cost..................................................   $     5.7       $   (5.8)
                                                                                    ---------       --------

         A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The minimum liability adjustment, less allowable

                          MONY LIFE INSURANCE COMPANY
intangible assets, net of tax benefit, is reported as income in the Statements of Operations. At December 31, 2001, the additional minimum liability was $5.2 million.

                                                              Pension    Other
                                                             Benefits  Benefits
                                                             --------  --------
Weighted-average assumptions as of Dec. 31, 2001

Discount rate............................................      7.25%     7.25%
Rate of compensation increase *..........................       4-5%     5.00%
Expected long-term rate of return on plan assets.........     10.00%      N/A

--------------------
* Pension benefits assume no benefits bearing incentive compensation in 2002.

         For measurement purposes, a 10% annual rate of increase in the per capita covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 6% for 2010 and remain level thereafter.

         The Company has multiple non-pension postretirement benefit plans. The health care plans are partially contributory, with participants' contributions adjusted annually; the life insurance plans are noncontributory. The accounting for the health care plans anticipates the imposition of a cap on employer contribution becoming effective within the next three years based on 2001.

         Because of the aforementioned cap on employers contribution, assumed health care cost trend rates do not have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates has an immaterial impact on the amount reported.

         The Company's qualified plan had assets of $419.5 million at December 31, 2001. The projected benefits obligation was $343.5 million, and accumulated benefit obligation for the qualified plan was $310.6 million at December 31, 2001.

         The projected benefit obligation and accumulated benefit obligation for the non-qualified defined benefit pension plan, which is unfunded, were $127.5 and $125.1 million, respectively, at December 31, 2001.

         The Company also has a qualified money purchase pension plan covering substantially all career field underwriters. Company contributions of 5% of earnings plus an additional 2% of such earnings in excess of the social security wage base are made each year. At December 31, 2001 the fair value of plan assets was $198.9 million. For the year ended December 31, 2001, the Company contributed $3.2 million to the plan.

DEFERRED COMPENSATION PLANS

         The Company has an incentive savings plan in which substantially all employees and career field underwriters are eligible to participate. The Company matches employee contributions up to 3% and field underwriter contributions up to 2% of eligible compensation, as defined, and may also make an additional profit sharing contribution for non-officer employees. The Company made employer contributions on these plans of $5.7 million in 2001. At December 31, 2001, the fair value of plan assets was $383.5 million.

         In addition, the Company has two compensation plans for key employees that allow deferral of current compensation, as allowed by New York Insurance Law.

         The following presents the change in the benefit obligation, change in plan assets and other information with respect to the Company's qualified defined benefit pension plan as of and for the year ended December 31, 2000 (in millions). The information below is presented in accordance with statutory accounting practices in effect prior to 2001 and is not comparative with the information presented for 2001 above, which is presented in accordance with Codified SAP.

                          MONY LIFE INSURANCE COMPANY

Change in benefit obligation:
Benefit obligation at beginning of year...............................  $311.4
Service cost..........................................................     4.9
Interest cost.........................................................    24.4
Actuarial (gain)/loss.................................................     8.2
Benefits paid.........................................................   (30.6)
                                                                        ------
Benefit obligation at end of year.....................................  $318.3
                                                                        ------
Change in plan assets:
Fair value of plan assets at beginning of year........................  $498.0
Actual return on plan assets..........................................     4.3
Benefits and expenses paid............................................   (32.4)
                                                                        ------
Fair value of plan assets at end of year..............................  $469.9
                                                                        ------
Funded status.........................................................  $151.6
                                                                        ======

         The accumulated benefit obligation for the qualified plan was $292.2 million at December 31, 2000.

         The following presents the weighted average assumptions used with respect to the Company's qualified defined pension benefit plan as of December 31, 2000:

Discount rate...........................................................   7.5%
Expected return on plan assets..........................................  10.0%
Rate of compensation increase...........................................   5.0%

         The assets of the qualified pension plan are primarily invested in MONY Pooled Accounts which include common stock, real estate, private placement debt securities and bonds. At December 31, 2000, $468.1 million was invested in the MONY Pooled Accounts. Benefits of $32.4 million were paid by this plan for the year ended December 31, 2000.

         The Company also has a qualified money purchase pension plan covering substantially all career field underwriters. Company contributions of 5 percent of earnings plus an additional 2 percent of such earnings in excess of the social security wage base are made each year. At December 31, 2000 the fair value of plan assets was $231.2 million. For the year ended December 31, 2000 the Company contributed $3.2 million to the plan.

         The Company sponsors a non-qualified defined benefit pension plan, which provides benefits in excess of Internal Revenue Service limits to certain employees. The benefits are based on years of service and the employee's final average annual compensation. Pension benefits are paid from the Company's general account. The amounts accrued by the Company for this plan, based on an assumed 7.50 percent interest rate was $65.6 million in 2000.

         The Company also maintains various non-qualified excess defined contribution plans for field underwriters and key employees. The amounts accrued for these various plans was $104.2 million in 2000.

DEFERRED COMPENSATION PLANS

         The Company has incentive savings plans in which substantially all employees and career field underwriters are eligible to participate. The Company matches field underwriter contributions up to 2 percent of eligible compensation, as defined, and may also make an additional profit sharing contribution for non-officer employees. The Company made employer contributions of $5.6 million to these plans in 2000. In addition, the Company has two compensation plans for key employees that allow deferral of current compensation, as allowed by New York Insurance Law.

                          MONY LIFE INSURANCE COMPANY

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The following presents the change in the benefit obligation with respect to the Company's postretirement benefit obligation as of and for the year ended December 31,2001 (in millions):

Benefit obligation at beginning of year.............................     $39.2
Service cost........................................................       1.0
Interest cost.......................................................       3.2
Actuarial (gain)/loss...............................................       4.2
Benefits paid.......................................................      (2.8)
                                                                         -----
Benefit obligation at end of year...................................     $44.8
                                                                         -----

         At December 31, 2000, the remaining unfunded postretirement benefit obligation for retirees and retirement-eligible employees of the MONY Life Insurance Company was $44.8 million, with $26.7 million included in other liabilities. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and the health care cost trend rate was 11.0% graded to 6.0% over 7 years.

         Assumed health care cost trend rates typically have a significant effect on the amounts reported for health care plans. However, under the Company's postretirement healthcare plan, there is a per capita limit on the Company's healthcare costs, as a result, a one-percentage point change in the assumed healthcare cost trend rates would have an immaterial affect on amounts reported.

         Weighted average assumptions used with respect to the Company's postretirement benefit plans as of December 31, 2000 are as follows:

Discount rate..............................................................               7.5%
Rate of compensation increase..............................................               5.0%

         Components of net periodic benefit cost for the post-retirement plans for the year ended December 31, 2000 are as follows (in millions):

Service cost...................................................................          $1.0
Interest cost..................................................................           3.2
Recognized net actuarial loss/(gain)...........................................          (0.7)
Amortization of Transition Items...............................................           2.0
                                                                                         ----
Net periodic benefit cost......................................................          $5.5
                                                                                         ----

20.      COMMITMENTS AND CONTINGENCIES:

COMMITMENTS:

         MONY Group maintains a syndicated credit facility with banks aggregating $150.0 million, with a scheduled renewal date in June 2002. In accordance with certain covenants of the facilities, MONY Group is required to maintain a certain statutory tangible net worth and debt to capitalization ratio. The purpose of this facility is to provide additional liquidity for any unanticipated short-term cash needs MONY Group might experience and also to serve as support for MONY Group's $150.0 million commercial paper program which was activated in the third quarter of 2000. MONY Group has complied with all covenants of the facilities, has not borrowed against these lines of credit since their inception, and does not have any commercial paper outstanding as of December 31, 2001.

         At December 31, 2001 the Company had commitments to issue $5.9 million of fixed rate agricultural loans with periodic interest rate reset dates. The initial interest rate on such loans ranged from approximately 6.25 percent

                          MONY LIFE INSURANCE COMPANY
to 7.45 percent. In addition, the Company had commitments to issue $197.6 million of fixed rate and floating rate commercial loan investments with interest rates ranging from 4.53 percent to 10.0 percent. The Company had outstanding commitments to contribute capital to equity partnerships of $89.3 million at December 31, 2001.

CONTINGENCIES:

         The Company has guaranteed to certain states that the surplus of MLOA and USFL, wholly owned subsidiaries, will be maintained at amounts at least equal to the minimum surplus required for admission to those states.

         The Company and MLOA are parties to an agreement dated February 28, 1996 whereby the Company agrees to reimburse MLOA to the extent that MLOA's recognized loss as a result of a mortgage loan default or foreclosure or subsequent sale of the underlying collateral exceeds 75% of the appraised value of the loan at origination for each such mortgage loan. Pursuant to the agreement, the Company made no payments to MLOA in 2001 and 2000.

         Since late 1995 a number of purported class actions have been commenced in various state and federal courts against MONY alleging that it engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting MONY from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. MONY has answered the complaints in each action (except for one being voluntarily held in abeyance). MONY has denied any wrongdoing and has asserted numerous affirmative defenses.

         On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (now known as DeFilippo, et al. v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America), the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by MONY and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, MONY filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

         On October 21, 1997, the New York State Supreme Court granted MONY's motion for summary judgment and dismissed all claims filed in the Goshen case against MONY. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court has subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only, and has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. MONY intends to defend itself vigorously against the sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on MONY.

         On November 16, 1999, The MONY Group Inc. and MONY Life Insurance Company were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All

                          MONY LIFE INSURANCE COMPANY

Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purports to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in force life insurance policies issued by MONY Life Insurance Company as of November 16, 1998. The complaint alleges that (i) the New York Superintendent of Insurance, Neil D. Levin, violated Section 7312 of the New York Insurance Law by approving the plan of demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable dividend expectations of the closed block, and (ii) MONY violated Section 7312 by failing to develop and submit to the Superintendent a plan of demutualization that was fair and adequate. The plaintiffs seek equitable relief in the form of an order vacating and/or modifying the Superintendent's order approving the plan of demutualization and/or directing the Superintendent to order MONY to increase the assets in the closed block, as well as unspecified monetary damages, attorneys' fees and other relief.

         In early January 2000, MONY and the Superintendent wrote to the District Court seeking a pre-motion conference preliminary to the filing of a motion to dismiss the federal complaint on jurisdictional, federal abstention and timeliness grounds and for failure to state a claim. Following receipt of those letters, plaintiffs' counsel offered voluntarily to dismiss their complaint, and a stipulation and order to that effect was thereafter filed and approved by the court.

         On March 27, 2000, plaintiffs filed a new action in New York State Supreme Court bearing the same caption and naming the same defendants as the previously filed federal action. The state court complaint differs from the complaint previously filed in federal court in two primary respects. First, it no longer asserts a claim for damages against the Superintendent, nor does its prayer for relief seek entry of an order vacating or modifying the Superintendent's decision or requiring the Superintendent to direct MONY to place additional assets into the closed block. Rather, it seeks an accounting and an order from the Court directing MONY to transfer additional assets to the closed block.

         Second, the new complaint contains claims for breach of contract and fiduciary duty, as well as new allegations regarding the adequacy of the disclosures contained in the Policyholder Information Booklet distributed to policyholders soliciting their approval of the plan of demutualization (which plaintiffs claim violated both the Insurance Law and MONY's fiduciary duties).

         In order to challenge successfully the New York Superintendent's approval of the plan, plaintiffs would have to sustain the burden of showing that such approval was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that MONY may ask the court to require the challenging party to give security for the reasonable expenses, including attorneys' fees, which may be incurred by MONY or the Superintendent or for which MONY may become liable, to which security MONY shall have recourse in such amount as the court shall determine upon the termination of the action.

         MONY and the Superintendent moved to dismiss the state court complaint in its entirety on a variety of grounds. On April 20, 2001, the New York Supreme Court granted both motions and dismissed all claims against MONY and the Superintendent. On June 29, 2001, plaintiffs filed a Notice of Appeal with the New York Appellate Division, appealing the dismissal of the claims against MONY and the Superintendent. MONY intends to defend itself vigorously against plaintiffs' appeal. There can be no assurance, however, that the present litigation will not have a material adverse effect on MONY.

         In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings (some of which involve demands for unspecified damages) in connection with its business. In the opinion of management of the Company, resolution of contingent liabilities, income taxes and other matters will not have a material adverse effect on the Company's statutory surplus or results of operations.

                          MONY LIFE INSURANCE COMPANY

21.      LEASES:

         The Company leases office space and furniture and equipment under various noncancelable operating lease agreements that expire through December 31, 2016. Rental expense for 2001 and 2000 was approximately $28.4 million, and $24.0 million, respectively.

         During 1997, the Company entered into a 17-year lease with the New York City Industrial Development Agency ("NY IDA"). NY IDA issued bonds to MONY Life Insurance Company of America on behalf of the Company, related to the Company's consolidation of site locations to New York City. At December 31, 2001, IDA bonds outstanding were $1.4 million. NY IDA will use the lease payments to make principal and interest payments to the bondholder. Lease payments for NY IDA were $0.2 million for both 2001 and 2000.

         The future minimum rental obligations under these leases at December 31, 2001 are as follows:

                                                                  (in millions)
                                                                  -------------
2002...........................................................      $  32.3
2003...........................................................         29.5
2004...........................................................         25.7
2005...........................................................         23.0
2006...........................................................         21.8
Later years....................................................        126.6
                                                                     -------
    Total......................................................      $ 258.9
                                                                     =======

22.      SEPARATE ACCOUNTS:

         Separate accounts held by the Company primarily relate to individual variable annuity and group annuity contracts with a nonguaranteed return. These variable annuities generally provide an incidental death benefit of the greater of account value or premium paid less any surrenders and surrender charges. Other separate accounts are used as funding vehicles for flexible premium variable life insurance policies, variable life insurance with additional premium option policies and variable universal life policies. The net investment experience of the separate accounts is credited directly to the policyholder and can be positive or negative. The assets and liabilities of these accounts are carried at market.

         Certain other separate accounts relate to experience-rated group annuity contracts, which fund defined contributions pension plans. These contracts provide guaranteed interest returns for one-year only, where the guaranteed interest rate is re-established each year based on the investment experience of the separate account. The assets and liabilities of these separate accounts are carried at book value.

                          MONEY LIFE INSURANCE COMPANY

         Information regarding the separate accounts of the Company is as follows (in millions):

                                                                     Non-indexed
                                                                      Guarantee        Non-
                                                                         less        guarantee
                                                                      than/equal      Separate
                                                                         to 4%        Accounts        Total
                                                                     -----------     ---------      ---------
1.  Premiums, considerations or deposits for year ended
      12/31/2001...................................................     $ 0.0         $  196.6       $  196.6
                                                                        =====         ========       ========
2.  Reserves at 12/31/2001.........................................
    1.   For accounts with assets at:
    a.   Market value..............................................     $ 0.0         $1,557.1       $1,557.1
    b.   Amortized cost............................................      11.8              0.0           11.8
                                                                        -----         --------       --------
    c.   Total reserves............................................     $11.8         $1,557.1       $1,568.9
                                                                        =====         ========       ========
3.  By withdrawal characteristics:
    At book value without MV adjustment and current
     surrender charge of 5% or more................................     $ 0.4         $    0.0       $    0.4

4.  At market value................................................       0.0            711.4          711.4
    At book value without MV adjustment and with current
     surrender charge of less than 5%..............................       0.5              0.0            0.5
                                                                        -----         --------       --------
Subtotal...........................................................       0.9            711.4          712.3
Not subject to discretionary withdrawal............................      10.9            845.7          856.6
                                                                        -----         --------       --------
Total..............................................................     $11.8         $1,557.1       $1,568.9
                                                                        =====         ========       ========

23.      PREMIUMS AND ANNUITY CONSIDERATIONS DEFERRED AND UNCOLLECTED:

         Deferred and uncollected life insurance premiums and annuity considerations as of December 31, 2001 were as follows (in millions):

                                                                      Net of
                                                          Gross      Loading
                                                         -------     -------
Ordinary new business...............................     $   1.8     $   0.8
Ordinary renewal....................................       136.5       134.5
Group Life..........................................         1.7         1.6
Group Annuity.......................................         0.1         0.0
                                                         -------     -------
Totals..............................................     $ 140.1     $ 136.9
                                                         =======     =======

24.      IMPLICATIONS OF THE EVENTS OF SEPTEMBER 11TH:

         The events of September 11th had no material effect on the Company's financial position as December 31, 2001 or its results of operations for the year then ended. The net effect of life insurance claims relating to the incident (after reinsurance and the release of related reserves) aggregated approximately $3.4 million pre tax. In addition, the Company and its subsidiaries incurred damages from property losses and business interruption. These damages principally consist of: (I) lost revenues at MSC and Enterprise resulting from the close of the New York securities markets, (ii) the closing of the Company's New York corporate offices, and (iii) lost revenues resulting from the volatility of the securities markets and consumer uncertainty with respect to equity based products in the aftermath of September 11th. To date, no determination has been made with respect to the Company's ability to recover the aforementioned damages under its insurance coverage.

                          MONEY LIFE INSURANCE COMPANY

25.      REORGANIZATION:

         The Company recorded a pre-tax charge of $18.0 million during the year as a result of the reorganization of certain of its businesses. This charge primarily consists of severance for terminated employees, write-off of certain furniture and equipment, and other charges. These costs were charged against operations on the Company's Summary of Operations.

26.      THE CLOSED BLOCK:

         On November 16, 1998, the Company established a closed block (the "Closed Block") of certain participating insurance policies as defined in the Plan (the "Closed Block Business"). In conjunction therewith, the Company allocated assets to the Closed Block expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, are reasonably expected to be sufficient to support the Closed Block Business, including but not limited to, provision for payment of claims and surrender benefits, certain expenses and taxes, and for continuation of current payable dividend scales in effect at the date of Demutualization, assuming the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The assets allocated to the Closed Block and the aforementioned revenues inure solely to the benefit of the owners of policies included in the Closed Block.

         The assets, liabilities, income and expenses relating to the Closed Block have been included within the appropriate captions in the statement of admitted assets, liabilities, capital and surplus at December 31, 2001 and 2000, and statement of operations and capital and surplus and statement of cash flows for the years ended December 31, 2001 and 2000. The assets and liabilities allocated to the Closed Block are recorded in the Company's financial statements at their historical carrying values. The carrying value of the assets allocated to the Closed Block are less than the carrying value of the Closed Block liabilities at the effective date of the Plan. The excess of the Closed Block liabilities over the Closed Block assets at the effective date of the Plan represents the total estimated future post-tax contribution expected to emerge from the operation of the Closed Block, which will be recognized in the Company's income over the period the policies and the contracts in the Closed Block remain in force.

         In determining the amount of assets to be allocated to the Closed Block, management made certain estimates and assumptions regarding the expected cash flows from the Closed Block assets and the Closed Block Business, including estimates and assumptions regarding investment cash flows, mortality, persistency, and expenses which are to be funded in the Closed Block. The estimated net cash flows assumed in determining the Closed Block funding consisted of premiums from policies included in the Closed Block, investment income from Closed Block assets, proceeds from maturities and dispositions of Closed Block assets, less benefits paid on Closed Block policies, certain expenses (including taxes) funded in the Closed Block, and dividends on Closed Block policies based on current payable dividend scales. To the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block Business are, in the aggregate, more favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be greater than the total dividends that would have been paid to such policyholders if the current payable dividend scales had been continued. Conversely, to the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block Business are, in the aggregate, less favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be less than the total dividends that would have been paid to such policyholders if the current payable dividend scales had been continued. Accordingly, the recognition of the aforementioned estimated future post-tax contribution expected to emerge from the operation of the Closed Block is not affected by the aggregate actual experience of the Closed Block assets and the Closed Block Business subsequent to the effective date of the Plan, except in the event that the Closed Block assets and the actual experience of the Closed Block Business subsequent to the effective date of the Plan are not sufficient to pay the guaranteed benefits on the Closed Block policies, in which case the Company will be required to fund any such deficiency from its general account assets outside of the Closed Block.

                          MONY LIFE INSURANCE COMPANY

         In addition, MONY Life has undertaken to reimburse the Closed Block from its general account assets outside the Closed Block for any reduction in principal payments due on the Series A Notes (which have been allocated to the Closed Block) pursuant to the terms thereof, as described in Note 16. Since the Closed Block will be funded to provide for payment of guaranteed benefits and the continuation of current payable dividends on the policies included therein, it will not be necessary to use general funds to pay guaranteed benefits unless the Closed Block Business experience very substantial ongoing adverse experience in investment, mortality, persistency or other experience factors. The Company regularly (at least quarterly) monitors the experience from the Closed Block and may make changes to the dividend scale, when appropriate, to ensure that the profits are distributed to the Closed Block policyholders in a fair and equitable manner.

         Balance sheet information for the Closed Block as of December 31, 2001 and 2000 is summarized as follows:

                                                              December 31,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
                                                             (in millions)
Bonds................................................    $3,780.9    $3,544.5
Mortgage loans on real estate........................       621.9       586.9
Real Estate..........................................         0.0         0.0
Policy loans.........................................     1,144.3     1,183.9
Cash and short-term investments......................        56.2       167.8
Other assets.........................................       232.0       235.9
                                                         --------    --------
      Total Closed Block Assets......................    $5,835.3    $5,719.0
                                                         ========    ========
Life insurance and annuity reserves..................     6,674.5     6,621.3
Other liabilities....................................       543.5       552.0
                                                         --------    --------
      Total Closed Block Liabilities.................    $7,218.0    $7,173.3
                                                         ========    ========

                          MONY LIFE INSURANCE COMPANY

           UNAUDITED STATEMENTS OF ADMITTED ASSETS, AND LIABILITIES,
                     CAPITAL AND SURPLUS - STATUTORY BASIS
                                 (IN THOUSANDS)

                                                                           June 30,           December 31,
                                                                            2002                 2001
                                                                       --------------       ----------------
                                   ASSETS
Cash and invested assets:
     Cash and short-term investments.............................      $      164,363         $      128,609
     Bonds.......................................................           5,546,262              5,415,003
     Redeemable preferred stocks.................................              30,600                 30,600
     Common stocks...............................................              35,312                 37,864
     Subsidiary companies........................................             293,070                348,293
     Mortgage loans..............................................           1,666,140              1,740,051
     Real estate.................................................             110,896                105,564
     Policy loans................................................           1,128,902              1,152,567
     Other invested assets.......................................             350,223                393,991
                                                                       --------------         --------------
         Total cash and invested assets..........................           9,325,768              9,352,542

Investment income due and accrued................................             183,904                167,747
Premiums deferred and uncollected................................             117,301                137,741
Other assets.....................................................             287,541                286,622
Separate account assets..........................................           1,432,443              1,591,564
                                                                       --------------         --------------
         Total assets............................................      $   11,346,957         $   11,536,216
                                                                       ==============         ==============

                      LIABILITIES, CAPITAL AND SURPLUS

Liabilities:
     Life insurance and annuity reserves.........................      $    7,445,224         $    7,417,265
     Deposits left with the Company..............................             490,065                495,121
     Dividends to policyholders..................................             198,917                197,956
     Other policy and contract liabilities.......................              58,309                 68,490
     Funds held under coinsurance................................              78,041                 75,367
     Federal income taxes due or accrued.........................             123,158                129,687
     Other liabilities...........................................             474,065                455,657
     Separate account liabilities................................           1,429,594              1,588,714
     Interest maintenance reserve................................              15,721                 13,623
     Investment reserves.........................................                   0                      0
     Asset valuation reserve.....................................             188,356                176,973
                                                                       --------------         --------------
         Total liabilities.......................................          10,501,450             10,618,853

Commitments and contingencies (Note 20)

Capital and surplus:
     Common capital stock........................................               2,500                  2,500
     Surplus notes...............................................             216,091                216,091
     Gross paid in and contributed surplus.......................             895,129                895,129
     Special surplus funds.......................................              25,900                 25,900
     Unassigned surplus..........................................            (294,113)              (222,257)
                                                                       --------------         --------------
         Capital and surplus.....................................             845,507                917,363
                                                                       --------------         --------------
         Total liabilities, capital and surplus..................      $   11,346,957         $   11,536,216
                                                                       ==============         ==============

   The accompanying notes are an integral part of these financial statements

                          MONY LIFE INSURANCE COMPANY

              UNAUDITED STATEMENTS OF OPERATIONS - STATUTORY BASIS
                                 (IN THOUSANDS)

                                                                             For the six months ended
                                                                                     June 30,
                                                                        --------------------------------
                                                                            2002               2001
                                                                        ------------       -------------
Premiums, annuity considerations and fund deposits..................    $    338,223       $     362,552
Net investment income...............................................         300,774             321,297
Commission and expense allowance on reinsurance ceded...............          18,544              20,682
Adjustments on reinsurance ceded....................................            (866)             (5,419)
Other income (net)..................................................         (10,789)             (6,801)
                                                                        ------------       -------------
                                                                             645,886             692,311
                                                                        ------------       -------------
Policyholder and contractholder benefits............................         352,232             423,409
Change in policy and contract reserves..............................          27,959             (14,395)
Commissions.........................................................          11,047              15,132
Operating expenses..................................................          95,008              96,192
Transfer from separate accounts.....................................          (5,405)             (6,645)
Other deductions (net)..............................................             587               2,259
                                                                        ------------       -------------
                                                                             481,428             515,952
                                                                        ------------       -------------
Net gain from operations before dividends and federal income
   taxes............................................................         164,458             176,359

Dividends to policyholders..........................................          98,504             111,203
                                                                        ------------       -------------

Net gain from operations before federal income taxes................          65,954              65,156

Federal income tax..................................................           2,988               9,594
                                                                        ------------       -------------

Net gain from operations............................................          62,966              55,562

Net realized capital losses (See Note 8)............................         (25,651)            (28,309)
                                                                        ------------       -------------

Net Income..........................................................    $     37,315       $      27,253
                                                                        ============       =============

   The accompanying notes are an integral part of these financial statements

                          MONY LIFE INSURANCE COMPANY

         UNAUDITED STATEMENTS OF CAPITAL AND SURPLUS - STATUTORY BASIS
                                 (IN THOUSANDS)

                                                                             For the six        For the year
                                                                             months ended          ended
                                                                               June 30,         December 31,
                                                                                 2002               2001
                                                                            --------------     --------------
Capital and surplus, beginning of year..............................        $    917,363        $  1,154,831
Net income..........................................................              37,315              33,404
Change in net unrealized capital gains..............................            (100,345)           (196,593)
Change in non-admitted assets.......................................               2,557             (18,593)
Change in reserves on account of change in valuation basis..........                   0              10,943
Change in asset valuation reserve...................................             (11,383)             85,064
Surplus paid in.....................................................                   0                   0
Change in surplus due to reinsurance................................                   0                   0
Changes in Surplus Notes............................................                   0                 (58)
Cumulative effect of changes in accounting principles...............                   0             (36,856)
Dividends to stockholder............................................                   0            (115,000)
Premium in excess of carrying value on redemption of surplus note...                   0                 (58)
Other changes to surplus............................................                   0                 279
                                                                            ------------        ------------
Net change in capital and surplus for the year......................             (71,856)           (237,468)
                                                                            ------------        ------------
Capital and surplus, end of year....................................        $    845,507        $    917,363
                                                                            ============        ============

   The accompanying notes are an integral part of these financial statements

                          MONY LIFE INSURANCE COMPANY

              UNAUDITED STATEMENTS OF CASH FLOWS - STATUTORY BASIS
                                 (IN THOUSANDS)

                                                                          For the six months ended June 30,
                                                                          ---------------------------------
                                                                              2002               2001
                                                                          -------------    ----------------
Cash from Operations:
     Premiums and annuity considerations                                  $    355,852       $     425,230
     Investment income, net of investment expenses                             289,828             327,604
     Adjustments on reinsurance ceded                                           28,666              28,134
     Other income                                                                6,974               4,230
     Policy benefits paid                                                     (354,793)           (492,649)
     Transfers from separate accounts                                           36,831              42,389
     Commissions, other expenses and insurance taxes paid                     (114,004)           (144,105)
     Dividends to policyholders                                                (97,544)           (108,765)
     Federal income taxes (excluding capital gains tax)                           (438)             (7,056)
     Other deductions                                                           (4,977)            (23,157)
                                                                          ------------       -------------
         Net cash from operations                                              146,395              51,855
                                                                          ------------       -------------

Cash from Investments:
     Proceeds from investments sold, matured or repaid:
         Bonds                                                                 413,635             611,532
         Stocks                                                                  7,474              25,146
         Mortgage loans                                                        160,341              99,530
         Real estate                                                             2,587               1,600
         Other invested assets                                                   9,692               7,725
         Miscellaneous proceeds                                                      0              47,254
         Taxes paid on net capital gains                                             0                   0
                                                                          ------------       -------------
         Total investment proceeds                                             593,729             792,787
                                                                          ------------       -------------
     Cost of investments acquired:
         Bonds                                                                 556,463             351,079
         Stocks                                                                 21,380              74,660
         Mortgage loans                                                         88,868             104,241
         Real estate                                                            12,072               7,916
         Other invested assets                                                  13,614              95,952
         Miscellaneous application                                               8,823                   0
         Change in policy loans                                                (23,665)            (15,976)
                                                                          ------------       -------------
         Total investments acquired                                            677,555             617,872
                                                                          ------------       -------------
              Net cash from investments                                        (83,826)            174,915
                                                                          ------------       -------------

Cash from Financing and Miscellaneous Sources:
     Cash provided (applied):
         Capital and surplus paid in                                                0                   0
         Borrowed money                                                        48,130                   0
         Surplus notes issuance/(redemption)                                        0                (116)
         Deposits on deposit-type contract funds                              127,773              93,903
         Other sources                                                          5,751               6,843
                                                                          -----------        ------------
         Total                                                                181,654             100,630
                                                                          -----------        ------------
     Cash applied:
         Dividends paid to stockholder                                              0                   0
         Withdrawals on deposit-type contract funds                           167,333              98,076
         Other sources                                                         41,136             124,533
                                                                          -----------        ------------
         Total                                                                208,469             222,609
                                                                          -----------        ------------

              Net cash from financing and miscellaneous sources               (26,815)           (121,979)
                                                                          -----------        ------------

Reconciliation of Cash and Short Term Investments:
     Net change in cash and short-term investments                             35,754             104,791
     Cash and short-term investments, beginning of year                       128,609             320,037
                                                                          -----------        ------------
     Cash and short-term investments, end of period                       $   164,363        $    424,828
                                                                          ===========        ============

   The accompanying notes are an integral part of these financial statements

                          MONY LIFE INSURANCE COMPANY

                    NOTES TO STATUTORY FINANCIAL STATEMENTS

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS:

         On November 16, 1998, pursuant to the Plan of Reorganization (the "Plan"), which was approved by the New York Insurance Department, MONY Life Insurance Company ("MONY Life" or "The Company", formerly, The Mutual Life Insurance Company of New York) converted from a mutual life insurance company to a stock life insurance company (the "Demutualization") and became a wholly owned subsidiary of MONY Group. In connection with the Plan, MONY established a closed block, as more fully discussed in Note 5, to fund the guaranteed benefits and dividends of certain participating insurance policies and eligible policyholders received cash, policy credits, or shares of MONY Group common stock in exchange for their membership interests in MONY.

         On February 27, 2002, MONY Group formed a downstream holding company, MONY Holdings. MONY Holdings was formed for the purpose of issuing debt tied to the Closed Block Business within MONY Life, as defined in the indenture. Pursuant to this transaction, MONY Group transferred its ownership interest in MONY Life to MONY Holdings. MONY Holdings commenced operations on April 30, 2002 concurrent with the issuance of $300.0 million of floating rate insured debt securities (the "Notes") in a private placement and the aforementioned transfer of MONY Group's ownership interest in MONY Life. Other than activities related to servicing the Notes in accordance with the indenture and its ownership interest in MONY Life, MONY Holdings has no operations and engages in no other activities.

         Proceeds to MONY Holdings from the issuance of the aforementioned debt securities, after all offering and other related expenses, were approximately $292.3 million. Of this amount, $60 million was deposited in a debt service coverage account, pursuant to the terms of the note indenture, to provide liquidity and collateral for the payment of interest and principal on the Notes and the balance of approximately $232.3 million was distributed to MONY Group in the form of a dividend. During the second quarter of 2002, out of the proceeds from the aforementioned dividend, MONY Group loaned the Company and its wholly owned subsidiary, MONY Life Insurance Company of America ("MLOA"), $48.0 million and $121.0 million, respectively. The loans are in the form of demand loans, which allow MONY Group the ability to require repayment at its discretion. The loans were made to effectively enable the funds from the issuance of the Notes to be invested in higher yielding longer duration investments until such time the funds could be permanently invested. The ability of the Company and MLOA to invest the funds in longer duration securities is possible because both the Company and MLOA have other sources of cash flow that enable them to fund the aforementioned demand when it occurs. The loans bear interest at a floating rate equal to Federal Funds Rate + 0.15% per annum.

         The Company and its subsidiaries provide life insurance, annuities, corporate-owned and bank-owned life insurance ("COLI/BOLI") products, mutual funds, securities brokerage, asset management, and business and estate planning. The Company distributes its products and services to individuals and institutional clients through a career agency sales force and financial advisors and brokers of its mutual fund and broker-dealer subsidiaries. In addition, the Company distributes it products and services through what it defines as complementary distribution channels, which principally consist of independent third-party insurance brokerage general agencies and securities broker-dealers, as well as its corporate marketing team. The Company principally sells its products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico and currently insures or provides other financial services to more than one million people.

         MONY Life's principal wholly owned direct and indirect operating subsidiaries include: (i) MONY Life Insurance Company of America ("MLOA"), an Arizona domiciled life insurance company, (ii) Enterprise Capital Management ("Enterprise"), a distributor of both proprietary and non-proprietary mutual funds, (iii) U.S. Financial Life Insurance Company ("USFL"), an Ohio domiciled insurer underwriting specialty risk life insurance business, (iv) MONY Securities Corporation ("MSC"), a registered securities broker-dealer and investment advisor whose products and services are distributed through MONY Life's career agency sales force, (v) Trusted Securities Advisors Corporation ("Trusted Advisors"), which distributes investment products and services through a network of independent certified public accountants, (vi) MONY Brokerage, Inc. ("MBI"), a licensed insurance broker, which principally provides MONY Life's career agency sales force with access to life, annuity, small group health, and specialty insurance products written by other insurance companies so they can meet the insurance and investment needs of their customers, and (vii) MONY Life Insurance Company of the Americas, Ltd. ("MLICA"), which provides life insurance, annuity and investment products to nationals of certain Latin American countries.

2.       BASIS OF PRESENTATION:

         The accompanying statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of New York ("SAP"), which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America ("GAAP").

         The New York State Insurance Department recognizes only statutory accounting practices prescribed or permitted by the State of New York for determining and reporting the financial condition and results of operations of an insurance company, and for determining its solvency under New York Insurance Law. The National Association of Insurance Commissioners' ("NAIC") Accounting Practices and Procedures manual, version effective January 1, 2001, ("NAIC SAP") has been adopted as a component of prescribed or permitted practices by the State of New York. The NAIC Accounting Practices and Procedures manual is composed of the Preamble, the Statements of Statutory Accounting Principles (SSAPs), and Appendices. New York State has adopted certain prescribed accounting practices that differ from those found in NAIC SAP. Specifically, 1) goodwill arising from the purchase of a subsidiary, controlled or affiliated entity is written off directly to surplus in the year it originates by New York domiciled companies. In NAIC SAP, goodwill in amounts not exceeding 10% of an insurer's capital and surplus may be capitalized and all amounts of goodwill are amortized to unrealized gains and losses on investments over periods not to exceed 10 years and, 2) deferred tax assets (DTA's) and deferred tax liabilities (DTL's) representing the expected future tax consequences of temporary differences generated by statutory accounting are not recorded by New York domiciled companies. In NAIC SAP, DTA's and DTL's are included in a reporting entity's Statement of Assets, Liabilities, Surplus and Other Funds. The Commissioner of Insurance of the State of New York has the right to permit other specific practices that deviate from prescribed practices.

         A reconciliation of the Company's capital and surplus between NAIC SAP and practices prescribed and permitted by the State of New York is shown below (in millions):

---------------------------------------------------------- ---------------- -----------------
                                                                June 30,        December 31,
                                                                  2002              2001
---------------------------------------------------------- ---------------- -----------------
Statutory Capital and Surplus, New York basis........          $  845.5         $  917.4
---------------------------------------------------------- ---------------- -----------------
State Prescribed Practices (Surplus):
---------------------------------------------------------- ---------------- -----------------
     Goodwill (net)..................................              20.1             21.6
---------------------------------------------------------- ---------------- -----------------
     Deferred Tax Assets (net).......................              84.1             89.9
---------------------------------------------------------- ---------------- -----------------
Statutory Capital and Surplus, NAIC SAP..............          $  949.7         $1,028.9
---------------------------------------------------------- ---------------- -----------------

         In financial statements prepared in conformity with SAP, the accounting treatment of certain items is different than for financial statements prepared in conformity with GAAP.

         GAAP net income (loss) reported by the Company for the six months ending June 30, 2002 and 2001 was $13.8 million and $44.0 million, respectively. GAAP shareholder's equity of the Company as of June 30, 2002 and December 31, 2001 was $1,974.6 million and $1,902.7 million, respectively.

         Some of the general differences between SAP and GAAP include:

         . Policy acquisition costs, such as commissions and other costs incurred in connection with acquiring new and renewal business, are expensed when incurred under SAP; whereas under GAAP, such costs are deferred and amortized over the expected life of the business.

         . Premiums for universal life and investment-type products, except those classified as "deposit type contracts" under SAP, are recognized as revenue when due under SAP; whereas under GAAP, they are reported as deposits to policyholders' account balances. Revenues from these contracts under GAAP consist of amounts assessed during the period against policyholders' account balances for mortality, policy administration and surrender charges.

         . Policy reserves are based on statutory mortality and interest requirements, without consideration of withdrawals, and are reported net of reinsurance reserve credits under SAP; whereas under GAAP, the reserves for interest sensitive life and annuity products are equal to the fund value, and the reserve for long duration participating contracts is the net level premium reserve calculated using the dividend fund interest rate and the mortality rates guaranteed in calculating cash surrender values. GAAP reserves are gross of reinsurance reserve credits.

         . No provision is made for deferred income taxes for NY domiciled companies under SAP; whereas under GAAP, deferred income taxes result from temporary differences between the tax bases of assets and liabilities and are reported amounts in the financial statements.

         . An interest maintenance reserve ("IMR") is established as a liability to capture realized investment gains and losses, net of tax, on the sale of fixed maturities and mortgage loans resulting from changes in the general level of interest rates, and is amortized into income over the remaining years to expected maturity of the assets sold under SAP; whereas under GAAP, no such reserve is required.

         . An asset valuation reserve ("AVR"), based upon a formula prescribed by the NAIC, is established as a liability to offset potential non-interest related investment losses, and changes in the AVR are charged or credited to surplus; whereas under GAAP, no such reserve is required.

         . Bonds and redeemable preferred stocks in good standing are generally carried at amortized cost under SAP; whereas under GAAP, bonds and redeemable preferred stocks are classified as available for sale and carried at fair value. The related change in unrealized gains and losses, net of related deferred taxes and an adjustment for deferred policy acquisition costs, is reported as a component of other comprehensive income in equity in accordance with GAAP.

         . Certain assets designated as "non-admitted" are excluded from assets by a direct charge to surplus; whereas under GAAP, such assets are carried on the balance sheet, net of appropriate valuation allowances.

         . Postretirement benefits are accrued at the time employees are vested or retire under SAP; whereas under GAAP, an obligation for such benefits is accrued over the service period for all eligible employees.

         . Subsidiaries are reported using the equity method of accounting; whereas under GAAP, all entities in which a company has control and a majority economic interest are consolidated.

         . Surplus notes are reported as surplus for statutory purposes and as debt for GAAP.

         . Certain reinsurance agreements recognized as reinsurance for statutory purposes are accounted for as financing transactions under GAAP.

3.       COMMITMENTS AND CONTINGENCIES:

COMMITMENTS:

         MONY Group maintains a syndicated credit facility with banks aggregating $150.0 million with a scheduled renewal date in July 2003. The purpose of this facility is to provide additional liquidity for any unanticipated short-term cash needs that MONY Group might experience and also to serve as support for MONY Group's $150.0 million commercial paper program which was activated in the third quarter of 2000. In accordance with specified covenants of the facility, MONY Life is required to maintain a tangible net worth in accordance with Statutory Accounting Practices of not less than $900.0 million, and MONY Group is required to maintain a debt to capitalization ratio not to exceed 40% and cash and cash equivalents on a separate company basis equal to the greater of $75 million or one and one half years debt service. As of June 30,2002, MONY Group was in compliance with each of the covenants as follows: (i) MONY Life's tangible net worth determined in accordance with Statutory Accounting Practices totaled $1,062.0 million, (ii) MONY Group's debt to total capitalization ratio was 30.7%, and (iii) MONY Group cash and cash equivalents of $135.0 million. MONY Group has not borrowed against the facility since its inception, and did not have any commercial paper outstanding as of December 31, 2001 or as of June 30, 2002. The facility was amended at the consummation of the offering of the old notes, to permit the offering.

         At June 30, 2002 the Company had commitments to issue $7.8 million of fixed rate agricultural loans with periodic interest rate reset dates. The initial interest rate on such loans ranged from approximately 7.06 percent to
7.37 percent. In addition, the Company had commitments to issue $180.4 million of fixed rate and floating rate commercial loan investments with interest rates ranging from 4.34 percent to 9.25 percent, and $4.4 million of mezzanine financing with pay rates ranging from 9.0 percent to 10.0 percent. The Company had outstanding commitments to contribute capital to equity partnerships of $88.0 million and private fixed maturity securities of $25.7 at December 31, 2001.

         At December 31, 2001 the Company had commitments to issue $5.9 million of fixed rate agricultural loans with periodic interest rate reset dates. The initial interest rate on such loans ranged from approximately 6.25 percent to
7.45 percent. In addition, the Company had commitments to issue $197.6 million of fixed rate and floating rate commercial loan investments with interest rates ranging from 4.53 percent to 10.0 percent. The Company had outstanding commitments to contribute capital to equity partnerships of $89.3 million at December 31, 2001.

CONTINGENCIES:

         The Company has guaranteed to certain states that the surplus of MLOA and USFL, wholly owned subsidiaries, will be maintained at amounts at least equal to the minimum surplus required for admission to those states.

         The Company and MLOA are parties to an agreement dated February 28, 1996 whereby the Company agrees to reimburse MLOA to the extent that MLOA's recognized loss as a result of a mortgage loan default or foreclosure or subsequent sale of the underlying collateral exceeds 75% of the appraised value of the loan at origination for each such mortgage loan. Pursuant to the agreement, the Company made no payments to MLOA in 2002 and 2001.

         Since late 1995 a number of purported class actions have been commenced in various state and federal courts against MONY alleging that it engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting MONY from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. MONY has answered the complaints in each action (except for one being voluntarily held in abeyance). MONY has denied any wrongdoing and has asserted numerous affirmative defenses.

         On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America (now known as DeFilippo, et al v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America), the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by MONY and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, MONY filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

         On October 21, 1997, the New York State Supreme Court granted MONY's motion for summary judgment and dismissed all claims filed in the Goshen case against MONY. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court has subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only, and has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. On August 9, 2001, the New York State Appellate Division, First Department, affirmed the ruling limiting the class to New York purchasers. On January 15, 2002, the New York State Court of Appeals granted the plaintiffs' motion for leave to appeal from that decision. On July2, 2002 the New York Court of Appeals unanimously affirmed the Appellate Division decision limiting the class action claims under section 349 of the New York General Business Law to purchasers of insurance products in New York. MONY intends to defend itself vigorously against plaintiffs' sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on MONY.

         On November 16, 1999, The MONY Group Inc. and MONY Life Insurance Company were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purports to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in force life insurance policies issued by MONY Life Insurance Company as of November 16, 1998. The complaint alleges that
(i) the New York Superintendent of Insurance, Neil D. Levin, violated Section 7312 of the New York Insurance Law by approving the plan of demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable dividend expectations of the closed block, and (ii) MONY violated Section 7312 by failing to develop and submit to the Superintendent a plan of demutualization that was fair and adequate. The plaintiffs seek equitable relief in the form of an order vacating and/or modifying the Superintendent's order approving the plan of demutualization and/or directing the Superintendent to order MONY to increase the assets in the closed block, as well as unspecified monetary damages, attorneys' fees and other relief.

         In early January 2000, MONY and the Superintendent wrote to the District Court seeking a pre-motion conference preliminary to the filing of a motion to dismiss the federal complaint on jurisdictional, federal abstention and timeliness grounds and for failure to state a claim. Following receipt of those letters, plaintiffs' counsel offered voluntarily to dismiss their complaint, and a stipulation and order to that effect was thereafter filed and approved by the court.

         On March 27, 2000, plaintiffs filed a new action in New York State Supreme Court bearing the same caption and naming the same defendants as the previously filed federal action. The state court complaint differs from the complaint previously filed in federal court in two primary respects. First, it no longer asserts a claim for damages against the Superintendent, nor does its prayer for relief seek entry of an order vacating or modifying the Superintendent's decision or requiring the Superintendent to direct MONY to place additional assets into the closed block. Rather, it seeks an accounting and an order from the Court directing MONY to transfer additional assets to the closed block.

         Second, the new complaint contains claims for breach of contract and fiduciary duty, as well as new allegations regarding the adequacy of the disclosures contained in the Policyholder Information Booklet distributed to policyholders soliciting their approval of the plan of demutualization (which plaintiffs claim violated both the Insurance Law and MONY's fiduciary duties).

         In order to challenge successfully the New York Superintendent's approval of the plan, plaintiffs would have to sustain the burden of showing that such approval was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that MONY may ask the court to require the challenging party to give security for the reasonable expenses, including attorneys' fees, which may be incurred by MONY or the Superintendent or for which MONY may become liable, to which security MONY shall have recourse in such amount as the court shall determine upon the termination of the action.

         MONY and the Superintendent moved to dismiss the state court complaint in its entirety on a variety of grounds. On April 20, 2001, the New York Supreme Court granted both motions and dismissed all claims against MONY and the Superintendent. Plaintiffs' have appealed the dismissal of the claims against MONY and the Superintendent to the New York Appellate Division, First Department. MONY intends to defend itself vigorously against plaintiffs' appeal. There can be no assurance, however, that the present litigation will not have a material adverse effect on MONY.

         In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings (some of which involve demands for unspecified damages) in connection with its business. In the opinion of management of the Company, resolution of contingent liabilities, income taxes and other matters will not have a material adverse effect on the Company's statutory surplus or results of operations.

4.       IMPLICATIONS OF THE EVENTS OF SEPTEMBER 11TH:

         The events of September 11th had no material effect on the Company's financial position as of June 30, 2002 and December 31, 2001, respectively or its results of operations for the six month period and year then ended. The net effect of life insurance claims relating to the incident (after reinsurance and the release of related reserves) aggregated approximately $3.4 million pre-tax. In addition, the Company and its subsidiaries incurred damages from property losses and business interruption. These damages principally consist of: (i) lost revenues at MSC and Enterprise resulting from the close of the New York securities markets, (ii) the closing of the Company's New York corporate offices, and (iii) lost revenues resulting from the volatility of the securities markets and consumer uncertainty with respect to equity based products in the aftermath of September 11th. To date, no determination has been made with respect to the Company's ability to recover the aforementioned damages under its insurance coverage.

5.       THE CLOSED BLOCK:

         On November 16, 1998, the Company established a closed block ("the "Closed Block") of certain participating insurance policies as defined in the Plan (the "Closed Block Business"). In conjunction therewith, the Company allocated assets to the Closed Block expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, are reasonably expected to be sufficient to support the Closed Block Business, including but not limited to, provision for payment of claims and surrender benefits, certain expenses and taxes, and for continuation of current payable dividend scales in effect at the date of Demutualization, assuming the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The assets allocated to the Closed Block and the aforementioned revenues inure solely to the benefit of the owners of policies included in the Closed Block.

         The assets, liabilities, income and expenses relating to the Closed Block have been included within the appropriate captions in the statement of admitted assets, liabilities, capital and surplus at June 30, 2002 and December 31, 2001, and statement of operations and capital and surplus and statement of cash flows for the six months ended June 30, 2001 and 2000. The assets and liabilities allocated to the Closed Block are recorded in the Company's financial statements at their historical carrying values. The carrying value of the assets allocated to the Closed Block are less than the carrying value of the Closed Block liabilities at the effective date of the Plan. The excess of the Closed Block liabilities over the Closed Block assets at the effective date of the Plan represents the total estimated future post-tax contribution expected to emerge from the operation of the Closed Block, which will be recognized in the Company's income over the period the policies and the contracts in the Closed Block remain in force

         In determining the amount of assets to be allocated to the Closed Block, management made certain estimates and assumptions regarding the expected cash flows from the Closed Block assets and the Closed Block Business, including estimates and assumptions regarding investment cash flows, mortality, persistency, and expenses which are to be funded in the Closed Block. The estimated net cash flows assumed in determining the Closed Block funding consisted of premiums from policies included in the Closed Block, investment income from Closed Block assets, proceeds from maturities and dispositions of Closed Block assets, less benefits paid on Closed Block policies, certain expenses (including taxes) funded in the Closed Block, and dividends on Closed Block policies based on current payable dividend scales. To the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block Business are, in the aggregate, more favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be greater than the total dividends that would have been paid to such policyholders if the current payable dividend scales had been continued. Conversely, to the extent that the actual cash flows, subsequent to the effective date of the Plan, from the assets allocated to the Closed Block and the Closed Block Business are, in the aggregate, less favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be less than the total dividends that would have been paid to such policyholders if the current payable dividend scales had been continued. Accordingly, the recognition of the aforementioned estimated future post-tax contribution expected to emerge from the operation of the Closed Block is not affected by the aggregate actual experience of the Closed Block assets and the Closed Block Business subsequent to the effective date of the Plan, except in the unlikely event that the Closed Block assets and the actual experience of the Closed Block Business subsequent to the effective date of the Plan are not sufficient to pay the guaranteed benefits on the Closed Block policies, in which case the Company will be required to fund any such deficiency from its general account assets outside of the Closed Block.

         Since the Closed Block will be funded to provide for payment of guaranteed benefits and the continuation of current payable dividends on the policies included therein, it will not be necessary to use general funds to pay guaranteed benefits unless the Closed Block Business experiences very substantial ongoing adverse experience in investment, mortality, persistency or other experience factors. The Company regularly (at least quarterly) monitors the experience from the Closed Block and may make changes to the dividend scale, when appropriate, to ensure that the profits are distributed to the Closed Block policyholders in a fair and equitable manner

         Balance sheet information for the Closed Block as of June 30, 2002 and December 31, 2001 is summarized as follows (in millions):

                                              June 30, 2002       December 31,2001
                                             ---------------     ------------------
Bonds.................................         $  3,897.7            $  3,780.9
Mortgage loans on real estate.........              566.0                 621.9
Real Estate...........................                8.0                   0.0
Policy loans..........................            1,120.1               1,144.3
Cash and short-term investments.......               72.8                  56.2
Other assets..........................              221.3                 232.0
                                               ----------            ----------
Total Closed Block Assets.............         $  5,885.9            $  5,835.3
                                               ==========            ==========

Life insurance and annuity reserves...            6,688.4               6,674.5
Other liabilities.....................              539.2                 543.5
                                               ----------            ----------
Total Closed Block Liabilities........         $  7,227.6            $  7,218.0
                                               ==========            ==========

        INDEX TO AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES FINANCIAL
                                   STATEMENTS

Consolidated Financial Statements of Ambac Assurance Corporation and
       Subsidiaries
       Report of Independent Auditors ........................................................................     AF-2

       Consolidated Balance Sheets as of December 31, 2001 and 2000 ..........................................     AF-3

       Consolidated Statements of Operations for the years ended December 31,
             2001, 2000 and 1999 .............................................................................     AF-4

       Consolidated Statements of Stockholder's Equity for the years ended
             December 31, 2001, 2000 and 1999.................................................................     AF-5

       Consolidated Statements of Cash Flows for the years ended December 31,
             2001, 2000 and 1999 .............................................................................     AF-6

       Notes to Consolidated Financial Statements ............................................................     AF-7

Consolidated Unaudited Financial Statements of Ambac Assurance
       Corporation and Subsidiaries
       Consolidated Balance Sheets as of  June 30, 2002 (Unaudited) and December 31, 2001 ....................    AF-25

       Consolidated Statements of Operations (Unaudited) for the periods ended June 30,
             2002 and 2001. ..................................................................................    AF-26

       Consolidated Statements of Stockholder's Equity (Unaudited)  for the periods ended
             June 30, 2002 and 2001...........................................................................    AF-27

       Consolidated Statements of Cash Flows (Unaudited) for the periods ended June 30,
             2002 and 2001 ...................................................................................    AF-28

       Notes to Unaudited Consolidated Financial Statements...................................................    AF-29

                          Independent Auditors' Report

The Board of Directors
Ambac Assurance Corporation:

         We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of Ambac Assurance Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
KPMG LLP
New York, New York
January 23, 2002

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                                            2001               2000
                                                                                        ------------       ------------
                                       ASSETS
Investments:
     Fixed income securities, at fair value
         (amortized cost of $4,955,542 in 2001 and $3,969,932 in 2000)..............    $  5,083,039       $  4,098,511
     Short-term investments, at cost (approximates fair value)......................         185,943            218,505
     Other..........................................................................           1,394                715
                                                                                        ------------       ------------
         Total investments..........................................................       5,270,376          4,317,731

Cash................................................................................          33,678             11,893
Cash pledged as collateral..........................................................           --                11,705
Securities purchased under agreements to resell.....................................           --                25,016
Receivable for securities sold......................................................             281              1,215
Investment income due and accrued...................................................          73,456             67,132
Reinsurance recoverable.............................................................           2,259              1,091
Prepaid reinsurance.................................................................         267,655            242,604
Deferred acquisition costs..........................................................         163,477            153,424
Other assets........................................................................         343,866            230,908
                                                                                        ------------       ------------
         Total assets...............................................................    $  6,155,048       $  5,062,719
                                                                                        ============       ============
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
     Unearned premiums..............................................................    $  1,790,084       $  1,556,250
     Losses and loss adjustment expense reserve.....................................         152,352            132,445
     Ceded reinsurance balances payable.............................................          10,146             10,892
     Deferred income taxes..........................................................         147,642            146,839
     Current income taxes...........................................................         126,039             31,308
     Note payable to affiliate......................................................          63,500              --
     Payable for securities purchased...............................................          26,097              3,935
     Other liabilities..............................................................         362,465            255,308
                                                                                        ------------       ------------
         Total liabilities..........................................................       2,678,325          2,136,977
                                                                                        ------------       ------------
Stockholder's equity:
     Preferred stock, par value $1,000 per share; authorized
         shares -- 285,000; issued and outstanding shares -- none...................           --                 --
     Common stock, par value $2.50 per share; authorized shares
         -- 40,000,000; issued and outstanding shares -- 32,800,000
         at December 31, 2001 and December 31, 2000.................................          82,000             82,000
     Additional paid-in capital.....................................................         928,094            760,006
     Accumulated other comprehensive income.........................................          80,556             81,616
     Retained earnings..............................................................       2,386,073          2,002,120
                                                                                         -----------        -----------
         Total stockholder's equity.................................................       3,476,723          2,925,742
                                                                                        ------------       ------------
         Total liabilities and stockholder's equity.................................    $  6,155,048       $  5,062,719
                                                                                        ============       ============

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                      Years Ended December 31,
                                                                             ------------------------------------------
                                                                                2001            2000            1999
                                                                             ----------      ----------      ----------
Revenues:
     Gross premiums written............................................      $  687,457      $  485,685      $  449,786
     Ceded premiums written............................................         (95,534)        (80,789)         (61,84)
                                                                             ----------      ----------      ----------
         Net premiums written..........................................      $  591,923      $  404,896      $  387,941
                                                                             ==========      ==========      ==========
     Net premiums earned...............................................      $  383,042      $  314,507      $  267,356
     Other credit enhancement fees.....................................          21,661          12,157           3,887
                                                                             ----------      ----------      ----------
     Net premiums earned and other credit enhancement fees.............         404,703         326,664         271,243
     Net investment income.............................................         268,864         241,908         209,686
     Net realized losses...............................................          (1,464)         (3,430)         (5,675)
     Other income......................................................          25,830          32,856          18,020
                                                                             ----------      ----------      ----------
         Total revenues................................................         697,933         597,998         493,274
                                                                             ----------      ----------      ----------
Expenses:
     Losses and loss adjustment expenses...............................          20,000          15,000          11,000
     Underwriting and operating expenses...............................          73,852          63,153          54,930
     Interest expense..................................................           4,676           4,027           3,055
                                                                             ----------      ----------      ----------
         Total expenses................................................          98,528          82,180          68,985
                                                                             ----------      ----------      ----------
         Income before income taxes....................................         599,405         515,818         424,289
                                                                             ----------      ----------      ----------
Income tax expense:
     Current taxes.....................................................         146,796         103,812          95,552
     Deferred taxes....................................................             656          24,324           7,172
                                                                             ----------      ----------      ----------
         Total income taxes............................................         147,452         128,136         102,724
                                                                             ----------      ----------      ----------
         Net income....................................................      $  451,953      $  387,682      $  321,565
                                                                             ==========      ==========      ==========

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                         Years Ended December 31,
                                        -----------------------------------------------------------------------------------------
                                                 2001                          2000                                1999
                                        -------------------------       ------------------------         ------------------------
Retained Earnings:

   Balance at January 1                 $  2,002,120                    $  1,674,238                     $  1,404,673
   Net income                                451,953   $  451,953            387,682   $  387,682             321,565  $   321,565
                                                       ----------                      ----------                      -----------
   Dividends declared -
     common stock                            (68,000)                        (59,800)                         (52,000)
                                        ------------                    ------------                     ------------
   Balance at December 31               $  2,386,073                    $  2,002,120                     $  1,674,238
                                        ------------                    ------------                     ------------
Accumulated Other
    Comprehensive Income (Loss):

   Balance at January 1                 $     81,616                    $    (92,049)                    $    138,651
   Unrealized gains (losses) on
     securities, $(787),
     $269,460, and $(353,935),
     pre-tax, in 2001, 2000
     and 1999, respectively) (1)                             (511)                        175,149                         (230,058)
   Foreign currency loss                                     (549)                         (1,484)                            (642)
                                                       ----------                      ----------                      -----------
   Other comprehensive (loss) income          (1,060)      (1,060)           173,665      173,665            (230,700)    (230,700)
                                        ------------   ----------       ------------   ----------        ------------  -----------
   Total comprehensive income                          $  450,893                      $  561,347                      $    90,865
                                                       ==========                      ==========                      ===========

   Balance at December 31               $     80,556                    $     81,616                     $    (92,049)
                                        ------------                    ------------                     ------------

Common Stock:

   Balance at January 1 and
     December 31                        $     82,000                    $     82,000                     $     82,000
                                        ------------                    ------------                     ------------

Additional Paid-in Capital:

   Balance at January 1                 $    760,006                    $    751,522                     $    541,021
   Capital contribution                      176,193                           --                             209,012
   Capital issuance costs                     (8,468)                          --                               --
   Exercise of stock options                     363                           8,484                            1,489
                                        ------------                    ------------                     ------------
   Balance at December 31               $    928,094                    $    760,006                     $    751,522
                                        ------------                    ------------                     ------------

Total Stockholder's Equity at
     December 31                        $  3,476,723                    $  2,925,742                     $  2,415,711
                                        ============                    ============                     ============


(1) Disclosure of reclassification amount:                                2001       2000        1999
                                                                        ---------------------------------
Unrealized holding gains (losses) arising during period                 $  2,924  $  177,873  $  (233,747)
Less: reclassification adjustment for net gains (losses)                   3,435       2,724       (3,689)
included in net income
                                                                        ---------------------------------
Net unrealized (losses) gains on securities                             $   (511) $  175,149  $  (230,058)
                                                                        =================================

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                           Years Ended December 31,
                                                                            ----------------------------------------------------
                                                                                 2001                2000              1999
                                                                            --------------      -------------      -------------
Cash flows from operating activities:
     Net income......................................................        $   451,953         $   387,682        $   321,565
     Adjustments to reconcile net income to net cash
         Provided by operating activities:
     Depreciation and amortization...................................              2,881               2,925              2,337
     Amortization of bond premium and discount.......................             (7,615)             (5,507)            (4,552)
     Current income taxes............................................             94,731              (2,474)            13,798
     Deferred income taxes...........................................              1,079              24,667              7,172
     Deferred acquisition costs......................................            (10,053)            (18,100)           (14,705)
     Unearned premiums, net..........................................            208,783              89,944            120,419
     Losses and loss adjustment expenses.............................             18,739              10,379              8,819
     Ceded reinsurance balances payable..............................               (746)             (4,136)             8,452
     Net realized losses.............................................              1,464               3,430              5,675
     Other, net......................................................             10,868)             14,862              7,205
                                                                             -----------         -----------        -----------
         Net cash provided by operating activities...................            750,348             503,672            476,185
                                                                             -----------         -----------        -----------
Cash flows from investing activities:
     Proceeds from sales of bonds....................................            505,688             638,613          1,235,605
     Proceeds from matured bonds.....................................            239,669             119,592            177,870
     Purchases of bonds..............................................         (1,523,590)         (1,135,069)        (1,715,372)
     Change in short-term investments................................             32,562             (11,384)          (113,209)
     Securities purchased under agreements to resell.................             25,016             (25,016)             5,449
     Other, net......................................................             (6,645)             (5,611)            (5,192)
                                                                             -----------         -----------        -----------
         Net cash used in investing activities.......................           (727,300)           (418,875)          (414,849)
                                                                             -----------         -----------        -----------
Cash flows from financing activities:
     Dividends paid..................................................            (68,000)            (59,800)           (52,000)
     Capital issuance costs..........................................             (8,468)              --                 --
     Long-term financing from affiliates.............................             63,500               --                 --
     Short-term financing from affiliates............................              --                 (7,930)            (7,700)
                                                                             -----------         -----------        -----------
         Net cash used in financing activities.......................            (12,968)            (67,730)           (59,700)
                                                                             -----------         -----------        -----------
         Net cash flow...............................................             10,080              17,067              1,636
Cash and cash pledged as collateral at January 1.....................             23,598               6,531              4,895
                                                                             -----------         -----------        -----------
Cash and cash pledged as collateral at December 31...................        $    33,678         $    23,598        $     6,531
                                                                             ===========         ===========        ===========
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
         Income taxes................................................        $    51,289         $    96,116        $    77,456
                                                                             ===========         ===========        ===========
         Interest expense on intercompany financings.................        $       229         $        15        $       661
                                                                             ===========         ===========        ===========

Supplemental disclosure of non-cash financing activities:
Ambac Assurance received capital contributions from its parent company in November 2001 in the form of fixed income securities amounting to $176,193 and in April 1999 and November 1999, in the form of fixed income securities amounting to $101,479 and $107,533, respectively.

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

1        BACKGROUND

         Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2        SIGNIFICANT ACCOUNTING POLICIES

         The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are as described below:

CONSOLIDATION:

         The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. The following companies have been consolidated with these financial statements: Ambac Assurance UK Limited, Ambac Credit Products, LLC, Connie Lee Holdings, Inc., Ambac Private Holdings, LLC, and Ambac Financial Services, L.P. All significant intercompany balances have been eliminated.

INVESTMENTS:

         Ambac Assurance's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income" in stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

         Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2000, collateral underlying

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

DEFERRED ACQUISITION COSTS:

         Certain costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $28,203, $22,472 and $20,843 for 2001, 2000 and 1999, respectively. Deferred acquisition costs, net of such amortization, amounted to $10,053, $18,100 and $14,705 for 2001, 2000 and 1999,
respectively.

LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE:

         The reserve for losses and loss adjustment expenses consists of the active credit reserve and case basis loss and loss adjustment expense reserves. The development of the active credit reserve is based upon estimates of the expected levels of debt service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default. When losses occur (actual monetary defaults or defaults which are imminent on guaranteed obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. During 2001, 2000 and 1999, paid losses were $2,595, $4,622, and $2,213, respectively. All or parts of case basis loss reserves are allocated from any active credit reserves available. During 2001, 2000 and 1999, salvage received were $1,333, $0 and $31, respectively.

NET PREMIUMS EARNED:

         Up-front insurance premiums written are received for an entire bond issue. A bond issue may contain several maturities. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized over each installment period, generally one year or less. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is generally recognized at that time.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

DEPRECIATION AND AMORTIZATION:

         Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from three to 10 years, using the straight-line method.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

         Ambac Financial Group, through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. Ambac Assurance accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

FOREIGN CURRENCY:

         Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52 "Foreign Currency Translation" ("SFAS 52"). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency transaction gains and losses arising primarily from transactions in short-term investment securities and cash denominated in foreign currency are reflected in net income. The Consolidated Statements of Operations include pre-tax losses from such foreign exchange items of $3,370, $3,748 and $841 for 2001, 2000 and 1999, respectively.

INCOME TAXES:

         Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.'s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group's consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

STOCK COMPENSATION PLANS:

         Ambac Assurance participates in Ambac Financial Group's equity plan. Under this plan, awards are granted to eligible employees of Ambac Assurance in the form of incentive stock options or other stock-based awards. Other than the tax benefits derived from this plan, pursuant to the tax sharing agreement, no other recognition is given by Ambac Assurance.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

DERIVATIVE CONTRACTS:

         In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities." In June 2000 the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS 133)." SFAS No. 133 and SFAS No. 138 require all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; Ambac Assurance adopted SFAS No.133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS 133, Ambac Assurance determined that it did not have an effect on the consolidated financial statements.

         Ambac Assurance, through its affiliate Ambac Financial Services, provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. Ambac Financial Services also enters into total return swaps with professional counterparties. Total return swaps are only used for fixed income obligations, which meet Ambac Assurance's credit underwriting criteria. Ambac Financial Services uses futures contracts for hedging purposes as part of its overall interest rate risk management. Ambac Assurance, through its subsidiary Ambac Credit Products, enters into structured credit derivative transactions with various financial institutions. Ambac Financial Services interest rate swaps, total return swaps and futures contracts and Ambac Credit Product's structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of other income for interest rate swaps, total return swaps and futures contracts on the Consolidated Statements of Operations. The fee component of structured credit derivatives is reflected in other credit enhancement fees in the accompanying Consolidated Statement of Operations. The mark to market gain or loss associated with credit spread changes on structured credit derivatives is reflected in net realized losses in the accompanying Consolidated Statement of Operations. Amounts included in net realized losses for credit spread mark-to-market were $3,588, $4,111 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively. The fair values of interest rate swaps and structured credit derivatives are determined by broker quotes, independent pricing services or valuation models (when broker quotes or pricing services are not available). Valuation models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for interest rate swaps and structured credit derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

SPECIAL PURPOSE ENTITIES:

         Ambac Financial Group, Inc. has sponsored two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. Ambac Assurance receives financial guarantee premiums and may receive other fees for this service. Ambac Financial Group accounts for these entities as Qualified Special Purpose Entities ("QSPEs") in accordance with Statement of Financial Accounting Standards 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The QSPEs are non-consolidated, bankruptcy remote entities. Ambac purchases debt obligations from certain financial guarantee clients and sells these obligations to the QSPEs. The purchase by the QSPE is financed through the issuance of medium-term notes ("MTNs"), which are collateralized by the purchased assets. These MTNs are generally structured to match the cash flow of the assets purchased. Derivative contracts may be used (interest rate and currency swaps) for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2001, Ambac Assurance had insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs. Since these exposures are insured, any losses incurred would be included in Ambac Assurance's Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, including asset and liability servicing responsibilities. Assets sold to the QSPEs during 2001, 2000 and 1999 were $793,438, $159,937 and $100,027, respectively. No gains or losses were recognized on these sales. As of December 31, 2001, the estimated fair value of financial assets, MTN liabilities and derivative hedge assets were $989,905, $1,003,588 and $11,677, respectively. Estimated fair value is determined utilizing valuation models. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums and other fees for issuing financial guarantee policies on the assets and MTNs of $23,682, $3,204, and $1,019 for the years ended December 31, 2001, 2000 and 1999, respectively. Ambac Financial Group received up-front fees for providing administrative agency services amounting to $302, $180, and $60 for 2001, 2000 and 1999 respectively.

ACCOUNTING STANDARDS:

         In July 2001, the FASB issued FAS Statement 142, "Goodwill and Other Intangible Assets" ("SFAS142".) SFAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. SFAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001 and is required to be applied at the beginning of an entity's fiscal year. The statement is to be applied to all goodwill and other intangible assets recognized in an entity's financial statements at that date. Impairment losses for goodwill and indefinite lived intangible assets that arise due to the initial application of SFAS 142 (resulting from an impairment test) are to be reported as a change in accounting principle. Retroactive application is not permitted.

         In August 2001, the FASB issued FAS Statement 143, "Accounting for Asset Retirement Obligations"("SFAS 143".) SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Companies also record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Ambac Assurance is required to adopt SFAS 143 on January 1, 2003.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         In October 2001, the FASB issued FAS Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"("SFAS 144".) SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Ambac Assurance is required to adopt SFAS 144 on January 1, 2002.

         Ambac Assurance does not expect any material impact from the adoption of SFAS 142, SFAS 143 or SFAS 144.

RECLASSIFICATIONS:

         Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

3        INVESTMENTS

         The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2001 and 2000 were as follows:

                                                                          Gross             Gross          Estimated
                                                      Amortized         Unrealized        Unrealized          Fair
                                                         Cost             Gains             Losses           Value
                                                     -------------    ---------------    -------------    ------------
2001
Municipal obligations............................     $ 3,439,356       $  129,826        $    28,887      $ 3,540,295
Corporate obligations............................         644,216           22,762             10,777          656,201
Foreign government obligations...................          97,108              629              1,137           96,600
U.S. government obligations......................          51,182            3,582              --              54,764
Mortgage and asset-backed securities (includes
U.S. government agency obligations)..............         723,680           13,018              1,519          735,179
Short-term.......................................         185,943            --                 --             185,943
                                                      -----------      -----------        -----------      -----------
                                                      $ 5,141,485      $   169,817        $    42,320      $ 5,268,982
                                                      ===========      ===========        ===========      ===========

                                                                          Gross             Gross           Estimated
                                                      Amortized         Unrealized        Unrealized          Fair
                                                         Cost             Gains             Losses            Value
                                                     -------------    ---------------    -------------    ------------
2000
Municipal obligations............................     $ 3,206,089       $  140,244        $    17,591      $ 3,328,742
Corporate obligations............................         422,200           13,398             13,465          422,133
Foreign government obligations...................          36,241               83                954           35,370
U.S. government obligations......................          46,396            3,012                  1           49,406
Mortgage and asset-backed securities (includes
U.S. government agency obligations)..............         259,006            5,581              1,728          262,860
Short-term.......................................         218,505            --                 --             218,505
                                                      -----------      -----------        -----------      -----------
                                                      $ 4,188,437      $   162,318        $    33,739      $ 4,317,016
                                                      ===========      ===========        ===========      ===========

         The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2001, by contractual maturity, were as follows:

                                                                            Amortized              Estimated
                                                                              Cost                 Fair Value
                                                                          -------------          --------------
2001
Due in one year or less..........................                         $     221,676          $     222,079
Due after one year through five years............                               531,357                547,027
Due after five years through ten years...........                               640,684                653,572
Due after ten years..............................                             3,024,088              3,111,125
                                                                          -------------          -------------
                                                                              4,417,805              4,533,803
Mortgage and asset-backed securities (includes U.S. government
agency obligations)..............................                               723,680                735,179
                                                                          -------------          -------------
                                                                          $   5,141,485          $   5,268,982
                                                                          =============          =============

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         Securities carried at $5,964 and $5,843 at December 31, 2001 and 2000 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

         Net investment income of Ambac Assurance comprised the following:

                                                                  2001               2000              1999
                                                            -----------------  ----------------  -----------------
Fixed income securities..................................        $260,074           $232,876          $202,804
Short-term investments...................................          11,241             10,765             8,193
                                                                 --------           --------          --------
       Total investment income...........................         271,315            243,641           210,997
Investment expense.......................................          (2,451)            (1,733)           (1,311)
                                                                 --------           --------          --------
       Net investment income.............................        $268,864           $241,908          $209,686
                                                                 ========           ========          ========

         Net realized losses in 2001 were $1,464, compared to net realized losses of $3,430 and $5,675 in 2000 and 1999, respectively. The following table details amounts included in net realized losses:

                                                                  2001               2000              1999
                                                            -----------------  ----------------  -----------------
Gross realized gains on securities sold..................       $   8,672          $   8,517         $   8,050
Gross realized losses on securities sold.................          (3,388)            (4,327)          (13,725)
Foreign exchange losses on investments...................          (3,160)            (3,509)             --
Change in fair value of structured credit derivatives....          (3,588)            (4,111)             --
                                                                ---------          ---------         ---------
       Net realized losses...............................       $  (1,464)         $  (3,430)        $  (5,675)
                                                                =========          =========         =========

4        REINSURANCE

         In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                                             Year Ended December 31,
                         ---------------------------------------------------------------------------------------
                                   2001                           2000                          1999
                         --------------------------    ---------------------------   ---------------------------
                           Written        Earned         Written         Earned        Written         Earned
                         -----------    -----------    -----------    ------------   ------------    -----------
Direct...............      $636,574       $414,700       $442,714        $338,139       $425,213       $291,983
Assumed..............        50,883         38,825         42,971          32,530         24,573         19,161
Ceded................       (95,534)       (70,483)       (80,789)        (56,162)       (61,845)       (43,788)
                           --------       --------       --------        --------       --------       --------
Net premiums.........      $591,923       $383,042       $404,896        $314,507       $387,941       $267,356
                           ========       ========       ========        ========       ========       ========

         The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2001, Ambac Assurance held letters of credit and collateral amounting to approximately $282,832 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. There were no reinsurance recoverables on paid losses as of December 31,

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

2001 and 2000. As of December 31, 2001, prepaid reinsurance of approximately $169,430 was associated with Ambac Assurance's three largest reinsurers. Ambac Assurance pledged cash and fixed income securities to foreign insurers of $9,295 and $9,386 at December 31, 2001 and 2000, respectively, related to business assumed from those insurers.

         From 1995 to March 2000, Ambac Assurance and MBIA Insurance Corporation ("MBIA") marketed financial guarantees outside of the United States via an unincorporated joint venture, MBIAoAMBAC International (the "Joint Venture"). Under the Joint Venture, financial guarantee policies were issued separately by each of the companies. While retaining the right to act individually, each company had the opportunity to reinsure up to 50 percent of the international financial guarantee business written by the other company as part of the Joint Venture. Premiums assumed from MBIA relating to international business were $46,211, $37,384 and $24,503 in 2001, 2000 and 1999, respectively, while premiums ceded to MBIA were $21,994, $36,807 and $27,418 in 2001, 2000 and 1999, respectively.

5.       LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE

         As discussed in note 2, Ambac Assurance's liability for losses and loss adjustment expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis loss and active credit reserve accounts and the components of the liability for loss and loss adjustment expense reserves:

                                                 2001                2000                1999
                                          -------------------  ------------------  ----------------
Case basis loss and loss adjustment
  expense reserves:
Balance at January 1...................         $ 32,125            $ 26,705            $ 37,554
  Less: reinsurance recoverables ......            1,091                 501               3,638
                                                --------            --------            --------
Net Balance at January 1 ..............           31,034              26,204              33,916
                                                --------            --------            --------

Incurred related to:
  Current year.........................            3,000               --                  4,000
  Prior years .........................           (4,938)              9,451              (9,531)
                                                --------            --------            --------
    Total incurred ....................           (1,938)              9,451              (5,531)
                                                --------            --------            --------

Paid related to:
  Current year ........................            --                  --                  --
  Prior years .........................            1,261               4,621               2,181
                                                --------            --------            --------
    Total paid ........................            1,261               4,621               2,181
                                                --------            --------            --------

Net balance at December 31 ............           27,835              31,034              26,204
  Plus reinsurance recoverables .......            2,259               1,091                 501
                                                --------            --------            --------
Balance at December 31 ................           30,094              32,125              26,705
                                                --------            --------            --------

Active credit reserve:
Balance at January 1                             100,320              94,771              78,240
Net provision for losses                          20,000              15,000              11,000
Transfers (to) from case reserves                  1,938              (9,451)              5,531
                                                --------            --------            --------
Balance at December 31                           122,258             100,320              94,771
                                                --------            --------            --------
    Total                                       $152,352            $132,445            $121,476
                                                ========            ========            ========

6        COMMITMENTS AND CONTINGENCIES

         Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    Amount
                                                                 -------------
2002.........................................................      $  5,909
2003.........................................................         5,759
2004.........................................................         5,760
2005.........................................................         5,773
2006.........................................................         5,787
All later years..............................................        77,329
                                                                   --------
                                                                   $106,317
                                                                   ========

         Rent expense for the aforementioned leases amounted to $5,916, $5,549 and $5,298 for the years ended December 31, 2001, 2000 and 1999, respectively.

7        INSURANCE REGULATORY

         Ambac Assurance is subject to the insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

         Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of
(a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2001, the maximum amount that will be available during 2002 for payment of dividends by Ambac Assurance is approximately $200,000. Ambac Assurance paid cash dividends of $68,000, $59,800 and $52,000 on its common stock in 2001, 2000 and 1999, respectively.

         The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer's qualified statutory capital, which is defined as the sum of the insurer's policyholders' surplus and contingency reserves. As of December 31, 2001 and 2000, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

         Ambac Assurance's statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Effective January 1, 2001, Wisconsin adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its statutory accounting practices. The adoption of the National Association of Insurance Commissioners' accounting practices did not have a material effect on Ambac Assurance's statutory capital. The commissioner of the Wisconsin Insurance Department has the right to permit specific practices that deviate from prescribed practices. Ambac Assurance does not have any accounting practices that are permitted, rather than prescribed, by the Insurance Department of the State of Wisconsin.

         Statutory capital and surplus differs from stockholder's equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, deferred income taxes and investment carrying values differently.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         The following is a reconciliation of consolidated stockholder's equity presented on a GAAP basis for Ambac Assurance and its consolidated subsidiaries to statutory capital and surplus for Ambac Assurance:

                                                                            For the Years Ended December 31,
                                                                        ----------------------------------------
                                                                               2001                  2000
                                                                        -----------------     ------------------
Ambac Assurance Corporation GAAP stockholder's equity................     $   3,476,723          $   2,925,742

         Mandatory contingency reserve...............................        (1,265,652)            (1,080,748)
         GAAP loss reserves..........................................           122,257                100,320
         Unearned premium reserve....................................          (345,284)              (306,874)
         Deferred acquisition costs..................................          (162,102)              (151,675)
         Income taxes................................................           178,191                147,108
         Tax and loss bonds..........................................           128,371                128,371
         Unrealized gains (losses) on investments....................          (139,587)              (131,011)
         Statutory goodwill, net of amortization ....................            24,637                 28,744
         Other.......................................................           (21,270)                (4,826)
                                                                          -------------          -------------
Statutory capital and surplus........................................     $   1,996,284          $   1,655,151
                                                                          =============          =============

         Statutory net income was $394,559, $381,328 and $262,756 for 2001,
2000 and 1999, respectively.

8        INCOME TAXES

         The total effect of income taxes on income and stockholder's equity for the years ended December 31, 2001 and 2000 was as follows:

                                                                               2001                  2000
                                                                        -----------------     ------------------
Total income taxes charged to income.................................      $   147,452            $  128,136
                                                                           -----------            ----------
Income taxes (credited) charged to stockholder's equity:
    Unrealized (losses) gains on bonds...............................             (275)               94,311
    Exercise of stock options........................................             (363)               (8,484)
                                                                           -----------            ----------
         Total (credited) charged to stockholder's equity............             (638)               85,827
                                                                           -----------            ----------
Total effect of income taxes.........................................      $   146,813            $  213,963
                                                                           ===========            ==========

         The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                                   2001              %           2000              %            1999             %
                               ------------     -----------  ------------     -----------    -----------    -----------
Computed expected tax at
statutory rate............      $  209,792          35.0%      $ 180,536          35.0%       $ 148,501        35.0%

Reductions in expected
tax resulting from:

Tax-exempt interest.......         (59,644)        (10.0)        (50,479)         (9.8)         (43,136)      (10.2)

Other, net................          (2,696)         (0.4)         (1,921)         (0.4)          (2,641)       (0.6)
                                ----------          ----       ---------          ----        ---------        ----

Income tax expense........      $  147,452          24.6%      $ 128,136          24.8%       $ 102,724        24.2%
                                ==========          ====       =========          ====        =========        ====

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2001 and 2000 are presented below:

                                                                       2001              2000
                                                                  ---------------    -------------
Deferred tax liabilities:
    Contingency reserve........................................      $ 163,957         $ 163,957
    Unrealized gains on bonds..................................         44,624            44,899
    Deferred acquisition costs.................................         56,783            53,133
    Unearned premiums and credit fees..........................         57,516            50,617
    Other......................................................          6,099             9,281
                                                                     ---------         ---------
       Total deferred tax liabilities..........................        328,979           321,887
                                                                     ---------         ---------
Deferred tax assets:
    Tax and loss bonds........................................         128,371           128,371
    Loss reserves.............................................          42,903            35,281
    Alternative minimum tax credit carryforward...............           --                2,468
    Compensation..............................................           5,859             4,613
    Other.....................................................           4,204             4,315
                                                                     ---------         ---------
       Sub-total deferred tax assets...........................        181,337           175,048
    Valuation allowance........................................          --                --
                                                                     ---------         ---------
       Total deferred tax assets...............................        181,337           175,048
                                                                     ---------         ---------
       Net deferred tax liabilities............................      $ 147,642         $ 146,839
                                                                     =========         =========

         Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

9        EMPLOYEE BENEFITS

PENSIONS:

         Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac. The benefits are based on years of service and the employee's highest salary during five consecutive years of employment within the last ten years of employment. Ambac Financial Group's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

         The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2001 and 2000:

                                                                                     2001                2000
                                                                               ----------------    ----------------
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year....................              $ 12,669            $ 11,201
Service cost.........................................................                 1,031                 892
Interest cost........................................................                   853                 829
Actuarial (gain) loss................................................                  (189)                 20
Benefits paid........................................................                  (254)               (273)
Other................................................................                   250               --
                                                                                  ---------           ---------
Projected benefit obligation at end of year..........................              $ 14,360            $ 12,669
                                                                                  ---------           ---------

Change in Plan Assets:
Fair value of plan assets at beginning of year.......................              $ 11,957            $ 12,841
Actual return on plan assets.........................................                  (872)               (611)
Ambac Financial Group contributions..................................                 2,000               --
Benefits paid........................................................                  (254)               (273)
                                                                                  ---------           ---------
Fair value of plan assets at end of year.............................              $ 12,831            $ 11,957
                                                                                  ---------           ---------

Funded status........................................................             ($  1,529)          ($    712)
Unrecognized loss (gain).............................................                 1,132                (916)
Unrecognized prior service cost......................................                  (379)               (781)
                                                                                  ---------           ---------
Pension liability....................................................             ($    776)          ($  2,409)
                                                                                  ---------           ---------

         Ambac Financial Group's net pension costs for the years ended December 31, 2001, 2000 and 1999 included the following components:

                                                                 2001                2000               1999
                                                           ---------------      ---------------    ---------------
Service cost.............................................      $  1,031             $   892            $   979
Interest cost on expected benefit obligation.............           853                 829                783
Expected return on plan assets...........................        (1,286)             (1,056)              (893)
Amortization of unrecognized transition asset............         --                   --                   (3)
Amortization of prior service cost.......................          (151)               (151)              (151)
Recognized net actuarial (gain) loss.....................           (78)                (12)                39
                                                               --------             -------            -------
Net periodic pension cost................................      $    369             $   502            $   754
                                                               --------             -------            -------

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         Pension expense is allocated to each of Ambac Financial Group's subsidiaries based on percentage of payroll. Pension expense recorded by Ambac Assurance amounted to $281, $375 and $553 in 2001, 2000 and 1999, respectively.

         The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.0% and 7.5% for 2001 and 2000, respectively. The expected long-term rate of return on assets was 9.25% for both 2001 and 2000. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5% and 5.0% for 2001 and 2000, respectively.

         Substantially all employees of Ambac Financial Group and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $2,188, $1,940 and $1,695 in 2001, 2000 and 1999, respectively.

ANNUAL INCENTIVE PROGRAM:

         Ambac Financial Group has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. Ambac Assurance's cost of the program for the years ended December 31, 2001, 2000 and 1999 amounted to $24,927, $21,055 and $16,106, respectively.

POSTRETIREMENT HEALTH CARE AND OTHER BENEFITS:

         Ambac Financial Group provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

         Ambac Assurance's postretirement benefits expense was $113, $328 and $456 in 2001, 2000 and 1999, respectively. Ambac Financial Group's unfunded accumulated postretirement benefit obligation was $1,727, and the accrued postretirement liability was $2,504 as of December 31, 2001.

         The assumed health care cost trend rates range from 7.5% in 2002, decreasing ratably to 6.0% in 2008, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase Ambac Financial Group's accumulated postretirement benefit obligation at December 31, 2001 by $639 and Ambac Financial Group's 2001 benefit expense by $103. The discount rate used to measure the accumulated postretirement benefit obligation and 2001 expense was 7.0%.

10       GUARANTEES IN FORCE

         The par amount of bonds guaranteed, for non-affiliates, were $357,219,000 and $313,475,000 at December 31, 2001 and 2000, respectively. The par amount of bonds guaranteed, for non-affiliates, net of reinsurance, were $318,043,000 and $276,252,000 at December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                  Net Par Amount Outstanding
                                                                         ------------------------------------------
                                                                                 2001                 2000
                                                                         ------------------    --------------------
(Dollars in Millions)
Public Finance:
     Lease and tax-backed revenue.................................           $  52,102              $  46,292
     General obligation...........................................              39,664                 39,432
     Utility revenue..............................................              29,513                 28,504
     Health care revenue..........................................              19,003                 17,837
     Transportation revenue.......................................              13,000                 10,496
     Higher education.............................................              11,854                  9,603
     Investor-owned utilities.....................................              11,642                 10,560
     Housing revenue..............................................               7,476                  7,146
     Student loans................................................               7,249                  6,375
     Other........................................................               5,103                  4,065
                                                                             ---------              ---------
         Total Public Finance.....................................             196,606                180,310
                                                                             ---------              ---------
Structured Finance:
     Mortgage-backed and home equity..............................              42,723                 38,215
     Asset-backed and conduits....................................              23,302                 22,121
     Other........................................................               6,612                  4,324
                                                                             ---------              ---------
         Total Structured Finance.................................              72,637                 64,660
                                                                             ---------              ---------
International Finance:
     Structured credit derivatives................................              26,123                 15,313
     Asset-backed and conduits....................................              11,721                  8,595
     Utilities....................................................               2,878                  1,803
     Mortgage-backed and home equity..............................               2,602                  1,364
     Sovereign/sub-sovereign......................................               1,299                  1,123
     Other........................................................               4,177                  3,084
                                                                             ---------              ---------
         Total International Finance..............................              48,800                 31,282
                                                                             ---------              ---------
                                                                             $ 318,043              $ 276,252
                                                                             =========              =========

         As of December 31, 2001 and 2000, the International Finance guarantee portfolio is shown in the following table by location of risk:

                                                                 Net Par Amount Outstanding
                                                       -----------------------------------------------
                                                               2001                      2000
                                                       ---------------------     ---------------------
(Dollars in Millions)
United Kingdom....................................           $  6,531                   $  3,103
Australia.........................................              1,623                      1,382
Japan.............................................              1,167                      1,167
France............................................              1,155                        765
Germany...........................................                948                        471
Mexico............................................                654                        608
Internationally diversified ......................             32,621                     20,962
Other international ..............................              4,101                      2,824
                                                             --------                   --------
                                                             $ 48,800                   $ 31,282
                                                             ========                   ========

         Internationally diversified includes structured credit derivatives which includes components of domestic exposure.

         Direct financial guarantees in force (principal and interest) were $542,458,000 and $480,631,000 at December 31, 2001 and 2000, respectively. Net financial guarantees in force (after giving effect to reinsurance) were $476,190,000 and $418,386,000 as of December 31, 2001 and 2000, respectively.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 8.8% and 5.7% of the total at December 31, 2001. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

11       FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

         Short-term investments, other investments and cash: The fair values of short-term investments, other investments and cash are assumed to approximate amortized cost.

         Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

         Investment income due and accrued: The fair value of investment income due and accrued is assumed to approximate carrying value.

         Derivative contracts held for trading purposes: The fair values of interest rate swaps, total return swaps and structured credit derivative transactions, as discussed in Note 2, are based on quoted dealer prices, current settlement values, or valuation models.

         Note payable to affiliate: The fair value of the note payable is assumed to equal carrying value.

         Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

         Other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by Ambac Assurance are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

         The carrying amount and estimated fair value of financial instruments are presented below:

                                                                        As of December 31,
                                              ------------------------------------------------------------------------
                                                            2001                                  2000
                                              ----------------------------------    ----------------------------------
(Dollars in Millions)                            Carrying          Estimated           Carrying          Estimated
                                                  Amount           Fair Value           Amount           Fair Value
                                              ---------------    ---------------    ---------------     --------------
Financial assets:
Fixed income securities..............            $  5,083          $  5,083           $  4,099          $  4,099
Short-term investments...............                 186               186                219               219
Other investments....................                   1                 1                  1                 1
Cash.................................                  34                34                 12                12
Cash pledged as collateral...........                --                --                   12                12
Securities purchased under
  agreements to resell...............                --                --                   25                25
Investment income due and accrued....                  73                73                 67                67
Derivative contracts assets- trading
  purposes...........................                 296               296                189               189
Financial liabilities:
Note payable to affiliate............                  64                64               --                --
Derivative contract  liabilities:
Derivative contracts liabilities -
  trading purposes...................                 238               238                156               156
Liability for financial guarantees
  written:
    Gross (up-front).................               1,790             1,253              1,556             1,089
    Net  (up-front)..................               1,522             1,065              1,314               920
    Gross installment premiums.......                --                 818               --                 653
    Net installment premiums.........                --                 691               --                 535

12       LONG-TERM DEBT AND LINES OF CREDIT

         At December 31, 2001, Ambac Private Holdings had an unsecured note payable to an affiliate, Ambac Investments, Inc. with a carrying value of $63,500 and a maturity date of October 30, 2006. This note pays interest quarterly at 0.2% below three month LIBOR, currently at 1.71%.

         Ambac Financial Group and Ambac Assurance have a revolving credit facility with four major international banks for $200,000, which expires in August 2002 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2001 and 2000, no amounts were outstanding under this credit facility.

         Ambac Credit Products has a revolving credit facility with one major international bank for $50,000, which expires in June 2002, and provides for a three-year term loan provision. The facility is available to Ambac Credit Products for general corporate purposes, including payments in regard to its structured credit derivative activities. As of December 31, 2001 and 2000, no amounts were outstanding under this credit facility.

         Ambac Assurance maintains third-party capital support in the form of seven-year irrevocable limited recourse credit facility from a group of highly rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from public finance and certain structured obligations in its guaranteed portfolios

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

exceed specified levels. Repayment of amounts drawn under the credit facility is limited primarily to the amount of any recoveries of losses related to policy obligations in the guaranteed portfolios. During 2001, Ambac Assurance replaced a portion of the facility with a new capital markets structure (see below). Consequently, the facility was reduced from $800,000 to $400,000. The facility`s expiration date was also extended to June 30, 2008. As of December 31, 2001 and 2000, no amounts were outstanding under this facility.

         Ambac Assurance acquired a perpetual put option on its own preferred stock from a trust established by a major investment bank. The trust was created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, the preferred stock holdings of Ambac Assurance would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. If exercised, Ambac Assurance would receive up to $400,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. The trust is a special purpose trust that is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, the trust has issued its own auction market perpetual preferred stock. Ambac Assurance pays a floating put option fee. The trust is rated AA/Aa2 by Standard & Poor's and Moody's respectively.

13       RELATED PARTY TRANSACTIONS

         During 2001 and 2000, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2001 and 2000, the aggregate amount of investment agreements and investment repurchase agreements insured was $4,858,103 and $4,241,871, respectively, including accrued interest. These guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 2001 and 2000, had a fair value of $4,836,918 and $4,235,073, respectively, in the aggregate. During 2001 and 2000, Ambac Assurance recorded gross premiums written of $4,162 and $2,542, and net premiums earned of $4,309 and $3,185, respectively, related to these agreements.

         During 2001 and 2000, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2001 and 2000, these contracts had an outstanding notional amount of approximately $986,000 and $112,006, respectively. As of December 31, 2001 and 2000, Ambac Financial Services recorded a liability of $8,673 and an asset of $4,909, respectively, related to these transactions.

         Ambac Financial Services has a line of credit with Ambac Financial Group, Inc. The purpose of this line was to fund short-term liquidity needs of Ambac Financial Service's operations. Interest on borrowings are payable at rates which vary according to the terms. There were no outstanding borrowings under the line as of December 31, 2001 and 2000.

         In 2001, Ambac Assurance received a capital contribution in the form of fixed income securities amounting to $176,193 from Ambac Financial Group.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 2002 AND DECEMBER 31, 2001
                (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                                                    June 30, 2002         December 31, 2001
                                                                                   ----------------       ------------------
                                                                                     (unaudited)
                                     ASSETS
                                     ------
Investments:
     Fixed income securities, at fair value
         (amortized cost of $5,255,816 in 2002 and $4,955,542 in 2001)              $  5,475,979              $  5,083,039
     Short-term investments, at cost (approximates fair value)                           135,787                   185,943
     Other                                                                                 1,929                     1,394
                                                                                    ------------              ------------
         Total investments                                                             5,613,695                 5,270,376

Cash                                                                                      20,560                    33,678
Cash pledged as collateral                                                                 9,418                     --
Securities purchased under agreements to resell                                           14,005                     --
Receivable for securities sold                                                               307                       281
Investment income due and accrued                                                         74,825                    73,456
Reinsurance recoverable                                                                    1,894                     2,259
Prepaid reinsurance                                                                      272,946                   267,655
Deferred acquisition costs                                                               170,345                   163,477
Other assets                                                                             578,067                   343,866
                                                                                    ------------              ------------
         Total assets                                                               $  6,756,062              $  6,155,048
                                                                                    ============              ============

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------
Liabilities:
     Unearned premiums                                                              $  1,879,802              $  1,790,084
     Losses and loss adjustment expense reserve                                          161,497                   152,352
     Ceded reinsurance balances payable                                                    9,831                    10,146
     Deferred income taxes                                                               185,629                   147,642
     Current income taxes                                                                 28,922                   126,039
     Note payable to affiliate                                                            60,900                    63,500
     Payable for securities purchased                                                    109,482                    26,097
     Other liabilities                                                                   581,506                   362,465
                                                                                    ------------              ------------
         Total liabilities                                                             3,017,569                 2,678,325
                                                                                    ------------              ------------

Stockholder's equity:
     Preferred stock, par value $1,000 per share; authorized
     shares - 285,000; issued and outstanding shares - none                                --                        --
     Common stock, par value $2.50 per share; authorized shares
         - 40,000,000; issued and outstanding shares - 32,800,000
         at June 30, 2002 and December 31, 2001                                           82,000                    82,000
     Additional paid-in capital                                                          922,676                   928,094
     Accumulated other comprehensive income                                              141,851                    80,556
     Retained earnings                                                                 2,591,966                 2,386,073
                                                                                    ------------              ------------
         Total stockholder's equity                                                    3,738,493                 3,476,723
                                                                                    ------------              ------------
         Total liabilities and stockholder's equity                                 $  6,756,062              $  6,155,048
                                                                                    ============              ============

     See accompanying Notes to Consolidated Unaudited Financial Statements

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                  FOR THE PERIODS ENDED JUNE 30, 2002 AND 2001
                             (DOLLAR IN THOUSANDS)

                                                             Three Months Ended           Six Months Ended
                                                                  June 30,                    June 30,
                                                        -------------------------     --------------------------
                                                            2002           2001          2002            2001
                                                        ----------     ----------     -----------    -----------

Revenues:
Gross premiums written                                  $  196,789     $  238,133     $  348,258     $  348,424
Ceded premiums written                                     (24,705)       (23,767)       (44,254)       (36,468)
                                                        -----------    ----------     ----------     ----------
     Net premiums written                               $  172,084     $  214,366     $  304,004     $  311,956
                                                        ==========    ===========     ==========     ==========

Net premiums earned                                     $  114,956     $   94,384     $  220,168     $  180,472
Other credit enhancement fees                                6,576          4,995         12,864          9,648
                                                        -----------    ----------     ----------     ----------
     Net premiums earned and other
     credit enhancement fees                               121,532         99,379        233,032        190,120
Net investment income                                       73,942         65,421        146,342        130,385
Net securities (losses) gains                               (4,510)         1,350         (9,081)        (3,588)
Other income                                                 1,826          6,000         10,504         13,552
                                                        ----------     ----------     ----------     ----------
     Total revenues                                        192,790        172,150        380,797        330,469
                                                        ----------     ----------     ----------     ----------

Expenses:

Losses and loss adjustment expenses                          5,900          4,800         11,600          9,400
Underwriting and operating expenses                         19,582         18,777         39,876         37,184
Interest expense                                               949          1,155          1,500          2,309
                                                        ----------     ----------     ----------     ----------
     Total expenses                                         26,431         24,732         52,976         48,893
                                                        ----------     ----------     ----------     ----------

Income before income taxes                                 166,359        147,418        327,821        281,576

Provision for income taxes                                  42,495         36,390         82,928         69,335
                                                        ----------     ----------     ----------     ----------

Net income                                              $  123,864     $  111,028     $  244,893     $  212,241
                                                        ==========     ==========     ==========     ==========

     See accompanying Notes to Consolidated Unaudited Financial Statements

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                   (UNAUDITED)
                  FOR THE PERIODS ENDED JUNE 30, 2002 AND 2001
                              (DOLLAR IN THOUSANDS)

                                                                              2002                          2001
                                                                  ---------------------------    --------------------------
Retained Earnings:
     Balance at January 1                                         $ 2,386,073                    $  2,002,120
     Net income                                                       244,893      $  244,893         212,241    $  212,241
                                                                                   ----------                    ----------
     Dividends declared - common stock                                (39,000)                        (34,000)
                                                                  -----------                    ------------
     Balance at June 30                                           $ 2,591,966                    $  2,180,361
                                                                  -----------                    ------------

Accumulated Other Comprehensive Income:
     Balance at January 1                                         $    80,556                    $     81,616
     Unrealized gains (losses) on securities, $92,667
     and ($5,210), pre-tax, in 2002 and 2001, respectively/(1)/                        60,233                        (3,386)
     Foreign currency translation gain (loss)                                           1,062                        (1,133)
                                                                                   ----------                    ----------
     Other comprehensive income (loss)                                 61,295          61,295          (4,519)       (4,519)
                                                                  -----------      ----------    ------------    ----------
     Comprehensive income                                                          $  306,188                    $  207,722
                                                                                   ==========                    ==========
     Balance at June 30                                           $   141,851                    $     77,097
                                                                  -----------                    ------------

Preferred Stock:
    Balance at January 1 and June 30                              $     --                       $     --
                                                                  -----------                    ------------

Common Stock:
    Balance at January 1 and June 30                              $    82,000                    $     82,000
                                                                  -----------                    ------------

Additional Paid-in Capital:
     Balance at January 1                                           $928,094                     $    760,006
     Capital issuance costs                                           (5,767)                         --
     Exercise of stock options                                           349                          --
                                                                  ----------                     ------------
     Balance at June 30                                           $  922,676                     $    760,006
                                                                  ----------                     ------------

Total Stockholder's Equity at June 30                             $3,738,493                     $  3,099,464
                                                                  ==========                     ============

(1) Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during period               60,943                           (3,065)
Less: reclassification adjustment for net securities gains
     included in net income                                              710                              321
                                                                  ----------                     ------------
Net unrealized gains (losses) on securities                       $   60,233                          ($3,386)
                                                                  ==========                     ============

     See accompanying Notes to Consolidated Unaudited Financial Statements

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                  FOR THE PERIODS ENDED JUNE 30, 2002 AND 2001
                              (DOLLAR IN THOUSANDS)

                                                                    Six Months Ended
                                                                         June 30,
                                                              -----------------------------
                                                                 2002               2001
                                                              ----------         ----------
Cash flows from operating activities:
     Net income                                               $  244,893         $  212,241
     Adjustments to reconcile net income to net cash
         provided by operating activities:
     Depreciation and amortization                                 1,424              1,465
     Amortization of bond premium and discount                    (3,262)            (3,863)
     Current income taxes                                        (97,117)             8,360
     Deferred income taxes                                         5,553              9,935
     Deferred acquisition costs                                   (6,868)           (11,710)
     Unearned premiums, net                                       84,427            131,080
     Losses and loss adjustment expenses                           9,510              8,625
     Ceded reinsurance balances payable                             (315)             1,848
     Net securities losses                                         9,081              3,624
     Other, net                                                  (16,064)           (20,043)
                                                              ----------         ----------
         Net cash provided by operating activities               231,262            341,562
                                                              ----------         ----------

Cash flows from investing activities:
     Proceeds from sales of bonds                                294,283            231,991
     Proceeds from maturities of bonds                           144,684             86,583
     Purchases of bonds                                         (649,007)          (648,988)
     Change in short-term investments                             52,456             21,332
     Securities purchased under agreements to resell             (14,005)            (4,862)
     Other, net                                                  (13,706)            (4,296)
                                                              ----------         ----------
         Net cash used in investing activities                  (185,295)          (318,240)
                                                              ----------         ----------

Cash flows from financing activities:
     Dividends paid                                              (39,000)           (34,000)
     Capital issuance costs                                       (5,767)              --
     Note payable to affiliate                                    (2,600)              --
     Short-term financing                                         (2,300)              --
                                                              ----------         ----------
         Net cash used in financing activities                   (49,667)           (34,000)
                                                              ----------         ----------

         Net cash flow                                            (3,700)           (10,678)
Cash and cash pledged as collateral at January 1                  33,678             36,828
                                                              ----------         ----------
Cash and cash pledged as collateral at June 30                $   29,978         $   26,150
                                                              ==========         ==========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
         Income taxes                                         $  144,744         $   51,029
                                                              ==========         ==========

     See accompanying Notes to Consolidated Unaudited Financial Statements

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
                              (DOLLAR IN THOUSANDS)

(1)      BASIS OF PRESENTATION

         Ambac Assurance Corporation is a leading provider of financial guarantees to clients for both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. As of June 30, 2002, Ambac Assurance's net guarantees in force (principal and interest) were $502,956,334. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

         Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited.

         Ambac Credit Products L.L.C., a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that Ambac Credit Products make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). Should a credit event occur, Ambac Credit Products would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. Substantially all of Ambac Credit Product's contracts are partially hedged with various financial institutions or structured with first loss protection.

         Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P., a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of Ambac Financial Services, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of Ambac Financial Group, owns a general partnership interest representing 10% of the total partnership interest in Ambac Financial Services.

         The accompanying consolidated unaudited interim financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ambac Assurance's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended June 30, 2002 may not be indicative of the results that may be expected for the full year ending December 31, 2002. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 26, 2002 as Exhibit 99.01 to Ambac Financial Group Inc.'s Form 10-K.

         The consolidated financial statements include the accounts of Ambac Assurance and each of its subsidiaries. All significant intercompany balances have been eliminated.

         Certain reclassifications have been made to prior period's amounts to conform to the current period's presentation.

(2)      ACCOUNTING STANDARDS

         In July 2001, the FASB issued SFAS Statement 142, "Goodwill and Other Intangible Assets". SFAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
        NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)

well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. SFAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. Ambac adopted SFAS 142 effective January 1, 2002 and has determined that it has no impact on its consolidated results of operations and financial position.

         In August 2001, the FASB issued SFAS Statement 143, "Accounting for Asset Retirement Obligations"("SFAS 143".) SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Companies also record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Ambac Assurance is required to adopt SFAS 143 on January 1, 2003. Ambac Assurance does not anticipate that SFAS will have a material impact on the consolidated financial statements.

         In October 2001, the FASB issued SFAS Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"("SFAS 144".) SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Ambac adopted SFAS 144 effective January 1, 2002. This statement did not have an effect on Ambac Assurance's six months ended June 30, 2002 results.

                                                                     Appendix A

         PricewaterhouseCoopers LOGO

                                                August 10, 1998

The Board of Trustees
The Mutual Life Insurance Company of New York
1740 Broadway
New York, NY 10019

Re:  Plan of Reorganization of the Mutual Life Insurance Company of New York
(MONY), dated August 14, 1998

                         Statement of Actuarial Opinion
                         ------------------------------

Qualifications

         I, Jesse M. Schwartz, a Principal with the firm of PricewaterhouseCoopers LLP (PwC) and a member of the American Academy of Actuaries, am qualified under the Academy's Qualification Standards to render the opinion set forth herein. MONY's Plan of Reorganization is carried out under
Section 7312 of the New York Insurance Law. This opinion is not a legal opinion regarding the Plan, and does not address the overall fairness of the Plan. Rather, it reflects the application of actuarial concepts and standards of practice to the requirements set forth in Section 7312.

Reliance

         I and other PwC staff acting under my direction received from MONY extensive information concerning MONY's past and present financial experience and the characteristics of its policies. We relied on the accuracy and completeness of the data and assumptions supplied by MONY and did not independently verify that information. Where possible, the information was reviewed for general reasonableness and in certain circumstances the data was reconfirmed with MONY.

         Information concerning expected future cash flows from assets held by MONY as of December 31, 1997, and eligible for allocation to the Closed Block was provided under the direction of MONY's Executive Vice President and Chief Investment Officer Kenneth M. Levine. I relied on Mr. Levine's representation that these cash flows represent MONY's current estimate.

         Information as to MONY's experience underlying its 1998 dividend scale for other than asset cash flows was provided under the general direction of MONY's Senior Vice President and Chief Actuary Phillip A. Eisenberg, F.S.A., M.A.A.A. I relied on the accuracy of the data provided by Mr. Eisenberg.

         My opinion depends upon the substantial accuracy of the information described above that was provided by MONY (the "MONY Data").

Process

         PwC developed a financial model based upon MONY Data. Mathematical formulas were applied to component parts of the model to determine the amount of assets initially needed to fund the Closed Block. The methodology applied by PwC was primarily a mechanical process and was based on assumptions and data provided by management.

         The PwC staff, under my direction, performed the calculations on which my opinion is based.

Opinion

         In my opinion:

         1. The objective of the closed block as being for the exclusive benefit of the policies included therein for policyholder dividend purposes only as set forth in Article VIII of the MONY Plan of Reorganization (the "Plan") is consistent with Section 7312 of New York insurance law.

         2. The operations of the Closed Block as set forth in Article VIII of the Plan and described in the Closed Block Memorandum, including the determination of the required initial funding and the manner in which cash flows are charged and credited to the Closed Block, are consistent with the objectives of the closed block.

         3. MONY's assets (Closed Block funding) set aside as of January 1, 1998 (including subsequent adjustments), to establish the Closed Block, as set forth in Article VIII of the Plan (including the Closed Block Memorandum, Exhibit F thereto), are adequate because they are expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, are reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with Closed Block policies, and to provide for the continuation of the dividend scale in effect for 1998 if the experience underlying such dividend scale continues, and for appropriate adjustments in such scale if the experience changes.

         4. The Plan is consistent with the objective of the closed block as it provides a vehicle for management to make appropriate adjustments to future dividend scales, where necessary, if the underlying experience changes from the experience underlying such dividend scales.

Discussion

         . As to (1) above, my opinion as to consistency is based upon the recognition that credits and charges to the closed block are only derived from policies included in the closed block and interest credited to the closed block is only derived from closed block assets.

         . As to (2) above, my opinion is based on my findings that those matters are consistent with the objective of the Closed Block. I have specifically taken into account that, other than with respect to certain taxes and investment expenses, the funding of the Closed Block does not provide for the future costs of servicing or commissions payable on the policies included in it, and the Closed Block Memorandum provides specifically that such expenses and commissions shall not be charged to the Closed Block.

        . As to (3) above, the Closed Block was funded as of January 1, 1998 (including a final adjustment for 1998 new business), based on a calculation as of that date. The opinion in (3) above rests on that calculation, which extends over the future life of all policies assigned to the Closed Block.

        . As to (4) above, the criteria set forth in Article VIII for modifying the dividend scales if the experience changes are such that, if followed, the Closed Block policyholders will be treated in a manner consistent with the contribution principle for dividend determination. The operation of the Closed

              Block as set forth Article VIII is consistent with actuarial practice as described in Actuarial Standard of Practice #15.

                                            Very truly yours,

                                            /s/ Jesse M. Schwartz

                                            Jesse M. Schwartz, F.S.A., M.A.A.A.
                                            Principal
                                            PricewaterhouseCoopers LLP

                                                                Appendix B

===============================================================================

                   The Mutual Life Insurance Company of New York

                               Closed Block Memorandum

===============================================================================

                               CLOSED BLOCK MEMORANDUM
                               -----------------------

This Memorandum sets forth the following with respect to the Closed Block:

..    The basis of determining and the amount of assets required to fund the
     Closed Block as of December 31, 1997. These assets include Exhibit F Closed Block Assets (cash and invested assets except policy loans), policy loans, and other assets.
..    The method for determining the amount of Closed Block Assets as of the
     Demutualization Date.
..    The experience used in determining Closed Block Assets.
..    The charges to be made to the Closed Block for new individual life insurance policies issued on or after January 1, 1998 that are included in the Closed Block.

A.       AMOUNT OF CLOSED BLOCK ASSETS
         -----------------------------

The calculation of the amount of Closed Block Assets is intended to result in assets allocated to the Closed Block in an amount which together with anticipated revenue from Closed Block business is reasonably expected to be sufficient to support such business including provisions for payment of: death claims, surrender benefits, policy loans, certain expenses, taxes, and to provide for continuation of dividend scales payable in 1998, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes.

The amount of Closed Block Assets was determined using two liability models and an asset model.

         1. One liability model is for individual life insurance Closed Block policies in force as of December 31, 1997. The model is designed to be representative of the in force business. More than 99% of the Closed Block reserves come from these life insurance policies.

         2. A second liability model is for individual annuity Closed Block contracts in force as of December 31, 1997. This business represents less than 1% of the Closed Block reserves.

The liability models for in force business are designed to generate premiums, benefits, policy loan amounts, loan interest, state and local premium taxes, guaranty fund assessments, and dividends. "Benefits" equals death claims plus annuity benefits, plus surrender benefits, plus waived premiums. These items are generated for each calendar year, with the first year commencing January 1, 1998. Premiums are assumed to be received as due on either an annual, semi-annual, quarterly or monthly mode of premium payment; such payment reflects the modal loadings, as appropriate. Disbursements are assumed to be paid or applied (in the case of, for example, dividends used to purchase additions) when due. In addition, the model provides for payment after December 31, 1997 of policy claims incurred but not paid prior to that date for Closed Block policies. Premiums due and unpaid on December 31, 1997 are assumed to be paid during 1998. Premium paid in advance of their premium due date subsequent to December 31, 1997 are assumed to be paid from amounts held as of December 31, 1997.

An asset model was developed for assets allocated to the Closed Block. From this model investment cash flows are generated from sales, maturities and prepayments of debt obligations, as well as investment income.

Insurance cash flows equal to premiums plus policy loan interest less benefits, certain expenses, taxes, and dividends plus the investment cash flow are then reinvested at an annual effective rate. The actual investments will be made in accordance with Article VIII of the Plan of Reorganization.

Federal Income Taxes for each year were calculated by applying a rate of 35% to taxable income which is derived from pre-tax statutory gains adjusted for the following:

        . Adding back the increase in statutory reserves and deducting the increase in tax reserves.

        . Amortization of the DAC tax balance, existing as of December 31, 1997 from premiums paid on Closed Block policies issued through December 31, 1997.

        . Capitalization and amortization of DAC tax on future premiums received after December 31, 1997 and the net reinsurance cash flows on reinsurance treaties applicable to inforce extended term insurance as of 12/31/91 and inforce paid-up and reduced paid-up insurance as of 12/31/93.

        .        Adding in the increase in dividend liability.

No provision has been incorporated for the difference between statutory and tax asset values, since these differences are minimal for assets assigned to the Closed Block.

1.     Exhibit F Closed Block Assets (including $67.7
       million of due and accrued interest)                         $3,828.8
2.       Policy Loans                                                1,195.0
3.       Policy loan accrued interest                                   36.2
4.       Net Deferred & Uncollected Premiums                           152.3
                                                                    --------
             Total                                                  $5,212.3

B.       ADJUSTMENT OF CLOSED BLOCK ASSETS TO THE DEMUTUALIZATION DATE
         -------------------------------------------------------------

The amount of assets set forth in A above ($5,240.8 million) is the amount of Closed Block Assets as of December 31, 1997. Because the amount and composition of assets as of December 31, 1997, has already been derived, the corresponding amount as of the Demutualization Date is the amount of these assets set aside as of December 31, 1997 credited with premiums plus policy loan interest and charged with benefits, certain expenses, taxes and dividends all from Closed Block business with insurance and investment cash flows invested under the Closed Block investment policy described in Article VIII of the Plan of Reorganization, plus an adjustment for new business as described in Section E.

C.       DESCRIPTION OF EXPERIENCE
         -------------------------

Individual Life Insurance/Individual Annuities
----------------------------------------------

The factors comprising the experience underlying the calculation of Closed Block Assets are as follows:

Mortality

Mortality assumptions, expressed as a percentage of the 75-80 Select & Ultimate Basic Mortality tables, are based on MONY's mortality studies for experience years 1991-92 through 1995-96.

In 1990, MONY tightened underwriting standards in addition to its introduction in 1988 of blood testing at face amounts applied for of $100,001 and greater. As a result, the studies are further split into policies issued in 1989 and earlier from those issued in 1990 and later. Because the experience for these more recently issued policies is more favorable than for policies issued earlier the effects of this underwriting in developing the assumption is incorporated.

MONY began issuing a preferred classification in 1993. Mortality pricing assumptions for these issues reflect differences in preferred and standard mortality.

For products with a 1980 CSO valuation basis, separate mortality assumptions are developed for males vs. females, smokers vs. non-smokers and preferred vs. standard classifications, where appropriate. Products issued with the 1958 CSO, 1941 CSO or American Experience valuation mortality tables have uni-sex and uni-smoke, mortality assumptions.

Policies paid up by their terms will use the same mortality rates as premium paying policies.

The mortality assumption for policies which are reduced paid up will use the ultimate experience for the attained age and risk classification, if any, regardless of the actual policy duration.

For extended term policies the mortality assumption is based on the ultimate experience for the attained age and risk classification, multiplied by the ratio of the 1980 CET table to the 1980 CSO table.

Policy Persistency

The lapse assumptions are based on recent MONY lapse experience for policy years ending in 1995 and 1996. The lapse rates reflect the difference in experience between high early cash value and other permanent plans of insurance and between policies with fixed and variable loan rate provisions.

The lapse rates for extended term insurance, reduced paid up insurance, last survivor whole life insurance, and GO riders (paid-up additions rider) are assumed to be as follows:

LSWL:    5%, all years, all ages. This equals the pricing assumption.
RPU:     5%, all durations, all attained ages.
ETI 5%, all durations, all attained ages, except that 80% of policies which elect extended term as their non-forfeiture option lapse in the year of election.

Dividends left on Deposit: 11.75% total decrement rate, all durations.

Paid-Up Additions (GO Rider)             Policy Duration            Lapse Rate
                                         ---------------            ----------
                                                1                      2.50%
                                              2 - 3                   11.00%
                                              4 - 5                   10.00%
                                              6 - 10                   9.25%
                                               11+                     9.25%

All lapses for these categories of policies are assumed paid in cash.

All lapse assumptions described above were increased to arrive at surrender benefits consistent with recent MONY experience.

Reduced Paid Up/Extended Term Insurance Utilization

The rate of election of either extended term or reduced paid up insurance as the non-forfeiture option by premium paying policies which lapsed vary by policy ratebook series. The assumptions are shown below:

                                                     Assumption
Policy Series                             ETI Utilization   RPU Utilization
-------------                             ---------------   ---------------
American Experience                             8.1%              0.7%
Z & A Series                                   14.1%              3.3%
B & C  Series                                  23.1%              4.8%
D Series                                       25.0%              6.7%
1968 Series                                    27.5%              5.3%
1974 Series                                    27.8%              6.9%
1984 Series                                     6.4%              3.6%

Policy Loan Utilization

Experience was available as of December 31, 1996, to develop policy loan utilization rates separately for 5%, 6%, 8% and variable loan rate policies. For the purpose of the projections, all variable loan rate policies are assumed to have the same loan utilization rates. These loan balances were allocated among the following groupings:

..       Premium paying - high early cash value plans (products originally designed for borrowing);
..       Premium paying - other plans and all paid-up plans

Within each grouping, cash values included the base plan, paid up additions rider (GO rider), dividend additions, and dividend deposits.

The policy loan utilization rates are as follows:

                                          5%         6%        8%       Variable
                                          --         --        --       --------

Premium Paying - High
   Early Cash Value                      56.68%     59.37%    49.08%     19.25%
Last Survivor Whole Life                  N/A        N/A       N/A        7.32%
Other plans                              32.53%     33.01%    19.25%     13.38%

Dividend Option Utilization

The following shows the distribution of dividend options by valuation basis as of December 31, 1997.

                                                     Dividend        Dividend     Reduce        Term Div
                                        Cash         Additions       Deposits     Premium       Additions
                                        -----        ---------       --------     -------       ---------
VB 0 - 3                                3.00%        17.04%          15.18%       63.64%        1.15%
VB 4                                    3.00%        25.89%          22.26%       45.61%        3.24%
VB 5 - 8                                3.00%        37.13%          27.57%       29.10%        3.20%
VB 9 - 10                               3.00%        36.68%          21.16%       33.80%        5.37%
VB 11 - 16                              5.87%        57.02%          12.84%       21.08%        3.18%
VB 17 - 18                              8.56%        81.48%           1.37%        8.26%        0.32%
VB 19 - 22                              7.97%        80.37%           0.83%       10.56%        0.27%
PUL/RPU/*/                             10.89%        74.05%          15.06%        0.00%        0.00%
LSWL/**/                               11.11%        88.89%           -            -            -
LSWL - Paid-Up Additions Rider          -           100.00%           -            -            -
Paid-Up Additions Rider                 -            84.94%          15.06%        -            -

*          Paid-Up Life/Reduced Paid-Up
**         Premium Paying and Paid-Up Base Policy
***        Growth Option Profit Rider

With respect to the dividend option applied to dividend additions, it was assumed that 100% of dividends on dividend additions are applied as paid up additions. With respect to the dividend option applied to dividends left on deposit, it was assumed that 100% of dividends are left on deposit.

Expenses

The only expenses considered in the model for the Closed Block are premium taxes plus any unrecoverable guaranty fund assessments which are assumed equal 1.9% of gross premiums paid.

Premium Payment Mode

The distribution of business by premium payment mode and the modal loading applicable to each are as follows:

                                 Annual             SemiAnnual             Quarterly              Monthly
                                 ------             ----------             ---------              -------
Valuation Basis               %        Load        %        Load        %          Load        %       Load
---------------               -        ----        -        ----        -          ----        -       ----
                                        %                    %                      %                   %
                                        -                    -                      -                   -
AE in 0 - 3               70.64     0.00       5.76      4.00       6.87       6.00         16.73  3.428
41 CSO in 0 - 3           70.64     0.00       5.76      3.00       6.87       5.00         16.73  3.350
4                         58.79     0.00       5.19      2.50       4.91       5.00         31.11  2.750
5 - 8                     53.61     0.00       4.31      2.50       4.29       6.50         37.79  4.000
9 - 10                    53.90     0.00       3.72      2.50       4.60       6.50         37.78  4.000
11 - 16                   52.89     0.00       3.75      2.50       4.38       6.50         38.98  4.000
17 - 18                   39.20     0.00       2.94      2.50       3.60       6.50         54.26  4.000
19 - 22                   33.44     0.00       2.13      2.50       1.17       6.50         63.26  4.000

Dividend Additions Lapse Rates

Dividend additions are assumed to lapse at a rate greater than that for the base policy. The excess lapse rates applied to dividend additions were based on lapse rates derived from MONY's Exhibit of Life Insurance adjusted to more closely follow 1997 experience.

Policy Series                                     Excess Dividend Addition Lapse
-------------                                     ------------------------------
                                                               Rate
                                                               ----
American Experience                                          0.00%
Z & A Series (1941 CSO)                                      0.00%
B & C Series (1941 CSO)                                      1.46%
D Series (1958 CSO)                                          1.61%
1968 Series (1958 CSO)                                       2.56%
1974 Series (1958 CSO)                                       5.11%
1984 Series (1958 and 1980 CSO)                              6.72%

Reinsurance

Existing facultative and automatic reinsurance treaties are yearly renewable term treaties with net costs based on recent experience.

Extended term and reduced paid up/paid up life insurance policies are reinsured under coinsurance treaties. The reduced paid up/paid up life treaty covers policies in a reduced paid up status or paid up by their terms as of December 31, 1993. The extended term treaty covers policies in extended term status as of December 31, 1991 and still in force December 31, 1992.

For the extended term policies, the December 31, 1997 reinsurance percentage applicable to non-80 CET policies issued before the date of the treaty is 55.3%. For 80 CET extended term policies, the percentage reinsured is 0.0%.

For the reduced paid up/paid up life policies originally issued prior to MONY's adoption of the 1980 CSO table, the reinsurance percentages by paid up valuation basis were as follows:

                                             Reinsurance Percentage
                                             ----------------------
                                             Reduced Paid-Up        Paid-Up Life
                                             ---------------        ------------
American Experience, 3.00%:                          48.6%             48.6%
1941 CSO, 2.25%:                                     44.4%             45.9%
1941 CSO, 2.50%:                                     43.5%             45.8%
1958 CSO, 2.50%:                                     40.4%             43.0%
1958 CSO, 3% for 20 years, 2% thereafter:            19.1%             29.8%
1958 CSO, 4.50%:                                     13.5%             13.4%
1980 CSO, all interest rates:                         0%                0%

In addition, expense allowances are generated by these treaties. These expense allowances are reflected as a credit equal to the product of the number of policies in force, the applicable reinsurance percentage, and $15 for reduced paid up insurance or $10 for extended term insurance.

A coinsurance treaty reinsures 100% in force of Canadian policies.

Participating Retirement Annuities

This block of participating contracts were issued prior to 1984. Contract termination rates and benefit payout rates are based on the level and pattern of recent experience, with the block running off over time.

Assets
------

Exhibit F Closed Block Assets consists of the following categories:

I.      Bonds
II.     Cash and Short-Term
III.    Mortgages
        a.       Urban
        b.       Farm

Assumptions specific to each category follow.

Bonds

I.       Investment Expenses - none
II.      Default Rates

                                  NAIC Rating            Probability of Default
                                  -----------            ----------------------
                                          1                      0.16%
                                          2                      0.44
                                          3                      1.60

Write-down upon default equals 40%. Defaulted bonds then earn 3% for 5 years (average of 0% for 2 years and 5.2% for years 3-5), until sold for 75% of their original bond value.

III.     Call Triggers

     a. On every projected call date for each callable bond, a "break-even yield" is calculated from call date to maturity date based upon the call price, par (maturity) value, coupon rate and years from call date to maturity date. The bond in question will be called if yields on then newly issued bonds (with maturity period equal to the number of years from call date to maturity of bond in question, and market spreads equal to the bond in question) are lower then the break-even yield minus the defined "call trigger".
     b. Callable bonds with "Treasury make-whole" provisions will be assumed to be non-callable.
     c.  All other callable bonds will have a 1.00% call trigger.

IV.      Disinvestment

     a. CMOs, MBS, and ABS (for which cash flows were provided) will be assumed to be illiquid.
     b.  Other Bonds
         i.       All bonds rated NAIC 3 - illiquid
         ii. Bonds rated NAIC 1 or 2 - liquid and available for sale as needed; bonds whose market value are closest to book value will be sold first (i.e., capital gains/losses will be minimized); assumed transaction cost (i.e., "Bid/Asked spread") is 0.25%

Urban Mortgages

I. Investment Expense - None, other than real estate taxes and direct management expenses arising from foreclosed real estate due to defaulted assets

II.      Foreclosures, Recoveries and Restructures

         a.   Urban Mortgages

                              Foreclosure      Writedown at          Restructure
                              -----------      ------------          -----------
                              Rate             Foreclosure           Rate
                              ----             -----------           ----
1998                          3.0%             20%                   1.0%
1999 and later                2.5%             20%                   1.0%

              The mortgages remaining at MONY are almost exclusively assets which survived the real estate recession of the early 1990's. The foreclosure and writedown assumptions reflect the recovery in the real estate market and the underlying value of the collateral.

     b. The holding period for foreclosed properties is 3 years and the net investment earnings rate to be assumed during the holding period is 2.45%. The written-down value will be recovered upon cash settlement.
     c. The interest rate to be assumed on restructures is 6.00%. The maturity period for the restructured mortgages is 5 years.

III.     Rollover Maturities

         a. For each of 1998 through 2001, upon maturity of existing "bullet" mortgages, 30% are assumed to actually mature, while 70% are assumed to rollover for another 5 to 7 years at a loan interest rate 135 basis points (i.e., gross spread of 175 bp minus a provision for losses from foreclosures of 40 bp) over 5 to 7 year Treasury yields (with 20-year amortization). For 2002 and beyond, a 65% rollover rate is to be assumed.
         b. It will be assumed that 50% are refinanced for 5 years and 50% are refinanced for 7 years.
         c. When refinanced mortgages reach their new maturity date, it will be assumed that 100% are assumed to mature.

IV.      Prepayments - 4% per year, in all projection years

V. Disinvestment - Urban mortgages are assumed to be illiquid, and not available to be sold to pay benefits and expenses as may be necessary.

         Farm Mortgages

I. Investment Expense - None, other than real estate taxes and direct management expenses arising from foreclosed real estate due to defaulted assets.

II. Provisions for Losses upon Default/Foreclosure - net investment income rates will be reduced by 0.25% in each projection year. This assumption is based on a twelve-year study of such investments at MONY.

III. Principal Advances on Farm Mortgages - for all farm mortgages for which payments are based upon interest only (i.e., no amortization of principal), it is assumed that 5% of principal is paid each year in the form of sinking fund payments and that another 5% prepays each year, for a total prepayment of principal of 10%. No prepayments are assumed for mortgages in which payments include some amortization of principal.

IV.      Disinvestment - All farm mortgages are assumed to be illiquid.

D.   REINVESTMENT RATE
     -----------------

The rate applicable to positive cash flows is assumed to be 7.82%. To the extent that liquid assets are unavailable to be sold to fund benefits, dividends and expense payments, assets will be borrowed at a negative reinvestment rate.

E.   CHARGES FOR POLICIES ISSUED AFTER THE STATEMENT DATE
     ----------------------------------------------------

The Plan of Reorganization provides that, for Closed Block Business issued after the Statement Date, an amount equal to certain estimated present values described in Section 8.2(a)(i)(E) of the Plan of Reorganization shall be deducted from the Closed Block.

For base policies, the amount to be deducted will be an amount per $1,000 of base policy face amount of insurance. For insurance riders, the amount to be deducted will be an amount per $1,000 of rider face amount of insurance. Each such amount shall be established by the Company; subject to approval by the Superintendent.

                                                                     APPENDIX A

                         Closed Block Tax Sharing Procedure

   Cash payments shall be received by or withdrawn from the Closed Block for federal income taxes in accordance with the following provisions:

   1. At the close of each taxable year, cash payments shall be withdrawn from the Closed Block for any unpaid balance of its allocated share of MONY's ("the Company's") federal income tax liability computed under the Internal Revenue Code of 1986, as amended or successor thereto (the "Code"). Amounts withdrawn under the preceding sentence shall reflect the Closed Block's share of the tax liability for the taxable year, as well as any amended return or IRS audit deficiency adjustments made during such taxable year with respect to any prior taxable year. In addition, the Closed Block will pay its share of the estimated federal income tax payments paid prior to the close of the taxable year. The Closed Block's share shall be computed in accordance with the Company's established procedures for allocating taxes among lines of business; such procedures shall be consistent and in compliance with Regulation 33, i.e., 11 NYCRR
      Part 91. For this purpose the Closed Block shall be treated as a separate line of business.

   2. If for any taxable year, the tax liability of the Company is reduced by any loss, deduction or credit generated by the Closed Block, the Closed Block shall receive payment for the amount of any such benefit in the year in which the Company utilizes such loss, deduction or credit. Any such payment shall result in a reduction in the unused losses, deductions or credits of the Closed Block by the amount utilized by the Company.

   3. State and local income taxes and other taxes not considered in the funding of the Closed Block shall not be withdrawn from the Closed Block.

                                                                      Appendix C


             Report on the Sensitivity Analysis of the Closed Block
                    Prepared for MONY Life Insurance Company
              For Inclusion in an Offering Circular Related to the
                  Issuance of Intermediate Holding Company Debt

Prepared by:

Jacqueline M. Keating
Consulting Actuary
Milliman USA

Harris N. Bak
Consulting Actuary
Milliman USA

                                                                  April 10, 2002

I.  Background

Milliman USA, Inc. ("Milliman" or "we") was retained by MONY Life Insurance Company ("MONY Life") to develop projections of MONY Life's Closed Block under ten scenarios of future experience, based on possible dividend actions MONY Life might take if experience emerged projected under the ten scenarios. We, Jacqueline M. Keating and Harris N. Bak, are associated Milliman and are Members of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein.

Milliman is a firm of actuaries and consultants serving the full spectrum of business, governmental and financial organizations. Founded in 1947 and incorporated in 1957, Milliman is located in 34 cities throughout the United States and in Bermuda, Hong Kong, London, Melbourne, and Tokyo. Milliman is a founding member of Milliman Global, an international network of actuaries and consultants.

Milliman has over 1,750 employees, including a consulting staff of over 700 qualified actuaries and consultants. Milliman Global has approximately 2,600 employees worldwide.

Milliman actuaries have significant experience in providing consulting assistance to various entities in the insurance industry, including company managements and regulators, on a wide range of projects, including mergers & acquisitions, corporate restructurings, rehabilitations, full demutualizations, and mutual holding company conversions.

As part of Milliman's assignments relating to full demutualizations and mutual holding company conversions, Milliman actuaries have been involved in the funding of closed blocks, the review of funding developed by others, and reviews of actual operations of closed blocks, as described below.

Closed Blocks Formed as Part of Full Demutualizations - Opinions Provided to Company Boards of Directors
--------------------------------------------------------------------------------

                  Milliman actuaries have provided advice to company managements and Boards of Directors, and have provided public testimony relating to closed blocks, for the following full demutualizations:

         .   Union Mutual Life Insurance Company - demutualized in 1986

         .   Northwestern National Life Insurance Company - demutualized in 1989

         .   The Equitable Life Assurance Society of the United States
             - demutualized in 1992

         .   Guarantee Mutual Life Insurance Company - demutualized in 1995

         .   State Mutual Life Insurance Company - demutualized in 1995

         .   Standard Insurance Company - demutualized in 1999

         .   John Hancock Life Insurance Company - demutualized in 2000

         .   The Prudential Insurance Company of America - demutualized in 2001

         . Provident Mutual Life Insurance Company - demutualization plan under review by Insurance Commissioner

Closed Blocks Formed as Part of Mutual Holding Company Conversions - Opinions Provided to Company Boards of Directors
--------------------------------------------------------------------------------

Milliman actuaries have provided advice to company managements and Boards of Directors, and have provided public testimony relating to closed blocks, for the following mutual holding company conversions:

         . Ameritas - mutual holding company conversion in January, 1998 and closed block formed in September, 1998

         . Ohio National Life Insurance Company - mutual holding company formed in 1998

         .   National Life of Vermont - mutual holding company formed in 1999

         . Western & Southern Life Insurance Company - mutual holding company formed in 2000

         . Pacific Mutual Life Insurance Company - mutual holding company formed in 1997

         . Principal Mutual Life Insurance Company - mutual holding company formed in 1998

Closed Blocks Formed as Part of Full Demutualizations - Consulting Assistance Provided to Insurance Regulators
--------------------------------------------------------------------------------

Milliman actuaries have provided advice to Insurance Regulators relating to closed blocks, for the following full demutualizations:

         . Maccabees Mutual Life Insurance Company, for the Michigan Insurance Bureau -demutualized in 1989

         . U.S. Branch of Canada Life Assurance Company, for the Michigan Insurance Bureau - demutualized in 1999

         . U.S. Branch of Manufacturers Life Insurance Company, for the Michigan Insurance Bureau - demutualized in 1999

         . Metropolitan Life Insurance Company, for the New York Insurance Department -demutualized in 2000

         . U.S. Branch of Sun Life Insurance Company of Canada, for the Michigan Insurance Bureau - demutualized in 2000

Closed Blocks Formed as Mutual Holding Company Conversions - Consulting Assistance Provided to Insurance Regulators
--------------------------------------------------------------------------------

Milliman actuaries have provided advice to Insurance Regulators relating to closed blocks, for the following mutual holding company transaction:

         . AmerUs Mutual Insurance Holding Company - in 1996, for the Iowa Insurance Division

Milliman actuaries have performed actuarial reviews of closed blocks already in existence, especially in relation to policyholder dividends paid to closed block policyholders. These periodic reviews are often required under the plans of conversion. These reviews have been performed for the following companies:

         .   The Equitable Life Assurance Society of the United States

         .   UNUM

         .   Guarantee Life Insurance Company

         .   John Hancock Life Insurance Company

Milliman was retained by MONY Life to develop sensitivity projections of MONY Life's Closed Block under ten specified scenarios as to future experience. MONY Life defined for Milliman the ten scenarios of future experience to be projected, along with possible dividend actions the Company might take in response to the experience projected under each scenario. MONY Life also provided the model and assumptions used to develop the initial funding of the Closed Block. This report describes how Milliman developed projections for the Closed Block under the ten scenarios of future experience, based on possible dividend actions the Company might take if experience emerged as projected under the ten scenarios.

The sensitivity projections of the Closed Block run from December 31, 1997, the date on which the initial funding of the Closed Block was determined by MONY Life. The projections do not reflect the actual experience of the Closed Block subsequent to December 31, 1997 and do not reflect any changes in MONY Life's dividend scale since December 31, 1997. All dividend changes are measured against the 1998 dividend scales assumed in the initial funding of the Closed Block.

As discussed in the Offering Circular to which this report is appended, MONY Holdings, LLC ("MONY Holdings"), the holding company of the MONY Life, may offer senior, secured debt securities ("Notes"). MONY Holdings expects that the earnings on and release of the Surplus and Related Assets within the Closed Block Business of MONY Life, to the extent MONY Life is able to dividend these funds to MONY Holdings, to be the primary source of funds for payment of principal and interest under the Notes. The Closed Block Business within MONY Life will consist of the Closed Block, including the Closed Block assets and Closed Block liabilities, Surplus and

Related Assets, corresponding adjustments, such as deferred policy acquisition costs and deferred taxes in accordance with GAAP, any funds in the Additional Reserve Account, and other assets and liabilities of MONY Life attributable to the Closed Block Business.

As discussed in the Offering Circular, all of the assets allocated to the Closed Block and the related cash flows from these assets, as well as all the cash flows from the insurance policies included in the Closed Block, inure solely to the benefit of the owners of the policies included in the Closed Block and will not be available for payments on the Notes.

We have prepared this report at the request of MONY Life, with an understanding that this report would be included in its entirety in the Offering Circular to be provided to potential investors of the Notes.

The analyses performed by Milliman and described in this report deal exclusively with the sensitivity of the Closed Block to various changes in experience. Milliman did not review the initial funding of the Closed Block and expresses no opinion on the adequacy of the initial Closed Block funding or the appropriateness of the assumptions used to fund the Closed Block. Milliman did not develop any analysis of the Surplus and Related Assets or other aspects of the Closed Block Business and did not analyze how the performance of the Closed Block would impact the timing or amount of payments of principal or interest under the Notes. Projections that illustrate that the Closed Block will have sufficient assets to pay Closed Block guaranteed benefits and policyholder dividends under certain scenarios and given projected dividend actions do not provide any assurance as to the timing or amount of payments available to the holders of the Notes. In addition, while the ten scenarios defined by MONY Life cover a wide range of possible future experience, these scenarios are not exhaustive and there is no guarantee that MONY Life will make the dividend changes assumed in the projections; therefore, there may be some scenarios of future experience under which the Closed Block may not have sufficient assets to pay all guaranteed benefits.

Section II of this report describes the information provided to Milliman by MONY Life and on which we relied.

Section III discusses the limitations on use of this report.

Section IV documents the initial funding of the Closed Block as determined by MONY Life and the projected statutory income statements and balance sheets for the Closed Block based on the initial funding of the Closed Block.

Section V describes the ten specified scenarios of future experience under which Milliman performed projections of the Closed Block and the results from those projections.

II.  Reliance

In all of this work, Milliman relied on information provided by MONY Life. This information included MONY Life's development of the initial funding of the Closed Block as of December 31, 1997. In all cases MONY Life provided the information required to perform our analysis. Milliman made no independent verification of the information, although Milliman reviewed it where practicable for general reasonableness and internal consistency. The analyses of the Closed Block discussed in this report depend on the accuracy in all material respects of this information provided by MONY Life.

The information provided included, but is not limited to, all data needed to reproduce MONY Life's initial Closed Block funding as of December 31, 1997, such as model cell structure, policy values and policy parameters for model plans, in force information as of December 31, 1997, dividend scales in effect for 1998, experience assumptions used to determine the initial funding of the Closed Block, the seriatim inventory of assets used to fund the Closed Block as of December 31, 1997, and projections of cash flows for bonds and mortgages included in the Closed Block as of December 31, 1997 (including projections of the December 31, 1997 assets under the specified scenarios).

In addition, the ten scenarios of future experience described in this report, along with the possible dividend actions that MONY Life might take given such experience, were defined by MONY Life. Although we believe that the ten scenarios cover a wide range of possible future experience, experience could emerge that is outside these scenarios.

III.  Limitations on Use

Milliman does not sponsor, endorse, offer or promote the Notes, nor does it make any representation or warranty, express or implied, regarding the advisability of investing in the Notes. Milliman is not responsible for and has not participated in the determination of the structure or pricing of the Notes. Furthermore, Milliman has no obligation or liability in connection with the administration or trading, if any, of the Notes. Milliman makes no representation or warranty, express or implied, as to the accuracy or completeness of the information set forth in the Offering Circular, other than as set forth in this report.

Any reader of this report must possess a certain level of expertise in areas relevant to this analysis to appreciate the significance of the assumptions and the impact of these assumptions on the illustrated results. The reader should be advised by professionals competent in the area of projections of the type in this report, so as to properly understand the projection results.

Aside from distribution in the Offering Circular for the Notes, (and in any subsequent registration statement filed with the Securities and Exchange Commission relating to the Notes) this report may not be distributed, disclosed, copied, or otherwise furnished to any party, other than advisors to MONY Life, without our prior written consent.

IV. Initial Funding of the Closed Block Including Projected Statutory Balance Sheet and Income Statement of the Closed Block

The summary of the initial funding of the Closed Block as provided by MONY Life, as of December 31, 1997, is shown below.

                         Initial Closed Block Funding
                               December 31, 1997
                             (amounts in millions)

--------------------------------------------------------------------------------
Statutory Assets                                             $  5,139.9
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Statutory Liabilities                                        $  6,853.4
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Statutory Surplus                                            $(1,713.5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

These amounts reflect adjustments to the initial funding of the Closed Block to reflect Closed Block business issued between December 31, 1997 and the effective date of the Plan of Reorganization. The initial amount of statutory assets for the Closed Block is less than the amount of statutory liabilities MONY Life carries on its balance sheet for the Closed Block policies. The differential relates to the fact that because the laws, regulations and accounting standards governing the calculation of these liabilities for statutory balance sheet purposes generally require that conservative assumptions and methods be used, the actual cost of fulfilling all obligations with respect to Closed Block policies, including future policyholder dividends, is expected to be less than the amount currently set as a statutory liability. Further, MONY Life's Plan of Reorganization provides that the Closed Block will not be charged for administrative expenses, commissions, and investment management expenses. Since these expenses and commissions will not be charged to MONY Life's Closed Block, the assets needed to cover these items are not required in the Closed Block. Funding the Closed Block on this basis is consistent with the funding of closed blocks established in connection with the demutualizations of other life insurers in the U.S.

Based on the model definition and assumptions provided by MONY Life, Milliman developed a set of projected statutory balance sheets and income statements for the Closed Block consistent with the initial funding projections. These Milliman projections were not materially different from the projections developed by MONY Life in the initial funding of the Closed Block. As such, the Milliman projections are a reasonable basis on which to perform the sensitivity analysis of MONY Life's Closed Block. As described in MONY Life's Closed Block Memorandum (Schedule 3 to MONY Life's Plan of Reorganization and Appendix B of the Offering Circular), the initial funding of the Closed Block assumed a continuation of the 1998 dividend scales as well as a continuation of the experience underlying the 1998 scale.

This projected statutory balance sheet of the Closed Block consistent with the funding of the Closed Block is referred to as the "Modeled Statutory Glidepath". Under the initial funding assumptions, the Modeled Statutory Glidepath shows how the assets and liabilities change over time and ultimately result in the Closed Block assets being exhausted with the final payment under the last policy in the Closed Block. The table below shows the Milliman projected statutory balance sheet for the Closed Block at various points in time.

----------------------------------------------------------------------------------------------------
        Milliman Projected Closed Block Statutory Assets and Statutory
               Liabilities Under the Modeled Statutory Glidepath
----------------------------------------------------------------------------------------------------
                                                                                Ratio of Projected
       Time From                                                                   Closed Block
      Closed Block         Projected             Projected                       Statutory Assets
        Funding          Closed Block           Closed Block                      to Statutory
          Date          Statutory Assets     Statutory Liabilities                 Liabilities
----------------------------------------------------------------------------------------------------
        Initial               $5.154 billion           $6.838 billion               75.37%
      (12/31/1997)
----------------------------------------------------------------------------------------------------
        5 years                   6.007                    7.443                    80.71%
----------------------------------------------------------------------------------------------------
        10 years                  6.367                    7.563                    84.19%
----------------------------------------------------------------------------------------------------
        15 years                  6.319                    7.316                    86.37%
----------------------------------------------------------------------------------------------------
        20 years                  5.901                    6.716                    87.86%
----------------------------------------------------------------------------------------------------
        30 years                  4.348                    4.836                    89.91%
----------------------------------------------------------------------------------------------------

No Interest Maintenance Reserve or Asset Valuation Reserve was projected within the Closed Block under the initial funding assumptions. The initial funding of the Closed Block reflected default assumptions assessed on fixed income assets. Also, the set of projected statutory balance sheets and income statements did not reflect any impact from the Codification of Statutory Accounting Principles.

According to MONY Life's Plan of Reorganization adopted when MONY Life demutualized, policyholder dividends on Closed Block policies shall be apportioned annually by the Board of Directors of MONY Life in accordance with applicable law. MONY Life manages aggregate policyholder dividends reflecting the underlying experience of the Closed Block so as to exhaust the Closed Block Assets when the last Closed Block policy terminates while avoiding an outcome in which relatively few last surviving holders of Closed Block policies receive policyholder dividends that are substantially disproportionate (either higher or lower) to those previously received by other holders of Closed Block policies. To comply with this objective, MONY Life uses the concept of a glidepath as a general guide in managing future policyholder dividends on Closed Block policies.

V. Projection of the Closed Block Under Specified Scenarios of Future Experience

Milliman was asked by MONY Life to develop projections of the Closed Block under ten specified scenarios as to future experience. These scenarios were defined by MONY Life. As described above, MONY Life developed the initial funding of the Closed Block assuming a continuation of the 1998 dividend scale and the experience underlying the 1998 scale. The establishment of the Closed Block does not mean that dividend scales will not change. Dividend scales will change over time as the experience differs from the experience that underlies funding of the Closed Block.

For the ten specified scenarios, Milliman developed projections of the Closed Block from the date of the initial funding of the Closed Block (December 31, 1997) and modeled changes in the dividend scale to reflect the changes in the assumed experience. The modeled changes in the dividend scale were based on direction from MONY Life as to how the dividend scales might be adjusted in the future if assumed experience emerged. Dividend scale changes were modeled to implement the following objectives of dividend scale management:

      1) reflect emerging changes in the statutory surplus of the Closed Block as it relates to the surplus position under the Modeled Statutory Glidepath;

      2) maintain stability of the dividend scale from one year to the next for Closed Block policies by not making changes in the dividend scale for modest deviations off of the Modeled Statutory Glidepath;

      3) manage aggregate policyholder dividends so as to exhaust the Closed Block Assets when the last Closed Block policy terminates while avoiding an outcome in which relatively few last surviving holders of Closed Block policies receive policyholder dividends that are substantially disproportionate (either higher or lower) to those previously received by other holders of Closed Block policies.

MONY Life's Closed Block was funded assuming a continuation of the 1998 dividend scale and experience underlying the 1998 scale. MONY Life made no changes to the Closed Block dividend scales for 1999, 2000 or 2001, but did reduce dividends on Closed Block policies by approximately 10% for the 2002 dividend scale. MONY Life's dividend actions for the Closed Block are consistent with the directions provided concerning how dividends would be managed to reflect emerging experience.

Unless specified otherwise, all the assumptions in the sensitivity scenarios are the same as in the initial funding of the Closed Block. The assumptions used in the initial funding of the Closed Block are described in MONY Life's Closed Block Memorandum (Appendix B to the Offering Circular). The sensitivity scenarios incorporate certain changes in the assumptions from those assumed in the funding of the Closed Block and corresponding changes in the dividend scale to offset changes in assumptions. All of the sensitivity scenarios for the Closed Block are run for thirty years starting with the establishment of the Closed Block as of December 31, 1997, a duration that was selected to run beyond the term of the Notes. The projections do not reflect the actual experience of the Closed Block subsequent to December 31, 1997 and do not reflect any changes in MONY Life's dividend scale since December 31, 1997.

The specified scenarios are as follows:

    Scenario A:                  Assumes an increase in mortality experience
                                 due to a one-time adverse mortality event.
                                 Mortality rates increased by 22.5% (base
                                 mortality rates multiplied by 1.225) in year
                                 five (calendar year 2002).

    Scenario B:                  Assumes mortality rates improve by 1% per year
                                 for the first  10 years and 0.5% per year for
                                 the following 10 years (on a compounded basis),
                                 with no further improvement thereafter.

    Scenario C:                  Assumes shock lapse through an additional 25%
                                 lapse rate in year four (base lapse rates plus
                                 25%).

    Scenario D:                  Assumes a 50% reduction in the lapse rates
                                 (base lapse rates multiplied by 0.50) in
                                 all years to reflect increased persistency.

    Scenario E:                  Assumes an increase in all treasury rates as
                                 of December 31, 1997 by 3% immediately, then
                                 level. The baseline yield curve was the
                                 December 31, 1997 yield curve as follows:

                                 Short-term          1 Year           5 Year             10 Year            30 Year
                                 ----------          ------           ------             -------            -------
                                    5.36%             5.50%            5.71%              5.75%              5.93%
                                 Reinvestment rates increase by 3% from the
                                 funding assumption.

    Scenario F:                  Assumes a decrease in all treasury rates as
                                 of December 31, 1997 by 3% immediately, then
                                 level. The baseline yield curve is the December
                                 31, 1997 curve shown above. Reinvestment rates
                                 decrease by 3% from the funding assumption.

    Scenario G:                  For both bonds and mortgages, assumes a percentage decrease in default rates in the first ten years. The percentage decrease was based on the ratio of the average loss rates for the period 1993-1997 to the average loss rates for the period 1970-1999 as derived from publicly available information as provided by the Company. Defaults after year 10 return to the funding assumptions. The ratios of the average loss rates for the period 1993-1997 to the average loss rates for the period 1970-1999 by NAIC rating are shown in the table below. For mortgages not classified by NAIC rating, the ratio was based on an implied NAIC rating. Reinvested assets are assumed to be a weighted average of bonds and mortgages, based on the distribution of initial Closed Block assets as of December 31, 1997.

                                 ---------------------------------------------------------------------
                                  Asset Category
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Bonds NAIC 1                                               0%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Bonds NAIC 2                                               0%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Bonds NAIC 3                                               28%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Bonds NAIC 4                                               55%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Urban Mortgages - 1998                                     41%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Urban Mortgages - 1999 & later                             34%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Farm Mortgages                                             13%
                                 ---------------------------------------------------------------------
                                 ---------------------------------------------------------------------
                                  Reinvested Assets                                          10%
                                 ---------------------------------------------------------------------

     Scenario H:                 For both bonds and mortgages, assumes a percentage increase in default rates in years 2-4 and 8-10, separately for each bond rating class.  The percentage increase for each year in the three year periods is based on the ratio of the loss rates for the years 1990, 1991 and 1992 to the average loss rates for the period 1970-1999 as derived from publicly available information as provided by the Company. Defaults in other years are based on the funding assumptions.

                                 The ratio of the loss rates for the years 1990, 1991 and 1992 to the average loss rates for the period 1970-1999 by NAIC rating are shown in the table below. For mortgages not classified by NAIC rating, the ratio was based on an implied NAIC rating. Reinvested assets are assumed to be a weighted average of bonds and mortgages, based on the distribution of initial
                                 Closed Block assets as of December 31, 1997.

                               ----------------------------------------------------------------------------------------
                                 Asset Category                          Year 2 & 8     Year 3 & 9      Year 4 & 10
                               ----------------------------------------------------------------------------------------
                                 Bonds NAIC 1                                    0%              0%            0%
                               ----------------------------------------------------------------------------------------
                                 Bonds NAIC 2                                    0%            204%            0%
                               ----------------------------------------------------------------------------------------
                                 Bonds NAIC 3                                  277%            439%           25%
                               ----------------------------------------------------------------------------------------
                                 Bonds NAIC 4                                  247%            225%          138%
                               ----------------------------------------------------------------------------------------
                                 Urban Mortgages -1998                         262%            332%           81%
                               ----------------------------------------------------------------------------------------
                                 Urban Mortgages -1999 & later                 270%            386%           53%
                               ----------------------------------------------------------------------------------------
                                 Farm Mortgages                                134%            317%           12%
                               ----------------------------------------------------------------------------------------
                                 Reinvested Assets                             105%            293%            9%
                               ----------------------------------------------------------------------------------------

     Scenario I:                 Assumes an increase in treasury rates at 3%
                                 immediately, then level (Scenario E), with a
                                 shock lapse through an additional 25% lapse
                                 rate in year 1 (base lapse rate plus 25%).

     Scenario J:                 Assumes a decrease in all treasury rates at 3% immediately, then level (Scenario
                                 F), with Scenario H defaults.

Under the Closed Block Tax Sharing Procedure (Appendix A of Schedule 3 to the Plan of Reorganization), the Closed Block will receive tax credit for any loss generated by the Closed Block in the year in which the Company actually utilizes such loss. For the sensitivity scenarios, we assume that the Company is able to utilize any such loss immediately in the year in which it is generated by the Closed Block.
Under the projections on the initial funding basis, which assume a continuation of the 1998 dividend scales and a continuation of the experience underlying the 1998 dividend scales, the discounted value at the after-tax reinvestment rate of future policyholder dividends over the thirty year projection period is $3.2 billion ($2.1 billion on an after-tax basis, after reflecting the deductibility of policyholder dividends). Because dividends are not guaranteed, those future policyholder dividends can be reduced if experience of the Closed Block policies deteriorates.
Under the ten specified scenarios, dividend scale changes were modeled to implement the objectives of dividend scale management defined by MONY Life, as described at the beginning of this Section V. While these dividend scale changes may have resulted in an increase in policyholder dividends in some years, a decrease in policyholder dividends in some years, and no change in policyholder dividends in some years, the table below presents the aggregate effect of all projected changes in policyholder dividends. This table shows for each scenario, the present value of policyholder dividends after the modeled dividend actions as a percentage of the present value of policyholder dividends assuming a continuation of the 1998 dividend scales. Present values are for the thirty-year projection period and are at the after-tax reinvestment rates for each scenario.

--------------------------------------------------------
Scenario           Present Value of Policyholder
                 Dividends After Modeled Dividend
                   Actions over Present Value of
                  Policyholder Dividends Assuming
                   Continuation of 1998 Dividend
                              Scales
--------------------------------------------------------
     A                            99%
--------------------------------------------------------
     B                           107
--------------------------------------------------------
     C                            83
--------------------------------------------------------
     D                           120
--------------------------------------------------------
     E                           167
--------------------------------------------------------
     F                            41
--------------------------------------------------------
     G                           102
--------------------------------------------------------
     H                            98
--------------------------------------------------------
     I                           123
--------------------------------------------------------
     J                            39
--------------------------------------------------------

For each of the scenarios listed above, the projections of the Closed Block indicate that the dividend scale can be managed to offset changes in experience over the thirty-year projection period. Under these scenarios and reflecting the possible dividend actions as defined by MONY Life, the Closed Block has sufficient assets to pay all guaranteed benefits and remain on a path consistent with the Modeled Statutory Glidepath at the end of the thirty-year projection period. While the ten scenarios defined by MONY Life cover a wide range of possible future experience, these scenarios are not exhaustive and there is no guarantee that MONY Life will make the dividend changes assumed in the projections; therefore, there may be some scenarios of future experience under which the Closed Block may not have sufficient assets to pay all guaranteed benefits.

     All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

               By Registered or Certified Mail, Hand or Courier:

                          Bank One Trust Company, N.A.
                              1111 Polaris Parkway
                               Suite N-1-OH1-0184
                              Columbus, Ohio 43240
                              Attention: Exchanges

                      Facsimile for Eligible Institutions:

                                  614-248-9987

                            To Confirm by Telephone:

                                  800-346-5153

     Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered by certified mail.

     No dealer, salesperson or other person is authorized to give any information to or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange old notes only for the exchange notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  $300,000,000

                               MONY Holdings, LLC

                         Series B Floating Rate Insured
                           Notes due January 21, 2017

                          Ambac Assurance Corporation
                                 -------------
                                   PROSPECTUS
                                 -------------


                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Prospectus Summary............................................................1
Summary of the Exchange Offer.................................................3
Summary of the Terms of the Exchange Notes....................................6
Risk Factors.................................................................17
Forward-Looking Statements...................................................30
Reports to Holders...........................................................30
The Exchange Offer...........................................................31
Use of Proceeds..............................................................43
Ratings......................................................................43
Capitalization...............................................................45
MONY Holdings................................................................46
MONY Holdings Selected Historical Financial Information
   (Generally Accepted Accounting Principles)................................50
MONY Life Selected Historical Statutory Financial Information................52
Unaudited Pro Forma Condensed Financial Information..........................56
Management's Discussion and Analysis of Financial Condition and
   Results of Operations of MONY Holdings (Generally Accepted
   Accounting Principles)....................................................64
Management's Discussion and Analysis of Financial Condition and
   Results of Operations of MONY Holdings (Statutory Accounting
   Practices)...............................................................102
Business....................................................................123
Management..................................................................180
Description of the Notes....................................................182
Bond Insurance..............................................................218
Summary of Certain Documents................................................221
Taxation....................................................................230
Certain Employee Retirement Income Security Act
   Considerations...........................................................233
Plan of Distribution........................................................234
Validity of the Notes.......................................................235
Independent Accountants.....................................................235
Experts.....................................................................235
Available Information.......................................................236
Index to Generally Accepted Accounting Principles and Statutory
   Financial Statements of MONY Life Insurance Company and Subsidiaries.....F-1
Index to Financial Statements of Ambac Assurance
   Corporation and its Subsidiaries........................................AF-1
PricewaterhouseCoopers LLP Statement of Actuarial Opinion............Appendix A
Closed Block Memorandum..............................................Appendix B
Milliman USA Report on the Sensitivity
   Analysis of the Closed Block......................................Appendix C


                                       BC

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      Indemnification of Directors and Officers.

         Section 18-108 of the Delaware Limited Liability Company Act states as follows:

"Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever."

         Our Limited Liability Company Agreement provides that we will indemnify any person who meets specified standards of conduct described below and who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was one of our officers. Our indemnification also extends to any person who is or was serving at our request as an officer, director, employee or agent of another entity. The indemnification covers expenses (including attorneys' fees), judgments, fines and amounts that the indemnified person paid in settlement and actually and reasonably incurred in connection with the action, suit or proceeding. Our members determine whether the conduct standards have been met.

         Generally, we will indemnify a person who acted in a manner he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal action or proceeding, the standard for indemnification is that the person must have had no reasonable cause to believe that his or her conduct was unlawful. Despite the foregoing, with respect to an action or suit brought by us or on our behalf, we will not indemnify a person if a judgment or final adjudication adverse to that person establishes that his or her acts or omissions:

         1) were in breach of the indemnification standards and restrictions in our Limited Liability Company Agreement,

         2)   were not in good faith or involved a knowing violation of law, or

         3)   resulted in that person receiving an improper personal benefit.

Notwithstanding the preceding sentence, we will indemnify a person who has been adjudged to be liable to us if and to the extent the appropriate court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for specified expenses. In addition, to the extent that any one of our officers has been successful on the merits or otherwise in defending against any action, suit or proceeding described above, we will indemnify that person against expenses (including attorneys' fees) actually and reasonably incurred.

         MONY Group, our sole member, has in force and effect a policy insuring the directors and officers of MONY Group and its subsidiaries (including our officers) against losses which they or any of them shall become legally obligated to pay for by reason of any actual or alleged misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.

Item 21.      Exhibits and Financial Statement Schedules.

         (a)  Exhibits


Exhibit No.                                            Description
----------                                             -----------

3.1            -    Certificate of Formation of MONY Holdings, LLC, dated February 27, 2002.*
3.2            -    Limited Liability Company Agreement of MONY Holdings, LLC, dated April 1, 2002.*
4.1            -    Indenture, dated as of April 30, 2002, among MONY Holdings, LLC, Ambac Assurance
                    Corporation, The MONY Group Inc. and Bank One Trust Company, N.A., as trustee.*
4.2            -    Exchange and Registration Rights Agreement, dated as of April 30, 2002, by and among MONY Holdings, LLC, MONY Life Insurance Company and the Purchasers named therein, relating to the Registrant's Series A Floating Rate Insured Notes due
                    January 17, 2017.*
4.3            -    Purchase Agreement, dated as of April 24, 2002, among MONY Holdings, LLC, MONY
                    Life Insurance Company and the Purchasers named therein.*
4.4            -    Form of the exchange notes being registered.*
4.5            -    Financial guaranty insurance policy of Ambac Assurance Corporation, dated April
                    30, 2002, insuring payment of scheduled principal and interest on the exchange notes.*
4.6            -    Insurance Agreement, dated as of April 30, 2002, among MONY Holdings, LLC, The
                    MONY Group Inc., MONY Life Insurance Company, Ambac Assurance Corporation and
                    Bank One Trust Company, N.A., as trustee.*
5.1            -    Opinion of Dewey Ballantine LLP regarding the validity of the exchange notes being registered.*
10.1           -    International Swap Dealers Association Master Agreement, dated April 30, 2002 between MONY Holdings and Ambac Financial Services.*
10.2           -    Schedule I to the International Swap Dealers Association Master Agreement, dated
                    April 30, 2002.*
10.3           -    Confirmation under the International Swap Dealers Association Master Agreement,
                    dated April 30, 2002.*
10.4           -    Swap Insurance Policy, number CPP01147BE, dated April 30, 2002, issued by Ambac
                    Assurance Corporation.*
10.5           -    Swap Insurance Policy, number SWLP0147BE, dated April 30, 2002, issued by Ambac
                    Assurance Corporation.*
10.6           -    Asset Transfer and Acquisition Agreement by and among The Mutual Life Insurance
                    Company of New York, AEGON USA, Inc. and AUSA Life Insurance Company, Inc.,
                    dated as of December 31, 1993.*

Exhibit No.                                            Description
----------                                             -----------

10.7           -    Ongoing Businesses Tax Agreement, dated as of April 30, 2002, between The MONY
                    Group, Inc. and MONY Holdings, LLC.*
10.8           -    Closed Block Business Tax Agreement, dated as of April 30, 2002, between The
                    MONY Group, Inc. and MONY Holdings, LLC.*
10.9           -    Investment Management Agreement, dated as of April 30, 2002, between MONY
                    Holdings, LLC and MONY Capital Management, Inc.*
10.10          -    Investment Policy for the Surplus and Related Assets Portfolio.*
10.11          -    Investment Policy for the Debt Service Coverage Account.*
12.1           -    Statement of Computation of Ratio of Earnings to Fixed Charges
21.1           -    Subsidiaries of MONY Holdings, LLC.*
23.1           -    Consent of PricewaterhouseCoopers LLP.
23.2           -    Consent of Dewey Ballantine LLP (included in its opinion filed as Exhibit 5.1 hereto).*
23.3           -    Consent of Jacqueline M. Keating, M.A.A.A.*
23.4           -    Consent of Harris N. Bak, M.A.A.A.*
23.5           -    Consent of Jesse M. Schwartz, F.S.A, M.A.A.A.*
23.6           -    Consent of KPMG LLP.
24.1           -    Powers of Attorney (included on the signature page of this Registration Statement).*
25.1           -    Statement on Form T-1 of Eligibility of Trustee.*
99.1           -    Form of Letter of Transmittal for the Series A Floating Rate Insured Notes due
                    January 21, 2017.*
99.2           -    Form of Notice of Guaranteed Delivery for the Series A Floating Rate Insured
                    Notes due January 21, 2017.*
99.3           -    Form of Letter to Brokers.*
99.4           -    Form of Letter to Clients.*
99.5           -    Form of Instructions to Registered Holders.*


---------------------------
*Filed Previously

Item 22.      Undertakings.

         1.  The undersigned registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)     to include any prospectus required
         by section 10(a)(3) of the Securities Act of 1933;

                                    (ii)    to reflect in the prospectus any
         facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii)   to include any material information
         with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of November, 2002.

             MONY HOLDINGS, LLC

             By: The MONY Group Inc., a Delaware corporation, as its sole Member

            By:        /s/ Bart Schwartz
                      -----------------------------
            Name:    Bart Schwartz
            Title:   Senior Vice President and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                                  Date
---------                                -----                                  ----

                        *                President (Principal Executive         November 8, 2002
-------------------------------          Officer)
Kenneth Levine
                        *                Chief Financial Officer (Principal     November 8, 2002
-------------------------------          Financial Officer and Principal
Richard Daddario                         Accounting Officer)


*By:  /s/ Bart Schwartz                                                         November 8, 2002
    ---------------------------
       Bart Schwartz

        as Attorney-In-Fact

                                INDEX TO EXHIBITS


Exhibit No.                                             Description
----------                                              -----------

3.1             -    Certificate of Formation of MONY Holdings, LLC, dated February 27, 2002.*
3.2             -    Limited Liability Company Agreement of MONY Holdings, LLC, dated April 1, 2002.*
4.1             -    Indenture, dated as of April 30, 2002, among MONY Holdings, LLC, Ambac Assurance
                     Corporation, The MONY Group Inc. and Bank One Trust Company, N.A., as trustee.*
4.2             -    Exchange and Registration Rights Agreement, dated as of April 30, 2002, by and among MONY Holdings, LLC, MONY Life Insurance Company and the Purchasers named therein, relating to the Registrant's Series A Floating Rate Insured Notes due
                     January 17, 2017.*
4.3             -    Purchase Agreement, dated as of April 24, 2002, among MONY Holdings, LLC, MONY
                     Life Insurance Company and the Purchasers named therein.*
4.4             -    Form of the exchange notes being registered.*
4.5             -    Financial guaranty insurance policy of Ambac Assurance Corporation, dated April
                     30, 2002, insuring payment of scheduled principal and interest on the exchange notes.*
4.6             -    Insurance Agreement, dated as of April 30, 2002, among MONY Holdings, LLC, The
                     MONY Group Inc., MONY Life Insurance Company, Ambac Assurance Corporation and
                     Bank One Trust Company, N.A., as trustee.*
5.1             -    Opinion of Dewey Ballantine LLP regarding the validity of the exchange notes being registered.*
10.1            -    International Swap Dealers Association Master Agreement, dated April 30, 2002 between MONY Holdings and Ambac Financial Services. *
10.2            -    Schedule I to the International Swap Dealers Association Master Agreement, dated
                     April 30, 2002.*
10.3            -    Confirmation under the International Swap Dealers Association Master Agreement,
                     dated April 30, 2002. *
10.4            -    Swap Insurance Policy, number CPP0147BE, dated April 30, 2002, issued by Ambac
                     Assurance Corporation.*
10.5            -    Swap Insurance Policy, number SWLP0147BE, dated April 30, 2002, issued by Ambac
                     Assurance Corporation.*
10.6            -    Asset Transfer and Acquisition Agreement by and among The Mutual Life Insurance
                     Company of New York, AEGON USA, Inc. and AUSA Life Insurance Company, Inc.,
                     dated as of December 31, 1993.*
10.7            -    Ongoing Businesses Tax Agreement, dated as of April 30, 2002, between The MONY
                     Group, Inc. and MONY Holdings, LLC.*
10.8            -    Closed Block Business Tax Agreement, dated as of April 30, 2002, between The
                     MONY Group, Inc. and MONY Holdings, LLC.*

Exhibit No.                                             Description
----------                                              -----------

10.9            -    Investment Management Agreement, dated as of April 30, 2002, between MONY
                     Holdings, LLC and MONY Capital Management, Inc.*
10.10           -    Investment Policy for the Surplus and Related Assets Portfolio.*
10.11           -    Investment Policy for the Debt Service Coverage Account.*
12.1            -    Statement of Computation of Ratio of Earnings to Fixed Charges
21.1            -    Subsidiaries of MONY Holdings, LLC.*
23.1            -    Consent of PricewaterhouseCoopers LLP.
23.2            -    Consent of Dewey Ballantine LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto).*
23.3            -    Consent of Jacqueline M. Keating, M.A.A.A.*
23.4            -    Consent of Harris N. Bak, M.A.A.A.*
23.5            -    Consent of Jesse M. Schwartz, F.S.A, M.A.A.A.*
23.6            -    Consent of KPMG LLP.
24.1            -    Powers of Attorney (included on the signature page of this Registration
                     Statement).*
25.1            -    Statement on Form T-1 of Eligibility of Trustee.*
99.1            -    Form of Letter of Transmittal for the Series A Floating Rate Insured Notes due
                     January 21, 2017.*
99.2            -    Form of Notice of Guaranteed Delivery for the Series A Floating Rate Insured
                     Notes due January 21, 2017.*
99.3            -    Form of Letter to Brokers.*
99.4            -    Form of Letter to Clients.*
99.5            -    Form of Instructions to Registered Holders.*


---------------------------
*Filed Previously